UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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Vapotherm, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION – JULY 30, 2024

100 Domain Drive

Exeter, New Hampshire 03833

FROM OUR BOARD CHAIR, SPECIAL COMMITTEE CHAIR AND CEO

, 2024

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of the stockholders of Vapotherm, Inc., a Delaware corporation (“Vapotherm,” the “Company,” “we” or “our”), to be held on         , 2024, at           , Eastern Time, at our principal executive offices located at 100 Domain Drive, Exeter, NH 03833. Details regarding the business to be conducted at the Special Meeting are described in the accompanying Notice of Special Meeting of Stockholders and proxy statement.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2024 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Veronica Holdings, LLC (“Topco”), Veronica Intermediate Holdings, LLC, a wholly owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Vapotherm, pursuant to which Merger Sub will merge with and into Vapotherm (the “Merger”), and as a result of which the separate corporate existence of Merger Sub will cease, and Vapotherm will continue as the surviving corporation of the Merger and as a direct, wholly owned subsidiary of Parent (such proposal, the “Merger Agreement Proposal”).

Topco, Parent and Merger Sub are newly formed entities owned by funds managed by affiliates of Perceptive Advisors, LLC, a leading health care investment firm (“Perceptive”). Concurrently with the entry into the Merger Agreement, Vapotherm’s existing lenders, investment affiliates managed by SLR Capital Partners, LLC (collectively “SLR”), have agreed to contribute approximately $81.0 million of term debt (including certain accrued but unpaid interest and fees) and warrants issued to certain SLR entities to purchase Vapotherm common stock to Topco in exchange for preferred equity and common equity of Topco, and Perceptive has agreed to invest $50.0 million of new preferred equity capital into Topco, a portion of which will be used to fund the Merger and make certain closing-related payments. After completion of the Merger, SLR will retain $40.0 million of Vapotherm term debt.

If the Merger is completed, each share (“Share”) of Vapotherm common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than the Excluded Shares (as described below), will be converted by virtue of the Merger into the right to receive $2.18 in cash, without interest (the “Per Share Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. The “Excluded Shares” are (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time, which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (ii) each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares (as defined below) contributed to Topco), which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (iii) each Share held by a holder (or “beneficial owner” (as defined in Section 262(a) of the General Corporation Law of the State of Delaware (the “DGCL”)) who is entitled to demand and properly exercises and perfects its demand for appraisal of such Share in accordance with Section 262 of the DGCL); and (iv) each Rollover Share, which will be contributed to Topco as described below in exchange for common units in Topco (“Topco Common Units”) and then contributed by Topco to Parent immediately prior to the Effective Time, and with no payment or distribution to be made with respect thereto by virtue of the Merger.

In connection with and concurrently with the execution of the Merger Agreement, Vapotherm entered into Rollover Agreements (the “Stockholder Rollover Agreements”) with Topco and certain Vapotherm stockholders (the “Rollover Stockholders”), pursuant to which such Rollover Stockholders agreed, among other things, and subject to the terms and conditions thereof, to contribute, transfer and assign to Topco, on the closing date of the Merger but immediately prior to the Effective Time, all or a portion of their Shares held directly by them as specified in the Stockholder Rollover Agreements (the “Rollover Shares”), in exchange for Topco Common Units at a price per Topco Common Unit equal to $2.18. In addition, the Merger Agreement provides for a process pursuant to which additional Vapotherm stockholders may enter into additional Stockholder Rollover Agreements with Topco (the “Additional Rollover Agreements”) (as further described under “The Merger Agreement—Additional Rollover Agreements” in the accompanying proxy statement).

The proposed transaction constitutes a “going private transaction” under U.S. Securities and Exchange Commission (“SEC”) rules. Upon completion of the transaction, our common stock will no longer trade on the OTCQX tier of the OTC Markets or any other over-the-counter market. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC with respect to our common stock.

The Board of Directors of Vapotherm (the “Board”) referred consideration of any potential transaction involving the Company to a Special Review Committee (the “Special Committee”) of the Board, including the authority to, among other things, review, evaluate, negotiate, approve or not approve and recommend or not recommend to the Board and our stockholders any proposal made by Parent. The Special Committee unanimously (i) determined that the Merger and certain other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company, (ii) recommended that the Board (A) approve and declare advisable that the Company enter into the Merger Agreement and certain other transaction documents and agreements to which the Company is or will be a party and perform its covenants and other obligations therein, and consummate the transactions contemplated by the Merger Agreement and such other transaction documents, including the Merger, upon the terms and subject to the conditions set forth therein and (B) direct that the adoption of the Merger Agreement be submitted to a vote of our stockholders at a meeting of our stockholders, and (iii) subject to the terms and conditions of the Merger Agreement, recommended that our stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. In addition, the Special Committee believes that the Merger is fair to Vapotherm’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board (acting on the recommendation of the Special Committee, whose analyses and determinations the Board adopted as its own in its evaluation of the fairness of the Merger) unanimously (i) determined that the Merger and certain other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and our stockholders (other than Parent and its affiliates and the Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement)), (ii) approved and declared advisable that the Company enter into the Merger Agreement and certain other transaction documents and agreements to which the Company is or will be a party and perform its covenants and other obligations therein, and consummate the transactions contemplated by the Merger Agreement and such other transaction documents, including the Merger, upon the terms and subject to the conditions set forth therein, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders at a meeting of our stockholders and (iv) subject to the terms and conditions of the Merger Agreement, recommended that our stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. In addition, the Board believes that the Merger is fair to Vapotherm’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Special Committee consulted with its own independent financial advisor and, in making its recommendation to the Board, considered a number of factors. In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and, in making its determination, including its recommendation to our stockholders, the Board considered a number of factors, including the recommendation of the Special Committee. Such factors considered by the Special Committee and the Board are described more fully in the accompanying proxy statement. The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

Your vote is very important, regardless of the number of Shares you own. In accordance with the DGCL, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of our Shares outstanding as of the close of business on the record date for the Special Meeting. Each record holder of a Share is entitled to one vote for each Share owned of record on the record date. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against such proposal.

You will also be asked to consider and vote at the Special Meeting on (i) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement, and (ii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting. The Board unanimously recommends that you vote “FOR” each of these proposals.

In considering the recommendation of the Board, you should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as further described in the accompanying proxy statement.

As previously mentioned, in connection with and concurrently with the execution of the Merger Agreement, the Rollover Stockholders, which include certain directors and executive officers, entered into Stockholder Rollover Agreements pursuant to which they agreed, upon the terms and subject to the conditions thereof, among other things, to contribute, transfer and assign to Topco, on the closing date of the Merger but immediately prior to the Effective Time, all of their Rollover Shares in exchange for Topco Common Units at a price per Topco Common Unit equal to $2.18 and to vote all of their Rollover Shares beneficially owned by them in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger. The Rollover Stockholders collectively hold Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares.

Concurrently with the execution and delivery of the Merger Agreement, the following unaffiliated stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements with Parent pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all of the Shares beneficially owned by such stockholder in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust.

The closing of the Merger is subject to the satisfaction or waiver (if such waiver is permissible under the Merger Agreement or under applicable law) of certain conditions set forth in the Merger Agreement.

The accompanying proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement. In particular, you should read the “Risk Factors” section beginning on page 30 of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024 (as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2024), a copy of which is attached as Annex H to the proxy statement, and other risk factors detailed from time to time in Vapotherm’s reports filed with the SEC for risks relating to our business and for a discussion of the risks you should consider in evaluating the proposed transactions and how they may affect you. You may also obtain additional information about Vapotherm from other documents that we have filed with the SEC.

If you have any questions or need assistance voting your Shares, please contact our proxy solicitor:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll-Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

E-mail: VAPO@info.morrowsodali.com

On behalf of the Board, we thank you for your support and appreciate your consideration of this matter.

Sincerely,

James Liken Chairman of the Board	Donald Spence Chair of the Special Committee	Joseph Army President and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated      , 2024 and, together with the enclosed form of proxy card, is first being mailed or otherwise sent to stockholders on or about        , 2024.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION – JULY 30, 2024

100 Domain Drive

Exeter, New Hampshire 03833

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                              , 2024

Notice is hereby given that a Special Meeting of Stockholders (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of Vapotherm, Inc., a Delaware corporation (“Vapotherm,” the “Company,” “we” or “our”), will be held on                     , 2024, at         , Eastern Time, at our principal executive offices located at 100 Domain Drive, Exeter, NH 03833, for the following purposes:

1.         To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2024 (the “Merger Agreement”), by and among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Vapotherm, pursuant to which and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Vapotherm, with Vapotherm continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger” and such proposal, the “Merger Agreement Proposal”);

2.         To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Vapotherm’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.         To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

The accompanying proxy statement describes each of these items of business in detail.

The Board of Directors has fixed the close of business on        , 2024 as the record date for determining the holders of Vapotherm common stock, par value $0.001 per share (“Common Stock”), entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on the record date are entitled to such notice and to vote, in person or by proxy, at the Special Meeting. A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the 10 days prior to the Special Meeting at our principal executive offices, located at 100 Domain Drive, Exeter, NH 03833.

If the Merger is completed, each share (“Share”) of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than the Excluded Shares (as described below), will be converted by virtue of the Merger into the right to receive $2.18 in cash, without interest (the “Per Share Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. The “Excluded Shares” are (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time, which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (ii) each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares (as defined below) contributed to Topco), which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (iii) each Share held by a holder (or “beneficial owner” (as defined in Section 262(a) of the General Corporation Law of the State of Delaware (the “DGCL”)) who is entitled to demand and properly exercises and perfects its demand for appraisal of such Share in accordance with Section 262 of the DGCL); and (iv) each Rollover Share (as defined below), which will be contributed to Topco as described below in exchange for common units in Topco (“Topco Common Units”) and then contributed by Topco to Parent immediately prior to the Effective Time, and with no payment or distribution to be made with respect thereto by virtue of the Merger.

In connection with and concurrently with the execution of the Merger Agreement, Vapotherm entered into Rollover Agreements (the “Stockholder Rollover Agreements”) with Topco and certain Vapotherm stockholders (the “Rollover Stockholders”), pursuant to which such Rollover Stockholders agreed, among other things, and subject to the terms and conditions thereof, to contribute, transfer and assign to Topco, on the closing date of the Merger but immediately prior to the Effective Time, all or a portion of their Shares held directly by them as specified in the Stockholder Rollover Agreements (the “Rollover Shares”), in exchange for Topco Common Units at a price per Topco Common Unit equal to $2.18, pursuant to and subject to the terms and conditions of the Stockholder Rollover Agreements. In addition, the Merger Agreement provides for a process pursuant to which additional Vapotherm stockholders may enter into additional Stockholder Rollover Agreements with Topco (the “Additional Rollover Agreements”) (as further described under “The Merger Agreement—Additional Rollover Agreements” in the accompanying proxy statement).

The proposed transaction constitutes a “going private transaction” under U.S. Securities and Exchange Commission rules.

The Board of Directors has determined that the Merger and certain other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates and the Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement)).

The Board of Directors unanimously recommends that our stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

As required by Section 262 of the DGCL, Vapotherm is notifying all stockholders entitled to vote on the Merger Proposal that you are or may be entitled to assert appraisal rights in connection with the proposed Merger. The procedures you are required to follow to exercise your appraisal rights are summarized in the accompanying proxy statement under “Special Factors—Appraisal Rights” beginning on page 76, and a copy of Section 262 of the DGCL is included as Annex G to the accompanying proxy statement.

Your vote is very important, regardless of the number of Shares you own. In accordance with the DGCL, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of our Shares outstanding as of the close of business on the record date for the Special Meeting. Each record holder of a Share is entitled to one vote for each Share owned of record on the record date. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against such proposal.

Your vote is very important. To ensure your representation at the Special Meeting, you are urged to vote your Shares via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your Shares are held by a bank, broker, or other nominee, please follow the instructions from your bank, broker, or other nominee to have your Shares voted.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Lightman
Senior Vice President, General Counsel and Secretary

, 2024

Exeter, New Hampshire

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION – JULY 30, 2024

100 Domain Drive

Exeter, New Hampshire 03833

PROXY STATEMENT

This proxy statement contains information relating to a Special Meeting of Stockholders of Vapotherm, Inc., a Delaware corporation (“Vapotherm,” the “Company,” “we” or “our”), which will be held at 100 Domain Drive, Exeter, New Hampshire 03833 on          , 2024 at           , Eastern Time, and any adjournments or postponements thereof (the “Special Meeting”), and is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors (the “Board”) for use at the Special Meeting.

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON              , 2024

This proxy statement is available on the investor relations section of our website at www.vapotherm.com. This proxy statement is dated            , 2024, and is first being mailed or otherwise sent to our stockholders of record entitled to vote at the Special Meeting on or about                      , 2024.

At the Special Meeting, you will be asked to consider and vote on:

1.         a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2024 (the “Merger Agreement”), by and among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Vapotherm, pursuant to which and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Vapotherm, with Vapotherm continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Merger” and such proposal, the “Merger Agreement Proposal”);

2.         a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Vapotherm’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.         any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

If the Merger is completed, each share (“Share”) of Vapotherm common stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than the Excluded Shares (as described below), will be converted by virtue of the Merger into the right to receive $2.18 in cash, without interest (the “Per Share Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. The “Excluded Shares” are (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time, which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (ii) each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares (as defined below) contributed to Topco), which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (iii) each Share held by a holder (or “beneficial owner” (as defined in Section 262(a) of the General Corporation Law of the State of Delaware (the “DGCL”)) who is entitled to demand and properly exercises and perfects its demand for appraisal of such Share in accordance with Section 262 of the DGCL; and (iv) each Rollover Share (as defined below), which will be contributed to Topco as described below in exchange for common units in Topco (“Topco Common Units”) and then contributed by Topco to Parent immediately prior to the Effective Time, and with no payment or distribution to be made with respect thereto by virtue of the Merger.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      i

In connection with and concurrently with the execution of the Merger Agreement, Vapotherm entered into Rollover Agreements (the “Stockholder Rollover Agreements”) with Topco and certain Vapotherm stockholders (the “Rollover Stockholders”), pursuant to which such Rollover Stockholders agreed, among other things, and subject to the terms and conditions thereof, to contribute, transfer and assign to Topco, on the closing date of the Merger but immediately prior to the Effective Time, all or portion of their Shares held directly by them as specified in the Stockholder Rollover Agreements (the “Rollover Shares”), in exchange for Topco Common Units at a price per Topco Common Unit equal to $2.18. In addition, the Merger Agreement provides for a process pursuant to which additional Vapotherm stockholders may enter into additional Stockholder Rollover Agreements with Topco (the “Additional Rollover Agreements”) (as further described under “The Merger Agreement—Additional Rollover Agreements”).

The proposed transaction constitutes a “going private transaction” under U.S. Securities and Exchange Commission (“SEC”) rules.

The Board of Directors has determined that the Merger and certain other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and our stockholders (other than Parent and its affiliates and the Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement)) and unanimously recommends that our stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Special Meeting, we encourage you to submit your proxy as promptly as possible through the Internet, by telephone, or by signing and dating the enclosed proxy card and returning it in the post-paid envelope provided. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting by following the instructions provided under “The Special Meeting—Revocability of Proxies.”

Your vote is very important, regardless of the number of Shares you own. In accordance with the DGCL, the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of our Shares outstanding as of the close of business on the record date for the Special Meeting. Each record holder of a Share is entitled to one vote for each Share owned of record on the record date. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against such proposal.

If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you are a stockholder of record, voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your Shares through a bank, broker or other nominee, you must obtain a “legal proxy” to vote at the Special Meeting.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      ii

You should carefully read and consider this entire proxy statement and its annexes, including the Merger Agreement, as they contain important information about the Merger and how it affects you.

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll-Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

E-mail: VAPO@info.morrowsodali.com

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      iii

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      iv

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      v

TABLE OF CONTENTS

Page
PROPOSAL NO. 2: ADVISORY APPROVAL OF MERGER-RELATED EXECUTIVE COMPENSATION	126
Proposed Advisory Approval of Merger-Related Executive Compensation	126
Reasons to Vote in Favor of the Compensation Proposal	126
Proposed Resolution	126
Vote Required	126
Board Recommendation	126
PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING	127
Proposed Adjournment of the Special Meeting, if Necessary or Appropriate	127
Effect of Approval of Adjournment Proposal	127
Vote Required	127
Board Recommendation	127
PARTIES TO THE MERGER	128
Vapotherm, Inc.	128
Topco	128
Parent	128
Merger Sub Inc.	128
OTHER IMPORTANT INFORMATION REGARDING VAPOTHERM	129
Company Background	129
Directors and Executive Officers of Vapotherm	129
Market Price of the Common Stock	132
Shares Outstanding; Number of Holders of Record	133
Dividend Information	133
Selected Historical Financial Data of Vapotherm	133
Pro Forma Data	134
Book Value Per Share	135
Transactions in Common Stock	135
Prior Public Offerings	135
Transactions among Vapotherm and its Directors and Executive Officers	135
Certain Transactions among Vapotherm and the SLR Entities	136
STOCK OWNERSHIP OF VAPOTHERM	140
Significant Beneficial Owners	140
Security Ownership by Management	142
IMPORTANT INFORMATION REGARDING THE SLR FILING PERSONS	144
SLR Investment Corp.	145
SCP Private Credit Income Fund SPV, LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund SPV LLC, SCP Cayman Debt Master Fund SPV LLC, SLR CP SF Debt Fund SPV, LLC, SLR HC Fund SPV, LLC and SLR HC BDC SPV, LLC	146
SCP Private Credit Income Fund LP, SCP Private Credit Income BDC LLC, SCP Private Corporate Lending Fund L.P., SCP Cayman Debt Master Fund L.P., SCP SF Debt Fund L.P., SLR HC Onshore Fund L.P., SLR HC BDC LLC	147
SLR Capital Partners, LLC, Michael S. Gross and Bruce Spohler	147
FUTURE STOCKHOLDER PROPOSALS	148
2024 Annual Meeting of Stockholders	148
Proposals Pursuant to Rule 14a-8	148
Nominations and Proposals Pursuant to Vapotherm’s Bylaws	148
WHERE YOU CAN FIND MORE INFORMATION	149
MISCELLANEOUS	150

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      vi

TABLE OF CONTENTS

ANNEXES

References to and information provided on Vapotherm’s website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

™ and ® denote trademarks and registered trademarks of Vapotherm, Inc. or its affiliates, registered as indicated in the United States. All other trademarks and trade names referred to in this release are the property of their respective owners.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      vii

CERTAIN DEFINITIONS

In this proxy statement, except as otherwise specifically noted, the following terms have the following meanings:

●	“Vapotherm,” the “Company,” “we,” “us,” or “our” means Vapotherm, Inc.;
●

“Additional Rollover Agreement” means an additional Stockholder Rollover Agreement that may be entered into pursuant to the Merger Agreement, as further described under “The Merger Agreement—Additional Rollover Agreements”;

●	“Board” means the Board of Directors of Vapotherm;
●	“Closing” means the consummation of the Merger;
●	“Common Stock” means the common stock, par value $0.001 per share, of Vapotherm;
●	“DGCL” means the General Corporation Law of the State of Delaware;
●	“Effective Time” means the time at which the Merger will become effective;
●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;
●	“Merger” means, upon the terms and subject to the conditions of the Merger Agreement, the merger of Merger Sub with and into Vapotherm, with Vapotherm continuing as the Surviving Corporation;
●	“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 17, 2024, by and among Topco, Parent, Merger Sub and Vapotherm;
●	“Merger Sub” means Veronica Merger Sub, Inc.;
●	“Parent” means Veronica Intermediate Holdings, LLC;
●	“Perceptive” means Perceptive Advisors, LLC;
●	“Per Share Merger Consideration” means an amount in cash equal to $2.18, without interest;
●	“Record Date” means, 2024;
●	“Rollover Shares” means the Shares owned by the Rollover Stockholders contributed to Topco pursuant to the Stockholder Rollover Agreements;
●	“Rollover Stockholders” means Vapotherm’s stockholders who entered into Stockholder Rollover Agreements;
●	“SEC” means the U.S. Securities and Exchange Commission;
●	“Securities Act” means the Securities Act of 1933, as amended;
●	“Share” means a share of Common Stock;
●	“SLR” means investment affiliates managed by SLR Capital Partners, LLC that are existing lenders of Vapotherm or hold the SLR Warrants;
●

“SLR Entities” means, collectively, SLR Investment Corp., SCP Private Credit Income Fund SPV, LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund SPV LLC, SCP Cayman Debt Master Fund SPV LLC, SLR CP SF Debt Fund SPV, LLC, SLR HC Fund SPV, LLC and SLR HC BDC SPV, LLC, SCP Private Credit Income Fund LP, SCP Private Credit Income BDC LLC, SCP Private Corporate Lending Fund L.P., SCP Cayman Debt Master Fund L.P., SCP SF Debt Fund L.P., SLR HC Onshore Fund L.P., SLR HC BDC LLC and SLR Capital Partners, LLC, as further described under “Important Information Regarding the SLR Filing Persons”;

●	“SLR Filing Persons” means, collectively, the SLR Entities, Michael S. Gross and Bruce Spohler;
●	“Special Committee” means the Special Review Committee of the Board, comprised solely of Donald Spence, James Liken, Mary Beth Moynihan and Elizabeth Weatherman;
●

“SLR Loan Agreement” means the Loan and Security Agreement, dated as of February 18, 2022, among SLR Investment Corp., as collateral agent, and the lenders thereto, Vapotherm, as borrower, and certain subsidiaries of Vapotherm, as guarantors, as amended from time to time;

●	“SLR Warrants” means the 2022 SLR Warrants and the SLR PIK Warrants, in each case, as such warrants were amended from time to time, including pursuant to the SLR Warrant Amendment Agreement;
●

“SLR Warrant Amendment Agreement” means the Omnibus Warrant Amendment Agreement, dated as of June 17, 2024, by and among Vapotherm and each of the persons identified as a holder on the signature pages thereto;

●	“2022 SLR Warrants” means the warrants to purchase Shares issued by the Company to SLR in February 2022 in connection with the SLR Loan Agreement, as amended from time to time;

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●	“SLR PIK Warrants” means the warrants to purchase Shares issued or to be issued by the Company to SLR as payment-in-kind interest under the SLR Loan Agreement, as amended from time to time;
●

“Special Meeting” means the Special Meeting of Stockholders of Vapotherm to be held at 100 Domain Drive, Exeter, New Hampshire 03833 on , 2024 at , Eastern Time, and any adjournments or postponements thereof;

●

“Stockholder Rollover Agreements” means the agreements between each Rollover Stockholder, Topco and the Company pursuant to which, among other things, the Rollover Shares will be exchanged for Topco Common Units;

●	“Surviving Corporation” means the company surviving after the Merger;
●	“Topco” means Veronica Holdings, LLC;
●	“Topco Common Units” means common units of Topco;
●	“Topco Series A Preferred Units” means Series A Preferred Units of Topco;
●	“unaffiliated security holders” means the holders of Shares who are not affiliates of Vapotherm and as defined by Rule 13e-3(a)(4) of the Exchange Act;
●	“Vapotherm’s stockholders,” “stockholders,” “our stockholders” or “you” means the holders of Shares; and
●	“Voting and Support Agreements” means the Voting and Support Agreements dated as of June 17, 2024 between Parent and certain unaffiliated stockholders of Vapotherm.

Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      ix

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information contained in this proxy statement related to the Merger, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Because the Merger is a “going private transaction,” Vapotherm and the SLR Filing Persons (as defined below) have filed with the SEC a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger. The SLR Entities consist of SLR Investment Corp., SCP Private Credit Income Fund SPV, LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund SPV LLC, SCP Cayman Debt Master Fund SPV LLC, SLR CP SF Debt Fund SPV, LLC, SLR HC Fund SPV, LLC and SLR HC BDC SPV, LLC, SCP Private Credit Income Fund LP, SCP Private Credit Income BDC LLC, SCP Private Corporate Lending Fund L.P., SCP Cayman Debt Master Fund L.P., SCP SF Debt Fund L.P., SLR HC Onshore Fund L.P., SLR HC BDC LLC, SLR Capital Partners, LLC, Michael S. Gross and Bruce Spohler, as further described under “Important Information Regarding the SLR Filing Persons.” You may obtain any additional information about the Schedule 13E-3 under “Where You Can Find More Information.”

Parties to the Merger (page 128)

Vapotherm, Inc.

Vapotherm was originally incorporated in Maryland in 1999 and reincorporated in Delaware in 2013. Vapotherm is a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease, congestive heart failure, pneumonia, asthma and COVID-19 or other systemic conditions. Vapotherm’s principal business address is 100 Domain Drive, Exeter, New Hampshire 03833, and its telephone number is (603) 658-0011.

Vapotherm’s Common Stock trades on the OTCQX tier of the OTC Markets (the “OTCQX”) under the symbol “VAPO.” Its corporate web address is https://www.vapotherm.com.

See “Other Important Information Regarding Vapotherm.—Company Background” and “Parties to the Merger—Vapotherm, Inc.” for additional information.

Additional information about Vapotherm is contained in its public filings made with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024 (as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2024), which Form 10-K and Form 10-K/A are attached as Annex H to this proxy statement, and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which is attached as Annex I to this proxy statement.

Veronica Holdings, LLC

Topco is a Delaware limited liability company and was formed on June 13, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Topco is owned by Perceptive Discovery ID LP, a fund managed by an affiliate of Perceptive Advisors, LLC (“Perceptive”). Topco has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the related Equity Financing (as defined elsewhere in this proxy statement). Topco has elected to be treated as a corporation for U.S. federal income tax purposes. The principal executive offices of Topco are located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

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Veronica Intermediate Holdings, LLC

Parent is a Delaware limited liability company and a wholly owned subsidiary of Topco and was formed on June 13, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the related Equity Financing (as defined elsewhere in this proxy statement). Parent has elected to be treated as a corporation for U.S. federal income tax purposes. The principal executive offices of Parent are located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

Veronica Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent and was formed on June 13, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

For more information, see “Parties to the Merger.”

The Merger (page 85)

Certain Effects of the Merger

On the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Merger Sub will merge with and into Vapotherm, with Vapotherm continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent.

The Effective Time at which the Merger will become effective will occur upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger and agreed to by Merger Sub and Vapotherm).

As a result of the Merger, each Share issued and outstanding immediately prior to the Effective Time of the Merger, other than the Excluded Shares, will be converted by virtue of the Merger into the right to receive the Per Share Merger Consideration of $2.18 in cash, without interest. If the Merger is completed, and you are not a Rollover Stockholder (or a Company stockholder that may execute an Additional Rollover Agreement), you will not own any shares of the capital stock of the Surviving Corporation or otherwise share in the future earnings or potential of Vapotherm after the Merger.

Since Parent is a wholly owned subsidiary of Topco, after the Merger, Vapotherm will be an indirect, wholly owned subsidiary of Topco and indirectly beneficially owned by the equity investors in Topco. The equity investors in Topco will consist primarily of the SLR Entities, Perceptive and the Rollover Stockholders.

As a result of the Merger, our Common Stock will no longer trade on the OTCQX. In addition, our Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC with respect to our Common Stock.

For more information regarding certain effects of the Merger, see “Special Factors—Certain Effects of the Merger.”

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Treatment of Vapotherm Equity Awards

If the Merger is consummated, then:

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each option to purchase Shares (“Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such Stock Option immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share subject to such Stock Option. No holder of a Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration will be entitled to any payment with respect to such cancelled Stock Option.

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each restricted stock unit award covering Shares (a “RSU Award”) that is outstanding, whether or not vested, immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such RSU Award immediately prior to the Effective Time (including any portion of the RSU Award that becomes vested as a result of the transaction) multiplied by (ii) the Per Share Merger Consideration.

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each performance stock unit award covering Shares (a “PSU Award”) that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such PSU Award immediately prior to the Effective Time (including any portion of the PSU Award that becomes vested as a result of the transaction) (assuming target performance is achieved, or such higher level as required by the terms of such PSU Award), multiplied by (ii) the Per Share Merger Consideration.

Certain holders of Stock Options, RSU Awards and PSU Awards may agree with Parent and Topco to use the cash consideration that otherwise would be received in respect of such awards in the Merger (or the Shares that would otherwise be delivered) in respect of such awards to subscribe for equity in Topco in the form of Topco Common Units.

For more information, please see “Merger Agreement—Principal Terms of the Merger—Treatment of Vapotherm Equity Awards.”

Effect on Vapotherm if the Merger is Not Completed

If the Merger Agreement Proposal is not approved by our stockholders, or if the Merger is not completed for any other reason:

●	our stockholders will not be entitled to, nor will they receive, any payment for their respective Shares pursuant to the Merger Agreement;

●	the Rollover Stockholders will not receive any equity in Topco in exchange for their Rollover Shares;

●

our substantial indebtedness will remain outstanding since none of it will be contributed (along with the SLR Warrants) by our lenders to Topco in exchange for preferred equity and common equity in Topco;

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●

(A) we will remain an independent public company, (B) our Common Stock will continue to trade on the OTCQX (so long as we continue to meet applicable requirements) or another over-the-counter market, (C) our Common Stock will continue to be registered under the Exchange Act, and (D) we will continue to be required to file periodic reports with the SEC;

●

we anticipate that the Board will continue to work with our lenders to restructure our substantial indebtedness and seek additional financing (although irrespective of these efforts, it is possible we will be unable to restructure our debt and/or obtain additional financing, which would likely require us to curtail our operations significantly or cease operations and may result in a bankruptcy proceeding where given our substantial indebtedness, our stockholders likely would receive nothing, and if we were to effect an alternative debt restructuring or additional financing transaction, it likely would contain terms that are not favorable to us or our stockholders and would result in significant additional dilution);

●

our stockholders will continue to be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to our significant indebtedness and financial condition, including our ability to continue as a going concern, and risks and uncertainties regarding our business, prospects and results of operations, as such may be affected by, among other things, the industry in which we operate and economic conditions;

●	we anticipate that management will continue to operate the business in a manner similar to that in which it is being operated today, subject to our ability to continue as a going concern;

●

the price of our Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our Common Stock will return to the price at which it trades as of the date of this proxy statement;

●

The Board will continue to evaluate and review Vapotherm’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board will be offered or that our business, prospects and results of operations will be adversely impacted); and

●

under certain specified circumstances, Vapotherm may be required to pay Parent a termination fee in the amount of $1.0 million (the “Termination Fee”). For more information, please see the information under the heading “The Merger Agreement—Effect of Termination; Termination Fees.”

For more information regarding the effect on Vapotherm if the Merger is not completed, see “Special Factors—Certain Effects on Vapotherm if the Merger is Not Completed.”

Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (page 34)

After careful consideration, a Special Review Committee of the Board (the “Special Committee”) unanimously (i) determined that the Merger and certain other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company, (ii) recommended that the Board (A) approve and declare advisable that the Company enter into the Merger Agreement and certain other transaction documents and agreements to which the Company is or will be a party and perform its covenants and other obligations therein, and consummate the transactions contemplated by the Merger Agreement and such other transaction documents, including the Merger, upon the terms and subject to the conditions set forth therein and (B) direct that the adoption of the Merger Agreement be submitted to a vote of our stockholders at a meeting of our stockholders, and (iii) subject to the terms and conditions of the Merger Agreement, recommended that our stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. In addition, the Special Committee believes that the Merger is fair to Vapotherm’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

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The Board (acting on the recommendation of the Special Committee, whose analyses and determinations the Board adopted as its own in its evaluation of the fairness of the Merger) unanimously (i) determined that the Merger and certain other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and our stockholders (other than Parent and its affiliates and the Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement)), (ii) approved and declared advisable that the Company enter into the Merger Agreement and certain other transaction documents and agreements to which the Company is or will be a party and perform its covenants and other obligations therein, and consummate the transactions contemplated by the Merger Agreement and such other transaction documents, including the Merger, upon the terms and subject to the conditions set forth therein, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders at a meeting of our stockholders and (iv) subject to the terms and conditions of the Merger Agreement, recommended that our stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement. In addition, the Board believes that the Merger is fair to Vapotherm’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

Accordingly, the Board recommends that you vote “FOR” the Merger Agreement Proposal at the Special Meeting.

For information regarding these recommendations, see “Special Factors— Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger” and for information regarding the background leading up to these recommendations, see “Special Factors—Background of the Merger.”

Purpose of Vapotherm for the Merger; Reasons for the Merger (page 34)

Vapotherm’s purpose for engaging in the Merger is to enable our stockholders (other than the Rollover Stockholders (or any Company stockholder that may execute an Additional Rollover Agreement)) to realize the value of their investment in Vapotherm through their receipt of $2.18 per Share in cash, subject to any applicable withholding taxes. The Per Share Merger Consideration represents a premium of approximately 166% over the closing price per Share on June 14, 2024, the last full trading day before the Special Committee’s initial determination to recommend that the Board approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby. The Per Share Merger Consideration provides certainty, immediate value and liquidity to our stockholders (other than the Rollover Stockholders (or any Company stockholder that may execute an Additional Rollover Agreement)), particularly in light of our substantial debt burden and the substantial doubt over our ability to continue as a going concern. The Board recognized that, absent this proposed transaction or another type of restructuring of our indebtedness, bankruptcy represented Vapotherm’s most likely path, and that given our substantial debt, our stockholders may receive nothing in a bankruptcy proceeding.

For a further description of Vapotherm’s purpose and reasons for engaging in the Merger, see “Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger.”

Position of the SLR Filing Persons as to the Fairness of the Merger (page 48)

Each of the SLR Filing Persons believes that the transactions contemplated by the Merger Agreement, including the Merger, are substantively and procedurally fair to Vapotherm’s unaffiliated security holders, as such term is defined in Rule 13e-3 of the Exchange Act. The belief of the SLR Filing Persons as to the fairness of the Merger is based upon the factors discussed under “Special Factors—Position of the SLR Filing Persons as to the Fairness of the Merger.”

Opinion of Scalar, LLC (page 40)

Pursuant to an engagement letter, the Special Committee retained Scalar, LLC, which we refer to as Scalar, as its financial advisor in connection with the Merger.

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On June 16, 2024, at a meeting of the Special Committee, Scalar rendered its oral opinion to the Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, to the holders of the Common Stock (for purposes of such opinion and this summary, such holders exclude the Company, Parent, SLR, Perceptive, the Rollover Stockholders and their respective affiliates which we refer to collectively as the “Excluded Parties”) of the Per Share Merger Consideration to be received by the holders of Common Stock (other than the Excluded Parties) in the proposed merger of the Company with the Merger Sub pursuant to the Merger Agreement (without giving effect to any impact of the Merger on any particular holder of Common Stock other than in its capacity as a holder of Common Stock).

The full text of Scalar’s written opinion, dated June 16, 2024, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement as Annex F. The summary of Scalar’s opinion in this proxy statement is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the Special Committee and does not constitute a recommendation as to how any stockholder should vote or act with respect to the Merger or any other matter.

Intent of Vapotherm’s Directors and Executive Officers to Vote in Favor of the Merger (page 64)

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of the Shares owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. At the close of business on the record date, our directors and executive officers directly owned, in the aggregate, 957,141 Shares, or approximately 15.4% of our outstanding Common Stock. Of these Shares, 506,787 Shares, or approximately 8.2% of our outstanding Common Stock, are Rollover Shares, and 450,354 Shares, or approximately 7.2% of our outstanding Common Stock, are not Rollover Shares. In the aggregate, 506,787 Shares held by our directors and executive officers that are entitled to be voted at the Special Meeting, or approximately 8.2% of our outstanding Common Stock, are subject to commitments to vote in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement.

Interests of Vapotherm’s Directors and Executive Officers in the Merger (page 57)

In considering the recommendations of the Special Committee and of the Board that our stockholders vote to approve the Merger Agreement Proposal, our stockholders should be aware that, aside from their interest as stockholder of Vapotherm, our directors and executive officers have certain interests in the Merger that are different from, or in addition to, those of our other stockholders. The members of the Special Committee were aware of and considered these interests, among other matters, when making its recommendation to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to our stockholders that the Merger Agreement Proposal be approved. These interests include, among others:

●

Some directors and executive officers are Rollover Stockholders and will not receive the Per Share Merger Consideration in respect of each of their Shares in the same manner as all of our other stockholders. For more information about the Rollover Stockholders, see “Special Factors—Stockholder Rollover Agreements.”

●

Our directors and executive officers will receive Per Share Merger Consideration for the Shares underlying their Vapotherm equity awards in the same manner as all of our other Vapotherm equity award holders, assuming such directors and executive officers have not entered into a Subscription Agreement with Topco. For more information about the treatment of Vapotherm equity awards, see “Merger Agreement—Principal Terms of the Merger—Treatment of Vapotherm Equity Awards.”

●

We have entered into a separation pay agreement with each of our executive officers which provides for certain severance and other separation benefits that may become payable in connection with a termination of employment without “cause” or a resignation for “good reason” (in each case, as defined in the separation pay agreements).

For additional details on these and other interests, see “Special Factors—Interests of Executive Officers and Directors of Vapotherm in the Merger.”

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Rollover Agreements (page 70)

Stockholder Rollover Agreements

In connection with and concurrently with Vapotherm’s entry into the Merger Agreement, Vapotherm entered into Stockholder Rollover Agreements with Topco and the Rollover Stockholders pursuant to which such Rollover Stockholders agreed, among other things, and subject to the terms and conditions thereof, to contribute, transfer and assign to Topco, on the closing date of the Merger (the “Closing Date”) but immediately prior to the Effective Time, all of their Rollover Shares in exchange for Topco Common Units at a price per Topco Common Unit equal to $2.18. The Rollover Stockholders collectively hold Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares.

The Rollover Stockholders also agreed to vote all of the Rollover Shares held by such Rollover Stockholder (a) in favor of the adoption and approval of the Merger Agreement and the Merger, (b) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) against any action, proposal, transaction or agreement that would result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Stockholder contained in such Stockholder Rollover Agreement, or (ii) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (d) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger.

In addition, the Merger Agreement provides for a process pursuant to which additional Vapotherm stockholders may enter into Additional Stockholder Rollover Agreements with Topco, as further described under “The Merger Agreement—Additional Rollover Agreements.”

For additional details, see “Special Factors—Stockholder Rollover Agreements.”

SLR Rollover Agreement

Concurrently with Vapotherm’s entry into the Merger Agreement, Topco and Parent entered into a Rollover Agreement (the “SLR Rollover Agreement”) with SLR pursuant to which and subject to the terms and conditions thereof, SLR agreed to, immediately prior to the Effective Time and subject to the subsequent consummation of the Merger, contribute certain of the loans and certain of the accrued but unpaid interest and fees under the SLR Loan Agreement (as defined below) and all of the SLR Warrants (as defined below) to Topco in exchange for Topco Series A Preferred Units and Topco Common Units. Subsequent to the consummation of the Merger, such loans and accrued but unpaid interest and fees under the SLR Loan Agreement and the SLR Warrants will be contributed by Topco to Parent, and immediately upon receipt by Parent thereof, following the Effective Time, such loans and accrued but unpaid interest and fees under the SLR Loan Agreement, and the SLR Warrants, will thereafter be contributed by Parent to the Surviving Corporation.

The “SLR Loan Agreement” is the Loan and Security Agreement, dated as of February 18, 2022, among SLR Investment Corp., as collateral agent, and the lenders thereto, Vapotherm, as borrower, and certain subsidiaries of Vapotherm, as guarantors, as amended from time to time.

The “SLR Warrants” are all of the warrants to purchase Shares issued or to be issued by Vapotherm to SLR in connection with the SLR Loan Agreement, as amended, including without limitation, the warrants to purchase Shares issued by the Company to SLR in February 2022 in connection with the SLR Loan Agreement, and as subsequently amended from time to time (the “2022 SLR Warrants”), and the warrants to purchase Shares issued or to be issued by the Company to SLR as payment-in-kind interest under the SLR Loan Agreement, as amended (the “SLR PIK Warrants”), in each case, as such warrants were amended from time to time, including pursuant to the Omnibus Warrant Amendment Agreement, dated as of June 17, 2024, by and among Vapotherm and each of the persons identified as a holder on the signature pages thereto (the “SLR Warrant Amendment Agreement”).

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For additional details, see “Special Factors—SLR Rollover Agreement.”

Voting and Support Agreements (page 74)

Concurrently with the execution and delivery of the Merger Agreement, the following unaffiliated Vapotherm stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements with Parent pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all of the Shares beneficially owned by such stockholder (a) in favor of the adoption and approval of the Merger Agreement and the Merger, (b) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) against any action, proposal, transaction or agreement that would result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Voting and Support Agreement, or (ii) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (d) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust.

These holders, together with the Rollover Stockholders who also agreed to vote all of their Rollover Shares beneficially owned by them in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger, collectively hold an aggregate of 33.2% of our outstanding Shares.

For additional details, see “Special Factors—Voting and Support Agreements.”

Subscription Agreements (page 75)

In connection with and concurrently with the execution of the Merger Agreement, certain holders of Vapotherm equity awards (the “Subscribers”), including certain directors and executive officers of Vapotherm, entered into Subscription Agreements with Topco (the “Subscription Agreements”) pursuant to which each such Subscriber agreed, among other things, on the closing date of the Merger and immediately following the Effective Time, subject to the terms and conditions of the Subscription Agreements, to purchase from Topco a number of Topco Common Units as determined pursuant to the applicable Subscription Agreement, at a subscription price of $2.18 per Topco Common Unit, which number of Topco Common Units will, subject to such Subscriber paying the Company prior to the consummation of the Merger an amount of cash equal to the applicable taxes required to be withheld with respect to the vesting and/or settlement or exercise of such Subscriber’s Vapotherm equity awards, as applicable be determined by calculating (a) all of such Subscriber’s consideration payable (net of withholding taxes, except as otherwise agreed by such Subscriber) in respect of such Subscriber’s Vapotherm equity awards, divided by (b) a price per Topco Common Unit equal to $2.18.

For additional details, see “Special Factors—Subscription Agreements.”

Termination of the Merger Agreement (page 111)

The Company and Parent each have rights to terminate the Merger Agreement under certain circumstances. The Merger Agreement may be terminated by mutual agreement of the Company and Parent in writing. Either the Company or Parent may terminate the Merger Agreement if (i) a court of competent jurisdiction or other governmental body has issued a final order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger, (ii) the Merger has not been consummated on or prior to an outside date of December 31, 2024 (subject to certain potential extensions) or (iii) the Requisite Stockholder Approval (as defined under “—The Special Meeting—Vote Required; Abstentions; Failure to Vote”) is not obtained.

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Parent may terminate the Merger Agreement if (i) upon a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Merger Agreement, subject to a cure period, and in each case such that a condition to Closing (as defined elsewhere in this proxy statement) will not be satisfied if a Closing were to occur at such time or (ii) the Board or any committee (including the Special Committee) thereof effectuates a Change of Board Recommendation (as defined elsewhere in this proxy statement) prior to the Requisite Stockholder Approval being obtained.

Additionally, the Company may terminate the Merger Agreement if (i) upon a breach of any covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation or warranty of Parent or Merger Sub is inaccurate or becomes inaccurate after the date of the Merger Agreement, subject to a cure period, and in each case such that a condition to Closing will not be satisfied if the Closing were to occur at such time, (ii) prior to obtaining the Requisite Stockholder Approval, in order for the Company to enter into an agreement with respect to a Superior Proposal (as defined elsewhere in this proxy statement), or (iii) all of Parent’s conditions to Closing are satisfied and Parent fails to consummate the Merger during the three business day period following the Company’s irrevocable notification to Parent that it is ready, willing, and able to consummate the Closing.

If the Merger Agreement is terminated under certain circumstances, such as if the Company accepts a Superior Proposal or effectuates a Change of Board Recommendation, the Company is obligated to pay to Parent the Termination Fee in the amount of $1.0 million, plus any enforcement expenses.

For more information, please see “The Merger Agreement—Termination” and “The Merger Agreement—Effect of Termination; Termination Fees.”

Financing of the Merger (page 69)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Concurrently with the execution of the Merger Agreement, Parent obtained equity financing commitments for the transactions contemplated by the Merger Agreement. Perceptive has delivered an equity commitment letter (the “Equity Commitment Letter”) to Parent, pursuant to which Perceptive (including its affiliates) has committed to provide Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, an aggregate equity commitment of $50.0 million, a portion of which will either (a) fund (i) the payment of the aggregate merger consideration (the “Merger Consideration”), (ii) the repayment of the Term B Loan Facility (as defined and as described below), (iii) the purchase of a tail policy under the Company’s current directors’ and officers’ liability insurance policies at the Closing pursuant to the terms of the Merger Agreement and (iv) the payment of any fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement (the “Equity Financing”) or (b) be used to pay up to $1.0 million to satisfy the obligations of Parent and Merger Sub to the Company following the termination of the Merger Agreement or a final order that requires Topco, Parent or Merger Sub to pay damages to the Company in connection with the transactions contemplated by the Merger Agreement and the amount required to reimburse the Company with respect to certain enforcement expenses (the “Limited Guarantee”). The Equity Financing, when funded in accordance with the terms of the Equity Commitment Letter, will provide Parent with sufficient available funds to fund the amounts payable by Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Equity Financing, in each case, in accordance with the Merger Agreement at the Closing.

For more information, please refer to the section of this proxy statement captioned “Special Factors—Financing of the Merger.”

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Appraisal Rights (page 76)

If the Merger is consummated, our stockholders and beneficial owners of Shares who continuously are the record holders or beneficial owners, as the case may be, of such Shares through the Effective Time, whose Shares are not voted in favor of the Merger Agreement Proposal, who are entitled to and properly demand appraisal of such Shares in accordance with Section 262 of the DGCL (“Section 262”), and who otherwise comply with the statutory requirements of Section 262 will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their Shares. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Per Share Merger Consideration. Voting “AGAINST” or failing to vote “FOR” the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and attached as Annex G to this proxy statement and incorporated by reference herein. Due to the complexity of the appraisal process, our stockholders and beneficial owners of Shares who wish to seek appraisal of their Shares or who wish to preserve their rights to do so should review the information in this proxy statement under “Special Factors—Appraisal Rights” and the applicable provisions of Section 262 carefully and are encouraged to seek the advice of legal counsel and financial advisors with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

Generally, to exercise appraisal rights, our stockholders and beneficial owners of Shares must: (i) submit a proper written demand for appraisal of such Shares to Vapotherm before the vote by our stockholders is taken on the Merger Agreement Proposal at the Special Meeting; (ii) not submit a proxy or otherwise vote such Shares (or cause such Shares to be voted) in favor of the Merger Agreement Proposal; (iii) continue to be the record holders or beneficial owners, as the case may be, of such Shares through the Effective Time; and (iv) strictly comply with all other procedures and requirements for exercising appraisal rights under Section 262. Such stockholders and beneficial owners of Shares that adhere to the foregoing procedures will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such Shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value) as of the completion of the Merger instead of the Per Share Merger Consideration in respect to each such Share.

Failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Vapotherm unless certain stock ownership conditions are satisfied by our stockholders and beneficial owners of Shares seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is attached as Annex G to this proxy statement and incorporated by reference herein. If you hold your Shares through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see “Special Factors—Appraisal Rights.”

Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger (page 65)

The following briefly describes the material U.S. federal income tax consequences of the exchange of Shares (the “Rolling Shares”) for Topco Common Units pursuant to the Stockholder Rollover Agreements and any Additional Rollover Agreements (the “Rollover Exchange”) to Vapotherm stockholders who enter into such agreements (such stockholders in such capacity, the “Rolling Stockholders”) and the Merger to the stockholders whose Shares will be converted into the right to receive the Per Share Merger Consideration pursuant to the Merger (such stockholders in such capacity, the “Non-Rolling Stockholders”). Rolling Stockholders and Non-Rolling Stockholders should consult their respective tax advisors in light of their particular circumstances and any specific tax consequences relating to the Rollover Exchange and the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences. For more information, please see “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger.”

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Rolling Stockholders

A Rolling Stockholder generally should not recognize gain or loss in respect of the “Rollover Exchange” for U.S. federal income tax purposes, as the Rollover Exchange is intended to qualify as a tax-deferred exchange of the Rolling Shares for the Topco Common Units under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). A Rolling Stockholder’s aggregate adjusted tax basis in the Topco Common Units received pursuant to the Rollover Exchange should equal the aggregate adjusted tax basis of the Rolling Shares exchanged therefor. A Rolling Stockholder’s holding period in the Topco Common Units received pursuant to the Rollover Exchange should include the holding period in the Rolling Shares exchanged therefor.

For more information, please see the information under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger.”

Non-Rolling Stockholders

The receipt of cash by Non-Rolling Stockholders in exchange for their Shares in the Merger will be a taxable transaction to Non-Rolling Stockholders for U.S. federal income tax purposes. Such receipt of cash by each Non-Rolling Stockholder that is a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Merger by such Non-Rolling Stockholder.

Backup withholding may apply to the cash payments made to a U.S. Holder pursuant to the Merger, unless such U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

A Non-Rolling Stockholder that is a Non-U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

For more information, please see the information under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger.”

Commercially Reasonable Efforts to Complete Merger; Regulatory Filings (page 76)

Pursuant to the Merger Agreement, each of the parties thereto has agreed to, and to cause its respective subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, and, in any event, by or before an outside date of December 31, 2024 (subject to certain potential extensions).

For more information, please see “The Merger Agreement—Commercially Reasonable Efforts to Consummate the Merger; Regulatory Filings.”

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No Solicitation (page 97)

The Company has agreed, among other things, not to, and to cause its subsidiaries, and its and their respective directors and officers not to, and to direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and not to authorize or direct its other representatives to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal (as defined elsewhere in this proxy statement), (ii) participate or engage in discussions or negotiations with any person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions (as defined elsewhere in this proxy statement) or the SLR Financing Agreements and the transactions contemplated thereby) or designees or affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or the SLR Financing Agreements and the transactions contemplated thereby)) who has submitted an Acquisition Proposal or any proposal, offer or inquiry relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) provide any non-public information or afford access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries, in each case, to any person or host any meeting (including by telephone or videoconference) with any person (in each case, other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or the SLR Financing Agreements and the transactions contemplated thereby), or any designees or affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or the SLR Financing Agreements and the transactions contemplated thereby)) or any Rollover Stockholder or potential Rollover Stockholder in connection with an actual or potential investment in Topco in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any offer, proposal or inquiry relating to an Acquisition Proposal, (iv) in connection with any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality agreement (other than any standstill or similar provision), in each case, in a manner favorable to the counterparty thereto, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement, or other contract or agreement relating to an Acquisition Proposal (in each case, other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or the SLR Financing Agreements and the transactions contemplated thereby), or any designees or affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or the SLR Financing Agreements and the transactions contemplated thereby)).

Notwithstanding the foregoing restrictions or any other provisions of the Merger Agreement, if at any time following the date of the Merger Agreement and until the Company’s receipt of the Requisite Stockholder Approval (as defined elsewhere in this proxy statement) the Company receives a bona fide written Acquisition Proposal that did not result from a material breach of the no solicitation covenants in the Merger Agreement and the Board or a committee thereof (including the Special Committee or an alternative special committee of the Board consisting of independent directors) determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes or is reasonably likely to lead to or result in a Superior Proposal (as defined elsewhere in this proxy statement) and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board or the Special Committee (or an alternative special committee of the Board consisting of independent directors) under applicable law, then the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as defined elsewhere in this proxy statement), subject to the terms and conditions of the Merger Agreement, including providing Parent notice that the Company intends to terminate the Merger Agreement to enter into such Alternative Acquisition Agreement and giving Parent the opportunity to propose terms of an amendment to the Merger Agreement. For more information, including with respect to the steps required for the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, please see “The Merger Agreement—No Solicitation” and “The Merger Agreement—Change of the Board Recommendation—Alternative Acquisition Termination.”

If the Company terminates the Merger Agreement as a result of accepting a Superior Proposal (as defined in the Merger Agreement), the Company is required to pay the Termination Fee to Parent. For more information, please see “The Merger Agreement—Termination Fees.”

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Conditions to the Merger (page 109)

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the following:

●

no law, order, injunction or decree will have been issued, enacted, entered, promulgated, or enforced (and still be in effect) by any governmental body and is in effect that prohibits, enjoins, restricts, prevents, or makes illegal the consummation of the Contemplated Transactions;

●	the Company will have received the Requisite Stockholder Approval at the Special Meeting;

●

the accuracy of the representations and warranties of the Company, Parent and Merger Sub in the Merger Agreement, subject to certain materiality qualifiers, as of the date of the Merger Agreement, the Closing or the earlier date in respect of which any such representation or warranty was specifically made;

●	no Company Material Adverse Effect (as defined elsewhere in this proxy statement) having occurred since the date of the Merger Agreement;

●	the delivery by the Company to Parent of a customary closing certificate of the Company;

●	the delivery by Parent to the Company of a customary closing certificate of Parent;

●

the compliance in all material respects by the Company, Parent and Merger Sub of their respective covenants and obligations of the Merger Agreement required to be performed and complied with by the Company, Parent and Merger Sub, respectively, at or prior to the Closing; and

●	the SLR Financing Agreements (as defined elsewhere in this proxy statement) having not been revoked or terminated by the Company or any of its subsidiaries.

For more information, please see “The Merger Agreement—Conditions to the Merger.”

The Special Meeting (page 118)

Date, Time and Place of the Special Meeting

The Special Meeting will be held on       , 2024, at        , Eastern Time, at our principal executive offices located at 100 Domain Drive, Exeter, NH 03833.

Purpose of the Special Meeting

At the Special Meeting, our stockholders of record as of the close of business on        , 2024 (the “Record Date”) will be asked to consider and vote on:

●	a proposal to adopt the Merger Agreement;

●

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Vapotherm’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement; and

●

a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting.

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We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the Notice of Special Meeting of Stockholders may be acted upon at the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to receive notice of, and vote at, the Special Meeting if you owned any Shares at the close of business on the Record Date. Each holder of a Share will be entitled to one vote for each such Share owned at the close of business on the Record Date on all matters properly coming before the Special Meeting.

As of the Record Date, there were                       Shares outstanding and entitled to vote at the Special Meeting. A quorum is necessary to hold a valid Special Meeting. A quorum is the minimum number of Shares required to be present at the Special Meeting for the meeting to be properly held under Vapotherm’s Second Amended and Restated Bylaws (“Bylaws”) and Delaware law. A majority of the outstanding Shares entitled to vote at the Special Meeting, present either in person or by proxy, will constitute a quorum for all purposes at the Special Meeting.

Your Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee based on your instructions), if you vote via the Internet or by telephone, or at the Special Meeting, or if you attend the Special Meeting but abstain from voting. If you return a properly signed proxy card without indicating voting preferences on the proxy card, the Shares represented by that proxy will be counted as present for purposes of establishing a quorum at the Special Meeting and all of such Shares will be voted as recommended by the Board. If you hold your Shares in “street name” and do not give any instruction to your bank, broker or other nominee as to how your Shares should be voted at the Special Meeting for any proposal, those Shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum. However, if you hold your Shares in “street name” and give voting instructions to your bank, broker or other nominee with respect to at least one of the proposals, but give no instruction as to the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional votes.

Vote Required; Abstentions and Failure to Vote

The Merger cannot be consummated unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the Shares outstanding at the close of business on the Record Date (the “Requisite Stockholder Approval”).

Certain stockholders, holding Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares, entered into Stockholder Rollover Agreements pursuant to which each such stockholder agreed, among other things, to vote all of the Rollover Shares held by such stockholder in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger. In addition, the following stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all of the Shares beneficially owned by such stockholder in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust. Collectively, these stockholders subject to voting commitments in either a Stockholder Rollover Agreement or a Voting and Support Agreement hold an aggregate of 33.2% of our outstanding Shares.

Because the required vote for the Merger Agreement Proposal is based on the number of outstanding Shares rather than on the number of votes cast, if you fail to authorize a proxy or vote at the Special Meeting, abstain from voting at the Special Meeting, or fail to instruct your bank, broker or other nominee on how to vote, such abstention or failure will have the same effect as votes cast “AGAINST” the Merger Agreement Proposal. As of                                , 2024, the Record Date for the Special Meeting,                       Shares constitute a majority of the issued and outstanding Shares.

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Approval of the Compensation Proposal, on a non-binding, advisory basis, requires, assuming a quorum is present, the affirmative vote of a majority of votes cast at the Special Meeting on the proposal. The approval of the Compensation Proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger. If you abstain from voting or if you fail to instruct your bank, broker or other nominee on how to vote on the Compensation Proposal, such abstention or failure will have no effect on the outcome of the Compensation Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast at the Special Meeting on the proposal assuming a quorum is present. If you abstain from voting or if you fail to instruct your bank, broker or other nominee on how to vote on the Adjournment Proposal, such abstention or failure will have no effect on the outcome of the Adjournment Proposal.

For more information, please see “Special Meeting.”

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding the Special Meeting, the Merger or this proxy statement. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have additional questions about the Special Meeting, the Merger or this proxy statement, please see “Who can help answer my questions?” below.

Questions and Answers About the Special Meeting

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement in connection with the solicitation of proxies by the Board for use at the Special Meeting because you have been identified as a holder of shares of our Common Stock as of the close of business on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Shares with respect to such matters.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on , 2024, at , Eastern Time, at our principal executive offices located at 100 Domain Drive, Exeter, NH 03833.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on:

●	the Merger Agreement Proposal;

●	the Compensation Proposal; and

●	the Adjournment Proposal.

Q:	Who can vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of a Share is entitled to cast one vote on each matter properly brought before the Special Meeting for each Share that such holder owned as of the close of business on the Record Date. If you are a beneficial owner, you will need to contact the bank, broker or other nominee who is the stockholder of record with respect to your Shares to obtain your control number (as described below) prior to the Special Meeting.

A complete list of stockholders entitled to vote at the Special Meeting will be made available at our principal executive offices, 100 Domain Drive, Exeter, New Hampshire, 03833, for examination by any stockholder, for any purpose germane to the Special Meeting, during normal business hours, for a period of at least 10 days prior to the Special Meeting.

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Q:	May I attend the Special Meeting in person and vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a stockholder of record, you will need to demonstrate that you were a stockholder at the close of business on the Record Date to be admitted to the Special Meeting and present valid government photo identification, such as a driver’s license or passport. If you hold Shares in “street name,” you may vote them at the Special Meeting only if you obtain a signed legal proxy from the record holder (the bank, broker or other nominee) giving you the right to vote the Shares. If your Shares are held in the name of your bank, broker or other nominee, you will also need to bring evidence of your beneficial stock ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification. If you do not have proof that you owned Shares at the close of business on the Record Date, you may not be admitted to the Special Meeting.

Q:	What vote is required to approve the Merger Agreement Proposal?

A:

The Merger cannot be consummated unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the Shares of our Common Stock outstanding at the close of business on the Record Date.

Certain stockholders, holding Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares, entered into Stockholder Rollover Agreements pursuant to which each such stockholder agreed, among other things, to vote all Rollover Shares held by such stockholder in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger.

In addition, the following stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all Shares beneficially owned by such stockholder in favor of the Merger Agreement Proposal and against certain actions that would prevent, interfere with or delay the consummation of the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust.

Collectively, these stockholders subject to voting commitments in either a Stockholder Rollover Agreement or a Voting and Support Agreement hold an aggregate of 33.2% of our outstanding Shares.

Q:	Why are our stockholders being asked to cast a non-binding advisory vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Vapotherm to seek a non-binding, advisory vote with respect to certain payments that could become payable to our named executive officers in connection with the Merger. Our named executive officers are Joseph Army, John Landry, Brian Lawrence, and our former officer, Gregory Ramade. The payments that could become payable to our named executive officers are described under “Special Factors—Interests of Executive Officers and Directors of Vapotherm in the Merger—Golden Parachute Compensation.”

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Q:	What vote is required to approve the Compensation Proposal?

A:	The affirmative vote of a majority of votes cast on the Compensation Proposal at the Special Meeting is required for approval of the Compensation Proposal, on a non-binding, advisory basis.

Q:	What will happen if our stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Vapotherm. Therefore, if the Merger Agreement Proposal is approved and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to our named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What vote is required to approve the Adjournment Proposal?

A:	The affirmative vote of a majority of votes cast on the Adjournment Proposal at the Special Meeting is required for approval of the Adjournment Proposal.

Q:	How does the Board recommend that I vote?

A:	The Board, acting on behalf of Vapotherm and upon the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

●	“FOR” the Merger Agreement Proposal;

●	“FOR” the Compensation Proposal; and

●	“FOR” the Adjournment Proposal.

You should read “Special Factors—Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger” beginning on page 34 for a discussion of the factors that the Special Committee and the Board considered in determining to recommend the approval of the Merger Agreement Proposal.

In considering the recommendation of the Board, you should be aware that, aside from their interest as stockholders of Vapotherm, our directors and executive officers have certain interests in the Merger that are different from, or in addition to, those of our other stockholders, as described under “Special Factors—Interests of Executive Officers and Directors of Vapotherm in the Merger” beginning on page 57, which the Board was aware of and considered when making its recommendation to our stockholders that the Merger Agreement Proposal be approved.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your Shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your Shares.

Q:	What is a proxy?

A:

The term “proxy,” when used with respect to a stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without attending the Special Meeting. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your Shares is called a “proxy card.”

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      18

Q:	If a stockholder gives a proxy, how are the stockholder’s Shares voted?

A:

The individuals named on the enclosed proxy card, or your proxies, will vote your Shares in the way that you indicate. When completing the proxy card or if you grant your proxy electronically over the Internet or by telephone, you may specify whether your Shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Q:	What is the difference between holding Shares as a stockholder of record and as a beneficial owner?

A:

If your Shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those Shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Vapotherm.

If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your Shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your Shares in person at the Special Meeting.

Q:	If my broker holds my Shares in “street name,” will my broker vote my Shares for me?

A:

No. Your bank, broker or other nominee is not permitted to vote your Shares on any proposal currently scheduled to be considered at the Special Meeting unless you specifically instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your Shares. Without instructions, your Shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal, and will have no effect on the outcome of the Compensation Proposal or the outcome of the Adjournment Proposal.

Q:	How can I vote?

A:	If you are a stockholder of record (that is, if your Shares are registered in your name with Equiniti Trust Company, LLC, our transfer agent), there are four ways to vote:

●

VOTE BY INTERNET – http://www.proxypush.com/VAPO. Use the Internet to transmit your voting instructions up until               , Eastern Time, on                                 , 2024. Have the proxy card in hand when you access the website. Follow the steps outlined on the secured website.

●	VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope addressed to Mediant Communications, P.O. Box 8016 Cary, NC 27512-9903.

●

VOTE BY PHONE – Use a touch tone phone by calling the toll-free number (866) 229-4366 to transmit your voting instructions up until              , Eastern Time,                      , 2024. Have the proxy card in hand when you access the phone number. Follow the steps outlined on the phone line.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      19

●

IN PERSON AT THE SPECIAL MEETING – If you attend the Special Meeting, be sure to bring a form of personal photo identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the Special Meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your Shares, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your Shares, if you vote electronically over the Internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your Shares by proxy. If you are a record holder or if you obtain a “legal proxy” to vote Shares that you beneficially own, you may still vote your Shares in person at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person, your previous vote by proxy will not be counted.

If your Shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or other nominee.

Q:	Can I change my vote after I have submitted by vote?

A:

Yes. If you are a stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (ii) providing written notice of revocation to Vapotherm’s Senior Vice President, General Counsel and Secretary at our principal executive offices located at 100 Domain Drive, Exeter, NH 03833, prior to your Shares being voted at the Special Meeting; or (iii) participating in the Special Meeting and voting. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote at the Special Meeting or specifically so request. If you hold your Shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions your bank, broker or other nominee provided, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your Shares, by attending the Special Meeting and voting in person.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a stockholder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      20

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, we may announce preliminary voting results at the conclusion of the Special Meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that we file with the SEC are publicly available when filed. For more information, please see “Where You Can Find More Information.”

Questions and Answers About the Merger

Q:	What is the proposed transaction and what effects will it have on Vapotherm?

A:

On June 17, 2024, Vapotherm entered into the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference in its entirety. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Vapotherm, with Vapotherm surviving the Merger as a wholly owned subsidiary of Parent. If the Merger is completed, the holders of Shares (other than Excluded Shares) as of immediately prior to the Merger will have the right to receive the Per Share Merger Consideration of $2.18 per Share in cash, without interest, less any applicable withholding taxes, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

In addition, following completion of the Merger, there will be no further market for the Shares and, as promptly as practicable following the Effective Time and in compliance with applicable law, Vapotherm’s securities will no longer trade on the OTCQX and will be deregistered under the Exchange Act, upon application to the SEC. As a result of the Merger, Vapotherm will no longer be an independent public company, the Shares will no longer be listed on any exchange or quotation system, price quotations will no longer be available and Vapotherm’s registration and reporting obligation under the Exchange Act will cease.

Following completion of the Merger, your Shares will represent only the right to receive the Per Share Merger Consideration and the right to receive dividends and other distributions, in each case, subject to and in accordance with the terms and conditions of the Merger Agreement, and you will no longer have any interest in Vapotherm’s future earnings, growth or value.

For more information about the Merger Agreement and the transactions contemplated thereby, including the Merger, see “The Merger Agreement” and “Proposal No. 1: Adoption of the Merger Agreement.”

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, assuming you are not a Rollover Stockholder (or a Company stockholder that may execute an Additional Rollover Agreement), you will be entitled to receive the Per Share Merger Consideration for each Share that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262. For example, if you own 100 Shares, you will receive $218.00 in cash, less any applicable withholding taxes, in exchange for your Shares. You will not receive any shares of the capital stock in the Surviving Corporation.

Q:	Can I rollover my Shares into Topco Common Units instead of receiving the Per Share Merger Consideration?

A:

If you are not a Rollover Stockholder who has entered into a Stockholder Rollover Agreement, then no, unless you are a Company stockholder that may execute an Additional Rollover Agreement (as described in more detail in “The Merger Agreement—Additional Rollover Agreements”). Not all Vapotherm stockholders are eligible to rollover their Shares into Topco Common Units.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      21

Q:	What will holders of Stock Options, RSU Awards and PSU Awards receive if the Merger is consummated?

A:	If the Merger is consummated, then:

(i)

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such Stock Option immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share subject to such Stock Option. No holder of a Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration will be entitled to any payment with respect to such cancelled Stock Option.

(ii)

 As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each RSU Award that is outstanding, whether or not vested, immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such RSU Award immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction) multiplied by (ii) the Per Share Merger Consideration.

(iii)

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each PSU Award that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such PSU Award immediately prior to the Effective Time (including any portion of the PSU Award that becomes vested as a result of the transaction) (assuming target performance is achieved, or such higher level as required by the terms of such PSU Award), multiplied by (ii) the Per Share Merger Consideration.

Certain holders of Stock Options, RSU Awards and PSU Awards may agree with Parent and Topco to use the cash consideration that would otherwise be received in respect of such awards in the Merger (or the Shares that would otherwise be delivered) in respect of such awards to subscribe for equity in Topco.

For more information, please see “Merger Agreement—Principal Terms of the Merger—Treatment of Vapotherm Equity Awards.”

Q:	Can I re-invest the Option Consideration, RSU Consideration or PSU Consideration received in respect of my Vapotherm equity awards in Topco?

A:

If you are a Vapotherm equity award holder and have not entered into a Subscription Agreement at or prior to the time of the Closing, then no. Not all Vapotherm equity award holders are eligible to re-invest the consideration to be received in respect of their Vapotherm equity awards into Topco Common Units.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible. In order to complete the Merger, we are required to obtain stockholder approval of the Merger Agreement Proposal described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. Assuming timely satisfaction of necessary closing conditions, including obtaining stockholder approval of the Merger Agreement Proposal, we are currently targeting to consummate the Merger in the second half of 2024. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      22

Q:	Will Vapotherm have sufficient funds to run its business through the completion of the Merger?

A:

In connection with the Company’s entering into of the Merger Agreement, on June 17, 2024, the Company concurrently entered into the Eighth Amendment to the SLR Loan Agreement (the “Eighth Amendment”), which amendment, among other things, increased the existing senior secured term B loan facility thereunder (the “Term B Loan Facility”) from $4.0 million to $9.0 million. While we believe that our existing cash resources, additional borrowing capacity under the SLR Loan Agreement, anticipated cash receipts from sales of our products, and monetization of our existing inventory balances will be sufficient to meet our anticipated cash requirements through the completion of the Merger, no assurance can be provided that it will. In addition, while we believe our relationship with SLR is good and that they will continue to work with us to fund our working capital needs prior to the completion of the Merger, no assurance can be provided that they will.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement Proposal is not approved by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Shares in connection with the Merger, the Rollover Stockholders will not receive any equity in Topco in exchange for their Rollover Shares and our substantial indebtedness will remain outstanding since none of it will be contributed (along with the SLR Warrants) by our lenders to Topco in exchange for preferred equity and common equity in Topco. Instead, unless Vapotherm is sold to a third party or bankruptcy proceedings are initiated by Vapotherm’s lender, SLR, Vapotherm will remain an independent public company, and Shares will continue to trade on the OTCQX so long as Vapotherm continues to meet applicable requirements or another over-the-counter market. In addition, if the Merger is not completed, Vapotherm expects that management will operate Vapotherm’s business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of Common Stock may decline to the extent that the current market price of Common Stock reflects a market assumption that the Merger will be completed. For more information about what happens if the Merger is not completed, see “Special Factors—Certain Effects on Vapotherm if the Merger is Not Completed.”

Q:	Who will own Vapotherm after completion of the Merger?

A:

After completion of the Merger, Vapotherm will be a wholly owned subsidiary of Parent. Parent is a wholly owned subsidiary of Topco. After completion of the Merger, Topco will be owned primarily by the SLR Entities, Perceptive and the Rollover Stockholders, with the SLR Entities and Perceptive together holding approximately 75% of the ownership interest of Topco.

Q:	As a Rolling Stockholder, will the Rollover Exchange be taxable to me?

A:

A Rolling Stockholder generally should not recognize gain or loss in respect of the Rollover Exchange for U.S. federal income tax purposes, as the Rollover Exchange is intended to qualify as a tax-deferred exchange of the Rolling Stockholders’ Shares for the Topco Common Units under Section 351 of the Code. A Rolling Stockholder’s aggregate adjusted tax basis in the Topco Common Units received pursuant to the Rollover Exchange should equal the aggregate adjusted tax basis of the Rolling Shares exchanged therefor. A Rolling Stockholder’s holding period in the Topco Common Units received pursuant to the Rollover Exchange should include the holding period in the Rolling Shares exchanged therefor.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      23

For more information, please see the information under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger.” In addition, you should consult your tax advisor in light of your particular circumstances and any specific tax consequences relating to the Rollover Exchange, including U.S. federal, state, local and non-U.S. income and other tax consequences.

Q:	As a Non-Rolling Stockholder, will the Merger be taxable to me?

A:

The receipt of cash by Non-Rolling Stockholders in exchange for their Shares in the Merger will be a taxable transaction to Non-Rolling Stockholders for U.S. federal income tax purposes. Such receipt of cash by each Non-Rolling Stockholder that is a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Merger by such Non-Rolling Stockholder. Backup withholding may apply to the cash payments made to a U.S. Holder pursuant to the Merger, unless such U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

A Non-Rolling Stockholder that is a Non-U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of Rollover Exchange and the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

For more information, please see the information under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger.” In addition, you should consult your tax advisor in light of your particular circumstances and any specific tax consequences relating to the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under the DGCL, our stockholders of record who continuously hold Shares through the Effective Time and do not vote in favor of the Merger Agreement Proposal, and beneficial owners of Shares held either in voting trust or by a nominee on behalf of such person who beneficially own Shares through the Effective Time that are not voted in favor of the Merger Agreement Proposal will have the right to seek appraisal of the “fair value” of their Shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to our stockholders and beneficial owners of Shares, as the case may be, who properly deliver a written demand for an appraisal to Vapotherm prior to the vote on the Merger Agreement Proposal at the Special Meeting and do not withdraw their demands, and who otherwise comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder will be entitled to receive under the terms of the Merger Agreement. Holders and beneficial owners of Shares who wish to seek appraisal of their Shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. A copy of Section 262 of the DGCL is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is attached as Annex G to this proxy statement and incorporated by reference herein. Failure to comply with the provisions of Section 262 in a timely and proper manner may result in the loss of appraisal rights. For additional information, please see “Special Factors—Appraisal Rights.”

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      24

Q:	Should I send in my stock certificate(s), if any, now?

A:

No. If you are a record holder of a certificate or certificates that represent Shares on the Record Date, a letter of transmittal will be mailed to you promptly after the Effective Time, and in any event within three business days thereafter, together with instructions for use in effecting the surrender of your certificate or certificates in exchange for payment of the Per Share Merger Consideration. Please do NOT return any stock certificate(s) with your proxy card. For additional information, please see “Special Factors—Payment of Merger Consideration.”

Q:	Should I surrender my book-entry Shares now?

A:

No. The Paying Agent (as defined elsewhere in this proxy statement) will send each holder of Shares of record a letter of transmittal prior to the Closing and written instructions that explain how to exchange Shares represented by such holder’s book-entry Shares for the Per Share Merger Consideration. For additional information, please see “Special Factors—Payment of Merger Consideration.”

Q:	What happens if I sell or otherwise transfer my Shares after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your Shares and each of you notifies Vapotherm in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your Shares, but you will retain your right to vote those Shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred Shares. Even if you sell or otherwise transfer your Shares after the Record Date, absent special arrangements, you will retain the right to vote those Shares, and, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your Shares, please contact our proxy solicitor:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll-Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

E-mail: VAPO@info.morrowsodali.com

If your broker, bank or other nominee holds your Shares, you should also call your bank, broker or other nominee for additional information.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      25

SPECIAL FACTORS

The following, together with the summary of the Merger Agreement set forth under “The Merger Agreement,” is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You may obtain additional information without charge as described under “Where You Can Find More Information.”

We are asking our stockholders to consider and vote on the approval of the Merger Agreement Proposal and the transactions contemplated thereby, including the Merger. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Vapotherm, with Vapotherm surviving as a wholly owned subsidiary of Parent. If the Merger is completed, the holders of Shares immediately prior to the Merger (other than the Excluded Shares) will have the right to receive the Per Share Merger Consideration of $2.18 per Share in cash, without interest, less any applicable tax withholding, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Special Committee, the Board of Directors, Vapotherm’s management, Vapotherm’s advisors and representatives, or any other parties.

At its regularly-scheduled Board meeting, on October 25, 2023, the Board discussed a range of financing options to fund the Company’s business should the Company’s financial results fall short of plan. The Board explored a wide variety of options, including refinancing or restructuring SLR’s debt and/or raising additional equity capital. A representative of Ropes & Gray LLP (“Ropes & Gray”), outside counsel to the Company, attended the meeting and advised the Board on its fiduciary duties under various restructuring scenarios. No restructuring decisions were made at this meeting; among other reasons, it was not yet clear whether, or the extent to which, the liquidity and going concern risks discussed at the meeting would in fact materialize or require immediate action. The Board directed the Company’s management team to keep the Board apprised of the situation.

Following the Company’s November 8, 2023 earnings call, the Company began informally exploring with third parties the possibility of an equity offering and other strategic alternatives that could provide additional liquidity to the business. However, due to the Company’s high debt load, low stock price and transition to the OTCQX, none of these conversations progressed beyond informal discussions.

Late in the fourth quarter of 2023, despite improvements in the Company’s underlying business, the prospect that the Company’s cash balance during the first half of 2024 could fall below the minimum liquidity threshold established by its lender, SLR, became increasingly probable. At the same time, the Company advised SLR that its currently contemplated 2024 operating plan would likely result in an additional going concern disclosure and potentially a going concern paragraph in the audit opinion of Grant Thornton LLP, the Company’s independent registered public accounting firm. While SLR reserved all of its rights, including its right to declare the Company in default and accelerate its debt, SLR requested that the Company propose a plan to resolve the situation in a manner that protected SLR’s position without adversely affecting the Company’s business. The Company’s consolidated financial statements for the year ended December 31, 2023 included in its Annual Report on Form 10-K include disclosures stating that there is substantial doubt about the Company’s ability to continue as a going concern.

On December 26, 2023, the Company sent SLR a written proposal that contemplated that (i) SLR would convert $50 million of its term debt to convertible debt at a significantly lower interest rate, (ii) the Company would raise additional equity capital from a not yet identified investor, and (iii) SLR would provide an asset-based line of credit to help fund the Company’s operations until such time as it became cash flow positive (the “December 26 Proposal”). If accepted, the December 26 Proposal would have resulted in SLR owning approximately 40% of the Company on a fully-diluted basis.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      26

On a telephone call on January 24, 2024, between Joseph Army, the Company’s Chief Executive Officer, John Landry, the Company’s Chief Financial Officer, and representatives of SLR, the representatives of SLR indicated that, among other things, the economic terms of the December 26 Proposal were not acceptable to SLR, the December 26 Proposal was not actionable for SLR until an equity investor was identified, and SLR was considering alternatives as a means to protect its position and preserve the viability of the Company, including through a prepackaged bankruptcy or converting a portion of its term loan to an alternative debt security.  The representatives of SLR stated that SLR was not open to becoming a direct or indirect equity investor in a public company.  During the call, Mr. Landry stated the Company’s view that a bankruptcy proceeding would not be in the best interests of the Company or the Company’s stockholders, including because a bankruptcy proceeding likely would result in significant customer and employee attrition, erosion of the Company’s value, and would likely result in the Company’s stockholders receiving no value for their shares.

On a telephone call on January 31, 2024, between Mr. Army, Mr. Landry, and representatives of SLR, the parties discussed, at a high-level,  other potential alternatives to a prepackaged bankruptcy for the Board and SLR to each consider, which included SLR converting some amount of term debt into preferred equity, SLR retaining some amount of term debt, and the Company securing a third-party equity investment of at least $5 million into the business.

On February 2, 2024, SLR offered, for discussion purposes only, potential refinements to the high-level alternatives discussed during the January 31 call. Later that day, the same parties joined a call to discuss that proposal.

Subsequent to the February 2, 2024 call with representatives of SLR, to determine whether the alternatives discussed between representatives of the Company and SLR was potentially viable, representatives of the Company began reaching out to potential investors already familiar with the Company, including Perceptive, to gauge interest in entering into a confidentiality agreement with the Company pursuant to which the Company would provide nonpublic information about its restructuring efforts and the need to secure additional capital.  As a result of this outreach, six potential investors, including Perceptive, elected to enter into confidentiality agreements with the Company.  None of those confidentiality agreements contained standstill restrictions.

On February 7, 2024, the Board met and discussed the status of the Company’s ongoing restructuring discussions with SLR and its outreach to potential investors.

On February 14, 2024, the Company entered into confidentiality agreements with Perceptive and with another potential investor, which we refer to as “Potential Investor A”.

On February 15, 2024, the Company shared nonpublic financial information about the Company to Potential Investor A.

On February 16, 2024, Company management held an initial call with another potential investor, which we refer to as “Potential Investor B”, to gauge interest in entering into a confidentiality agreement with the Company.

On February 22, 2024, the Company entered into a confidentiality agreement with Potential Investor B.  Following execution of the confidentiality agreement, on the same day, the Company shared nonpublic financial information about the Company to Potential Investor B.  Potential Investor B advised the Company it had co-invested with Potential Investor A in the past and would like to schedule a joint call with Potential Investors A and B and the Company.  This call was scheduled for February 29, 2024.

Recognizing the urgent necessity of restructuring the SLR debt and SLR’s unwillingness to hold public company equity, the Board, acting by unanimous written consent established the Special Committee, which was effective as of February 26, 2024 and comprised of independent directors, to oversee, negotiate and make recommendations to the full Board regarding strategic alternatives for the Company, with the goal of achieving the best possible outcome for the Company, including its stockholders, creditors, customers, and employees.  Directors James Liken, Mary Beth Moynihan, Donald Spence and Elizabeth Weatherman were appointed as members of the Special Committee and are not being compensated for their serving on the Special Committee.  The Special Committee adopted a charter, elected Donald Spence as Committee Chairperson, and received regular situational briefings from Mr. Landry, Mr.  Army, and James Lightman, the Company’s General Counsel.  The Special Committee also scheduled weekly meetings.  On February 26, 2024, the Special Committee met and considered a potential restructuring transaction structure, which contemplated the merger of the Company into a newly-formed private company along with a concurrent purchase of preferred stock for cash by a third-party investor and conversion by SLR of a portion of its debt into preferred stock (the “February Company Proposal”).  The potential structure contemplated using a portion of cash proceeds to pay current stockholders who did not become stockholders of the private company.

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On February 26, 2024, following the meeting of the Special Committee, the Company provided Perceptive with the February Company Proposal.

On February 28, 2024, at Perceptive’s request, Company management provided Perceptive with additional nonpublic financial information about the Company.

From February 28, 2024 to February 29, 2024, Anthony Arnerich, a member of the Board and general partner of 503 Partners, LLC, contacted several investors in 503 Partners, LLC to gauge their interest in a potential transaction with the Company. Three of these parties executed confidentiality agreements with the Company (none of which contained standstill restrictions) and certain nonpublic financial information about the Company was shared with these parties. All of these parties ultimately indicated that they were not interested in a potential transaction involving the Company.

On February 29, 2024, the Company entered into a confidentiality agreement with a potential investor, which we refer to as “Potential Investor C”.  Following execution of the confidentiality agreement, on the same day, Company management sent nonpublic financial information about the Company to representatives of Potential Investor C, which was substantially identical to the February Company Proposal and other materials previously provided to Perceptive and Potential Investors A and B.

On February 29, 2024, Mr. Army and Mr. Landry had a call with Potential Investors A and B during which they answered questions about the Company’s business, its objectives, and its restructuring efforts with SLR. After discussion, Potential Investors A and B declined to participate in a restructuring transaction along the lines of what the Company and SLR had discussed on February 2, 2024. Mr. Army and Mr. Landry indicated that the position of Potential Investors A and B was not aligned with the Company’s current restructuring objectives and, therefore, ceased further engagement with Potential Investors A and B at that time.

On March 3, 2024, the Company entered into a confidentiality agreement with a potential investor, which we refer to as “Potential Investor D”.

On March 5, 2024, Company management had a call with Potential Investor D in which a representative of Company management verbally shared nonpublic information about the Company.  Potential Investor D indicated that it was unlikely it would be able to make an investment in the Company given the terms contained in Potential Investor D’s investment charter.

On March 7, 2024, Perceptive sent a non-binding term sheet to Mr. Army (the “March 7 Term Sheet”). The March 7 Term Sheet contemplated a transaction in which Perceptive would make a cash investment in the Company in exchange for shares of preferred stock, SLR would convert a significant portion of its term debt into shares of preferred stock, the Company would be taken private, and stockholders of the Company would receive a cash payment funded by Perceptive’s cash investment. Mr. Army promptly sent a copy of the March 7 Term Sheet to the Special Committee.

Later, in the afternoon of March 7, 2024, at the request of Perceptive, representatives of Perceptive, Cooley LLP (“Cooley”), counsel to Perceptive, and Ropes & Gray met by videoconference to discuss the potential transaction structure. Following the conclusion of the meeting, the Company sought and obtained permission from Perceptive to share the March 7 Term Sheet with SLR.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      28

On March 11, 2024, the Company verbally received high level feedback from SLR on the March 7 Term Sheet, which the Company verbally conveyed to Perceptive. In its verbal feedback, SLR stated its view that, relative to Perceptive, SLR’s rights and powers under the proposed post-transaction governance structure, including that (i) Perceptive would have had a right to designate a majority of the directors that could be designated by the holders of the Series A Preferred Stock to the board of directors of the post-transaction entity, (ii) it was unclear whether SLR would have had “drag along” rights despite owning more than 50% of the post-transaction entity and (iii) the director appointed by Perceptive would have certain veto rights for so long as the holders of Series A Preferred Stock were entitled to appoint a director to the board of directors of the post-transaction entity while SLR did not have any such veto rights, were not commensurate with the parties’ relative ownership percentages in the Company following the Closing.

On March 12, 2024, the Special Committee met to discuss the March 7 Term Sheet. The Special Committee determined that the Special Committee, led by Mr. Spence, would lead negotiations of the terms of any proposed transaction involving the Company and that management’s role would be limited to facilitation and tactical support, providing information about the Company’s business and responding to diligence requests. The Special Committee also decided to engage its own financial advisor to assess the fairness, from a financial point of view, of any transaction that was negotiated. Mr. Spence requested that Mr. Army promptly schedule calls with Perceptive and SLR to introduce Mr. Spence and explain his role.

Also, on March 12, 2024, representatives of Cooley sent to representatives of Ropes & Gray a draft illustrative transaction timeline.

On March 15, 2024, Perceptive sent the Company a revised term sheet (the “March 15 Term Sheet”), which was intended to be responsive to SLR’s feedback.  The March 15 Term Sheet provided for, among other things, equal representation on the board of directors for SLR and Perceptive in the post-transaction entity, mutually acceptable “drag along” rights as between those parties, and an acknowledgment that any post-transaction loan amendment needed to be acceptable to SLR.  The Company promptly sent the March 15 Term Sheet to Mr. Spence and to SLR.  SLR provided verbal feedback to the Company the same day that the total loan balance used to calculate the pro forma post-closing preferred equity and post-closing loan balance in the March 15 Term Sheet was inaccurate, which Ropes & Gray incorporated into a revised term sheet that it shared with SLR later that day.

On March 16, 2024, SLR verbally communicated additional comments to Mr. Landry. All comments on the March 15 Term Sheet were conveyed to Perceptive on March 18, 2024, which included SLR’s desire to ensure that all fees owed to SLR by the Company under its existing term loan agreement were properly included and allocated in SLR’s post-transaction preferred stock and term debt amounts.

On March 20, 2024, Potential Investor C sent to representatives of the Company’s management team a non-binding indication of interest, which it characterized as a “strawman proposal” (the “Potential Investor C Proposal”). The Company’s management team promptly forwarded the Potential Investor C Proposal to Mr. Spence.

On March 21, 2024, Mr. Spence, together with members of the Company’s management team, participated in a call with representatives of each of SLR and Perceptive to formally introduce SLR to Perceptive, and to introduce Mr. Spence as the Special Committee representative who would lead negotiations on behalf of the Company. After introductions, Mr. Spence and representatives of the Company exited the call, and representatives of each of Perceptive and SLR engaged in direct negotiations.

On March 22, 2024, Mr. Spence, together with members of the Company’s management team, participated in a call with representatives of each of SLR and Potential Investor C to formally introduce SLR to Potential Investor C, and to introduce Mr. Spence as the Special Committee representative who would lead any negotiations on behalf of the Company. After introductions, Mr. Spence and representatives of the Company exited the call, and representatives of each of Potential Investor C and SLR engaged in direct negotiations.

On April 3, 2024, Mr. Army and Mr. Landry held an initial call with a potential investor, who we refer to as “Potential Investor E,” to gauge interest in entering into a confidentiality agreement with the Company. On the same day, the Company and Potential Investor E entered into a confidentiality agreement.

On April 4, 2024, Company management shared nonpublic financial information about the Company with Potential Investor E.

On April 5, 2024, representatives of Company management had a call with Potential Investor E to answer questions about the nonpublic financial information that was provided to Potential Investor E the day before.

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On April 10, 2024, Mr. Spence had a call with Potential Investor E during which Potential Investor E shared with Mr. Spence, at a high level, its views on a potential investment in the Company in light of its experience investing in distressed situations.

On April 16, 2024, Mr. Spence and Potential Investor E spoke by phone to continue discussions relating to a potential investment by Potential Investor E in the Company. During such call, Potential Investor E requested a direct introduction to SLR.

On April 16, 2024, the Special Committee met and discussed the ongoing evaluation of restructuring alternatives, including investor outreach and discussions to date and Potential Investor E’s request for an introduction to SLR.  Given the urgency of addressing the Company’s liquidity needs, the high level of engagement from Perceptive, which had submitted a reasonably detailed term sheet, engaged counsel, and was in active discussions with SLR, and the engagement with Potential Investor C, which had sent a strawman proposal, the Special Committee instructed Mr. Spence to advise Potential Investor E that it would need to submit a non-binding term sheet in order for the Company to introduce Potential Investor E to SLR.

On April 18, 2024, Mr. Spence conveyed to Potential Investor E the position of the Special Committee regarding submission of a non-binding term sheet. Potential Investor E advised Mr. Spence that it would consider doing so. Ultimately, however, Potential Investor E did not submit a term sheet or written expression of interest.

On April 19, 2024, a representative of SLR sent Mr. Spence and the Company a non-binding term sheet and indicated that, apart from a few bracketed items, the term sheet was in a form that both SLR and Perceptive were prepared to execute (the “April 19 Term Sheet”).

On April 23, 2024, the Special Committee met to review and discuss the April 19 Term Sheet and the status of discussions with potential investors, including Potential Investor C.  The Special Committee acknowledged that the level of engagement from Perceptive significantly exceeded that of Potential Investor C, with Perceptive having engaged legal counsel and submitted multiple term sheets.  The Special Committee also discussed the fact that time was of the essence in resolving the Company’s liquidity situation and the timeline to entering into a definitive agreement with Perceptive appeared shorter than would be the case with Potential Investor C, especially since SLR and Perceptive appeared to have reached substantial agreement on terms set forth in the April 19 Term Sheet under consideration by the Special Committee and the Board, whereas SLR and Potential Investor C were directly negotiating the Potential Investor C Proposal and the Company was not yet involved in such negotiations.  The Special Committee also discussed that, given the Company’s liquidity and solvency concerns, the April 19 Term Sheet offered the most favorable outcome for the Company and its stockholders, the Special Committee could reasonably expect given the current situation and the alternative of a bankruptcy that was unlikely to yield any consideration to the Company’s stockholders.  In light of the foregoing, the Special Committee determined, after reviewing the terms of the April 19 Term Sheet and the Potential Investor C Proposal, to recommend to the Board that the April 19 Term Sheet was substantially acceptable with minor adjustments.  Mr. Spence determined to reserve time on the Board agenda for a full discussion of the April 19 Term Sheet given a regular quarterly Board meeting was scheduled for the following morning.

The Company’s full Board of Directors met on April 24, 2024, at which all members of the Board were present. Mr. Spence reviewed the terms of the April 19 Term Sheet with the Board and highlighted the points the Special Committee believed the Company should seek to revise, such as the purchase of directors’ and officers’ liability insurance coverage (including “tail” coverage) for departing Board members and members of Company management and clarifying (i) the fact that Company employees who are accredited investors could roll their equity in the potential transaction, (ii) the expense reimbursement obligations in the event that the potential transaction did not close and (iii) the terms of the series A preferred stock (“Series A Preferred”) contemplated by the potential transaction, including liquidation preference and cumulative dividend rights. The Board agreed that the Company should respond with a revised version showing the Company’s proposed edits. Later that same day, Mr. Spence sent to representatives of each of SLR and Perceptive a revised version of the April 19 Term Sheet, which reflected the Company’s proposed revisions (the “April 24 Term Sheet”).

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On April 25, 2024, a representative of SLR sent Mr. Spence a further revised version of the April 24 Term Sheet, containing minor clarifying edits. On the morning of April 26, 2024, Mr. Spence updated the Special Committee by email, explaining that the parties were close to agreement on the proposed term sheet and the only remaining substantive item concerned allocation of legal expenses. Representatives of the each of Company, SLR and Perceptive continued to negotiate this issue throughout the day.

On April 27, 2024, Mr. Spence notified the Board that the remaining issue had been resolved by estimating that certain reimbursable legal expenses would be approximately $10 million, and the parties expected to execute a non-binding term sheet on substantially the same terms as those discussed with the Board at the April 24 Board meeting.

On April 29, 2024, SLR, Perceptive and the Company executed the nonbinding term sheet (the “Final Term Sheet”). The Final Term Sheet permitted Perceptive and SLR to conduct confirmatory diligence, provided for the acquisition of the outstanding shares of the Company’s common stock for $2.65 per share (a 112% premium over the closing price of Company stock on the OTCQX on April 29, 2024 of $1.25 per share) (the “April 27 Merger Consideration”) via a merger. The Final Term Sheet also provided that Perceptive would purchase $40 million of to-be-issued Topco Series A Preferred Units, a portion of which purchase price would be used to fund the April 27 Merger Consideration, immediately prior to the closing of the proposed merger, and that SLR would convert approximately $75.3 million of its outstanding term loan balance to Series A Preferred. In addition, the Final Term Sheet provided that Perceptive’s post-transaction ownership percentage was anticipated to be approximately 24.3%; SLR’s post-transaction ownership percentage would be approximately 50.6%; and an equity incentive pool to be created for Company employees post-merger would be  equal to 15% (inclusive of presently outstanding awards that would convert in the transaction), in each case, on a fully diluted basis, with the balance to be owned by certain existing stockholders who may be invited to exchange their Company shares for equity in the private successor entity in lieu of receiving the $2.65 per share cash merger consideration.  Per the terms of the Final Term Sheet, SLR would also hold $40 million of term debt following the closing of the proposed transaction.  Following execution of the Final Term Sheet, Perceptive and SLR began conducting confirmatory due diligence.

Between May 8, 2024 and May 23, 2024, representatives of Latham & Watkins LLP (“Latham”), counsel for SLR, Cooley and Ropes & Gray held several conference calls to discuss, among other things, allocation of work streams, proposed transaction structure, certain provisions of the Company’s equity plans and a proposed timeline for seeking to draft, negotiate, and execute transaction documents and announce a transaction.

On May 17, 2024, after interviewing several financial advisory firms, the Special Committee engaged Scalar, LLC (“Scalar”) to act as Special Committee’s financial advisor and to render an opinion with respect to the fairness, from a financial viewpoint, to the stockholders of the Company of the consideration to be received in the proposed transaction.

On May 22, 2024, representatives of Perceptive and SLR contacted Mr. Spence by telephone and advised him that, based on both a more accurate understanding of the Company’s capital structure and an increase in the fully diluted share count identified during diligence, they required a reduction in the per share cash merger consideration from $2.65 to $2.18 per share (the “Per Share Price Reduction Proposal” and the $2.18 per share price, the “Merger Consideration”) to account for the increase in fully diluted shares that Perceptive and SLR had not factored in based on the information available to them when initially deriving the April 27 Merger Consideration in the Final Term Sheet.  The total transaction equity value remained unchanged from the Final Term Sheet.  The Merger Consideration of $2.18 per share represented an approximate 173% premium over the Company’s OTCQX closing share price of $0.80 per share on May 21, 2024.

On May 23, 2024, representatives of Ropes & Gray sent an initial draft of the Merger Agreement to representatives of Latham and Cooley, which included, among other terms, a proposed Company termination fee equal to 2.5% of transaction equity value of the potential transaction.

In late May 2024, the Company developed a list of 13 stockholders based on their significant share ownership and accredited investor status, which included Mr. Army and Mr. Landry, to approach to determine whether such stockholder would enter into confidentiality agreements to receive nonpublic information about potentially rolling their equity in the potential transaction.

On May 28, 2024, the Special Committee met to review and discuss the Per Share Price Reduction Proposal. Following discussion, the Special Committee agreed with Mr. Spence’s proposed approach of seeking to understand the financial assumptions underlying the Per Share Price Reduction Proposal, arguing against the Per Share Price Reduction Proposal if such financial assumptions did not support the Per Share Price Reduction Proposal and generally to negotiate the highest per share cash price possible. The Special Committee also acknowledged that $2.18 per share represented a favorable result for the Company stockholders.

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On May 28, 2024, representatives of the Company, together with representatives of Perceptive and SLR, approved the list of 13 stockholders and outreach by representatives of the Company began on May 29, 2024. The Company entered into confidentiality agreements (none of which included standstill restrictions) with 11 of the 13 stockholders (with Mr. Army and Mr. Landry not needing confidentiality agreements) and began scheduling discussions with such stockholders.  The Company completed initial discussions with such stockholders by June 4, 2024, and subsequently, the Company responded to follow-up questions from those stockholders regarding the Company’s performance, transaction structure and post-closing capitalization structure.  The Company responded to all follow-up inquiries by June 14, 2024 and, of the 13 stockholders contacted, four of the Company’s significant stockholders elected to roll their shares in the potential transaction, and the other nine stockholders declined.  The four stockholders who agreed to enter into Stockholder Rollover Agreements on June 17, 2024 in connection with the signing of the potential transaction included Mr. Army, Mr. Landry, and Mr. Arnerich.  Of the nine stockholders who declined, the following stockholders ultimately agreed to enter into Voting and Support Agreements on June 17, 2024 in connection with the signing of the potential transaction: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust.

On May 30, 2024, representatives of Latham sent to representatives of Ropes & Gray a list of issues that Perceptive and SLR identified in the draft Merger Agreement, which included, among other things, the proposed amount of the Company termination fee, the need for a cap on Parent’s aggregate potential cash damages, treatment of equity awards and warrants and requests for a condition requiring that certain specified health care regulatory approvals be obtained prior to closing

On May 31, 2024, representatives of Cooley, Latham and Ropes & Gray met by videoconference to discuss the list of issues identified by SLR and Perceptive in the draft Merger Agreement.

On June 3, 2024, after members of the Company’s management discussed the financial assumptions underlying the Per Share Price Reduction Proposal, Mr. Spence met again with representatives of SLR, stating that the per share cash merger consideration should remain at $2.65.  Representatives of SLR and Perceptive, however, indicated that the Per Share Price Reduction Proposal was solely based on the inclusion of a material number of fully diluted shares that had not been included in initial calculations to derive the Merger Consideration, and indicated that they would move forward only if the Company accepted the Per Share Price Reduction Proposal.

On June 4, 2024, the Special Committee met and again discussed the Per Share Price Reduction Proposal, noting that $2.18 represented a substantially more favorable result to the Company’s stockholders than the expected treatment of Company stockholders in the event of bankruptcy as well as a substantial premium over the Company’s closing price of $0.785 per share on June 3, 2024.

On June 8, 2024, Latham and Cooley circulated a revised draft of the Merger Agreement which reflected the Per Share Merger Consideration of $2.18 and, among other things, proposed a termination fee equal to $1 million, which would be payable by the Company if the Merger Agreement was terminated under certain specified circumstances, a cap limiting Parent’s aggregate potential cash damages to $1 million, limitations on when the Company could obtain an award of specific performance and a condition requiring that certain specified health care regulatory approvals be obtained prior to closing. Also, throughout the week of June 8, 2024, the parties exchanged drafts of and negotiated the ancillary transaction documents.

On June 11, 2024, the Special Committee met to review and discuss the revised draft of the Merger Agreement.

On June 12, 2024, representatives of SLR, Perceptive, and the Company met by videoconference throughout the day to discuss the status of open issues.  At these meetings, representatives of SLR proposed a cap on Perceptive’s aggregate damages equal to $3 million.  Following further discussions throughout the day, SLR withdrew its proposal with respect to the $3 million cap.  Also, during one of these discussion, Mr. Army proposed that the Company termination fee be reduced to less than $1 million, which Perceptive rejected, insisting that the value of the Company termination fee be equal to the value of the cap on Parent’s aggregate potential cash damages.  Also, on June 12, 2024, representatives of Latham, Cooley and Ropes & Gray met by videoconference to discuss the open issues in the draft Merger Agreement and ancillary transaction documents.  From June 12, 2024 through signing of the Merger Agreement, the principals held daily calls to discuss open issues in the Merger Agreement and ancillary transaction documents.

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On June 13, 2024, Ropes & Gray sent a revised draft of the Merger Agreement to Latham and Cooley.  The draft Merger Agreement (i) reserved for ongoing discussion amongst the principals of the proposed Company termination fee and cap on Parent’s aggregate potential cash damages, (ii) rejected a condition requiring that certain specified health care regulatory approvals be obtained prior to closing and (iii) eliminated the impediments to a specific performance remedy. Also, on June 13, 2024, Mr. Spence held calls with Lance Berry, Mr. Arnerich and Lori Knowles, the other members of the Board not serving on the Special Committee, to update them on the status of the Merger Agreement and the open issues, and to respond to questions regarding the status of negotiations.

On June 13, 2024, Mr. Army and Mr. Spence had a call with representatives of each of Perceptive and SLR to consider the Company’s post-closing liquidity requirements in light of, among other things, the possibility that (i) fewer current stockholders than anticipated may elect to roll their equity into the post-transaction entity, (ii) the transaction took longer to negotiate than anticipated and may take longer to close than expected, and (iii) transaction expenses exceeded estimates. Based on these concerns, Perceptive agreed to increase its equity investment from $40 million to $50 million, resulting in expected immediate post-transaction ownership percentages to change to approximately 61.8% for SLR and approximately 37.4% for Perceptive.

On June 14, 2024, Latham and Cooley sent Ropes & Gray a revised draft of the Merger Agreement, and the parties continued to negotiate the terms of the Merger Agreement and ancillary transaction documents, including an amendment to SLR’s existing term loan agreement to provide for interim funding until the transaction closed and, contingent on the transaction closing, a new term loan maturity date and updated loan terms for the remaining $40 million post-transaction SLR indebtedness. The draft reserved for further consideration the conditions of non-mutual extension of the outside date and proposed certain additional conditions to closing.

Given the parties’ broad agreement on material economic terms, meetings of the Special Committee, the full Board and the Compensation Committee were scheduled for the evening of June 16, 2024 for the purpose of reviewing and, if appropriate, approving the transaction.  Representatives of Scalar were invited to attend and present an opinion as to the fairness of the Merger.

On June 15, 2024, Scalar shared its conflicts disclosure with the Special Committee, which identified that, in the past two years, (i) Scalar had not performed any valuation services for SLR and (ii) Scalar had performed valuation services for Perceptive and its current or former portfolio companies for which Scalar received in the aggregate $310,000 (excluding fees related to the engagement in connection with the potential transaction).  Scalar is not currently performing any valuation services for SLR, Perceptive, or any of their respective portfolio companies.

Over the course of the day on June 15, 2024, and continuing into the morning of June 16, 2024, subject to the approval of the Special Committee and the Board, the parties reached agreement on all material terms of the Merger Agreement and ancillary transaction documents. A substantially final set of transaction documents was shared with the Board for review early in the afternoon of June 16, 2024. A small number of minor changes were circulated later that afternoon and discussed with the Board at its meeting on June 16, 2024.

In the evening of June 16, 2024, a meeting of the Special Committee was held.  At this meeting, representatives of Scalar delivered to the Special Committee Scalar’s oral opinion, subsequently confirmed in Scalar’s written opinion, dated as of June 16, 2024, to the effect that, based upon and subject to the various assumptions and limitations set forth in the written opinion, as of June 16, 2024, the Per Share Merger Consideration to be received is fair, from a financial point of view, to the holders of Common Stock (other than the Company, Parent, SLR, Parent Sponsor, the Rollover Stockholders and their respective affiliates).  For additional information, see the section entitled “Opinion of Scalar, LLC” and Annex F to this proxy statement.  Also at this meeting, representatives of Ropes & Gray reviewed with the members of the Special Committee their fiduciary duties under Delaware law, including with respect to the potential transaction, and the material terms of the Merger Agreement and other ancillary transaction documents.  After discussion, the Special Committee unanimously voted to recommend approval of the transaction to the Company’s full Board. Immediately following the Special Meeting, a meeting of the full Board was convened, with representatives of Scalar and Ropes & Gray attending.  Mr. Spence reviewed with the full Board the conclusion and recommendation of the Special Committee, as well as the fairness opinion of Scalar, and noted that representatives of Scalar were available for questions. For additional information, see “—Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and the Special Committee; Fairness of the Merger”.  A representative of Ropes & Gray reminded the Board that Perceptive and its affiliates are clients of Ropes & Gray, but that no member of the core Ropes & Gray team advising on the potential transaction is a member of the core Ropes & Gray team advising on current matters for Perceptive. Since January 1, 2022, Ropes & Gray has received fees from Perceptive and Perceptive investment funds in an aggregate amount of less than $800,000. In addition, since January 1, 2022, Ropes & Gray has received fees from companies in which Perceptive investment funds hold a controlling interest in an aggregate amount of less than $17 million, and Ropes & Gray has received reimbursement of fees from companies in which Ropes & Gray represented Perceptive in a minority investment in an aggregate amount of less than $1.5 million. The Board then voted unanimously to approve the Merger Agreement and to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger. Immediately following the Board meeting, the Compensation Committee of the Board met and unanimously approved the compensation matters described in the Merger Agreement.

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On the morning of June 17, 2024, the Company, Topco and Parent executed the Merger Agreement, and the parties issued a joint press release announcing entry into the Merger Agreement.

Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and the Special Committee; Fairness of the Merger

As described under “Background of the Merger,” the Board duly established the Special Committee and delegated to it the exclusive power and authority, among other things, to (i) review, evaluate, negotiate, and determine the advisability of a potential transaction involving a restructuring of the Company’s indebtedness, including the authority to determine not to proceed with such a transaction; (ii) oversee the processes and procedures related to assessment of a potential transaction; (iii) propose, accept, reject or negotiate the price, structure, terms and conditions of a potential transaction; (iv) determine whether the potential transaction is fair to, and in the best interests of, Vapotherm and our stakeholders, including our creditors and our stockholders; (v) with respect to any actions required to be taken by the Board with respect to the potential transaction, recommend to the Board what action should be taken; (vi) from time to time and at full meetings of the Board provide reports to the Board regarding the activities of the Special Committee; and (vii) take such other actions relating to the potential transaction as the Special Committee deems necessary, appropriate or advisable. The Board did not retain an unaffiliated representative to act solely on behalf of Vapotherm’s unaffiliated security holders for purposes of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger. However, the Board considered the analysis and recommendations of the Special Committee, among other factors, in the course of reaching its determination and recommendations discussed in this section. The effectiveness of the Contemplated Transactions, including the Merger, is not structured so that approval of at least a majority of the unaffiliated security holders is required. However, the Board believes that, notwithstanding the absence of such approval, the Contemplated Transactions, including the Merger, are substantively and procedurally fair to the Company’s unaffiliated security holders for the reasons it considered as described in more detail in this section.

The Special Committee, acting with the advice and assistance of its independent financial advisor, considered the merits and risks of the Merger and the transactions contemplated in connection therewith, and after careful consideration, at a meeting of the Special Committee held on June 16, 2024, the Special Committee, among other things, unanimously (i) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company; (ii) recommended that the Board (A) approve and declare advisable that the Company enter into the Merger Agreement and certain other transaction documents and the SLR Loan Agreement to which the Company is a party and perform its covenants and other obligations therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth therein and (B) direct that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders; (iii) subject to the terms and conditions of the Merger Agreement, recommended that the Company’s stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement; and (iv) recommended to the Board the further authorization and approval of all other matters reasonably required to consummate the Contemplated Transactions (the “Required Matters”):

●

the authorization, execution and delivery of the Merger Agreement and certain other transaction documents and the SLR Loan Agreement to which the Company is a party, and the approval of the Contemplated Transactions;

●	the pursuit of any required consents;

●	the making of any filings with the SEC or other regulators;

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●

the approval of the Merger for purposes of all “fair price,” “business combination,” or “control share acquisition” statute or similar statute or regulation that might apply to the Merger, including Section 203 of the DGCL; and

●	the delisting and deregistration of the Common Stock.

On June 16, 2024, after careful consideration, based in part on the unanimous recommendation of the Special Committee, whose analyses and determinations the Board adopted as its own in its evaluation of the fairness of the Merger, the Board, pursuant to resolutions adopted at a meeting of the Board, among other things (i) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its affiliates and any Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement)); (ii) approved and declared advisable that the Company enter into the Merger Agreement and certain other transaction documents and the SLR Loan Agreement to which the Company is or will be a party and perform its covenants and other obligations therein, and consummate the Contemplated Transactions and such other transaction documents, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders; (iv) subject to the terms and conditions of the Merger Agreement, recommended that the Company’s stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement; and (v) authorized and approved all other matters reasonably required to consummate the Contemplated Transactions, including the Required Matters.

Accordingly, the Board recommends that you vote “FOR” the Merger Agreement Proposal at the Special Meeting.

In considering the recommendations of the Board with respect to the Merger, you should be aware that executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Special Committee, consisting entirely of independent directors, and the Board were aware of these interests and considered them, among other matters, in evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger and in making its decision to recommend that the Board adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. For more information about these interests, please see “Special Factors—Interests of Executive Officers and Directors of Vapotherm in the Merger.”

The Special Committee engaged its own financial advisor and received advice throughout the negotiations from such advisors. Since the members of the Special Committee are disinterested with respect to the transactions contemplated by the Merger Agreement, independent of, and not affiliated with, Parent, SLR and/or each of their respective affiliates, the Special Committee believed that it could effectively represent the interests of the Company’s stockholders in negotiating the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, and in making its decision to recommend that the Board adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above, the Special Committee and the Board considered, among other things, the following potentially favorable factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the Per Share Merger Consideration, at $2.18 per Share, provides certainty, immediate value and liquidity to Vapotherm’s stockholders (other than the Company, Parent, SLR, Perceptive, the Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement)) and their respective affiliates), particularly in light of the Company’s substantial debt burden, when compared to the closing price of the Shares of $0.82 on June 14, 2024 (the last trading day before the Merger Agreement was signed);

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in its Quarterly Report on Form 10-Q for the period ended March 31, 2024, the Company (1) reported liabilities greater than assets on its balance sheet and (2) reported its belief that the Company’s existing cash resources, borrowing capacity under the then existing SLR Loan Agreement, anticipated cash receipts from sales of its products and monetization of its existing inventory would not be sufficient to meet the Company’s anticipated cash requirements during the twelve months following March 31, 2024, raising substantial doubt about the Company’s ability to continue as a going concern; the Special Committee and the Board recognized that, absent restructuring the Company’s indebtedness, bankruptcy represented the Company’s most likely path, and that the Company’s stockholders may receive nothing in a bankruptcy proceeding;

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the Company lacks cash and cash equivalents sufficient to repay its indebtedness incurred pursuant to the Term B Loan Facility under the then existing SLR Loan Agreement, the maturity date of which, as of June 16, 2024, was July 26, 2024;

●

in connection with the Merger, (1) SLR had proposed to enter into the SLR Rollover Agreement, pursuant to which, effective as of the Effective Time of the Merger, SLR will contribute certain of its loans and accrued but unpaid interest and fees under the SLR Loan Agreement (the “SLR Debt Receivables”) to Topco in exchange for certain Topco equity interests and (2) such SLR Debt Receivables will ultimately be contributed to and cancelled by the Company;

●

in connection with the Merger, SLR has proposed to enter into the Eighth Amendment, pursuant to which: (1) effective as of the signing of the Merger Agreement Vapotherm’s lenders, SLR, agree to provide the Company with $5.0 million of bridge financing for general corporate and working capital purposes, and such bridge financing will accrue interest at the interest rate otherwise applicable to the existing Term B Loan Facility under the SLR Loan Agreement and (2), effective as of the Effective Time, Vapotherm’s lenders, SLR, agree to decrease the loans outstanding under the existing Term A Loan Facility from approximately $114.4 million to $40.0 million (the “Remaining Term A Loans”), which Remaining Term A Loans will accrue interest at rate of Secured Overnight Financing Rate (the “SOFR”) plus 6.0%, which represents $11.2 million in interest savings to the Company, eliminates the need for the Company to make any amortization payments until maturity of the Remaining Term A Loans and extends the maturity date of the Remaining Term A Loans from February 1, 2027 to the earlier of the third anniversary of the Closing Date and October 1, 2027;

●

the Special Committee and the Board believe that the Merger Consideration represents full and fair value for the Shares, taking into account the Board’s familiarity with the Company’s business strategy, assets, liabilities, prospects, and projected financial performance and financing requirements, and the relative certainty of the Merger Consideration as compared to forecasted financial results and the risks associated with the Company’s stand-alone strategy;

●

the current and historical market prices of the Common Stock, including that the Per Share Merger Consideration to be received by the Company’s stockholders (other than the Rollover Stockholders (or any Company stockholders that may execute an Additional Rollover Agreement)) represents a 166% premium to the closing price of the Shares on June 14, 2024 (the last trading day before the Merger Agreement was signed) and a premium of 164% to the Company’s 20-day volume-weighted average price;

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the judgment of the Special Committee and the Board that the $2.18 per Share in cash payable in the Merger is more favorable to the Company stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to the Company, based upon the directors’ extensive knowledge of the Company’s business, assets, and liabilities, including the substantial doubt regarding the Company’s ability to continue as a going concern and the anticipated treatment of the Shares in a bankruptcy proceeding;

●	the Special Committee engaged in a negotiation process that led the Special Committee and the Board to believe that the Company has obtained the highest price Parent is willing to pay for the Shares;

●

the presentation by representatives of Scalar to the Board on June 16, 2024, and the oral opinion delivered by representatives of Scalar to the Board on June 16, 2024, which was subsequently confirmed by delivery of a written opinion dated June 16, 2024, to the effect that, based upon and subject to the various assumptions and limitations set forth in the written opinion, as of June 16, 2024, the Per Share Merger Consideration to be received is fair, from a financial point of view, to the holders of Shares (other than the Company, Parent, SLR, Perceptive, the Rollover Stockholders and their respective affiliates);

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the likelihood that the Merger will close, based on, among other things, (1) Parent’s delivery to the Company of the Equity Commitment Letter, (2) the limited number and nature of the conditions to the completion of the Merger, including the lack of a financing condition and the absence of required merger control or antitrust regulatory filings, and (3) the Company’s ability, pursuant to the Merger Agreement, to seek to specifically enforce the terms of the Merger Agreement;

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the risks associated with executing on the Company’s strategic plan and achieving the May 2024 financial projections on which Scalar’s fairness opinion relies in part, including achieving the substantial revenue growth contemplated by those projections and the need to address the Company’s substantial outstanding indebtedness in order to execute on that plan;

●

the fact that any stockholders who do not believe that the Per Share Merger Consideration represents fair consideration for their Shares have the ability to pursue appraisal rights under Section 262 of the DGCL;

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consummation of the Contemplated Transactions is subject to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares outstanding as of the close of business on the Record Date;

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the right of the Company, pursuant to fiduciary out provisions in the Merger Agreement, to consider unsolicited acquisition proposals from, and, subject to the terms of the Merger Agreement, the ability of the Special Committee and the Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, to terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee of $1.0 million, which represents less than 1% of the Company’s enterprise value and which the Special Committee and the Board believe is reasonable under the circumstances and not preclusive of other proposals; and

●

the Board considered the fact that the Merger Agreement was recommended by the Special Committee, which is comprised entirely of independent directors who are not employees of the Company or any of its subsidiaries, and unanimously approved by the Board, both of which received advice from the Special Committee’s financial advisor in evaluating, negotiating and recommending the terms of the Merger Agreement.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above, the Special Committee and the Board considered, among other things, a number of procedural safeguards that they believed were and are present to ensure the fairness of the Merger Agreement and the transactions contemplated thereby, including the Merger, and to permit the Special Committee to represent effectively the interests of the Company’s stockholders. These procedural safeguards include, among other things, the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

●

the Special Committee consists solely of directors of the Company who are independent directors who are unaffiliated with Parent and who are not officers or employees of the Company, and who will receive the Merger Consideration for their Shares;

●

the members of the Special Committee will not personally benefit from the completion of the Merger in a manner different from the Company’s public stockholders, except for indemnification and continuing directors’ and officers’ liability insurance coverage and the vesting of certain Vapotherm equity awards upon the Closing;

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●

the resolutions of the Board delegating to the Special Committee, to the fullest extent permitted by applicable law, the power and authority of the Board to: (1) review, evaluate, negotiate, and determine the advisability of a potential transaction involving a restructuring of the Company’s indebtedness, including the authority to determine not to proceed with such a transaction; (2) oversee the processes and procedures related to assessment of a potential transaction; (3) propose, accept, reject or negotiate the price, structure, terms and conditions of a potential transaction; (4) determine whether the potential transaction is fair to, and in the best interests of, the Company and its stakeholders, including its creditors and its stockholders; (5) with respect to any actions required to be taken by the Board with respect to the potential transaction, recommend to the Board what action should be taken; (6) from time to time and at full meetings of the Board provide reports to the Board regarding the activities of the Special Committee; and (7) take such other actions relating to the potential transaction as the Special Committee deems necessary, appropriate or advisable;

●	pursuant to the terms of the Merger Agreement, the Merger will not be completed unless Vapotherm’s stockholders approve the Merger Agreement Proposal; and

●	the availability to stockholders of appraisal rights as provided in the DGCL in connection with the Merger.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above, the Special Committee and the Board also considered, among other things, certain countervailing factors, including the following uncertainties, risks and other potentially negative factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the Company will no longer exist as a public company, and the Company’s public stockholders (other than the Rollover Stockholders (including any Company stockholders that may execute an Additional Rollover Agreement)) will forgo any future increase in the Company’s value that might result from its earnings or possible growth as a stand-alone company, in the event the Company was able to address its substantial indebtedness in another manner;

●

the conditions to Parent’s obligation to complete the Contemplated Transactions and the right of Parent to terminate the Merger Agreement under certain circumstances, without the payment of any damages or a termination fee to the Company;

●

the limitations set forth in the proposed Merger Agreement that would prevent the Company from seeking monetary damages in the event of a Parent breach of the Merger Agreement for amounts in excess of $1.0 million;

●	the limitation in the Merger Agreement that would preclude the Company from actively soliciting alternative proposals;

●	the possibility that the Company may be obligated to pay Parent a termination fee if the Merger Agreement is terminated under certain circumstances;

●	the risk that the Merger may not be completed in a timely manner or at all;

●

the risks that the announcement and pendency of the Merger or the failure to complete the Merger may cause harm to relationships with the Company’s employees, partners and customers (or be a factor in the consideration of employees, partners and customers to maintain their relationships with the Company) and may divert management and employee attention away from the day-to-day operation of the Company’s business;

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●

the restrictions imposed under the Merger Agreement on the conduct of the Company’s business prior to the completion of the Merger, which, subject to specific exceptions, could delay or prevent the Company from pursuing business opportunities that may arise or certain other actions it would otherwise take with respect to its operations absent the pending completion of the Merger;

●	the Merger Consideration to be paid consists of cash and will, therefore, result in a taxable event for the Company’s stockholders who are subject to taxation for U.S. federal income tax purposes;

●	the risk of litigation relating to or arising from the Contemplated Transactions; and

●

the interests that certain of the Company’s directors and executive officers may have with respect to the Contemplated Transactions, in addition to their interests as stockholders of the Company generally.

The Special Committee and the Board concluded that, overall, the potentially positive factors outweighed the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the Special Committee and the Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, Vapotherm and our stockholders (other than the Rollover Stockholders (or any Company stockholders that may execute an Additional Rollover Agreement)). In addition, the Special Committee believes that the Merger is fair to Vapotherm’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

Accordingly, the Board recommends that you vote “FOR” the Merger Agreement Proposal at the Special Meeting.

The Board believes, based on its consideration of, among other things, the factors described above, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are substantively and procedurally fair to the Company’s unaffiliated security holders. The Board produced the foregoing fairness determinations on behalf of the Company. The Special Committee and the Board are not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone, other than a filing person in the two years preceding the signing of the Merger Agreement.

The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by the Special Committee and the Board in their consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Special Committee and the Board reached the decision to approve the entry into the Merger Agreement and recommend its adoption by the Company’s stockholders in light of the factors described above and other factors that the Special Committee and the Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special Committee and the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, each of the Special Committee members and Board members may have given different weight to different factors. The Special Committee and the Board conducted an overall review of the factors described above, including thorough discussions with the Company’s management and the Special Committee’s financial advisor, and considered the factors overall to be favorable to, and to support, their decisions, determinations and recommendations. It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section is forward- looking in nature and should be read in light of the factors set forth under “Special Note Regarding Forward-Looking Statements.”

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In considering the fairness of the Merger, the Special Committee and the Board did not consider the historical purchase prices of the Common Stock relating to the issuance and sale of such securities by the Company because the Company did not issue or sell any securities during the past two years in transactions that would be relevant for the Special Committee or the Board’s fairness determination. Neither the Special Committee nor the Board specifically considered the liquidation value or the net book value of Vapotherm in its evaluation of the Merger, because of its belief that neither liquidation value nor net book value presents a meaningful valuation for Vapotherm and its business, as Vapotherm’s value is derived from the cash flows to be generated from its continuing operations rather than from the value of assets that might be realized in a liquidation or from net book value which is significantly influenced by historical costs. In addition, neither the Special Committee nor the Board conducted a separate going-concern valuation of Vapotherm because the financial analyses presented by Scalar, as more fully described below under “Special Factors—Opinion of Scalar, LLC”, contained financial analyses of the cash flows to be generated by Vapotherm’s continuing operations and the Special Committee and Board believed these analyses to be a form of a going concern valuation. In determining the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable and fair to, and in the best interests of, the Company and its unaffiliated stockholders, each of the Special Committee and the Board expressly adopts the analysis and conclusions of Scalar in issuing its fairness opinion as part of its considerations in making such determination.

Opinion of Scalar, LLC

On June 16, 2024, at a meeting of the Special Committee, Scalar rendered its oral opinion to the Special Committee, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the holders of Common Stock (for purposes of such opinion and this summary, other than the Excluded Parties) of the Per Share Merger Consideration to be received by the holders of Common Stock (other than the Excluded Parties) in the proposed merger of the Company with Merger Sub pursuant to the Merger Agreement (without giving effect to any impact of the Merger on any particular holder of Common Stock other than in its capacity as a common stockholder), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion. For purposes of Scalar’s opinion and this summary, the Per Share Merger Consideration consists of $2.18 per Share in cash.

The full text of Scalar’s written opinion, dated June 16, 2024, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement as Annex F. The summary of Scalar’s opinion in this proxy statement is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the Special Committee and does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Scalar, among other things:

●	reviewed the execution version of the Merger Agreement;

●	reviewed certain publicly available business and financial information relating to the Company;

●

reviewed certain historical financial information and other data relating to the Company that were provided to Scalar by the management of the Company, approved for Scalar’s use by the Company, and not publicly available;

●

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to Scalar by the management of the Company, approved for Scalar’s use by the Company, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2024 through December 31, 2026, prepared by the management of the Company;

●	reviewed certain information provided by management of the Company relating to the capitalization of the Company;

●	conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results, and financial prospects of the Company and the Merger;

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●	reviewed and compared data regarding the premiums paid in certain other transactions;

●	reviewed certain financial and stock market data of the Company and compared that data with similar publicly available data for certain other companies; and

●	conducted such other financial studies, analyses and investigations, and considered such other information, as Scalar deemed necessary or appropriate.

In performing its analysis and rendering its opinion, with the Special Committee’s consent, Scalar relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar further relied upon the assurances of the management of the Company that the financial information provided to Scalar by the Company has been prepared on a reasonable basis in accordance with industry practice, and that the Company’s management is not aware of any information or facts that would make any information provided to Scalar inaccurate, incomplete or misleading. Scalar has not been engaged to independently verify, has not assumed any responsibility to verify, assumes no liability for, and expresses no opinion on, any such information, and Scalar has assumed and relied upon, without independent verification, that the Company is not aware of any information that might be material to Scalar’s opinion that has not been provided to Scalar.

Without limiting the generality of the foregoing, for the purpose of its opinion, Scalar assumed with respect to financial forecasts, estimates, and other forward-looking information reviewed by Scalar, that such information had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and as to the expected future results of operations and financial condition of the Company and Scalar has assumed, without independent verification, that such forecasted results will be realized in the amounts and on the time schedule contemplated. Scalar assumed no responsibility for and expressed no opinion as to any such financial forecasts, estimates, or forward-looking information or the assumptions on which they were based. Scalar did not consider any strategic, operating or cost benefits and/or synergies that might result from the Merger. Scalar also assumed, with the Special Committee’s consent and without independent verification, that the Merger will have the tax consequences described in discussions with, and materials furnished to Scalar by, representatives of the Company.

Scalar is not a legal, accounting, regulatory, or tax expert and its opinion does not address any legal, regulatory, taxation, or accounting matters, as to which Scalar understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals, and Scalar assumed the accuracy and veracity of all assessments made by such advisors to the Company with respect to such matters.

In arriving at its opinion, with the Special Committee’s consent and without independent verification, Scalar relied upon and assumed that except as would not be in any way meaningful to Scalar’s analysis: (i) the representations and warranties of all parties to the Merger Agreement, and any related Merger documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Merger Agreement and any related Merger documents, (ii) the Merger will be consummated in accordance with the terms of the Merger Agreement and any related Merger documents, without any waiver or amendment of any term or condition thereof, and (iii) there has been no change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements and other information made available to Scalar. Additionally, Scalar assumed that all governmental, regulatory, or other third-party approvals and consents necessary for the consummation of the Merger or otherwise contemplated by the Merger Agreement will be obtained without any adverse effect on the Company, or on the expected benefits of the Merger, in any way meaningful to Scalar’s analysis.

In arriving at its opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not furnished or provided with any such appraisals or valuations, and Scalar did not evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, Scalar did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was a party or may be subject, and at the Special Committee’s direction and with the Special Committee’s consent, Scalar’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

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Scalar’s opinion was necessarily based upon economic, monetary, market, and other conditions as in effect on, the information available to Scalar as of, and the facts and circumstances as they existed on, the date of Scalar’s written opinion and Scalar’s opinion speaks only as of such date; events occurring after that date could materially affect the assumptions used in preparing Scalar’s opinion. Scalar has not undertaken to update, reaffirm, or revise its opinion or otherwise comment upon any events occurring after the date of Scalar’s written opinion, material information provided to Scalar after that date, or any change in facts or circumstances that occurred after that date, and Scalar does not have any obligation to update, revise, or reaffirm its opinion.

The issuance of Scalar’s opinion was approved by an authorized fairness committee of Scalar.

Scalar’s opinion did not address the Company’s underlying business decision to engage in the Merger as compared to other business or investment strategies or transactions that might be available to the Company, or whether the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Parties) pursuant to the Merger Agreement represents the best price obtainable. In connection with Scalar’s engagement, Scalar was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Scalar’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of Shares (other than the Excluded Parties) of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Parties) pursuant to the Merger Agreement. Scalar was not asked to, and did not, offer any opinion as to the terms, other than the Per Share Merger Consideration to the extent expressly specified therein, of the Merger Agreement or any related documents or the form of the Merger or any related transaction (including any agreement or transaction between any Excluded Party and the Company), including the fairness of the Merger to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of the Company, or any of their respective affiliates. Scalar was not asked to, and did not, offer any opinion with respect to any ongoing obligations of the Company, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any agreement related to the Merger, or under applicable law, any allocation of the Per Share Merger Consideration (or any portion thereof), or the fair market value of the Company or the Shares. In addition, Scalar expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Merger, any Excluded Parties, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise. Scalar expressed no opinion as to the price at which the Shares will trade at any time. Scalar’s opinion should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any party. To the extent any of the foregoing assumptions or any of the facts on which Scalar’s opinion is based prove to be untrue in any material respect, Scalar’s opinion cannot and should not be relied upon.

Scalar’s opinion was provided for the benefit of the Special Committee (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any other matter.

Summary of Scalar’s Financial Analysis

The following is a summary of the material financial analyses delivered by Scalar to the Special Committee in connection with rendering the opinion described above. The summary set forth below does not purport to set forth the entire description of the financial analyses performed or factors considered by, and underlying the opinion of, Scalar, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Scalar. Scalar may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Scalar’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Scalar. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Scalar’s financial analyses and its opinion.

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In performing its analyses, Scalar assumed with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, or any other parties to the Merger, that current performance and conditions would prevail. These analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on June 13, 2024, and is not necessarily indicative of current market conditions. Note that no discounted cash flow analysis was performed by Scalar given the subjectivity of the Company’s projected free cash flows. This subjectivity is due to a lack of historical profitability, future profitability being significantly dependent upon the success of the launch of a single product that has not been brought to market as of the date of the Opinion, and the lack of a financial forecast beyond December 31, 2026.

Selected Public Companies Analysis

Scalar reviewed certain financial data for selected companies with publicly traded equity securities that Scalar deemed relevant for purposes of this analysis based on various factors, including their product offerings within the health care equipment industry and their business models. The financial data reviewed included:

●	Enterprise value as a multiple of estimated revenue for the last twelve months, or “LTM Revenue”;

●	Enterprise value as a multiple of estimated revenue for the 2024 fiscal year, or “FY 2024 Revenue”; and

The selected public companies and corresponding financial data included the following:

($ in millions) Selected Companies	Market Capitalization	Enterprise Value	LTM Revenue	FY 2024 Revenue
Medtronic plc	$107,083.8	$124,308.8	$32,364.0	$33,023.4
ResMed Inc.	31,195.2	31,942.7	4,584.2	4,856.4
Teleflex Incorporated	9,858.6	11,393.3	3,001.4	3,088.9
LivaNova PLC	2,831.6	3,146.9	1,185.0	1,216.3
Niox Group Plc	367.9	343.9	46.9	54.1
Utah Medical Products, Inc.	237.7	143.9	49.0	N/A
C-Rad AB (publ)	139.3	125.5	42.9	46.8
electroCore, Inc.	40.9	33.0	18.7	24.5
Venus Concept Inc.	6.2	78.4	73.3	71.0

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Enterprise Value /
Selected Companies	LTM Revenue	FY 2024 Revenue
Medtronic plc	3.8x	3.8x
ResMed Inc.	7.0x	6.6x
Teleflex Incorporated	3.8x	3.7x
LivaNova PLC	2.7x	2.6x
Niox Group Plc	7.3x	6.4x
Utah Medical Products, Inc.	2.9x	N/A
C-Rad AB (publ)	2.9x	2.7x
electroCore, Inc.	1.8x	1.3x
Venus Concept Inc.	1.1x	1.1x

Note: No company of the selected public companies is directly comparable or identical to the Company

Source: S&P Capital IQ as of June 13, 2024.

“N/A” refers to not available.

Taking into account the results of the selected public companies analysis, Scalar applied selected multiple ranges of 1.60x to 1.80x LTM Revenue, and 1.45x to 1.65x FY 2024 Revenue to corresponding financial data for the Company of $71.4 million for LTM Revenue and a Company management projected $79.1 million for the FY 2024 Revenue. Scalar selected the multiple range based on the financial performance of the Company, the Company’s historical unprofitability, and Scalar’s observation that the unprofitable selected public companies had LTM Revenue multiples aligned with the bottom quartile of the group. Furthermore, the Company’s future financial success is partially based on the launch of a product that has not been tested in the marketplace. The selected public companies analysis indicated implied total equity value reference ranges for the Company of approximately $3,546,000 to $18,990,00 based on revenue (applying 25% weighting to LTM Revenue and 75% weighting to FY 2024 Revenue). This weighting was based on discussions with Company management and a review of historical and projected growth and consequently FY 2024 revenue was considered a stronger indication of value due to the level of confidence Company management indicated in achieving the 2024 revenue forecast. This range was summarized using the interquartile range of the selected range of multiples represented by: Low (25th Percentile) = $7,407,000, Mid (Median) = $11,268,000, and High (75th Percentile) = $15,129,000. The fully diluted outstanding Shares (excluding shares held in the treasury or owned by the Company) immediately prior to the Effective Time as provided by the management of the Company as of June 3, 2024 is 7,545,082 (the “Current Shares Outstanding”). For clarity, the Current Shares Outstanding includes the shares of Common Stock held by the Rollover Stockholders, shares to be issued upon settlement of all restricted stock units and performance stock units and shares of Common Stock issuable upon exercise of options and warrants. The Low, Mid, and High equity values as determined by the selected public companies analysis, were divided by the Shares to determine a range of values for the Shares of $0.98 up to $2.01 as compared to the value of the Per Share Merger Consideration (as described in the Merger Agreement) of $2.18.

Scalar noted that the Per Share Merger Consideration was above the range referenced above, which in Scalar’s view, supported its assessment of the financial fairness of the Per Share Merger Consideration.

Selected Guideline Transactions

Scalar reviewed certain financial data for selected guideline transactions that Scalar deemed relevant for purposes of this analysis based on various factors, including their product offerings within the health care equipment industry and their business model. The financial data reviewed included:

●

The premium of the price paid for the target company stock over the market price of the target company stock one week prior to the date of the announcement of the associated transaction (the “1-Week Premium”).

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The selected public companies and corresponding financial data included the following:

($ in millions) Target Name	Acquirer Name	Transaction Date	1-Week Premium
Asensus Surgical, Inc.	KARL STORZ Endoscopy-America, Inc.	Pending	49.6%
Orthofix Medical Inc.	N/A	Pending	42.6%
Surmodics, Inc.	GTCR LLC	Pending	21.9%
Axonics, Inc.	Boston Scientific Corporation	Pending	14.1%
Shockwave Medical, Inc.	Johnson & Johnson	05/31/24	2.9%
Conformis, Inc.	Restor3D, Inc.	09/05/23	97.4%
NuVasive, Inc.	Globus Medical, Inc.	09/01/23	21.0%
Heska Corporation	Antech Diagnostics, Inc.	06/13/23	50.2%
Cardiovascular Systems, Inc.	Abbott Laboratories	04/27/23	42.1%
Apollo Endosurgery, Inc.	Boston Scientific Corporation	04/04/23	69.2%
SeaSpine Holdings Corporation	Orthofix Medical Inc.	01/04/23	25.0%
Abiomed, Inc.	Johnson & Johnson	12/22/22	57.0%
Natus Medical Incorporated	ArchiMed SAS; MED Platform II	07/21/22	33.9%
IntriCon Corporation	Altaris, LLC	05/24/22	48.8%
Intersect ENT, Inc.	Medtronic plc	05/13/22	21.0%
Hill-Rom Holdings, Inc.	Baxter International Inc.	12/13/21	18.5%
Misonix, Inc.	Bioventus Inc.	10/29/21	26.3%

Note:	No target company in the guideline transaction market data is directly comparable or identical to the Company.
Source:	S&P IQ as of June 13, 2024.

Taking the results of the selected guideline transaction premiums analysis, Scalar applied selected premium ranges of 2.9% to 107.5% (which is the minimum observed premium up to three standard deviations from the mean of the selected transaction data) to the 5-day average trading price of the Shares as of June 13, 2024 of $0.76. Based on the interquartile range of the applied premiums, the selected guideline transactions analysis indicated implied per share value reference ranges for the Company of approximately $0.91 to $1.31 as compared to the value of the Per Share Merger Consideration (as described in the Merger Agreement) of $2.18.

Scalar noted that the Per Share Merger Consideration was above the range noted above, which in Scalar’s view supported its assessment of the financial fairness of the Per Share Merger Consideration.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger.

Scalar’s financial analyses and opinion were only one of many factors taken into consideration by the Special Committee in its evaluation of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee with respect to the Per Share Merger Consideration or as to whether the Special Committee would have been willing to determine that different consideration was fair. The consideration for the transaction was approved by the Special Committee. Scalar did not advise the Company or the Special Committee during these transaction negotiations, nor did it recommend any specific amount of consideration to the Company or the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the Merger. The foregoing summary does not purport to set forth the entire description of the analyses performed by Scalar in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Scalar attached hereto as Annex F.

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Scalar and its affiliates are engaged in transaction advisory, financial reporting, litigation consulting, tax and other financial and non-financial activities and services for various persons and entities. Scalar was engaged by the Special Committee to render its opinion to the Special Committee and Scalar received a fee of $140,000 from the Company for providing its services and rendering its opinion. No portion of these fees was refundable or contingent upon the consummation of the Merger or the conclusion reached in Scalar’s opinion. The Company has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with the services rendered. In the past two years, Scalar and its affiliates have not provided any other advisory services to the Company or SLR, but have provided advisory services to Perceptive and certain of its affiliates and portfolio companies for which Scalar and its affiliates received compensation. Specifically, Scalar provided a fairness opinion to the board of directors of Arya Sciences Acquisition Corp. IV (“ARYA”), a special purpose acquisition company that is sponsored by an affiliate of Perceptive, in connection with ARYA entering into a definitive agreement for a business combination with Adagio Medical, Inc. as well as another confidential engagement for Perceptive, for which Scalar received $310,000. Scalar and its affiliates may also seek to provide such services to the Company, Parent, Topco, Perceptive, SLR, and their respective affiliates in the future and expects to receive fees for the rendering of these services. In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee selected Scalar to provide its opinion in connection with the Merger based on Scalar’s reputation and experience. Scalar is a valuation firm that has substantial experience in transactions similar to the Merger.

Certain Unaudited Prospective Financial Information

Except for annual and quarterly guidance issued from time to time, Vapotherm does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections. In connection with the Special Committee’s consideration of Vapotherm’s stand-alone prospects and potential strategic transactions available to Vapotherm, at the request of the Special Committee, management of Vapotherm prepared and provided to the Special Committee certain financial forecasts (the “projections”). The Special Committee subsequently directed Scalar to use the projections for purposes of its financial analysis and opinion, as described above under the heading “Special Factors—Opinion of Scalar, LLC.” The summary of the projections is included in this proxy statement solely to give our stockholders access to certain financial projections that were made available to the Special Committee and Scalar. The summary of the projections may not be appropriate for other purposes and is not being included in this proxy statement to influence your decision whether to vote in favor of the Merger Agreement Proposal.

The projections were prepared by our management at the request of the Special Committee for internal use. The projections, and the underlying key assumptions relating to such projections, were not prepared with a view toward public disclosure or with a view toward complying with U.S. generally accepted accounting principles (“GAAP”) (as detailed below), the published guidelines of the SEC regarding projections, the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis in connection with the review of strategic alternatives undertaken by the Special Committee, including the Merger, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of our management’s knowledge and belief, the reasonable projections of the future financial performance of Vapotherm.

Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

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The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of our management. Because the projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. A number of important factors with respect to our business and the industry in which Vapotherm participates may affect actual results and result in the projections not being achieved. For a description of some of these factors, we urge you to review Vapotherm’s most recent SEC filings and other risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the projections may be affected by our inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Vapotherm or that actual results will not differ materially from those presented in the prospective financial information.

Our management prepared a set of financial projections for fiscal years 2024 through 2026 that forecasted Vapotherm’s business. In developing the projections, our management made numerous assumptions about the industry in which Vapotherm participates, our markets and products and our ability to execute our plans. The key assumptions through the forecast period for the projections include:

●

We expect that the combination of our recently launched HVT 2.0 device, HYPERACT clinical results and focus on the emergency department and going direct in select international markets will allow us to grow our worldwide Acute Care business by approximately 15% per year;

●	We commercially launch into the home market in 2025;

●	Investments made in our Mexico facility will allow us to improve our gross margin by 300-400 basis points each year; and

●	Increases in operating expenses will be substantially below the revenue growth rate, resulting in positive Adjusted EBITDA in 2025 and beyond.

The forecasts were prepared on the basis that Vapotherm would remain an independent, standalone public company, and did not contemplate the Merger. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these forecasts, given the information our management had at the time.

The inclusion of the projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors, officers, directors or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Neither we nor any of our respective affiliates, advisors, officers, directors or representatives have made or make any representation to any of our stockholders or any other person regarding the ultimate performance of Vapotherm compared to the information contained in the projections or can give any assurance that actual results will not differ materially from the projections, and neither we nor any of them undertake any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. We do not intend to make publicly available any update or other revision to the projections, except as otherwise required by law.

The projections include non-GAAP financial measures, and they were presented because management believed they could be useful indicators of our projected future operating performance. We prepared the projections on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

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All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Please consider carefully the information under “Special Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement.

In light of the foregoing factors and the uncertainties inherent in the projections, our stockholders are cautioned not to place undue, if any, reliance on the projections.

The following are the projections (unaudited):

Consolidated Statements of Operations	Projections ending December 31,			As of April 30, 2024
(in thousands)	2024	2025	2026	Last Twelve Months
Total Revenue	$79,146	$101,071	$122,889	$71,435
Total Cost of Sales	38,268	44,229	49,151	38,691
Gross Profit	40,878	56,842	73,738	32,744
Operating Expenses	51,385	51,686	54,509	56,800
EBITDA	(10,507)	5,156	19,229	(24,056)
Adjusted EBITDA	(4,539)	11,720	26,449	(14,754)

Performance Metrics	2024	2025	2026	Last Twelve Months
Revenue Growth Rate	15%	28%	22%	6%
Cost of Sales %	48%	44%	40%	54%
Gross Margin	52%	56%	60%	46%
Operating Expenses %	65%	51%	44%	80%
EBITDA Margin	(13%)	5%	16%	(34%)
Adjusted EBITDA Margin	(6%)	12%	22%	(21%)

Provisions for Vapotherm’s Unaffiliated Security Holders

No provision has been made (i) to grant Vapotherm’s unaffiliated security holders access to the corporate files of Vapotherm, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of Vapotherm, any other party to the Merger or any of their respective affiliates.

Position of the SLR Filing Persons as to the Fairness of the Merger

The SLR Filing Persons are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the SLR Filing Persons as to the fairness of the Merger should not be construed as a recommendation to any of the Company’s stockholders as to how that stockholder should vote on the Merger Agreement Proposal. The SLR Filing Persons have interests in the Merger that are different from, and in addition to, those of the other stockholders of the Company.

The SLR Filing Persons did not participate in the deliberations of the Special Committee or the Board regarding, nor did they receive advice from the respective legal or other advisors of the Special Committee or the Board as to, the fairness of the Merger. The SLR Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the unaffiliated stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in “Special Factors—Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger” (which analysis and resulting conclusions the SLR Filing Persons adopt), the SLR Filing Persons believe that the Merger is substantively fair to the Company’s unaffiliated security holders (as defined by Rule 13e-3(a)(4) of the Exchange Act). In particular, the SLR Filing Persons considered the following:

●

the fact that the Special Committee and the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders (other than Parent and its affiliates and the Rollover Stockholders (including any Company stockholder that may execute an Additional Rollover Agreement));

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●

the reported prices and the historical trading activity of the Common Stock, including the fact that the Merger Consideration represents an approximately 166% premium over the closing price of the Common Stock on June 14, 2024, the last trading day prior to the public announcement of the Merger;

●

the fact that the Per Share Merger Consideration represents an even greater premium over the 52-week low trading price of $0.34 per share as reported on the OTCQX during the 52-week period prior to June 14, 2024, the last trading day prior to the public announcement of the Merger;

●	the fact that the Company’s stockholders will not be exposed to risks and uncertainties relating to the prospects of the Company following completion of the Merger;

●

the fact that the Company faced potential risks by continuing to have publicly traded common stock, including the risks of market volatility and the recent and prolonged decline in the price of the Common Stock along with the compliance costs and obligations imposed on the Company as a result of having publicly traded common stock;

●

the fact that the Merger will provide liquidity for the Company’s stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

●

the fact that the Merger is not conditioned on any financing being obtained by Perceptive, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Company’s stockholders in the Merger will be received;

●

the fact that the Company’s existing cash resources and borrowing capacity under the SLR Loan Agreement, anticipated cash receipts from sales of the Company’s products and monetization of the Company’s existing inventory balances will not be sufficient to meet the Company’s anticipated cash requirements during the 12 months from the date of the last Quarterly Report on Form 10-Q, and that the Company needs to restructure its debt or secure additional sources of funds to support its operations, which may not be available to the Company on favorable terms or at all;

●

the fact that the Company is presently not in compliance with its minimum liquidity covenant of $5.0 million (the “Liquidity Covenant”) under the SLR Loan Agreement, but SLR did not declare the Company in default on the Liquidity Covenant while restructuring discussions were ongoing; and

●	the fact that the equity investment from Perceptive is necessary for the Company to be able to fund the purchase price in the Merger.

The SLR Filing Persons further believe that the Merger is procedurally fair to the Company’s unaffiliated security holders (as defined by Rule 13e-3(a)(4) of the Exchange Act) based upon, among other things, the following factors:

●	the fact that the Company retained, and had the benefit of advice from, nationally recognized legal and financial advisors;

●	that the Special Committee and the Board had the authority to reject any proposals made by Perceptive, SLR or any other person;

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●	the fact that the closing of the Merger is conditioned on the Company’s receipt of the approval of the Company’s stockholders;

●

the fact that while the Merger Agreement does not require any vote of the unaffiliated security holders, the SLR Filing Persons will not own any Shares on the Record Date and will not vote at the Special Meeting;

●	the Company’s ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

●	the Company’s ability, under certain circumstances, to specifically enforce the Equity Commitment Letter, in its capacity as an express third-party beneficiary;

●

the fact that the Merger is not conditioned on any financing being obtained by Topco, Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the unaffiliated security holders;

●

the fact that the consideration to be paid to the unaffiliated security holders in the Merger is all cash, allowing the unaffiliated security holders to promptly realize a certain and fair value for all of their Shares after the consummation of the transactions contemplated by the Merger Agreement;

●

the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding Acquisition Proposals that constitute Superior Proposals;

●

the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying Perceptive a Termination Fee of $1.0 million in cash, in accordance with the terms of, and subject to the conditions in, the Merger Agreement; and

●

the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares.

The SLR Filing Persons also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:

●

that the stockholders of the Company will not participate in any potential future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

●	the risk that the Merger might not be completed in a timely manner or at all;

●

the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

●	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees and customers;

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●

that the Company and its subsidiaries are restricted from soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiry with respect to, or the making, submission or announcement of Acquisition Proposals from third parties or entering into, continuing or engaging in negotiations with parties (other than SLR and Perceptive) with respect to Acquisition Proposals or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal;

●

the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Perceptive of a Termination Fee of $1.0 million in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Perceptive to make revisions to its Merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company; and

●	the fact that the Merger will be taxable to the Company’s stockholders that receive the Merger Consideration and are U.S. holders for U.S. federal income tax purposes.

In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), the SLR Filing Persons did not consider the liquidation value of the Company because (1) they believe that liquidation sales generally result in proceeds substantially less than sales of going concern; and (2) they consider determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the SLR Filing Persons did not consider liquidation value to be a relevant factor. Further, the SLR Filing Persons did not consider the Company’s net book value, which is an accounting concept, as a factor because they believe (1) that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (2) net book value does not take into account the prospects of the Company’s, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. In the course of evaluating the Merger Agreement, the SLR Filing Persons did not consider the historical purchase prices of the Common Stock issued and sold by the Company during the past two years because the Company did not issue or sell any securities during the past two years in transactions that would be relevant for the SLR Filing Persons’ fairness determination. Finally, the SLR Filing Persons did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger Consideration to unaffiliated security holders because, following the Merger, the Company will have a significantly different capital structure.

Other than as described in this proxy statement, the SLR Filing Persons are not aware of any firm offers by any unaffiliated person during the past two years for (1) the merger or consolidation of the Company with or into another company, or vice versa; (2) the sale or transfer of all or any substantial part of the assets of the Company; or (3) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing discussion of the information and factors considered and given weight by the SLR Filing Persons in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The SLR Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the SLR Filing Persons reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The SLR Filing Persons believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Company’s stockholders. This position should not, however, be construed as a recommendation to any Company stockholder to approve the Merger Agreement. The SLR Filing Persons make no recommendation as to how stockholders of the Company should vote their Shares relating to the Merger. The SLR Filing Persons attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of the Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders. None of the SLR Filing Persons believes that it has or had any fiduciary duty to the Company or its stockholders, including with respect to the Merger and its terms.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      51

Based on the SLR Filing Persons’ knowledge and analysis of available information regarding the Company, the Special Committee and the Board, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board and discussed under “Special Factors— Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger,” the SLR Filing Persons believe that the Merger is fair to the Company’s unaffiliated security holders (as defined by Rule 13e-3(a)(4) of the Exchange Act).

Purpose and Reasons of the SLR Filing Persons for the Merger

The requirements of Rule 13e-3 of the Exchange Act apply to the Merger because the SLR Filing Persons are deemed to be engaged in a “going private” transaction under Rule 13e-3 of the Exchange Act. The SLR Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the SLR Filing Persons, the primary purpose of the Merger is for the Company to raise additional equity capital from Perceptive, become a private company and thereby reduce the Company’s operating costs and resolve its liquidity issues, and in conjunction therewith, to allow the Company to optimize its capitalization structure by having the SLR Entities contribute a portion of their indebtedness and related accrued interest and fees and the SLR Warrants to Topco in exchange for preferred equity and common equity of Topco, in each case, pursuant to the SLR Financing Agreements, and for the SLR Entities to become the majority indirect owner of the Company.  The SLR Filing Persons agree with the analyses, determinations and conclusions described under “Special Factors— Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger,” and concluded that a take-private transaction that would provide fair value to all of the Company’s stockholders was in the best interest of the Company’s stockholders.  A portion of the proceeds of the equity investment by Perceptive will be used to fund the purchase price of the Shares in the Merger.  Representatives of Perceptive indicated that Perceptive was unwilling to proceed with the proposed transaction without a significant reduction in the Company’s indebtedness.  As a result, the SLR Entities agreed to enter into the SLR Financing Agreements because they believed that the overall benefits of the Merger outweighed the detriments to them associated with the SLR Financing Agreements.  The primary detriments of the Merger to the SLR Entities include a reduction of the value of their secured claim in the event of a bankruptcy proceeding following the Merger and the lack of liquidity for the Common Stock following the Merger. In determining to enter into the SLR Financing Agreements, the SLR Filing Persons also considered the confidence they had in the prospects of the Company and the benefits of the equity investment by Perceptive.

The SLR Filing Persons believe that it is in the best interests of the Company’s stockholders to effect the Merger now given the risks, and uncertainties associated with the Company’s stand-alone strategy, including the substantial doubt regarding the Company’s ability to continue as a going concern and the potential impact of such risks and uncertainties of potential financing transactions on the trading price of the Common Stock. The SLR Filing Persons also believe it is in the best interests of the Company to operate as a privately held entity. The SLR Filing Persons believe that, as a privately held entity, the Company will have greater operational flexibility to pursue its strategic objectives than it would have as a public company, and that management of the Company will be able to concentrate on long-term growth, without the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Shares. Although the SLR Filing Persons believe that there may be substantial opportunities associated with the SLR Entities’ equity ownership in Topco following the Closing, the SLR Filing Persons recognize that there may also be substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

The SLR Filing Persons believe that structuring the transaction in this manner is preferable to other transaction structures because it (i) will enable the Company to obtain additional equity financing from Perceptive, (ii) will enable the Company to optimize its capitalization structure and resolve the Company’s liquidity issues without incurring excessive costs and expenses, (iii) will allow the Company to cease to be a publicly registered and reporting company, and (iv) represents an opportunity for the Company’s stockholders (other than the holders of Excluded Shares) to receive the Per Share Merger Consideration, in accordance with the terms of, and subject to the conditions in, the Merger Agreement. The SLR Filing Persons, together with the Company, initially considered a number of alternatives to optimize the Company’s capitalization structure and resolve the Company’s liquidity issues, including through a prepackaged bankruptcy or converting a portion of its term loan to an alternative debt security.  However, the SLR Filing Persons, together with the Company, decided that a take-private transaction, combined with a debt rollover and new equity investment, is the most direct, efficient and effective way to address the Company’s liquidity issues, to provide relative assurance that the Company’s stockholders will receive value for their Shares as compared to alternative structures, and to allow the SLR Entities to realize potential long-term value from their investment in the Company.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      52

Plans for Vapotherm After the Merger

Following completion of the Merger, Merger Sub will have been merged with and into Vapotherm, with Vapotherm surviving the Merger as a direct, wholly owned subsidiary of Parent and as an indirect, wholly owned subsidiary of Topco. The Shares are currently traded on the OTCQX and registered under the Exchange Act. Following completion of the Merger, there will be no further market for the Shares and, as promptly as practicable following the Effective Time and in compliance with applicable law, Vapotherm’s Common Stock will be deregistered under the Exchange Act and Vapotherm will no longer be subject to the Exchange Act. As a result of such deregistration, Vapotherm will no longer incur related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

From and after the Effective Time, the officers of Vapotherm immediately prior to the Effective Time will be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be. Joseph Army currently serves as President and Chief Executive Officer of Vapotherm and it is anticipated that Mr. Army will be a director of the Surviving Corporation.

Parent currently anticipates that Vapotherm’s operations following completion of the Merger will initially be conducted substantially as they are currently being conducted (except that Vapotherm will cease to be a public company and will instead be a direct, wholly owned subsidiary of Parent and indirect, wholly owned subsidiary of Topco). Parent has advised Vapotherm that, except as set forth in this proxy statement and except for the transactions already under consideration by Vapotherm, Topco, Parent, Perceptive and the SLR Filing Persons do not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving Vapotherm’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of Vapotherm’s assets. However, subsequent to the consummation of the Merger, the Surviving Corporation’s management and board of directors will continuously evaluate and review the Surviving Corporation’s entire business and operations from time to time, and may propose or develop plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to in “—Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger” above, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, in each case, which they consider to be in the best interests of the Surviving Corporation and its stockholders. Topco, Parent, Perceptive and the SLR Filing Persons expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Corporation in light of such evaluation and review as well as any future developments.

Certain Effects of the Merger

If the Merger Agreement Proposal is approved and the Merger is consummated, Merger Sub will merge with and into Vapotherm, with Vapotherm surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, each Share issued and outstanding immediately prior to the Effective Time of the Merger, other than the Excluded Shares, will be converted by virtue of the Merger into the right to receive the Per Share Merger Consideration of $2.18 in cash, without interest.

As a result of the Merger, our Common Stock will no longer be publicly traded, and will no longer trade on the OTCQX. In addition, our Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC with respect to our Common Stock. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      53

Treatment of Shares

At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled and retired and converted into the right to receive the Per Share Merger Consideration, in accordance with and subject to the terms and conditions set forth in the Merger Agreement, whereupon the holders of such Shares will cease to have any rights with respect thereto, other than the right to receive the Per Share Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement.

In connection with and concurrently with the Company’s entry into the Merger Agreement, Vapotherm entered into the Stockholder Rollover Agreements with Topco and the Rollover Stockholders, pursuant to which each Rollover Stockholder agreed to, among other things, contribute, transfer and assign to Topco all of the Rollover Shares held directly by such Rollover Stockholder, in exchange for Topco Common Units at a price per Topco Common Unit equal to the Per Share Merger Consideration, in each case on the Closing Date but immediately prior to the Effective Time and subject to the terms and conditions of the applicable Stockholder Rollover Agreement. The Rollover Shares will then be contributed by Topco to Parent immediately prior to the Effective Time and then in connection with the Merger cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto.

Treatment of SLR Warrants and SLR Loan Receivables

In connection with Vapotherm’s entry into the Merger Agreement, Topco and Parent entered into the SLR Rollover Agreement with certain of the SLR Filing Persons (the “SLR Rollover Stockholders”), pursuant to which, immediately prior to the Effective Time and pursuant to the terms and subject to the conditions of the SLR Rollover Agreement, the SLR Rollover Stockholders will contribute the SLR Warrants and certain of SLR’s loans and accrued but unpaid interest and fees under the SLR Loan Agreement (the “Contributed SLR Loan Receivables”) to Topco in exchange for Topco Series A Preferred Units and Topco Common Units, and subsequent to the consummation of the Merger and certain other transactions, the SLR Warrants and Contributed SLR Loan Receivables will thereafter be contributed by Topco to Parent, and immediately upon receipt by Parent thereof, the SLR Warrants and Contributed SLR Loan Receivables will thereafter be contributed by Parent to the Surviving Corporation. Each such SLR Warrant and the Contributed SLR Loan Receivables, as a result of the consummation of the transactions contemplated by the SLR Rollover Agreement, will be cancelled and retired, and in the case of SLR Warrants without any conversion thereof, and will cease to exist, and no payment or distribution will be made with respect thereto. After completion of the Merger, the SLR Entities will retain $40.0 million of Vapotherm term debt.

Treatment of Vapotherm Equity Awards

If the Merger is completed, then:

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such Stock Option immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share subject to such Stock Option. No holder of a Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration will be entitled to any payment with respect to such cancelled Stock Option.

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each RSU Award that is outstanding, whether or not vested, immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such RSU Award immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction) multiplied by (ii) the Per Share Merger Consideration.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      54

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each PSU Award that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such PSU Award immediately prior to the Effective Time (including any portion of the PSU Award that becomes vested as a result of the transaction) (assuming target performance is achieved, or such higher level as required by the terms of such PSU Award), multiplied by (ii) the Per Share Merger Consideration.

Certain holders of Stock Options, RSU Awards and PSU Awards may agree with Parent and Topco to use the cash consideration that would otherwise be received in respect of such awards in the Merger (or the Shares that would otherwise be delivered) in respect of such awards to subscribe for equity in Topco.

Deregistration of Common Stock

As a result of the Merger, our Common Stock will no longer be publicly traded, and will no longer trade on the OTCQX. In addition, our Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC with respect to our Common Stock.

Benefits of the Merger for Vapotherm’s Unaffiliated Security Holders

The primary benefit of the Merger to Vapotherm’s unaffiliated security holders will be their right to receive the Per Share Merger Consideration, which represents a premium of approximately 166% over the closing price per Share on June 14, 2024, the last full trading day before the execution of the Merger Agreement. The Per Share Merger Consideration provides Vapotherm’s unaffiliated security holders certainty, immediate value and liquidity, particularly in light of Vapotherm’s substantial debt burden and substantial doubt over its ability to continue as a going concern.

Additionally, the unaffiliated stockholders of Vapotherm will avoid the risk of any possible decrease in Vapotherm’s future earnings, growth or value.

Detriments of the Merger for Vapotherm’s Unaffiliated Security Holders

The primary detriments of the Merger to Vapotherm’s unaffiliated security holders include, without limitation, the following:

●

Vapotherm’s unaffiliated security holders will cease to have an interest in Vapotherm and, therefore, will no longer benefit from any potential future earnings, appreciation in value or growth of Vapotherm’s business and will not be entitled to receive any dividends or other distributions from Vapotherm;

●

the receipt of cash in exchange for Shares pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger” below) who surrender Shares in the Merger; and

●

since its initial public offering when the Common Stock began trading on The New York Stock Exchange in November 2018, the highest historical closing price per Share was $430.40, which is significantly higher than the Per Share Merger Consideration of $2.18.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      55

Ownership of Vapotherm After the Merger

None of Parent, Topco, Merger Sub or Perceptive currently own any ownership or other interest in Vapotherm.

While the SLR Entities do not own any Shares, they own the SLR Warrants and hold $111.8 million principal amount of term loans under the Term A Loan Facility and $2.0 million principal amount of term loans under the Term B Loan Facility as of March 31, 2024. The SLR Entities have served as Vapotherm’s primary lender since February 2022 and since then have engaged in ongoing discussions with members of management to ensure adequate liquidity for the Company. Michael S. Gross and Bruce Spohler do not, in their individual capacities, own any Shares.

After the Merger, Parent will own 100% of the Surviving Corporation’s outstanding capital stock. Because Parent is wholly owned by Topco, after the Merger, all of the equity interests in Vapotherm will be beneficially owned by Topco and its equity investors. The equity investors in Topco will consist primarily of certain of the SLR Entities, Perceptive and the Rollover Stockholders. If the Merger is completed, Topco and its equity investors following the Closing will be the sole beneficiaries of our future earnings and growth, if any. While Messrs. Gross and Spohler control the SLR Entities by virtue of their positions as managing members of the SLR Capital Partners, LLC, they will not own, in their individual capacities, any equity interests in Topco.

Vapotherm’s net book value (referred to as stockholders’ deficit) as of March 31, 2024 and December 31, 2023 was $(68.5) million and $(55.3) million, respectively, and Vapotherm’s net loss for the three months ended March 31, 2024 and the year ended December 31, 2023 was $(14.8) million and $(58.2) million, respectively. If the Merger is completed, Vapotherm’s unaffiliated stockholders will have no interest in the Surviving Corporation’s net book value or net earnings. Since Parent will own 100% of the outstanding capital stock of the Surviving Corporation, Parent will have a 100% interest in the Surviving Corporation’s net book value or net earnings. Immediately after the Closing, each of the equity investors in Topco will have an interest in Vapotherm’s net book value and net earnings in proportion to such equity owner’s ownership interest in Topco. After the Merger, the SLR Entities will control approximately 61.8% of the voting and economic interest in Topco. Accordingly, after the Merger, based on Vapotherm’s historical net book value of $(55.3) million as of December 31, 2023 and its net loss of $(58.2) million for the year ended December 31, 2023, the SLR Entities’ interest in Vapotherm’s net book value as of December 31, 2023 was approximately $34.2 million, and the SLR Entities’ interest in Vapotherm’s net loss for the year ended December 31, 2023, was approximately $36.0 million. Messrs. Gross and Spohler will not, in their individual capacities, have an interest in Vapotherm's net book value or net loss after the Merger.

Certain Effects on Vapotherm if the Merger is Not Completed

If the Merger Agreement Proposal is not approved by our stockholders, or if the Merger is not completed for any other reason:

●	our stockholders will not be entitled to, nor will they receive, the Per Share Merger Consideration for their respective Shares pursuant to the Merger Agreement;

●	the Rollover Stockholders will not receive any equity in Topco in exchange for their Rollover Shares;

●	our substantial indebtedness will remain outstanding since none of it will be contributed (along with the SLR Warrants) by SLR to Topco in exchange for preferred equity and common equity in Topco;

●

(A) we will remain an independent public company, (B) our Common Stock will continue to trade on the OTCQX (so long as we continue to meet applicable requirements) or another over-the-counter market, (C) our Common Stock will continue to be registered under the Exchange Act, and (D) we will continue to be required to file periodic reports with the SEC;

●

we anticipate that the Board will continue to work with Vapotherm’s lenders, SLR, to restructure our substantial indebtedness and seek additional financing (although irrespective of these efforts, it is possible we will be unable to restructure our debt and/or obtain additional financing, which would likely require us to curtail our operations significantly or cease operations and may result in a bankruptcy proceeding where given our substantial indebtedness, our stockholders likely would receive nothing, and if we were to effect an alternative debt restructuring or additional financing transaction, it likely would contain terms that are not favorable to us or our stockholders and would result in significant additional dilution);

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      56

●

our stockholders will continue to be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to our significant indebtedness and financial condition, including our ability to continue as a going concern, and risks and uncertainties regarding our business, prospects and results of operations, as such may be affected by, among other things, the industry in which we operate and economic conditions;

●	we anticipate that management will continue to operate the business in a manner similar to that in which it is being operated today, subject to our ability to continue as a going concern;

●

the price of our Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our Common Stock will return to the price at which it trades as of the date of this proxy statement;

●

the Board will continue to evaluate and review Vapotherm’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board will be offered or that our business, prospects and results of operations will be adversely impacted); and

●

under certain specified circumstances, Vapotherm may be required to pay Parent a termination fee in the amount of $1.0 million (the “Termination Fee”). For more information, please see the information under the heading “The Merger Agreement—Effect of Termination; Termination Fees.”

Interests of Executive Officers and Directors of Vapotherm in the Merger

In considering the recommendations of the Special Committee and the Board with respect to the Merger, our stockholders should be aware that our executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Special Committee, consisting entirely of independent directors, and the Board, were aware of these interests and considered them, among other matters, in evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and in making their recommendations. These interests are described below.

Treatment of Shares

To the extent that any executive officer or director holds Shares and is not a Rollover Stockholder, such executive officer or director will receive the Per Share Merger Consideration in respect of each of their Shares in the same manner as all of our other stockholders if the Merger is completed. The table below reflects, as of June 30, 2024, the Shares for which each executive officer and director will receive the Per Share Merger Consideration.

Name	Shares		Aggregate Value of Shares
Joseph Army President and Chief Executive Officer	40,687	(1)	$88,698
James Liken Chairman of the Board	65,183		142,099

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      57

Name	Shares		Aggregate Value of Shares
Anthony Arnerich Director	187,937	(2)	409,703
Lance Berry Director	19,860		43,295
Lori Knowles Director	5,237		11,417
Mary Beth Moynihan Director	5,727		12,485
Donald Spence Director	7,071		15,415
Elizabeth Weatherman Director	93,476		203,778
John Landry Senior Vice President and Chief Financial Officer	2,305	(3)	5,025
Brian Lawrence Senior Vice President and Chief Technology Officer	22,869		49,854

(1)	Includes (i) 40,625 Shares held by the Kimberly D. Army Revocable Trust, and (ii) 62 Shares held directly by Mr. Army’s spouse.

(2)

Includes: (i) 2,624 Shares held directly by Mr. Arnerich; (ii) 6,112 Shares held by Mr. Arnerich’s wife’s trust; (iii) 985 Shares held by Arnerich 3x5 Special Opportunity Managers, L.P., of which 3x5 Partners, LLC is the general manager, (iv) 98,844 Shares directly held by Vapotherm Investors, LLC; (v) 49,372 Shares directly held by 3x5 Special Opportunity Fund, L.P.; (ii) 26,250 Shares held by the I Am Learning Foundation, (vii) 1,875 Shares held by the Matthew J. Army Irrevocable Gift Trust; and (viii) 1,875 Shares held by the Mikaela K. Army Irrevocable Gift Trust.

(3)	Includes (i) 187 Shares held in an IRA held by Mr. Landry’s spouse, (ii) 1,693 Shares held by Roth IRA I, and (iii) 425 Shares held by Roth IRA II.

In connection with and concurrently with the execution of the Merger Agreement, Vapotherm entered into Stockholder Rollover Agreements with Topco and the Rollover Stockholders, pursuant to which each Rollover Stockholder agreed to, among other things, contribute, transfer and assign to Topco all Rollover Shares held directly by such Rollover Stockholder, in exchange for Topco Common Units at a price per Topco Common Unit equal to the Per Share Merger Consideration, in each case on the Closing Date but immediately prior to the Effective Time and subject to the terms and conditions of the applicable Stockholder Rollover Agreement. The Rollover Shares will then be contributed by Topco to Parent immediately prior to the Effective Time and in connection with the Merger cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto.

The table below reflects, as of June 30, 2024, the Rollover Shares for which each executive officer and director who is a Rollover Stockholder will receive Topco Common Units in exchange for Rollover Shares. See “Special Factors—Stockholder Rollover Agreements” for additional details.

Name	Number of Rollover Shares		Aggregate Value of Rollover Shares
Joseph Army President and Chief Executive Officer	392,096	(1)	$854,769
Anthony Arnerich Director	69,805	(2)	152,175
John Landry Senior Vice President and Chief Financial Officer	44,886	(3)	97,851

(1)	Includes 91,241 Shares held by the Joseph Army Revocable Trust.

(2)	Includes 18,375 Shares held by the Tony Arnerich IRA.

(3)	Includes 22,949 Shares held by the John Landry Revocable Trust, 4,761 Shares held by the John Landry Rollover IRA, and 5,812 Shares held by the John Landry Roth Contributory IRA.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      58

Treatment of Equity Compensation Awards

Under the terms of the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan, if equity awards are not continued, assumed or substituted with like awards by the successor, then: (i) all outstanding Stock Options held by a participant will become immediately vested and exercisable in full; (ii) all restrictions imposed on RSU Awards that are not performance-based held by a participant will lapse; and (iii) all PSU Awards held by a participant for which the performance period has been completed as of the date of the change in control but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal, and all PSU Awards held by a participant for which the performance period has not been completed as of the date of the change in control will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the change in control.

To the extent that any executive officer or director holds Vapotherm equity awards and has not entered into a Subscription Agreement with Topco, the Vapotherm equity awards held by such executive officer or director will be treated in accordance with the Merger Agreement and in the same manner as all of our other holders of Vapotherm equity awards if the Merger is completed. For our executive officers and directors, their Vapotherm equity compensation awards will be treated as follows, assuming they have not entered into a Subscription Agreement with Topco:

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such Stock Option immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share subject to such Stock Option. No holder of a Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration will be entitled to any payment with respect to such cancelled Stock Option.

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each RSU Award that is outstanding, whether or not vested, immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such RSU Award immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction) multiplied by (ii) the Per Share Merger Consideration.

●

As of the Effective Time, except as otherwise agreed to between Parent, Vapotherm and a holder of an award, each PSU Award that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such PSU Award immediately prior to the Effective Time (including any portion of the PSU Award that becomes vested as a result of the transaction) (assuming target performance is achieved, or such higher level as required by the terms of such PSU Award), multiplied by (ii) the Per Share Merger Consideration.

Vapotherm, Inc. – Proxy Statement for Special Meeting of Stockholders      59

The table below reflects, as of June 30, 2024, the awards held by each executive officer and director who has not entered into a Subscription Agreement with Topco.

Name	Stock Options(1)	RSU Awards	PSU Awards	Aggregate Value of Equity Awards
James Liken Chairman of the Board	2,276	7,125	0	$15,533
Lance Berry Non-Employee Director	2,870	5,625	0	12,263
Lori Knowles Non-Employee Director	1,089	5,000	0	10,900
Mary Beth Moynihan Non-Employee Director	1,089	5,125	0	11,173
Donald Spence Non-Employee Director	1,089	5,625	0	12,263
Elizabeth Weatherman Non-Employee Director	2,276	5,625	0	12,263
Brian Lawrence Senior Vice President and Chief Technology Officer	17,009	37,319	0	102,872

_____________________

(1)

The respective exercise price of all options held by our non-employee directors is greater than the Per Share Merger Consideration; therefore, no consideration will be paid with respect to the Stock Options held by them. The exercise price for the options held by Mr. Lawrence is $0.915 per share.

Certain holders of Stock Options, RSU Awards and PSU Awards may agree with Parent and Topco to use the cash consideration that would otherwise be received in respect of such awards in the Merger (or the Shares that would otherwise be delivered) in respect of such awards to subscribe for equity interests in Topco.

The table below reflects, as of June 30, 2024, the awards held by each executive officer and director who has subscribed for equity in Topco in the form of Topco Common Units in lieu of the consideration they otherwise would have received upon cancellation of their Stock Options, RSU Awards and PSU Awards in connection with the Merger.

Name	Stock Options(1)	RSU Awards	PSU Awards		Aggregate Value of Equity Awards
Joseph Army President and Chief Executive Officer	46,210	0	19,917	(2)	$101,875
Anthony Arnerich Non-Employee Director	4,057	5,250	0		11,445
John Landry Senior Vice President and Chief Financial Officer	35,367	23,845	0		96,721

_____________________

(1)

The exercise price of all options held by Mr. Arnerich is greater than the Per Share Merger Consideration; therefore, no consideration will be paid with respect to the Stock Options held by him. The exercise price for all options held by Mr. Army and Mr. Landry is $0.915 per share.

(2)	Assumes target performance.

For additional details regarding the treatment of Stock Options, RSU Awards and PSU Awards, see the information under “Special Factors—Certain Effects of the Merger—Treatment of Equity Compensation Awards” and “The Merger Agreement—Principal Terms of the Merger—Treatment of Vapotherm Equity Awards and Employee Stock Purchase Plan.”

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Separation Pay Agreements with Executive Officers

We have entered into a separation pay agreement with each of our executive officers, which agreement provides for certain severance and other separation benefits that may become payable in connection with a termination of employment without “cause” or a resignation for “good reason” (in each case, as defined in the separation pay agreements) (in each case, a “Qualifying Termination”).

The severance to be paid under the separation pay agreements upon a Qualifying Termination will equal the sum of (i) the executive officer’s then current annual base salary (or “notional” base salary, in the case of Messrs. Landry and Lawrence, which is their base salary assuming a 7% merit increase for 2023 which was paid in equity in lieu of cash), plus (ii) an amount equal to the executive officer’s then current annual target bonus, except that Mr. Army’s severance payment will equal 1.25 times such sum. The severance will be paid one-half after the executive officer’s execution of a release and the remaining in six instalments, but no later than March 15 of the following year. If the Qualifying Termination occurs in connection with or during the two-year period following a “change in control” of Vapotherm, as defined in the agreement, then the severance payment will be paid in lump sum and equal 1.5 times the amount of the severance payment as described above (2.0 times in the case of Mr. Army).

In addition to a severance payment, the executive officer also will be entitled to receive the following severance benefits upon a Qualifying Termination:

●

a pro rata portion of the executive officer’s annual cash incentive compensation award for the fiscal year that includes the termination date if earned pursuant to the terms thereof, at such time and in such manner as determined pursuant to the terms thereof, less any payments thereof already made during such fiscal year; provided, however, that any portion of the executive officer’s award that is based on individual performance will be deemed fulfilled at a target performance level (or, in the event of a Qualifying Termination during the two-year period following a change in control), a pro rata portion of the executive officer’s target annual cash incentive compensation award for the fiscal year that includes the termination date, less any payments thereof already made during such fiscal year; provided, however, that if the termination date occurs during the last two months of the fiscal year, in which case it will be a pro rata portion of the greater of: (a) the executive officer’s target annual cash incentive compensation award for the fiscal year that includes the termination date; or (b) the executive officer’s actual annual cash incentive compensation award for the fiscal year that includes the termination date, based on trend of actual performance through the termination date;

●

payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months (15 months in the case of Mr. Army) and up to 18 months in the event of a Qualifying Termination during the two-year period following a change in control, subject to termination if the executive officer accepts employment with another employer and is COBRA ineligible; and

●

outplacement assistance for a period of up to 12 months (15 months in the case of Mr. Army) and up to 18 months (24 months in the case of Mr. Army) in the event of a Qualifying Termination during the two-year period following a change in control, subject to termination if the executive officer accepts employment with another employer.

The executive officer must enter into a release of all claims within 45 days after the termination date before any severance payments or benefits will be made under such executive officer’s separation pay agreement.

In connection with our entry into the Merger Agreement, Mr. Army entered into a side letter, dated as of June 17, 2024 (the “Side Letter”), pursuant to which, among other things, he agreed to waive his enhanced severance under the terms of his separation pay agreement with us in connection with the consummation of the Merger.

In connection with his separation from Vapotherm effective on October 31, 2023, Mr. Ramade entered into a transactional memorandum of understanding, which was previously disclosed by Vapotherm. Mr. Ramade will not receive any additional compensation in connection with the Merger.

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Benefits Continuation Pursuant to the Merger Agreement

For the one-year period beginning at the effective time of the Merger, Parent has agreed to provide each employee of Vapotherm or any subsidiary of Vapotherm who remains employed following the effective time of the Merger (including each of Vapotherm’s executive officers who remains employed following the effective time of the Merger) with (i) a base salary and target annual cash bonus opportunities (excluding equity-based compensation and, with respect to the 2025 performance year, specific performance goals), except as otherwise agreed between an employee and Parent or its affiliates, that are no less than the base salary or target annual cash bonus opportunities provided to such employee immediately prior to the effective time of the Merger, (ii) employee benefits (excluding equity, equity-based, deferred compensation, severance, change in control, retention or transaction-related benefits, specific performance goals for any cash incentive compensation for the 2025 performance year, defined benefit pension and post-retirement welfare arrangements) that are substantially comparable in the aggregate to the employee benefits provided to such employees immediately prior to the effective time of the Merger and (iii) severance benefits that are at least as favorable as those provided pre-closing.

Agreements with Parent

Prior to or following the closing of the Merger, certain executive officers of Vapotherm may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. As of the date of this proxy statement, no new employment or compensation arrangements between such persons and Parent or the Surviving Corporation for post-closing periods have been discussed, negotiated or established.

Continued Indemnification and Insurance Coverage

Each of our executive officers and directors is entitled to continued indemnification and insurance coverage from the surviving corporation under the terms of the Merger Agreement for a period of six (6) years following the Closing.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation for each of our named executive officers that is based on, or that otherwise relates to, the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the Merger-related compensation payable to our named executive officers. Our “named executive officers” for purposes of the disclosure in this proxy statement are Joseph Army, John Landry, Brian Lawrence and Gregory Ramade.

The amounts in the table are estimated using the following assumptions and such additional assumptions as may be set forth in the footnotes to the table:

●	that the effective time of the Merger will occur on June 30, 2024 (which is the assumed Closing Date solely for purposes of this golden parachute compensation disclosure);

●

that each named executive officer will have a qualifying termination of his employment at the Effective Time that results in severance benefits becoming payable to him under his separation pay agreement;

●	that the equity-based awards that are outstanding as of the Record Date are the equity-based awards that Vapotherm has granted to the named executive officers through June 30, 2024;

●

that the Merger constitutes a “change in control” (as defined in the applicable separation pay agreements) and thus the named executive officers will be entitled to enhanced severance (except for Mr. Army, who waived his right to such enhanced severance); and

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●

for purposes of calculating COBRA continuation payments, the monthly payment is equivalent to the monthly premium payments associated with such named executive officer as of June 30, 2024 under our medical benefits plan for 18 months (15 months for Mr. Army, who waived his right to such enhanced benefits).

The amounts reported below are estimates based on these and other assumptions that may or may not actually occur or be accurate on the relevant date. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. Our named executive officers will not receive pension, non-qualified deferred compensation or tax reimbursements in connection with the Merger. As required by applicable SEC rules, all amounts below that are determined using the per share value of Common Stock has been calculated using the Per Share Merger Consideration of $2.18 per share.

Name	Cash(3)	Equity(4)	Pension/ NQDC	Perquisites/ Benefits(5)	Tax Reimburse-ment	Other	Total
Joseph Army President and Chief Executive Officer	$1,377,090	$44,697	—	$57,239	—	—	$1,479,026
John Landry(1) Senior Vice President and Chief Financial Officer	1,164,246	64,894	—	79,629	—	—	1,308,769
Brian Lawrence(1) Senior Vice President and Chief Technology Officer	1,144,789	94,122	—	79,629	—	—	1,318,539
Gregory Ramade(2) Former Senior Vice President and Chief Commercial Officer	—	—	—	—	—	—	—

(1)

To conserve cash at the end of 2022, the Compensation Committee determined to grant RSUs in lieu of a 7% base salary increase to Mr. Landry and Mr. Lawrence. Despite this action, Vapotherm keeps track of each executive’s “notional” base salary, which is the base salary assuming the 7% increase. Cash calculations in this table are based on Mr. Landry’s and Mr. Lawrence’s respective notional base salaries.

(2)	Mr. Ramade resigned from Vapotherm effective as of October 31, 2023 and will not be eligible to receive severance or any other payments or benefits in connection with the Merger.

(3)

The cash amounts set forth in the table above for each named executive officer represent (i) 1.5x (1.25x for Mr. Army who waived his enhanced severance pursuant to the terms of the Side Letter described under “—Separation Pay Agreements with Executive Officers”) the sum of the executive’s annual base salary (notional base salary, if applicable) and target annual bonus and (ii) a pro rata portion of the executive’s target annual cash incentive compensation award for 2024, pursuant to the terms of the Merger Agreement. These cash benefits are “double trigger.” Each named executive officer will become entitled to such cash payments if Vapotherm terminates the applicable named executive officer’s employment without “cause” or such named executive officer resigns for “good reason”, in each case as set forth in the named executive officer’s severance pay agreement, and provided the named executive officer executes and does not a revoke a release of claims in favor of Vapotherm. Such amounts will be paid in the form of a lump sum payment.

(4)	Represents the following amounts with respect to each named executive officer:

Name	Number of Unvested Stock Options	Exercise Price Per Share	Estimated Value of Stock Option Acceleration	Number of Unvested RSU Awards	Estimated Value of RSU Award Acceleration	Number of Unvested PSU Awards	Estimated Value of PSU Award Acceleration	Total
Joseph Army	1,010	$0.915	$1,278	—	$—	19,917	$43,419	$44,697
John Landry	10,207	0.915	12,912	23,845	51,982	—	—	64,894
Brian Lawrence	10,092	0.915	12,766	37,319	81,355	—	—	94,122
Gregory Ramade	—	—	—	—	—	—	—	—

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(5)

Represents the sum of (i) the applicable COBRA premium payment or reimbursement for continued coverage under Vapotherm’s medical benefits plan for up to 18 months (15 months for Mr. Army who waived his enhanced benefits pursuant to the terms of the Side Letter described under “—Separation Pay Agreements with Executive Officers”) and (ii) estimated outplacement assistance for a period of up to 18 months (15 months for Mr. Army who waived his enhanced benefits pursuant to the terms of the Side Letter described under “—Separation Pay Agreements with Executive Officers”), assuming $2,000 per month in costs. These benefits are “double trigger.”

Name	COBRA	Outplacement Assistance	Total
Joseph Army	$27,239	$30,000	$57,239
John Landry	43,629	36,000	79,629
Brian Lawrence	43,629	36,000	79,629
Gregory Ramade	—	—	—

Special Committee Compensation

The members of the Special Committee did not receive additional compensation in consideration for evaluating the proposed Merger.

Intent of the Directors and Executive Officers to Vote in Favor of the Merger

Our directors and executive officers have informed us that, as of the date of this proxy statement and to the extent that they own Shares as of the Record Date, they intend to vote all of the Shares owned directly by them in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement. As of the Record Date, our directors and executive officers directly owned, in the aggregate, 957,141 Shares entitled to vote at the Special Meeting, or collectively approximately 15.4% of the total voting power for Shares entitled to vote at the Special Meeting. Of these Shares, 506,787 Shares, or approximately 8.2% of our outstanding Common Stock, are Rollover Shares, and 450,354 Shares, or approximately 7.2% of our outstanding Common Stock, are not Rollover Shares. In the aggregate, 506,787 Shares held by our directors and executive officers that are entitled to be voted at the Special Meeting, or approximately 8.2% of our outstanding Common Stock, are subject to commitments to vote in favor of the Merger Agreement Proposal and each of the other proposals listed in this proxy statement.

Intent of the Rollover Stockholders and Certain Other Stockholders to Vote in Favor of the Merger

Certain stockholders, holding Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares, entered into Stockholder Rollover Agreements pursuant to which each such stockholder agreed, among other things, to vote all of the Rollover Shares held by such stockholder (a) in favor of the adoption and approval of the Merger Agreement and the Merger, (b) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) against any action, proposal, transaction or agreement that would result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Stockholder Rollover Agreement, or (ii) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (d) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger. In addition, the following stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all of the shares of Company Common Stock beneficially owned by such stockholder (A) in favor of the adoption and approval of the Merger Agreement and the Merger, (B) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (C) against any action, proposal, transaction or agreement that would result in (1) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Voting and Support Agreement, or (2) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (D) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust. Collectively, these stockholders subject to voting commitments in either a Stockholder Rollover Agreement or a Voting and Support Agreement hold an aggregate of 33.2% of our outstanding Shares. See “Special Factors—Stockholder Rollover Agreements” and “Special Factors—Voting and Support Agreements.”

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Material U.S. Federal Income Tax Consequences of the Rollover Exchange and the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of (i) the Rollover Exchange that may be relevant to Rolling Stockholders, whose shares are exchanged for Topco Common Units pursuant to the Rollover Exchange and (ii) the Merger that may be relevant to Non-Rolling Stockholders, whose Shares (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration pursuant to the Merger. This discussion is limited to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to stockholders subject to special rules under U.S. federal income tax laws, including, for example, but not limited to:

●	banks and other financial institutions;

●	mutual funds;

●	insurance companies;

●	brokers or dealers in securities, currencies or commodities;

●	dealers or traders in securities subject to a mark-to-market method of accounting with respect to their Shares;

●	regulated investment companies and real estate investment trusts;

●	retirement plans, individual retirement and other tax-deferred accounts;

●	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

●	holders that are holding Shares as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

●	U.S. Holders (as defined in this proxy statement) whose functional currency is not the U.S. dollar;

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●

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

●	expatriated entities subject to Section 7874 of the Code;

●	holders that are required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

●	persons subject to the alternative minimum tax;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Common Stock of the Company (by vote or value);

●	grantor trusts;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	holders that received their Shares in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

●	holders that own a direct or indirect equity interest in Parent following the Merger;

●	holders that hold their Shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; and

●	holders that do not vote in favor of the Merger Agreement Proposal and that properly demand appraisal of their Shares under Section 262 of the DGCL.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax considerations) or any state, local or foreign income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the Medicare contribution tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax consequences of the Rollover Exchange or the Merger, as applicable, to a partner in such partnership will generally depend upon the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Partnerships holding Shares and partners therein are urged to consult their tax advisors regarding the consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON SUCH STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

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Rollover Exchange

The Rollover Exchange is intended to qualify as a tax-deferred exchange of the Rolling Stockholders’ Rolling Shares for the Topco Common Units within the meaning of Section 351 of the Code. In such case, neither the Company nor the Rolling Stockholders will recognize any gain or loss as a result of the Rollover Exchange.

A Rolling Stockholder’s aggregate adjusted tax basis in the Topco Common Units received pursuant to the Rollover Exchange should equal the aggregate adjusted tax basis of the Rolling Shares exchanged therefor and a Rolling Stockholder’s holding period in the Topco Common Units received pursuant to the Rollover Exchange should include the holding period in the Rolling Shares exchanged therefor.

After the Rollover Exchange, the U.S. federal income tax consequences of holding the Topco Common Units are generally similar to holding the Rolling Shares.

Merger – U.S. Holders

This section applies to Non-Rolling Stockholders who are “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a Non-Rolling Stockholders who is a U.S. Holder in exchange for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis of such Shares generally will equal the amount that such U.S. Holder paid for such Shares. A U.S. Holder’s gain or loss on the disposition of Shares generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such Shares is more than one year at the time of the completion of the Merger. A preferential tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Shares (Shares purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Merger – Non-U.S. Holders

This section applies to Non-Rolling Stockholders who are “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

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Subject to the discussion of backup withholding and FATCA below, a Non-Rolling Stockholder who is a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the Merger, unless:

●

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

●

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition of Shares pursuant to the Merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder, provided such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

●

Shares constitute a United States real property interest (a “USRPI”) by reason of the Company’s status as a “United States real property holding corporation” for U.S. federal income tax purposes (“USRPHC”) at any time during the shorter of the five-year period preceding the effective date of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable Shares (the “Relevant Period”) and (A) Shares are not regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) or (B) Shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) and such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of the Shares at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to Non-Rolling Stockholders, both U.S. Holders or Non-U.S. Holders, in connection with the Merger.

Backup withholding of U.S. federal income tax (currently, at a rate of 24%) generally will apply to the proceeds received by such U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Backup withholding may also apply to the proceeds received by a Non-U.S. Holder pursuant to the Merger, unless the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such Non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or Non-U.S. Holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

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Additional Withholding Requirements under the Foreign Account Tax Compliance Act (FATCA)

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (which we refer to as, collectively, “FATCA”), impose a U.S. federal withholding tax of 30 percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30 percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition Shares. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued.

Stockholders are urged to consult with their tax advisors regarding the possible implications of FATCA on the disposition of their Shares pursuant to the Rollover Exchange or the Merger, as applicable.

THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE ROLLOVER EXCHANGE AND/OR THE MERGER, AS APPLICABLE, TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Concurrently with the execution of the Merger Agreement, Parent obtained equity financing commitments for the transactions contemplated by the Merger Agreement. Perceptive has delivered an Equity Commitment Letter to Parent, pursuant to which, Perceptive (including its affiliates) has committed to provide Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, the Equity Financing and the Limited Guarantee. The Equity Financing, when funded in accordance with the terms of the Equity Commitment Letter, will provide Parent with sufficient available funds to fund (i) the payment of the aggregate merger consideration, (ii) the repayment the Term B Loan Facility, (iii) the purchase of a tail policy under the Company’s current directors’ and officers’ liability insurance policies at the Closing pursuant to the terms of the Merger Agreement and (iv) the payment of any fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the consummation of the transactions contemplated by the Merger Agreement. The Equity Financing, when funded in accordance with the terms of the Equity Commitment Letter, will provide Parent with sufficient available funds to fund the amounts payable by Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Equity Financing, in each case, in accordance with the Merger Agreement at the Closing. The remainder of the Equity Financing will be used by Parent solely for the purpose of, following the closing of the transactions contemplated by the Merger Agreement, funding the Company’s and its subsidiaries’ operations in the ordinary course of business.

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SLR Rollover Agreement and Other Agreements

SLR Rollover Agreement

Concurrently with the execution and delivery of the Merger Agreement, Topco and Parent entered into the SLR Rollover Agreement with SLR.

Pursuant to the SLR Rollover Agreement, SLR agreed to, immediately prior to the Effective Time and subject to the subsequent consummation of the Merger, contribute certain of the loans and certain of the accrued but unpaid interest and fees under the SLR Loan Agreement, and the SLR Warrants, to Topco in exchange for Topco Series A Preferred Units and Topco Common Units, and subsequent to the consummation of the Merger, such loans and accrued but unpaid interest and fees under the SLR Loan Agreement, and the SLR Warrants, will be contributed by Topco to Parent and immediately upon receipt by Parent thereof, following the Effective Time, such loans and accrued but unpaid interest and fees under the SLR Loan Agreement, and the SLR Warrants, will thereafter be contributed by Parent to the Surviving Corporation (the “SLR Rollover”).

In addition, pursuant to the SLR Rollover Agreement, prior to the consummation of the Merger, Topco and Parent will not (a) amend, modify or waive any provision of the Merger Agreement or the Equity Commitment Letter without the prior written consent of SLR (not to be unreasonably withheld, conditioned or delayed) or (b) enter into, amend, modify, waive or terminate any provision of any Stockholder Rollover Agreement with the other Rollover Stockholders or any other purchase agreement or subscription agreement for equity interests in Topco or its subsidiaries without the prior written consent of SLR (not to be unreasonably withheld, conditioned or delayed).

At any time prior to the earlier of the consummation of the Merger and the valid termination of the Merger Agreement in accordance with its terms, except as otherwise provided for or permitted by SLR Rollover Agreement, the Merger Agreement or any of the other Transaction Documents or SLR Financing Agreements, SLR agreed not to amend, modify or waive any provision of the SLR Loan Agreement or any other present or future agreement entered into by the Company or any guarantor in favor of SLR Investment Corp. or any other lender in connection with the SLR Loan Agreement (each, a “Loan Document”) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, SLR may amend, modify or waive the SLR Loan Agreement and any of the other Loan Documents without such prior written consent (i) to extend the maturity date thereunder (including in connection with any extension of the Outside Date (as provided for and defined in the Merger Agreement) under the Merger Agreement or in connection with the entry of, adoption of or promulgation of any law, action or order that delays or prohibits, or purports to delay or prohibit, the consummation of the Closing), (ii) in connection with any pending or threatened Action under the Merger Agreement or any other Transaction Document or SLR Financing Agreement between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand (including any cause of action, claim, litigation, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding relating to Parent’s failure to consummate the Closing by the time required pursuant to Section 1.2 of the Merger Agreement), (iii) as required to comply with any applicable law or order, or (iv) to cure any event of default or breach under the SLR Loan Agreement or any of the other Loan Documents (provided, that solely with respect to the immediately preceding clauses (iii) and (iv), SLR will (A) give Topco reasonably prompt written notice of such law or order (in the case of the immediately preceding clause (iii)) or event of default or breach (in the case of the immediately preceding clause (iv)), and (B) provide Topco with a reasonable opportunity to review and comment in good faith on such proposed amendment, modification or waiver (and SLR will consider any such reasonable comments in good faith)).

Pursuant to the SLR Rollover Agreement, if Topco, Parent or Merger Sub receive any notices, communications, filings or other documents (including, without limitation, any drafts thereof) from any third party (including the Company or the Rollover Stockholders in connection with the Merger Agreement, the Stockholder Rollover Agreements, the Voting and Support Agreements, the SLR Warrant Amendment Agreement, the Equity Commitment Letter and the Paying Agent Agreement (as defined in the Merger Agreement) (collectively with the SLR Rollover Agreement, the “Transaction Documents”)) or any of the transactions contemplated by the Transaction Documents, (the “Contemplated Transactions”), Topco will promptly provide a copy thereof to SLR.

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In addition, pursuant to the SLR Rollover Agreement, SLR agreed not to (a) transfer any of the loans and accrued but unpaid interest and fees under the SLR Loan Agreement or the SLR Warrants or enter any contract, option or other arrangement or understanding with respect to the transfer of any of the loans and accrued but unpaid interest and fees under the SLR Loan Agreement or the SLR Warrants or any interest therein, (b) deposit any of the loans and accrued but unpaid interest and fees under the SLR Loan Agreement or the SLR Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the loans and accrued but unpaid interest and fees under the SLR Loan Agreement or the SLR Warrants that is inconsistent with SLR’s obligations under the SLR Rollover Agreement, or (c) commit or agree to commit to take any of the actions referred to in the immediately preceding clauses (a) or (b).

The obligations of the SLR Rollover Stockholders to consummate the transactions pursuant to the SLR Rollover Agreement are subject to the subsequent consummation of the Merger in accordance with the terms of the Merger Agreement. The SLR Rollover Agreement will terminate automatically upon the valid termination of the Merger Agreement in accordance with its terms prior to the Effective Time (however, the termination clause and certain miscellaneous clauses will survive the termination of the SLR Rollover Agreement).

The foregoing description of the SLR Rollover Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the SLR Rollover Agreement, which is attached as Annex B to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

SLR Warrant Amendment Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company entered into an Omnibus Warrant Amendment Agreement with the holders of the SLR Warrants (the “SLR Warrant Holders”). Pursuant to the terms and subject to the conditions of the SLR Warrant Amendment Agreement, the Company and the SLR Warrant Holders agreed (a) to, effective immediately prior to the consummation of the SLR Rollover, amend the SLR Warrants to provide for the contribution of the SLR Warrants by the SLR Warrant Holders to Topco in exchange for the consideration to be issued to the SLR Warrant Holders in connection with the SLR Rollover (and the subsequent contribution to Parent and then to the Surviving Corporation, and the cancellation and retirement of the SLR Warrants with no conversion thereof, or payment or distribution with respect thereto, following the consummation of the SLR Rollover), and (b) that, immediately prior to the consummation of the SLR Rollover (but subject to the subsequent consummation of the Merger immediately following the SLR Rollover), the Company will issue to the SLR Warrant Holders all of the SLR Warrants that are outstanding, or unissued but otherwise due to the SLR Warrant Holders, under the SLR Loan Agreement pursuant to the provisions thereof (the “Outstanding SLR Warrants”); provided, in the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger, the Company will thereafter, upon the election of any SLR Warrant Holder, issue to such SLR Warrant Holder all or any portion of its Outstanding SLR Warrants; provided, further, that the Company will not effect any issuance of the Outstanding SLR Warrants, until the earlier of (i) immediately prior to the consummation of the SLR Rollover (but subject to the subsequent consummation of the Merger immediately following the SLR Rollover), and (ii) such time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger.

The SLR Warrant Amendment Agreement also provides that the SLR Warrant Holders will not be entitled to exercise the SLR Warrants (without the prior written consent of the Company) until such time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger.

The SLR Warrant Amendment Agreement will terminate automatically upon the valid termination of the Merger Agreement in accordance with its terms prior to the Merger (however, the termination clause and certain miscellaneous clauses will survive the termination of the SLR Warrant Amendment Agreement).

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Eighth Amendment to SLR Loan Agreement

On June 17, 2024 (the “Amendment Effective Date”), the Company entered into the Eighth Amendment with SLR, and the lenders party thereto (collectively, the “Lenders”). The Eighth Amendment provided for an interim amendment to the SLR Loan Agreement to be effective between the Amendment Effective Date and the effective date of the Merger (the “Interim Loan Agreement Amendment”). The Interim Loan Agreement Amendment increased the existing senior secured Term B Loan Facility from $4.0 million to $9.0 million. Borrowings under the Term B Loan Facility will bear interest at a floating rate per annum equal to the sum of (a) 0.10%, plus (b) 8.30% plus (c) CME Term SOFR. The aggregate principal amount outstanding under the Term B Loan Facility will be due and payable on the earlier of (x) the effective date of the Merger and (y) December 31, 2024 (the “Term B Loan Facility Maturity Date”), subject to being automatically extended by an additional 60 days to give effect to the extension of the Outside Date (as provided for and defined in the Merger Agreement). There are no scheduled amortization payments of the principal amounts of the loans outstanding under the Term B Loan Facility. Borrowings under the Term B Loan Facility are available from the Amendment Effective Date until the Term B Loan Facility Maturity Date and will be conditioned on approval by the lenders’ investment committee in its sole discretion. The Interim Loan Agreement Amendment amends the interest rate applicable to the existing senior secured term A loan facility (the “Existing Term A Loan Facility”) to provide for a floating interest rate equal to the sum of (a) CME Term SOFR plus (b) 2.30% plus (c) 7.0%; provided that the portion of such interest rate provided for in this clause (c) will be subject to pricing options as set forth in the Interim Loan Agreement Amendment and partially payable in kind and capitalized and added to the aggregate principal amount outstanding under the Existing Term A Loan Facility. The Eighth Amendment provides for certain covenants requiring the lenders and agent to assist with the consummation of the Merger, including permitting certain amendments to the SLR Loan Agreement and other documents contemplated in respect of the transactions contemplated by the Merger Agreement. All other terms and conditions of the Term B Loan Facility and the Existing Term A Loan Facility, including the guarantees and security relating thereto are substantively identical to those provided for under the existing credit facilities under the SLR Loan Agreement.

The Eighth Amendment further provides for an amendment to the SLR Loan Agreement to be effective as of the effective date of the Merger (the “Merger Effective Date Amendment”). After giving effect to the contribution of approximately $74.4 million of Loans outstanding under the Existing Term A Loan Facility to Topco pursuant to the SLR Rollover Agreement, the aggregate principal amount outstanding under the senior secured term A loan facility under the Merger Effective Date Amendment will be reduced from approximately $114.4 million to $40.0 million (the “Eighth Amendment Term A Loan Facility”). Loans under the Eighth Amendment Term A Loan Facility bear interest at a floating rate per annum equal to the sum of (a) CME Term SOFR (with a floor of 4.50%) plus (b) 6.00%. The aggregate principal amount outstanding under the Eighth Amendment Term A Loan Facility is due and payable on the earlier of (x) the third anniversary of the effective date of the Merger and (y) October 27, 2027. There is no scheduled amortization of the principal amounts of the loans outstanding under the Eighth Amendment Term A Loan Facility. The Merger Effective Date Amendment also provides for revised financial covenant levels applicable to the Eighth Amendment Term A Loan Facility. All other terms and conditions of the Eighth Amendment Term A Loan Facility, including the guarantees and security relating thereto are substantively identical to those provided for under the existing credit facilities under the SLR Loan Agreement.

The Eighth Amendment also provides, among other things, that (a) each of the lenders will furnish all information concerning it and its affiliates, if applicable, as the Company may reasonably request in connection with the preparation and filing with the SEC of the proxy statement and the Schedule 13E-3, (b) the Company and the lenders may not communicate in writing with the SEC or its staff with respect to the proxy statement or the Schedule 13E-3 without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel, (c) the lenders will not issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the Company, except any release or announcement required by applicable law or any rule or regulation of the Nasdaq Global Select Market or any stock exchange to which the relevant lender or any of its affiliates is subject, in which case the lender required to make the release or announcement will use reasonable best efforts to allow the Company reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the comments of the Company therein, (d) the Company will not issue any press release or announcement concerning the Contemplated Transactions that makes reference to the lenders or the transactions contemplated by the SLR Warrant Amendment Agreement, the SLR Rollover Agreement, the fifth amended and restated fee letter among the Company, the other loan parties and the lenders and the Eighth Amendment (collectively, the “SLR Financing Agreements”) without the prior consent of SLR, (e) prior to the earlier of the Effective Time and the valid termination of the Merger Agreement, and except to the extent permitted under the Transaction Documents or the SLR Financing Agreements, each lender will not, without the prior written consent of the Company, acquire (directly or indirectly, beneficially or of record) any Shares, or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares; (f) without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), the lenders will not engage in any communications with stockholders of the Company regarding the Contemplated Transactions.

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Stockholder Rollover Agreements

In connection with and concurrently with the Company’s entry into the Merger Agreement, Vapotherm entered into the Stockholder Rollover Agreements with Topco and the Rollover Stockholders, pursuant to which each Rollover Stockholder agreed to, among other things, contribute, transfer and assign to Topco all of the Rollover Shares held directly by such Rollover Stockholder, in exchange for Topco Common Units at a price per Topco Common Unit equal to the Per Share Merger Consideration, in each case on the Closing Date but immediately prior to the Effective Time and subject to the terms and conditions of the applicable Stockholder Rollover Agreement.

In addition, pursuant to, and upon the terms and subject to the conditions of the Stockholder Rollover Agreements, each Rollover Stockholder also agreed (a) to vote all of the Rollover Shares held by such Rollover Stockholder (i) in favor of the adoption and approval of the Merger Agreement and the Merger, (ii) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) against any action, proposal, transaction or agreement that would result in (A) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Stockholder contained in the applicable Stockholder Rollover Agreement, or (B) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (iv) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger and (b) not to (v) transfer any of such Rollover Shares or enter any contract, option or other arrangement or understanding with respect to the transfer of any of such Rollover Shares or any interest therein, (w) deposit any of such Rollover Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to such Rollover Shares that is inconsistent with the such Rollover Stockholder’s obligations under the applicable Stockholder Rollover Agreement, (x) convert or exchange, or take any action which would, or would reasonably be expected to, result in the conversion or exchange, of any of such Rollover Shares, (y) take any action that would, or would reasonably be expected to, (1) make any representation or warranty of such Rollover Stockholder in the applicable Stockholder Rollover Agreement materially untrue or materially incorrect, (2) have the effect of preventing, disabling, or materially delaying such Rollover Stockholder from performing any of its obligations under the applicable Stockholder Rollover Agreement or (3) result in a breach of any covenant, agreement or obligation of such Rollover Stockholder set forth in the applicable Stockholder Rollover Agreement, or (z) commit or agree to commit to take any of the actions referred to in the immediately preceding clauses (v), (w), (x) or (y).

In addition, the Merger Agreement provides for a process pursuant to which additional Vapotherm stockholders may enter into Additional Stockholder Rollover Agreements with Topco (as further described under “The Merger Agreement—Additional Rollover Agreements”).

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As of the date of this proxy statement, the “Rollover Shares” comprise of an aggregate of 534,212 Shares, consisting of the following Shares contributed by the following stockholders, with such Rollover Shares having an aggregate value of $1,164,582 and the Topco Common Units to be received by the Rollover Stockholders have an aggregate value equal to $1,164,582 based on the Per Share Merger Consideration:

Name of Stockholder	Number of Rollover Shares		Aggregate Value of Rollover Shares	Number of Topco Common Units	Aggregate Value of Topco Common Units
Joseph Army	392,096	(1)	$854,769	392,096	$854,769
Anthony Arnerich	69,805	(2)	152,175	69,805	152,175
Laurence Ioffredo	27,425	(3)	59,787	27,425	59,787
John Landry	44,886	(4)	97,851	44,886	97,851

(1)	392,096 shares are held directly by Mr. Army, 91,241 of which are held by the Joseph Army Revocable Trust.

(2)	69,805 shares are held directly by Mr. Arnerich, 18,375 of which are held by the Tony Arnerich IRA.

(3)	27,425 shares are held directly by Mr. Ioffredo, 1,800 of which are held by the Laurence Ioffredo IRA and 10,625 of which are held by the Laurence Ioffredo Rollover IRA.

(4)

44,886 shares are held directly by Mr. Landry, 22,949 of which are held by the John Landry Revocable Trust, 4,761 of which are held by the John Landry Rollover IRA, and 5,812 of which are held by the John Landry Roth Contributory IRA.

The foregoing description of the Stockholder Rollover Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the forms of Stockholder Rollover Agreements, which are attached as Annex C and D to this proxy statement and which are incorporated by reference in this proxy statement in their entirety.

Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, the following stockholders of Vapotherm, which collectively beneficially own 24.6% of Vapotherm’s outstanding Shares, separately entered into Voting and Support Agreements with Parent: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust (collectively, the “Supporting Stockholders”).

Under the Voting and Support Agreements, the Supporting Stockholders have agreed to (a) to vote all of the Shares beneficially owned by such Supporting Stockholder (i) in favor of the adoption and approval of the Merger Agreement and the Merger, (ii) against any action, proposal, agreement or transaction (including any Acquisition Proposal) that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) against any action, proposal, transaction or agreement that would result in (A) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Supporting Stockholder contained in such Voting and Support Agreement, or (B) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (iv) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger, and (b) not to (v) transfer any of such Supporting Stockholder’s shares of Common Stock or enter any contract, option or other arrangement or understanding with respect to the transfer of any of such Supporting Stockholder’s shares of Common Stock or any interest therein, (w) deposit any of such Supporting Stockholder’s shares of Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to such Supporting Stockholder’s shares of Common Stock that is inconsistent with the such Supporting Stockholder’s obligations under such Voting and Support Agreement, (x) convert or exchange, or take any action which would, or would reasonably be expected to, result in the conversion or exchange, of any of such Supporting Stockholder’s shares of Common Stock, (y) take any action that would, or would reasonably be expected to, (1) make any representation or warranty of such Supporting Stockholder in such Voting and Support Agreement materially untrue or materially incorrect, (2) have the effect of preventing, disabling, or materially delaying such Supporting Stockholder from performing any of its obligations under such Voting and Support Agreement or (3) result in a breach of any covenant, agreement or obligation of such Supporting Stockholder set forth in such Voting and Support Agreement, or (z) commit or agree to commit to take any of the actions referred to in the immediately preceding clauses (v), (w), (x) or (y).

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The obligations of the Supporting Stockholders under the Voting and Support Agreements will terminate upon the earliest to occur of (i) the mutual written agreement of Parent and the applicable Supporting Stockholder, (ii) the Effective Time, (iii) the valid termination of the Merger Agreement in accordance with the terms thereof and (iv) the occurrence of a change of Board Recommendation.

The foregoing description of the Voting and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Voting and Support Agreement, which is attached as Annex E to this proxy statement and which is incorporated by reference in this proxy statement in their entirety.

Subscription Agreements

Additionally, in connection with the Company’s entry into the Merger Agreement, certain members of the Company’s management referred to as “Subscribers” entered into Subscription Agreements, dated as of June 17, 2024, by and between Topco and such members of Company management. Pursuant to and subject to the terms and conditions of the Subscription Agreements, on the closing date of the Merger and immediately following the Effective Time, each Subscriber has agreed to purchase from Topco, a number of Common Units as determined pursuant the applicable Subscription Agreement, at a subscription price of $2.18 per Common Unit, which number of Common Units will, subject to the Subscribers paying the Company prior to the consummation of the Merger an amount of cash equal to the applicable taxes required to be withheld with respect to the vesting and/or settlement or exercise of the Subscriber’s Vapotherm equity awards, as applicable be determined by calculating (a) all of such Subscriber’s consideration payable (net of withholding taxes, except as otherwise agreed by the Subscriber) in respect of such Subscriber’s equity awards, divided by (b) a price per Common Unit equal to $2.18.

Pursuant to, and upon the terms and subject to the conditions of the Subscription Agreement, each Subscriber also agrees not to (i) transfer any of such Subscriber’s equity awards or enter any contract, option or other arrangement or understanding with respect to the transfer of any of such Subscriber’s equity awards or any interest therein, (ii) convert or exchange, or take any action which would, or would reasonably be expected to, result in the conversion or exchange, of any of Subscriber’s equity awards, (iii) take any action that would, or would reasonably be expected to, (A) make any representation or warranty of such Subscriber in such Subscription Agreement materially untrue or materially incorrect, (B) have the effect of preventing, disabling, or materially delaying such Subscriber from performing any of his or her obligations under such Subscription Agreement or (C) result in a breach of any covenant, agreement or obligation of such Subscriber set forth in such Subscription Agreement, or (iv) commit or agree to commit to take any of the actions referred to in the immediately preceding clauses (i), (ii) or (iii).

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by Vapotherm in connection with the Merger is as follows:

Description	Amount
Financial advisory fees and expenses	$140,000
Legal fees and expenses	4,500,000
Accounting and tax advisory fees	100,000
SEC filing fees	2,208
Printing, proxy solicitation and mailing costs	50,000
Miscellaneous	25,000
Total	4,817,208

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Vapotherm will be responsible for paying all fees and expenses owed by it in connection with the Merger, whether or not the Merger is consummated. In the event that the Closing occurs, the Surviving Corporation will pay all costs and expenses (including reasonable fees, disbursements and expenses of legal or financial advisors or agents serving in a similar capacity) incurred by Perceptive, Topco, Parent, Merger Sub and SLR, in connection with the Merger Agreement and the transactions contemplated thereby. It is expected that Perceptive, Topco, Parent, Merger Sub and SLR will incur approximately $5.0 million of legal, financial, accounting and other advisory fees and financing fees.

Accounting Treatment

Parent anticipates that Parent will be considered the acquirer for accounting purposes. If so, Parent will use the acquisition method of accounting to allocate the purchase consideration to Vapotherm assets acquired and liabilities assumed, which will be recorded at fair value.

Commercially Reasonable Efforts to Consummate the Merger; Regulatory Filings

Pursuant to the Merger Agreement, each of the parties thereto has agreed to, and to cause its respective subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, and, in any event, by or before the Outside Date (as provided for and defined in the Merger Agreement). For more information, please see “The Merger Agreement—Commercially Reasonable Efforts to Consummate the Merger; Regulatory Filings.”

Litigation Relating to the Merger

Lawsuits may be filed against Vapotherm, the Board or Vapotherm’s officers in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to the Company, including any costs associated with indemnification. As of the date of the preliminary version of this proxy statement, no such lawsuits have been filed.

Appraisal Rights

If the Merger is consummated, Vapotherm stockholders and beneficial owners of Shares who continuously hold such Shares through the Effective Time, who do not vote in favor of the Merger Agreement Proposal, who are entitled to and properly demand appraisal of such Shares in accordance with Section 262, and who otherwise comply with the statutory requirements of Section 262 will be entitled to seek appraisal by the Delaware Court of Chancery of the “fair value” of their Shares in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex G to this proxy statement and is incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Vapotherm stockholders or beneficial owners of Shares exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of Shares” or “Vapotherm stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity).

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Under Section 262, if the Merger is completed, holders and beneficial owners of Shares who: (i) submit a written demand for appraisal of their Shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262; (ii) do not vote such Shares (and ensure that such Shares are not voted) in favor of the adoption of the Merger Agreement; (iii) continuously are the record holders or beneficial owners, as the case may be, of such Shares through the Effective Time; (iv) who are entitled to demand appraisal rights under Section 262 and (v) otherwise exactly follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all Vapotherm stockholders and beneficial owners of Shares who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding Shares eligible for appraisal as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Merger Consideration in respect of the Shares for which appraisal rights have been pursued and perfected exceeds $1.0 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each Vapotherm stockholder and beneficial owner of Common Stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, the corporation, not less than twenty (20) days prior to the meeting, must notify each of the stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Vapotherm’s notice to Vapotherm stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex G and incorporated by reference herein. In connection with the Merger, any holder of Shares or any beneficial owner of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or beneficial owner’s right to do so, should review this discussion and the applicable provisions of Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A Vapotherm stockholder or beneficial owner of Common Stock who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of Shares, Vapotherm believes that if a Vapotherm stockholder or beneficial owner of Common Stock considers exercising such rights, that Vapotherm stockholder or beneficial owner of Common Stock should seek the advice of legal counsel and financial advisors.

Vapotherm stockholders or beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares must do ALL of the following:

●

in the case of a Vapotherm stockholder, such person must not vote, or abstain from voting, in favor of the proposal to adopt the Merger Agreement. In the case of a beneficial owner of Common Stock, such person must not instruct such person’s broker, bank or other nominee to vote such person’s share, or abstain from voting, in favor of the Merger Agreement Proposal;

●

the Vapotherm stockholder or beneficial owner of Common Stock must deliver to Vapotherm a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting, which written demand must reasonably inform Vapotherm of the identity of the Vapotherm stockholder or beneficial owner of Common Stock and that the Vapotherm stockholder or beneficial owner of Common Stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the approval of the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262;

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●

the Vapotherm stockholder or beneficial owner of Common Stock must continuously hold or beneficially own, as applicable, the Shares from the date of making the demand through the Effective Time (a Vapotherm stockholder or beneficial owner of Common Stock will lose appraisal rights if the Vapotherm stockholder or beneficial owner of Common Stock transfers the shares before the Effective Time); and

●

the Vapotherm stockholder or beneficial owner of Common Stock must otherwise comply with the procedures of Section 262, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds articulated in Section 262(g) must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a Vapotherm stockholder or beneficial owner of Common Stock who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote the shares.

Filing a Written Demand

Any holder of Shares or beneficial owner of Shares wishing to exercise appraisal rights must deliver to Vapotherm, before the vote on the Merger Agreement Proposal at the Special Meeting at which the Merger Agreement Proposal will be submitted to Vapotherm stockholders, a written demand for the appraisal of the Vapotherm stockholder’s or beneficial owner of Shares.

In the case of a Vapotherm stockholder, that Vapotherm stockholder must not vote or submit a proxy in favor of the Merger Agreement Proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the Vapotherm stockholder’s appraisal rights. Therefore, a Vapotherm stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement.

In the case of a beneficial owner of Common Stock, brokers, banks and other nominees that hold Shares in “street name” for their customers do not have discretionary authority to vote those Shares on the proposal to approve and adopt the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such Shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of Shares held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the proposal to approve and adopt the Merger Agreement, and does not revoke such instruction prior to the vote on the proposal to approve and adopt the Merger Agreement, then such Shares will be voted in favor of the approval and adoption of the Merger Agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner of Common Stock who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the proposal to approve and adopt the Merger Agreement or must instruct such broker, bank or other nominee to vote against the approval and adoption of the Merger Agreement or abstain from voting on such proposal.

Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A Vapotherm stockholder’s or beneficial owner of Common Stock’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

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A demand for appraisal made by a Vapotherm stockholder or beneficial owner of Common Stock must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Vapotherm of the identity of such holder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner of Common Stock, the demand must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of Common Stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and accurate copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262. Whether made by a Vapotherm stockholder of beneficial owner of Common Stock, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s Shares in connection with the Merger. If the Shares are owned of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner, and if the Shares are owned of record or beneficially owned by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint record holders or beneficial owners. An authorized agent, including an authorized agent for two or more joint record holders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record owner or owners or beneficial owner or owners, respectively, and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners or beneficial owner or owners, as applicable.

All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:

100 Domain Drive

Exeter, New Hampshire 03833

At any time within 60 days after the Effective Time, any holder of Shares or beneficial owner who has delivered a written demand to Vapotherm and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Per Share Merger Consideration offered pursuant to the Merger Agreement by delivering to Vapotherm a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Vapotherm stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Vapotherm stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Vapotherm stockholder’s or beneficial owner’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of Shares or beneficial owner who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of Shares or beneficial owner who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a Vapotherm stockholder or beneficial owner, demanding a determination of the fair value of the Shares held by all dissenting Vapotherm stockholders or beneficial owners entitled to appraisal rights who did not vote their Shares in favor of the Merger and properly demanded appraisal of such shares. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and Vapotherm stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the Shares. Accordingly, any holders of Shares or beneficial owners who desire to have their Shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their Shares within the time and in the manner prescribed in Section 262. The failure of a holder of Common Stock or beneficial owner to file such a petition within the period specified in Section 262 could nullify the Vapotherm stockholder’s or beneficial owner’s previous written demand for appraisal.

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Within 120 days after the Effective Time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the adoption of the Merger Agreement and with respect to which Vapotherm has received demands for appraisal, and the aggregate number of holders of such Shares or beneficial owners holding or owning such Shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such Shares for purposes of such aggregate number). The Surviving Corporation must give such statement to the requesting Vapotherm stockholder or beneficial owner within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of Shares or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Vapotherm stockholders or beneficial owners of Shares who have demanded payment for their Shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the Vapotherm stockholders or beneficial owners of Shares shown on such verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation. After notice to Vapotherm stockholders or beneficial owners of Shares as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those Vapotherm stockholders or beneficial owners of Shares who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the Vapotherm stockholders or beneficial owners of Shares who demanded appraisal of their Shares represented by certificates to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any Vapotherm stockholder or beneficial owner of Common Stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that Vapotherm stockholder or beneficial owner of Common Stock from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all Vapotherm stockholders and beneficial owners of Shares who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders and beneficial owners of Shares entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to Vapotherm stockholders or beneficial owners of Shares seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each Vapotherm stockholder and beneficial owner of Common Stock entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the Shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

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In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Vapotherm stockholders and beneficial owners of Shares considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Per Share Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Vapotherm stockholders and beneficial owners of Shares should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Vapotherm nor Topco anticipates offering more than the Per Share Merger Consideration to any Vapotherm stockholder or beneficial owner of Common Stock exercising appraisal rights, and each of the Vapotherm and Topco reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to Vapotherm stockholders or beneficial owners of Shares seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a Vapotherm stockholder or beneficial owner of Common Stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a Vapotherm stockholder or beneficial owner of Common Stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any Vapotherm stockholder or beneficial owner of Common Stock who demands appraisal of his, her or its Shares under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s right to appraisal, the Vapotherm stockholder’s or beneficial owner of Common Stock’s Shares will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to Vapotherm or the Paying Agent (as defined in this proxy statement) and transfer of the Shares. A Vapotherm stockholder or beneficial owner of Common Stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above is met or if the Vapotherm stockholder or beneficial owner of Common Stock properly delivers to the Surviving Corporation a written withdrawal of the holder’s or beneficial owner’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

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From and after the Effective Time, no Vapotherm stockholder or beneficial owner of Common Stock who has demanded appraisal rights will be entitled to vote such Shares for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s Shares, if any, payable to Vapotherm stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the Vapotherm stockholder or beneficial owner of Common Stock delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such Vapotherm stockholder or beneficial owner of Common Stock to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any Vapotherm stockholder or beneficial owner of Common Stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any Vapotherm stockholder or beneficial owner of Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Vapotherm stockholder’s or beneficial owner of Common Stock’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

VAPOTHERM STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND BENEFICIAL OWNERS OF SHARES OF COMMON STOCK WHO INSTRUCT SUCH PERSONS’ BROKERS, BANKS OR OTHER NOMINEES TO VOTE SUCH PERSONS’ SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a Vapotherm stockholder’s statutory appraisal rights. Consequently, any Vapotherm stockholder or beneficial owner of Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel and financial advisors before attempting to exercise those rights.

Effective Time of the Merger

Subject to the terms and conditions set forth in the Merger Agreement, the Closing of the Merger will take place on the date which is three business days after the date on which all conditions to the Closing (see “The Merger Agreement—Conditions to the Merger”) have been satisfied or, to the extent permitted by applicable law, waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing).

At the Effective Time, the Merger will become effective, upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time specified in the Certificate of Merger in accordance with the DGCL. Vapotherm, however, cannot assure that the Effective Time will occur by any particular date, if at all.

Payment of Merger Consideration

At the Effective Time, as a result of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration, in accordance with and subject to the terms and conditions set forth in the Merger Agreement.

At or prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company mutually acceptable to Vapotherm and Parent (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Per Share Merger Consideration payable as described above.

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Promptly after the Effective Time (and in any event within three business days thereafter), Parent and the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate entitled to receive the Per Share Merger Consideration, a letter of transmittal (in customary form reasonably satisfactory to the Company and Parent) and instructions for use in effecting the surrender of the certificate (or effective affidavits of loss in lieu thereof and, if required by the Surviving Corporation or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent and the Surviving Corporation or the Paying Agent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such certificate) in exchange for the Per Share Merger Consideration, and such certificates will then be cancelled.

Upon surrender of a certificate (or effective affidavits of loss in lieu thereof and any required bond) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and any other documents that may be required pursuant to such instructions, Parent will thereafter cause the Paying Agent to pay and deliver as promptly as practicable the Per Share Merger Consideration for each Share formerly represented by such certificate (net of applicable withholding taxes), and the certificate surrendered will be thereafter be cancelled.

If any payment pursuant to the Merger is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, it will be a condition to such payment that (i) such certificate or book-entry share must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such certificate or book-entry share must pay any transfer tax or other taxes required.

No holder of record of a non-certificated Share represented in book-entry form, which immediately prior to the Effective Time represented an outstanding Share that was converted into the right to receive the Per Share Merger Consideration will be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration in respect of such book-entry Share. In lieu thereof, upon receipt by the Paying Agent, or by such other agent or agents as may be appointed by Parent, of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonable request) the holder of such book-entry Share will be entitled to receive in exchange therefor the Per Share Merger Consideration (which amount will be payable net of any applicable withholding tax) for each such outstanding Share formerly represented by such book-entry Share, and the book-entry Share will be cancelled. Payment of the Per Share Merger Consideration with respect to book-entry Shares will only be made to the person in whose name the book-entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each book-entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration (which amount will be payable net of any applicable withholding tax) and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

No interest will be paid or accrued for the benefit of holders of certificates or book-entry Shares on the Per Share Merger Consideration and until surrendered, such certificates and book-entry Shares (other than those representing Excluded Shares) will be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration to which such Shares represented thereby will have been converted, without interest and net of any applicable withholding taxes.

At any time following the date that is 12 months after the Effective Time, Parent may require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that have been made available or are on deposit with to the Paying Agent and that have not been disbursed to holders of certificates or book-entry Shares. Thereafter, such holders will be entitled to look to the Surviving Corporation with respect to the Per Share Merger Consideration payable to the holder of a certificate or book-entry Share. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any person in respect of any Per Share Merger Consideration, or cash held by the Paying Agent, delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

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From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any certificate or book-entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in the Merger Agreement. If, after the Effective Time, certificates are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such certificates will be given a copy of the letter of transmittal discussed above and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to the Merger Agreement.

In the event that any certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent or Parent, as applicable (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate), Parent will cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed certificate the Per Share Merger Consideration payable in respect of the Shares represented by such certificate, subject to such holder’s compliance with the exchange procedures set forth above (other than the surrender of a certificate).

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THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Vapotherm, Topco, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Vapotherm, Topco, Parent and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Our stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Vapotherm, Topco, Parent and Merger Subs or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Vapotherm, Topco, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Vapotherm, Topco, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in SEC filings regarding Vapotherm and its business.

Merger Agreement

On June 17, 2024, Vapotherm entered into the Merger Agreement, by and among Topco, Parent, Merger Sub and Vapotherm, pursuant to which Merger Sub will merge with and into Vapotherm, with Vapotherm surviving the Merger. The Merger Agreement is included as Annex A to this proxy statement.

Principal Terms of the Merger

Effect of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, the Common Stock of the Company will no longer be publicly traded. In addition, the Common Stock of the Company will cease trading on the OTCQX and be de-registered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC on account of the Common Stock of the Company. The Merger will be governed by the DGCL. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

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Closing and Effective Time

Subject to the provisions of the Merger Agreement and pursuant to the DGCL, (i) the closing of the Merger and (ii) the deposit of cash by Parent with the Paying Agent and the payment of cash by Parent to the Company, in each case, will take place on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the Closing (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing). On the Closing Date, the parties to the Merger Agreement will file a certificate of merger with the Secretary of State of the State of Delaware, in such form as is mutually agreeable to the Company and Parent and required by, and executed in accordance with, the DGCL. The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as the Company and Merger Sub may agree in writing and specify in the Certificate of Merger.

Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time, by virtue of the Merger, the certificate of incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time will be amended and restated in their entirety to conform to the forms previously agreed to by the parties and, as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable law.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation or removal, or until his or her successor is duly elected and qualified.

Merger Consideration

Pursuant to the Merger Agreement, at the Effective Time of the Merger, and by virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares described in clauses (ii) through (v) below) will be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration of $2.18, without interest, and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration. The Excluded Shares consist of: (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time, which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (ii) each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares (as defined below)), which Share will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto; (iii) each Share held by a holder (or “beneficial owner” (as defined in Section 262(a) of the DGCL)) who is entitled to demand and properly exercises and perfects its demand for appraisal of such Share in accordance with Section 262 of the DGCL and as described in the Merger Agreement); and (iv) each Rollover Share.

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Treatment of Vapotherm Equity Awards and Employee Stock Purchase Plan

Stock Options

As of the Effective Time, except as otherwise agreed to between Parent, the Company and a holder of a Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such Stock Option immediately prior to the Effective Time (including any portion of the Stock Option that becomes vested as a result of the transaction), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Share subject to such Stock Option. No holder of a Stock Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration will be entitled to any payment with respect to such cancelled Stock Option. Subject to compliance with certain sections of the Merger Agreement, Parent and Topco may agree with certain holders of Stock Options, at such holder’s election, to use all of the cash consideration payable in respect of such Stock Options (the “Rollover Stock Option Consideration”) to subscribe for a number of Topco Common Units equal to (i) such holder’s Rollover Stock Option Consideration, divided by (ii) the Per Share Merger Consideration. Any such Topco Common Units would be provided to the holder in lieu of such Rollover Stock Option Consideration.

RSU Awards

As of the Effective Time, except as otherwise agreed to between Parent, the Company and a holder of an RSU Award that is outstanding, whether or not vested, immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such RSU Award immediately prior to the Effective Time (including any portion of RSU Award that becomes vested as a result of the transaction) multiplied by (ii) the Per Share Merger Consideration. Subject to compliance with certain sections of the Merger Agreement, Parent and Topco may agree with certain holders of RSU Awards, at such holders election, to use all of the cash consideration payable in respect of such RSU Award (the “Rollover RSU Consideration”) to subscribe for a number of Topco Common Units equal to (i) such holder’s Rollover RSU Consideration, divided by (ii) the Per Share Merger Consideration. Any such Topco Common Units would be provided to the holder in lieu of such Rollover RSU Consideration.

PSU Awards

As of the Effective Time, except as otherwise agreed to between Parent, the Company and a holder of a PSU Award that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of Shares subject to the vested portion of such PSU Award immediately prior to the Effective Time (including any portion of the PSU Award that becomes vested as a result of the transaction) (assuming target performance is achieved, or such higher level as required by the terms of such PSU Award), multiplied by (ii) the Per Share Merger Consideration. Subject to compliance with certain sections of the Merger Agreement, Parent and Topco may agree with certain holders of PSU Awards, at such holders election, to use all of the cash consideration payable in respect of such PSU Award (the “Rollover PSU Consideration”) to subscribe for a number of Topco Common Units equal to (i) such holder’s Rollover PSU Consideration, divided by (ii) the Per Share Merger Consideration. Any such Topco Common Units would be provided to the holder in lieu of such Rollover PSU Consideration.

ESPP

As soon as practicable following the date of the Merger Agreement, the Company and the Board (or, if appropriate, any committee thereof) will take all actions that the Company and the Board (or, if appropriate, any committee thereof) determine to be reasonably necessary (including the adoption of resolutions) to (i) cause the offering period under the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”) that is ongoing as of the date of the Merger Agreement to be the final offering period under the ESPP and the options under the ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of Common Stock pursuant to the ESPP promptly returned to the participant), (ii) prohibit any individual who is not participating in the ESPP as of the date of the Merger Agreement from commencing participation in the ESPP following the date of the Merger Agreement, (iii) prohibit participants in the ESPP from increasing their payroll deductions from those payroll deductions in effect as of the date of the Merger Agreement and (iv) terminate the ESPP effective as of, and subject to, the Effective Time. At least five business days prior to the Closing Date, Parent and its counsel will have the right to review and comment on all resolutions to be adopted by the Board (or a duly authorized committee thereof), and the Company will reflect all reasonable and timely provided comments of Parent made in good faith.

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Treatment of SLR Warrants and SLR Loan Receivables

Immediately prior to the Effective Time and pursuant to the terms and subject to the conditions of the SLR Rollover Agreement, the SLR Warrants and the Contributed SLR Loan Receivables will be contributed to Topco in exchange for Topco Series A Preferred Units and Topco Common Units, and subsequent to the consummation of the Merger and certain other transactions, the SLR Warrants and Contributed SLR Loan Receivables will thereafter be contributed by Topco to Parent, and immediately upon receipt by Parent thereof, the SLR Warrants and Contributed SLR Loan Receivables will thereafter be contributed by Parent to the Surviving Corporation. Each such SLR Warrant and the Contributed SLR Loan Receivables, as a result of the consummation of the transactions contemplated by the SLR Rollover Agreement, will be cancelled and retired, and in the case of SLR Warrants without any conversion thereof, and will cease to exist, and no payment or distribution will be made with respect thereto.

Treatment of Other Warrants

Comerica Warrants

None of Topco, Parent, nor the Surviving Corporation will assume any of the warrants to purchase shares of Common Stock issued by the Company to Comerica Bank pursuant to the term of the Company’s prior loan and security agreements with Comerica (collectively, the “Comerica Warrants”). Each of the Comerica Warrants that is outstanding and not exercised as of immediately prior to the Effective Time will be terminated without payment or consideration in accordance with the terms thereof immediately prior to the Effective Time and all such Comerica Warrants will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto. Prior to the Effective Time and without limitation to the other provisions of the Merger Agreement related to the Comerica Warrants, the Company will take all such actions as may be required or contemplated by the terms of the Comerica Warrants, including the giving of any written notices in connection with the Contemplated Transactions. The Company will provide Parent with a reasonable opportunity to review and comment on any such written notice prior to the dispatch thereof, and the Company will consider in good faith such comments.

2023 Pre-Funded Warrants and 2023 Warrants

In connection with the Company’s private placement in February 2023, the Company issued certain pre-funded warrants to purchase Shares (the “2023 Pre-Funded Warrants’) and other warrants to purchase Shares (the “2023 Warrants” and, together with the SLR Warrants, the Comerica Warrants and the 2023 Pre-Funded Warrants, the “Warrants”).

Each of the 2023 Pre-Funded Warrants that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time will be treated in accordance with the terms thereof in connection with the Contemplated Transactions and from and after the Effective Time, will be exercisable in exchange (by payment of the applicable exercise price or on a net exercise basis) for an amount of cash equal to (a) the number of shares of Common Stock that such 2023 Pre-Funded Warrant would have entitled the holder thereof to purchase immediately prior to the Effective Time (subject to payment of the applicable exercise price or on a net exercise basis), multiplied by (b) the Per Share Merger Consideration (the “2023 Pre-Funded Warrant Consideration”) (which amount will be payable net of any applicable withholding tax), in accordance with the terms thereof. To the extent that any of the 2023 Pre-Funded Warrants are exercised prior to the Effective Time, such 2023 Pre-Funded Warrants will be treated in accordance with the terms thereof.

Each of the 2023 Warrants that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time will be treated in accordance with the terms thereof in connection with the Contemplated Transactions. Prior to the Effective Time the Company will take all such actions as may be required or contemplated by the terms of the 2023 Warrants, including the giving of any written notices in connection with the Contemplated Transactions. The Company will provide Parent with a reasonable opportunity to review and comment on any such written notice prior to the dispatch thereof, and the Company will consider in good faith such comments.

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Adjustments to the Per Share Merger Consideration

The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time there is any change in the outstanding number or class of the Shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), division, subdivision, or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) or any other similar transaction, then the Per Share Merger Consideration will be appropriately adjusted to reflect such change.

Post-Closing Contribution to the Surviving Corporation

Immediately following the Effective Time, Parent will pay (or cause to be paid), by wire transfer of immediately available funds, to the Surviving Corporation, an amount equal to (a) all of the cash held by Parent following the Effective Time, including the balance of the Closing Payment Commitment (as defined in the Equity Commitment Letter) made by Perceptive to Parent (indirectly through Topco) pursuant to the Equity Commitment Letter and Perceptive’s Contribution Agreement and any other contributions made, directly or indirectly, to the capital of Parent (which, for the avoidance of doubt, will be net of the amount equal to the sum of, without duplication, the aggregate amount of the Merger Consideration, the 2023 Pre-Funded Warrant Consideration and the aggregate Equity Award Consideration paid by Parent at or prior to the Effective Time to the Paying Agent and the Company (with respect to the Equity Award Consideration), as contemplated by the Merger Agreement in connection with, and for the purpose of consummating, the Contemplated Transactions), less (b) without duplication of any amounts netted pursuant to the parenthetical in the immediately preceding clause (a), an amount equal to the documented, out-of-pocket expenses, up to a cap, applicable to fees and expenses of Perceptive, Topco, Parent, Merger Sub and their respective affiliates incurred in connection with the Contemplated Transactions for which reasonable documentation evidencing the incurrence of such fees and expenses has been provided by Parent to the Company at least two business days prior to the Effective Time, which will be retained by Perceptive, Topco or Parent and their respective affiliates in satisfaction of such obligation of the Surviving Corporation pursuant to the Equity Commitment Letter. Any retained portion of the expenses withheld pursuant to the immediately preceding clause (b) (subject to a cap) will be deemed to have been contributed from Perceptive to Topco in exchange for Topco Series A Preferred Units issued by Topco to Perceptive, and thereafter contributed from Topco to Parent as a contribution to Parent’s capital.

Payment Agent Matters; Exchange Payment; Surrender of Shares

At or prior to the Effective Time, Parent will (i) deposit or cause to be deposited with the Paying Agent, cash in an amount sufficient to pay, without duplication, the Merger Consideration and the 2023 Pre-Funded Warrant Consideration, if any and (ii) Parent will pay or cause to be paid to the Company, cash in an amount sufficient to pay (A) the aggregate Equity Award Consideration, the Rollover RSU Consideration, the Rollover PSU Consideration and the Rollover Stock Option Consideration (provided that, to the extent applicable, for administrative convenience, Parent will be deemed to have paid or caused to be paid to the Company amounts in respect of the Rollover RSU Consideration, the Rollover PSU Consideration and the Rollover Stock Option Consideration, but no cash will actually be delivered to the Company in respect thereof), and any payroll or employment taxes related thereto, and (B) the Credit Agreement Closing Payments (as defined below).

Promptly after the Effective Time (and in any event within three business days thereafter), Parent and the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a certificate entitled to receive the Per Share Merger Consideration, a letter of transmittal (in customary form reasonably satisfactory to the Company and Parent) and instructions for use in effecting the surrender of the certificate (or effective affidavits of loss in lieu thereof and, if required by the Surviving Corporation or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent and the Surviving Corporation or the Paying Agent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such certificate) in exchange for the Per Share Merger Consideration, and such certificates will then be cancelled.

Upon surrender of a certificate (or effective affidavits of loss in lieu thereof and any required bond) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and any other documents that may be required pursuant to such instructions, Parent will thereafter cause the Paying Agent to pay and deliver as promptly as practicable the Per Share Merger Consideration for each Share formerly represented by such certificate (net of applicable withholding taxes), and the certificate surrendered will be thereafter be cancelled.

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If any payment pursuant to the Merger is to be made to a person other than the person in whose name the surrendered certificate or book-entry Share is registered, it will be a condition to such payment that (i) such certificate or book-entry Share must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such certificate or book-entry Share must pay any transfer tax or other taxes required.

No holder of record of a non-certificated Share represented in book-entry form, which immediately prior to the Effective Time represented an outstanding Share that was converted into the right to receive the Per Share Merger Consideration will be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration in respect of such book-entry Share. In lieu thereof, upon receipt by the Paying Agent, or by such other agent or agents as may be appointed by Parent, of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonable request) the holder of such book-entry Share will be entitled to receive in exchange therefor the Per Share Merger Consideration (which amount will be payable net of any applicable withholding tax) for each such outstanding Share formerly represented by such book-entry Share, and the book-entry Share will be cancelled. Payment of the Per Share Merger Consideration with respect to book-entry Shares will only be made to the person in whose name the book-entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each book-entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration (which amount will be payable net of any applicable withholding tax) and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

No interest will be paid or accrued for the benefit of holders of certificates or book-entry Shares on the Per Share Merger Consideration and until surrendered, such certificates and book-entry Shares (other than those representing Excluded Shares) will be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration to which such Shares represented thereby will have been converted, without interest and net of any applicable withholding taxes.

At any time following the date that is 12 months after the Effective Time, Parent may require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that have been made available to or are on deposit with the Paying Agent and that have not been disbursed to holders of certificates or book-entry Shares. Thereafter, such holders will be entitled to look to the Surviving Corporation with respect to the Per Share Merger Consideration payable to the holder of a certificate or book-entry Share. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any person in respect of any Per Share Merger Consideration, or any cash that was held by the Paying Agent, that was delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any certificate or book-entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in the Merger Agreement. If, after the Effective Time, certificates are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such certificates will be given a copy of the letter of transmittal discussed above and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to the Merger Agreement.

In the event that any certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent or Parent, as applicable (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate), Parent will cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed certificate the Per Share Merger Consideration payable in respect of the Shares represented by such certificate, subject to such holder’s compliance with the exchange procedures set forth above (other than the surrender of a certificate).

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Withholding

Topco, Parent, Merger Sub, the Company and the Paying Agent (and any applicable withholding agent) are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld therefrom on account of taxes under U.S. federal, state or local law or any other applicable law; provided that, other than (i) any compensatory amounts, (ii) any applicable U.S. backup withholding or (iii) withholding under Section 1445 of the Code as a result of a failure by the Company to deliver to Parent, at or prior to the closing of the Merger, a certificate and corresponding notice to the IRS and duly executed and acknowledged, satisfying the requirements of the applicable treasury regulations under the Code, the withholding agent intending to so deduct or withhold will use commercially reasonable efforts to provide prior notice to the Company that it intends to deduct or withhold, and will reasonably cooperate with the Company to minimize or eliminate such withholding to the extent permitted by applicable law.

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent, Topco and Merger Sub with respect to:

●	organization and corporate power;

●	authorization; valid and binding nature of the agreement;

●	capital stock;

●	the Company’s ownership of its subsidiaries;

●	no breach;

●	consents;

●	SEC reports; disclosure controls and procedures;

●	indebtedness; no undisclosed liabilities;

●	absence of certain developments;

●	compliance with laws;

●	title to tangible properties;

●	tax matters;

●	contracts and commitments;

●	intellectual property;

●	litigation;

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●	insurance;

●	employee benefit plans;

●	environmental compliance and conditions;

●	employment and labor matters;

●	the Company’s products;

●	information technology; privacy and data security;

●	anti-corruption laws; anti-money laundering laws; global trade laws;

●	brokerage;

●	information supplied for the proxy statement;

●	anti-takeover laws; no rights agreement;

●	opinion of financial advisor;

●	government contracts;

●	heath care regulatory approvals; and

●	health care regulation.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of this proxy statement and the Merger Agreement, a “Company Material Adverse Effect” means, with respect to the Company, any change, effect, event, inaccuracy, occurrence, circumstance, condition, fact or state of facts or other matter that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Company and its subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the Contemplated Transactions; provided, however, that, for purposes of clause (x) above only, any changes, effects, events, inaccuracies, occurrences, circumstances, conditions, facts or states of facts or other matters resulting or arising from or in connection with any of the following will not be deemed to constitute a Company Material Adverse Effect, either alone or in combination, and will be disregarded in determining whether a Company Material Adverse Effect has occurred:

●

matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its subsidiaries operate, including changes in inflation, supply chain disruptions and labor shortages, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its subsidiaries operate;

●

the negotiation, execution, announcement, or pendency of the Merger Agreement or the transactions contemplated thereby, including (to the extent arising therefrom) any loss or change in relationship with any supplier, vendor, reseller, customer, distributor, lender, employee, investor, venture partner or other business partner of the Company or its subsidiaries; provided that this exception does not apply to the Company’s no breach representation and warranty in the Merger Agreement, including for the purposes of determining whether the condition of Parent and Merger Sub to effect the Merger condition in the Merger Agreement has been satisfied;

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●

any change in the market price or trading volume of the Shares; provided, that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded by another clause;

●	the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism;

●	the occurrence, escalation, outbreak or worsening of cyberattacks and cyberterrorism;

●

any plagues, pandemics (including COVID-19), health measures or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event (including hurricanes, tsunamis, floods, volcanic eruptions and earthquakes), except to the extent such matters described in the this clause and the immediately two preceding clauses have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its subsidiaries operate;

●

changes in laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its subsidiaries operate;

●

compliance with the covenants expressly set forth in the Merger Agreement or any action taken or omitted to be taken by the Company at the express written request or with the prior written consent of Parent or Merger Sub;

●

the initiation or settlement of any legal proceedings commencing or involving any (i) Governmental Body in connection with the Merger Agreement or the Contemplated Transactions or (ii) current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to the Merger Agreement or the Contemplated Transactions;

●

any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of the Merger Agreement; provided that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; or

●	any event of default (as defined in the SLR Loan Agreement) under the SLR Loan Agreement.

In the Merger Agreement, Topco, Parent and Merger Sub have made representations and warranties to the Company with respect to:

●	organization and corporate power;

●	authorization; valid and binding agreement;

●	no breach;

●	consents;

●	litigation;

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●	information supplied for the proxy statement;

●	brokerage;

●	capitalization and operations of Merger Sub;

●	ownership of Shares;

●	vote and approval required by Topco, Parent and Merger Sub;

●	solvency;

●	investigation by Topco, Parent and Merger Sub; disclaimer of reliance;

●	other agreements;

●	the Equity Financing contemplated in connection with the Merger;

●	CFIUS; and

●	tax matters.

Some of the representations and warranties in the Merger Agreement made by Topco, Parent or Merger Sub are qualified as to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect,” as used in the Merger Agreement, means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Topco, Parent or Merger Sub to timely perform its obligations under the Merger Agreement or to timely consummate the Contemplated Transactions or would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Topco, Parent or Merger Sub to consummate the Contemplated Transactions.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any instrument delivered pursuant to the Merger Agreement) survive the Merger.

Conduct of the Company

The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms, except (i) as set forth in the Company’s confidential disclosure letter to the Merger Agreement, (ii) as required by applicable law, (iii) as expressly permitted or contemplated by the Merger Agreement, certain other transaction documents or the SLR Loan Agreement to which the Company is a party (including in connection with the Contemplated Transactions), (iv) as necessary in response to certain health measures to protect the health and safety of the Company’s and its subsidiaries’ customers, suppliers, partners, employees, licensors, licensees, distributors and others having business dealings with the Company and its subsidiaries (provided that the Company has consulted with Parent in advance (to the extent reasonably practicable) and considered in good faith any recommendations of Parent) or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its assets, properties and business organization and (C) preserve its relationships and goodwill with customers, suppliers, partners, licensors, licensees, distributors, Governmental Bodies, employees and others having business dealings with it with the intention that its goodwill and ongoing business will not be impaired in any material respect on the Closing Date. Any action, the subject matter of which is addressed by the restrictions set forth in the following paragraph, will be deemed compliant with the restrictions set forth in this paragraph, if compliant with the restrictions set forth in the following paragraph.

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The Company has further agreed that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms, except (i) as set forth in the Company’s confidential disclosure letter to the Merger Agreement, (ii) as required by applicable law, or (iii) as expressly permitted or contemplated by the Merger Agreement, certain other transaction documents or the SLR Loan Agreement to which the Company is a party (including in connection with the Contemplated Transactions), the Company will not and will not permit any of its subsidiaries, without the prior written consent of Parent (which consent, except for certain actions, will not be unreasonably withheld, conditioned or delayed):

●

(A) establish a record date for, authorize, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company equity award, subject to certain exceptions;

●

grant, issue, sell, pledge, dispose of or otherwise encumber, or authorize the grant, issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest (other than the SLR Warrants in accordance with the SLR Warrant Amendment Agreement), (C) any phantom equity or similar contractual rights or (D) any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, subject to certain exceptions;

●

except as required by applicable law or the terms of a Company benefit plan as in effect on the date of the Merger Agreement, (A) increase or promise to increase, accelerate the funding, payment or vesting of, the wages, salary or other compensation or benefits with respect to any of the Company’s or any of its subsidiaries’ directors, officers, employees or other individual service providers, (B) grant any cash or any equity or equity-based incentive award or any other bonus, retention, change in control, transaction, severance or similar compensation payable to any of the Company’s or any of its subsidiaries’ directors, officers, or employees or other individual service providers, or (C) establish, adopt, enter into, amend or terminate any Company benefit plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company benefit plan if in effect on the date of the Merger Agreement, in each case, other than broad-based changes or amendments made as a result of annual renewal of health or welfare plans that would not materially increase costs to, or obligations of, the Company, Parent or their respective subsidiaries and that are in the ordinary course of business;

●

(A) modify, extend, adopt, enter into, amend or terminate any collective bargaining agreement or other written contract with a union (“Labor Agreement”); (B) recognize or certify any union as the bargaining representative for any employees of the Company or its subsidiaries; or (C) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that would reasonably be expected to implicate WARN;

●

(A) hire or engage any employees, officers or other individual service providers of the Company or any of its subsidiaries whose annual base compensation or fee would exceed $200,000 or (B) terminate (other than for cause) any employee or officer of the Company or any of its subsidiaries whose annual base compensation exceeds $200,000;

●

amend any of the organizational documents of the Company or amend in any material respect the comparable charter or organizational documents of any of its subsidiaries (whether by merger, consolidation or otherwise), adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock or capital equity interests;

●

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or capital equity interests, except for any transaction by a wholly owned subsidiary of the Company that remains a wholly owned subsidiary after consummation of such transaction;

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●

adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (including spin-offs or carve-outs) of the Company or any of its subsidiaries;

●	make any capital expenditures that are in the aggregate in excess of $250,000 or that exceed amounts indicated in a specified budget;

●

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, association or other business organization or person or division thereof, or otherwise acquire or agree to acquire any equity interest in or material assets of any other person, except (x) in individual transactions involving less than $500,000 in assets in the aggregate or (y) for the purchase of materials from suppliers or vendors in the ordinary course of business;

●

except with respect to any intercompany arrangements (including any indebtedness) solely between or among the Company and/or any of its wholly owned subsidiaries, (A) incur any indebtedness, except for (1) indebtedness incurred under the Credit Agreement (as defined in this proxy statement) for working capital purposes or (2) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice; (B) make any loans or advances to any person that is not a wholly owned subsidiary of the Company (except for extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its subsidiaries’ policies related thereto); (C) make any capital contributions to, or investments in, any person that is not a wholly owned subsidiary of the Company; or (D) repurchase, prepay or refinance any material indebtedness;

●

sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any material tangible assets with a fair market value in excess of $100,000 in the aggregate or (B) any material owned intellectual property except, in the case of clause (B), non-exclusive licenses granted in the ordinary course of business;

●

sell, transfer, assign, or otherwise abandon, withdraw or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any material assets, business or line of business, except sales or dispositions of inventory and other assets in the ordinary course of business;

●

commence, pay, discharge, settle, compromise or satisfy, or consent to the entry of any order, decree, stipulation or judgment with respect to, any cause of action, claim, litigation, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding (A) for monetary consideration in excess of $250,000 in the aggregate or (B) that would impose any material non-monetary obligations or injunctive relief on the Company or any of its subsidiaries;

●

change its fiscal year, revalue any of its material assets or change any of its financial, actuarial, reserving or tax accounting methods or practices, in any respect, except as required by generally accepted accounting principles, consistently applied, as in effect on the date of the Merger Agreement or applicable law;

●

other than in the ordinary course of business, (A) make, change or revoke any material tax election with respect to the Company or any of its subsidiaries, (B) file any amended income or other tax return of the Company or any of its subsidiaries, (C) extend or waive the application of any statute of limitations regarding the assessment or collection of any tax with respect to the Company or any of its subsidiaries (other than pursuant to an extension of time to file any tax return or otherwise in the ordinary course of business), (D) settle or compromise, or consent to the entry of any order, decree, stipulation or judgment with respect to, any tax liability with respect to the Company or any of its subsidiaries for an amount materially in excess of amounts expressly reserved therefor in the financial statements of the Company or any of its subsidiaries, (E) or enter into a “closing agreement” as described in Section 7121 of the Code, or (F) surrender any right to claim a material tax refund;

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●

waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate, any material contract of the Company, material real property lease of the Company or any contract that would be a material contract of the Company if in existence on the date of the Merger Agreement;

●	abandon, withdraw, terminate, suspend, abrogate, amend or modify in any respect any permits of the Company in a manner adverse to the business of the Company or any of its subsidiaries;

●	enter into any new line of business or form a new subsidiary of the Company;

●

cancel, materially reduce, terminate or fail to maintain in effect without replacing material insurance policies covering the Company or any of its subsidiaries and their respective properties, assets and businesses;

●

waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other analogous restrictive covenant obligation of any current or former officer, director or employee of the Company or its subsidiaries;

●

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company, any of its subsidiaries or other person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

●	authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation

The Company will not, and will cause its subsidiaries, and its and their respective directors and officers not to, will direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and will not authorize or direct its other representatives to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate or engage in discussions or negotiations with any person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or designees or affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)) who has submitted an Acquisition Proposal or any proposal, offer or inquiry relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) provide any non-public information or afford access to the business, properties, assets, books, records or personnel of the Company or any of its subsidiaries, in each case, to any person or host any meeting (including by telephone or videoconference) with any person (in each case, other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby), or any designees or affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)) or any Rollover Stockholder or Company stockholder that may execute an Additional Rollover Agreement in connection with an actual or potential investment in Topco in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any offer, proposal or inquiry relating to an Acquisition Proposal, (iv) in connection with any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality agreement (other than any standstill or similar provision), in each case, in a manner favorable to the counterparty thereto, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other contract or agreement relating to an Acquisition Proposal (in each case, other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby), or any designees or affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)).

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The Company will, and will cause its subsidiaries to, and will instruct its representatives to, immediately cease any solicitation, discussions, or negotiations with any person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any designee of Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any Rollover Stockholder or Company stockholder that may execute an Additional Rollover Agreement in connection with an actual or potential investment in Topco) with respect to any Acquisition Proposal or any inquiry, proposal or offer relating to an Acquisition Proposal, and, promptly (but in no event later than forty-eight (48) hours following the date of the Merger Agreement) will request the return or destruction of all confidential information provided by or on behalf of the Company or its subsidiaries to any such person in the twelve (12) months prior to the date of the Merger Agreement and terminate access to any physical or electronic data rooms relating to a possible or actual Acquisition Proposal. Notwithstanding the foregoing, the Company and its representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a person that has made, or to the Company’s knowledge, is considering making, following the date of the Merger Agreement, an Acquisition Proposal of the provisions of this paragraph and the foregoing paragraph. Any breach of the provisions described in this paragraph by any subsidiary of the Company or any of their respective directors or officers will be deemed to constitute a breach by the Company.

For purposes of this proxy statement and the Merger Agreement, the term “Acquisition Proposal” means any offer or proposal relating to any transaction or series of transactions (a) made or renewed by a person or group (other than Topco, Parent or Merger Sub) that is structured to permit such person or group to, directly or indirectly, (i) acquire beneficial ownership of twenty percent (20%) or more of the total shares of the Company, or (ii) acquire assets constituting or accounting for or twenty percent (20%) or more of the consolidated total assets or twenty percent (20%) or more of the consolidated or net revenue of the Company and its subsidiaries, or (b) that results in the stockholders of the Company immediately prior to such transaction ceasing to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, in each case, whether pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer, recapitalization, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

Notwithstanding the foregoing, the Contemplated Transactions are excluded from the definition of “Acquisition Proposal.”

For purposes of this proxy statement and the Merger Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal made after the date of the Merger Agreement by any person that did not result from a material breach of the Merger Agreement (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Board or a committee (including the Special Committee or an alternative special committee of the Board consisting of independent directors) thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Contemplated Transactions, taking into account (i) all changes to the terms of the Merger Agreement and the other Transaction Documents that Parent irrevocably committed to make during the Notice Period pursuant to the Merger Agreement, (ii) all legal, regulatory and financial terms of such proposal, including the financing terms thereof, (iii) the likelihood of consummation (including certainty of closing) of such proposal on the terms proposed, including with respect to the certainty of any financing, (iv) the timing of such proposal, including the likelihood of closing in a timely manner, (v) the identity of the person making the Acquisition Proposal, (vi) the ability of such third-party to consummate the Acquisition Proposal on the terms proposed and (vii) all other terms or circumstances of such Acquisition Proposal.

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Notwithstanding the restrictions described above, if at any time following the date of the Merger Agreement and until the Company’s receipt of the Requisite Stockholder Approval (i) the Company receives a bona fide written Acquisition Proposal that did not result from a material breach of the restrictions described above and (ii) the Board, or a committee (including the Special Committee or an alternative special committee of the Board consisting of independent directors) thereof, determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board or the Special Committee (or an alternative special committee of the Board consisting of independent directors) under applicable law, then the Company may:

●	furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and its representatives; and

●

participate in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal; provided, that (1) the Company will not, will cause its subsidiaries not to, will direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and will not authorize or direct its representatives to disclose such information to, or participate in such discussions or negotiations with, such person unless the Company (I) has entered into a confidentiality agreement prior to the date of the Merger Agreement with such person, or (II) enters into a customary confidentiality agreement with such person following the date of the Merger Agreement, in the case of clause (II), (x) with terms governing confidentiality and use of such information that, taken as a whole, are not materially less restrictive to the other person than those contained in that certain letter agreement regarding confidentiality, by and between Perceptive and the Company dated February 14, 2024 (as amended or waived) (the “Confidentiality Agreement”) (except that any such confidentiality agreement need not contain a standstill or similar provision), and (y) that does not prevent the Company from providing any information to Parent and Merger Sub to the extent required by the Merger Agreement;

provided, that any competitively sensitive information or data provided to any such person pursuant to such confidentiality agreement who is, or whose affiliates include, a competitor, supplier or customer of the Company or any of its subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data and (2) the Company will, as promptly as reasonably practicable, and in any event within one (1) business day, provide or make available to Parent, Merger Sub and their respective representatives any non-public information concerning the Company or any of its subsidiaries provided or made available to such other person or any of its representatives that was not previously provided or made available to Parent and Merger Sub.

In addition, the Company must:

●

promptly (and in any event within forty-eight (48) hours) notify Parent in writing of the receipt by the Company of any Acquisition Proposal or any offer or proposal that would reasonably be expected to result in an Acquisition Proposal, which notice will include any written indication by any person that it is considering making an Acquisition Proposal, including (A) the identity of the person or group of persons making such Acquisition Proposal and (B) a copy of any such Acquisition Proposal (or such offer or proposal that is made in writing (or, if oral, a reasonably detailed summary of the material terms and conditions of any such Acquisition Proposal, including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements)) and any conditions to closing (to the extent so communicated to the Company); and

●

thereafter, use reasonable best efforts to keep Parent reasonably informed of the status and material terms and developments of any such Acquisition Proposal or offer or proposal (including any amendments, revisions or other changes to the material terms thereof), on a reasonably prompt basis (and in any event within forty-eight (48) hours) of any material changes or developments.

Any information provided by the Company or its representatives to Parent and its representatives pursuant to the above will be kept confidential in accordance with the Confidentiality Agreement.

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The Merger Agreement further provides that, except as expressly permitted by the Merger Agreement, the Board, and each committee (which committee must include the Special Committee or an alternative special committee of the Board consisting of independent directors) thereof, will not (i) cause or permit the Company or its subsidiaries to enter into any acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than an acceptable confidentiality agreement as permitted in accordance with the above) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

Change of the Board Recommendation

As described above, the Board (acting upon the recommendation of the Special Committee) has recommended that the Company’s stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement (the “Board Recommendation”). Unless the Board has made a change of Board Recommendation, the Board has also agreed to include the Board Recommendation in the proxy statement.

Except as described below, during the period between the signing of the Merger Agreement and the Effective Time, the Board (or a committee thereof) or the Company, as applicable, may not:

●	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub;

●

fail, within 10 business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company’s stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

●	fail to include the Board Recommendation in the proxy statement when mailed to the Company’s stockholders;

●

fail to publicly reaffirm the Board Recommendation within five business days of receiving a written request from Parent (or, if the Special Meeting is to occur within five business days after the request, as promptly as practicable after such request) to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal (except that Parent may deliver only two such requests with respect to any Acquisition Proposal);

●	adopt or approve any Acquisition Proposal; or

●	publicly announce an intention to effect any of the foregoing.

Any action described in the foregoing bullet points is referred to as a “Change of Board Recommendation.”

Alternative Acquisition Termination

However, notwithstanding the foregoing, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (an “Alternative Acquisition Termination”) if:

●

the Company receives an Acquisition Proposal that did not result from a material breach of the no solicitation covenants in the Merger Agreement and the Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal;

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●

the Company has notified Parent in writing that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, which notice will include the information with respect to such Acquisition Proposal that is specified in the Merger Agreement; and

●

no earlier than the end of the Notice Period (as defined in this proxy statement), after negotiating and instructing those representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of the Merger Agreement such that the Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Board or any committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement and the Equity Commitment Letter that Parent has committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice (as defined in this proxy statement) continues to constitute a Superior Proposal, and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable law.

Acquisition Proposal Change of Board Recommendation

Additionally, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Board or a committee (including the Special Committee) thereof may make a Change of Board Recommendation in response to an Acquisition Proposal (an “Acquisition Proposal Change of Board Recommendation”) if:

●

the Company receives an Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal;

●

the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice will include the information with respect to such Acquisition Proposal that is specified in the Merger Agreement; and

●

no earlier than the end of the Notice Period, after negotiating and instructing those representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of the Merger Agreement such that the Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiations is desired by Parent), the Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that the Acquisition Proposal that is the subject of the Determination Notice (as defined in this proxy statement) continues to constitute a Superior Proposal and that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, in each case, after taking into consideration any changes to the Merger Agreement and the Equity Commitment Letter that Parent has committed to make during the Notice Period.

Intervening Event Change of Board Recommendation

Finally, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Board or a committee (including the Special Committee) thereof may make a Change of Board Recommendation in response to an Intervening Event (as defined elsewhere in this proxy statement) if:

●	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice will describe the Intervening Event in reasonable detail; and

●

no earlier than the end of the Notice Period, after negotiating and instructing those representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of the Merger Agreement (if such negotiation is desired by Parent) the Board or any committee (including the Special Committee) thereof determine in good faith, after consultation with outside legal counsel and financial advisors, and after considering the terms of any proposed amendment or modification to the Merger Agreement that Parent has committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements.

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The above will also apply to any amendment, revision or change to any material terms or conditions (it being understood that the Per Share Merger Consideration payable in respect of each share of Common Stock of the Company will constitute a material term) of any applicable Superior Proposal with respect to an Alternative Acquisition Termination and an Acquisition Proposal Change of Board Recommendation, and will require a revised Determination Notice and a new Notice Period pursuant to the last bullet point in each of the foregoing, as the case may be, and any material change or material development in respect of the facts and circumstances relating to any Intervening Event and require a revised Determination Notice and a new Notice Period pursuant to the last bullet point in the foregoing.

The Merger Agreement further provides that, during any Notice Period, if requested by Parent, the Company will, and will instruct those representatives who would reasonably be expected by the Company to participate in such negotiations to, negotiate in good faith with Parent and its representatives regarding potential changes to the Merger Agreement and the other Transaction Documents.

For purposes of this proxy statement and the Merger Agreement, a “Determination Notice” means any notice delivered by the Company to Parent pursuant to the second bullet point of each of “Change of Board Recommendation – Alternative Acquisition Termination,” “Change of Board Recommendation – Acquisition Proposal Change of Board Recommendation” and “Change of Board Recommendation – Intervening Event Change of Board Recommendation” and “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth business day thereafter at 5:00 p.m. Eastern Time; provided that, with respect to any amendment to any material terms of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event, as applicable, the Notice Period will extend until 5:00 p.m. Eastern Time on the second business day after delivery of such revised Determination Notice.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any positive change, effect, event, circumstance, occurrence, or other matter that affects the business, assets or operations of the Company (other than any change, effect, event, circumstance, occurrence, or other matter (x) primarily resulting from a breach of the Merger Agreement by the Company or (y) primarily relating to the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the Merger Agreement) and that was not known to or reasonably foreseen by the Board or any committee thereof on the date of the Merger Agreement (or, if known, the consequences of which were not known to or reasonably foreseen by the Board or any committee thereof as of the date of the Merger Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Board or any committee thereof after the date of the Merger Agreement and prior to the receipt of the Requisite Stockholder Approval; provided, however, that in no event will may of the following constitute an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) any change, in and of itself, in the price of the Common Stock of the Company (however, the underlying reasons for such changes may constitute an Intervening Event to the extent not otherwise excluded by the definition) or (c) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event to the extent not otherwise excluded by the definition).

None of the provisions described above under “ —No Solicitation” or elsewhere in the Merger Agreement will prohibit (i) the Board or a committee (including the Special Committee) thereof from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9(f) promulgated under the Exchange Act, or (B) making any public statement if the Board or a committee (including the Special Committee) thereof determines in good faith (after consultation with outside legal counsel) that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (ii) the Company or the Board from making any disclosure required under the Exchange Act, provided that any such action that would otherwise constitute a Change of Board Recommendation is taken only in accordance with the provisions described in this Change of the Board Recommendation subsection.

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Notwithstanding anything to the contrary in the Merger Agreement, nothing described above under “—Change of the Board Recommendation” will apply to, or will be deemed to prohibit, limit, restrict, impair or otherwise affect the ability of the Company, its subsidiaries and its and their respective representatives to engage in discussions or negotiations or take any other action that would otherwise be prohibited described above in sub-section (i) under “– No Solicitation” in connection with an actual or potential investment in Topco by any Rollover Stockholder or Company stockholder that may execute an Additional Rollover Agreement (including, for the avoidance of doubt, any discussions or negotiations with any Company stockholder that may execute an Additional Rollover Agreement, SLR or their respective affiliates or representatives) and (ii) with SLR and its affiliates and representatives in its capacity as a lender of the Company and its subsidiaries, including in connection with the Contemplated Transactions, the SLR Financing Agreements and the other Loan Documents, and no agreement, discussion, negotiation or action taken by the Company, its subsidiaries or any of its representatives with respect to any Rollover Stockholder or Company stockholder that may execute an Additional Rollover Agreement in connection with an actual or potential investment in Topco or any discussions with SLR or any of its affiliates or representatives in its capacity as a lender of the Company and its subsidiaries, including in connection with the Contemplated Transactions, the SLR Financing Agreements and the other Loan Documents, will be deemed a breach or violation of any of the provisions described above under “ – No Solicitation.”

Nothing in described above under “—No Solicitation” will apply to, or will be deemed to prohibit, limit, restrict, impair or otherwise affect the ability of the Company, its subsidiaries and its and their respective representatives to contact or engage in discussions with other third parties who operate in the same industry as the Company and its subsidiaries regarding current or potential strategic business relationships with the Company and its subsidiaries, so long as (A) such discussions do not relate to, or would not reasonably be expected to result in the submission to the Company of, any Acquisition Proposal and (B) such contact and discussion are not made with the intent to initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, or with the intent of circumventing the restrictions escribed above under “ ––No Solicitation.” Prior to the any officers of the Company or its subsidiaries initiating any senior executive-level discussion with any third parties who operate in the same industry as the Company or its subsidiaries regarding current or potential strategic business relationships with the Company, the Company and its subsidiaries will consult with Parent regarding outreach to such third parties, and obtain Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) regarding such contact and discussion; provided, however, that it is understood and agreed that the foregoing will in no way limit or restrict any ordinary course business discussions of non-senior executive level employees of the Company in the ordinary course.

Special Meeting; Proxy Statement

The Company has agreed to all actions necessary in accordance with the DGCL, the Exchange Act and the organizational documents of the Company to establish a record date for (and the Company has agreed not to change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold the Special Meeting, as promptly as reasonably practicable following the Clearance Date for the purpose of obtaining the Requisite Stockholder Approval. The Company has agreed to conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Special Meeting to be set so that the Special Meeting can be held promptly following the effectiveness of this proxy statement. The Company will not be required to convene and hold the Special Meeting at any time prior to the 35th day following the first mailing of the proxy statement to the Company’s stockholders. Subject to the Merger Agreement and unless there has been a Change of Board Recommendation, the Company will (i) use its commercially reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval, (ii) take all reasonable lawful actions to solicit the Requisite Stockholder Approval and (iii) provide regular updates to Parent with respect to the proxy solicitation for the Special Meeting (including interim results). The Company may adjourn or postpone the Special Meeting:

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to allow time for the filing or dissemination of any supplemental or amended disclosure document that the Board or the Special Committee has determined in good faith (after consultation with outside legal counsel) is required to be filed and disseminated under applicable laws, or an order or request from the SEC or its staff;

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●

if there are holders of an insufficient number of Shares present or represented by proxy at the Special Meeting to constitute a quorum (however the Company may not postpone or adjourn more than two times or adjourn to a date that is more than 15 days past the originally scheduled date, in each case, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)); or

●

if the Company is required to postpone or adjourn the Special Meeting by applicable law; provided that, with respect to the two preceding clauses, the Company will not postpone or adjourn the Special Meeting more than two times without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

The Company will not be required to hold the Special Meeting prior to the date that is three business days after the date on which Parent notifies the Company that all of the filings (or draft filings where applicable) necessary to seek certain regulatory approvals have been filed with the relevant Governmental Body (and such filings have actually been made) and the Company will be permitted to postpone or adjourn the meeting until such filings (or draft filings as applicable) have been filed.

If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth or incorporated by reference in an amendment or supplement to the proxy statement or the Schedule 13E-3, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company’s stockholders.

Commercially Reasonable Efforts to Consummate the Merger; Regulatory Filings

Pursuant to the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its, and to cause its respective subsidiaries to use their, respective commercially reasonable efforts to take, or cause to be taken, prior to the Effective Time, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate the Merger and the other Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date (as provided for and defined in the Merger Agreement). The parties to the Merger Agreement have agreed to use commercially reasonable efforts to (i) obtain or cause to be obtained, or make or cause to be made, all required permits, licenses, registrations, certificates, authorizations, orders, exemptions, clearances, consents and approvals under applicable healthcare laws set forth on the Company’s confidential disclosure letter in connection with the Contemplated Transactions, in each case, as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the applicable filings (or draft filings where applicable) set forth on the Company’s confidential disclosure letter must be made as promptly as practicable after the date of the Merger Agreement (and in no event later than 10 business days after the date of the Merger Agreement)), and (ii) make an appropriate response as promptly as practicable to any request for information and documentary material that may be made by a Governmental Body pursuant to any antitrust laws, foreign investment laws or healthcare laws. Parent will, with the reasonable cooperation of the Company, be responsible for making any filing or notification required for the purposes of consents or approvals required under any applicable antitrust laws or foreign investment laws. The Company will, with the reasonable cooperation of Parent, be responsible for making any filing or notification required for the purposes of the regulatory approvals required under any applicable healthcare laws.

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Each of the parties to the Merger Agreement has also agreed (i) to consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any antitrust laws, foreign investment laws or healthcare laws, (ii) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any antitrust laws, foreign investment laws or healthcare laws, (iii) to give each other an opportunity to participate in each of such meetings, (iv) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any antitrust laws, foreign investment laws or healthcare laws, (v) if any Governmental Body initiates a substantive oral communication regarding any antitrust laws or foreign investment laws, to promptly notify the other parties of the substance of such communication, (vi) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications with a Governmental Body regarding any antitrust laws, foreign investment laws or healthcare laws and (vii) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any antitrust laws, foreign investment laws or healthcare laws. Any such disclosures or provision of copies by one party to the others may be redacted or made on an outside counsel basis, if and to the extent reasonably appropriate.

The Merger Agreement also provides that Parent will, and will cause each of its subsidiaries to, (i) take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with antitrust laws, and to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate impediments under applicable antitrust laws asserted by any Governmental Body, (ii) use its commercially reasonable efforts to take any and all actions necessary to obtain any consents or approvals under foreign investments laws in connection with the Contemplated Transactions, to the extent necessary, and the regulatory approvals set forth in the Company’s confidential disclosure letter, and (iii) use its commercially reasonable efforts to take any and all actions necessary to obtain any other consents, clearances, or approvals required in order to eliminate impediments under applicable laws asserted by any Governmental Body, including in respect of any laws, order, injunction or decree by any Governmental Body of competent jurisdiction that may be in effect that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the Contemplated Transactions, in each case, to cause the Merger to occur as promptly as possible (provided that this clause (iii) will in no way include actions with respect to (x) labor consultations, (y) any permit that the Company, as of the date of the Merger Agreement, does not believe is required for the operation of the business of the Company and its subsidiaries or (z) any healthcare laws), including (A) promptly complying with any required requests for additional information (including any second request or equivalent) by any Governmental Body, (B) if necessary to obtain clearance by any Governmental Body before the Outside Date (as provided for and defined in the Merger Agreement), offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries) and any other restrictions on the activities of Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries), and (C) contesting, defending, and appealing any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the Merger and taking such actions to prevent the entry, enactment, or promulgation thereof; provided, that Parent and its subsidiaries will not be required to take any of the actions contemplated by the foregoing clauses (B) or (C) as a condition by any Governmental Body to obtaining any consent or approval under foreign investments laws in connection with the Contemplated Transactions, to the extent necessary, or any regulatory approvals set forth in the Company’s confidential disclosure letter in the event that such action contemplated by such clauses would reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries), taken as a whole, following the Contemplated Transactions. Subject to the provisions of the Merger Agreement, each party will not, and will cause each of its subsidiaries to not, take, any action or omit to take any action that would reasonably be expected to materially delay or prevent clearance by any Governmental Body or to make clearance by any Governmental Body before the Outside Date (as provided for and defined in the Merger Agreement) less probable in any material respect. Parent will bear the filing fees incurred in connection with any filings in connection with any consents or approvals under antitrust laws, healthcare laws or foreign investments laws in connection with the Contemplated Transactions, to the extent necessary, and the regulatory approvals set forth in the Company’s confidential disclosure letter.

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In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Merger, each of Parent, Merger Sub, and the Company have agreed to cooperate in all respects with each other and to use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

Prior to the Effective Time, each party has also agreed to use commercially reasonable efforts to deliver any notices to or obtain any consents, approvals, or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any contract as a result of the execution, performance, or consummation of the Contemplated Transactions (except that in no event will Parent, Merger Sub, the Company or any of their respective subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third-party to obtain any consent, approval, or waiver required with respect to any such contract). Notwithstanding the foregoing, except as required by applicable law or any applicable Labor Agreement, the Company has agreed not to consult with any union regarding the Contemplated Transactions without obtaining Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned, or delayed).

Access to Information

From and after the date of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the Company has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts, upon reasonable advance notice and subject to any prohibition by applicable law, to (i) give Parent and Merger Sub and their respective representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to relevant officers, employees, representatives, assets and facilities and to relevant books, contracts, work papers, and records of the Company and its subsidiaries and provide copies of such existing books, contracts, tax returns, work papers, records and other documents and information of the Company, in each case, to the extent reasonably requested by Parent or Merger Sub, (ii) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request, (iii) furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request and (iv) use commercially reasonable efforts to facilitate site visits by Parent or any of its representatives at any facility of a third-party contract manufacturer of the Company or any of its subsidiaries, subject to customary exceptions.

Employee Benefits and Compensation

Subject to the terms of any agreement between a current employee and the Company, for a period of one year following the Effective Time (or until employment terminates, if sooner), Parent will cause the Surviving Corporation and each of its other subsidiaries to maintain for each individual employed by the Company or any of its subsidiaries immediately prior to the Effective Time (each, a “Current Employee”) (i) an annual base salary and target annual cash bonus opportunity (excluding equity-based compensation and, with respect to the 2025 performance year, specific performance goals) that are, in each case, no less than those provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits that are substantially comparable in the aggregate to those maintained for and provided to the Current Employee as of immediately prior to the Effective Time (in each case, excluding equity, equity-based, deferred compensation, severance, change in control, retention or transaction-related benefits, specific performance goals for any cash incentive compensation for the 2025 performance year, defined benefit pension and post-retirement welfare arrangements) and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or one of its subsidiaries to the Current Employee as of immediately prior to the Effective Time and to the extent set forth on the Company’s confidential disclosure letter, subject to, as a condition to such Current Employee receiving such severance in connection with such Current Employee’s termination, the applicable Current Employee having then signed and not revoked a release of claims in a form substantially in the form of the Company’s standard release of claims and, in each case, except as otherwise agreed to with a Current Employee.

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Further, Parent has agreed to use commercially reasonable efforts to cause the Surviving Corporation to cause service rendered by Current Employees to the Company and its subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company benefit plans) prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate and, solely for vacation and paid time off policies and severance plans and policies, determining levels of benefits under all employee benefit plans, programs, or arrangements of Parent and the Surviving Corporation and its subsidiaries in which the Current Employees are otherwise eligible to participate, to the same extent and for the same purpose as such service was taken into account under the corresponding Company benefit plans immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same type of benefits and period of service. Parent has agreed to use commercially reasonable efforts to cause the Surviving Corporation to waive any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any new plan to the extent such restriction would not have been applicable to a Current Employee under any comparable plan in which they participated prior to the Effective Time. Parent has agreed to use commercially reasonable efforts to cause the Surviving Corporation and its subsidiaries to give such Current Employees credit under the new plans for any eligible expenses incurred by such Current Employees and their covered dependents and credited to such person under the comparable old plans offered by the Company during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents under the new plans in respect of the plan year in which the Effective Time occurs.

The Merger Agreement also provides that the terms and conditions of employment for any employees covered by a Labor Agreement will be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms and applicable law. Further, the Company will, and will cause its subsidiaries to use commercially reasonable efforts to satisfy any legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees (or any individual service provider or groups of individual service providers) of the Company or any of its subsidiaries, or any union, works council or similar employee representative organization (a “Labor Organization”) which is required by applicable law or contract of the Company with a Labor Organization as a result of the Contemplated Transactions (the “Labor Consultations”). In connection with the Labor Consultations, the Company will (i) keep Parent reasonably informed of the status of any material developments with respect to such Labor Consultations, (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any written material communications to any Labor Organizations with respect to such Labor Consultations and consider in good faith Parent’s reasonable comments thereto, and (iii) provide Parent with a true and certified copy of any written opinion or written statement delivered by any Labor Organization.

Further, no provision of the Merger Agreement (i) prohibits Parent or the Surviving Corporation from establishing, amending or terminating any Company benefit plan or any other benefit or compensation plan, policy or arrangement, (ii) requires Parent or the Surviving Corporation to keep any person employed for any period of time or to offer any particular term of employment, (iii) constitutes the termination of, establishment or adoption of, or amendment to, any Company benefit plan or other benefit or compensation plan, policy or arrangement or (iv) confers upon any Current Employee or any other person any third-party beneficiary or similar rights or remedies.

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Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts and omissions occurring prior to or at the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors and officers of the Company, who we refer to collectively as the “indemnitees.” Specifically, for a period of six years after the Effective Time (or the later expiration date of the statute of limitations), the provisions of the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement which relate to indemnification, exculpation and advancement of expenses, will survive the Merger and must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of an indemnitee.

The Merger Agreement also provides that the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which (i) will be effective until the sixth anniversary of the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective (in the aggregate) to such directors and officers as the coverage provided by such existing policies.

Stockholder Litigation

The Company has agreed to promptly notify Parent of causes of action, claims, litigations, audits, examinations, mediations, actions, suits, arbitrations, proceedings, investigations or other legal proceedings against the Company, its subsidiaries or any of its or their directors or officers relating to the Merger Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party or the Contemplated Transactions, including by providing Parent with copies of all pleadings, filings and other material documents with respect to such Stockholder Litigation, and has agreed to keep Parent reasonably informed on a reasonably prompt basis with respect to the status of such litigation. The Merger Agreement provides that Parent will have the right to participate in the defense, settlement and prosecution of any such litigation, the Company will consult with Parent regarding the defense, settlement and prosecution of any such litigation, and the Company will not, and will cause its subsidiaries and its and their directors or officers not to, settle or compromise, or agree or commit to settle or compromise, any such litigation, or consent or agree to the entry of any order, judgment, stipulation or decree with respect to any litigation, without the prior written consent of Parent.

State Takeover Laws

The Company and the Board have agreed to take all action within its power and authority necessary to ensure that no “fair price,” “business combination” or “control share acquisition” status or other similar anti-takeover statue or regulation is or may become applicable to any of the Contemplated Transactions. The parties have agreed to take all such actions as are within their respective power and authority as are necessary to ensure that the Contemplated Transactions may be consummated as promptly as reasonably practicable on the terms of the Merger Agreement and to otherwise minimize the effects of any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation that is or becomes applicable to any of the Contemplated Transactions.

Section 16 Matters

Prior to the Effective Time, the Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition by the Company’s directors and officers of Shares, Stock Options, RSU Awards, PSU Awards and any other equity securities in the Contemplated Transactions.

Additional Rollover Agreements

The Merger Agreement provides that Parent and Topco will identify to the Company any potential Rollover Holder (as defined in the Merger Agreement) who Parent and Topco desire to enter into discussions with respect to entering into a stockholder rollover agreement (each, an “Additional Rollover Agreement”) (and that does enter into any Additional Rollover Agreement) and will consult with the Company in respect of such communications prior to reaching out to such potential Rollover Holder, Parent and Topco will thereafter use commercially reasonable efforts to keep the Company reasonably informed of the status and terms of any Additional Rollover Agreements on a reasonably prompt basis, including in respect of the number of Shares, RSU Awards, PSU Awards or Stock Options, as applicable, intended to be subject to any Additional Rollover Agreements. Parent will, and will cause its Affiliates to, provide to the Company a reasonable opportunity to review and comment on the form of any Additional Rollover Agreement prior to an initial draft thereof being provided to, and prior to entry into any Additional Rollover Agreement with, any potential Rollover Stockholder, and Parent will, and will cause its affiliates to, consider in good faith any such comments, and will keep the Company reasonably informed of such negotiations.

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Additional Subscriptions

The Merger Agreement provides that the Company acknowledges and agrees that Parent and Topco may seek, prior to the Closing, to agree with one or more holders of Shares that are reasonably acceptable to Parent and SLR that, immediately prior to the Effective Time, each such holder will subscribe for Topco Series A Preferred Units with the same economic rights described in the SLR Rollover Agreement as the Topco Series A Preferred Units issued to Perceptive and SLR and at a price per Topco Series A Preferred Unit equal to the Per Share Merger Consideration (the “Additional Subscriptions”) and in, furtherance of the foregoing, the Company will provide Parent and Topco with a list of such potential holders no later than five business days following the date that the Company first disseminates the proxy statement to the Company’s stockholders; provided that (a) each such holder will be an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act), (b) the aggregate dollar value (such amount, the “Total Additional Subscription Amount”) of all Additional Subscriptions (and Topco Series A Preferred Units to be issued in connection with the Additional Subscriptions) will not exceed $3.5 million (the “Additional Subscription Cap”), and (c) all cash paid to Topco in connection with the Additional Subscriptions will thereafter be contributed from Topco to Parent; provided, further, in the event that the Additional Subscription Cap exceeds the Total Additional Subscription Amount (such excess amount, the “Additional Subscription Balance”), Perceptive will have the right to subscribe for an additional number of Topco Series A Preferred Units immediately prior to the Effective Time with an aggregate value equal to the Additional Subscription Balance. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least 10 days prior to the Closing, the holders of Shares with whom it intends to seek participation in the Additional Subscriptions as described in this paragraph, the Company will use commercially reasonable efforts to permit Topco and Parent to contact such holders directly, and reasonably facilitate discussions between such holders and Parent, Topco and SLR with respect thereto.

SLR Loan Agreement

On the Closing Date, provided, that the SLR Rollover Contribution will occur substantially concurrently with the Closing pursuant to and in accordance with the provisions of the SLR Rollover Agreement, and at the Closing (but immediately following both (a) the consummation of the Merger and (b) the making of the cash payments by Parent to the Surviving Corporation pursuant to the Merger Agreement), the Company will (i) repay all term B loans in full pursuant to the terms of the SLR Loan Agreement as amended by the Eighth Amendment, and (ii) subject to the certain caps, to the extent applicable, pay all expenses of the lenders (including, for the avoidance of doubt, costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) of SLR (subject to certain caps, to the extent applicable) in connection with the Merger Agreement, the SLR Loan Agreement, the Eighth Amendment, the other loan documents, the other Transaction Documents and the Contemplated Transactions), in each case that are unpaid and outstanding as of the Closing Date and in accordance with the terms of the loan documents (collectively, the “Credit Agreement Closing Payments”).

Conditions to the Merger

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

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no law, order, injunction or decree issued, enacted, entered, promulgated, or enforced (and still be in effect) by any federal, state, provincial, local, municipal, foreign, international, multinational or other governmental or quasi-governmental authority of competent jurisdiction, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, any non-governmental self-regulatory agency, commission or authority of competent jurisdiction or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, or any entity to whom any of the forgoing has assigned or delegated any authority or oversight responsibilities, including but not limited to, any notified body accredited, designated, licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the Medical Devices Directive 93/42/EEC, the Medical Devices Regulation (EU) 2017/745 (each, a “Governmental Body”), and is in effect that prohibits, enjoins, restricts, prevents, or makes illegal the consummation of the Contemplated Transactions; and

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●	the Company will have received the Requisite Stockholder Approval at the Special Meeting.

In addition, the obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Parent and Merger Sub at or prior to the Effective Time of each of the following conditions:

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the representations and warranties of the Company relating to organization and corporate power, authorization, receipt by the Special Committee of Scalar’s fairness opinion, the inapplicability of “anti-takeover” laws and non-existence of anti-takeover agreements and brokerage being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties speaking as of an earlier date, which must be true and correct as of such earlier date);

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the representations and warranties of the Company relating to the Company’s authorized capital stock as of June 14, 2024, the number of treasury shares and shares relating to the Company’s equity plans, RSU Awards, PSU Awards and the ESPP as of June 14, 2024 and the number of warrants as of June 14, 2024, there being no issued and outstanding equity or voting interests of the Company other than those disclosed or as provided in the Stockholder Rollover Agreements, or as related to the exercise or settlement of equity awards or options under the employee stock purchase plan or the outstanding warrants, and there being no accrued and unpaid dividends with respect to any Shares, being be true and correct in all respects, except for de minimis inaccuracies, as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties speaking as of an earlier date, which must be true and correct as of such earlier date);

●

the representation and warranty of the Company relating to the absence of a Company Material Adverse Effect from March 31, 2024 to the date of the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than if such representation and warranty speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

●

all other representations and warranties of the Company contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties speaking as of an earlier date, which must be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (disregarding any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect;

●

the Company having performed or complied in all material respects with all of the covenants and obligations of the Company under the Merger Agreement required to be performed and complied with by it at or prior to the Closing;

●	no Company Material Adverse Effect having occurred since the date of the Merger Agreement;

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●

the Company having delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company, on behalf of the Company to the effect that the conditions in the preceding six bullets have been satisfied; and

●

as of the Closing Date, the SLR Financing Agreements (as in effect on the date of the Merger Agreement or as may be amended pursuant to the terms thereof) having not have been revoked or terminated, or purported to be revoked or terminated, by the Company or any of its subsidiaries.

In addition, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by the Company at or prior to the Effective Time of each of the following conditions:

●

the representations and warranties of Topco, Parent and Merger Sub contained in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification, limitation or exception as to “materiality” or “Parent Material Adverse Effect”) has not had, individually or in the aggregate, a Parent Material Adverse Effect;

●

Topco, Parent and Merger Sub having performed or complied in all material respects with all of the covenants and obligations of Topco, Parent and Merger Sub, respectively, under the Merger Agreement required to be performed and complied with by Topco, Parent and Merger Sub, respectively, at or prior to the Closing; and

●

Parent having delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent by a senior executive officer of Parent, on behalf of Parent, to the effect that the conditions in the preceding two bullets have been satisfied.

Termination

The Merger Agreement may be terminated, and the Merger may be abandoned, under any of the following circumstances:

●	at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

●

at any time prior to the Effective Time, by either Parent or the Company if any court of competent jurisdiction or other Governmental Body has issued a final order, decree, or ruling, or has taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or other action has become final and non-appealable; except that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if the issuance of such order, decree, ruling or other action was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement, including with respect to efforts to obtain regulatory approvals;

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●

at any time prior to the Effective Time, by either Parent or the Company if the Effective Time has not occurred on or prior to December 31, 2024 (the “Outside Date”); provided, however, that (i) either Parent or the Company, by written notice to the other, may extend the Outside Date to the date that is 60 days following the Outside Date in the event that, as of the Outside Date, the Company has not obtained the Requisite Stockholder Approval, but all other conditions to Closing have been satisfied or waived or (ii) Parent and the Company may agree in writing to extend the Outside Date to any such later date as they mutually agree; except that the right to terminate this provision will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the failure of the Effective Time to have occurred on or prior to the Outside Date. We refer to any termination of the Merger Agreement pursuant to this provision as a “Outside Date Termination”;

●

at any time prior to the Effective Time, by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger (the “Stockholder Approval Termination”); provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party hereto whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of the failure to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

●

at any time prior to the Effective Time, by the Company if there has been a breach of any covenant or agreement made by Topco, Parent or Merger Sub in the Merger Agreement, or any representation or warranty of Topco, Parent or Merger Sub is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy would cause a failure of a closing condition if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) 30 days following receipt by Topco, Parent or Merger Sub of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (except that the right to terminate the Merger Agreement pursuant to this provision will not be available to the Company if Parent would have the right to terminate the Merger Agreement due to the Company being in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”;

●

at any time prior to the Company’s receipt of the Requisite Stockholder Approval, by the Company if the Company has received a Superior Proposal that was not the result of a material breach of the Merger Agreement, in order for the Company to enter into a definitive agreement with respect to such Superior Proposal, to the extent permitted by, and subject to the applicable terms and conditions of, the Merger Agreement; provided, that (i) prior to any such termination, the Board authorizes the Company to enter into an Alternative Acquisition Agreement and (ii) the Company pays or causes to be paid to Parent (or one or more of its designees) the Termination Fee. We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination”;

●

at any time prior to the Effective Time, by the Company, if (i) all of the mutual conditions to Closing and Parent’s conditions to Closing have been satisfied (other than conditions that by their terms are to be satisfied at the Effective Time and the Closing, each of which would be, at the time of the termination of the Merger Agreement, satisfied if the Effective Time and the Closing were to occur at such time) or that the Company is irrevocably waiving any such condition that remains unsatisfied (to the extent permitted under the Merger Agreement), (ii) the Company has certified to Parent and Merger Sub by irrevocable written notice that if Parent performs its obligations under the Merger Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company is ready, willing and able to consummate and will consummate the Closing, (iii) the Company gives Parent and Merger Sub written notice at least three business days prior to such termination stating that the Company’s intention to terminate the Merger Agreement pursuant to this provision and (iv) Parent and Merger Sub fail to consummate the Closing by the date required;

●

at any time prior to the Effective Time, by Parent if there has been a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a failure of a mutual closing condition or a Parent condition to closing if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) 30 days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (except that that the right to terminate the Merger Agreement pursuant to this provision will not be available to Parent if the Company would have the right to terminate the Merger Agreement due to Parent being in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”; or

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●

at any time prior to the receipt of the Requisite Stockholder Approval, by Parent if the Board or any committee (including the Special Committee) thereof effects a Change of Board Recommendation. We refer herein to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination.”

Effect of Termination

If the Merger Agreement is validly terminated, it will be void and of no effect and there will be no liability on the part of any party (or any of its representatives), except that (i) certain specified provisions of the Merger Agreement, as well as the confidentiality agreement between Parent and the Company, will survive such termination, and (ii) except in a circumstance where the Termination Fee is paid, no such termination will relieve any person of any liability for damages resulting from fraud or any material breach of the Merger Agreement occurring prior to such termination that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of the Merger Agreement prior to such termination. In no event will the Company Related Parties, on the one hand, or the Parent Related Parties, on the other hand, have any monetary liability or obligation under the Merger Agreement in the event the Merger Agreement is validly terminated for an amount greater than $1.0 million, plus any enforcement expenses (the “Liability Limitation”).

Termination Fees

The Company has agreed to pay Parent the Termination Fee of $1.0 million in cash in the event that:

●	the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination;

●	the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination; or

●

(A) the Merger Agreement is terminated by either Parent or the Company pursuant to a Stockholder Approval Termination, or by Parent pursuant to a Company Breach Termination, (B) any person has provided to the Board or publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless publicly withdrawn prior to such termination (but whether or not publicly withdrawn prior to the date of the Special Meeting, in the case of a Stockholder Approval Termination)) and (C) within twelve (12) months after such termination, (i) the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or (ii) any Acquisition Proposal has been consummated (provided, that, for purposes of clause (C) of this provision, references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”).

Any payment of the Termination Fee required to be made (1) pursuant to a Superior Proposal Termination will be paid substantially concurrently with such termination (and as a condition to termination in the event of a termination by the Company), (2) pursuant to a Change in Recommendation Termination will be paid no later than two (2) business days after such termination and (3) pursuant to termination in accordance with the third (3rd) bullet point above will be paid to Parent upon the earlier of (x) the consummation of any Acquisition Proposal or (y) the entry into an Alternative Acquisition Agreement. The Company will not be required to pay the Termination Fee more than once.

Other than Parent’s injunctive, specific performance and equitable relief rights, (i) Parent’s right to terminate the Merger Agreement and receive payment of the Termination Fee (together with any enforcement expenses), from the Company will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Topco, Parent, Merger Sub, Perceptive or any other Parent Related Party (as defined in the Merger Agreement) against the Company and the Company Related Parties for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to the Merger Agreement, the other Transaction Documents and the Contemplated Transactions and (ii) other than the payment of the Termination Fee to Parent by the Company if and when due (as well as any enforcement expenses owed), no Company Related Party (as defined in the Merger Agreement) will have any further liability or obligation relating to or arising out of the Merger Agreement, the other Transaction Documents or the Contemplated Transactions.

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If the Merger Agreement is validly terminated by the Company, (i) the Company’s right to specific performance pursuant to the Merger Agreement and the Company’s rights to seek monetary damages subject to the Liability Limitation will be the sole and exclusive remedies (whether at law, in equity, in contract, in tort, or otherwise) of the Company or any other Company Related Parties against Topco, Parent, Merger Sub, Perceptive or any other Parent Related Parties in respect of the Merger Agreement, the other Transaction Documents and SLR Financing Agreements to which Topco, Parent, Merger Sub or Perceptive is a party and the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in the Merger Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Perceptive is a party or any representation or warranty in any certificate delivered pursuant to the Merger Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Perceptive is a party, the termination of the Merger Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Perceptive is a party, or the failure to consummate the Contemplated Transactions, and (ii) subject to the Company’s right to specific performance to enforce any of the surviving provisions of the Merger Agreement, including to enforce the Damages Commitment (as defined in the Equity Commitment Letter), none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other person relating to or arising out of the Merger Agreement, the other Transaction Documents and SLR Financing Agreements to which Topco, Parent, Merger Sub or Perceptive is a party or the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in the Merger Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Perceptive is a party or any representation or warranty in any certificate delivered pursuant to the Merger Agreement or any other Transaction Document and SLR Financing Agreements to which Topco, Parent, Merger Sub or Perceptive is a party, the termination of the Merger Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Perceptive is a party, or failure to consummate the Contemplated Transactions, except that, in each case, Perceptive will remain obligated, and the Company may be entitled to remedies, with respect to monetary damages subject to the Liability Limitation.

After termination of the Merger Agreement, (i) the termination provisions of the Merger Agreement will not relieve, Topco, Parent or Merger Sub from any liability for any fraud or intentional breach of the Merger Agreement; provided that under no circumstances will the collective monetary damages payable by the Parent Related Parties, including for any intentional breach or fraud under the Merger Agreement, or any of the other Transaction Documents or the SLR Financing Agreements to which it is a party, or any of the Contemplated Transactions, exceed an amount equal to the Liability Limitation, (ii) in no event will the Company have any liability, including for fraud or intentional breach of the Merger Agreement, following the payment of the Termination Fee (as well as any enforcement expenses owed), (iii) in no event will the Company be required to pay both damages under the Merger Agreement and the Termination Fee and (iv) solely if and to the extent the Termination Fee is not owing or payable the termination provisions of the Merger Agreement will not relieve the Company from any liability for any fraud or intentional breach of the Merger Agreement; provided that under no circumstances will the collective monetary damages payable by the Company Related Parties, including for any intentional breach or fraud under the Merger Agreement, any of the other Transaction Documents or SLR Financing Agreement to which it is a party, or any of the Contemplated Transactions, exceed an amount equal to the Liability Limitation.

In no event will the Company or any other Company Related Party, on the one hand, or Topco, Parent, Merger Sub, Perceptive or any other Parent Related Party, on the other hand, be entitled to recover any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party or Company Related Party, respectively, with respect to the Merger Agreement, any other Transaction Document or SLR Financing Agreement to which it is a party or the Contemplated Transactions (including any breach by any Parent Related Party or Company Related Party), the termination of the Merger Agreement, any other Transaction Document or SLR Financing Agreement to which it is a party, the failure to consummate the Contemplated Transactions thereby or any claims, proceedings or actions under applicable laws arising out of any such breach, termination or failure (including in the event of an intentional breach or fraud), other than to the extent expressly provided for in the Merger Agreement and in an amount not to exceed the Liability Limitation. Under no circumstances will the Company be permitted or entitled to receive from Parent both a grant of specific performance in accordance with the Merger Agreement that results in the occurrence of the Closing and the funding of the Equity Financing and payment of the Merger Consideration, on the one hand, and be awarded any monetary damages, on the other hand, and (B) while Parent may pursue a grant of specific performance under the Merger Agreement prior to termination of the Merger Agreement and/or the payment of the Termination Fee or damages following the termination of the Merger Agreement, if the Termination Fee is not payable pursuant to the terms of the Merger Agreement, under no circumstances will Topco, Parent or Merger Sub be permitted or entitled to receive from the Company (1) both a grant of specific performance in accordance with the Merger Agreement that results in the occurrence of the Closing, on the one hand, and payment of monetary damages or all or a portion of the Termination Fee, on the other hand or (2) both payment of any monetary damages, on the one hand, and payment of the Termination Fee, on the other hand.

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Specific Performance

Parent, Merger Sub and the Company have agreed that, in the event of any breach of the Merger Agreement, irreparable harm would occur that monetary damages could not make whole. Accordingly, each party will (i) be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement in any action without the posting of a bond or undertaking and (ii) waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the Merger Agreement. Notwithstanding the foregoing, each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided, that under no circumstances will a party be permitted or entitled to receive both (a) a grant of specific performance that results in the occurrence of the Closing and (b) monetary damages (including the Termination Fee).

Expenses

Except in limited circumstances expressly specified in the Merger Agreement, each party will bear its own expenses in connection with the Merger Agreement and Contemplated Transactions; provided that, solely in the event that the Closing occurs, the Surviving Corporation will pay all costs and expenses (including reasonable fees, disbursements and expenses of legal or financial advisors or agents serving in a similar capacity) incurred by Perceptive, Topco, Parent, Merger Sub and SLR, in connection with the Merger Agreement, the SLR Financing Agreements, the other Transaction Documents, the Contemplated Transactions and the transactions contemplated by the other SLR Financing Agreements, in each case that are unpaid and outstanding as of the Closing Date (collectively, the “Counterparty Transaction Expenses”); provided, however, that, subject to the terms of the Loan Documents, (a) any Counterparty Transaction Expenses that constitute legal fees, disbursements and expenses payable by the Company pursuant to the immediately preceding proviso, and (b) any payment obligations in respect of the Company’s or any of its subsidiaries’ legal fees, disbursements and expenses or financial advisor fees, disbursements and expenses incurred in connection with the Contemplated Transactions and the SLR Financing Agreements, in the case of each of clauses (a) and (b) excluding any legal fees, disbursements and expenses relating to causes of action, claims, litigations, audits, examinations, mediations, actions, suits, arbitrations, proceedings, investigations or other legal proceedings brought by stockholders of the Company in connection with the Contemplated Transactions and the SLR Financing Agreements, will not exceed $10.0 million in the aggregate (such aggregate amount, the “Reimbursable Expense Cap” and such legal fees, disbursements and expenses described in the immediately preceding clauses (a) and (b), collectively, “Transaction Advisor Costs”) and, to the extent such aggregate Transaction Advisor Costs exceed the Reimbursable Expense Cap, (i) Perceptive, Topco, Parent and Merger Sub will, collectively, be reimbursed in respect of their Transaction Advisor Costs for an amount not to exceed $1.5 million (the “Parent Reimbursement Cap”), (ii) SLR will be reimbursed in respect of its Transaction Advisor Costs for an amount not to exceed $3.5 million (the “SLR Reimbursement Cap”), (iii) the Company will be reimbursed in respect of its Transaction Advisor Costs for an amount not to exceed $4.5 million (the “Company Reimbursement Cap” and together with the Parent Reimbursement Cap and the SLR Reimbursement Cap, the “Sub Caps”), and (iv) the Surviving Corporation will pay any remaining Transaction Advisor Costs using cash on its balance sheet following the Effective Time.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with, and all disputes arising out of or in connection with the Merger Agreement or the Contemplated Transactions will be resolved under, laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and documents referred to in this proxy statement contain “forward-looking statements.” All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Vapotherm and members of our senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, or the use of future dates. Forward-looking statements include, without limitation, statements regarding the proposed transaction and the anticipated timing or completion thereof; whether the Vapotherm stockholders will vote in favor of the Merger Agreement and the other proposals described herein; the timing and receipt of required regulatory filings and other approvals relating to the transaction; the ability to complete the transaction considering the various closing conditions; the anticipated effects, benefits and detriments of the proposed transaction; the impact of the proposed transaction on Vapotherm’s executive officers and directors; the anticipated effects if the Merger is not completed, including the impact of the termination fees provided for in the Merger Agreement; financial projections, prospective performance and future plans; the Surviving Corporation’s plans after completion of the Merger; and the accuracy of any assumptions underlying any of the foregoing.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include:

●	uncertainties as to the timing of the proposed transaction, including the Merger;

●	the ability of the parties to consummate the proposed transaction on a timely basis or at all;

●	uncertainties as to how many of our stockholders will vote their shares in favor of the Merger Agreement Proposal;

●

the satisfaction of conditions precedent to the consummation of the proposed transaction, including, among others, the ability to secure regulatory, stockholder and other approvals on the terms expected, at all, or in a timely manner;

●	the risk that the financing under the Equity Commitment Letter delivered pursuant to the Merger Agreement is not provided as required, or the failure of the Merger to close for any other reason;

●

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring us to pay Parent a termination fee pursuant to the Merger Agreement;

●

the effects of the transaction (or the announcement or pendency thereof) on relationships with our customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities;

●	significant transaction costs;

●	the risk that transaction-related issues will divert management’s attention from our ongoing business operations or otherwise disrupt our ongoing business operations;

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●	changes in our business during the period between the signing of the Merger Agreement and the closing of the proposed transaction;

●	certain restrictions during the pendency of the proposed transaction that may impact our ability to pursue certain business opportunities or strategic transactions;

●

risks associated with any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against Vapotherm and others relating to the proposed transaction following announcement of the transaction or otherwise related to the proposed transaction and the outcome of such proceedings;

●	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of our Common Stock;

●	developments beyond the control of the parties to the Merger Agreement, including, among others, changes in economic, industry-specific, employment and competitive conditions;

●

the uncertainty associated with current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of inflation, interest rates, natural disasters, military conflicts, terrorist attacks and other similar matters; and

●

other risks and uncertainties detailed in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, which is attached as Annex H to this proxy statement, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which is attached as Annex I to this proxy statement, and other risks and uncertainties described from time to time in documents we file with the SEC, including our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

All forward-looking statements are based on information currently available to us and we assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth in this proxy statement speaks only as of the date hereof.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained herein, including: (i) the information contained under this “Special Note Regarding Forward-Looking Statements”; and (ii) the information under the “Risk Factors” sections and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, as amended, which is attached as Annex H to this proxy statement, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which is attached as Annex I to this proxy statement and in subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. Our stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

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THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on       , 2024, at         , Eastern Time, at our principal executive office located at 100 Domain Drive, Exeter, New Hampshire 03833.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders to consider and vote on the following:

●

Merger Agreement Proposal: A proposal to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

●

Compensation Proposal: A non-binding, advisory proposal to approve certain compensation arrangements for Vapotherm’s named executive officers in connection with the Merger, as disclosed under “Special Factors—Interests of Executive Officers and Directors of Vapotherm in the Merger —Golden Parachute Compensation;” and

●

Adjournment Proposal: One or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the Notice of Special Meeting of Stockholders may be acted upon at the Special Meeting.

Our stockholders must approve the Merger Agreement Proposal in order for the Merger to be consummated. If our stockholders fail to approve the Merger Agreement Proposal, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 100 Domain Drive, Exeter, NH 03833, during regular business hours for a period of no less than 10 days before the Special Meeting.

A majority of the outstanding Shares of our Common Stock entitled to vote at the Special Meeting, present in person or by proxy, will constitute a quorum for all purposes at the Special Meeting. On the Record Date, there were                            Shares of our Common Stock outstanding and entitled to vote at the Special Meeting, meaning that                        Shares must be represented in person or by proxy at the Special Meeting to have a quorum.

Our Bylaws provide that whether or not a quorum is present, the chairperson of a meeting of our stockholders or the Board may adjourn the meeting, from time to time, for any reasonable purpose and to any other time and other place, if any, at which a meeting of stockholders of the Company may be held. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional votes.

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Vote Required

Each record holder of a Share is entitled to one vote for each Share owned of record as of the close of business on the Record Date.

Merger Agreement Proposal

The Merger cannot be consummated unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the Shares of our Common Stock outstanding at the close of business on the Record Date. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Certain stockholders, holding Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares, entered into Stockholder Rollover Agreements pursuant to which each such stockholder agreed, among other things, to vote all of the Rollover Shares held by such stockholder (a) in favor of the adoption and approval of the Merger Agreement and the Merger, (b) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) against any action, proposal, transaction or agreement that would result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Stockholder Rollover Agreement, or (ii) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (d) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger. In addition, the following stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all of the shares of Company Common Stock beneficially owned by such stockholder (A) in favor of the adoption and approval of the Merger Agreement and the Merger, (B) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (C) against any action, proposal, transaction or agreement that would result in (1) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Voting and Support Agreement, or (2) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (D) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust. Collectively, these stockholders subject to voting commitments in either a Stockholder Rollover Agreement or a Voting and Support Agreement hold an aggregate of 33.2% of our outstanding Shares.

For more information, see “Special Factors—Stockholder Rollover Agreements” beginning on page 73 and “Special Factors—Voting and Support Agreements” beginning on page 74.

Compensation Proposal

The approval, on an advisory, non-binding basis, of the Compensation Proposal, requires the affirmative vote of a majority of the votes cast at the Special Meeting on the proposal. The approval of the Compensation Proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger. For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

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Adjournment Proposal

The approval of the Adjournment Proposal to adjourn the Special Meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast at the Special Meeting on the proposal. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Effect of Abstentions and Broker Non-Votes

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as if the stockholder voted “AGAINST” the Merger Agreement Proposal. Since under our Bylaws, an abstention is not considered a vote on a matter submitted to a vote of stockholders, abstentions will have no effect on the outcome of the Compensation Proposal or the outcome of the Adjournment Proposal.

A “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such Shares. Because banks, brokers and other nominees do not have discretionary voting authority with respect to the Merger Agreement Proposal, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of Shares held in street name does not give voting instructions to the bank, broker or other nominee with respect to any of the proposals, then those Shares may not be voted on behalf of such beneficial owner for any proposal, will not be deemed present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of Shares held in street name gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given and will not be voted with respect to any other proposal. Failure to instruct your bank, broker or other nominee on how to vote your Shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and will have no effect on the outcome of the Compensation Proposal or the outcome of the Adjournment Proposal.

Voting Intentions of Vapotherm’s Directors and Executive Officers

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their Shares owned directly by them “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

As of the close of business on the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,                            Shares entitled to vote at the Special Meeting, or collectively approximately         % of the total voting power entitled to vote at the Special Meeting.

Of our directors and executive officers, Joseph Army, Anthony Arnerich and John Landry, who beneficially owned and were entitled to vote an aggregate of 11.9% of our outstanding Shares, entered into Stockholder Rollover Agreements pursuant to which each such director or officer agreed, among other things, to vote all of the Rollover Shares held by such director or officer (a) in favor of the adoption and approval of the Merger Agreement and the Merger, (b) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) against any action, proposal, transaction or agreement that would result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such director or officer contained in such Stockholder Rollover Agreement, or (ii) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (d) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger.

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As of the date of the filing of this proxy statement, none of Parent, Merger Sub nor any of their respective affiliates (as defined under Rule 405 of the Securities Act) beneficially owns any Shares.

Voting of Proxies

If, at the close of business on the Record Date, your Shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you may cause your Shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or internet and telephone proxies, the proxy holders will vote your Shares according to your directions.

If you plan to attend the Special Meeting and wish to vote, you will need to enter the 16-digit Control Number found next to the label “Control Number” on your proxy card or voting instruction form, or in the email sending you this proxy statement. If you attend the Special Meeting, and vote, your vote will revoke any previously submitted proxy. If your Shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting.

Voting instructions are included on your proxy card. All Shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

If, at the close of business on the Record Date, your Shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee or attending the Special Meeting and voting with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote with a legal proxy from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal, but will have no effect on the outcome of the Compensation Proposal or the outcome of the Adjournment Proposal.

Revocability of Proxies

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record entitled to vote at the Special Meeting, you may revoke or change your proxy in any one of the following ways:

●

Attending the Special Meeting and voting during the meeting, although note that your mere attendance at the Special Meeting will not automatically revoke your proxy unless you properly vote during the Special Meeting;

●

Specifically request that your prior proxy be revoked by delivering a written notice revocation prior to the taking of the vote at the Special Meeting to Vapotherm’s Senior Vice President, General Counsel and Secretary at our principal executive office at 100 Domain Drive, Exeter, NH 03833;

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●	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

●

Duly completing a later-dated proxy card relating to the same Shares and delivering it to Vapotherm’s Senior Vice President, General Counsel and Secretary before the taking of the vote at the Special Meeting.

At the time the Special Meeting occurs, the most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Bank, Broker or Other Nominee

If your Shares are held by your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Board Recommendation

After careful consideration, the Board, acting on behalf of Vapotherm and upon the unanimous recommendation of the Special Committee, unanimously recommends that our stockholders vote:

●	“FOR” the Merger Agreement Proposal;

●	“FOR” the Compensation Proposal; and

●	“FOR” the Adjournment Proposal.

You should read “Special Factors— Purpose and Reasons of Vapotherm for the Merger; Recommendation of the Board and Special Committee; Fairness of the Merger” beginning on page 34 for a discussion of the factors that the Special Committee and the Board considered in determining to recommend the approval of the Merger Agreement Proposal.

In considering the recommendation of the Board, you should be aware that, aside from their interest as stockholders of Vapotherm, our directors and executive officers have certain interests in the Merger that are different from, or in addition to, those of our other stockholders, as described under “Special Factors—Interests of Executive Officers and Directors of Vapotherm in the Merger” beginning on page 57, which the Board was aware of and considered when making its recommendation to our stockholders that the Merger Agreement Proposal be approved.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Vapotherm, in addition to the expense of printing and mailing materials related to the Special Meeting. Vapotherm has retained Morrow Sodali LLC, a proxy solicitor, to solicit proxies in connection with the Special Meeting at a cost of approximately $20,000 plus expenses.

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Vapotherm has agreed to indemnify Morrow Sodali LLC against certain losses arising out of its provisions of these services on our behalf. Vapotherm may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies also may be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including obtaining the approval of the Merger Agreement Proposal, Vapotherm is currently targeting to consummate the Merger in the second half of 2024. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Shares will no longer trade on the OTCQX and will be deregistered under the Exchange Act, and Shares will no longer be publicly traded. As such, Vapotherm will no longer file periodic reports with the SEC.

Householding of Special Meeting Materials

The SEC has adopted rules to permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of this proxy statement or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single copy of this proxy statement or other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive a separate copy of the documents or can request a copy of such documents or notice by sending a written request to Vapotherm’s Senior Vice President, General Counsel and Secretary at Vapotherm’s corporate headquarters at 100 Domain Drive, Exeter, NH 03833 or via telephone at (603) 658-0011, and Vapotherm will promptly deliver the requested documents or notice. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of this proxy statement or other proxy materials in the future, please notify your broker or direct your written request to Vapotherm’s Senior Vice President, General Counsel and Secretary at Vapotherm’s corporate headquarters at 100 Domain Drive, Exeter, NH 03833 or via telephone at (603) 658-0011. Our stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on                                             , 2024

This proxy statement is available on the investor relations section of our website at www.vapotherm.com.

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PROPOSAL NO. 1:

ADOPTION OF THE MERGER AGREEMENT

Merger Agreement Proposal

We are asking you to approve the Merger Agreement Proposal. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. In addition, see information under “Special Factors,” beginning on page 26, and “The Merger Agreement,” beginning on page 85.

Stockholder Rollover Agreements; Voting and Support Agreements

Certain stockholders, holding Rollover Shares equal to, in the aggregate, 8.6% of our outstanding Shares, entered into Stockholder Rollover Agreements pursuant to which each such stockholder agreed, among other things, to vote all of the Rollover Shares held by such stockholder (a) in favor of the Merger Agreement Proposal, (b) against any action, proposal, agreement or transaction (including any Acquisition Proposal) that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (c) against any action, proposal, transaction or agreement that would result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Stockholder Rollover Agreement, or (ii) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (d) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger. In addition, the following stockholders, holding an aggregate of 24.6% of our outstanding Shares, entered into Voting and Support Agreements pursuant to which, and upon the terms and subject to the conditions thereof, among other things, each such stockholder agreed to vote all of the shares of Company Common Stock beneficially owned by such stockholder (A) in favor of the adoption and approval of the Merger Agreement and the Merger, (B) against any action, proposal, agreement or transaction that would reasonably be expected to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement, (C) against any action, proposal, transaction or agreement that would result in (1) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such stockholder contained in such Voting and Support Agreement, or (2) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, and (D) in favor of any adjournment, recess, delay or postponement of the meeting of stockholders of the Company called to vote to adopt and approve the Merger Agreement and the Merger as may be reasonably requested by the Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger: Crow’s Nest Holdings LP, Kent Lake Capital LLC, Guines LLC and certain entities associated therewith, including Roystone Capital Management LP and Roystone Capital Holdings, LLC, and The Irrevocable Larson Family Investment Trust. Collectively, these stockholders subject to voting commitments in either a Stockholder Rollover Agreement or a Voting and Support Agreement hold an aggregate of 33.2% of our outstanding Shares.

For more information, see “Special Factors—Stockholder Rollover Agreements” and “Special Factors—Voting and Support Agreements.”

Appraisal Rights

If the Merger is consummated, our stockholders and beneficial owners of Shares who continuously are the record holders or beneficial owners, as the case may be, of such Shares through the Effective Time, whose Shares are not voted in favor of the Merger Agreement Proposal, who properly demand appraisal of such Shares in accordance with Section 262 of the DGCL (“Section 262”), and who otherwise comply with the statutory requirements of Section 262 will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their Shares. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Per Share Merger Consideration. Voting “AGAINST” or failing to vote “FOR” the Merger Agreement Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262.

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This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is attached as Annex G to this proxy statement and incorporated by reference herein. Due to the complexity of the appraisal process, our stockholders and beneficial owners of Shares who wish to seek appraisal of their Shares or who wish to preserve their rights to do so should review the information in this proxy statement under “Special Factors—Appraisal Rights” and the applicable provisions of Section 262 carefully and are encouraged to seek the advice of legal counsel and financial advisors with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

Generally, to exercise appraisal rights, our stockholders and beneficial owners of Shares must: (i) submit a proper written demand for appraisal of such Shares to Vapotherm before the vote by our stockholders is taken on the Merger Agreement Proposal at the Special Meeting; (ii) not submit a proxy or otherwise vote such Shares (or cause such Shares to be voted) in favor of the Merger Agreement Proposal; (iii) continue to be the record holders or beneficial owners, as the case may be, of such Shares through the Effective Time; and (iv) strictly comply with all other procedures and requirements for exercising appraisal rights under Section 262. Such of our stockholders and beneficial owners of Shares that adhere to the foregoing procedures will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such Shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value) as of the completion of the Merger instead of the Per Share Merger Consideration in respect to each such Share.

Failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Vapotherm unless certain stock ownership conditions are satisfied by our stockholders and beneficial owners of Shares seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is attached as Annex G to this proxy statement and incorporated by reference herein. If you hold your Shares through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see “Special Factors—Appraisal Rights.”

Vote Required

Approval of Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the Shares of our Common Stock outstanding at the close of business on the Record Date.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” approval of the Merger Agreement Proposal.

The Board of Directors Recommends a Vote FOR Proposal No. 1	☑

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PROPOSAL NO. 2:

ADVISORY APPROVAL OF MERGER-RELATED EXECUTIVE COMPENSATION

Proposed Advisory Approval of Merger-Related Executive Compensation

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Vapotherm is required to submit a proposal to our stockholders to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Vapotherm’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. Our named executive officers are Joseph Army, John Landry, Brian Lawrence and our former officer, Gregory Ramade. Compensation that may be paid or become payable to these named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement is summarized under “Special Factors—Interests of Vapotherm’s Executive Officers and Directors in the Merger—Golden Parachute Compensation.”

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

Reasons to Vote in Favor of the Compensation Proposal

We believe that the payments and/or benefits that may be received pursuant to compensation arrangements for our named executive officers in connection with the Merger, as described under “Special Factors—Interests of Vapotherm’s Executive Officers and Directors in the Merger—Golden Parachute Compensation,” are reasonable and demonstrate that our executive compensation program was designed appropriately and structured to ensure the retention of talented executive officers and a strong alignment with the long-term interests of our stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to our named executive officers in connection with the Merger. In addition, this vote is separate and independent from the vote of our stockholders to approve the Merger Agreement Proposal.

Proposed Resolution

Accordingly, we are asking you to approve the following resolution:

“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation that will or may become payable to Vapotherm’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in this proxy statement under “Special Factors—Interests of Vapotherm’s Executive Officers and Directors in the Merger—Golden Parachute Compensation.”

The approval of the Compensation Proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger. The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve this Compensation Proposal and vice versa.

Because the vote on the Compensation Proposal is advisory only, it will not be binding on Vapotherm. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required

Approval of the Compensation Proposal, on a non-binding, advisory basis, requires, assuming a quorum is present, the affirmative vote of a majority of votes cast at the Special Meeting on the Compensation Proposal.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” approval of the Compensation Proposal.

The Board of Directors Recommends a Vote FOR Proposal No. 2	☑

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PROPOSAL NO. 3:

ADJOURNMENT OF THE SPECIAL MEETING

Proposed Adjournment of the Special Meeting, if Necessary or Appropriate

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the Special Meeting. If the Board determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the Merger Agreement Proposal or the Compensation Proposal. We do not anticipate calling a vote on this proposal if the Merger Agreement Proposal is approved by the affirmative vote of the holders of a majority of the Shares of our Common Stock outstanding at the close of business on the Record Date.

Effect of Approval of Adjournment Proposal

If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from our stockholders that have previously returned properly executed proxies voting against approval of the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those Shares to change their votes to votes in favor of Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chair of the Special Meeting.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast at the Special Meeting on the Adjournment Proposal.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” approval of the Adjournment Proposal.

The Board of Directors Recommends a Vote FOR Proposal No. 3	☑

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PARTIES TO THE MERGER

Vapotherm, Inc.

Vapotherm, Inc. is a Delaware corporation. Vapotherm is a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease, congestive heart failure, pneumonia, asthma and COVID-19 or other systemic conditions. Vapotherm’s principal business address is 100 Domain Drive, Exeter, New Hampshire 03833, and its telephone number is (603) 658-0011.

Vapotherm’s Common Stock trades on the OTCQX tier of the OTC Markets under the symbol “VAPO.” Vapotherm’s corporate web address is https://www.vapotherm.com. The information provided on Vapotherm’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Vapotherm’s website provided in this proxy statement.

See “Other Important Information Regarding Vapotherm.—Company Background” for additional information.

Additional information about Vapotherm is contained in its public filings made with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 29, 2024), which Form 10-K and Form 10-K/A are attached as Annex H to this proxy statement, and Vapotherm’s most recent Quarterly Report on Form 10‑Q for the quarterly period ended March 31, 2024, filed with the SEC on May 9, 2024, which is attached as Annex I to this proxy statement.

Topco

Topco is a Delaware limited liability company and was formed on June 13, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Topco was formed, and is wholly owned, by Perceptive Discovery ID LP. Topco has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Topco has elected to be treated as a corporation for U.S. federal income tax purposes. The principal executive offices of Topco are located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

Parent

Parent is a Delaware limited liability company and a wholly owned subsidiary of Topco and was formed on June 13, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the related Equity Financing. Parent has elected to be treated as a corporation for U.S. federal income tax purposes. The principal executive offices of Parent are located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

Merger Sub Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent and was formed on June 13, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and the Company will continue as the Surviving Corporation and a wholly-owned subsidiary of Parent. The principal executive offices of Merger Sub are located at 51 Astor Place, 10th Floor, New York, NY 10003, and its telephone number is (646) 205-5300.

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OTHER IMPORTANT INFORMATION REGARDING VAPOTHERM

Company Background

We are a Delaware corporation that was originally incorporated in Maryland in 1999 and in 2013 we reincorporated in Delaware. We are a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease, congestive heart failure, pneumonia, asthma and COVID-19 or other systemic conditions. Our principal business address is 100 Domain Drive, Exeter, New Hampshire 03833, and our telephone number is (603) 658-0011.

Our Common Stock trades on the OTCQX under the symbol “VAPO.” Our corporate web address is https://www.vapotherm.com.

If the Merger is consummated, then Vapotherm will be wholly owned by Parent, which will be wholly owned by Topco, and our Common Stock will no longer trade on the OTCQX and will be deregistered under the Exchange Act.

During the past five years, neither Vapotherm nor any of our directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, neither Vapotherm nor any of our directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Vapotherm

The Board presently consists of eight members. The persons listed below are the directors and executive officers of Vapotherm as of the date of this proxy statement. The principal business address of each executive officer is: 100 Domain Drive, Exeter, New Hampshire 03833, and the telephone number of each executive officer is (603) 658-0011. Except as noted below, each of the individuals listed below is a citizen of the United States.

Directors

James Liken – Board Chairman

James Liken has served as a member of the Board since May 2010 and as Board Chairman since October 2012. From 2003 to 2008, Mr. Liken served as Vice Chairman of Respironics, Inc., now Philips Respironics, a medical supply company. From 1999 through 2003, Mr. Liken served as President and Chief Executive Officer of Respironics. Before joining Respironics, he was owner of Liken Home Medical, Inc., a regional provider of home respiratory services. Mr. Liken has been active in the home medical business since 1976, serving in management and ownership capacities for several predecessor companies. He previously served on the board of the National Association of Medical Equipment Services from 1980 to 2003, serving as chairman of the organization on two separate occasions.

Joseph Army – President and Chief Executive Officer and Director

Joseph Army has served as President, Chief Executive Officer and as a member of the Board since June 2012. Prior to joining Vapotherm, Mr. Army served as President and Chief Executive Officer of Salient Surgical Technologies, Inc. (formerly TissueLink Medical, Inc.), or Salient, a surgical device company, since 2007. He first joined Salient in 1999 as Chief Financial Officer and Vice President of Finance. Prior to his time at Salient, he held various positions including Vice President of Finance and Supply Chain Operations for Westaim Biomedical, a medical technology company, from 1998 to 1999 and strategy consultant for Coopers & Lybrand LLP, an accounting and consulting firm, from 1991 to 1997. Mr. Army holds a Master’s in Business Administration in finance from The Wharton School and a Bachelor of Art degree in history from the University of Rhode Island. He is certified in production and inventory management and is a certified public accountant (inactive status).

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Anthony Arnerich - Director

Anthony Arnerich has served as a member of the Board since April 2013. Mr. Arnerich has served as a Managing Director of 3x5 Partners, LLC, a venture capital firm, since 2011 and has previously served as Chief Executive Officer and Chief Investment Officer of Arnerich Massena, an investment advisory firm, from 1991 to 2020. His experience in the investment industry spans more than 30 years, during which he served as an investment executive and helped found the Investment Management Consulting Group of Dain Bosworth. Mr. Arnerich earned a Bachelor of Art degree from Santa Clara University.

Lance Berry - Director

Lance Berry has served as a member of the Board since January 2020. Mr. Berry currently serves as Chief Financial Officer and Executive Vice President, Finance of Artivion, Inc., a cardiac and vascular surgery company focused on aortic disease, a position he has held since December 2023. From December 2002 until its acquisition by Stryker Corporation in November 2022, Mr. Berry worked for Wright Medical Group, Inc., joining in 2002 as Corporate Controller and being promoted to various roles culminating in the roles of Senior Vice President and Chief Financial Officer from December 2009 to January 2019 and Executive Vice President, Chief Financial and Operations Officer from January 2019 to November 2020. Before joining Wright Medical, he was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002. He currently serves on the board of directors of Treace Medical Concepts, Inc., a publicly held Nasdaq-listed medical technology company. Mr. Berry is a Certified Public Accountant (inactive) and holds both a Bachelor’s degree and a Master’s degree in accounting from the University of Mississippi.

Lori Knowles - Director

Lori Knowles has served as a member of the Board since June 2022. Ms. Knowles, a senior healthcare executive with more than 25 years of experience in human resources and healthcare operations, has served as Senior Vice President and Chief Human Resources Officer at Memorial Hermann Health System, the largest not-for-profit health system in Southeast Texas, since August 2016. From September 2011 to August 2016, Ms. Knowles served as Vice President of Human Resources at Memorial Hermann Health. Ms. Knowles has served as a facilitator for the Texas Institute for Health Policy Research, a public health institute that seeks to find preventive solutions that improve the health of Texans. In addition, Ms. Knowles serves on Human Resources Advisory boards for the University of Houston and Rice University, as well as the Higher Education Committee of the Greater Houston Partnership. She also serves as the President of the Houston Healthcare HR Association (HHHRA). Prior to joining Memorial Hermann, Lori was the Chief Operating Officer at RediClinic, a retail health company, from October 2007 to March 2011, and Vice President, Human Resources of RediClinic from October 2007 to October 2008. Throughout her career, Ms. Knowles has held several Human Resource roles at other notable health systems in Texas including: The University of Texas Medical Branch (UTMB), Shriners Hospitals for Children, and Tenet Healthcare. Ms. Knowles holds an undergraduate degree in Psychology and a Master’s Degree in Organizational Management as well as an executive leadership certification from Rice University.

Mary Beth Moynihan - Director

Mary Beth Moynihan has served as a member of the Board since June 2022. Ms. Moynihan currently serves as Senior Vice President, Market Access & Chief Marketing Officer at Boston Scientific Corporation, a medical technology company, a position she has held since May 2021 and recently joined Boston Scientific’s Executive Committee. Prior to that position, she previously served as Senior Vice President of Corporate Marketing and Market Access from August 2016 to May 2021, Senior Vice President of Enterprise Strategy and Marketing from September 2012 to July 2016, Vice President of Corporate Strategic Planning and Research from May 2010 to August 2012, Vice President of Business Development – Cardiovascular Businesses from 2007 to 2010, Director of Business Development – Cardiovascular Businesses from 2006 to 2007, and from 1997 to 2005 held various positions of increasing responsibility in Product Marketing – Peripheral Interventions, most recently as Director of Product Marketing. Ms. Moynihan additionally founded and chairs the Global Marketing Executive Board at Boston Scientific Corporation, a position she has held since 2016. Prior to her employment at Boston Scientific Corporation, Ms. Moynihan was employed by Braxton Associates, a strategy division of Deloitte & Touche, from 1994 to 1997. She is a founding board member of MedExecWomen, an organization focused on empowering female executives to accelerate the positive impact of medical devices and diagnostics globally, and has served as a director since October 2018. She has also served as a senior advisor to Boston Scientific’s Global Digital Enablement Team since November 2020. Ms. Moynihan received a Bachelor of Art degree in Economics and Mathematics from Williams College and holds an MBA from the Wharton School at the University of Pennsylvania.

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Donald Spence – Director and Chair of the Special Committee

Donald Spence has served as a member of the Board since October 2020. Mr. Spence served as President and Chief Executive Officer of Ebb Therapeutics, a sleep technology company, beginning in 2017 and retiring from the role in August 2019. Prior to joining Ebb, Mr. Spence was the Chairman and Chief Executive Officer at Lake Region Medical, a medical equipment and supplies manufacturer, where he worked from 2010 to 2015. Mr. Spence previously served as the Chief Executive Officer of Philips Respironics, formerly Respironics Inc., a medical supply company, from 2005 to 2010, where he was responsible for Philips Home Healthcare Solutions and integrating Respironics into Philips. Mr. Spence also has held a number of executive leadership roles within medical technology companies, including BOC Group, PLC – Datex Ohmeda Medical Systems, a medical device company. Besides Vapotherm, Mr. Spence currently serves on the board of directors of Integer Holdings Corporation, a publicly held NYSE-listed medical outsource manufacturer, and Linguaflex, a privately held medical device company. Mr. Spence previously served on the board of directors of Eargo, Inc. prior to its going private transaction completed in February 2024. Mr. Spence earned his Bachelor of Art degree in Economics from Michigan State University and his Master of Arts degree in Economics from Central Michigan University.

Elizabeth Weatherman - Director

Elizabeth Weatherman has served as a member of the Board since October 2017. Ms. Weatherman has served as a Special Limited Partner of Warburg Pincus, a private equity firm, since January 2016. She joined Warburg Pincus in 1988. She served as a member of the Executive Management Group from 2001 to 2016 and led the firm’s Healthcare Group from 2008 to January 2015. Ms. Weatherman currently serves on the board of directors of Nevro Corp., Silk Road Medical, Inc. and Insulet Corp., all publicly held companies, and previously served on the board of directors of Wright Medical Group, N.V. She serves as a trustee of Stanford University, and as a trustee and chair of the Investment Committee of Mount Holyoke College. Ms. Weatherman received a Bachelor of Art degree in English, summa cum laude, and Phi Beta Kappa from Mount Holyoke College and holds a Master’s of Business Administration degree from the Stanford Graduate School of Business.

Executive Officers

Vapotherm’s executive officers are listed below.

Joseph Army – President and Chief Executive Officer

Joseph Army has served as President, Chief Executive Officer and as a member of the Board since June 2012. Prior to joining Vapotherm, Mr. Army served as President and Chief Executive Officer of Salient Surgical Technologies, Inc. (formerly TissueLink Medical, Inc.), or Salient, a surgical device company, since 2007. He first joined Salient in 1999 as Chief Financial Officer and Vice President of Finance. Prior to his time at Salient, he held various positions including Vice President of Finance and Supply Chain Operations for Westaim Biomedical, a medical technology company, from 1998 to 1999 and strategy consultant for Coopers & Lybrand LLP, an accounting and consulting firm, from 1991 to 1997. Mr. Army holds a Master’s of Business Administration degree in finance from The Wharton School and a Bachelor of Art degree in history from the University of Rhode Island. He is certified in production and inventory management and is a certified public accountant (inactive status).

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John Landry – Senior Vice President, Chief Financial Officer and Treasurer

John Landry has served as Senior Vice President, Chief Financial Officer and Treasurer since July 2020 and served previously as Vice President, Chief Financial Officer, Secretary and Treasurer from August 2012 to July 202. Prior to joining Vapotherm, he held a number of leadership roles at Salient from 2004 to 2011, including VP Accounting & Controller and VP Global Business Development. Mr. Landry also served as Director of International Marketing at Medtronic Advanced Energy from 2011 to 2012, which acquired Salient in August 2011. Prior to his time at Salient, he served in various financial leadership roles at Bottomline Technologies from 2000 to 2004, Hussey Seating Company from 1997 to 2000 and Coopers & Lybrand LLP from 1994 to 1997. Mr. Landry currently serves on the board of directors of Liberate Medical, Inc. Mr. Landry graduated summa cum laude from Bentley College with a BS in Accountancy and is a certified public accountant (inactive status).

Brian Lawrence – Senior Vice President and Chief Technology Officer

Brian Lawrence has served as our Senior Vice President and Chief Technology Officer since December 2021. Prior to joining Vapotherm, Mr. Lawrence served as Chief Technology Officer and General Manager of Gravity Diagnostics, LLC, a diagnostics company, where he was responsible for technology and innovation programs across the company. Prior to joining Gravity Diagnostics, Mr. Lawrence served as Senior Vice President and Chief Technology Officer of Hillrom Holdings, Inc., a medical device company, from 2010 to 2021. While at Hillrom, Mr. Lawrence was responsible for global technology and innovation teams of over 800 employees in seven countries and an annual budget of $150 million. He led a digital transformation for the company and created a new SaaS business valued at over $100 million. Prior to that position, he served as Chief Technology Officer of Life Support Solutions, a division of GE Healthcare, where he was responsible for global engineering teams of over 400 employees across the US, Europe, and Asia with a budget of over $70 million annually. Mr. Lawrence holds a Doctor of Philosophy, Electrical Engineering, from the Center for Research and Education in Optics and Lasers, University of Central Florida, and a Master of Science, Electrical Engineering and a Bachelor of Science, Electrical Engineering from Massachusetts Institute of Technology.

Market Price of the Common Stock

Our Common Stock trades on the OTCQX tier of the OTC Markets Group, Inc. under the symbol “VAPO.” Prior to December 15, 2023, our Common Stock was listed on and traded on The New York Stock Exchange (the “NYSE”).

The table below shows, for the periods indicated, the reported high and low sale prices per Share on the OTCQX and prior to December 15, 2023, the NYSE, for our Common Stock. Over-the-counter market quotations of our Common Stock reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Fiscal Year	High	Low
Ended December 31, 2022
First Quarter	$168.48	$97.98
Second Quarter	117.92	19.68
Third Quarter	21.32	11.12
Fourth Quarter	23.65	3.68
Ended December 31, 2023
First Quarter	$23.52	$4.16
Second Quarter	7.44	3.07
Third Quarter	4.10	2.20
Fourth Quarter	3.44	0.78
Ended December 31, 2024
First Quarter	$1.75	$0.75
Second Quarter	2.23	0.70
Third Quarter (through , 2024)

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On June 14, 2024, the last trading day prior to the announcement of the Merger Agreement, the high and low sale prices per Share of Common Stock as reported on the OTCQX were $0.82 and $0.82, respectively, and the closing sale price per share of Common Stock as reported on the OTCQX on that date was $0.82.

On        , 2024, the last trading day for which information was available prior to the date of the printing of this proxy statement, the high and low sale prices per Share of Common Stock as reported on the OTCQX were $       and $        , respectively, and the closing sale price per Share of Common Stock as reported on the OTCQX on that date was $       .

Our stockholders should obtain a current market quotation for our Common Stock before making any decision with respect to the Merger.

If the Merger is consummated, there will be no further market for the Shares because our Common Stock will no longer trade on the OTCQX or any other over-the-counter market and will be deregistered under the Exchange Act.

Shares Outstanding; Number of Holders of Record

At the close of business on the Record Date, there were                         Shares of our Common Stock issued and outstanding and held by approximately 167 holders of record.

Dividend Information

Since our organization, we have not declared nor paid any cash dividends on our Common Stock. Accordingly, we do not expect to declare or pay dividends on our Common Stock prior to the consummation of the Merger and, under the terms of the Merger Agreement, we are prohibited from doing so. In addition, the SLR Loan Agreement contains terms prohibiting or limiting the amount of dividends that may be declared or paid on our Common Stock.

Selected Historical Financial Data of Vapotherm

Set forth below is certain selected historical financial information relating to Vapotherm. The selected historical financial data as of and for the fiscal years ended December 31, 2023 and 2022 have been derived from our historical audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 29, 2024), which Form 10-K and Form 10-K/A are attached as Annex H to this proxy statement. The selected historical financial data as of and for the three months ended March 31, 2024 and 2023 are derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 9, 2024, which is attached as Annex I to this proxy statement.

This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (as amended by Amendment No. 1 on Form 10-K/A) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024. More comprehensive financial information is included in those reports, including management’s discussion and analysis of the financial condition and results of operations of Vapotherm.

Historical results are not necessarily indicative of results to be expected in any future period.

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Consolidated Balance Sheet

	Year Ended December 31,		Three Months Ended March 31,
	2023	2022	2024	2023
	(in thousands, except share and per share data)
Cash and cash equivalents	$9,725	$15,738	$3,304	$25,713
Total current assets	46,423	59,901	41,414	66,059
Total assets	77,617	96,195	71,907	100,647
Current liabilities	19,095	19,564	137,863	15,981
Total liabilities	132,951	124,385	140,388	123,001
Working capital	27,328	40,337	(96,449)	50,078
Total stockholders’ deficit	(55,334)	(28,190)	(68,481)	(22,354)

Consolidated Statements of Operations

	December 31,		March 31,
	2023	2022	2024	2023
	(in thousands, except share and per share data)
Net revenue	$68,669	$66,801	$19,134	$17,731
Cost of revenue	40,386	49,558	9,477	11,519
Gross profit	28,283	17,243	9,657	6,212
Operating expenses
Research and development	14,213	20,802	3,632	3,987
Sales and marketing	32,552	46,091	7,142	9,592
General and administrative	19,260	27,796	4,472	5,770
Impairment of goodwill	—	14,701	—	—
Impairment of long-lived and intangible assets	1,187	7,676	—	—

Consolidated Statements of Cash Flows

	Year Ended December 31,		Three Months Ended March 31,
	2023	2022	2024	2023
	(in thousands, except share and per share data)
Net cash provided by (used in):
Operating activities	$(24,272)	$(80,157)	$(6,557)	$(10,034)
Investing activities	(2,994)	(11,610)	(1,410)	(41,004)
Financing activities	21,038	51,324	1,671	20,943
Effect of exchange rate on cash, cash equivalents and restricted cash	215	(34)	(125)	70
Net decrease in cash, cash equivalents and restricted cash	(6,013)	(40,477)	(6,421)	9,975

Pro Forma Data

No pro forma data giving effect to the Merger has been provided. We do not believe that such information is material to our stockholders in evaluating the Merger and the Merger Agreement because (i) the Per Share Merger Consideration consists only of cash, and (ii) if the Merger is consummated, the Common Stock will cease to be publicly traded.

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Book Value Per Share

Our net book value per share as of March 31, 2024 was approximately $(11.02) (calculated based on 6,216,349 shares outstanding as of such date).

Transactions in Common Stock

Other than the Merger Agreement and agreements entered into in connection therewith, including the SLR Rollover Agreement (as described in “Special Factors—SLR Rollover Agreement”), the Stockholder Rollover Agreements (as described in “Special Factors—Stockholder Rollover Agreements”), the Voting and Support Agreements (as described in “Special Factors—Voting and Support Agreements”), the Subscription Agreements (as described in “Special Factors—Subscription Agreements”) and certain Share activity related to our equity awards discussed elsewhere in this proxy statement, neither we nor any of our affiliates have executed any transactions with respect to our Common Stock during the past 60 days.

During the past two years, we have not repurchased any Shares or other securities.

Prior Public Offerings

During the past three years, we have not effected any underwritten public offering of our Common Stock for cash registered under the Securities Act of 1933, as amended.

Transactions among Vapotherm and its Directors and Executive Officers

February 2023 Private Placement

On February 7, 2023, Vapotherm entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional purchasers (the “Purchasers”), pursuant to which Vapotherm offered and sold to the Purchasers, in an unregistered offering, an aggregate of 2,187,781 Shares and, and in the case of certain investors, in lieu of Shares of common stock, pre-funded warrants to purchase an aggregate of 550,313 Shares, and, in each case, accompanying warrants to purchase an aggregate of up to 2,738,094 Shares at a purchase price of $8.40 per unit for aggregate gross proceeds to us of approximately $23.0 million, before deducting fees to the placement agent and other estimated offering expenses payable by Vapotherm. The warrants and pre-funded warrants have exercise prices of $9.36 and $0.008 per share and terms of five years and 30 years, respectively. The following directors and officers participated in this private placement:

Director/Officer	Number of Shares Purchased	Number of Pre- Funded Warrants	Number of Warrants Purchased	Total Dollar Amount Purchased
Joseph Army	59,523	—	59,523	$500,000
James Liken	29,761	—	29,761	250,000
Lance Berry	11,904	—	11,904	100,000
Elizabeth Weatherman	59,523	—	59,523	500,000
John Landry	8,927	—	8,927	75,000
Dorota McKay	2,380	—	2,380	20,000

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Certain Transactions among Vapotherm and the SLR Entities

SLR Loan Agreement and Amendments

Original SLR Loan Agreement

On February 18, 2022, we entered into the SLR Loan Agreement with SLR Investment Corp., as collateral agent, and the lenders party thereto from time to time which provided for a term A loan facility of $100.0 million (the “SLR Term A Loan Facility”) and a term B loan facility of $25.0 million (the “Prior SLR Term B Loan Facility”), which SLR Term A Loan Facility was funded to us immediately. In connection with this funding, we granted SLR warrants to purchase 13,418 Shares at an exercise price of $111.76 per share, which were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire in February 2032. The Prior Term B Loan Facility was to be available to us upon achievement of a certain minimum revenue level as more fully described in the SLR Loan Agreement. The proceeds of the SLR Term A Loan Facility were used to pay off all of our obligations owing under, and to terminate, our prior loan and security agreement with Canadian Imperial Bank of Commerce Innovation Banking, which provided for a revolving loan facility of $12.0 million and a term loan facility of $40.0. million.

First Amendment

On August 1, 2022, we entered into an Amendment No. 1 to the SLR Loan Agreement (the “First Amendment,” together with the SLR Loan Agreement, as amended, the “First Amended SLR Loan Agreement”) with SLR and the lenders party thereto. Pursuant to the First Amendment, we were provided with a one-month extension of our covenant-free period through August 31, 2022.

Second Amendment

On September 30, 2022, we entered into an Amendment No. 2 to the SLR Loan Agreement (the “Second Amendment,” together with the First Amended SLR Loan Agreement, as amended, the “Second Amended SLR Loan Agreement”), with SLR. Pursuant to the Second Amendment:

●	our minimum net product revenue covenant was modified for the remainder of 2022;

●	a minimum liquidity covenant of $20.0 million was added;

●	the London Interbank Offered Rate was replaced with the Secured Overnight Financing Rate;

●	the exit fee was increased from 6.95% to 7.45% of the aggregate principal amount of the Second Amended SLR Loan Agreement; and

●	the Prior SLR Term B Loan Facility and related facility fee were eliminated.

Concurrently with the closing of the Second Amendment, we amended and restated SLR’s warrants to purchase 13,418 Shares to reset the exercise price to $13.04 per share.

Third Amendment

On November 22, 2022, we entered into an Amendment No. 3 to the SLR Loan Agreement (the “Third Amendment,” together with the Second Amended SLR Loan Agreement, as amended, the “Third Amended SLR Loan Agreement”) with SLR and the lenders party thereto. Pursuant to the Third Amendment:

●	our minimum net product revenue covenant was modified for 2023;

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●	the minimum liquidity covenant was reduced to $5 million from $20 million (the “Amended Liquidity Covenant”); and

●

an option was added, at our sole discretion, to pay up to 8% of the interest under the Third Amended SLR Loan Agreement in-kind (rather than solely in cash as provided for then previously) during 2023 (the “PIK Interest”), subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 5% of the PIK Interest.

In addition, the Third Amendment provided that if we had raised $15 million of net cash equity proceeds prior to July 1, 2023, the 2023 minimum revenue covenant would have been waived and we would have only needed to demonstrate net product revenue of at least $25 million (tested on trailing six-month basis for the period ending September 30, 2023) for the fiscal year ending December 31, 2023 and our PIK Interest option would have been reduced to up to 4% of the interest rate under the Third Amended SLR Loan Agreement. Concurrently with the closing of the Third Amendment, we amended and restated SLR’s warrants to purchase 13,418 Shares to reset the exercise price to $3.84 per share.

Fourth Amendment

On February 10, 2023, we entered into an Amendment No. 4 to the SLR Loan Agreement (the “Fourth Amendment,” together with the Third Amended SLR Loan Agreement, the “Fourth Amended SLR Loan Agreement”) with SLR and the lenders party thereto. The Fourth Amendment includes the option for us to pay up to 9% of the interest in-kind (rather than up to 8% as provided for then previously) during 2023. Under the Fourth Amendment, the PIK Interest option was to be reduced to 4% of the interest if we had raised $25 million of net cash equity proceeds prior to July 1, 2023 and was further to be reduced to 0% of the interest if we had raised $30 million of net cash equity proceeds prior to January 1, 2024.

Additionally, if we elect PIK Interest of 9%, the amount of warrants to be granted to SLR increases to be 5% times the amount of PIK Interest for the first 4% of the PIK Interest selected and 12.20% times on the next 5% of the amount of PIK Interest selected to provide for a weighted average of 9%, and our monthly interest expense increases by 1% for the month in which such PIK Interest is selected. The PIK fee remained at 10% of the PIK Interest. The Fourth Amendment also provides for a reset of the exercise price of the warrants to be issued in connection with our election of PIK Interest, including existing PIK Warrants, equal to the lower of the closing price of our Common Stock for (a) the 10-day trailing average closing price ending on the day before the interest payment date, (b) the day before the interest payment date, or (c) $9.36 per share.

Fifth Amendment

On April 17, 2023, we entered into an Amendment No. 5 to the SLR Loan Agreement (the “Fifth Amendment,” together with the Fourth Amended SLR Loan Agreement, the “Fifth Amended SLR Loan Agreement”) with SLR and the lenders party thereto to exclude our Singapore subsidiary operating account from the requirement of a control agreement in favor of SLR, provided the account balance is the lower of (i) $250,000 or (ii) the amount required to fund expenditures therefrom within the next 10 business days. The Fifth Amendment also contains other customary provisions, such as expense reimbursement.

Sixth Amendment

On February 21, 2024, we entered into an Amendment No. 6 to the SLR Loan Agreement (the “Sixth Amendment,” together with the Fifth Amended SLR Loan Agreement, the “Sixth Amended SLR Loan Agreement”) with SLR and the lenders party thereto to extend our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through March 1, 2024, subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal 9% of the PIK Interest.

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Seventh Amendment

On March 26, 2024, we entered into an Amendment No. 7 to the SLR Loan Agreement (the “Seventh Amendment,” together with the Sixth Amended SLR Loan Agreement, the “Seventh Amended SLR Loan Agreement”) with SLR and the lenders party thereto. The Seventh Amendment established a new term B loan facility of $4.0 million (the “Term B Loan Facility”). Borrowings under the Term B Loan Facility are available from March 26, 2024 until July 26, 2024 (the “Term B Maturity Date”) and are conditioned on approval by the lenders’ investment committee in its sole discretion. On March 26, 2024, $2.0 million was funded to us. On April 26, 2024, an additional $1.0 million was funded to us under the Term B Loan Facility. The Term B Loan Facility provides for interest-only payments and aggregate principal outstanding will be due and payable on the Term B Maturity Date. We are required to make a payment of 0.2% of the aggregate principal amount of the Term B Loan Facility funded, which is payable on the earliest to occur of (i) the Term B Maturity Date, (ii) the acceleration of the Seventh Amended SLR Loan Agreement prior to the Term B Maturity Date, and (iii) the prepayment date of the Seventh Amended SLR Loan Agreement prior to the Term B Maturity Date. In addition, the Seventh Amendment extended our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period from March 1, 2024 through April 30, 2024 with an additional extension to include interest accruing through May 31, 2024 at the sole discretion of SLR. The PIK Interest extension is subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to purchase Shares equal to 9% of the PIK Interest.

Pursuant to the Seventh Amended SLR Loan Agreement, advances under the Term A Loan Facility bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the 1-month Chicago Mercantile Exchange (“CME”) Term SOFR plus 0.10%, plus (b) (i) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. Advances under the Term B Loan Facility bear interest at a floating rate per annum equal to the sum of (a) 0.10%, plus (b) 8.30% plus (c) the 1-month CME Term SOFR plus 0.10%. At March 31, 2024, the interest rate under the Term A Loan Facility and Term B Loan Facility was 14.72% and 13.82%, respectively. We paid interest in-kind on the Term A Loan Facility totaling $2.5 million and $2.1 million during the three months ended March 31, 2024 and 2023, respectively. The outstanding balance under the Term A Loan Facility and Term B Loan Facility was $111.8 million and $2.0 million, respectively, at March 31, 2024. The Term A Loan Facility provides for interest-only payments for the first 48 months following March 26, 2024. Thereafter, principal payments on the Term A Loan Facility are due monthly in 12 equal installments; provided that we have the option to extend the interest-only period for an additional 12 months upon achievement of a certain minimum revenue level as more fully described in the Seventh Amended SLR Loan Agreement. The Term A Loan Facility will mature on February 1, 2027 (the “Term A Maturity Date”). The Seventh Amended SLR Loan Agreement may be prepaid in full, subject to a prepayment charge of 1.0%, if such prepayment occurs after February 18, 2024 but on or prior to the Term A Maturity Date. In addition to the payment of principal and accrued interest, we will be required to make a payment of 7.45% of the aggregate principal amount of the Term A Loan Facility funded, which is payable on the earliest to occur of (i) the Term A Maturity Date, (ii) the acceleration of the Seventh Amended SLR Loan Agreement prior to the Term A Maturity Date, and (iii) the prepayment date of the Seventh Amended SLR Loan Agreement prior to the Term A Maturity Date. The loans under the Seventh Amended SLR Loan Agreement are secured by a lien on substantially all of our assets, including intellectual property.

Eighth Amendment

Concurrently with the execution and delivery of the Merger Agreement, we entered into the Eighth Amendment with SLR and the lenders party thereto, as described under “Special Factors—SLR Rollover Agreement and Other Agreements—Eighth Amendment to SLR Loan Agreement.”

SLR Warrants

As described above, we granted SLR and certain of its related entities warrants to purchase an aggregate of 13,418 Shares at an exercise price of $111.76 per Share, which were fully vested upon issuance, exercisable at the option of the holder, in whole or in part, and expire in February 2032. We subsequently amended these warrants to reduce the exercise price on two occasions in connection with the Second Amendment and Third Amendment, as described above. The current exercise price of these warrants is $3.84 per Share.

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Also as described above, as part of the Third Amendment, an option was added, at our sole discretion, to pay up to 8% of the interest under the then Third Amended SLR Loan Agreement in-kind (rather than solely in cash as provided for then previously), subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 5% of the PIK Interest.

Subsequently, the Fourth Amendment included the option for us to pay up to 9% of the interest in-kind (rather than up to 8% as provided under the Third Amendment). Additionally, under the Fourth Amendment, if we elected PIK Interest of 9%, the amount of warrants to be granted to SLR would increase to be 5% times the amount of PIK Interest for the first 4% of the PIK Interest selected and 12.20% times on the next 5% of the amount of PIK Interest selected to provide for a weighted average of 9%, and our monthly interest expense would increase by 1% for the month in which such PIK Interest is selected. The Fourth Amendment also provided for a reset of the exercise price of the warrants to be issued in connection with our election of PIK Interest, including existing PIK Warrants, equal to the lower of the closing price of our Common Stock for (a) the 10-day trailing average closing price ending on the day before the interest payment date, (b) the day before the interest payment date, or (c) $9.36 per share.

The Sixth Amendment extended our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024, subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal 9% of the PIK Interest.

The Seventh Amendment extended our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period from March 1, 2024 through April 30, 2024 with an additional extension to include interest accruing through May 31, 2024 at the sole discretion of SLR. The PIK Interest extension was subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to purchase Shares equal to 9% of the PIK Interest.

At the time of the execution of the Merger Agreement, SLR and its related entities held warrants to purchase an aggregate of 13,418 Shares at an exercise price of $3.84 per Share and PIK Warrants to purchase an aggregate of 292,916 Shares at a weighted average exercise price of $2.87 per Share. In addition, at the time of the execution of the Merger Agreement, we owed SLR and its related entities warrants to purchase an aggregate of 386,202 Shares at exercise prices ranging from $0.76 per Share to $1.32 per Share, with a weighted average exercise price of $0.99 per Share. All of these warrants are collectively referred to as the “SLR Warrants.”

Concurrently with the execution and delivery of the Merger Agreement, we entered into the SLR Warrant Amendment Agreement with the holders of the SLR Warrants, as described under “Special Factors—SLR Rollover Agreement and Other Agreements—SLR Warrant Amendment Agreement.” Pursuant to the terms and subject to the conditions of the SLR Warrant Amendment Agreement, we and the SLR Warrant Holders agreed (a) to, effective immediately prior to the consummation of the SLR Rollover, amend the SLR Warrants to provide for the contribution of the SLR Warrants by the SLR Warrant Holders to Topco in exchange for the consideration to be issued to the SLR Warrant Holders in connection with the SLR Rollover (and the subsequent contribution to a subsidiary of Topco and the cancellation and retirement of the SLR Warrants with no conversion thereof, or payment or distribution with respect thereto, following the consummation of the SLR Rollover), and (b) that, immediately prior to the consummation of the SLR Rollover (but subject to the subsequent consummation of the Merger immediately following the SLR Rollover), we will issue to the SLR Warrant Holders all of the SLR Warrants that are outstanding, or unissued but otherwise due to the SLR Warrant Holders, under the SLR Loan Agreement pursuant to the provisions thereof (the “Outstanding SLR Warrants”); provided, in the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger, we will thereafter, upon the election of any SLR Warrant Holder, issue to such SLR Warrant Holder all or any portion of its Outstanding SLR Warrants; provided, further, that we will not effect any issuance of the Outstanding SLR Warrants, until the earlier of (i) immediately prior to the consummation of the SLR Rollover (but subject to the subsequent consummation of the Merger immediately following the SLR Rollover), and (ii) such time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger.

The SLR Warrant Amendment Agreement also provides that the SLR Warrant Holders will not be entitled to exercise the SLR Warrants (without our prior written consent) until such time as the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Merger.

The SLR Warrant Amendment Agreement will terminate automatically upon the valid termination of the Merger Agreement in accordance with its terms prior to the Merger (however, the termination clause and certain miscellaneous clauses will survive the termination of the SLR Warrant Amendment Agreement).

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STOCK OWNERSHIP OF VAPOTHERM

Significant Beneficial Owners

The table below sets forth information as to entities that have reported to the SEC or have otherwise advised Vapotherm that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding Common Stock, in each case as of the dates as reflected in the notes to the table below.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Common Stock	Entities Associated with Guines LLC(2) 767 Third Avenue, 29th Floor New York, NY 10017	647,561	9.9%
Common Stock	Crow’s Nest Holdings LP(3) 5820 Patterson Avenue, Suite 202 Richmond, VA 23226	574,652	9.2%
Common Stock	Armistice Capital Master Fund Ltd.(4) c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor New York, NY 10022	574,653	9.2%
Common Stock	Joseph Army(5) 100 Domain Drive Exeter, NH 03833	537,824	8.5%
Common Stock	Kent Lake Capital LLC(6) 300 East 2nd Street, Suite 1510, #1033 Reno, NV 89501	499,619	8.0%
Common Stock	Integrated Core Strategies (US) LLC(7) c/o Millennium Management LLC 399 Park Avenue New York, NY 10022	490,044	7.7%
Common Stock	Entities Affiliated with Parian Global Master Fund(8) One Grand Central Place 60 East 42nd Street, Suite 805 New York, NY 10165	445,881	7.1%
Common Stock	Hudson View Capital LLC(9) 250 West 55th Street, 35th Floor New York, NY 10019	314,880	5.0%

(1)	Percent of class is based on 6,215,192 Shares of our Common Stock outstanding as of our Record Date, , 2024.

(2)

Based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024 and represents Shares beneficially owned by Roystone Capital Management LP, Roystone Capital Holdings LLC, Guines LLC and Rich Barrera (collectively, the “Roystone Shareholders”). Includes 297,619 Shares issuable upon exercise of warrants. Roystone Capital Management LP, Roystone Capital Holdings LLC and Rich Barrera each has shared voting and dispositive power over 647,561 Shares and Guines LLC has shared voting and dispositive power over 595,238 Shares.

(3)

Based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024 and includes (i) 561,001 Shares held directly by Crow’s Nest Holdings Master Fund LP (“Crow’s Nest Fund”) and (ii) 13,651 Shares issuable upon exercise of warrants. Excludes 343,491 Shares issuable upon exercise of warrants. The number of Shares into which warrants are convertible is limited to that number of Shares which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding Shares of our Common Stock. Crow’s Nest Holdings LP (“Crow’s Nest”) is the investment manager to Crow’s Nest Fund. Crow’s Nest GP LLC serves as a general partner of Crow’s Nest Fund and is beneficially owned by John Carrington. Mr. Carrington is the managing member of Crow’s Nest GP LLC. Crow’s Nest GP LLC and its affiliates have shared voting and dispositive power with respect to all Shares beneficially owned. Each of Crow’s Nest and its affiliates disclaim beneficial ownership of the Shares reported herein except to the extent of its or his pecuniary interest therein.

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(4)

Based solely on information contained in a registration statement on Form S-3 filed by Vapotherm with the SEC on March 7, 2023, includes (i) 568,842 Shares held directly by Armistice Capital Master Fund Ltd. and (ii) 5,811 Shares issuable upon exercise of the pre-funded warrants. Excludes (i) 892,857 Shares issuable upon exercise of warrants and (ii) 318,203 Shares issuable upon the exercise of the pre-funded warrants, which are not exercisable within 60 days of        , 2024 by virtue of the beneficial ownership limitations described below. The Shares, warrants, and pre-funded warrants listed above are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund, and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. Accordingly, notwithstanding the number of Shares listed above as being beneficially owned by the Master Fund, Armistice and Mr. Boyd, each of the Master Fund, Armistice and Mr. Boyd further disclaim beneficial ownership of the Shares issuable upon exercise of all of the warrants and pre-funded warrants to the extent the number of Shares beneficially owned by each of the Master Fund, Armistice and Mr. Boyd and any other person or entities with which their respective beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 9.99% of the total number of Shares of our Common Stock outstanding. The number of Shares into which the pre-funded warrants are convertible is limited to that number of Shares which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding Shares of our Common Stock. The number of Shares set forth in the above table do not reflect the application of this limitation.

(5)

Based in part on information contained in the Schedule 13D/A filed with the SEC on June 18, 2024 and includes: (a) 392,096 Shares held directly by Mr. Army, 91,241 of which are held by the Joseph Army Revocable Trust; (b) 45,488 Shares issuable upon exercise of stock options within 60 days of       , 2024; (c) a warrant to purchase 59,523 Shares; (d) 40,625 Shares held by the Kimberly D. Army Revocable Trust; (e) 62 Shares held directly by Mr. Army’s spouse; and (f) 30 Shares issuable upon exercise of stock options held by Mr. Army’s spouse. Mr. Army’s spouse is also an employee of Vapotherm.

(6)	Based on information contained in the Schedule 13G/A filed with the SEC on February 15, 2024 and includes 499,619 Shares held directly by Kent Lake Capital LLC.

(7)

Based on information contained in the Schedule 13G/A filed with the SEC on February 8, 2024 and includes (i) 344,211 Shares and 145,833 Shares issuable upon exercise of warrants held directly by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”). The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel Englander and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The number of Shares into which the warrants are convertible is limited to that number of Shares which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding Shares of our Common Stock.

(8)

Based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024. Includes 408,939 Shares held by Parian Global Special Opportunity Fund I LP (the “Fund”) which is managed by Parian Global Management LP (the “Adviser”). Zach Miller serves as the managing member of the Adviser and 36,942 Shares issuable upon exercise of pre-funded warrants held by Parian Special Opportunity Fund 1. Exclude (i) 72,383 Shares issuable upon exercise of the pre-funded warrants held by Parian Special Opportunity Fund; (ii) 189,356 Shares issuable upon exercise of the warrants held by Parian Special Opportunity Fund; (iii) 16,972 Shares issuable upon exercise of the pre-funded warrants held by Parian Master Fund; and (iv) 44,642 Shares issuable upon exercise of the warrants held by Parian Master Fund, which are not exercisable within 60 days of February 15, 2024 by virtue of the beneficial ownership limitations described below. The number of Shares into which the warrants are convertible is limited to that number of Shares which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 4.99% of the total issued and outstanding Shares of our Common Stock. The number of Shares into which the pre-funded warrants are convertible is limited to that number of Shares which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding Shares of our Common Stock. CCZG LLC is the general partner of Parian Global Management LP, and Mr. Zachary Miller is the managing member of CCZG LLC. CCZG LLC and Zachary Miller disclaims beneficial ownership of the Shares reported herein except to the extent of its or his pecuniary interest therein.

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(9)

Based solely on information contained in a registration statement on Form S-3 filed by Vapotherm with the SEC on March 7, 2023, includes (i) 213,690 Shares held directly by Hudson View Capital LLC and (ii) 101,190 Shares issuable upon exercise of warrants.

Security Ownership by Management

The table below sets forth information known to Vapotherm regarding the beneficial ownership of our Common Stock as of      , 2024, by:

●	each of Vapotherm’s directors;

●	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” in our Annual Report on Form 10-K/A, as filed with the SEC on April 29, 2024; and

●	all of our current directors and executive officers as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth below and subject to community property laws, where applicable. The number of Shares beneficially owned represents the number of Shares the person “beneficially owns,” as determined by SEC rules. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting and settlement of restricted stock units or the exercise of any option, warrant, or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account, or similar arrangement; or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

Class of Securities	Name of Beneficial Owner	Title/Position	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Common Stock	Joseph Army(3)	President and Chief Executive Officer, Director	537,824	8.5%
Common Stock	Anthony Arnerich(4)	Director	264,426	4.2%
Common Stock	Lance Berry	Director	37,259	*
Common Stock	Lori Knowles	Director	8,951	*
Common Stock	James Liken	Chairman of the Board	99,845	1.6%
Common Stock	Mary Beth Moynihan	Director	9,441	*
Common Stock	Donald Spence	Director	10,785	*
Common Stock	Elizabeth Weatherman	Director	157,900	2.5%
Common Stock	John Landry	Senior Vice President, Chief Financial Officer and Treasurer	82,057	1.3%
Common Stock	Brian Lawrence	Senior Vice President and Chief Technology Officer	30,496	*
Common Stock	Gregoire Ramade	Former Senior Vice President and Chief Commercial Officer	0	*
Common Stock	All directors and executive officers as a group (10 persons)		1,238,984	19.1%

*	Indicates beneficial ownership of less than 1% of our total outstanding Common Stock.

(1)

Includes for the persons listed below options and/or warrants to purchase the following numbers of Shares that are exercisable within 60 days of      , 2024 and the following numbers of Shares issuable upon the vesting and settlement of restricted stock unit awards within 60 days of       , 2024:

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Name	Number of Shares Underlying Options	Number of Shares Underlying RSUs	Number of Shares Underlying Warrants
Joseph Army	45,518	0	59,523
Anthony Arnerich	4,057	2,625	0
Lance Berry	2,870	2,625	11,904
Lori Knowles	1,089	2,625	0
James Liken	2,276	2,625	29,761
Mary Beth Moynihan	1,089	2,625	0
Donald Spence	1,089	2,625	0
Elizabeth Weatherman	2,276	2,625	59,523
John Landry	25,939	0	8,927
Brian Lawrence	7,627	0	0
Gregoire Ramade	0	0	0
All directors and executive officers as a group	93,830	18,375	169,638

(2)	Percent of class is based on 6,215,192 Shares of our Common Stock outstanding as of , 2024.

(3)

Based in part on information contained in the Schedule 13D/A filed with the SEC on June 18, 2024 and includes: (a) 392,096 Shares held directly by Mr. Army, 91,241 of which are held by the Joseph Army Revocable Trust; (b) 45,488 Shares issuable upon exercise of stock options within 60 days of       , 2024; (c) a warrant to purchase 59,523 Shares; (d) 40,625 Shares held by the Kimberly D. Army Revocable Trust; (e) 62 Shares held directly by Mr. Army’s spouse; and (f) 30 Shares issuable upon exercise of stock options held by Mr. Army’s spouse. Mr. Army’s spouse is also an employee of Vapotherm.

(4)

Includes: (i) 21,884 Shares held directly by Mr. Arnerich; (ii) 47,921 Shares held by Mr. Arnerich’s trust; (iii) 6,112 Shares held by Mr. Arnerich’s wife’s trust; (iv) 985 Shares held by Arnerich 3x5 Special Opportunity Managers, L.P., of which 3x5 Partners, LLC is the general manager, (v) 98,844 Shares directly held by Vapotherm Investors, LLC; (vi) 49,372 Shares directly held by 3x5 Special Opportunity Fund, L.P.; (vii) 26,250 Shares held by the I Am Learning Foundation, (viii) 1,875 Shares held by the Matthew J. Army Irrevocable Gift Trust; and (ix) 1,875 Shares held by the Mikaela K. Army Irrevocable Gift Trust.

Mr. Arnerich may be deemed to share beneficial ownership in the Shares held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. Mr. Arnerich is a managing member of 3x5 Partners, LLC. 3x5 Partners, LLC is the managing member of Vapotherm Investors, LLC and a member of 3x5 Special Opportunity Partners, LLC, which is the general partner of 3x5 Special Opportunity Fund, L.P., and by virtue of these relationships 3x5 Partners, LLC may be deemed to indirectly beneficially own the Shares directly held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. As a managing member of 3x5 Partners, LLC, Mr. Arnerich shares voting and dispositive power over such Shares. Mr. Arnerich disclaims beneficial ownership of these Shares except to the extent of his pecuniary interest therein.

Mr. Arnerich is the sole trustee of the Matthew J. Army Irrevocable Gift Trust and the Mikaela K. Army Irrevocable Gift Trust and has sole voting and dispositive power over the Shares held by the Matthew J. Army Irrevocable Gift Trust and the Mikaela K. Army Irrevocable Gift Trust. Mr. Arnerich has sole voting and dispositive power over the Shares held by the I Am Learnings Foundation, a tax exempt 501(c)(3) organization.

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IMPORTANT INFORMATION REGARDING THE SLR FILING PERSONS

This section sets forth certain information about the SLR Filing Persons. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SLR Investment Corp. is a Maryland corporation. Each of SCP Private Credit Income Fund SPV, LLC, SCP Private Credit Income BDC LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund SPV LLC, SLR CP SF Debt Fund SPV, LLC, SLR HC Fund SPV, LLC, SLR HC BDC LLC, SLR HC BDC SPV, LLC and SLR Capital Advisors is a Delaware limited liability company. Each of SCP Private Credit Income Fund LP, SCP Private Corporate Lending Fund L.P., SCP SF Debt Fund L.P. and SLR HC Onshore Fund L.P. is a Delaware limited partnership. SCP Cayman Debt Master Fund SPV LLC is a Cayman Islands limited liability company. SCP Cayman Debt Master Fund L.P. is a Cayman Islands limited partnership. Michael S. Gross and Bruce Spohler are individuals.

The principal business of SLR Investment Corp., SCP Private Credit Income Fund LP, SCP Private Credit Income Fund SPV LLC, SCP Private Credit Income BDC LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund LP, SCP Private Corporate Lending Fund SPV LLC, SCP Cayman Debt Master Fund L.P., SCP Cayman Debt Master Fund SPV LLC, SCP SF Debt Fund LP, SLR CP SF Debt Fund SPV LLC, SLR HC Onshore Fund LP, SLR HC Fund SPV LLC, SLR HC BDC LLC and SLR HC BDC SPV LLC is making debt and equity investments. The principal business of SLR Capital Partners, LLC is to serve as investment adviser to private funds, BDCs and managed accounts.

Michael S. Gross is the Chairman of the Board of Directors, Co-Chief Executive Officer and President of SLR Investment Corp.

Bruce Spohler is the Co-Chief Executive Officer, Chief Operating Officer and Director of SLR Investment Corp.

The business address and telephone number of each of the SLR Filing Persons is c/o SLR Capital Partners, LLC, 500 Park Avenue, 3rd Floor, New York, NY 10022, and (212) 993-1670.

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SLR Investment Corp.

The following table sets forth the name, citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of SLR Investment Corp. as of the date of this proxy statement.

Name	Citizenship	Position with SLR Investment Corp.	Current Principal Occupation or Employment and Five-Year Employment History
Michael S. Gross	United States	Chairman of the Board of Directors, Co-Chief Executive Officer and President of SLR Investment Corp.

Co-Chief Executive Officer of SLR Investment Corp. and SCP Private Credit Income BDC LLC since June 2019, of SLR HC BDC LLC since September 2020 and of SLR Private Credit BDC II LLC since April 2022, and President of SLR Investment Corp. since 2007, of SCP Private Credit Income BDC LLC since 2018, of SLR HC BDC LLC since 2020 and of SLR Private Credit BDC II LLC since 2022; Sole Chief Executive Officer of SLR Investment Corp. (February 2007-June 2019), and of SCP Private Credit Income BDC LLC (June 2018-June 2019). Previously, Co-Chief Executive Officer and President of SLR Senior Investment Corp.

Bruce Spohler	United States	Co-Chief Executive Officer, Chief Operating Officer and Director of SLR Investment Corp.

Co-Chief Executive Officer of SLR Investment Corp. and SCP Private Credit Income BDC LLC since June 2019, of SLR HC BDC LLC since September 2020 and of SLR Private Credit BDC II LLC since April 2022; Chief Operating Officer of SLR Investment Corp. since February 2007, of SCP Private Credit Income BDC LLC since June 2018, of SLR HC BDC LLC since September 2020 and of SLR Private Credit BDC II LLC since April 2022.

Steven Hochberg	United States	Director of SLR Investment Corp.	Operating Partner of Deerfield Management, a healthcare investment firm, since 2022.
Leonard A. Potter	United States	Director of SLR Investment Corp.	President and Chief Investment Officer of Wildcat Capital Management, LLC since 2011; Senior Managing Director of Vida Ventures I and II, each a biotech venture fund, since 2017.
David S. Wachter	United States	Director of SLR Investment Corp.	Founding Partner and Managing Partner of W Capital Partners, a private equity fund manager, since 2001.
Andrea C. Roberts	United States	Director of SLR Investment Corp.

Co-Founder and Managing Director of Genesis Capital Corporation, an investment banking firm, since 1994; President and sole owner of Orbis Associates, Inc., a consulting firm providing consulting services to Genesis Capital Corporation on an exclusive basis, since 1994.

Shiraz Y. Kajee	United States	Chief Financial Officer and Treasurer of SLR Investment Corp.

Chief Financial Officer and Treasurer of SLR Investment Corp., SCP Private Credit Income BDC LLC, SLR HC BDC LLC and SLR Private Credit BDC II LLC since April 2023. From December 2015 through March 2023, Mr. Kajee served as a Managing Director at New Mountain Capital, L.L.C., which included serving as Chief Financial Officer and Treasurer of New Mountain Finance Corporation since 2015, of NMF SLF I, Inc. since 2019, of New Mountain Guardian III BDC, L.L.C. since 2019 and of New Mountain Guardian IV BDC, L.L.C. since 2022.

Guy Talarico	United States	Chief Compliance Officer and Secretary of SLR Investment Corp.

Chief Compliance Officer of SLR Investment Corp. since July 2008, chief compliance officer of SCP Private Credit Income BDC LLC since June 2018, chief compliance officer of SLR HC BDC LLC since September 2020, and chief compliance officer of SLR Private Credit BDC II LLC since April 2022. Secretary of the Company, SCP Private Credit Income BDC LLC, SLR HC BDC LLC and SLR Private Credit BDC II LLC since November 2023; Mr. Talarico currently serves as General Counsel and Chief Compliance Officer for SLR Capital Partners, LLC since May 2023. In addition, Mr. Talarico previously served as the chief compliance officer of SLR Senior Investment Corp. from December 2010 until April 2022.

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SCP Private Credit Income Fund SPV, LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund SPV LLC, SCP Cayman Debt Master Fund SPV LLC, SLR CP SF Debt Fund SPV, LLC, SLR HC Fund SPV, LLC and SLR HC BDC SPV, LLC

The sole member of SCP Private Credit Income Fund SPV, LLC is SCP Private Credit Income Fund LP.

The sole member of SCP Private Credit Income BDC SPV LLC is SCP Private Credit Income BDC LLC.

The sole member of SCP Private Corporate Lending Fund SPV LLC is SCP Private Corporate Lending Fund L.P.

The sole member of SCP Cayman Debt Master Fund SPV LLC is SCP Cayman Debt Master Fund L.P.

The sole member of SLR CP SF Debt Fund SPV, LLC is SCP SF Debt Fund L.P.

The sole member of SLR HC Fund SPV, LLC is SLR HC Onshore Fund L.P.

The sole member of SLR HC BDC SPV, LLC is SLR HC BDC LLC.

The directors of SCP Private Credit Income Fund SPV, LLC, SCP Private Credit Income BDC SPV LLC, SCP Private Corporate Lending Fund SPV LLC, SLR CP SF Debt Fund SPV, LLC, SLR HC Fund SPV, LLC and of SLR HC BDC SPV, LLC are Michael S. Gross, Bruce Spohler and Donald Puglisi. SCP Cayman Debt Master Fund SPV LLC is member-managed without appointed directors. Michael S. Gross and Bruce Spohler serve as Co-Presidents, and Shiraz Kajee serves as Chief Financial Officer and Secretary for these entities. The citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each of Messrs. Gross, Spohler and Kajee is set forth above.

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The citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for Mr. Puglisi is set forth below.

Name	Citizenship	Position with SLR Investment Corp.	Current Principal Occupation or Employment and Five-Year Employment History
Donald Puglisi	United States	Independent Director	Don Puglisi is the MBNA America Professor of Business Emeritus at the University of Delaware and Managing Director and Founder of Puglisi & Associates.

SCP Private Credit Income Fund LP, SCP Private Credit Income BDC LLC, SCP Private Corporate Lending Fund L.P., SCP Cayman Debt Master Fund L.P., SCP SF Debt Fund L.P., SLR HC Onshore Fund L.P. and SLR HC BDC LLC

The directors of SCP Private Credit Income BDC LLC and SLR HC BDC LLC are Michael S. Gross, Bruce Spohler, Steven Hochberg, Leonard Potter and David Wachter. Michael S. Gross serves as Co-Chief Executive Officer and President, Bruce Spohler serves as Co-Chief Executive Officer and Chief Operating Officer, Shiraz Kajee serves as Chief Financial Officer and Guy Talarico serves as Chief Compliance Officer for these entities. The citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each of these individuals is set forth above.

SCP Private Credit Income Fund LP, SCP Private Corporate Lending Fund L.P., SCP Cayman Debt Master Fund L.P., SCP SF Debt Fund L.P. and SLR HC Onshore Fund L.P. do not have appointed officers and directors. These entities are managed by their general partner, SLR Capital Partners, LLC.

The investment manager of each of SCP Private Credit Income Fund LP, SCP Private Credit Income BDC LLC, SCP Private Corporate Lending Fund L.P., SCP Cayman Debt Master Fund L.P., SCP SF Debt Fund L.P., SLR HC Onshore Fund L.P. and SLR HC BDC LLC is SLR Capital Partners, LLC.

SLR Capital Partners, LLC, Michael S. Gross and Bruce Spohler

The managing members of SLR Capital Partners, LLC are Michael S. Gross and Bruce Spohler. Shiraz Kajee serves as the Chief Financial Officer and Guy Talarico serves as the Chief Compliance Officer and Secretary of SLR Capital Partners, LLC. The citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years for each of these individuals is set forth above.

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FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

2024 Annual Meeting of Stockholders

We intend to hold an annual meeting of our stockholders in 2024 only if the Merger is not completed. If we hold a 2024 annual meeting of stockholders, we plan to file a Current Report on Form 8-K announcing the date of the 2024 annual meeting of stockholders.

Proposals Pursuant to Rule 14a-8

To be considered for inclusion in the proxy statement for our 2024 annual meeting of stockholders, stockholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by Vapotherm’s Senior Vice President, General Counsel and Secretary, at Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833 a reasonable time before we begin to print and send our proxy materials. This timing is because the date of our 2024 annual meeting of stockholders will have been changed by more than 30 days from the date of our 2023 annual meeting of stockholders. If we hold a 2024 annual meeting of stockholders, we plan to file a Current Report on Form 8-K announcing the date of the 2024 annual meeting of stockholders and the date by when stockholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received. While the Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Vapotherm’s Bylaws

Our Bylaws provide that for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to Vapotherm’s Senior Vice President, General Counsel and Secretary, at Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833. If we hold a 2024 annual meeting of stockholders, the date of the 2024 annual meeting of stockholders will have been changed by more than 30 days from the date of the 2023 annual meeting of stockholders; therefore, to be timely for the 2024 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by us not later than the close of business on the 10th day following the day on which we provides notice or public disclosure of the date of the 2024 annual meeting of stockholders. If we hold a 2024 annual meeting of stockholders, we plan to file a Current Report on Form 8-K announcing the date of the 2024 annual meeting of stockholders. The stockholder’s notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2024 annual meeting of stockholders. In addition, if applicable, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees at the 2024 annual meeting of stockholders must also comply with the additional requirements under Rule 14a-19 promulgated under the Exchange Act, as required by and in addition to our Bylaws, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of our Shares entitled to vote on the election of directors in support of director nominees other than the Board’s nominees, as required by Rule 14a-19(b).

We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may find Vapotherm’s most recent Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q attached to this proxy statement as Annex H and Annex I, respectively. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations section of our website at www.Vapotherm.com. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

(603) 658-0011

Email: ir@vtherm.com

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833, Telephone (603) 658-0011 or from the SEC through the SEC website at the address provided above.

Because the Merger is a “going private” transaction, Vapotherm and the SLR Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact Vapotherm’s proxy solicitor:

Morrow Sodali LLC

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders Call Toll-Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

E-mail: VAPO@info.morrowsodali.com

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MISCELLANEOUS

You should rely only on the information contained in this proxy statement and the annexes to this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                                   , 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to our stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

________________

Your vote is important. Please promptly vote your Shares by completing, signing, dating, and returning your proxy card or by internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

James Liken
Chairman of the Board

Exeter, New Hampshire

                                                 , 2024

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Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VERONICA HOLDINGS, LLC

VERONICA INTERMEDIATE HOLDINGS, LLC

VERONICA MERGER SUB, INC.

and

VAPOTHERM, INC.

Dated as of June 17, 2024

A-i

A-ii

A-iii

Exhibits

Exhibit A         SLR Warrant Amendment Agreement

Exhibit B         SLR Rollover Agreement

Exhibit C         Stockholder Rollover Agreement

Exhibit D         Form of Certificate of Incorporation of the Surviving Corporation

Exhibit E         Form of Bylaws of the Surviving Corporation

Exhibit F         SLR Financing Agreements

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2024 (this “Agreement”), among Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Topco (“Parent”), Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Vapotherm, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee of the Company Board consisting of independent and disinterested directors (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement, the Merger and the other Contemplated Transactions and, if the Special Committee deems appropriate, recommend that the Company Board approve this Agreement, the other Transactions Documents and the SLR Financing Agreements, in each case, to which the Company is a party and the execution and delivery hereof and thereof by the Company;

WHEREAS, the Special Committee has (i) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company, (ii) recommended that the Company Board (A) approve and declare advisable that the Company enter into this Agreement, the other Transactions Documents and the SLR Financing Agreements to which the Company is a party and perform its covenants and other obligations herein and therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and therein and (B) direct that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iii) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Company Board (acting upon the recommendation of the Special Committee) has (i) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its Affiliates and any Rollover Holders), (ii) approved and declared advisable that the Company enter into this Agreement, the other Transaction Documents and the SLR Financing Agreements to which the Company is a party and perform its covenants and other obligations herein and therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and therein, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iv) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement (the “Company Board Recommendation”);

WHEREAS, the sole member of Parent and board of directors of Merger Sub each have, on the terms and subject to the conditions set forth herein, approved this Agreement and the Contemplated Transactions, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Perceptive Advisors, LLC (“Parent Sponsor”) have each duly executed an equity commitment letter, dated as of the date hereof (together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letter”), pursuant to which among other things, upon the terms and subject to the conditions set forth therein, Parent Sponsor has agreed to, directly or indirectly, provide the Equity Financing (as defined below) to Parent or fund monetary damages up to the amount of the Damages Commitment, in the case of the Equity Financing, first by contributing, substantially simultaneously with the SLR Rollover Contribution (as defined below), each Stockholder Rollover Contribution (as defined below), each Additional Rollover Contribution (as defined below), if any, and each Additional Subscription (as defined below), if any, the Closing Payment Commitment to Topco in exchange for Topco Series A Preferred Units of Topco (“Topco Series A Preferred Units”) pursuant to that certain Contribution Agreement, to be entered into as of the Closing Date, as among Parent Sponsor, Topco, Parent and the Company, in a form to be mutually acceptable to Parent, SLR and the Company (the “Parent Sponsor Contribution Agreement,” and such contribution, the “Parent Sponsor Contribution”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Topco’s and Parent’s willingness to enter into this Agreement, SLR and the Company are entering into an Omnibus Warrant Amendment Agreement, dated as of the date hereof, which is attached hereto as Exhibit A (as may be amended in accordance with its terms, the “SLR Warrant Amendment Agreement”), pursuant to which, among other things, each SLR Warrant (as defined below) will be amended to permit such SLR Warrant to be contributed by SLR to Topco in connection with the Contemplated Transactions and as contemplated by the SLR Rollover Agreement, in each case, immediately prior to the Effective Time;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to and condition of the Company’s, Topco’s and Parent’s willingness to enter into this Agreement, SLR is entering into a Rollover Agreement, dated as of the date hereof, which is attached hereto as Exhibit B (the “SLR Rollover Agreement”), pursuant to which, among other things, SLR agrees that, substantially simultaneously with the Parent Sponsor Contribution, each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, the SLR Warrants and certain of SLR’s loans and accrued but unpaid interest and fees under the Credit Agreement (the “Contributed SLR Loan Receivables”) shall be contributed to Topco in exchange for Topco Series A Preferred Units and Common Units of Topco (“Topco Common Units”) (such contribution, the “SLR Rollover Contribution”), and such Contributed SLR Loan Receivables and SLR Warrants shall thereafter be contributed from Topco to Parent;

WHEREAS, concurrently with the execution of this Agreement and as an inducement to and condition of the Company’s, Topco’s and Parent’s willingness to enter into this Agreement, each Rollover Holder is entering into a Rollover Agreement, dated as of the date hereof, which are attached hereto as Exhibit C (each, a “Stockholder Rollover Agreement” and, collectively, the “Stockholder Rollover Agreements”), pursuant to which, among other things, each Rollover Holder agrees that all or some of its shares of Company Common Stock shall be contributed, substantially simultaneously with the Parent Sponsor Contribution, the SLR Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, to Topco in exchange for Topco Common Units immediately prior to the Effective Time (each such contribution, a “Stockholder Rollover Contribution”), and such Company Common Stock shall thereafter be contributed from Topco to Parent;

WHEREAS, for U.S. federal, and applicable state and local, income tax purposes, (i) the Parent Sponsor Contribution, the SLR Rollover Contribution (other than with respect to certain accrued but unpaid interest and fees under the Credit Agreement), each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, taken together, are intended to constitute an integrated transaction under Section 351 of the Code (the “Intended Contribution Tax Treatment”), and (ii) for purposes of determining the fair market value of the Contributed SLR Loan Receivables (or any applicable portion thereof), the fair market value of the Contributed SLR Loan Receivables and the SLR Warrants are intended to be equal to the fair market value of the Topco Series A Preferred Units and the Topco Common Units received by SLR in connection with the SLR Rollover Contribution pursuant to the SLR Rollover Agreement (the “Intended SLR Loan Tax Treatment” and collectively with the Intended Contribution Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain holders of shares of Company Common Stock are entering into a voting and support agreement (each, a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which and subject to the terms and conditions set forth therein, each such holder shall agree to, among other things, vote in favor of the Merger; and

WHEREAS, Parent, as sole stockholder of Merger Sub, will adopt this Agreement immediately following its execution and delivery.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (including Section 251 of the DGCL), at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all obligations, debts, liabilities and duties of the Company and Merger Sub will be the obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.2.    Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL, (i) the closing of the Merger and (ii) the deposit of cash by Parent with the Paying Agent and the payment of cash by Parent to the Company, in each case, pursuant to Section 2.8 (collectively, the “Closing”) will take place on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is mutually agreeable to the Company and Parent and required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is agreed to by Merger Sub and the Company in writing and specified in the Certificate of Merger, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the Effective Time.

Section 1.3.    Effects of the Merger. The Merger will have the effects set forth herein, in the Certificate of Merger and in the DGCL.

Section 1.4.    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety as set forth on Exhibit D attached hereto and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to Section 5.7.

(b)    At the Effective Time, by virtue of the Merger, the bylaws of the Company as in effect immediately prior to the Effective Time will be amended and restated to read in their entirety as set forth on Exhibit E attached hereto and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and the terms of the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5.    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified.

Section 1.6.    Company Share Consideration Adjustment. The Company Share Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or division, subdivision, combination, exchange or readjustment of shares, any stock dividend or stock distribution occurring (or for which a record date is established) or any other similar transaction between the date of this Agreement and the Effective Time so as to provide any holder of Shares that receives Company Share Consideration with the same economic effect as contemplated by this Agreement, it being understood that nothing in this Section 1.6 shall be construed to permit the Company or any other Person to take any action that is prohibited by the terms of this Agreement.

Section 1.7.    Post-Closing Contribution to the Surviving Corporation. Upon the terms and subject to the conditions of this Agreement, immediately following the Effective Time, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, to the Surviving Corporation, an amount equal to (a) all of the cash held by Parent following the Effective Time, including the balance of the Closing Payment Commitment made by Parent Sponsor to Parent (indirectly through Topco) pursuant to the Equity Commitment Letter and the Parent Sponsor Contribution Agreement and any other contributions made, directly or indirectly, to the capital of Parent (which, for the avoidance of doubt, will be net of the Total Merger Consideration paid by Parent at or prior to the Effective Time to the Paying Agent and the Company (with respect to the Equity Award Consideration), as contemplated by this Agreement in connection with, and for the purpose of consummating, the Contemplated Transactions), less (b) without duplication of any amounts netted pursuant to the parenthetical in the immediately preceding clause (a), an amount equal to the documented, out-of-pocket expenses, up to the Parent Reimbursement Cap, applicable to fees and expenses of Parent Sponsor, Topco, Parent, Merger Sub and their respective Affiliates incurred in connection with the Contemplated Transactions for which reasonable documentation evidencing the incurrence of such fees and expenses has been provided by Parent to the Company at least two (2) Business Days prior to the Effective Time, which shall be retained by Parent Sponsor, Topco or Parent and their respective Affiliates in satisfaction of such obligation of the Surviving Corporation pursuant to the Equity Commitment Letter. Any retained portion of the expenses withheld pursuant to the immediately preceding clause (b) (subject to the Parent Reimbursement Cap) shall be deemed to have been contributed from Parent Sponsor to Topco in exchange for Topco Series A Preferred Units issued by Topco to Parent Sponsor, and thereafter contributed from Topco to Parent as a contribution to Parent’s capital.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND ITS SUBSIDIARIES

Section 2.1.    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(a)    each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”, and each such share of Company Common Stock, a “Share” and, collectively, the “Shares”), immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $2.18, without interest (the “Per Share Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of thereof will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration payable with respect to such Shares in accordance with Section 2.8;

(b)    (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto, (ii) each Share owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares contributed to Topco pursuant to the Stockholder Rollover Agreements and the Additional Rollover Agreements (if any)), will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto, subject to any applicable withholding Tax pursuant to Section 2.10, and (iii) each Rollover Share will remain outstanding and represent one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and no payment or distribution will be made with respect thereto pursuant to Section 2.1(a);

(c)    each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation; and

(d)    each Dissenting Share will be cancelled and retired without any conversion thereof and will cease to exist, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 2.7.

Section 2.2.    Treatment of Equity Awards and ESPP.

(a)    Company RSU Awards.

(i)    Except as otherwise agreed to in writing between Parent, the Company and a holder of a Company RSU Award (including as contemplated by Section 2.2(a)(ii)), at the Effective Time, each outstanding Company RSU Award, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash (without interest and subject to applicable Tax withholdings) equal to (A) the total number of shares of Company Common Stock subject to the portion of each Company RSU Award that is vested immediately prior to the Effective Time in accordance with its terms (including any portion of such Company RSU Award that becomes vested as a result of the Contemplated Transactions), multiplied by (B) the Per Share Merger Consideration (the “Company RSU Consideration”), which Company RSU Consideration will be payable net of applicable Taxes required to be withheld with respect to such payment.

(ii)    The Company acknowledges that, subject to Parent’s and Topco’s compliance with Section 5.24, Parent and Topco may seek, prior to the Closing, to agree with a holder of a Company RSU Award that, effective as of immediately following the Effective Time, such holder shall use all of such holder’s Company RSU Consideration payable pursuant to Section 2.2(a)(i), at the election of the holder of such Company RSU Award, net of any applicable withholding Taxes (with respect to each such holder, the “Rollover Company RSU Consideration”), to subscribe for a number of Topco Common Units equal to (1) such holder’s Rollover Company RSU Consideration, divided by (2) the Per Share Merger Consideration; provided that, solely for purposes of administrative convenience, such Topco Common Units shall be provided to such holder in lieu of the Rollover Company RSU Consideration in full satisfaction of all rights to receive such Rollover Company RSU Consideration, and such holder shall be deemed to have received the Rollover Company RSU Consideration (including, for the avoidance of doubt, any amounts subject to applicable Tax withholdings if such holder does not otherwise elect to satisfy all applicable Tax withholding obligations arising from the vesting of the Company RSU Award at the Effective Time through a payment to the Company in cash on or prior to the Closing) and thereafter immediately contributed the Rollover Company RSU Consideration to Topco in exchange for such Topco Common Units. In lieu of the foregoing, Parent and Topco and the holder of a Company RSU Award may agree that such holder’s Company RSU Award may be settled in exchange for shares of Company Common Stock subject to such Company RSU Award prior to the Closing, with the holder of such Company RSU Award satisfying all applicable withholding obligations arising from the vesting of the Company RSU Award at the Effective Time through a payment to the Company in cash on or prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Additional Rollover Agreement among Parent, Topco and such holder. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) Business Days prior to the Closing, the individuals with whom it intends to seek agreement with respect to a Rollover Company RSU Consideration, the Company shall use commercially reasonable efforts from and after such identification to permit Topco and Parent to contact such persons directly and reasonably facilitate discussions between such persons and Parent and Topco with respect to the subscription for Topco Common Units, as provided in this Section 2.2(a)(ii) (the “Company RSU Rollover Agreements”).

(b)    Company PSU Awards.

(i)    Except as otherwise agreed to in writing between Parent, the Company and a holder of a Company PSU Award (including as contemplated by Section 2.2(b)(ii)), at the Effective Time, each outstanding Company PSU Award will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash (without interest and subject to applicable Tax withholdings) equal to (A) the total number of shares of Company Common Stock subject to such Company PSU Award to the extent vested immediately prior to the Effective Time in accordance with its terms (with the vesting level determined assuming target performance is achieved (or such higher level if required under the terms of such Company PSU Award)), multiplied by (B) the Per Share Merger Consideration (the “Company PSU Consideration”), which Company PSU Consideration will be payable net of applicable Taxes required to be withheld with respect to such payment.

(ii)    The Company acknowledges that, subject to Parent’s and Topco’s compliance with Section 5.24, Parent and Topco may seek, prior to the Closing, to agree with a holder of a Company PSU Award that, immediately following the Effective Time, such holder shall use all of such holder’s Company PSU Consideration payable pursuant to Section 2.2(b)(i), at the election of the holder of such Company PSU Award, net of any applicable withholding Taxes (with respect to each such holder, the “Rollover Company PSU Consideration”), to subscribe for a number of Topco Common Units equal to (1) such holder’s Rollover Company PSU Consideration, divided by (2) the Per Share Merger Consideration; provided that, solely for purposes of administrative convenience, such Topco Common Units shall be provided to such holder in lieu of the Rollover Company PSU Consideration in full satisfaction of all rights to receive such Rollover Company PSU Consideration, and such holder shall be deemed to have received the Rollover Company PSU Consideration (including, for the avoidance of doubt, any amounts subject to applicable Tax withholdings if such holder does not otherwise elect to satisfy all applicable Tax withholding obligations arising from the vesting of the Company PSU Award at the Effective Time through a payment to the Company in cash on or prior to the Closing) and thereafter immediately contributed the Rollover Company PSU Consideration to Topco in exchange for such Topco Common Units. In lieu of the foregoing, Parent and Topco and the holder of a Company PSU Award may agree that such holder’s Company PSU Award may be settled in exchange for shares of Company Common Stock subject to such Company PSU Award prior to the Closing, with the holder of such Company PSU Award satisfying all applicable withholding obligations arising from the vesting of the Company PSU Award (assuming target performance is achieved (or such higher level if required under the terms of such Company PSU Award)) at the Effective Time through a payment to the Company in cash on or prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Additional Rollover Agreement among Parent, Topco and such holder. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) Business Days prior to the Closing, the individuals with whom it intends to seek agreement with respect to a Rollover Company PSU Consideration, the Company shall use commercially reasonable efforts from and after such identification to permit Topco and Parent to contact such persons directly, and reasonably facilitate discussions between such persons and Parent and Topco with respect to the subscription for Topco Common Units as provided in this Section 2.2(b)(ii) (the “Company PSU Rollover Agreements”).

(c)    Company Stock Options.

(i)    Except as otherwise agreed to in writing between Parent, the Company and the applicable holder of a Company Stock Option (including as contemplated by Section 2.2(c)(ii)), at the Effective Time, each outstanding Company Stock Option (other than a Company Out-of-the-Money Option), whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash (without interest and subject to applicable Tax withholding) equal to (i) the total number of shares of Company Common Stock subject to such Company Stock Option to the extent vested immediately prior to the Effective Time in accordance with its terms (including any portion of such Company Stock Option that becomes vested as a result of the Contemplated Transactions), multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Stock Option (the “Company Stock Option Consideration”), which Company Stock Option Consideration will be payable net of applicable Taxes required to be withheld with respect to such payment. Notwithstanding anything herein to the contrary, each Company Out-of-the-Money Option, whether vested or unvested, will be cancelled at the Effective Time for no consideration.

(ii)    The Company acknowledges that, subject to Parent’s and Topco’s compliance with Section 5.24, Parent and Topco may seek, prior to the Closing, to agree with a holder of a Company Stock Option that, immediately following the Effective Time, such holder shall use all of such holder’s Company Stock Option Consideration payable pursuant to Section 2.2(c)(ii), at the election of the holder of such Company Stock Option, net of applicable withholding Taxes (with respect to each such holder, the “Rollover Company Stock Option Consideration”) to subscribe for a number of Topco Common Units equal to (1) such holder's Rollover Company Stock Option Consideration, divided by (2) the Per Share Merger Consideration; provided that, solely for purposes of administrative convenience, such Topco Common Units shall be provided to such holder in lieu of the Rollover Company Stock Option Consideration in full satisfaction of all rights to receive such Rollover Company Stock Option Consideration, and such holder shall be deemed to have received the Rollover Company Stock Option Consideration (including, for the avoidance of doubt, any amounts subject to applicable Tax withholdings if such holder does not otherwise elect to satisfy all applicable withholding obligations arising from the exercise of the Company Stock Option at the Effective Time through a payment to the Company in cash on or prior to the Closing) and thereafter immediately contributed the Rollover Company Stock Option Consideration to Topco in exchange for such Topco Common Units. In lieu of the foregoing, Parent and Topco and the holder of a Company Stock Option may agree that such holder shall exercise such Company Stock Option in exchange for shares of Company Common Stock subject to such Company Stock Option prior to the Closing, with the holder of such Company Stock Option satisfying all applicable withholding obligations arising from the exercise of the Company Stock Option at the Effective Time through a payment to the Company in cash on or prior to the Closing, and such shares of Company Common Stock shall be treated as Rollover Shares subject to the Additional Rollover Agreement among Parent, Topco and such holder. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) Business Days prior to the Closing, the individuals with whom it intends to seek agreement with respect to Rollover Company Stock Option Consideration, the Company shall use commercially reasonable efforts from and after such identification to permit Topco and Parent to contact such persons directly, and facilitate discussions, between such persons and Parent and Topco with respect to such options to purchase Topco Common Units as provided in this Section 2.2(c)(ii) (the “Company Stock Option Rollover Agreements”).

(d)    Payment Procedures. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date that is at least five (5) Business Days following the Closing Date, the Surviving Corporation, through its (or one of its Subsidiary’s) payroll system or payroll provider (or, in the case of any Company Equity Award that is held by a non-employee director or other non-employee Company service provider that received such Company Equity Award in such capacity, through the Company’s standard accounts payable procedures), shall pay to the applicable former holders of Company RSU Awards, Company PSU Awards and Company Stock Options (other than with respect to the Rollover Company RSU Consideration, the Rollover Company PSU Consideration and the Rollover Company Stock Option Consideration) an amount equal to the Company RSU Consideration, Company PSU Consideration and Company Stock Option Consideration, respectively, required to be paid to such former holders pursuant to this Section 2.2 (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10, except as provided herein). The cash amount of the Company RSU Consideration, Company PSU Consideration and Company Stock Option Consideration are collectively referred to herein as the “Equity Award Consideration”. For the avoidance of doubt, solely for purposes of administrative convenience, no payment of cash will be made pursuant to this Section 2.2(d) with respect to the Rollover Company RSU Consideration, the Rollover Company PSU Consideration or the Rollover Company Stock Option Consideration, and such amounts are not included in the Equity Award Consideration.

(e)    Necessary Further Actions. The Company Board (or, if appropriate, any committee thereof) will take all action reasonably necessary or required to effect the treatment of Company Equity Awards under this Section 2.2 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Plans and awards thereunder will terminate as of the Effective Time (but subject to the consummation of the Merger). At least five (5) Business Days prior to the Closing Date, Parent and its counsel shall have the right to review and comment on all resolutions to be adopted by the Company Board (or a duly authorized committee thereof) pursuant to this Section 2.2, and the Company shall reflect all reasonable and timely provided comments of Parent made in good faith thereon.

(f)    Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company and the Company Board (or, if appropriate, any committee thereof) will take all actions that the Company and the Company Board (or, if appropriate, any committee thereof) determine to be reasonably necessary (including the adoption of resolutions) to (i) cause the offering period under the Company ESPP that is ongoing as of the date of this Agreement to be the final offering period under the Company ESPP and the options under the Company ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five (5) Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of Company Common Stock pursuant to the Company ESPP promptly returned to the participant), (ii) prohibit any individual who is not participating in the Company ESPP as of the date of this Agreement from commencing participation in the Company ESPP following the date of this Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those payroll deductions in effect as of the date of this Agreement and (iv) terminate the Company ESPP effective as of, and subject to, the Effective Time. At least five (5) Business Days prior to the Closing Date, Parent and its counsel shall have the right to review and comment on all resolutions to be adopted by the Company Board (or a duly authorized committee thereof) pursuant to this Section 2.2(f), and the Company shall reflect all reasonable and timely provided comments of Parent made in good faith thereon.

Section 2.3.    SLR Warrants and Contributed SLR Loan Receivables. Immediately prior to the Effective Time and pursuant to the terms and subject to the conditions of the SLR Rollover Agreement, the SLR Warrants and the Contributed SLR Loan Receivables shall be contributed to Topco in exchange for Topco Series A Preferred Units and Topco Common Units, and subsequent to the consummation of the Merger and certain other transactions, the SLR Warrants and Contributed SLR Loan Receivables shall thereafter be contributed by Topco to Parent, and immediately upon receipt by Parent thereof, the SLR Warrants and Contributed SLR Loan Receivables shall thereafter be contributed by Parent to the Surviving Corporation. Each such SLR Warrant and the Contributed SLR Loan Receivables, as a result of the consummation of the transactions contemplated by the SLR Rollover Agreement, will be cancelled and retired, and in the case of SLR Warrants without any conversion thereof, and will cease to exist, and no payment or distribution will be made with respect thereto.

Section 2.4.    Comerica Warrants. None of Topco, Parent nor the Surviving Corporation shall assume the Comerica Warrants. Each of the Comerica Warrants that is outstanding and not exercised as of immediately prior to the Effective Time shall be terminated without payment or consideration in accordance with the terms thereof immediately prior to the Effective Time and all such Comerica Warrants shall no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto. Prior to the Effective Time and without limitation to the other provisions of this Section 2.4, the Company shall take all such actions as may be required or contemplated by the terms of the Comerica Warrants, including the giving of any written notices in connection with the Contemplated Transactions. The Company shall provide Parent with a reasonable opportunity to review and comment on any such written notice prior to the dispatch thereof, and the Company shall consider in good faith such comments.

Section 2.5.    2023 Pre-Funded Warrants. Each of the 2023 Pre-Funded Warrants that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall be treated in accordance with the terms thereof in connection with the Contemplated Transactions and from and after the Effective Time, shall be exercisable in exchange (by payment of the applicable exercise price or on a net exercise basis) for an amount of cash equal to (a) the number of shares of Company Common Stock that such 2023 Pre-Funded Warrant would have entitled the holder thereof to purchase immediately prior to the Effective Time (subject to payment of the applicable exercise price or on a net exercise basis), multiplied by (b) the Per Share Merger Consideration, without interest (the “2023 Pre-Funded Warrant Consideration”) (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10), in accordance with the terms thereof. To the extent that any of the 2023 Pre-Funded Warrants are exercised prior to the Effective Time, such 2023 Pre-Funded Warrants will be treated in accordance with the terms thereof.

Section 2.6.    2023 Warrants. Each of the 2023 Warrants that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall be treated in accordance with the terms thereof in connection with the Contemplated Transactions. Prior to the Effective Time and without limitation to the other provisions of this Section 2.6, the Company shall take all such actions as may be required or contemplated by the terms of the 2023 Warrants, including the giving of any written notices in connection with the Contemplated Transactions. The Company shall provide Parent with a reasonable opportunity to review and comment on any such written notice prior to the dispatch thereof, and the Company shall consider in good faith such comments.

Section 2.7.    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), any Shares outstanding immediately prior to the Effective Time and held by a holder or “beneficial owner” (as defined, for purposes of this Section 2.7, in Section 262(a) of the DGCL) who is entitled to demand and properly exercises and perfects its respective demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration thereof unless such holder or beneficial owner fails to perfect or effectively withdraws or otherwise forfeits or loses his, her or its right to an appraisal of such Shares. From and after the Effective Time, a holder or beneficial owner of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such holder’s or owner’s Dissenting Shares, except those rights as are provided under Section 262 of the DGCL, and such Dissenting Shares will be cancelled and cease to exist. A holder or beneficial owner of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder or beneficial owner effectively withdraws or forfeits or loses his, her or its right to an appraisal of such Shares in accordance with Section 262 of the DGCL, in which case such Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest thereon, pursuant to Section 2.1(a).

(b)    The Company shall provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by the Company from holders or beneficial owners of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not, and shall not agree to, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands for appraisal or agree or consent to the entry of any order, stipulation, decree or judgment with respect to any such demands for appraisal.

(c)    If any holder or beneficial owner of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s or beneficial owner’s right to obtain payment of the fair value of such holder’s Shares under the DGCL, then, as of the occurrence of such effective withdrawal or loss, such holder’s or beneficial owner’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if such holder’s or beneficial owner’s Shares, as of the Effective Time, had been converted into the right to receive the Per Share Merger Consideration, without interest thereon, as set forth in Section 2.1(a) (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10).

Section 2.8.    Paying Agent Matters; Exchange Payment; Surrender of Shares.

(a)    At or prior to the Effective Time, (i) Parent shall deposit or cause to be deposited with a bank or trust company mutually acceptable to the Company and Parent (the “Paying Agent”), cash in an amount sufficient to pay, without duplication, the Company Share Consideration pursuant to Section 2.1(a) and the 2023 Pre-Funded Warrant Consideration, if any, pursuant to Section 2.5, and (ii) Parent shall pay or cause to be paid to the Company, cash in an amount sufficient to pay (A) the aggregate Equity Award Consideration, the Rollover Company RSU Consideration, the Rollover Company PSU Consideration and the Rollover Company Stock Option Consideration, pursuant to Section 2.2(d) (provided that, to the extent applicable, as set forth in Section 2.2(a)(ii), Section 2.2(b)(ii) and Section 2.2(c)(ii), for administrative convenience, Parent will be deemed to have paid or caused to be paid to the Company amounts in respect of the Rollover Company RSU Consideration, the Rollover Company PSU Consideration and the Rollover Company Stock Option Consideration, but no cash will actually be delivered to the Company in respect thereof), and any payroll or employment Taxes related thereto, and (B) the Credit Agreement Closing Payments pursuant to Section 5.22. The amount of the Company Share Consideration and the 2023 Pre-Funded Warrant Consideration, if any, as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.8(b) and Section 2.8(d), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent or its designee, upon demand. Parent and the Company shall direct the Paying Agent to timely make all payments contemplated by Section 2.8(b) and Section 2.8(d). The Paying Agent Agreement shall provide for all funds received by the Paying Agent pursuant to this Section 2.8(a) to be held in an interest-bearing account, and shall not permit the Paying Agent or any other person to invest such funds. The Surviving Corporation shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to any deficiency in the amounts required to make all such payments pursuant to Section 2.8(b) and Section 2.8(d).

(b)    Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration (each, a “Certificate”), (i) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon proper delivery of such Certificate (or effective affidavits of loss in lieu thereof and, if required by the Surviving Corporation or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent and the Surviving Corporation or the Paying Agent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate) to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificate (or effective affidavits of loss in lieu thereof and any such bond), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions (which instructions shall be in a form reasonably satisfactory to the Company and Parent and shall include instructions for providing the Paying Agent required Tax documentation, including a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, together with all applicable attachments thereto, as applicable), in exchange for the Per Share Merger Consideration, payable in respect thereof pursuant to the provisions of this Article II, and such Certificates shall then be cancelled. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof and any such bond) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall thereafter cause the Paying Agent to pay and deliver as promptly as practicable the Per Share Merger Consideration payable for each Share formerly represented by such Certificate pursuant to Section 2.1 (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10), and the Certificate so surrendered shall forthwith be cancelled.

(c)    If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (i) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such tax has been paid or is not required to be paid. Parent shall timely pay any other Transfer Taxes incurred in connection with the Contemplated Transactions.

(d)    No holder of record of a non-certificated Share represented in book-entry form, which immediately prior to the Effective Time represented an outstanding Share that was converted pursuant to Section 2.1(a) into the right to receive the Per Share Merger Consideration (each, a “Book-Entry Share”), shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration in respect of such Book-Entry Share. In lieu thereof, upon receipt by the Paying Agent, or by such other agent or agents as may be appointed by Parent, of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonable request) the holder of such Book-Entry Share will be entitled to receive in exchange therefor the Per Share Merger Consideration (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10) for each such outstanding Share formerly represented by such Book-Entry Share, and the Book-Entry Share will be cancelled. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name the Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received as contemplated by this Section 2.8(d), each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration (which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10) and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(e)    The Paying Agent shall accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Book-Entry Shares on the Per Share Merger Consideration payable upon the surrender of such Certificates and Book-Entry Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Book-Entry Shares (other than Certificates and Book-Entry Shares representing any Dissenting Shares or Rollover Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration to which the Shares represented thereby shall have been converted pursuant to Section 2.1(a), without interest thereon, which amount will be payable net of any applicable withholding Tax pursuant to Section 2.10, payable in respect thereof pursuant to the provisions of this Article II.

(f)    At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that have been made available to or are on deposit with the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Per Share Merger Consideration payable upon surrender of a Certificate or Book-Entry Share pursuant to the procedures set forth in this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Per Share Merger Consideration, or any cash that was held by the Paying Agent pursuant to this Section 2.8, that was delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Per Share Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Per Share Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(g)    From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 2.8(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(h)    In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent or Parent, as applicable (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect of the Shares represented by such Certificate, subject to such holder’s compliance with the exchange procedures set forth in Section 2.8(b) (other than the surrender of a Certificate).

Section 2.9.    Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by the Company directors and officers of Shares, Company Equity Awards and any other equity securities in the Contemplated Transactions.

Section 2.10.    Withholding. The parties hereto and the Paying Agent (and any other applicable withholding agent) are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom on account of Taxes under U.S. federal, state or local Law or any other applicable Law; provided that, other than (i) any compensatory amounts, (ii) any applicable U.S. backup withholding or (iii) withholding under Section 1445 of the Code as a result of a failure by the Company to deliver the certificate contemplated by Section 5.19, the withholding agent intending to so deduct or withhold will use commercially reasonable efforts to provide prior notice to the Company that it intends to deduct or withhold, and will reasonably cooperate with the Company to minimize or eliminate such withholding to the extent permitted by applicable Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld and, if applicable, paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The relevant party or the Paying Agent, as applicable, shall promptly remit, or cause to be promptly remitted, any amount so withheld and deducted to the applicable Governmental Body to the extent required by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents (excluding any disclosures in “risk factors,” “quantitative and qualitative disclosures about market risk” or otherwise relating to “forward-looking statements” and any other disclosures contained or referenced in such Company SEC Documents of information, factors or risks that are cautionary, predictive or forward-looking in nature) publicly filed with or furnished to the SEC on or after June 30, 2021 and at least one (1) Business Day prior to the date of this Agreement, other than with respect to Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(d), Section 3.23 or Section 3.25, or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (which disclosure in the Company Disclosure Letter will be deemed to provide disclosure in response to (x) the particular Section (or, if applicable, subsection) of this Article III that corresponds to the section of the Company Disclosure Letter in which such disclosure is set forth and (y) any other Section (or if applicable, subsection) of this Article III to the extent that it is reasonably apparent on its face that such disclosure qualifies such other representation and warranty), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Organization and Corporate Power.

(a)    The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation or other entity validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and assets, and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), each as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub. The Company Organizational Documents are in full force and effect.

(b)    The organizational documents of each Subsidiary of the Company are in full force and effect. The Company is not in violation of the Company Organizational Documents, and each Subsidiary of the Company is not in violation of its organizational documents in any material respect.

Section 3.2.    Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other Contemplated Transactions. The Company Board (acting upon the recommendation of the Special Committee) has (a) determined that the Merger and the other Contemplated Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders (other than Parent and its Affiliates and any Rollover Holders), (b) approved and declared advisable that the Company enter into this Agreement and the other Transaction Documents to which the Company is a party and perform its covenants and other obligations herein and therein, and consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth herein and therein, (c) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders, (d) subject to the terms and conditions of this Agreement, recommended that the Company’s stockholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth in this Agreement and (e) to the extent necessary, and assuming the truth and accuracy of the representations and warranties set forth in Section 4.9, adopted a resolution having the effect of causing this Agreement and the Merger not to be subject to any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation set forth in the DGCL or other applicable Law that might otherwise apply to the Merger, including Section 203 of the DGCL, which actions are valid and have not been rescinded, modified or withdrawn. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement or the other Transaction Documents to which the Company is a party. The Company has duly executed and delivered this Agreement and each other Transaction Document to which the Company is a party and, assuming the due authorization, execution and delivery by the other respective parties thereto, each of this Agreement and the other Transaction Documents to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law or the Company Organizational Documents to adopt this Agreement and consummate the Merger.

Section 3.3.    Capital Stock.

(a)    The authorized capital stock of the Company consists of 21,875,000 Shares and 25,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which, as of June 14, 2024 (the “Measurement Date”), 6,215,192 Shares and no shares of Company Preferred Stock were issued and outstanding.

(b)    Section 3.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each holder of Company Equity Awards, including (i) the holder’s name or employee ID number, (ii) the type of Company Equity Awards, (iii) the number of the Shares subject thereto, (iv) the grant date, (v) the exercise price (if any), (vi) the expiration or vesting date thereof, and (vii) in the case of Company Options, whether any such Company Option is intended to qualify as an “incentive stock option” or a “nonqualified stock option,” in each case, to the extent applicable. The per share exercise price of each Company Option was equal to or greater than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant, and to the Company’s Knowledge, each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(c)    As of the Measurement Date, other than the Company Equity Awards, there were no other equity or equity-based awards outstanding. Each Company Equity Award was granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Equity Plan under which it was granted.

(d)    As of the Measurement Date, no Shares were held in treasury of the Company; 154,352 Shares were reserved for issuance in respect of future awards under the Company Equity Plans; 706,182 Shares were subject to Company RSU Awards; 39,835 Shares were subject to Company PSU Awards (assuming maximum performance levels were achieved). As of the Measurement Date, 157,829 Shares were reserved for issuance under the Company ESPP. As of the Measurement Date, there were outstanding Warrants exercisable for 3,554,848 Shares, and such number of Shares were reserved for issuance upon conversion of the Warrants.

(e)    The Company’s issued and outstanding Shares have been, and all such Shares that may have been issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. All outstanding Shares have been offered and issued in accordance in all material respects with all applicable securities Laws. With respect to each grant of Company Options, a Company RSU Award and a Company PSU Award, each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, in each case, in all material respects.

(f)    Except (i) as provided in the Rollover Agreements, (ii) as disclosed in this Section 3.3, (iii) as set forth in Section 3.3(f) of the Company Disclosure Letter or (iv) for changes since the Measurement Date resulting from the exercise or settlement of Company Equity Awards, options under the Company ESPP, or the outstanding Warrants, in each case, outstanding as of the Measurement Date or granted prior to the Closing as permitted by this Agreement, the Company has no issued or outstanding (A) shares of capital stock or other equity interests or voting securities of the Company, (B) other than the outstanding Warrants, securities convertible or exchangeable, directly or indirectly, into capital stock or other equity interests of the Company, (C) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or rights that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or other equity interests of the Company, (D) stock appreciation, phantom stock, restricted shares, restricted stock units, profit participation, contingent value rights, or similar rights with respect to the Company or (E) bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote on any matters on which the Company’s stockholders may vote. There are no accrued and unpaid dividends with respect to any Shares.

(g)    There are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any securities of the Company or granting to any Person or group of Persons the right to have their securities of the Company registered under the Securities Act or the right to elect, or to designate or nominate for election, a director to the Company Board or the board of directors (or similar governing body) of any Subsidiary of the Company.

Section 3.4.    Subsidiaries. Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company, and for each such Subsidiary of the Company, the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). Such outstanding shares of capital stock or equivalent equity interests have been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights and have been issued in compliance in all material respects with applicable Law. None of the Company’s Subsidiaries has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company. Except with respect to the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. Neither the Company nor any Subsidiary has agreed nor is obligated to make, and is not bound by any Contract under which it may become obligated to make, any future material investment in, or material capital contribution to, any other Person.

Section 3.5.    No Breach. Except as set forth in Section 3.5 of the Company Disclosure Letter, none of the execution, delivery and performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, or the consummation of the Contemplated Transactions, including the Merger (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained, and all filings and obligations described in Section 3.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Company Material Contract, except in the case of each of clauses (b) and (c) above, any conflicts, breaches, defaults, violations, terminations, cancellations, accelerations or Liens that would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 3.6.    Consents. Except (a) as set forth in Section 3.6 of the Company Disclosure Letter, (b) for applicable requirements, if any, of the Securities Act, (c) for applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement and the related Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), (d) for any filings required by Nasdaq, the NYSE or OTC, (e) for the filing of the Certificate of Merger and (f) for any filings with the relevant authorities of states in which the Company or any of its Subsidiaries is qualified to do business, in each case, none of the Company or its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as set forth in Section 3.6 of the Company Disclosure Letter, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company or its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7.    SEC Reports; Disclosure Controls and Procedures.

(a)    The Company has timely filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed by the Company under the Exchange Act since January 1, 2022 (such forms, reports, schedules, statements or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement, registration statement, proxy statement, certification or other document with, or make any other filing with or furnish any other material to, the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date so filed, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the Company Balance Sheet Date, neither the Company nor any Company Subsidiary has received from the SEC or any Governmental Body any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Body that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount). Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)    The Company has designed and maintains, and at all times since the Reference Date has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Company Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)    Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other Representative of the Company or any of its Subsidiaries, has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)    To the Knowledge of the Company neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 3.8.    Indebtedness; No Undisclosed Liabilities.

(a)    Section 3.8(a) of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Company and its Subsidiaries that individually exceed $50,000 as of the date of this Agreement, other than Indebtedness reflected in the Company Balance Sheet or otherwise included in the Company SEC Documents.

(b)    Except (i) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of March 31, 2024 (the “Company Balance Sheet Date”) or disclosed in the notes thereto, (ii) as incurred after the date thereof in the ordinary course of business or (iii) incurred in connection with this Agreement or the Contemplated Transactions, neither the Company nor any of its Subsidiaries, has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.9.    Absence of Certain Developments.

(a)    From the Company Balance Sheet Date to the date of this Agreement, the Company has not experienced a Company Material Adverse Effect.

(b)    Except in connection with the Contemplated Transactions and the SLR Financing Agreements and the transactions contemplated thereby, and other than the negotiation, execution, delivery and performance of this Agreement, from December 31, 2023 to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b)(i), (iv), (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xv), (xxi) or (xxiii), in each case, if such covenants had been in effect as of December 31, 2023.

Section 3.10.    Compliance with Laws.

(a)    The Company and its Subsidiaries are, and since the January 1, 2019 have been, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)    Since the January 1, 2019, (i) neither the Company nor any of its Subsidiaries has received any notice from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into or is currently subject to any material agreement, corporate integrity agreement, monitoring agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)    Since the January 1, 2019, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith.

(d)    The Company and each of its officers and directors are in material compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”), the Exchange Act and the Securities Act and (ii) the applicable listing and corporate governance rules and regulations of OTC.

Section 3.11.    Title to Tangible Properties.

(a)    The Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the Company Real Property and tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)    The real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Real Property”) is a true and complete list in all material respects of real property to which the Company or any of its Subsidiaries holds a valid leasehold interest (collectively, the “Company Leased Property”) as of the date of this Agreement and constitutes all of the real property owned, used, occupied or leased by the Company or its Subsidiaries. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements or other contracts granting to any person (other than the Company or its Subsidiaries) a security interest in, or the right to use or occupy, the Company Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property.

(c)    The Company Leased Property leases are in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Leased Property leases is valid, binding and enforceable on the Company or one of its Subsidiaries that is a party to such lease and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each such lease. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the applicable the Company Leased Property leases is in default in any material respect under any of such leases, nor has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such lease. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Leased Property leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Leased Property leases. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Property or any portion thereof or interest therein.

Section 3.12.    Tax Matters.

(a)    (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) such Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects and (iii) the Company and its Subsidiaries have timely paid all material Taxes due (whether or not shown as due and payable on any such Tax Return).

(b)    The Company has made available to Parent true and complete copies of (i) all income and other material Tax Returns of the Company or its Subsidiaries relating to taxable periods ending on or after December 31, 2021 and (ii) any assessment, audit report, request for information, or notice of investigation relating to any material Taxes due from or with respect to the Company or its Subsidiaries.

(c)    There are no material liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than liens described in clause (a) of the definition of Permitted Liens.

(d)    The Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(e)    Neither the Company nor any of its Subsidiaries has been a party to any transaction that as of the date of this Agreement is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any comparable provision of local, state, or foreign Law).

(f)    Neither the Company nor any of its Subsidiaries has been a party to any transaction governed by Section 355(a) of the Code within the past two years.

(g)    No U.S. federal, state or local or non-U.S. Actions relating to material Taxes are ongoing or pending or, to the Knowledge of the Company, proposed or threatened with respect to the Company or any of its Subsidiaries. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid.

(h)    There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business).

(i)    Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of the Company and/or any of its Subsidiaries) or (iii) has a material liability for the Taxes of any Person (other than the Taxes of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise by operation of Law.

(j)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date, in each case, outside of the ordinary course of business, (C) adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) as a result of a change in accounting method or use of an improper accounting method for any taxable period (or portion thereof) ending on or prior to the Closing Date, (D) any prepaid amount received or deferred revenue accrued by the Company or any of its Subsidiaries on or prior to the Closing Date, in each case, outside of the ordinary course of business, or (E) intercompany transaction or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(k)    During the past three years, no written claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(l)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty or otherwise under applicable Law) or otherwise has an office or a fixed place of business in a country other than a country in which it is organized.

(m)    No material private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Body with or in respect of the Company or any of its Subsidiaries.

(n)    The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 3.13.    Contracts and Commitments.

(a)    As of the date of this Agreement, except as set forth on Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)    “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries; provided, however, that any “material contract” that has been made publicly available pursuant to the Company SEC Documents or included on Section 3.17 of the Company Disclosure Letter will be excluded from Section 3.13 of the Company Disclosure Letter;

(ii)    Contract relating to the disposition, transfer or acquisition by the Company or any of its Subsidiaries of any material tangible or intangible assets (or ownership interest in any other Person or other business enterprise) (A) after the date of this Agreement, other than the sale of inventory in the ordinary course of business, or (B) prior to the date of this Agreement, that contains any material ongoing obligations of the Company (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are expected to result in claims in excess of $100,000;

(iii)    Contract establishing any joint venture, partnership or collaboration, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(iv)    Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, or sell any material product or service exclusively to a single party, (C) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(v)    Contract in respect of Indebtedness of $500,000 or more, other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;

(vi)    Contract (other than a Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(vii)    Contract relating to the voting or registration of any securities, or any stockholders’, investor rights, tax receivables or similar or related Contracts with respect to any securities of the Company or any of its Subsidiaries;

(viii)    Contract containing a right of first refusal, right of first negotiation, right of first offer, option or other similar rights with respect to any equity interests or assets that have a fair market value or purchase price of more than $50,000 in favor of a party other than the Company or its Subsidiaries;

(ix)    Contract under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or a subsequent fiscal year;

(x)    Contract relating to the settlement of any litigation proceeding that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xi)    Contract that prohibits, limits, restricts or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibits, limits, restricts or requires the pledging of capital stock of the Company or any of its Subsidiaries or prohibits, limits, restricts or requires the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xii)    Contract with third party manufacturers and suppliers for the manufacture and/or supply of materials or products in the supply chain for Company Products that involve payments in excess of $500,000 during the current or a subsequent fiscal year;

(xiii)    Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person that is not a Subsidiary of the Company (other than extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business);

(xiv)    Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares, or to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company Equity Awards);

(xv)    Labor Agreement;

(xvi)    any employment or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) employee, individual independent contractor, or individual consultant of the Company providing for an annual base salary or payment in excess of $250,000;

(xvii)    IP Contracts; or

(xviii)    Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xviii) above of this Section 3.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Real Property lease listed in Section 3.11(b) of the Company Disclosure Letter, or would otherwise have been required to be set forth on Section 3.13(a) of the Company Disclosure Letter if such Contract had been entered into on or prior to the date hereof other than any Company Plan, is referred to herein as a “Company Material Contract.”

(b)    The Company has made available to Parent a true and correct copy of all written Company Material Contracts, together with all material amendments thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)    (i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries (A) is, or has sent or received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. No party to any Company Material Contract has given any written notice of termination, cancellation or breach of, or dispute with respect to, any Company Material Contract or that it intends to seek to terminate, modify, renegotiate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.14.    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of all Patents, Trademarks and Copyrights, in each instance, that are owned by the Company or any of its Subsidiaries and that have been registered with a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, except for any such Patents, Trademarks or Copyrights that have been abandoned by the Company or any of its Subsidiaries in the normal course of business (collectively, “Company Registered Intellectual Property”). Section 3.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which the Company or any of its Subsidiaries are the registrant. All filings, payments, and other actions required to be made or taken to maintain each item of Company Registered Intellectual Property have been made or taken. To the Knowledge of the Company, all Company Registered Intellectual Property is valid, subsisting and enforceable.

(b)    Except for any joint ownership described in Section 3.14(b) of the Company Disclosure Letter, the Company or its applicable Subsidiary exclusively owns all rights, title and interests in and to all Owned Intellectual Property, including at the U.S. Patent and Trademark Office in the Company Registered Intellectual Property, free and clear of all Liens (except for Permitted Liens and non-exclusive licenses to Intellectual Property granted under the IP Contracts). The Company and its Subsidiaries possess legally sufficient and enforceable rights to use all other material Intellectual Property necessary for or used in connection with the conduct of the Company’s and its Subsidiaries’ businesses; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(c) below.

(c)    To the Knowledge of the Company, since the Reference Date, neither the conduct of the Company’s business nor the conduct of any of its Subsidiaries’ businesses has misappropriated, infringed or otherwise violated the Intellectual Property of any Person. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any violation, misappropriation or infringement of the Intellectual Property of such Person.

(d)    Since the Reference Date, (i) to the Knowledge of the Company, no Person has misappropriated, infringed or violated any Owned Intellectual Property or Exclusive Intellectual Property and (ii) no written claims are pending or, to the Knowledge of the Company, threatened, against any of its Subsidiaries (A) regarding the Company’s or its Subsidiaries’ use or ownership of any Owned Intellectual Property or use of any Exclusive Intellectual Property or (B) challenging or questioning the validity or enforceability of any Owned Intellectual Property or Exclusive Intellectual Property, in each case of (i) and (ii), except as would not reasonably be expected to have a Company Material Adverse Effect.

(e)    Section 3.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, neither the Company nor its Subsidiaries, nor any party thereto, are in default of any IP Contracts in any material respect. Except as set forth on Section 3.14(e) of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not by itself afford any other party to IP Contracts the right to terminate any such IP Contracts.

(f)    The Company and its Subsidiaries have taken commercially reasonable steps to prevent the unauthorized disclosure and use of its and their Trade Secrets, and since the Reference Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material unauthorized disclosure of such Trade Secrets.

(g)    Each Person who has contributed to the invention, conception, or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries (each, a “Contributor”) has entered into a valid and enforceable written agreement that assigns (by way of a present tense assignment) to the Company exclusive ownership of all rights, title, and interest in and to all such Intellectual Property and obligates such Person to maintain and protect the secrecy of the Company’s confidential information.

Section 3.15.    Litigation. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there are no Actions pending and, to the Knowledge of the Company, no Actions threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any present officer or director of the Company or any of its Subsidiaries, is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body.

Section 3.16.    Insurance. Section 3.16 of the Company Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage, but excluding policies relating to Company Plans) to which the Company or its Subsidiaries is a party as of the date of this Agreement. Each insurance policy under which the Company or its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation, termination, non-renewal or reduction in coverage has been received with respect to any such insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent an accurate and complete copy of all insurance policies set forth in Section 3.16 of the Company Disclosure Letter.

Section 3.17.    Employee Benefit Plans.

(a)    Section 3.17(a) of the Company Disclosure Letter lists each material Company Plan.

(b)    With respect to each material Company Plan that is not filed (or a representative form is not filed) as an exhibit to a Company SEC Document, other than any Company Plan that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, as applicable, the Company has made available to Parent and Merger Sub true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the most recent summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other material funding-related documents, (iv) the most recent IRS determination, advisory or opinion letter, if any, from the IRS for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code, (v) the most recent annual actuarial valuation, and the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (vi) any material non-routine correspondence with any Governmental Body in the past three (3) years.

(c)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. Each Company Plan has been funded, administered and maintained in all material respects in accordance with its terms and the requirements of the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Law.

(d)    With respect to each Company Plan, (i) except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there are no Actions or claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits, and (ii) to the Knowledge of the Company, there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty.

(e)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the six (6) year period prior to the date of this Agreement sponsored, maintained or contributed to, or had any Liability in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code.

(f)    Except as would not reasonably be expected to be material to the Company and except as provided for under agreements listed on Section 3.17(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to provide and, none of the Company Plans obligate the Company or any of its Subsidiaries to provide a current or former officer, director, employee or individual independent contractor (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law or under a severance arrangement providing for such benefits for no longer than eighteen (18) months following termination of employment or service.

(g)    Except as required by applicable Law, set forth in Section 3.17(g) of the Company Disclosure Letter or otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any material compensatory payment or benefit becoming due to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (ii) materially increase any benefits or compensation payable to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, including any severance, retention, change in control, termination or similar compensation or benefits, (iii) result in the acceleration of the time of any payment or vesting of any material payments or benefits to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any payment or benefits to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (v) result in any forgiveness of indebtedness of any current or former officer, director, employee or other individual service provider of the Company or any of its subsidiaries or (vi) result in the payment or retention of any material compensation, benefit or other amount that, individually or in the aggregate, would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h)    To the Knowledge of the Company, each Company Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(i)    Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify, reimburse or otherwise make whole any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries for any Taxes under Section 4999 or Section 409A of the Code.

(j)    Except as would not reasonably be expected to have a Company Material Adverse Effect, without limiting the generality of Section 3.17(a) through (i) above, with respect to each Company Plan that is subject to the laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): (i) all Non-U.S. Plans that are required by applicable Law or the terms of the applicable Non-U.S. Plan to be funded are funded as so required, and to the extent required by applicable Law or the terms of such Non-U.S. Plan, adequate reserves have been established with respect to any Non-U.S. Plan that is not required to be funded, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities and (iii) other than a plan or arrangement that is required by applicable Law, no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

Section 3.18.    Environmental Compliance and Conditions.

(a)    Except for matters that would not reasonably be expected to have a Company Material Adverse Effect:

(i)    The Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all applicable Environmental Laws;

(ii)    The Company and each of its Subsidiaries has since the Reference Date held and currently holds, and has since the Reference Date been, and currently is, in compliance with, all Permits required under Environmental Laws to operate their business and occupy their facilities, including the Company Real Property;

(iii)    Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party, regarding any actual or alleged violation of, or Liabilities under, Environmental Laws;

(iv)    Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party whose Liabilities have been assumed or undertaken by the Company or its Subsidiaries, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, distributed, exposed any person to, manufactured, sold, handled or released, or owned or operated any real property that is or has been contaminated by, any Hazardous Substance, in a manner that has given or would reasonably be expected to give rise to a material Liability for the Company or any of its Subsidiaries under any Environmental Laws; and

(v)    Since the Reference Date and except in compliance with Environmental Laws, neither the Company, nor any Subsidiary, has designed, manufactured, installed, repaired or distributed products or other items containing asbestos.

(b)    The Company has made available to Parent and Merger Sub copies of all material environmental, health or safety studies, reports or assessments, prepared since the Reference Date, related to the compliance of the Company or any of its Subsidiaries with Environmental Laws or of the environmental condition of the Company Real Property, in each case, in its possession or under its reasonable control.

Section 3.19.    Employment and Labor Matters.

(a)    Except as set forth on Section 3.19(a) of the Company Disclosure Letter or as is required by applicable Law, neither the Company nor any of its Subsidiaries is a party to or bound by or negotiating any collective bargaining agreement or other written Contract with a Union (each, a “Labor Agreement”). Except as set forth on Section 3.19(a) of the Company Disclosure Letter or as is required by applicable Law, no employee of the Company or any of its Subsidiaries is represented by a Union with respect to his or her work with the Company or any of its Subsidiaries and, to the Knowledge of the Company there is and has been no organizing activity, election petition, union card signing or other union activity, or union corporate campaigns of or by any Union directed at the Company or any of its Subsidiaries or any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any picketing, strike, slowdown, work stoppage, lockout, or other similar labor disruption, or material grievance or claim of unfair labor practices since the Reference Date, and, to the Knowledge of the Company, no picketing, strike, slowdown, work stoppage, lockout, or other similar labor disruption, or material grievance or claim of unfair labor practices has been threatened since the Reference Date. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have satisfied (or will satisfy prior to the Effective Time) any requirements to obtain the consent of, or provide notice to, or to enter into any consultation with, any Union in connection with the Contemplated Transactions.

(b)    Except to the extent such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Laws relating to labor and employment and employment practices, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, pay equity, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law (“WARN”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), there are no Actions pending and, to the Knowledge of the Company, no Actions threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, in connection with the employment or engagement or termination of any current or former applicant, employee, consultant, or independent contractor of the Company, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

(c)    There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since the Reference Date.

(d)    In the past three (3) years, (i) to the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct, or unlawful discrimination or retaliation, have been made involving any current or former director, officer or supervisory level employee of the Company, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct, or unlawful discrimination or retaliation by any current or former director, officer or supervisory employee of the Company.

Section 3.20.    Company Products. Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), since the Reference Date, (a) each product developed, manufactured, marketed, sold, leased or distributed by the Company or its Subsidiaries (each, a “Company Product”) has been free of defects, errors, bugs and deficiencies and in conformity with all applicable contractual specifications, applicable statutory requirements and all express and implied warranties made by the Company or any of its Subsidiaries, (b) neither the Company nor its Subsidiaries has any liability for replacement or repair of any Company Product or other damages in connection therewith, (c) there has not been any recall or post-sale warning concerning any Company Product and (d) neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice of any product liability Action by or before any Governmental Body relating to any Company Product. As of the date of this Agreement, there is not any pending, or, to the Knowledge of the Company, threatened, Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship relating to any Company Product, or otherwise alleging failure of a Company Product to meet in any material respects applicable specifications, warranties or contractual commitments.

Section 3.21.    Information Technology; Privacy and Data Security.

(a)    Since the Reference Date, the Company and its Subsidiaries have complied in all materials respects with all applicable Privacy Laws. Since the Reference Date, the Company and its Subsidiaries have in place all required, and have complied in all material respects with (i) each of their respective, written and published policies and procedures concerning the privacy and security of Personal Information (the “Privacy Policies”) and (ii) contractual obligations of the Company and its Subsidiaries relating to privacy and data security. As of the date of this Agreement, no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

(b)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have maintained commercially reasonable technical, physical, and administrative measures to protect Personal Information and other confidential information stored or processed by or on behalf of the Company or its Subsidiaries and all Company Systems. To the Knowledge of the Company, there have been no material Data Security Breaches.

Section 3.22.    Anti-Corruption Laws; Anti-Money Laundering Laws; Global Trade Laws.

(a)    None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents is or has been (i) located, organized, or resident in a Sanctioned Country or (ii) a Sanctioned Person. None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has at any time, in any material respect, violated or is in violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Law. Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has at any time, in any material respect (A) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Anti-Corruption Law; or (B) engaged in any business or dealings with a Sanctioned Country or Sanctioned Person.

(b)    Except with respect to the filings described in Section 3.6, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any of its agents or distributors or any Person acting on behalf of the Company or its Subsidiaries has at any time (i) made a voluntary, directed or involuntary disclosure to any Governmental Body with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Global Trade Laws or (ii) received written notice that it is subject to any investigation by any Governmental Body for violations of Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Laws or received any notice, request or citation from any Governmental Body for any noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law or Global Trade Laws.

(c)    Neither the Company nor any of its Subsidiaries is a “TID U.S. business” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, and has no present intention of engaging in any activities in the future that would cause the Company or any of its Subsidiaries to become a TID U.S. business.

Section 3.23.    Brokerage. No Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 3.24.    Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will not, at the time the Proxy Statement or Schedule 13E-3, as applicable, is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent, Merger Sub, SLR, the Rollover Holders and each of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.25.    Anti-Takeover Laws; No Rights Agreement. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.9, neither the restrictions on business combinations set forth in Section 203 of the DGCL, nor any other similar applicable “anti-takeover” Law, are or will be applicable to this Agreement or the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that is as of the date hereof, or at the Effective Time shall be, applicable to the Company, the Shares or the Contemplated Transactions.

Section 3.26.    Opinion. The Special Committee has received a written opinion from Scalar, LLC that, based upon and subject to the various assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of the Company Common Stock (other than the Company, Parent, SLR, Parent Sponsor, the Rollover Holders and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27.    Government Contracts.

(a)    Except as set forth on Section 3.27(a) of the Company Disclosure Letter, with respect to each Government Contract and Government Bid, the Company and its Subsidiaries have complied in all material respects with all terms and conditions thereof, and all Laws, certifications, representations, clauses, provisions and requirements pertaining thereto. Neither the Company nor any of its Subsidiaries has (i) received any notice that the Company or any of its Subsidiaries has materially breached or violated any such terms and conditions, Laws, certifications, representations, clauses or provisions, (ii) been subject to any termination, material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Body, (iii) represented to a Governmental Body qualification as a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or qualification under any other preferential status program, or (iv) had access to classified information, or submitted documents to a Governmental Body for the purpose of being granted a facility security clearance.

(b)    Except as set forth on Section 3.27(b) of the Company Disclosure Letter, to the Knowledge of the Company, (i) all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company or any of its Subsidiaries, to a Governmental Body or to any other Person in connection with any Government Contract or Government Bid were current, accurate and complete in all material respects as of their submission date, and (ii) the Company and each of its Subsidiaries has complied in all material respects with, and provided any reasonably required updates to, all such representations, certifications and statements.

(c)    All invoices and claims for payment, reimbursement or adjustment submitted to a Governmental Body by the Company or any of its Subsidiaries, were current, accurate and complete in all material respects as of their submission dates.

(d)    None of the Company, its Subsidiaries, or to the Knowledge of the Company, any of their respective officers, directors, senior management or employees, have been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason. No debarment, suspension or exclusion investigation has been formally initiated or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors, senior management or employees. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to warrant the institution of debarment, suspension, or exclusion proceedings against the Company, its Subsidiaries, or any of their respective officers, directors, senior management, or employees.

(e)    None of the Company, its Subsidiaries, or any of their respective officers, directors, senior management, or employees is, or within the last six (6) years has been, under or subject to any material administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding or audit (other than audits in the ordinary course of business), involving or related to the Company or any of its Subsidiaries with respect to an actual, alleged or potential violation of any material requirement, regulation or Law pertaining to any Government Contract or Government Bid.

(f)    Except as set forth on Section 3.27(f) of the Company Disclosure Letter, within the last six (6) years, other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made a voluntary disclosure, or been obligated to make a mandatory disclosure, to any Governmental Body with respect to any actual, alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(g)    To the Knowledge of the Company, in the last six (6) years, there have been no outstanding or unsettled investigations or allegations of fraud, false claims or overpayments under the United States civil or criminal False Claims Acts or other laws adopted by a Governmental Body, and there are no facts or circumstances that would reasonably be expected to warrant such investigations or allegations by any Governmental Body, in each case, with regard to any Government Contract or Government Bid.

(h)    The Company and each of its Subsidiaries have complied in all material respects with (i) the applicable data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including where applicable those related to the handling of “Covered Defense Information” as required in DFARS 252.204-7012, and any known unauthorized disclosure has been reported to the necessary Governmental Body or higher tier contractor, as required and (ii) FAR 52.204-25 and all other applicable Governmental Body regulations and contract terms related to implementing § 889 of the National Defense Authorization Act for Fiscal Year 2019.

Section 3.28.    Health Care Regulatory Approvals.

(a)    The Company and its Subsidiaries possess, and are operating in material compliance with, all required permits, licenses, registrations, certificates, authorizations, orders, exemptions, clearances, declarations of conformity, and approvals from the appropriate Governmental Body including federal, state or non-U.S. regulatory authorities or other bodies (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”) material to the conduct of their businesses as now conducted (“Regulatory Permits”), and all such Regulatory Permits are in full force and effect. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the suspension, material modification, revocation, termination or cancellation of any such Regulatory Permit.

(b)    All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom (collectively, the “Submissions”), utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit from any Regulatory Authority relating to the Company, its Subsidiaries, their businesses and the Company products, when submitted to the applicable Regulatory Authority were, to the Knowledge of the Company, true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such Submissions have, to the Knowledge of the Company, been submitted to such Regulatory Authority.

(c)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees or consultants, representatives or agents has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) debarment by the U.S. Food and Drug Administration (the “FDA”) under 21 U.S.C. Sections 335a, or disqualification under any similar law, rule or regulation of any other Governmental Bodies, (ii) debarment, suspension, or exclusion under any federal healthcare programs or any comparable foreign healthcare program, by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Bodies.

(d)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Body pursuant to any similar policy.

(e)    None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Body that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Body to invoke a similar policy.

Section 3.29.    Health Care Regulation.

(a)    The Company and its Subsidiaries are and, since the Reference Date, have been in material compliance with all applicable Laws administered or issued by the Regulatory Authorities regarding developing, testing, manufacturing, complaint handling, adverse event or medical device reporting, sales, marketing, labeling, advertising, distributing or promoting the products of the Company and its Subsidiaries, including all applicable Healthcare Laws. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals to allow entry into the United States from the FDA or a comparable notice from a Regulatory Authority. Neither the Company nor any of its Subsidiaries is subject to any obligation arising under an FDA inspection, FDA warning letter, FDA notice of violation letter or other enforcement notice, response or commitment made to or with the FDA or a comparable Regulatory Authority. Notwithstanding the generality of the foregoing, all of the billing, and reimbursement practices of, and claims submitted by, either directly or indirectly, the Company or any of its Subsidiaries have been in material compliance with all applicable Health Care Laws and all written reimbursement policies of all applicable customers of the Company, its Subsidiaries and third party payor programs, including the HIPAA transaction and code set standards. Neither the Company nor any of its Subsidiaries is currently subject to any claims audit, investigation or billing dispute with any third party payor.

(b)    Since the Reference Date, the studies, tests, preclinical development and clinical trials or investigations (“Studies”) if any, conducted by, or, to the Knowledge of the Company, for, or on behalf of the Company were and, if still pending, are, to the Knowledge of the Company, being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. parts 50, 54, 56, 58, and 812 and comparable foreign Laws. Since the Reference Date, no Study conducted by, for, or on behalf of the Company has been terminated or subject to any stock recovery prior to completion for safety or non-compliance reasons. The descriptions of, protocols for, and data and other results of, the Studies conducted by, for, or on behalf of the Company that have been furnished or made available to Parent are accurate and complete in all material respects. Since the Reference Date, the Company has not received any written notices or correspondence from the FDA or any comparable Regulatory Authority or any institutional review board or committee commencing, or, to the Knowledge of the Company, threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially modify any Study conducted or proposed to be conducted by, for, or on behalf of the Company.

(c)    Section 3.29(c) of the Company Disclosure Letter sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company products (“Safety Notices”) since the Reference Date; (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) to the Knowledge of the Company, any material complaints with respect to the Company products that are currently unresolved. There are no Safety Notices, or, to the Knowledge of the Company, material product complaints with respect to the Company products and, to the Knowledge of the Company, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Company products, (ii) a material change in labeling of any the Company products; or (iii) a termination or suspension of marketing or testing of any the Company products.

(d)    Since the Reference Date, neither the Company nor any of its Subsidiaries: (i) has received any written notice from any Governmental Body, court or arbitrator alleging or asserting any material non-compliance with any applicable Healthcare Laws; (ii) is nor has been subject to any Action alleging that any operation or activity of Company or any of its Subsidiaries is in violation of any applicable Healthcare Laws, in any material respect, nor, to the Knowledge of Company, is any Action threatened; and (iii) is a party to any corporate integrity agreements, non- or deferred-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

Section 3.30.    Company Related Party Transactions. Except for indemnification, compensation and other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or Company Related Party (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.31.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), IN ANY OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS). THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN ANY OTHER TRANSACTION DOCUMENT TO WHICH THE COMPANY IS A PARTY OR IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS TO WHICH THE COMPANY IS A PARTY, IT IS NOT ACTING (INCLUDING, AS APPLICABLE, BY ENTERING INTO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY OR CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY) IN RELIANCE ON: (A) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY PARENT OR MERGER SUB; (B) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO THE COMPANY OR ANY OF ITS AFFILIATES OR OTHER REPRESENTATIVES, IN CONNECTION WITH PRESENTATIONS BY OR DISCUSSIONS WITH PARENT’S MANAGEMENT WHETHER PRIOR TO OR AFTER THE DATE OF THIS AGREEMENT OR IN ANY OTHER FORUM OR SETTING; OR (C) THE ACCURACY OR COMPLETENESS OF ANY OTHER REPRESENTATION, WARRANTY, ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR OTHER MATERIALS OR INFORMATION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF TOPCO, PARENT AND MERGER SUB

Topco, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1.    Organization and Corporate Power. Each of Topco, Parent and Merger Sub is validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Each of Topco, Parent and Merger Sub has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and assets, and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to have a Parent Material Adverse Effect. Topco owns beneficially and of record all of the outstanding membership interests of Parent free and clear of all Liens and Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2.    Authorization; Valid and Binding Agreement. Each of Topco, Parent and Merger Sub has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Topco, Parent or Merger Sub is organized, on the part of Topco, Parent and Merger Sub, is necessary to authorize this Agreement and the other Transaction Documents to which it is a party. Each of Topco, Parent and Merger Sub has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Company, this Agreement and the other Transaction Documents to which it is a party constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.

Section 4.3.    No Breach. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Topco, Parent and Merger Sub, and the consummation of the Merger, do not (a) conflict with or violate their respective certificates of formation, certificates of incorporation, operating agreement or bylaws (or similar governing documents) in each case, to the extent applicable, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, and all filings and obligations described in Section 4.4 have been made, conflict with or violate any Law or order, judgment or decree to which Topco, Parent, Merger Sub, either of their Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time or both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under any Contract to which Topco, Parent, Merger Sub or any other Subsidiary of Parent is a party, or result in the creation of any Lien upon the properties or assets of Topco, Parent, Merger Sub or any other Subsidiary of Topco, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4.    Consents. Except (a) as set forth in Section 3.6 of the Company Disclosure Letter, (b) for applicable requirements of the Exchange Act, (c) for applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3, (d) for any filings required by Nasdaq, the NYSE or OTC and (e) for the filing of the Certificate of Merger, Topco, Parent and Merger Sub are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Topco, Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions, except for those consents, approvals or authorizations the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5.    Litigation. As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Topco, Parent or Merger Sub, threatened against Topco, Parent or any of its Subsidiaries that seeks to enjoin the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not be reasonably expected to have a Parent Material Adverse Effect.

Section 4.6.    Information Supplied. The information supplied or to be supplied by Topco, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 will not, at the time the Proxy Statement or Schedule 13E-3, as applicable, is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Topco, Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company, the Rollover Holders or their respective Affiliates for inclusion or incorporation by reference therein.

Section 4.7.    Brokerage. No Person is entitled to any financial advisory fee or similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Topco, Parent or Merger Sub.

Section 4.8.    Capitalization and Operations of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or the other Transaction Documents or incident to its formation and the maintenance of its existence.

Section 4.9.    Ownership of Shares. Neither Topco, Parent nor Merger Sub, nor any of their affiliates or associates (each, as defined in Section 203 of the DGCL), is, or at any time during the last three (3) years has Topco, Parent or Merger Sub or any of their affiliates or associates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Topco, Parent nor Merger Sub, nor any of their affiliates and associates, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Topco, Parent nor Merger Sub nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under the U.S. federal securities Laws.

Section 4.10.    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Topco or Parent is necessary to approve the Merger (other than the consent of its sole member). The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger.

Section 4.11.    Solvency. Assuming the representations and warranties set forth in Article III are true and correct in a manner that would satisfy the condition set forth in Section 6.2(a), the compliance by the Company and its Subsidiaries with the covenants set forth in Section 5.1, the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement, and the Rollover Holders perform their obligations under the Rollover Agreements, and immediately after giving effect to the Contemplated Transactions, the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be solvent. As used in this paragraph, the term “solvent” means with respect to the Surviving Corporation and its Subsidiaries (on a consolidated basis), as of any date of determination, that the Surviving Corporation and its Subsidiaries (on a consolidated basis) (a) have not incurred debts beyond their ability to pay such debt as they mature (taking into account refinancing alternatives), (b) own assets which have a fair saleable value greater than the amounts required to pay their respective debts as such debts become absolute and mature (taking into account refinancing alternatives), and (c) will not have unreasonably small capital to carry on their respective businesses in which they are engaged immediately following the Effective Time.

Section 4.12.    Investigation by Topco, Parent and Merger Sub; Disclaimer of Reliance.

(a)    Each of Topco, Parent and Merger Sub (i) is a sophisticated purchaser, has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder, and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and its Subsidiaries as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement or any other Transaction Document any and all matters arising out of its investigation and the information provided to it, (iv) has had the opportunity to negotiate the terms and conditions of this Agreement and the Contemplated Transactions, and (v) in determining to proceed with the Contemplated Transactions has not relied on any statements or information (including any information, documents or material made available to Topco, Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions) other than the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document. Without limiting in any respect the representations and warranties of the Company set forth in Article III of this Agreement or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document or the express provisions of this Agreement or any Transaction Document to which the Company is a party, each of Topco, Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Topco, Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Topco, Parent, Merger Sub or their Representatives other than the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document to which the Company is a party. Each of Topco, Parent and Merger Sub acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or other Representatives, have made, nor will any of them be deemed to have made (and nor has Topco, Parent or Merger Sub or any of their respective Affiliates or other Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document to which the Company is a party. Each of Topco, Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Letter) or the representations and warranties of the Company set forth in any other Transaction Document to which the Company is a party or in any certificates or documents delivered by the Company in connection with this Agreement or any other Transaction Document to which the Company is a party, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.

(b)    In connection with Topco’s, Parent’s and Merger Sub’s investigation of the Company, each of Topco, Parent and Merger Sub may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Topco, Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Topco, Parent and Merger Sub is familiar with such uncertainties, that each of Topco, Parent and Merger Sub is taking responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Topco, Parent, Merger Sub and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Topco, Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.12(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.13.    Other Agreements. Other than the other Transaction Documents, Topco, Parent and Merger Sub have disclosed to the Company all contracts, agreements or understandings (and, with respect to those that are written, Topco, Parent and Merger Sub has furnished to the Company correct and complete copies thereof) between or among Topco, Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

Section 4.14.    Financing.

(a)    Parent has delivered, and caused Parent Sponsor to deliver, to the Company a true, complete and correct copy of the Equity Commitment Letter, pursuant to which, upon the terms and subject to the conditions set forth therein, Parent Sponsor has agreed to directly or indirectly invest in Parent the Closing Payment Commitment for the purpose of delivering the Total Merger Consideration and the other permitted purposes expressly set forth therein (the “Equity Financing”) or to pay to the Company any monetary damages up to the Damages Commitment. The Equity Commitment Letter provides that the Company is an express third party beneficiary of and is entitled to enforce (subject to the terms and conditions set forth therein), the Equity Commitment Letter, which, in the case of the Closing Payment Commitment for the purposes of delivering the Total Merger Consideration is solely in connection with the Company’s exercise of its rights under Section 8.13 or Section 7.5.

(b)    As of the date hereof, the Equity Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent or Merger Sub and Parent Sponsor, as applicable, and, to the Knowledge of Parent and Merger Sub, the other parties thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Equity Financing, as applicable, other than the conditions precedent expressly set forth in the Equity Commitment Letter. The Equity Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect prior to the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no such termination, reduction, withdrawal or rescission is contemplated by Topco, Parent or Merger Sub or Parent Sponsor or, to the Knowledge of Topco, Parent and Merger Sub, any other party thereto. As of the date hereof, neither Topco, Parent nor Merger Sub is in default of or breach under the terms and conditions of the Equity Commitment Letter, and, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, to the Knowledge of Topco, Parent and Merger Sub, no event has occurred that, with or without notice, lapse of time or both would be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Equity Commitment Letter.

(c)    As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, each of Topco, Parent and Merger Sub has no reason to believe that (i) any of the conditions precedent expressly set forth in the Equity Commitment Letter will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing in the aggregate amounts contemplated by the Equity Commitment Letter will not be available to Topco, Parent and Merger Sub on the Closing Date. Each of Topco, Parent and Merger Sub acknowledges that Parent’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their Affiliates’, or any other Person’s (including, for the avoidance of doubt, the Company or any of its Subsidiaries) ability to obtain the Equity Financing for the consummation of the Contemplated Transactions.

(d)    There are no side letters, understandings or other agreements or arrangements of any kind relating to the Equity Commitment Letter or the Equity Financing that could affect the availability or amount of the Equity Financing contemplated by the Equity Commitment Letter in any respect. No fees are required to be paid by Topco or Parent in connection with the provision of the Equity Commitment Letter or the drawing on any commitment made by Parent Sponsor pursuant to the Equity Commitment Letter.

(e)    The Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Parent or Merger Sub with cash proceeds on the Closing Date sufficient to enable Parent and Merger Sub to perform all of their payment obligations under this Agreement at the Closing, including to (i) deliver the Total Merger Consideration and all other amounts required to be paid under Article II, (ii) pay any fees and expenses required to be made by or on behalf of Parent or Merger Sub at Closing, and (iii) cause the Company to repay the Term B Loan to the extent required in connection with the transactions described in this Agreement or the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, each of Topco, Parent and Merger Sub has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything elsewhere in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Equity Financing contemplated by the Equity Commitment Letter) by or to Topco, Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Topco, Parent or Merger Sub hereunder.

Section 4.15.    CFIUS. Neither Topco, Parent nor Merger Sub is a “foreign person,” as that term is defined in the Defense Production Act of 1950, and all implementing regulations thereof.

Section 4.16.    Tax Matters.

(a)    Each of Topco and Parent has made valid election(s) such that it is treated as a corporation for U.S. federal, and applicable state and local, income tax purposes at all times since its formation.

(b)    Neither Topco nor any of its Subsidiaries has taken any action that would reasonably be expected to preclude the Parent Sponsor Contribution, the SLR Rollover Contribution, each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, taken together, from qualifying for the Intended Tax Treatment.

Section 4.17.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENTS TO WHICH TOPCO, PARENT OR MERGER SUB IS A PARTY AND IN ANY CERTIFICATES REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO WHICH TOPCO, PARENT OR MERGER SUB IS A PARTY, PARENT AND MERGER SUB MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND TOPCO, PARENT AND MERGER SUB HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE V

COVENANTS

Section 5.1.    Covenants of the Company.

(a)    Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted or contemplated by this Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party (including in connection with the Contemplated Transactions), (iv) as necessary in response to Health Measures to protect the health and safety of the Company’s and its Subsidiaries’ customers, suppliers, partners, employees, licensors, licensees, distributors and others having business dealings with the Company and its Subsidiaries (provided that the Company has consulted with Parent in advance (to the extent reasonably practicable) and considered in good faith any recommendations of Parent) or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated pursuant to Article VII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its assets, properties and business organization, and (C) preserve its relationships and goodwill with customers, suppliers, partners, licensors, licensees, distributors, Governmental Bodies, employees and others having business dealings with it with the intention that its goodwill and ongoing business will not be impaired in any material respect on the Closing Date. Any action, the subject matter of which is addressed in Section 5.1(b), below, will be deemed compliant with Section 5.1(a) if compliant with Section 5.1(b).

(b)    Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except (i) as set forth in Section 5.1(b) of the Company Disclosure Letter, (ii) as required by applicable Law or (iii) as expressly permitted or contemplated by this Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party (including in connection with the Contemplated Transactions), the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent, except with respect to Section 5.1(b)(i)-(viii), (x), (xii), (xiii), (xv), (xviii), (xix), (xxi), (xxii), and solely with respect to the immediately preceding clauses, Section 5.1(b)(xxiii), will not be unreasonably withheld, conditioned or delayed):

(i)    (A) Establish a record date for, authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or shares or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Equity Award except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) as a result of net share settlement of any Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of any Company Equity Award or (3) any forfeitures of any Company Equity Award or options under the Company ESPP;

(ii)    grant, issue, sell, pledge, dispose of or otherwise encumber, or authorize the grant, issuance, sale, pledge, disposition or other encumbrance of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest (other than SLR Warrants in accordance with the SLR Warrant Amendment Agreement), (C) any phantom equity or similar contractual rights or (D) any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances under the Company ESPP or upon the settlement or exercise of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plans and applicable award agreements as of the date of this Agreement, (2) for issuances in respect of the exercise of Warrants or (3) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii)    except as required by applicable Law or the terms of a Company Plan as in effect on the date of this Agreement, (A) increase or promise to increase, accelerate the funding, payment or vesting of, the wages, salary or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ directors, officers, employees or other individual service providers, (B) grant any cash or any equity or equity-based incentive award or any other bonus, retention, change in control, transaction, severance or similar compensation payable to any of the Company’s or any of its Subsidiaries’ directors, officers, or employees or other individual service providers, or (C) establish, adopt, enter into, amend or terminate any Company Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof, in each case, other than broad-based changes or amendments made as a result of annual renewal of health or welfare plans that would not materially increase costs to, or obligations of, the Company, Parent or their respective subsidiaries and that are in the ordinary course of business;

(iv)    (A) modify, extend, adopt, enter into, amend or terminate any Labor Agreement; (B) recognize or certify any Union as the bargaining representative for any employees of the Company or its Subsidiaries; or (C) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that would reasonably be expected to implicate WARN;

(v)    (A) hire or engage any employees, officers or other individual service providers of the Company or any of its Subsidiaries whose annual base compensation or fee would exceed $200,000 or (B) terminate (other than for cause) any employee or officer of the Company or any of its Subsidiaries whose annual base compensation exceeds $200,000;

(vi)    amend any of the Company Organizational Documents or amend in any material respect the comparable charter or organizational documents of any of its Subsidiaries (whether by merger, consolidation or otherwise), adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock or capital equity interests;

(vii)    effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or capital equity interests, except for any transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(viii)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (including spin-offs or carve-outs) of the Company or any of its Subsidiaries;

(ix)    make any capital expenditures that are individually or in the aggregate in excess of $250,000 or that exceed amounts indicated in the capital expenditure budget set forth in Section 5.1(b)(ix) of the Company Disclosure Letter;

(x)    acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, association or other business organization or Person or division thereof, or otherwise acquire or agree to acquire any equity interest in or material assets of any other Person, except (x) in individual transactions involving less than $500,000 in assets in the aggregate or (y) for the purchase of materials from suppliers or vendors in the ordinary course of business;

(xi)    except with respect to any intercompany arrangements (including any Indebtedness) solely between or among the Company and/or any of its wholly owned Subsidiaries, (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Credit Agreement for working capital purposes or (2) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice; (B) make any loans or advances to any Person that is not a wholly owned Subsidiary of the Company (except for extensions of credit to customers in the ordinary course of business and advances to directors, officers and other employees, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto); (C) make any capital contributions to, or investments in, any Person that is not a wholly owned Subsidiary of the Company or (D) repurchase, prepay or refinance any material Indebtedness;

(xii)    sell, transfer, license, sublicense, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any material tangible assets with a fair market value in excess of $100,000 in the aggregate, or (B) any material Owned Intellectual Property, except, in the case of clause (B), non-exclusive licenses granted in the ordinary course of business;

(xiii)    sell, transfer, assign, or otherwise abandon, withdraw or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any material assets, business or line of business, except sales or dispositions of inventory and other assets in the ordinary course of business;

(xiv)    commence, pay, discharge, settle, compromise or satisfy, or consent to the entry of any order, decree, stipulation or judgment with respect to, any Action (A) for monetary consideration in excess of $250,000 in the aggregate or (B) that would impose any material non-monetary obligations or injunctive relief on the Company or any of its Subsidiaries;

(xv)    change its fiscal year, revalue any of its material assets or change any of its financial, actuarial, reserving or Tax accounting methods or practices, in any respect, except as required by GAAP or applicable Law;

(xvi)    other than in the ordinary course of business, (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any amended income or other Tax Return of the Company or any of its Subsidiaries, (C) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax with respect to the Company or any of its Subsidiaries (other than pursuant to an extension of time to file any Tax Return or otherwise in the ordinary course of business), (D) settle or compromise, or consent to the entry of any order, decree, stipulation or judgment with respect to, any Tax liability with respect to the Company or any of its Subsidiaries for an amount materially in excess of amounts expressly reserved therefor in the financial statements of the Company or any of its Subsidiaries, (E) enter into a “closing agreement” as described in Section 7121 of the Code, or (F) surrender any right to claim a material Tax refund;

(xvii)    waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate, any Company Material Contract, material Company Real Property lease or any Contract that would be a Company Material Contract if in existence on the date hereof;

(xviii)    abandon, withdraw, terminate, suspend, abrogate, amend or modify in any respect any Company Permits in a manner adverse to the business of the Company or any of its Subsidiaries;

(xix)    enter into any new line of business or form a new Subsidiary of the Company;

(xx)    cancel, materially reduce, terminate or fail to maintain in effect without replacing material insurance policies covering the Company or any of its Subsidiaries and their respective properties, assets and businesses;

(xxi)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other analogous restrictive covenant obligation of any current or former officer, director or employee of the Company or its Subsidiaries;

(xxii)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company, any of its Subsidiaries or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(xxiii)    authorize, agree or commit to take any of the actions described in clauses (i) through (xxii) of this Section 5.1(b).

Section 5.2.    Access to Information; Confidentiality; Additional Rollover Agreements.

(a)    From and after the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, upon reasonable advance notice and subject to any prohibition by applicable Law, (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to relevant officers, employees, Representatives, assets and facilities and to relevant books, contracts, work papers and records of the Company and its Subsidiaries, and provide copies of such books, contracts, work papers and records of the Company and its Subsidiaries, in each case, to the extent reasonably requested by Parent or Merger Sub, (ii) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request, (iii) furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request and (iv) use commercially reasonable efforts to facilitate site visits by Parent or any of its Representatives at any facility of a third-party contract manufacturer of the Company or any of its Subsidiaries; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense and provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii) through (iv), will be limited to reasonable business purposes, including the planning of any restructuring, post-closing operations or the integration of the Company, its Subsidiaries, and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries, and their respective businesses, on the other hand, as well as in connection with the review of financial statements, Taxes, any potential Action or investigation by or before a Governmental Body (including in connection with matters covered under Section 5.14 and SEC or other Governmental Body reporting obligations); provided, however, that subject to Section 5.24, nothing in this Section 5.2(a) shall, with the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed) and subject to any prohibition by applicable Law, prevent Parent or Topco from having reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to employees of the Company identified in writing by the Company and Parent for the sole purpose of seeking to have such employees enter into a Company RSU Rollover Agreement, Company PSU Rollover Agreement, Company Stock Option Rollover Agreement or Additional Rollover Agreement, as applicable, or seeking to have such employees that own Company Common Stock subscribe for Topco Series A Preferred Units prior to the Effective Time.

(b)    Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 5.2(a) to the purpose specified herein.

(c)    Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, to the extent (i) the provision of such information violates any of its or its Affiliates’ respective obligations with respect to confidentiality under any applicable Contract or Law, (ii) such information relates to the applicable portions of minutes of the meetings of the Company Board or any committee (including the Special Committee) thereof (including any presentations or other materials prepared by or for the Company Board or any committee (including the Special Committee) thereof) where the Company Board or any committee (including the Special Committee) thereof discussed the Contemplated Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any Person, any Acquisition Proposal or any Intervening Event, (iii) such inspection or disclosure would reasonably be expected to conflict with applicable Contracts or Laws, or (iv) that affording such access or furnishing such information would in the reasonable opinion of the Company (after consulting counsel) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, in each case, the Company shall use commercially reasonable efforts to cooperate with Parent to and use commercially reasonable efforts to permit disclosure of the applicable portion of information to Parent, Merger Sub or their respective Representatives to the extent it would not violate applicable Contract or Law or waiver of privilege.

(d)    Notwithstanding anything to the contrary herein, (i) the Company may satisfy its obligations set forth above by electronic means if physical access is not feasible or would not be permitted under applicable Law (including as a result of COVID-19 or any Health Measures) and (ii) the Company will not be required to provide access or make any disclosure to Parent, Merger Sub or any of their respective Representatives pursuant to this Section 5.2 to the extent that such access to information is reasonably pertinent to an Action relating to or arising out of the Contemplated Transactions where the Company and its Affiliates, on the one hand, and Parent, Merger Sub, or any of their respective Affiliates, on the other hand, are adverse parties.

Section 5.3.    Acquisition Proposals.

(a)    The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, shall direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and shall not authorize or direct its other Representatives to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate or engage in discussions or negotiations with any Person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or designees or Affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)) who has submitted an Acquisition Proposal or any proposal, offer or inquiry relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) provide any non-public information or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries, in each case, to any Person or host any meeting (including by telephone or videoconference) with any Person (in each case, other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any designees or Affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any Rollover Holder or potential Rollover Holder in connection with an actual or potential investment in Topco) in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any offer, proposal or inquiry relating to an Acquisition Proposal, (iv) in connection with any Acquisition Proposal, grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality agreement (other than any standstill or similar provision), in each case, in a manner favorable to the counterparty thereto, or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other Contract or agreement relating to an Acquisition Proposal (other than with Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or designees or Affiliates of Parent, Merger Sub or SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby)). The Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any designee of Parent, Merger Sub, SLR (with respect to the Contemplated Transactions or SLR Financing Agreements and the transactions contemplated thereby) or any Rollover Holder or potential Rollover Holder in connection with an actual or potential investment in Topco) with respect to any Acquisition Proposal or any inquiry, proposal or offer relating to an Acquisition Proposal, and, promptly (but in no event later than forty-eight (48) hours following the date of this Agreement) shall request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person in the twelve (12) months prior to the date hereof and terminate access to any physical or electronic data rooms relating to a possible or actual Acquisition Proposal. Notwithstanding the foregoing, the Company and its Representatives may (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (y) inform a Person that has made or to the Knowledge of the Company, is considering making, following the date hereof, an Acquisition Proposal of the provisions of this Section 5.3. Any breach of this Section 5.3(a) by any Subsidiary of the Company or any of their respective directors or officers shall be deemed to constitute a breach by the Company.

(b)    Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and until the Company’s receipt of the Requisite Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of Section 5.3(a) and (ii) the Company Board or a committee (including the Special Committee or an alternative special committee of the Company Board consisting of independent directors) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or the Special Committee (or an alternative special committee of the Company Board consisting of independent directors) under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided that (1) the Company shall not, shall cause its Subsidiaries not to, shall direct its legal counsel, financial advisors and agents serving in such similar capacities not to, and shall not authorize or direct its other Representatives to, disclose such information to, or participate in such discussions or negotiations with, such Person unless the Company (I) has entered into a confidentiality agreement prior to the date of this Agreement with such Person, or (II) enters into a customary confidentiality agreement with such Person following the date of this Agreement, in the case of clause (II), (x) with terms governing confidentiality and use of such information that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement (except that any such confidentiality agreement need not contain a standstill or similar provision), and (y) that does not prevent the Company from providing any information to Parent and Merger Sub to the extent required by this Agreement; provided that any competitively sensitive information or data provided to any such Person pursuant to such confidentiality agreement who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data and (2) the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent, Merger Sub and their respective Representatives any non-public information concerning the Company or any of its Subsidiaries provided or made available to such other Person or any of its Representatives that was not previously provided or made available to Parent and Merger Sub.

(c)    The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing of the receipt by the Company of any Acquisition Proposal or any offer or proposal that would reasonably be expected to result in an Acquisition Proposal, which notice shall include any written indication by any Person that it is considering making an Acquisition Proposal, including (A) the identity of the Person or group of Persons making such Acquisition Proposal, and (B) a copy of any such Acquisition Proposal or such offer or proposal that is made in writing (or, if oral, a reasonably detailed summary of the material terms and conditions of any such Acquisition Proposal, including, for the avoidance of doubt, the form and amount of consideration, the proposed financing arrangements and any conditions to closing (to the extent so communicated to the Company)). Thereafter, the Company shall use reasonable best efforts to keep Parent reasonably informed of the status and material terms and developments of any such Acquisition Proposal or offer or proposal (including any amendments, revisions or other changes to the material terms thereof), on a reasonably prompt basis (and in any event within forty-eight (48) hours of any material changes or developments). Further, for the avoidance of doubt, any information provided by the Company or its Representatives to Parent and its Representatives pursuant to this Section 5.3(c), shall be kept confidential in accordance with the Confidentiality Agreement.

(d)    Except as expressly permitted by Section 5.3(e) or Section 5.3(f), the Company Board and each committee (which committee must include the Special Committee or an alternative special committee of the Company Board consistent of independent directors) thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or its Subsidiaries to enter into any acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 5.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)    Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the Company’s receipt of the Requisite Stockholder Approval:

(i)    the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.3(a) and that the Company Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c); and no earlier than the end of the Notice Period, after negotiating and instructing those Representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of this Agreement such that the Acquisition Proposal (C) no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Company Board or any committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, after taking into consideration the terms of any proposed amendment or modification to this Agreement, the Equity Commitment Letter that Parent has committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable Law;

(ii)    the Company Board or a committee (including the Special Committee) may make a Change of Board Recommendation in response to an Acquisition Proposal if (A) the Company receives an Acquisition Proposal that did not result from a material breach of this Section 5.3(a) and that the Company Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(c), and (C) no earlier than the end of the Notice Period, after negotiating and instructing those Representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of this Agreement such that the Acquisition Proposal no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), the Company Board or a committee (including the Special Committee) thereof determines in good faith, after consultation with outside legal counsel and financial advisors, that the Acquisition Proposal that is the subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, in each case, after taking into consideration any changes to this Agreement, the Equity Commitment Letter that Parent has committed to make during the Notice Period;

(iii)    other than in connection with an Acquisition Proposal, the Company Board or a committee (including the Special Committee) thereof may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, which notice shall describe the Intervening Event in reasonable detail, and (B) no earlier than the end of the Notice Period, after negotiating and instructing those Representatives who would reasonably be expected by the Company to participate in such negotiations, to negotiate during the Notice Period to allow Parent to offer adjustments to the terms of this Agreement (if such negotiation is desired by Parent), the Company Board or any committee (including the Special Committee) thereof determine in good faith, after consultation with outside legal counsel and financial advisors, and after considering the terms of any proposed amendment or modification to this Agreement that Parent has committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv)    during any Notice Period, if requested by Parent, the Company shall, and shall instruct those Representatives who would reasonably be expected by the Company to participate in such negotiations to, negotiate in good faith with Parent and its Representatives regarding potential changes to this Agreement and the other Transaction Documents.

The provisions of this Section 5.3(e) apply to (x) any amendment, revision or change to any material terms or conditions (it being understood that the per share consideration payable in respect of each share of Company Common Stock shall constitute a material term) of any applicable Superior Proposal with respect to Section 5.3(e)(i) and Section 5.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i)(C) or (ii)(C), as the case may be, and (y) any material change to or material development in respect of the facts and circumstances relating to any Intervening Event with respect to Section 5.3(e)(iii) and require a revised Determination Notice and a new Notice Period pursuant to clause (iii)(B).

(f)    Nothing contained in this Agreement prohibits (i) the Company Board or a committee (including the Special Committee) thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e‑2(a) and Rule 14d-9(f) promulgated under the Exchange Act, or (B) making any public statement if the Company Board or a committee (including the Special Committee) thereof determines in good faith (after consultation with outside legal counsel) that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided that any such action that would otherwise constitute a Change of Board Recommendation shall be made only in accordance with Section 5.3.

(g)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.3 shall apply to, or shall be deemed to prohibit, limit, restrict, impair or otherwise affect the ability of the Company, its Subsidiaries and its and their respective Representatives to engage in discussions or negotiations or take any other action that would otherwise be prohibited by Section 5.3(a) (i) in connection with an actual or potential investment in Topco by any actual or potential Rollover Holder (including, for the avoidance of doubt, any discussions or negotiations with any potential Rollover Holder, SLR or their respective Affiliates or Representatives) and (ii) with SLR and its Affiliates and Representatives in its capacity as a lender of the Company and its Subsidiaries, including in connection with the Contemplated Transactions, the SLR Financing Agreements and the other Loan Documents, and no agreement, discussion, negotiation or action taken by the Company, its Subsidiaries or any of its Representatives with respect to any actual or potential Rollover Holder in connection with an actual or potential investment in Topco or any discussions with SLR or any of its Affiliates or Representatives in its capacity as a lender of the Company and its Subsidiaries, including in connection with the Contemplated Transactions, the SLR Financing Agreements and the other Loan Documents, shall be deemed a breach or violation of this Section 5.3.

(h)    Nothing in Section 5.3(a) shall apply to, or shall be deemed to prohibit, limit, restrict, impair or otherwise affect the ability of the Company, its Subsidiaries and its and their respective Representatives to contact or engage in discussions with other third parties who operate in the same industry as the Company and its Subsidiaries regarding current or potential strategic business relationships with the Company and its Subsidiaries, so long as (A) such discussions do not relate to, or would not reasonably be expected to result in the submission to the Company of, any Acquisition Proposal and (B) such contact and discussion are not made with the intent to initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal, or with the intent of circumventing the restrictions set forth in Section 5.3(a). Prior to the any officers of the Company or its Subsidiaries initiating any senior executive-level discussion with any third parties who operate in the same industry as the Company or its Subsidiaries regarding current or potential strategic business relationships with the Company, the Company and its Subsidiaries shall consult with Parent regarding outreach to such third parties, and obtain Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) regarding such contact and discussion; provided, however, that it is understood and agreed that the foregoing shall in no way limit or restrict any ordinary course business discussions of non-senior executive level employees of the Company in the ordinary course.

Section 5.4.    Proxy Statement; Schedule 13E-3.

(a)    Promptly following the date hereof, and in no event later than forty-five (45) days following the date of this Agreement, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting and for the purpose of obtaining the Requisite Stockholder Approval, and the Company and Parent will jointly prepare and file with the SEC a Schedule 13E-3; provided that neither the Company nor Parent shall be in breach of this Section 5.4(a) as a result of any delay in filing the Proxy Statement or the Schedule 13E-3 caused by the failure of any party or any filing person thereunder to comply with its obligations under Section 5.4(b) or provide information reasonably necessary in connection therewith. The Company shall use reasonable best efforts to cause the Proxy Statement when filed to comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and shall cause the Proxy Statement, when mailed to Company’s Stockholders, to comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 5.3(e), the Company must include the Company Board Recommendation in the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b)    Each of the Company, on the one hand, and Topco, Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth or incorporated by reference in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company’s stockholders. Notwithstanding the forgoing, no representation, warranty, covenant or agreement is made by the Company with respect to any information supplied by Topco, Parent, Merger Sub or SLR for inclusion or incorporation by reference into the Proxy Statement or the Schedule 13E-3.

(c)    The Company and its Affiliates, on the one hand, and Parent and, its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3 without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel; provided, that the foregoing shall not apply in respect of any communications in respect of a Change of Board Recommendation. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or the Schedule 13E-3; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or the Schedule 13E-3; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. Subject to applicable Law, the Company will use its commercially reasonable efforts to cause the Proxy Statement and the Schedule 13E-3 to be disseminated to the Company stockholders as promptly as reasonably practicable (and in any event no later than the first Business Day following the tenth (10th) calendar day) following the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or the Schedule 13E-3 (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement and the Schedule 13E-3 that the SEC will or will not be reviewing the Proxy Statement and the Schedule 13E-3) (the “Clearance Date”).

Section 5.5.    Company Stockholder Meeting.

(a)    Subject to the provisions of this Agreement, the Company will take all actions necessary in accordance with the DGCL, the Exchange Act and the Company Organizational Documents to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”), as promptly as reasonably practicable following the Clearance Date for the purpose of obtaining the Requisite Stockholder Approval. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(e) and unless there has been a Change of Board Recommendation made in compliance with Section 5.3, the Company will (i) use its commercially reasonable efforts to solicit proxies to obtain the Requisite Stockholder Approval, (ii) take all reasonable lawful actions to solicit the Requisite Stockholder Approval and (iii) provide regular updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results).

(b)    Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow time for the filing or dissemination of any supplemental or amended disclosure document that the Company Board or the Special Committee has determined in good faith (after consultation with outside legal counsel) is required to be filed and disseminated under applicable Laws, or an order or request from the SEC or its staff, (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two (2) times pursuant to this clause (ii) or adjourn the Company Stockholder Meeting to a date that is more than fifteen (15) days past the originally scheduled date, in each case, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)); or (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law; provided that with respect to clauses (i) and (ii), the Company shall not postpone or adjourn the Company Stockholder Meeting more than two (2) times without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the date of the Company Stockholder Meeting as originally called is for any reason postponed or adjourned, except as required by applicable Law, the Company shall use commercially reasonable efforts to implement such postponement or adjournment in such a way that the Company is not required under applicable Law to establish a new record date for the Company Stockholders Meeting, as so postponed or adjourned. Notwithstanding anything in this Agreement to the contrary, as long as the Company has complied with its obligations under Section 5.8 in all material respects, the Company will not be required to hold the Company Stockholder Meeting prior to the date that is three (3) Business Days after the date on which Parent notifies the Company that all of the filings (or draft filings where applicable) necessary to seek the Regulatory Approvals set forth in Section 5.8(a) of the Company Disclosure Letter have been filed with the relevant Governmental Body (and such filings have actually been made) and the Company will be permitted to postpone or adjourn the meeting until such filings (or draft filings as applicable) have been filed. Notwithstanding anything to the contrary herein, unless this Agreement is validly terminated in accordance with Article VII, the Company will submit this Agreement to the Company’s stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or the Special Committee) has effected a Change of Board Recommendation.

Section 5.6.    Employment and Employee Benefits Matters.

(a)    Subject to the terms of any agreement between a Current Employee and the Company, Parent shall cause the Surviving Corporation and each of its other Subsidiaries to, for a period of one year following the Effective Time (or until employment terminates, if sooner), maintain for each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Current Employee”) (i) an annual base salary and target annual cash bonus opportunity (excluding equity-based compensation and, with respect to the 2025 performance year, specific performance goals) that are, in each case, no less than those provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits that are substantially comparable in the aggregate to those maintained for and provided to the Current Employee as of immediately prior to the Effective Time (in each case, excluding equity, equity-based, deferred compensation, severance, change in control, retention or transaction-related benefits, specific performance goals for any cash incentive compensation for the 2025 performance year, defined benefit pension and post-retirement welfare arrangements) and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or one of its Subsidiaries to the Current Employee as of immediately prior to the Effective Time and to the extent set forth on Section 5.6(a) of the Company Disclosure Letter, subject to, as a condition to such Current Employee receiving such severance in connection with such Current Employee’s termination, the applicable Current Employee having then signed and not revoked a release of claims in a form substantially in the form of the Company’s standard release of claims and, in each case, except as otherwise agreed to with a Current Employee.

(b)    Parent shall use commercially reasonable efforts to cause the Surviving Corporation to cause service rendered by Current Employees to the Company and its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Plans) prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate and, solely for vacation and paid time off policies and severance plans and policies, determining levels of benefits under all employee benefit plans, programs, or arrangements of Parent and the Surviving Corporation and its Subsidiaries (the “New Plans”) in which the Current Employees are otherwise eligible to participate, to the same extent and for the same purpose as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time (the “Old Plans”); provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or coverage with respect to the same type of benefits and period of service. Parent shall use commercially reasonable efforts to cause the Surviving Corporation to waive any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any New Plan to the extent such restriction would not have been applicable to a Current Employee under any comparable Old Plan in which they participated prior to the Effective Time. Parent shall use commercially reasonable efforts to cause the Surviving Corporation and its Subsidiaries to give such Current Employees credit under the New Plans for any eligible expenses incurred by such Current Employees and their covered dependents and credited to such person under the comparable Old Plan during the portion of the plan year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents under the New Plans in respect of the plan year in which the Effective Time occurs.

(c)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms and applicable Law. The Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to satisfy any legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees (or any individual service provider or groups of individual service providers) of the Company or any of its Subsidiaries, or any union, works council or similar employee representative organization (a “Labor Organization”) which is required by applicable Law or Contract of the Company with a Labor Organization as a result of the Contemplated Transactions (the “Labor Consultations”). In connection with the Labor Consultations, the Company shall (i) keep Parent reasonably informed of the status of any material developments with respect to such Labor Consultations, (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any written material communications to any Labor Organizations with respect to such Labor Consultations and consider in good faith Parent’s reasonable comments thereto, and (iii) provide Parent with a true and certified copy of any written opinion or written statement delivered by any Labor Organization.

(d)    No provision of this Agreement (i) prohibits Parent or the Surviving Corporation from establishing, amending or terminating any Company Plan or any other benefit or compensation plan, policy or arrangement, (ii) requires Parent or the Surviving Corporation to keep any Person employed for any period of time or to offer any particular term of employment, (iii) constitutes the termination of, establishment or adoption of, or amendment to, any Company Plan or other benefit or compensation plan, policy or arrangement or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

Section 5.7.    Directors’ and Officers’ Indemnification and Insurance.

(a)    Topco shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of current (as of the Effective Time) and former directors, officers and employees of the Company than are currently provided in the Certificate of Incorporation and Bylaws as of the date hereof, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration date of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification or repeal is required by applicable Law, in which case Topco shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws of the Surviving Corporation as to have the least adverse effect on the rights of the individuals referenced in this Section 5.7.

(b)    Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time and until the date that is six (6) years from the Closing Date, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) or former director, officer, employee or fiduciary of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable and documented out-of-pocket expenses incurred by the Indemnified Party in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, or fiduciary of the Company or, while serving as an officer, director, employee or fiduciary of the Company, is or was serving as an officer, director, employee or fiduciary of any of the Company’s Subsidiaries or another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law; provided, that, employees and fiduciaries of the Company shall only be included as Indemnified Parties to the extent the Company provides similar rights to indemnification and exculpation to such Persons as of the date of this Agreement. In the event of any such Action, the Surviving Corporation shall advance to such Indemnified Party reasonable and documented out-of-pocket expenses that may be reasonably incurred by such Indemnified Party in the defense of such Action, including reasonable and documented out-of-pocket attorneys’ fees (provided that any such Indemnified Party to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Indemnified Party is not entitled to indemnification).

(c)    Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation shall purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date that is six (6) years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective (in the aggregate) to such directors and officers as the coverage provided by such existing policies; provided that the aggregate premium for such tail policy may not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the Effective Time (the “Maximum Tail Premium”). Parent shall cause the Surviving Corporation to (x) maintain such policy in full force and effect for the full term thereof and (y) honor all obligations thereunder.

(d)    Without limiting any of the rights or obligations under this Section 5.7, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date of this Agreement and made available to Parent between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent will cause the Surviving Corporation to perform its obligations pursuant to such agreements.

(e)    This Section 5.7 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Indemnified Party. The indemnification and advancement provided for in this Section 5.7 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Topco shall use commercially reasonable efforts to make proper provisions such that the applicable acquiror, successor or assign will assume the applicable obligations set forth in this Section 5.7.

Section 5.8.    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall, and shall cause its respective Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the other Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to use commercially reasonable efforts to (i) obtain or cause to be obtained, or make or cause to be made, all required permits, licenses, registrations, certificates, authorizations, orders, exemptions, clearances, consents and approvals under applicable Antitrust Laws, Foreign Investments Laws and Healthcare Laws set forth on Schedule 5.8(a) of the Company Disclosure Letter in connection with the Contemplated Transactions, in each case, as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the applicable filings (or draft filings where applicable) pursuant to the Regulatory Approvals set forth in Section 5.8(a) of the Company Disclosure Letter must be made as promptly as practicable after the date of this Agreement (and in no event later than ten (10) Business Days after the date of this Agreement)), and (ii) make an appropriate response as promptly as practicable to any request for information and documentary material that may be made by a Governmental Body pursuant to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws. Parent shall, with the reasonable cooperation of the Company, be responsible for making any filing or notification required for the purposes of consents or approvals required under any applicable Antitrust Laws or Foreign Investment Laws. The Company shall, with the reasonable cooperation of Parent, be responsible for making any filing or notification required for the purposes of the Regulatory Approvals required under any applicable Healthcare Laws. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws.

(b)    Without limiting the foregoing, the parties hereto agree, in each case in connection with the Merger or the other Contemplated Transactions (i) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws, (iv) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, Foreign Investment Laws or Healthcare Laws, to promptly notify the other parties of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws, Foreign Investment Laws or Healthcare Laws and (vi) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or Healthcare Laws. Any such disclosures or provision of copies by one party to the others may be redacted or made on an outside counsel basis, if and to the extent reasonably appropriate.

(c)    Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Subsidiaries to, (i) take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, (ii) use its commercially reasonable efforts to take any and all actions necessary to obtain any consents or approvals under Foreign Investments Laws in connection with the Contemplated Transactions, to the extent necessary, and the Regulatory Approvals, and (iii) use its commercially reasonable efforts to take any and all actions necessary to obtain any other consents, clearances, or approvals required in order to eliminate impediments under applicable Laws asserted by any Governmental Body, including in respect of any Laws, order, injunction or decree by any Governmental Body of competent jurisdiction that may be in effect that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the Contemplated Transactions, in each case, to cause the Merger to occur as promptly as possible (provided that this clause (iii) shall in no way include actions with respect to (x) Labor Consultations, (y) any Permit that the Company, as of the date of this Agreement, does not believe is required for the operation of the business of the Company and its Subsidiaries or (z) any Healthcare Laws, including (A) promptly complying with any required requests for additional information (including any second request or equivalent) by any Governmental Body, (B) if necessary to obtain clearance by any Governmental Body before the Outside Date, offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of any and all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) and any other restrictions on the activities of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and (C) contesting, defending, and appealing any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party hereto to consummate the Merger and taking such actions to prevent the entry, enactment, or promulgation thereof; provided, that Parent and its Subsidiaries will not be required to take any of the actions contemplated by the foregoing clauses (B) or (C) as a condition by any Governmental Body to obtaining any consent or approval under Foreign Investments Laws in connection with the Contemplated Transactions, to the extent necessary, or any Regulatory Approval in the event that such action contemplated by such clauses would reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole, following the Contemplated Transactions. Subject to the other provisions of this Agreement, including this Section 5.8, each party shall not, and shall cause each of its Subsidiaries to not, take, any action or omit to take any action that would reasonably be expected to materially delay or prevent clearance by any Governmental Body or to make clearance by any Governmental Body before the Outside Date less probable in any material respect. Parent shall bear the filing fees incurred in connection with any filings in connection with any consents or approvals under Antitrust Laws, Healthcare Laws or Foreign Investments Laws in connection with the Contemplated Transactions, to the extent necessary, and the Regulatory Approvals.

(d)    Without limiting the obligations in clauses (a), (b) and (c) of this Section 5.8, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Merger, each of Parent, Merger Sub, and the Company shall cooperate in all respects with each other and shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e)    Prior to the Effective Time, each party hereto shall use commercially reasonable efforts to deliver any notices to or obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Contemplated Transactions; provided that in no event will Parent, Merger Sub, the Company or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract. Notwithstanding the foregoing, except as required by applicable Law or an applicable Labor Agreement, the Company shall not consult with any Union regarding the Contemplated Transactions without obtaining Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.9.    Public Announcements. Parent and the Company agree to jointly issue press releases announcing this Agreement and the consummation of the Mergers. The Company shall not, and shall cause each of its Subsidiaries not to, and Topco shall not, and shall cause each of its Subsidiaries not to, and each shall direct their respective legal counsel, financial advisors and agents serving in such capacities not to and shall not authorize or permit their respective other Representatives to, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other party, except any release or announcement required by applicable Law (including in connection with the making of any filings or notifications required under or in order to obtain the Regulatory Approvals in connection with the Contemplated Transactions) or any rule or regulation of OTC or any stock exchange to which the relevant party hereto is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and shall consider in good faith the comments of each such other party therein. The restrictions of this Section 5.9 do not apply to (i) communications by any party hereto or its Representatives in connection with, or following, an Acquisition Proposal or a Change of Board Recommendation or (ii) any press release or announcement made by a party hereto to the extent that such press release or announcement is consistent with any press release or announcement previously made in compliance with this Section 5.9, so long as any such press release or announcement remains true and correct in all material respects and no party hereto has requested in writing that the other parties hereto discontinue the use or public communication of such press release or announcement. Notwithstanding the foregoing, Parent, Merger Sub, and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Contemplated Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.10.    Conduct of Topco, Parent and Merger Sub.

(a)    Subject to the other provisions of this Agreement, including Section 5.8, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with the terms herein, Topco (i) shall not, and shall cause each of its Subsidiaries not to, take any action or fail to take any action with the primary intent of (x) causing any of the conditions to the Merger not being satisfied or (y) preventing, materially delaying, or materially impeding the ability of Topco, Parent and Merger Sub to consummate the Merger or the other Contemplated Transactions or the other SLR Financing Agreements to which Topco or any of its Subsidiaries are a party and (ii) shall, and shall cause each of its Subsidiaries to, perform its respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Topco, Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

(b)    Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

(c)    Prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, Topco shall, and shall cause its respective Subsidiaries and Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the SLR Rollover Contribution pursuant to and in accordance with the provisions of the SLR Rollover Agreement. Notwithstanding anything to the contrary in the SLR Rollover Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the other Transaction Documents and the SLR Financing Agreements to which the Company a party, the Company is and shall be an express third-party beneficiary of the SLR Rollover Agreement solely for purposes of causing Topco and its Subsidiaries to cause the consummation of the SLR Rollover Contribution (and, subject to the terms and conditions of the SLR Rollover Agreement, the Rollover Closing) pursuant to and in accordance with Section 2.1 and Section 2.2 of the SLR Rollover Agreement, and the Company shall be entitled to enforce those provisions of the SLR Rollover Agreement, including pursuant to Section 9 of the SLR Rollover Agreement, to cause Topco and its Subsidiaries to cause the consummation of the SLR Rollover Contribution (and, subject to the terms and conditions of the SLR Rollover Agreement, the Rollover Closing) pursuant to and in accordance with Section 2.1 and Section 2.2 and the other provisions of the SLR Rollover Agreement, as if the Company were a direct party thereto.

Section 5.11.    No Control of the Company’s Business. Nothing contained in this Agreement gives Topco, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time; provided, the foregoing shall not relieve the Company or its Subsidiaries from their obligations under this Agreement or any other Transaction Document. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12.    Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any other business activities and shall not incur any liabilities or obligations other than as contemplated herein.

Section 5.13.    Ownership of Company Securities. Prior to the Effective Time, except as expressly contemplated by the Rollover Agreements or the Support Agreements entered into on the date hereof (copies of which have been provided to the Company), any Company RSU Rollover Agreement, Company RSU Rollover Agreement or Company Stock Option Rollover Agreement, in each case, entered into on the date hereof (copies of which have been provided to the Company) or, following the date of this Agreement, the Additional Rollover Agreements pursuant to Parent’s and its Affiliates’ compliance with Section 5.24, Topco and Parent shall not, and shall cause each of their respective Subsidiaries to not, without the prior written consent of the Company, acquire (directly or indirectly, beneficially or of record) any Company Common Stock, or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock. Without the prior written consent of the Company, none of Topco, Parent, Merger Sub or their respective Affiliates shall hold any rights to acquire any Company Common Stock except pursuant to this Agreement or expressly contemplated by the Rollover Agreements or Support Agreements entered into on the date hereof (copies of which have been provided to the Company), any Company RSU Rollover Agreement, Company RSU Rollover Agreement or Company Stock Option Rollover Agreement, in each case, entered into on the date hereof (copies of which have been provided to the Company) or, following the date of this Agreement, the Additional Rollover Agreements pursuant to Section 5.24. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 5.13 shall not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Topco, Parent, Merger Sub or their respective Subsidiaries exercise no investment discretion and provided such beneficial ownership does not result in an obligation by Topco, Parent, Merger Sub or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 5.14.    Stockholder Litigation. The Company shall promptly notify Parent of Actions instituted against the Company, its Subsidiaries or any of its or their directors or officers relating to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which the Company is a party or the Contemplated Transactions (“Stockholder Litigation”), including by providing Parent with copies of all pleadings, filings and other material documents with respect to such Stockholder Litigation, and shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of such Stockholder Litigation. Parent shall have the right to participate in the defense, settlement and prosecution of any such Stockholder Litigation, the Company shall consult with Parent regarding the defense, settlement and prosecution of any such Stockholder Litigation, and the Company shall not, and shall cause its Subsidiaries and its and their directors or officers not to, settle or compromise, or agree or commit to settle or compromise, any Stockholder Litigation, or consent or agree to the entry of any order, judgment, stipulation or decree with respect to any Stockholder Litigation, without the prior written consent of Parent.

Section 5.15.    Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Equity Financing contemplated by the Equity Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Equity Commitment Letter, including (a) maintaining in full force and effect the Equity Commitment Letter in accordance with the terms thereof and complying with its obligations thereunder and (b) satisfying on a timely basis all conditions to the funding of the Equity Financing set forth in the Equity Commitment Letter, if any, that are within Parent’s or Merger Sub’s control, in each case, no later than at the Closing (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing). In the event that all conditions contained in the Equity Commitment Letter have been satisfied, Parent and Merger Sub shall use commercially reasonable efforts to cause Parent Sponsor to comply with its obligations thereunder, including to fund the Equity Financing. Parent and Merger Sub shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Equity Financing and any other financing upon the written request of the Company and shall give the Company prompt written notice of (i) any breach by any party to the Equity Commitment Letter of any material provision which Parent or Merger Sub has become aware or (ii) Parent’s or Merger Sub’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of the Equity Financing contemplated by the Equity Commitment Letter on the terms and conditions described therein.

Section 5.16.    Further Assurances. The Company acknowledges and agrees, at and after the Effective Time, the officers and directors of the Surviving Corporation and Parent are authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers, and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17.    State Takeover Laws. Subject to the representations and warranties set forth in Section 4.9 being true and accurate, the Company and the Company Board (or any duly empowered committee thereof, including the Special Committee) shall take all action within its power and authority necessary to ensure that no “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the Contemplated Transactions. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to any of the Contemplated Transactions, the parties hereto will take all such actions within their respective power and authority as are necessary to ensure that the Contemplated Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of any such statute or regulation on such transactions.

Section 5.18.    Director Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use commercially reasonable efforts to cause any director of the Company or any of its Subsidiaries, in each case and to the extent requested by Parent, to resign from his or her position as a director of the Company or any of its Subsidiaries effective as of, and conditioned upon the occurrence of, the Effective Time.

Section 5.19.    FIRPTA Certificate. Unless not otherwise permitted by applicable Law, the Company shall deliver to Parent, at or prior to the Closing, a certificate and corresponding notice to the IRS and duly executed and acknowledged, satisfying the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

Section 5.20.    Notice of Certain Events. Each party hereto will deliver, as promptly as practicable thereafter, notice to the other parties hereto (a) of any breach of any covenant or agreement made by such party in this Agreement, if such breach is reasonably expected to result in the failure of a condition set forth in Article VI, (b) in the event that any representation or warranty of such party is inaccurate, becomes inaccurate after the date of this Agreement or would be inaccurate as of the Closing Date, in each case, if such inaccuracy is reasonably expected to result in the failure of a condition set forth in Article VI, (c) any change, effect, event, inaccuracy, occurrence, circumstance, condition, fact or state of facts or worsening thereof that has or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (d) of receipt of a notice from any Person alleging that the consent of such Person is required in connection with the consummation of the Contemplated Transactions; provided that the delivery of any notice pursuant to this Section 5.20 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification; provided, further, that any failure to deliver the notice contemplated by this Section 5.20 shall not constitute or result in a breach of this Agreement or any provision hereof.

Section 5.21.    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and the rules and policies of the OTC and the SEC to cause the delisting of the Company and of the Shares from OTC as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Shares to be delisted from OTC prior to the Effective Time.

Section 5.22.    Credit Agreement. On the Closing Date, provided, that the SLR Rollover Contribution will occur substantially concurrently with the Closing pursuant to and in accordance with the provisions of the SLR Rollover Agreement, and at the Closing (but immediately following both (a) the consummation of the Merger and (b) the making of the cash payments by Parent to the Surviving Corporation pursuant to Section 1.7), the Company shall (i) repay all Term B Loans in full pursuant to the terms of the Credit Agreement and the other Loan Documents, and (ii) subject to the Reimbursable Expenses Cap (and the Sub Caps) pursuant to Section 7.6, to the extent applicable, pay all Lenders’ Expenses (including, for the avoidance of doubt, costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) of SLR (subject to the Reimbursable Expenses Cap and the Sub Caps pursuant to Section 7.6, to the extent applicable) in connection with this Agreement, the Credit Agreement, the other Loan Documents, the other Transaction Documents and the Contemplated Transactions), in each case that are unpaid and outstanding as of the Closing Date and in accordance with the terms of the Loan Documents (collectively, the “Credit Agreement Closing Payments”).

Section 5.23.    Certain Other Tax Matters. Each of Topco, Parent, Merger Sub and the Company (a) after the Effective Time, shall use their commercially reasonable efforts to cause the Parent Sponsor Contribution, the SLR Rollover Contribution, each Stockholder Rollover Contribution, each Additional Rollover Contribution, if any, and each Additional Subscription, if any, taken together, to be treated consistently with the Intended Contribution Tax Treatment and (b) after the Effective Time, shall not take any position in any Tax Return or in any Tax proceeding that would be inconsistent with the Intended Tax Treatment, except to the extent otherwise required by Law or as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.24.    Additional Rollover Agreements. Parent and Topco shall identify to the Company any potential Rollover Holders who Parent and Topco desire to enter into discussions with respect to entering into an Additional Rollover Agreement and shall consult with the Company in respect of such communications prior to reaching out to such potential Rollover Holders. Parent and Topco shall thereafter use commercially reasonable efforts to keep the Company reasonably informed of the status and terms of any Additional Rollover Agreements on a reasonably prompt basis, including in respect of the number of Shares, Company RSU Awards, Company PSU Awards or Company Stock Options, as applicable, intended to be subject to any Additional Rollover Agreements. Parent shall, and shall cause its Affiliates to, provide to the Company a reasonable opportunity to review and comment on the form of any Additional Rollover Agreement prior to an initial draft thereof being provided to, and prior to entry into any Additional Rollover Agreement with, any potential Rollover Holder, and Parent shall, and shall cause its Affiliates to, consider in good faith any such comments, and shall keep the Company reasonably informed of such negotiations.

Section 5.25.    Additional Subscriptions. The Company acknowledges and agrees that Parent and Topco may seek, prior to the Closing, to agree with one or more holders of shares of Company Common Stock that are reasonably acceptable to Parent and SLR that, immediately prior to the Effective Time, each such holder shall subscribe for Topco Series A Preferred Units with the same economic rights described in the SLR Rollover Agreement as the Topco Series A Preferred Units issued to Parent Sponsor and SLR and at a price per Topco Series A Preferred Unit equal to the Per Share Merger Consideration (the “Additional Subscriptions”) and in, furtherance of the foregoing, the Company will provide Parent and Topco with a list of such potential holders no later than five (5) Business Days following the date that the Company first disseminates the Proxy Statement to the Company stockholders; provided that (a) each such holder shall be an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act), (b) the aggregate dollar value (such amount, the “Total Additional Subscription Amount”) of all Additional Subscriptions (and Topco Series A Preferred Units to be issued in connection with the Additional Subscriptions) shall not exceed $3,500,000 (the “Additional Subscription Cap”), and (c) all cash paid to Topco in connection with the Additional Subscriptions shall thereafter be contributed from Topco to Parent; provided, further, in the event that the Additional Subscription Cap exceeds the Total Additional Subscription Amount (such excess amount, the “Additional Subscription Balance”), Parent Sponsor will have the right to subscribe for an additional number of Topco Series A Preferred Units immediately prior to the Effective Time with an aggregate value equal to the Additional Subscription Balance. The Company agrees that, to the extent that Parent has identified to the Company in writing, at least ten (10) days prior to the Closing, the holders of shares of Company Common Stock with whom it intends to seek participation in the Additional Subscriptions as described above in this Section 5.25, the Company shall use commercially reasonable efforts to permit Topco and Parent to contact such holders directly, and reasonably facilitate discussions between such holders and Parent, Topco and SLR with respect thereto.

ARTICLE VI
CONDITIONS OF MERGER

Section 6.1.    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of each of the following conditions:

(a)    No Law, order, injunction, or decree will have been issued, enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body of competent jurisdiction and is in effect that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the Contemplated Transactions.

(b)    The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

Section 6.2.    Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent and Merger Sub at or prior to the Effective Time of each of the following conditions:

(a)    (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3(a), (d) and (f) (Capital Stock), Section 3.9(a) (Absence of Certain Developments), Section 3.25 (Opinion), Section 3.26 (Anti-Take-Over Laws; No Rights Agreement) and Section 3.23 (Brokerage)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification, limitation or exception as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.25 (Opinion), Section 3.26 (Anti-Take-Over Laws; No Rights Agreement) and Section 3.23 (Brokerage) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects, as of such earlier date), (iii) the representations and warranties set forth in Section 3.3(a), Section 3.3(d) and Section 3.3(f) (Capital Stock) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, except for de minimis inaccuracies, as of such earlier date), and (iv) the representation and warranty set forth in Section 3.9(a) (Absence of Certain Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct).

(b)    The Company shall have performed or complied in all material respects with all of the covenants and obligations of the Company under this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)    The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company, on behalf of the Company, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied.

(d)    Since the date of the Agreement, there has not occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(e)    As of the Closing Date, the SLR Financing Agreements (as in effect on the date hereof or as may be amended pursuant to the terms thereof) shall not have been revoked or terminated, or purported to be revoked or terminated, by the Company or any of its Subsidiaries.

Section 6.3.    Conditions to the Company’s Obligation to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Topco, Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification, limitation or exception as to “materiality” or “Parent Material Adverse Effect”) has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Topco, Parent and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations of Topco, Parent and Merger Sub, respectively, under this Agreement required to be performed and complied with by Topco, Parent and Merger Sub, respectively, at or prior to the Closing.

(c)    Parent shall have delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent by a senior executive officer of Parent, on behalf of Parent, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4.    Notice. Each of the Company and Parent shall notify the other party (email being sufficient) reasonably promptly following such time as the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 are satisfied or, to the extent permitted by applicable Law, waived (other than conditions that, by their terms, cannot be satisfied until the Closing, but each of which is capable of being satisfied or, to the extent permitted by applicable Law, waived), and that such party is ready, willing and able to consummate the Closing on the date required by Section 1.2; provided, that such notice shall not affect, impair, alter or otherwise prejudice any of the rights or remedies that may be available to any party hereunder; provided, further that any failure to deliver a notice contemplated by this Section 6.4 shall not constitute or result in a breach of this Agreement or any provision hereof.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.    Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2.    Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent or the Company if:

(a)    any court of competent jurisdiction or other Governmental Body has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) will not be available to any party hereto if the issuance of such order, decree, ruling or other action was primarily caused by the failure of such party to perform any of its obligations under this Agreement, including Section 5.8;

(b)    the Effective Time has not occurred on or prior to December 31, 2024 (as such date may be extended pursuant to this Section 7.2(b), the “Outside Date”); provided, however, that (i) either Parent or the Company, by written notice to the other, may extend the Outside Date to 11:59 p.m., Eastern Time, on the date that is sixty (60) days following the Outside Date in the event that, as of the Outside Date, the condition set forth in Section 6.1(b) shall have not been satisfied, but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the Closing) or (ii) Parent and the Company may agree in writing to extend the Outside Date to any such later date as they mutually agree; provided, further, that the right to terminate this Agreement pursuant to this Section 7.2(b), will not be available to any party hereto whose failure to fulfill any of its obligations under this Agreement (including Section 5.8) has been the primary cause of the failure of the Effective Time to have occurred on or prior to the Outside Date; or

(c)    the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(c) will not be available to any party hereto whose failure to fulfill any of its obligations under this Agreement has been the primary cause of the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger.

Section 7.3.    Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, by the Company:

(a)    at any time prior to the Effective Time, if there has been a breach of any covenant or agreement made by Topco, Parent or Merger Sub in this Agreement, or any representation or warranty of Topco, Parent or Merger Sub is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of a condition set forth in Section 6.1 or Section 6.3 if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) thirty (30) days following receipt by Topco, Parent or Merger Sub of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement as to cause or result in either of the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied;

(b)    at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company has received a Superior Proposal that was not the result of a material breach of Section 5.3(a), in order for the Company to enter into a definitive agreement with respect to such Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of Section 5.3; provided that, (i) prior to any such termination, the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement and (ii) the Company pays or causes to be paid to Parent (or one or more of its designees) the Termination Fee pursuant to Section 7.5(b); or

(c)    (i) the Closing shall not have occurred on or before the date required by Section 1.2, (ii) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing, but each of which is capable of being satisfied or, to the extent permitted by applicable Law and this Agreement, waived by the Company at the Closing), (iii) the Company has certified to Parent and Merger Sub by irrevocable written notice that if Parent performs its obligations under this Agreement and the Equity Financing is funded in accordance with the Equity Commitment Letter, then the Company is ready, willing and able to consummate and will consummate the Closing, (iv) the Company gives Parent and Merger Sub written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.3(c), and (v) Parent and Merger Sub fail to consummate the Closing by the date required pursuant to Section 1.2.

Section 7.4.    Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, by Parent if:

(a)    at any time prior to the Effective Time, there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would cause a failure of a condition set forth in Section 6.1 or Section 6.2 if the Closing were to occur at such time, and such breach or inaccuracy is not capable of being cured before the earlier of (i) the Outside Date and (ii) thirty (30) days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) will not be available to Parent if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement as to cause or result in either of the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied; or

(b)    prior to the receipt of the Requisite Stockholder Approval, the Company Board or any committee (including the Special Committee) thereof effects a Change of Board Recommendation.

Section 7.5.    Effect of Termination.

(a)    In the event of any valid termination of this Agreement pursuant to this Article VII, this Agreement (other than Section 5.2(b), this Section 7.5, Section 7.6 and Article VIII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that, except in a circumstance where the Termination Fee is paid pursuant to Section 7.5(b), no such termination will relieve any Person of any liability for damages resulting from Fraud or any material breach of this Agreement occurring prior to such termination that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”); provided that, notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 7.5), in no event shall the Company Related Parties, on the one hand, or the Parent Related Parties, on the other hand, have any monetary liability or obligation under this Agreement in the event this Agreement is validly terminated pursuant to this Article VII for an aggregate amount greater than an amount equal to the sum of $1,000,000, plus, to the extent applicable, any Enforcement Expenses (the “Liability Limitation”).

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii)    this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii)    (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(c), or by Parent pursuant to Section 7.4(a), (B) any Person has provided to the Company Board or publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless publicly withdrawn prior to such termination (but whether or not publicly withdrawn prior to the date of the Company Stockholder Meeting, in the case of termination pursuant to Section 7.2(c))), and (C) within twelve (12) months after such termination, (i) the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or (ii) any Acquisition Proposal has been consummated; provided that for purposes of clause (C) of this Section 7.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”, then, in any such case, subject to Section 7.5(f), the Company shall pay or cause to be paid to Parent a termination fee of $1,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b), will be paid substantially concurrently with such termination (and as a condition to termination in the event of a termination by the Company), (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be paid to Parent upon the earlier of (x) the consummation of any Acquisition Proposal or (y) entry into an Alternative Acquisition Agreement. The Company will not be required to pay the Termination Fee pursuant to this Section 7.5(b) more than once.

(c)    In no event shall Parent be entitled to both specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the payment of the Termination Fee (or monetary damages). In no event shall the Company be entitled to both specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the payment of any monetary damages.

(d)    Notwithstanding anything to the contrary in this Agreement, (i) other than Parent’s injunctive, specific performance and equitable relief rights, Parent’s right to terminate this Agreement and receive payment of the Termination Fee (solely to the extent payable under Section 7.5(b)) (together with any Enforcement Expenses owed pursuant to Section 7.5(g)), from the Company shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Topco, Parent, Merger Sub, Parent Sponsor or any other Parent Related Party against the Company and the Company Related Parties for any and all losses, liabilities and damages that may be suffered based upon, resulting from, arising out of, or relating to this Agreement, the other Transaction Documents and the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document, the termination of this Agreement or any other Transaction Document, or the failure to consummate the Contemplated Transactions, and (ii) other than the payment of the Termination Fee to Parent by the Company if and when due (as well as any Enforcement Expenses owed pursuant to Section 7.5(g)), no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents or the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document, the termination of this Agreement or any other Transaction Document, or failure to consummate the Contemplated Transactions.

(e)    Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of this Section 7.5(e), if this Agreement is validly terminated by the Company pursuant to this Agreement, (i) the Company’s right to specific performance pursuant to Section 8.13 and the Company’s rights to seek monetary damages subject to the Liability Limitation will be the sole and exclusive remedies (whether at law, in equity, in contract, in tort, or otherwise) of the Company or any other Company Related Parties against Topco, Parent, Merger Sub, Parent Sponsor or any other Parent Related Parties in respect of this Agreement, the other Transaction Documents and SLR Financing Agreements to which Topco, Parent, Merger Sub or Parent Sponsor is a party and the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party, the termination of this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party, or the failure to consummate the Contemplated Transactions, and (ii) subject to the Company’s right to specific performance to enforce any of the surviving provisions of this Agreement, including to enforce the Damages Commitment, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the other Transaction Documents and SLR Financing Agreements to which Topco, Parent, Merger Sub or Parent Sponsor is a party or the Contemplated Transactions, including the breach of any representation, warranty, covenant, or agreement in this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party or any representation or warranty in any certificate delivered pursuant to this Agreement or any other Transaction Document and SLR Financing Agreements to which Topco, Parent, Merger Sub or Parent Sponsor is a party, the termination of this Agreement or any other Transaction Document and SLR Financing Agreement to which Topco, Parent, Merger Sub or Parent Sponsor is a party, or failure to consummate the Contemplated Transactions, except that, in each case, Parent Sponsor will remain obligated, and the Company may be entitled to remedies, with respect to monetary damages subject to the Liability Limitation. Notwithstanding the foregoing, nothing contained in this Section 7.5 or elsewhere in this Agreement shall limit the remedies (1) of any party to this Agreement under the Confidentiality Agreement in accordance with its terms so long as it remains in effect or (2) or rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements against any counterparty thereto other than the Parent Related Parties.

(f)    After termination of this Agreement, (i) notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, this Section 7.5 will not relieve, Topco, Parent or Merger Sub from any liability for any Fraud or Intentional Breach of this Agreement; provided that under no circumstances will the collective monetary damages payable by the Parent Related Parties, including for any Intentional Breach or Fraud under this Agreement, or any of the other Transaction Documents or the SLR Financing Agreements to which it is a party, or any of the Contemplated Transactions, exceed an amount equal to the Liability Limitation, (ii) notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, in no event shall the Company have any liability, including for Fraud or Intentional Breach of this Agreement, following the payment of the Termination Fee (as well as any Enforcement Expenses owed pursuant to Section 7.5(g)) if and to the extent payable pursuant to Section 7.5(b), (iii) notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, in no event shall the Company be required to pay both damages under this Agreement and the Termination Fee (as well as any Enforcement Expenses owed pursuant to Section 7.5(g)) and (iv) solely if and to the extent the Termination Fee is not owing or payable pursuant to Section 7.5(b), notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, this Section 7.5 will not relieve the Company from any liability for any Fraud or Intentional Breach of this Agreement; provided that under no circumstances will the collective monetary damages payable by the Company Related Parties, including for any Intentional Breach or Fraud under this Agreement, any of the other Transaction Documents or SLR Financing Agreement to which it is a party, or any of the Contemplated Transactions, exceed an amount equal to the Liability Limitation. Notwithstanding the foregoing, nothing contained in this Section 7.5 (subject in all cases to the last sentence of this Section 7.5(f)) or elsewhere in this Agreement shall limit the remedies of any party to this Agreement under Section 8.13 or under the Confidentiality Agreement. In no event will the Company or any other Company Related Party, on the one hand, or Topco, Parent, Merger Sub, Parent Sponsor or any other Parent Related Party, on the other hand, be entitled to recover any monetary recovery or monetary award or damages (including consequential, special, indirect or punitive damages) against any Parent Related Party or Company Related Party, respectively, with respect to this Agreement, any other Transaction Document or SLR Financing Agreement to which it is a party or the Contemplated Transactions (including any breach by any Parent Related Party or Company Related Party), the termination of this Agreement, any other Transaction Document or SLR Financing Agreement to which it is a party, the failure to consummate the Contemplated Transactions thereby or any claims, proceedings or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of an Intentional Breach or Fraud), other than to the extent expressly provided for in this Agreement and in an amount not to exceed the Liability Limitation. For the avoidance of doubt, (A) while the Company may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or damages (subject to the limitations herein) following the termination of this Agreement, under no circumstances shall the Company be permitted or entitled to receive from Parent both a grant of specific performance in accordance with Section 8.13 that results in the occurrence of the Closing and the funding of the Equity Financing and payment of the Merger Consideration, on the one hand, and be awarded any monetary damages, on the other hand, and (B) while Parent may pursue a grant of specific performance under Section 8.13 prior to termination of this Agreement and/or the payment of the Termination Fee (if and to the extent payable pursuant to Section 7.5(b)) or damages (subject to the limitations herein) under this Section 7.5 following the termination of this Agreement if the Termination Fee is not payable pursuant to Section 7.5(b), under no circumstances shall Topco, Parent or Merger Sub be permitted or entitled to receive from the Company (1) both a grant of specific performance in accordance with Section 8.13 that results in the occurrence of the Closing, on the one hand, and payment of monetary damages or all or a portion of the Termination Fee (or any other monetary damages) (subject to the limitations herein), on the other hand or (2) both payment of any monetary damages (subject to the limitations herein), on the one hand, and payment of the Termination Fee, on the other hand. Notwithstanding the foregoing, nothing contained in this Section 7.5 or elsewhere in this Agreement shall limit the remedies of any party to this Agreement under the Confidentiality Agreement in accordance with its terms so long as it remains in effect or the rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements with any counterparty thereto other than Topco, Parent, Merger Sub or Parent Sponsor. Notwithstanding anything to the contrary in this Section 7.5, nothing contained in this Section 7.5 or elsewhere in this Agreement shall limit the remedies or rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements against any counterparty thereto other than the Parent Related Parties.

(g)    Each of the Company and Parent acknowledges that the agreements contained in Section 7.5 are an integral part of the Contemplated Transactions, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if either (i) the Company fails to promptly pay the Termination Fee due pursuant to Section 7.5(b) when due, on the one hand, or any monetary damages (subject to the limitations herein), when due, on the other hand, and in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b), or (ii) Parent fails to promptly pay any monetary damages (subject to the limitations herein) when due, and in order to obtain such payment, the Company commences a suit that results in a judgment against Parent pursuant to this Section 7.5, then in the case of clause (i), the Company shall pay to Parent, or, in the case of clause (ii), Parent shall pay to the Company, as applicable, the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party to this Agreement in connection with such suit, together with interest on such amount or portion thereof at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus five (5%) percent through the date such payment or portion thereof is actually received, or a lesser rate that is expressly permitted by applicable Law, in an amount not to exceed $200,000 (collectively, “Enforcement Expenses”).

Section 7.6.    Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Contemplated Transactions; provided that, solely in the event that the Closing occurs, the Surviving Corporation will pay all costs and expenses (including reasonable fees, disbursements and expenses of legal or financial advisors or agents serving in a similar capacity) incurred by Parent Sponsor, Topco, Parent, Merger Sub and SLR, in connection with this Agreement, the SLR Financing Agreements, the other Transaction Documents, the Contemplated Transactions and the transactions contemplated by the other SLR Financing Agreements, in each case that are unpaid and outstanding as of the Closing Date (collectively, the “Counterparty Transaction Expenses”)); provided, however, that, subject to the terms of the Loan Documents, (a) any Counterparty Transaction Expenses that constitute legal fees, disbursements and expenses payable by the Company pursuant to the immediately preceding proviso, and (b) any payment obligations in respect of the Company’s or any of its Subsidiaries’ legal fees, disbursements and expenses or financial advisor fees, disbursements and expenses incurred in connection with the Contemplated Transactions and the SLR Financing Agreements, in the case of each of clauses (a) and (b) excluding any legal fees, disbursements and expenses relating to Actions brought by stockholders of the Company in connection with the Contemplated Transactions and the SLR Financing Agreements, shall not exceed $10,000,000 in the aggregate (such aggregate amount, the “Reimbursable Expense Cap” and such legal fees, disbursements and expenses described in the immediately preceding clauses (a) and (b), collectively, “Transaction Advisor Costs”) and, to the extent such aggregate Transaction Advisor Costs exceed the Reimbursable Expense Cap, (i) Parent Sponsor, Topco, Parent and Merger Sub will, collectively, be reimbursed in respect of their Transaction Advisor Costs for an amount not to exceed $1,500,000 (the “Parent Reimbursement Cap”), (ii) SLR will be reimbursed in respect of its Transaction Advisor Costs for an amount not to exceed $3,500,000 (the “SLR Reimbursement Cap”), (iii) the Company will be reimbursed in respect of its Transaction Advisor Costs for an amount not to exceed $4,500,000 (the “Company Reimbursement Cap” and together with the Parent Reimbursement Cap and the SLR Reimbursement Cap, the “Sub Caps”), and (iv) the Surviving Corporation will pay any remaining Transaction Advisor Costs using cash on its balance sheet following the Effective Time.

Section 7.7.    Amendment and Waiver. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by the execution of an instrument in writing signed by each of the parties hereto, except that in the event the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s stockholders pursuant to the DGCL without such approval. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.2.    Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email (provided that no “bounce back” or other notice of non-delivery is generated), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)           if to Parent or Merger Sub:

c/o Perceptive Advisors, LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention:         James Mannix

Email:               james@perceptivelife.com

with an additional copy (which will not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attention:          Eric Blanchard

Amelia Runyan Davis

Email:                eblanchard@cooley.com;

arunyandavis@cooley.com

(ii)          if to the Company:

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

Attention:         Joseph Army

James Lightman

John Landry

Email:                 jarmy@vtherm.com

jlightman@vtherm.com

jlandry@vtherm.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:          Paul Kinsella

Sarah Young

Email:                paul.kinsella@ropesgray.com

sarah.young@ropesgray.com

Section 8.3.    Certain Definitions. For purposes of this Agreement the term:

“2014 Warrant” means a Warrant to Purchase Stock issued by the Company pursuant to the Loan and Security Agreement, dated as of June 10, 2014, between Comerica Bank and the Company.

“2015 Warrant” means a Warrant to Purchase Stock issued by the Company pursuant to the Loan and Security Agreement, dated as of July 28, 2014, between Comerica Bank and the Company.

“2022 PIK Warrant” means a Warrant to Purchase Stock issued by the Company in connection with the Credit Agreement, as amended, restated, amended and restated or otherwise modified from time to time, including for the avoidance of doubt, by the SLR Warrant Amendment Agreement.

“2022 Warrant” means the Second Amended and Restated Warrant to Purchase Stock issued by the Company in connection with the Credit Agreement, as amended, restated, amended and restated or otherwise modified from time to time, including for the avoidance of doubt, by the SLR Warrant Amendment Agreement.

“2023 Pre-Funded Warrant” means a pre-funded Warrant to Purchase Stock issued by the Company pursuant to the Securities Purchase Agreement, dated as of February 7, 2023, among the Company and the Purchasers party thereto.

“2023 Warrant” means a Warrant to Purchase Stock issued by the Company pursuant to the Securities Purchase Agreement, dated as of February 7, 2023, among the Company and the Purchasers party thereto.

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of transactions (a) made or renewed by a Person or group (other than Topco, Parent or Merger Sub) that is structured to permit such Person or group to, directly or indirectly, (i) acquire beneficial ownership of twenty percent (20%) or more of the total Shares of the Company, (ii) acquire assets constituting or accounting for twenty percent (20%) or more of the consolidated total assets or twenty percent (20%) or more of the consolidated revenue or net income of the Company and its Subsidiaries, or (b) that results in the stockholders of the Company immediately prior to such transaction ceasing to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, in each case, whether pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer, recapitalization, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

“Action” means a cause of action, claim, litigation, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.

“Additional Rollover Agreements” means any additional agreements among Parent, Topco and one or more individual holders of shares of Company Common Stock; provided that all or a portion of any such holder’s shares of Company Common Stock (“Additional Rollover Shares”) shall not be treated as converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1, but shall instead, immediately prior to the Effective Time, be contributed to Topco in exchange for an equal number of Topco Common Units (if any) (such Contribution, a “Additional Rollover Contribution”), and such Company Common Stock shall thereafter be contributed from Topco to Parent.

“Additional Rollover Contribution” has the meaning set forth in the definition of “Additional Rollover Agreements.”

“Additional Subscriptions” has the meaning set forth in Section 5.25.

“Additional Subscription Balance” has the meaning set forth in Section 5.25.

“Additional Subscription Cap” has the meaning set forth in Section 5.25.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person; provided that no portfolio company of any investment fund affiliated with Parent Sponsor shall be considered an Affiliate of Parent. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition through merger or acquisition.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act of 2010, and (c) any other applicable law, rule, regulation, or order relating to bribery or corruption (governmental or commercial).

“Anti-Money Laundering Laws” means Laws of any jurisdiction in which the Company or its Subsidiaries is incorporated or does business relating to money laundering, including financial recordkeeping and reporting requirements.

“Book-Entry Share” has the meaning set forth Section 2.8(d).

“Business Day” means a day (other than Saturday or Sunday) on which banks are open in New York, New York.

“Certificate” has the meaning set forth in Section 2.8(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change of Board Recommendation” means (a) the withholding, withdrawal, amendment, qualification or modification, or public proposal to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (b) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (c) the failure by the Company to include the Company Board Recommendation in the Proxy Statement when mailed to the Company’s Stockholders, (d) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within five (5) Business Days of receiving a written request from Parent (or, if the Company Stockholder Meeting is to occur within five (5) Business Days after the request, as promptly as practicable after such request) to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided that Parent may deliver only two (2) such requests with respect to any Acquisition Proposal, (e) the adoption or approval by the Company of any Acquisition Proposal or (f) the Company Board’s public announcement of an intention to effect any of the foregoing.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Payment Commitment” shall have the meaning ascribed to such term in the Equity Commitment Letter.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comerica Warrants” means the 2014 Warrants and the 2015 Warrants.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 3.8.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Awards” means, collectively, Company Stock Options, Company RSU Awards and Company PSU Awards.

“Company Equity Plans” means, collectively, the Company’s 2005 Stock Incentive Plan, the Company’s 2015 Stock Incentive Plan and the Company’s Amended and Restated 2018 Equity Incentive Plan, in each case, as amended, restated, amended and restated or otherwise modified from time to time.

“Company ESPP” means the Company’s 2018 Employee Stock Purchase Plan.

“Company Executive” means an individual listed on Section 8.3 of the Company Disclosure Letter and who hold outstanding Company Stock Options and/or Company RSU Awards as of immediately prior to the Closing.

“Company Leased Property” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, circumstance, condition, fact or state of facts or other matter that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of the immediately preceding clause (x) only, any changes, effects, events, inaccuracies, occurrences, circumstances, conditions, facts or states of facts or other matters resulting or arising from or in connection with any of the following will not be deemed to constitute a Company Material Adverse Effect, either alone or in combination, and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, including changes in inflation, supply chain disruptions and labor shortages, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its Subsidiaries operate; (b) the negotiation, execution, announcement or pendency of this Agreement or the Contemplated Transactions, including (to the extent arising therefrom) any loss or change in relationship with any supplier, vendor, reseller, customer, distributor, lender, employee, investor, venture partner or other business partner of the Company or its Subsidiaries (provided that this exception shall not apply to any representation or warranty contained in Section 3.5, including for the purposes of determining whether the condition set forth in Section 6.2(a) has been satisfied with respect to the representations and warranties contained in Section 3.5); (c) any change in the market price or trading volume of the Shares (provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded by another clause); (d) the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism; (e) the occurrence, escalation, outbreak or worsening of cyberattacks and cyberterrorism; (f) any plagues, pandemics (including COVID-19), Health Measures or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event (including hurricanes, tsunamis, floods, volcanic eruptions and earthquakes), except to the extent such matters described in the immediately preceding clauses (d) through (f) have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its Subsidiaries operate; (g) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have, or would reasonably be expected to have, a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other similarly situated companies in the industry in which the Company and its Subsidiaries operate; (h) compliance with the covenants expressly set forth herein or any action taken or omitted to be taken by the Company at the express written request or with the prior written consent of Parent or Merger Sub; (i) the initiation or settlement of any legal proceedings commencing or involving any (A) Government Body in connection with this Agreement or the Contemplated Transactions or (B) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions); (j) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period on or after the date of this Agreement (provided that this exception (j) will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause); or (k) any Event of Default (as defined in the Credit Agreement) under the Credit Agreement.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Out-of-the-Money Option” means any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Merger Consideration.

“Company Permit” means any Permit necessary for the lawful operation of the business of the Company and its Subsidiaries.

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual service provider or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability; provided, however, that Company Plan will not include any Plan that is solely sponsored or maintained by a Governmental Body or maintained for the benefit of current or former officers, directors, employees or individual independent contractors of the Company or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S. if the benefits provided thereunder are required to be provided by statute. For clarity, “Company Plans” includes the Company Equity Plans and the Company ESPP.

“Company Preferred Stock” has the meaning set forth in Section 3.3.

“Company Product” has the meaning set forth in Section 3.20.

“Company PSU Award” means an award of performance stock units granted under a Company Equity Plan that is subject to performance-based vesting conditions.

“Company PSU Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Company PSU Rollover Agreements” has the meaning set forth in Section 2.2(b)(ii).

“Company Real Property” has the meaning set forth in Section 3.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Reimbursement Cap” has the meaning set forth in Section 7.6.

“Company Related Party” means the Company or any of the Company’s former, current and future Affiliates, shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives.

“Company RSU Award” means an award of restricted stock units granted under a Company Equity Plan (other than a Company PSU Award).

“Company RSU Consideration” has the meaning set forth in Section 2.2(a)(i).

“Company RSU Rollover Agreements” has the meaning set forth in Section 2.2(a)(ii).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Share Consideration” means an amount equal to the aggregate Per Share Merger Consideration payable in respect of Shares pursuant to Section 2.1(a).

“Company Stock Option” shall mean each option to purchase Shares granted under a Company Equity Plan (but not, for the avoidance of doubt, the Company ESPP).

“Company Stock Option Consideration” has the meaning set forth in Section 2.2(c)(ii).

“Company Stock Option Rollover Agreements” has the meaning set forth in Section 2.2(c)(ii).

“Company Stockholder Meeting” has the meaning set forth in Section 5.5(a).

“Company Systems” means all of the following used or otherwise relied on by the Company or any of its Subsidiaries: computers (including servers, workstations, desktops, laptops and handheld devices), software, applications, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, systems and other information technology equipment and assets.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality, by and between Parent Sponsor and the Company, dated February 28, 2022 (as amended or waived).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Contributed SLR Loan Receivables” has the meaning set forth in the Recitals.

“Contributor” has the meaning set forth in Section 3.14(g).

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means the Loan and Security Agreement, dated as of February 18, 2022, among SLR Investment Corp., as Collateral Agent, and the Lenders party thereto from time to time, the Company, as Borrower, and HGE Health Care Solutions, LLC, Vapotherm Access Care Management Network, LLC, Vapotherm Access Management Services, LLC, as Guarantors, and each other guarantor party thereto from time to time, as amended, restated, amended and restated or otherwise modified from time to time, including for the avoidance of doubt, by the SLR Financing Agreements.

“Credit Agreement Closing Payments” has the meaning set forth in Section 5.22.

“Current Employees” has the meaning set forth in Section 5.6(a).

“Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

“Data Security Breach” means any (a) breach of security, phishing incident, ransomware or malware attack, or other incident affecting any Company Systems, or (b) incident in which confidential information or Personal Information was accessed, disclosed, processed, used or exfiltrated in an unauthorized manner.

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 5.3(e)(i), Section 5.3(e)(ii) or Section 5.3(e)(iii).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Equity Award Consideration” has the meaning set forth in Section 2.2(d).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 4.14(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Enforcement Expenses” has the meaning set forth in Section 7.5(g).

“Environmental Laws” means all Laws concerning pollution or protection of the environment or natural resources or human health and safety (in regard to exposure to Hazardous Substances), as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.17(c).

“ERISA Affiliate” means any corporation or other trade or business (whether or not incorporated) which is treated as a single employer with the Company under Section 414(b) or (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusive Intellectual Property” means all Intellectual Property that is or has been licensed exclusively to the Company or any of its Subsidiaries, as of the date of this Agreement.

“FDA” has the meaning set forth in Section 3.28(c).

“FDA Application Integrity Policy” has the meaning set forth in Section 3.28(d).

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Foreign Investment Laws” means all Laws that are designed to regulate transactions involving foreign investments including any Laws that provide for review of national security matters.

“Fraud” means any common law fraud under Delaware Law (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making the representations and warranties set forth in Article III or Article IV of this Agreement, as applicable, or any certificate delivered pursuant to Section 6.2(c) or Section 6.3(c).

“GAAP” means U.S. generally accepted accounting principles, consistently applied, as in effect on the date of this Agreement.

“Global Trade Laws” means the Sanctions, export, customs, and anti-boycott Laws of any jurisdiction in which the Company or its Subsidiaries is incorporated or does business, including without limitation (a) the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, (b) the International Traffic in Arms Regulations administered by the U.S. State Department’s Directorate of Defense Trade Controls, (c) the import laws administered by U.S. Customs and Border Protection, (d) the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), (e) European Union (“EU”) regulations on export controls and sanctions, (f) United Nations sanctions policies and (g) all relevant regulations made under any of the foregoing.

“Government Bid” means any quotation, offer, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would result in or lead to a Government Contract.

“Government Contract” means any contract including any prime contract, subcontract, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, and including all amendments, modifications, and options thereunder, awarded (A) to the Company, any of its Subsidiaries, or any joint venture in which the Company or any of its Subsidiaries has an interest, by any Governmental Body or by a prime contractor or higher-tier subcontractor to a Governmental Body, or (B) by or between the Company or any of its Subsidiaries, to a subcontractor at any tier in connection with an agreement related to the foregoing clause (A).

“Governmental Body” means any federal, state, provincial, local, municipal, foreign, international, multinational or other governmental or quasi-governmental authority of competent jurisdiction, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, any non-governmental self-regulatory agency, commission or authority of competent jurisdiction, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, and any entity to whom a Governmental Body has assigned or delegated any authority or oversight responsibilities, including, but not limited to, any notified body accredited, designated, licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the Medical Devices Directive 93/42/EEC, the Medical Devices Regulation (EU) 2017/745.

“Hazardous Substance” means any waste, material, chemical, or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic chemical,” “pollutant” or terms of similar import under, or for which Liability or standards of conduct are imposed pursuant to, any Environmental Laws, including petroleum products or byproducts, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, toxic mold, and asbestos or asbestos-containing materials.

“Healthcare Laws” means all applicable federal, state, foreign or local health care laws, each as amended, relating to the regulation of the Company, including: the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.; Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; any criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349; the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. (collectively, “HIPAA”), Laws related to any Regulatory Permits, all other Laws related to any government funded or sponsored healthcare programs and all applicable implementing regulations, rules, ordinances and orders related to any of the foregoing.

“Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar laws, directives or restrictions of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, taken, in each case, in connection with or in response to COVID-19.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business and other than payments due under license agreements), including any earn-out or similar contingent payment obligations, (c) all obligations of such Person in respect of letters of credit and bankers’ acceptances, surety and performance bonds that have been drawn down, in each case, to the extent of such draw, (d) all obligations of such Person under Finance Leases, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rats, (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (h) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 5.7(b).

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights and (e) all other intellectual property rights, whether registered or unregistered, with respect to (a)-(e), in any jurisdiction worldwide.

“Intended Contribution Tax Treatment” has the meaning set forth in the Recitals.

“Intended SLR Loan Tax Treatment” has the meaning set forth in the Recitals.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intentional Breach” has the meaning set forth in Section 7.5(a).

“Intervening Event” means any positive change, effect, event, circumstance, occurrence, or other matter that affects the business, assets or operations of the Company (other than any change, effect, event, circumstance, occurrence or other matter (x) primarily resulting from a breach of this Agreement by the Company or (y) primarily relating to the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement) and that was not known to or reasonably foreseen by the Company Board or any committee thereof on the date of this Agreement (or, if known, the consequences of which were not known to or reasonably foreseen by the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof after the date hereof and prior to receipt of the Requisite Stockholder Approval; provided, however, that in no event will any of the following constitute an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) any change, in and of itself, in the price of the Company Common Stock (however, the underlying reasons for such changes may constitute an Intervening Event to the extent not otherwise excluded by this definition) or (c) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event to the extent not otherwise excluded by this definition).

“IP Contracts” means all Contracts in force as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party, and under which (a) the Company or any of its Subsidiaries has obtained from or granted to any third party any license or (b) the Company or its Subsidiaries is expressly restricted from using, in each case (a) and (b) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, as of the date of this Agreement, except for Off-the-Shelf Software.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of Parent or the Company, as applicable, means the actual knowledge of such Person’s chief executive officer, chief financial officer, chief accounting officer and general counsel, in each case, after reasonable inquiry of such Person’s direct reports.

“Labor Agreement” has the meaning set forth in Section 3.19(a).

“Labor Consultations” has the meaning set forth in Section 5.6(c).

“Labor Organization” has the meaning set forth in Section 5.6(c).

“Law” means any foreign or U.S. federal, state, municipal or local law (including common law), treaty, statute, code, judgment, order, ordinance, Permit, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of OTC), and, for the sake of clarity, includes Environmental Laws.

“Lenders’ Expenses” shall have the meaning ascribed to such term in the Credit Agreement.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liability Limitation” has the meaning set forth in Section 7.5(a).

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, covenant, condition, restriction, purchase option, right of first offer, right of first refusal, encroachment, or similar encumbrance or restriction.

“Loan Documents” shall have the meaning ascribed to such term in the Credit Agreement.

“Maximum Tail Premium” has the meaning set forth in Section 5.7(c).

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth is Section 5.6(b).

“Non-Party Affiliates” has the meaning set forth in Section 8.15(b).

“Non-U.S. Plan” has the meaning set forth in Section 3.17(k).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided that, with respect to any amendment to any material terms of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event, as applicable, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

“NYSE” means The New York Stock Exchange.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms and (b) that has a total replacement cost of less than $50,000.

“Old Plans” has the meaning set forth is Section 5.6(b).

“Outside Date” has the meaning set forth in Section 7.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (exclusively or jointly) by the Company or its Subsidiaries, as of the date of this Agreement.

“OTC” means the OTC Markets Group.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Topco, Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions or would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Topco Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Parent Reimbursement Cap” has the meaning set forth in Section 7.6.

“Parent Related Party” means Parent, Merger Sub, the Parent Sponsor, Topco and any of its or their Affiliates or any of its or their respective former, current or future shareholders, assignees, controlling persons, directors, officers, employees, agents, attorneys, partners, members, managers, general or limited partners or Representatives. For the avoidance of doubt, “Parent Related Party” shall not include SLR or any of its Affiliates.

“Parent Sponsor” has the meaning set forth in the Recitals.

“Parent Sponsor Contribution” has the meaning set forth in the Recitals.

“Parent Sponsor Contribution Agreement” has the meaning set forth in the Recitals.

“Patents” means issued patents (including issued utility and design patents), and any pending patent applications, including any divisionals, provisionals, revisions, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof.

“Paying Agent” has the meaning set forth in Section 2.8(a).

“Paying Agent Agreement” means the Paying Agent Agreement, in a form to be mutually acceptable to Parent and the Company, to be entered into between Parent, the Company and the Paying Agent prior to the Closing Date.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets which are being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP for amounts that are not delinquent and that are not, individually or in the aggregate, material, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Real Property which are not violated by the current use or occupancy of such Company Real Property or the operation of the Company’s business thereon, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property that do not, individually or in the aggregate, materially detract from the value or impair the occupancy, marketability or use of such Company Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security arising or incurred in the ordinary course of business, (f) Liens arising or incurred in the ordinary course of business in connection with purchase money security interests for personal property and or securing rental payments under Finance Leases, (g) Liens arising or incurred in the ordinary course of business in connection from funds advanced under a supplier development funding agreement, (h) Liens arising under the Credit Agreement, (i) those matters identified in the Permitted Liens Section of the Company Disclosure Letter, as applicable, and (j) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means data and information concerning an identifiable natural person or that otherwise constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, program, policy, arrangement or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, death benefit, vacation, paid time off, leave of absence, employee assistance, tuition assistance or other fringe benefit plan, program, policy, arrangement or agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Laws” mean foreign or domestic Laws relating to privacy and/or data security of Personal Information.

“Privacy Policies” has the meaning set forth in Section 3.21.

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Reference Date” means January 1, 2021.

“Regulatory Approvals” means any consents or approvals required under applicable Healthcare Laws in connection with the Contemplated Transactions.

“Regulatory Authority” has the meaning set forth in Section 3.28(a).

“Regulatory Permits” has the meaning set forth in Section 3.28(a).

“Reimbursable Expense Cap” has the meaning set forth in Section 7.6.

“Representative” means the officers, employees, Affiliates, direct and indirect equityholders, accountants, consultants, legal counsel, financial advisors, investors, financing sources and agents and other representatives of a party.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.2.

“Rollover Agreements” means, collectively, the SLR Rollover Agreement, the Stockholder Rollover Agreements, the Company RSU Rollover Agreements (if any), the Company PSU Rollover Agreements (if any), the Company Stock Option Rollover Agreements (if any) and the Additional Rollover Agreements (if any).

“Rollover Closing” shall have the meaning ascribed to such term in the SLR Rollover Agreement.

“Rollover Company PSU Consideration” has the meaning set forth in Section 2.2(b)(ii).

“Rollover Company RSU Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Rollover Company Stock Option Consideration” has the meaning set forth in Section 2.2(c)(ii).

“Rollover Holder” means each holder of Company Common Stock, a Company RSU Award, a Company PSU Award or Company Stock Options who is entering into a Rollover Agreement (other than, for the avoidance of doubt, SLR and its Affiliates).

“Rollover Shares” means the shares of Company Common Stock contributed to Topco under the Stockholder Rollover Agreements and the Additional Rollover Agreements (if any).

“Safety Notices” has the meaning set forth in Section 3.29(c).

“Sanctioned Country” means any country or region that is the target or subject of comprehensive, territorial-based Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person identified in any sanctions list maintained by the U.S. government (including through OFAC or the U.S. Department of State) the United Nations Security Council, the EU or any EU member state, the United Kingdom, or any jurisdiction in which the Company or its Subsidiaries is incorporated or does business; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly majority owned or controlled by or acting for the benefit or on behalf of a Person described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including through OFAC or the U.S. Department of State), the United Nations Security Council, the EU or any EU member state, the United Kingdom, or any jurisdiction in which the Company or its Subsidiaries is incorporated or does business.

“Sarbanes-Oxley” has the meaning set forth in Section 3.10(d).

“Schedule 13E-3” has the meaning set forth in Section 3.6.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” has the meaning set forth in Section 2.1(a).

“Shares” has the meaning set forth in Section 2.1(a).

“SLR” means SLR Investor Corp. or any of its Affiliates.

“SLR Financing Agreements” means, collectively, the SLR Warrant Amendment Agreement, the SLR Rollover Agreement, that certain Fifth Amended and Restated Fee Letter, dated as of the date hereof among the Company, the other Loan Parties party thereto, the Lenders party thereto and SLR, as “Collateral Agent” and that certain Amendment No. 8 to Loan and Security Agreement, dated as of the date hereof among the Company, the other Loan Parties party thereto, the Lenders party thereto and SLR, as “Collateral Agent”, in each case, which is attached hereto as Exhibit F.

“SLR Rollover Agreement” has the meaning set forth in the Recitals.

“SLR Rollover Contribution” has the meaning set forth in the Recitals.

“SLR Warrants” means, collectively, the 2022 PIK Warrants and the 2022 Warrants, as may be amended from time to time.

“SLR Warrant Amendment Agreement” has the meaning set forth in the Recitals.

“Special Committee” the meaning set forth in the Recitals.

“Stockholder Litigation” has the meaning set forth in Section 5.14.

“Stockholder Rollover Agreement” has the meaning set forth in the Recitals.

“Stockholder Rollover Contribution” has the meaning set forth in the Recitals.

“Studies” has the meaning set forth in Section 3.29(b).

“Sub Cap” has the meaning set forth in Section 7.6.

“Submissions” has the meaning set forth in Section 3.28(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement by any Person that did not result from a material breach of Section 5.3(a) (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee (including the Special Committee or an alternative special committee of the Company Board consisting of independent directors) thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account (i) all changes to the terms of this Agreement and the other Transaction Documents that Parent irrevocably committed to make during the Notice Period pursuant to Section 5.3, (ii) all legal, regulatory and financial terms of such proposal, including the financing terms thereof, (iii) the likelihood of consummation (including certainty of closing) of such proposal on the terms proposed, including with respect to the certainty of any financing, (iv) the timing of such proposal, including the likelihood of closing in a timely manner, (v) the identity of the Person making the Acquisition Proposal, (vi) the ability of such third-party to consummate the Acquisition Proposal on the terms proposed, and (vii) all other terms or circumstances of such Acquisition Proposal.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all U.S. federal, state or local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax, duty, levy, custom of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto.

“Tax Return” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Term B Loan” shall have the meaning ascribed to such term in the Credit Agreement.

“Termination Fee” has the meaning set forth in Section 7.5(b).

“Topco” has the meaning set forth in the Preamble.

“Topco Common Units” has the meaning set forth in the Recitals.

“Topco Series A Preferred Units” has the meaning set forth in the Recitals.

“Total Additional Subscription Amount” has the meaning set forth in Section 5.25.

“Total Merger Consideration” means an amount equal to the sum of, without duplication, the aggregate amount of Company Share Consideration, the 2023 Pre-Funded Warrant Consideration and the aggregate Equity Award Consideration.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Trade Secrets” means any and all proprietary or confidential information that derives economic value from not being generally known, including know-how, customer, distributor, consumer and supplier lists and data, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies, that, in each derive economic value from not being generally known.

“Transaction Advisor Costs” has the meaning set forth in Section 7.6.

“Transaction Documents” means, collectively, this Agreement, the Rollover Agreements, the Support Agreements, the SLR Warrant Amendment Agreement, the Equity Commitment Letter and the Paying Agent Agreement.

“Transfer Taxes” means and sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes and fees.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” means any union, works council, labor organization or other employee representative body.

“Warrants” means, collectively, the Comerica Warrants, the SLR Warrants, the 2023 Pre-Funded Warrants and the 2023 Warrants.

“WARN” has the meaning set forth in Section 3.19(b).

Section 8.4.    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 8.5.    Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent or Merger Sub may assign, in whole or in part (a) its rights and obligations under this Agreement to any of its Affiliates and (b) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that, in the case of either (a) or (b), such assignment shall not relieve Parent or Merger Sub of its obligations hereunder, or enlarge, alter or change any obligation of any other party.

Section 8.6.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement, together with the exhibits, annexes, and instruments referred to herein, including the Company Disclosure Letter, the Transaction Documents, the SLR Financing Documents to which the parties hereto are party to and the Confidentiality Agreement shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and will remain in full force and effect. Except for (a) if the Closing occurs, at and after the Effective Time, the rights of the holders of Shares to receive the Company Share Consideration and the rights of holders of Company Equity Awards to receive the Equity Award Consideration, (b) as provided in Section 5.7 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions), (c) as provided in Section 8.15 (which is intended for the benefit of each Non-Party Affiliate, all of whom will be third-party beneficiary of these provisions), (d) the rights of the Parent Related Parties and the Company Related Parties expressly provided thereto under this Agreement, this Agreement is not intended to confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever and (e) the right of the Company on behalf of the Company’s stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Contemplated Transactions to the Company’s stockholders) (subject to the Liability Limitation) in the event of Topco’s, Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement, which right is hereby expressly acknowledged and agreed by each of Topco, Parent and Merger Sub, each of whom shall each be jointly and severally liable for any such damages for which Topco, Parent or Merger Sub are found liable. The third-party beneficiary rights referenced in clause (e) of the immediately preceding sentence may be exercised only by the Company (on behalf of the Company’s stockholders as their agent) through actions expressly approved by the Company Board (or any committee thereof, including the Special Committee), in each case, subject to the Liability Limitation, and no Company stockholder, whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The exceptions and other information in the Company Disclosure Letter represent “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(b)    Notwithstanding anything herein to the contrary, SLR is an express third-party beneficiary of this Agreement for purposes of exercising or enforcing the rights and obligations of the parties hereto pursuant to Section 2.2(a)(ii), Section 2.2(b)(ii), Section 2.2(c)(ii), Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 5.22, Section 5.24, Section 5.25 and Section 8.16.

Section 8.7.    Governing Law. This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Contemplated Transactions shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8.    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.9.    Counterparts. This Agreement may be executed and delivered (including by email transmission or DocuSign) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) or DocuSign shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10.    Merger Sub Performance. Parent hereby agrees to cause the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, in each case, except as would not reasonably be expected to cause a failure of the conditions set forth in Section 6.3. Any failure by Parent to comply with the provisions of this Section 8.10 shall not constitute a breach of this Agreement to the extent that the conditions set forth in Section 6.1(a) and Section 6.3 are satisfied.

Section 8.11.    Jurisdiction; Waiver of Jury Trial.

(a)    Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement, the other Transaction Documents (other than the SLR Financing Agreements) or the Contemplated Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the other Transaction Documents (other than the SLR Financing Agreements) or the Contemplated Transactions, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT (OTHER THAN THE SLR FINANCING AGREEMENTS) OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.12.    Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.11(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method.

Section 8.13.    Specific Performance.

(a)    The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that, (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)    Notwithstanding the parties’ rights to specific performance pursuant to Section 8.13(a), each party hereto may pursue any other remedy available to it at law or in equity, including monetary damages; provided that, under no circumstances, will a party be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing, and (y) monetary damages (including the Termination Fee or any monetary damages in lieu of specific performance).

Section 8.14.    Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “dollars” or “$” are to United States of America dollars. References to “ordinary course of business” refer to the ordinary course of business consistent with past practice of the Company and the Subsidiaries of the Company, taken as a whole (to the extent past practice exists with regard to the applicable conduct or matter). Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The phrases “made available”, “delivered” or other phrases of similar import, when used in reference to anything made available to Parent or Merger Sub or any of their Representatives prior to the execution of this Agreement, shall be deemed to include information or documents (i) provided by the Company to Representatives of Parent or Merger Sub or (ii) filed with the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, on or after June 30, 2021 and at least one (1) Business Days prior to the date of this Agreement. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such. When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person. Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto. All references to days without explicit qualification of “business” will be interpreted as a reference to calendar days; and if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.

Section 8.15.    No Recourse.

(a)    This Agreement, the other Transaction Documents and the SLR Financing Agreements to which a party hereto is a party to may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to, or the negotiation, execution or performance of this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to may only be made against the Persons that are expressly identified as parties hereto or thereto, as applicable, and no Parent Related Parties (other than Topco, Parent, Merger Sub and, solely to the extent set forth in the Equity Commitment Letter, Parent Sponsor) or Company Related Party (other than the Company to the extent party to any other Transaction Document or SLR Financing Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity. Notwithstanding the foregoing, nothing contained in this Section 8.15 or elsewhere in this Agreement shall limit the remedies or rights of the Company and the Company Related Parties pursuant to any SLR Financing Agreements against any counterparty thereto other than the Parent Related Parties.

(b)    All claims (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or the negotiation, execution, performance or non-performance of this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to (including any representation or warranty made in or in connection with this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or as an inducement to enter into this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to) may be made by any party hereto or thereto or any third party beneficiary of any relevant provision hereof or thereof only against the Persons that are expressly identified as parties hereto or thereto. No Person who is not a named party to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to this Agreement, any of the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or for any claim based on, in respect of, or by reason of this Agreement, the other Transaction Documents or the SLR Financing Agreements to which a party hereto is a party to or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates; it being understood that the foregoing shall not restrict any claims that the Company may assert against (i) the Parent or Parent Sponsor under the Equity Commitment Letter pursuant to the terms and conditions of the Equity Commitment Letter or (ii) any party to any SLR Financing Agreements other than the Parent Related Parties. Nothing in this Section 8.15 (i) precludes the parties or express third-party beneficiaries from exercising any rights under this Agreement, any other Transaction Document or any SLR Financing Agreement to which they are specifically a party or an express third- party beneficiary thereof or (ii) limits the liability or obligations of any Non-Party Affiliates under this Agreement, any other Transaction Document or SLR Financing Agreement to which they are specifically a party. This Section 8.15 is subject to, and does not alter the scope or application of, Section 8.13. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.15.

Section 8.16.    Non-Impairment. Notwithstanding anything herein to the contrary, nothing contained in this Agreement or any other Transaction Document shall affect, limit or impair the rights and remedies of SLR or any other lender in its capacity as a lender to, or holder of indebtedness of, the Company, Topco, Parent or any of their respective Subsidiaries, on the one hand, or of the Company or its Subsidiaries, on the other hand, pursuant to any agreement under which the Company, Topco, Parent or any of their respective Subsidiaries have borrowed money or issued debt, including, without limitation, under the SLR Financing Agreements, the Credit Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document to which neither SLR nor any of its Affiliates is a party signatory thereto, the Company, Topco, Parent and Merger Sub each acknowledges and agrees that neither SLR nor any of its Affiliates shall have any obligations or liabilities under this Agreement or any such other Transaction Document to which neither SLR nor any of its Affiliates is a party signatory thereto.

[Remainder of Page Left Blank Intentionally.]

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERONICA HOLDINGS, LLC

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: President

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERONICA INTERMEDIATE HOLDINGS, LLC

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: President

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERONICA MERGER SUB, INC.

By:	/s/ Konstantin Poukalov
Name: Konstantin Poukalov
Title: President

IN WITNESS WHEREOF, each of Topco, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VAPOTHERM, INC.

By:	/s/ Joseph Army
Name: Joseph Army
Title: President and Chief Executive Officer

Annex B

Execution Version

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of June 17, 2024, is entered into by and among (i) Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), (ii) Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent” and together with Topco, each a “Parent Party” and, collectively, the “Parent Parties”) and (iii) each of the Persons identified as a Holder on the signature pages hereto (each, a “Holder” and collectively, the “Holders”). Each of Topco, Parent and the Holders are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, each of the Holders is a party to that certain Loan and Security Agreement, dated as of February 18, 2022 (as amended, modified or supplemented, from time to time, the “Loan Agreement”), by and among SLR Investment Corp., a Maryland corporation (“SLR”), as collateral agent thereunder, the Holders, including SLR, each in its respective capacity as a lender thereunder and each other lender party thereto from time to time, Vapotherm, Inc., a Delaware corporation (the “Company”), HGE Health Care Solutions, LLC, a Delaware limited liability company, Vapotherm Access Care Management Network, LLC, a Delaware limited liability company, and Vapotherm Access Management Services, LLC, an Oklahoma limited liability company, as guarantors thereunder and each other guarantor party thereto from time to time, pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, the Holders have made Term Loans (as defined in the Loan Agreement) to the Company, including Term A Loan (as defined in the Loan Agreement) in the aggregate principal amount of $100,000,000.00 and Term B Loan (as defined in the Loan Agreement) in the aggregate principal amount of $4,000,000.00, and accrued an additional $14,427,491.93 of aggregate PIK Interest (as defined in the Loan Agreement) and other fees in the aggregate amount of (i)  $5,912,749.19 accrued on the portion of the Term A Loan subject to the Indebtedness Rollover, (ii) $80,000 accrued on the Term B Loan and (iii) $2,980,000 related to the Remaining Loans, which, for the avoidance of doubt, has not been accrued, in each case, as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, Topco, the Company, Parent and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), and other than any Shares described in Section 2.1(b) of the Merger Agreement and any Dissenting Shares, all of the shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) issued and outstanding and held by the stockholders of the Company as of immediately prior to the effectiveness of the Merger pursuant to the Merger Agreement (“Effective Time”) shall be converted into the right to receive consideration in the amount of $2.18 in cash (less applicable withholding) for each such share of Common Stock;

WHEREAS, (i) concurrently with the execution and delivery of this Agreement and the Merger Agreement, certain stockholders of the Company are entering into Stockholder Rollover Agreements with Topco pursuant to which, on the terms and subject to the conditions therein, such stockholders will contribute their respective Rollover Shares in exchange for Common Units in Topco (“Common Units”) having the rights and privileges described on Exhibit A (the “Equity Term Sheet”), and (ii) prior to the Closing, certain stockholders of the Company (such stockholders, together with the stockholders described in the preceding clause (i), the “Rolling Stockholders”) may enter into Additional Rollover Agreements with Topco pursuant to which, on the terms and subject to the conditions therein, such stockholders will contribute their respective Rollover Shares in exchange for Common Units having the rights and privileges described on the Equity Term Sheet;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Holders and certain Affiliates of the Holders are entering into that certain Omnibus Warrant Amendment Agreement (as amended, modified or supplemented, from time to time, the “Warrant Amendment Agreement”), pursuant to which, on the terms thereof and subject to the consummation of the Merger, among other matters, the parties thereto shall amend the SLR Warrants that were issued in connection with the Loan Agreement to permit the contribution of such SLR Warrants by the Holders to Topco in each case, on the terms and subject to the conditions described herein, in the Warrant Amendment Agreement and the Merger Agreement;

WHEREAS, on the terms and subject to the conditions of this Agreement, each Holder desires, on the Closing Date and immediately prior to the Effective Time (but subject to the subsequent consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement) (the “Rollover Closing”), to contribute, transfer and assign to Topco (a) a portion of Term A Loan set forth opposite the name of such Holder under the heading “Rollover Term A Loan Amount” on Schedule A attached hereto, which in the aggregate across all Holders is equal to $60,000,000.00 as of the date hereof, together with any additional loan amounts under Term A Loan that become outstanding (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A pursuant to Section 2.1 (collectively, the “Rollover Loans”), (b) the amount of the PIK Interest set forth opposite the name of such Holder under the heading “Rollover PIK Interest Amount” on Schedule A attached hereto, which in the aggregate across all Holders is equal to $14,427,491.93 as of the date hereof, together with any additional PIK Interest that accrues (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A pursuant to Section 2.1 (collectively, the “Rollover PIK Interest”), (c) the amount of all Final Fees and other fees, in each case, accrued under the Term A Loan, set forth opposite the name of such Holder under the heading “Rollover Accrued Fees Amount” on Schedule A attached hereto (but excluding any such fees that are included in the Remaining Loans (as defined and provided below)), which in the aggregate across all Holders is equal to $5,912,749.19 as of the date hereof, together with any additional Final Fees or other fees that, in each case, accrue under the Term A Loan (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A pursuant to Section 2.1 (collectively, the “Rollover Accrued Fees” and, together with the Rollover Loans and the Rollover PIK Interest, the “Rollover Indebtedness”, and the transactions described in the preceding clauses (a) through (c), the “Indebtedness Rollover”) and (d) the SLR Warrants set forth opposite such Holder’s name on Schedule A (as applicable, such Holder’s “Rollover Warrants”), together with any additional SLR Warrants that are issued to the Holders (i) in the ordinary course or (ii) pursuant to the Loan Agreement or the other Loan Documents, in each case of the immediately preceding clauses (i) and (ii), after the date hereof and prior to the Rollover Closing as set forth in any amendment to Schedule A delivered pursuant to Section 2.1 (the transactions described in this clause (d), the “Warrant Rollover”) in exchange for an aggregate number of Series A Preferred Units in Topco (the “Exchange Series A Preferred Units”) and Common Units (the “Exchange Common Units” and, together with the Exchange Series A Preferred Units, the “Exchange Units”), which, with respect to each Holder, shall have (x) with respect to each Exchange Series A Preferred Unit, a price per Series A Preferred Unit equal to $2.18 (which shall be the same price per Series A Preferred Unit in Topco paid by Parent Sponsor or its applicable Affiliates in connection with their investment in Topco on the Closing Date) and (y) with respect to each Exchange Common Unit, a price per Common Unit equal to $2.18 (which shall be the same price per Common Unit paid (or deemed to be paid, including through the contribution and exchange of Rollover Shares) by the Rolling Stockholders in connection with their investment in Topco on the Closing Date), and Topco desires, at such time, to issue to such Holder such Exchange Series A Preferred Units and Exchange Common Units in exchange for such Holder’s contribution, transfer and assignment to Topco of such Holder’s Rollover Indebtedness and Rollover Warrants;

WHEREAS, in connection with the Indebtedness Rollover, a portion of Term A Loan in an amount equal to $40,000,000, plus an amount of unaccrued and unpaid fees with respect to such portion of Term Loan A equal to $2,980,000, in each case, as of the date hereof (collectively, such principal and such unaccrued and unpaid fees, the “Remaining Loans”), shall not be included in the Rollover Loans and will remain outstanding following the Rollover Closing;

WHEREAS, subject to the provisions hereof, Parent acknowledges and agrees that, on the Closing Date and in connection with the consummation of the Merger, a portion of the commitment made by Parent Sponsor to Parent under the Equity Commitment Letter will be used by Parent to, among other things, (a) repay, or cause the Surviving Corporation to repay, in full the then-outstanding amount of Term B Loan (which, for the avoidance of doubt, includes any additional loan amounts under the Term B Loan that are issued under the Loan Agreement or any other Loan Document, or in the ordinary course after the date hereof and prior to the Rollover Closing), including any accrued interest, fees, costs and expenses with respect thereto in accordance with the terms of such Term B Loan in effect on the date hereof (collectively, the “Term B Loan Payoff Amount”), (b) pay the Total Merger Consideration pursuant to the Merger Agreement and (c) contribute additional funds to the Surviving Corporation’s available cash balances pursuant to Section 1.7 of the Merger Agreement, in each case, subject to the terms and conditions of the Equity Commitment Letter and the Merger Agreement;

WHEREAS, contemporaneously with the Rollover Closing (but subject to the subsequent consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement), Topco, Parent Sponsor or its applicable Affiliates, each of the Holders (or their respective permitted assignees) and the Rolling Stockholders shall enter into an amended and restated limited liability company agreement of Topco that is mutually agreeable to each of them, which shall reflect, among other matters, the terms described on the Equity Term Sheet and the issuance of the Exchange Common Units and the Exchange Preferred Units as set forth herein (the “Topco A&R LLC Agreement”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Indebtedness Rollover and the Warrant Rollover, taken together with the other contributions to Topco contemporaneous therewith, will be treated as a transfer governed by Section 351 of the Internal Revenue Code of 1986, as amended, to the fullest extent permitted under applicable Law (the “Intended Tax Treatment”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.   Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, the following terms, as used in this Agreement, shall have the meanings set forth below:

1.1       “Beneficial Ownership” means, with respect to any Person, that such Person is deemed to, directly or indirectly beneficially own securities within the meaning assigned to such term in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficial Ownership shall also include record ownership of securities. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

1.2       “Transfer” means, with respect to any Rollover Indebtedness or Rollover Warrants, directly or indirectly, to: (a) sell, transfer, gift, bequeath, exchange, offer, assign, pledge, encumber, subject to a Lien, hypothecate or otherwise dispose of (by merger, consolidation, share exchange, statutory division, statutory conversion, statutory domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), such Rollover Indebtedness or Rollover Warrant (as the case may be), (b) to enter into any contract, option or other agreement, arrangement or understanding with respect to any transaction described in the immediately preceding clause (a) of this definition or (c) enter into any swap, hedge, derivative or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of Beneficial Ownership of such Rollover Indebtedness or Rollover Warrants (as the case may be), whether settled by delivery of such Rollover Indebtedness or Rollover Warrants, or other securities, in cash or otherwise. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to “Transfer.”

Section 2.   Rollovers and Certain Agreements.

2.1       Rollover. On the terms and subject to the conditions set forth herein, (a) each Holder agrees, at the Rollover Closing, to contribute, transfer and assign to Topco such Holder’s Rollover Indebtedness and Rollover Warrants, in exchange for the issuance by Topco to such Holder of such Holder’s Exchange Series A Preferred Units and Exchange Common Units, and each Holder shall execute and deliver to Topco a counterpart signature page to the Topco A&R LLC Agreement and such other documents and instruments reasonably necessary to effect the Indebtedness Rollover and Warrant Rollover in accordance with the terms hereof, and (b) Topco agrees, at such time, to issue to such Holder such Holder’s Exchange Series A Preferred Units and Exchange Common Units, free and clear of all Liens (other than restrictions on transfer arising under the Securities Act or other applicable securities Laws or set forth in the Topco A&R LLC Agreement), in exchange for the contribution, transfer and assignment by such Holder to Topco of such Holder’s Rollover Indebtedness and Rollover Warrants, and shall execute and deliver to such Holder all documents and instruments reasonably necessary to effect such issuance, and in connection with the Indebtedness Rollover and the Warrant Rollover, each Holder’s Remaining Loans shall not be included in the Rollover Loans and will remain outstanding following the Rollover Closing. The number of Exchange Series A Preferred Units and Exchange Common Units that will be issued by Topco to each Holder at the Rollover Closing is set forth opposite such Holder’s name on Schedule A; provided, that to the extent that additional SLR Warrants are issued to the Holders (“Additional Rollover Warrants”), additional loan amounts under Term A Loan become outstanding under the Loan Agreement or additional PIK Interest, Final Fees or other fees, in each case, that accrue under the Term A Loan (such additional loan amounts, PIK Interest, Final Fees or other fees that are not otherwise included in the Remaining Loans, collectively, “Additional Rollover Indebtedness”), in each case, pursuant to the Loan Agreement or the other Loan Documents, or in the ordinary course during the period beginning after the date hereof and ending as of immediately prior to the Rollover Closing, (i) the Holders, Topco and Parent shall amend Schedule A in writing to reflect the Holders’ good faith calculation of (x) the resulting increased number of Rollover Warrants attributable to the issuance of any Additional Rollover Warrants, or increased amount of Rollover Loans, Rollover PIK Interest and Rollover Accrued Fees attributable to such Additional Rollover Indebtedness, and (y) the allocation of Series A Preferred Units and Common Units issuable to each Holder in exchange for such Holder’s Additional Rollover Warrants and/or Additional Rollover Indebtedness (as applicable), which determination shall be made in accordance with the methodology used to determine the number and combination of Series A Preferred Units and Common Units issuable to each Holder in exchange for such Holder’s Rollover Warrants and Rollover Indebtedness as set forth on Schedule A as of the date hereof, in each case of the immediately preceding clauses (x) and (y), as determined in accordance with this Section 2.1 by the Holders after good faith consultation with Topco. Notwithstanding anything herein to the contrary, (A) Topco and Parent shall promptly execute and deliver any such amendment that is delivered to Topco and Parent at least one day prior to the Closing Date, (B) neither Topco, Parent nor any of their respective Affiliates or representatives shall be permitted to contest or dispute such good faith calculations, and (C) to the extent there is any such disagreement or dispute, the Holders’ calculations shall control and SLR, on behalf of Topco, Parent, and the other Parties shall, subject to the Company’s consultation rights set forth in the SLR Financing Agreements (as defined in the Merger Agreement), be permitted to unilaterally amend Schedule A to reflect such calculations, in each case of the immediately preceding clauses (B) and (C), so long as such calculations are made in accordance with this Section 2.1, and (ii) at the Rollover Closing, Topco shall issue to each applicable Holder an additional number of Exchange Series A Preferred Units at a price per Series A Preferred Unit equal to $2.18 and Exchange Common Units at a price per Common Unit equal to $2.18, and such additional Exchange Series A Preferred Units and additional Exchange Common Units shall, collectively, have an aggregate value equal to the aggregate value of such Additional Rollover Indebtedness and Additional Rollover Warrants (taken together).

2.2      Rollover Closing. The consummation of the transactions contemplated hereby shall take place on the Closing Date immediately prior to the Effective Time, subject to the subsequent occurrence of the Closing (and, for avoidance of doubt, consummation of the Merger) in accordance with the Merger Agreement and subject to the satisfaction (or waiver by the applicable party) of the conditions to the Rollover Closing set forth in Section 2.3 or Section 2.4 herein (as applicable).

2.3       Rollover Closing Conditions (Holders). Each Holder’s obligation to consummate the contribution to Topco of such Holder’s Rollover Indebtedness and Rollover Warrants at the Rollover Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)

each Parent Party shall have complied in all material respects with its respective obligations hereunder that are to be performed by such Parent Party (as applicable), on or prior to the Rollover Closing;

(b)	the representations and warranties of each Parent Party under Sections 3 and 4 (as applicable), shall be true and correct in all material respects when made and on the Closing Date;

(c)

the Closing being reasonably anticipated to occur immediately following the Rollover Closing on the terms contained in the Merger Agreement as in effect on the date hereof or as otherwise amended in accordance with Section 2.6;

(d)

the funding of the full amount of the Equity Financing to Parent (net of any fees and expenses of Parent Sponsor (or its applicable Affiliates) to be deducted therefrom pursuant to and in accordance with the Equity Commitment Letter and the Merger Agreement) being reasonably anticipated to occur at the Closing on the terms contained in the Equity Commitment Letter as in effect on the date hereof or as otherwise amended in accordance with Section 2.6; and

(e)	Parent shall have delivered to SLR duly executed counterpart signature pages to the Topco A&R LLC Agreement from (i) Parent Sponsor (or its applicable Affiliate(s)) and (ii) Topco.

2.4      Rollover Closing Conditions (Topco). Topco’s obligation to issue the Exchange Units to the Holders (or their respective permitted assignees) at the Rollover Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)	each Holder shall have complied in all material respects with its obligations hereunder that are to be performed by such Holder (as applicable) on or prior to the Rollover Closing;

(b)	the representations and warranties of each Holder under Sections 5 shall be true and correct in all material respects when made and on the Closing Date;

(c)

the Closing being reasonably anticipated to occur immediately following the Rollover Closing on the terms contained in the Merger Agreement as in effect on the date hereof or as otherwise amended in accordance with Section 2.6; and

(d)	SLR shall have delivered to Topco a duly executed counterpart signature pages to the Topco A&R LLC Agreement from each Holder.

2.5      Equity Financing. Subject to the provisions hereof, Parent acknowledges and agrees that, on the Closing Date and in connection with the consummation of the Merger, a portion of the commitment made by Parent Sponsor to Parent under the Equity Commitment Letter will be used by Parent to, among other things, (a) repay, or cause the Surviving Corporation to repay, in full the Term B Loan Payoff Amount, (b) pay the Total Merger Consideration pursuant to Section 2.8 of the Merger Agreement and (c) contribute additional funds to the Surviving Corporation’s available cash balances pursuant to Section 1.7 of the Merger Agreement, in each case, in accordance with the terms and conditions of the Equity Commitment Letter.

2.6         Transaction Documents.

(a)    At any time prior to the consummation of the Merger, Topco and Parent shall not, and none of Topco or Parent shall permit any of their respective successors or assigns to, (i) amend, modify or waive any provision of the Merger Agreement or the Equity Commitment Letter without the prior written consent of SLR (not to be unreasonably withheld, conditioned or delayed) or (ii) enter into, amend, modify, waive or terminate any provision of any Rollover Agreement (other than this Agreement) or any other purchase agreement or subscription agreement for equity interests in Topco or its subsidiaries without the prior written consent of SLR (not to be unreasonably withheld, conditioned or delayed).

(b)    At any time prior to the earlier of the consummation of the Merger and the valid termination of the Merger Agreement in accordance with its terms, except as otherwise provided for or permitted by this Agreement, the Merger Agreement or any of the other Transaction Documents or SLR Financing Agreements, the Holders shall not, and none of the Holders shall permit any of their respective Affiliates, successors or assigns to, amend, modify or waive any provision of the Loan Agreement or any other Loan Document without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided for the avoidance of doubt, the Holders may amend, modify or waive the Loan Agreement and any of the other Loan Documents without such prior written consent (i) to extend the maturity date thereunder (including in connection with any extension of the Outside Date under the Merger Agreement or in connection with the entry of, adoption of or promulgation of any Law, Action or Order that delays or prohibits, or purports to delay or prohibit, the consummation of the Closing), (ii) in connection with any pending or threatened Action under the Merger Agreement or any other Transaction Document or SLR Financing Agreement between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand (including any Action relating to Parent’s failure to consummate the Closing by the time required pursuant to Section 1.2 of the Merger Agreement), (iii) as required to comply with any applicable Law or Order, or (iv) to cure any event of default or breach under the Loan Agreement or any of the other Loan Documents; provided, that solely with respect to the immediately preceding clauses (iii) and (iv), the Holders shall (A) give Topco reasonably prompt written notice of such Law or Order (in the case of the immediately preceding clause (iii)) or event of default or breach (in the case of the immediately preceding clause (iv)), and (B) provide Topco with a reasonable opportunity to review and comment in good faith on such proposed amendment, modification or waiver (and the Holders shall consider any such reasonable comments in good faith).

2.7        Notification and Consultation. If Topco, Parent, Merger Sub or any of their respective Affiliates receives any notices, communications, filings or other documents (including, without limitation, any drafts thereof) from any third party (including the Company or the Rolling Stockholders) in connection with the Merger Agreement or any other Transaction Document or any of the Contemplated Transactions, Topco shall promptly (and in any event within 24 hours of receipt thereof) provide a copy thereof to SLR. If it is necessary or appropriate for any of Topco, Parent or Merger Sub (or their applicable Affiliates) to prepare, provide, file or submit any notice, communication, filing or document pursuant to the Merger Agreement or any other Transaction Document or in connection with any of the Contemplated Transactions, such Person shall provide (or cause its applicable Affiliate to provide) a draft thereof to SLR reasonably in advance of finalizing, submitting, issuing or releasing such notice, communication, filing or document to permit SLR and its representatives a reasonable amount of time to review and comment thereon and shall incorporate any reasonable comments proposed by SLR or any of its representatives prior to such finalization, submission, issuance or release. Without limiting the foregoing, (a) each of Topco, Parent and Merger Sub shall, and shall cause their respective Affiliates and its and their respective representatives to, reasonably consult in good faith with SLR, and take into consideration any suggestions, views or advice proposed by SLR in good faith, in connection with any actions, decisions or matters relating to any of the Transaction Documents or Contemplated Transactions involving Topco, Parent or Merger Sub (or their applicable Affiliates that are parties to the Transaction Documents), and (b) the foregoing provisions are intended to apply in respect of any regulatory filings (including, without limitation, filings with the SEC, such as any proxy statement, Schedule 13E-3 or Form 8-K) and public announcements or press releases relating to any of the Transaction Documents or the Contemplated Transactions. Nothing in this Section 2.7 requires any Person to disclose any such notices, filings or other documents to the extent (i) provision of such information would reasonably be expected to violate any of such disclosing Person’s or its Affiliates’ respective bona fide obligations of confidentiality under any applicable Contract or Law (other than any confidentiality obligations arising under the Merger Agreement or the Confidentiality Agreement), or (ii) that furnishing such information would in the reasonable opinion of such disclosing Person (after consulting outside counsel) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, in each case of the immediately preceding clauses (i) and (ii), such Person will cooperate with SLR in good faith and use reasonable best efforts to permit disclosure of the applicable information to SLR to the extent it would not violate applicable Contracts or Laws or waiver of privilege. The Holders will promptly (and in any event within twenty four (24) hours) notify Parent in the event the Holders become aware of any violation or default by the Company or any of the Company’s Subsidiaries under the Loan Agreement or the other Loan Documents that would reasonably be expected to result in the failure of any condition to the obligations of Parent or Merger Sub to effect the Merger set forth in Article VI of the Merger Agreement.

2.8       Contributions; Cancellation of Rollover Warrants. Immediately following the consummation of the Rollover Closing, Topco shall contribute, assign, transfer, convey and deliver to Parent all of Topco’s right, title and interest in and to the Rollover Indebtedness, the Rollover Warrants and all of the Rollover Shares received by Topco pursuant to the other Rollover Agreements, and Parent shall accept and assume such contribution, assignment, transfer, conveyance and delivery (the “Topco Contribution”). Immediately following the Topco Contribution and the consummation of the Merger, Parent shall contribute, assign, transfer, convey, and deliver to the Surviving Corporation all of Parent’s right, title and interest in and to the Rollover Indebtedness and each of the Rollover Warrants to the Surviving Corporation pursuant to a contribution agreement, written consent or other document in form and substance reasonably satisfactory to SLR and Topco (the “Parent Contribution”). Immediately following the Parent Contribution, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cancel and retire the Rollover Indebtedness and the Rollover Warrants (without any conversion thereof) and the Rollover Indebtedness and each of the Rollover Warrants will cease to exist, and no payment or distribution will be made with respect thereto.

2.9    Restrictions on Transfer. Except as expressly provided for in this Agreement (including, without limitation, Sections 2.1 and 13 hereof), each Holder hereby covenants and agrees that, prior to the earlier of the Rollover Closing and the valid termination of the Merger Agreement in accordance with its terms, such Holder shall not, directly or indirectly, (a) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Rollover Indebtedness or Rollover Warrants, or, in each case, any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of the Rollover Indebtedness or Rollover Warrants, (b) deposit any of the Rollover Indebtedness or Rollover Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Rollover Indebtedness or Rollover Warrants that is inconsistent with such Holder’s obligations under this Agreement, or (c) commit or agree to commit (in each case, in any Contract) to take any of the actions referred to in the immediately preceding clauses (a) or (b). Any purported Transfer, act or omission in violation of this Section 2.9 shall be void ab initio and of no force or effect. This Agreement and the obligations hereunder shall be binding upon any Person to which legal or Beneficial Ownership of the Rollover Indebtedness or Rollover Warrants or any interest therein or rights with respect thereto shall pass, whether by operation of Law or otherwise, including, any Holder’s heirs, devisees, successors and assigns.

Section 3.   Representations and Warranties of Topco. Topco hereby represents and warrants to the Holders as of the date of this Agreement and the Rollover Closing as follows (except to the extent any such representation and warranty expressly speaks of another date, in which case Topco makes such representation and warranty to the Holders as of such date):

3.1    Organization. Topco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Topco has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.2    Authority; Execution and Delivery. Topco has the requisite limited liability company or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Topco has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Topco, enforceable in accordance with their respective terms against Topco, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the preceding clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.3    Exchange Units; Capitalization. All of the Common Units and Series A Preferred Units to be issued to the Holders as contemplated by this Agreement, if and when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued Common Units and Series A Preferred Units of Topco, free and clear of any Liens (other than restrictions on transfer under the Securities Act or other applicable securities Laws or set forth in the Topco A&R LLC Agreement). The offering and issuance of the Exchange Units has complied and will comply in all material respects with all applicable Laws. All of the Series A Preferred Units to be issued to the Holders (or their respective permitted assignees) pursuant this Agreement shall (a) be issued on the same economic terms as the Series A Preferred Units issued to Parent Sponsor or its Affiliates on the Closing Date, (b) afford SLR (or its applicable Affiliate(s)) the rights and privileges to be granted to SLR (or such Affiliate(s)) under the Topco A&R LLC Agreement (as described in the Equity Term Sheet) and (c) be issued at a price per Series A Preferred Unit equal to $2.18 and a price per Common Unit equal to $2.18. As of immediately following the consummation of the Closing, (i) SLR (taken together with its Affiliates) shall, collectively, hold at least sixty percent (60%) of the issued and outstanding Series A Preferred Units, (ii) the only holders of Series A Preferred Units will be the Holders (or their respective permitted assignees), Parent Sponsor (or its applicable Affiliates that subscribe for Series A Preferred Units on the Closing Date) and certain other Persons to subscribe for Series A Preferred Units on the Closing Date (as mutually agreed in writing between SLR and Topco) and (iii) there will be no issued and outstanding equity securities of Topco that are senior to the Series A Preferred Units. All of the Common Units to be issued to the Holders (or their respective permitted assignees) pursuant to this Agreement shall be issued on the same economic terms as Common Units issued to the Rolling Stockholders in accordance with the Rollover Agreements (other than this Agreement).

3.4    No Conflicts; No Consents. The execution and delivery of this Agreement by Topco does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Topco or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Topco or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Topco or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.5    Additional Representations. Each of Topco, Parent and Merger Sub was formed in connection with the negotiation, execution and delivery of this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents and, other than in connection with the negotiation, execution and delivery of this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents, each of Topco, Parent and Merger Sub has not (a) conducted any business, (b) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), (c) owned any assets (other than Topco’s ownership of equity securities in Parent and Parent’s ownership of equity securities in Merger Sub), (d) entered into any contracts or agreements or (e) violated any applicable laws or governmental rules or regulations. Topco is a direct, wholly owned subsidiary of Parent Sponsor or its applicable Affiliates that subscribe for Series A Preferred Units on the Closing Date. Parent is a direct, wholly owned subsidiary of Topco. Merger Sub is a direct, wholly owned subsidiary of Parent.

3.6    Non-Reliance. Topco acknowledges and agrees that no Holder (in such capacity), or such Holder’s Affiliates or representatives, has made any representation or warranty, express or implied, to Topco with respect to the subject matter of this Agreement that is not set forth in this Agreement, the Topco A&R LLC Agreement or any other agreement entered into between such Holder and Topco and that Topco is not relying on any such representation or warranty that is not set forth herein or therein.

Section 4.   Representations and Warranties of Parent. Parent hereby represents and warrants to the Holders as of the date of this Agreement and the Rollover Closing as follows (except to the extent any such representation and warranty expressly speaks of another date, in which case Parent makes such representation and warranty to the Holders as of such date):

4.1    Organization. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated herein.

4.2    Authority; Execution and Delivery. Parent has the requisite limited liability company power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Parent has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Parent, enforceable in accordance with its terms against Parent, except as such enforceability may be limited by the Enforceability Exceptions.

4.3    No Conflicts; No Consents. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Parent or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable Parent or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Parent or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated herein.

4.4    Certain Tax Matters. Neither Topco nor any of its subsidiaries has taken any action that would reasonably be expected to preclude application of the Intended Tax Treatment.

4.5    Non-Reliance. Parent acknowledges and agrees that no Holder (in such capacity), or such Holder’s Affiliates or representatives, has made any representation or warranty, express or implied, to Parent with respect to the subject matter of this Agreement that is not set forth in this Agreement or any other agreement entered into between such Holder and Parent and that Parent is not relying on any such representation or warranty that is not set forth herein or therein.

Section 5.   Representations and Warranties of the Holders. Each Holder hereby represents and warrants to Topco and Parent, severally and not jointly or jointly and severally, solely with respect to itself, as of the date of this Agreement and as of the Rollover Closing as follows (except to the extent any such representation and warranty expressly speaks of another date, in which case such Holder makes such representation and warranty to Topco and Parent as of such date):

5.1    Organization. Such Holder is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Such Holder has all requisite corporate, limited liability company or limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Holder’s ability to consummate the transactions contemplated herein.

5.2    Ownership of the Rollover Warrants. Such Holder is the sole record and beneficial owner of such Holder’s Rollover Warrants, free and clear of all Liens, except for (a) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws and (b) transfer restrictions set forth in the Rollover Warrants or the Company Organizational Documents.

5.3    Authority; Execution and Delivery. Such Holder has the requisite corporate, limited liability company, limited partnership or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Such Holder has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of such Holder, enforceable in accordance with its terms against such Holder, except as such enforceability may be limited the Enforceability Exceptions.

5.4    Holder Intent. Such Holder is acquiring such Holder’s Exchange Units for such Holder’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale, distribution, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable securities laws, and such Holder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, subdivision or fractionalization. Holder is not subscribing for such Holder’s Exchange Units from Topco in a fiduciary capacity.

5.5    Financial Status. Such Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Such Holder is able to bear the economic risk of an investment in of such Holder’s Exchange Units for an indefinite period of time, has adequate means of providing for its current financial needs and personal contingencies, understands that such Holder may not be able to liquidate its investment in Topco in an emergency, if at all, and can afford a complete loss of the investment. Such Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

5.6    No Conflicts; No Consents. The execution and delivery of this Agreement by such Holder does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of such Holder or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to such Holder or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by such Holder or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Holder’s ability to consummate the transactions contemplated herein.

5.7    No Other Representation. Such Holder acknowledges and agrees that such Holder (a) has made its own independent review and investigation into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Topco and its subsidiaries, (b) has adequate access to such information, documents and other materials relating to Topco and its subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of Topco with respect to such information, documents and other materials and has received satisfactory answers to such questions. Such Holder has received no other representations or warranties from Topco, Parent, the Company or any other person acting on behalf of Topco, Parent, the Company or any of their respective Affiliates, other than those contained in this Agreement and the Topco A&R LLC Agreement and any other Transaction Document (in each case, to the extent representations and warranties contained in such Transaction Documents are expressly made to the Holders or their respective Affiliates by Topco, Parent, the Company or the other applicable parties thereto), and such Holder disclaims reliance on any such other representations and warranties. Such Holder may have previously received presentations which include certain statements, estimates, targets and projections that reflect management’s assumptions concerning anticipated future performance of Topco, the Company or any of their respective subsidiaries. Such Holder understands and agrees that (i) such statements, estimates, targets and projections are based on significant assumptions and subjective judgments concerning anticipated results, which are inherently subject to risks, variability and contingencies, many of which are beyond the control of any such parties, and these assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are attainable or will be realized, (ii) such statements, estimates, targets, projections or other forward-looking statements have been provided to assist in an evaluation of an investment in such Holder’s Exchange Units, but are not to be viewed as factual and should not be relied upon as an accurate representation of future results, and (iii) actual results may differ materially from those in such statements, estimates, targets, projections or other forward-looking statements.

Section 6.   Agreements and Acknowledgements of the Holders. Each Holder agrees and acknowledges to the Parent Parties, severally and not jointly or jointly and severally, solely with respect to itself, as of the date of this Agreement and as of the Rollover Closing as follows:

6.1    No Registration. Such Holder understands and agrees that such Holder’s Exchange Units are being acquired by such Holder in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, and that Topco is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understanding set forth in this Agreement to determine the applicability of such exemptions and the suitability under the Securities Act of such Holder to acquire the Exchange Units. Such Holder understands that the Exchange Units have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to such Holder by Topco or Parent. No federal or state governmental agency has passed on or made any recommendation or endorsement of such Holder’s Exchange Units or an investment in Topco.

6.2    Limitations on Disposition and Resale. Such Holder understands and acknowledges that such Holder’s Exchange Units have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless such Holder’s Exchange Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Such Holder recognizes that there will not be any public trading market for the Exchange Units, and as a result, such Holder may be unable to sell or dispose of its, his or her interest in Topco or liquidate its investment in Topco. Such Holder represents and warrants further that, other than this Agreement and the other Transaction Documents and the SLR Financing Agreements, it has no contract, understanding, agreement or arrangement with any Person to offer, sell, transfer or otherwise dispose of any of the Exchange Units (in whole or in part), and such Holder represents and warrants that (other than the transactions contemplated by this Agreement, the other Transaction Documents and the SLR Financing Agreements) it has no present plans to enter into any such contract, undertaking, agreement or arrangement. Such Holder agrees not to engage in any hedging transactions with regard to the Exchange Units unless in compliance with the Securities Act.

6.3    Newly Formed Entity. Such Holder recognizes that the investment in Topco is speculative and involves a high degree of risk.

6.4    Sole Consideration. Such Holder acknowledges and agrees that such Holder’s Exchange Units shall constitute the sole consideration that such Holder is entitled to receive in exchange for or upon conversion of such Holder’s Rollover Indebtedness and Rollover Warrants.

6.5    Brokers and Finders. Neither such Holder nor anyone acting on such Holder’s behalf has paid any brokers’ or finders’ fees or commission to any Person in connection with the acquisition of the Exchange Units for which Topco or any of its subsidiaries would reasonably be expected to be liable following the Closing.

6.6   Independent Investigation. Such Holder acknowledges and agrees that none of Topco, Parent or any of their respective Affiliates or Representatives is advising such Holder as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, none of Topco, Parent or any of their respective Affiliates or Representatives shall have any responsibility or liability to such Holder with respect thereto and none of Topco, Parent or any of their respective Affiliates or Representatives is making any representation or warranty as to the tax treatment of the Indebtedness Rollover or the contribution of the Rollover Warrants contemplated hereby. Such Holder acknowledges and agrees that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and none of Topco, Parent or any of their respective subsidiaries, Affiliates or Representatives shall have responsibility or liability to such Holder with respect thereto.

6.7    Certain Tax Matters. Such Holder has not taken any action and agrees not to take any action that would reasonably be expected to preclude application of the Intended Tax Treatment. Such Holder is not and has not been a party to any binding agreement to, and does not have a current plan or intention to, sell, exchange or otherwise dispose of the Exchange Units

Section 7.   Governing Law.

7.1    This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.2    Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

7.3    Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 7.1 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method

Section 8.  WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 9.  Specific Performance. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the Parties and any third party beneficiaries hereof shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, and (b) the right to seek specific performance and other equitable relief is an integral part of the transaction and without that right, none of Topco, Parent or the Holders would have entered into this Agreement. Each of the Parties hereby (i) waives any defense that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at Law.

Section 10.  Notices. All notices and other communications hereunder from Topco or Parent, on the one hand, to any of the Holders, on the other hand, or vice versa, shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via email (provided that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to Topco, Parent or any of the Holders, as the case may be, in writing by Topco, Parent or such Holder from time to time in accordance with the provisions of this Section 10.

(a)         All notices to any of Topco or Parent shall be addressed as follows until the Holders receive notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors, LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention:         James Mannix
Email:               james@perceptivelife.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3736
Attention:         Eric Blanchard; Amelia Runyan Davis
Email:               eblanchard@cooley.com; arunyandavis@cooley.com

(b)         Notice to the Holders shall be addressed as follows until Topco receives notice of a change in address:

SLR Investment Corp.
500 Park Avenue, 3rd Floor
New York, NY 10022
Attention:         Anthony Storino

Edan Yacobovsky

Email:                astorino@slrcp.com

eyacobovsky@slrcp.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:         Haim Zaltzman

Daniel Mun

Email:                haim.zaltzman@lw.com

daniel.mun@lw.com

Section 11.  Waiver. This Agreement and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party hereto against which enforcement of such change, waiver, discharge or termination is sought.

Section 12.  Amendment. Without limiting the Parties’ respective obligations to amend Schedule A pursuant to Section 2.1 (or SLR’s right to amend Scheduled A pursuant to clause (C) of Section 2.1), this Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by Topco and SLR.

Section 13.  Assignment. No party hereto shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of Topco, in the case of an assignment or delegation by any Holder, or with the prior written consent of the Holders, in the case of an assignment or delegation by Topco or Parent; provided, that each Holder may Transfer its Rollover Indebtedness or Rollover Warrants, and/or assign its rights to receive the Exchange Units issuable to such Holder at the Rollover Closing pursuant to Section 2.1, to such Holder’s Affiliates; provided, further, that no such Transfer or assignment shall relieve the applicable assigning Holder of its obligations hereunder. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

Section 14.  Binding Effect; No Third-Party Beneficiaries. Except as expressly set forth in the SLR Financing Agreements, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

Section 15.  Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as by DocuSign, electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 16.  Headings; Interpretive Matters. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 17.  Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 18.  Entire Agreement. This Agreement, the Merger Agreement, the Equity Commitment Letter, the Warrant Amendment Agreement and the Loan Agreement and the schedules and exhibits and other documents delivered by the parties hereto and thereto in connection herewith and therewith, contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect hereto.

Section 19.  Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against the entities that are expressly parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling Person, Affiliate, agent, attorney, advisor or representative of any party hereto, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement (whether in tort, contract or otherwise). The Parties acknowledge and agree that the Non-Recourse Parties are express third party beneficiaries of this Section 19, each of whom may enforce the provisions of this Section 19.

Section 20.  Public Announcements. Each of the Holders, on the one hand, and the Parent Parties, on the other hand, shall not, shall cause each of their Subsidiaries not to, and shall direct their respective controlled Affiliates and Representatives not to, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of SLR (in the case of any such press release or announcement to be made by the Parent Parties or their Affiliates or Representatives) or Topco (in the case of any such press release or announcement to be made by the Holders or their Affiliates or Representatives), except any release or announcement required by applicable Law or any rule or regulation of the Nasdaq Global Select Market or any stock exchange to which the relevant Party (or such Party’s applicable Affiliate or Representative) is subject, in which case such Party (or its applicable Affiliate or Representative) required to make the release or announcement shall use reasonable best efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance and shall consider in good faith the comments of the applicable Party (or such Party’s applicable Affiliate or Representative) therein. The restrictions of this Section 20 do not apply to any press release or announcement made by any of the Parties or their Affiliates to the extent that such press release or announcement is consistent with any press release or announcement previously made in compliance with this Section 20, so long as any such press release or announcement remains true and correct in all material respects and the other Parties have not requested in writing that the party that initially made such press release or announcement discontinue the use or public communication of such press release or announcement. Notwithstanding the foregoing, each Party and its respective Affiliates may provide ordinary course communications regarding this Agreement and the Contemplated Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 21.  Termination of Agreement. The Holder’s obligation to contribute the Rollover Indebtedness and Rollover Warrants to Topco at the Rollover Closing pursuant to Section 2.1, and Topco’s obligation to issue the Exchange Units to the Holders (or their respective permitted assignees) at the Rollover Closing pursuant to Section 2.1, are, in each case, subject to the subsequent consummation of the Merger in accordance with the terms of the Merger Agreement (as described in Sections 2.3(c) and 2.4(c)). This Agreement (other than Sections 7 to 21) shall terminate automatically, without further action by the parties hereto and immediately upon valid termination of the Merger Agreement in accordance with its terms prior to the Effective Time. Upon such termination, this Agreement (other than Sections 7 to 21) shall not have any further force and effect and no party hereto shall have any further liability or obligation hereunder; provided that termination of this Agreement shall not relieve any party hereto from liabilities or damages arising out of its intentional breach of this Agreement by such party hereto prior to the time of termination, and each other party hereto will be entitled to any remedies at law or in equity to recover losses arising from such breach.

Section 22.  Intended Tax Treatment. Topco and Parent agree to, and to cause their respective Affiliates to, use commercially reasonable efforts to take such actions (or not to take such actions) as may be necessary, in Topco’s or Parent’s good faith judgment, to achieve and to preserve the Intended Tax Treatment.

Section 23.  Tax Reporting. Topco, Parent and each of the Holders will not, and Topco, Parent and each of the Holders will cause their respective Affiliates not to, take any position on any federal income Tax Return, or take any other reporting position (including on or with respect to any financial statements), that is inconsistent with the Intended Tax Treatment, unless otherwise required by a “final determination” (as defined in Section 1313(a)(1) of the Internal Revenue Code of 1986, as amended, or any similar provision of foreign, state or local law, as appropriate) or as otherwise required by applicable Law.

Section 24.    Withholding. In the event Topco, Parent, the Company, or any of their respective subsidiaries or Affiliates are required to deduct and withhold any Taxes in respect of Rollover PIK Interest or Rollover Accrued Fees (or any Tax authority takes the position that any such deduction or withholding was required), the Holders shall pay an amount in cash to Topco equal to such amounts as are required to be withheld and shall otherwise indemnify and hold harmless Topco, Parent, the Company, and any of their respective subsidiaries or Affiliates against any Liability for any such withholding Taxes.

Section 25.    Further Assurances. Topco, Parent and each of the Holders will take such further actions as may be reasonably necessary to implement the transactions contemplated by this Agreement.

Section 26.   Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 27.    Other Acknowledgement. Each Parent Party acknowledges and agrees that, notwithstanding anything contained in any of the Transaction Documents or the SLR Financing Agreements to the contrary, SLR, the other Holders and their respective Affiliates may provide ordinary course communications regarding the Transaction Documents, the SLR Financing Agreements and the Contemplated Transactions to existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

TOPCO:

VERONICA HOLDINGS, LLC

By:
Name:
Title:

PARENT:

VERONICA INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

HOLDERS:

SLR INVESTMENT CORP., as Collateral Agent and a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP CAYMAN DEBT MASTER FUND, L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP CAYMAN DEBT MASTER FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SCP SF DEBT FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR CP SF DEBT FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC ONSHORE FUND L.P., as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC FUND SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC BDC LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

SLR HC BDC SPV LLC, as a Lender

By:
Name: Anthony Storino
Title: Authorized Signatory

Annex C

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of June 17, 2024, is entered into by and among (i) Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), (ii) Vapotherm, Inc., a Delaware corporation (the “Company”), and (iii) the person identified on the signature page hereto as Holder (“Holder”).

RECITALS

WHEREAS, as of the date hereof, Holder owns the number of shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) set forth on Holder’s signature page hereto (the “Existing Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Topco, Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”) and, other than any Shares described in Section 2.1(b) of the Merger Agreement (including the Existing Shares and any other Rollover Shares) and any Dissenting Shares, all of the shares of Common Stock issued and outstanding and held by the stockholders of the Company as of immediately prior to the effectiveness of the Merger (the “Effective Time”) shall be converted into the right to receive $2.18 in cash (less applicable withholding) for each such share of Common Stock;

WHEREAS, on the terms and subject to the provisions hereof, Holder desires to, on the Closing Date but immediately prior to the Effective Time, contribute, transfer and assign to Topco all of the Rollover Shares in exchange for an aggregate number of Common Units in Topco (such Common Units, the “Exchange Units”) having the rights and privileges described on Exhibit A (the “Equity Term Sheet”) at a price per Exchange Unit equal to $2.18 (the “Rollover”);

WHEREAS, contemporaneously with the closing of the contribution and exchange of the Rollover Shares and the issuance of the Exchange Units to Holder pursuant to Section 2.1 (the “Rollover Closing”), Topco, Perceptive Advisors, LLC or its applicable Affiliates (collectively, “Perceptive”), SLR and certain other stockholders of the Company that are parties to Rollover Agreements shall enter into an amended and restated limited liability company agreement of Topco that is mutually agreeable to Topco, Perceptive and SLR (the “Topco A&R LLC Agreement”);

WHEREAS, contemporaneously with the Rollover Closing, Holder will deliver to Topco a duly executed joinder to the Topco A&R LLC Agreement, on the form that is provided to Holder by Topco prior to the Rollover Closing (the “Joinder”), and Holder agrees to be bound by the Topco A&R LLC Agreement and agrees that the Exchange Units issued to Holder will be bound by and subject to the terms of the Topco A&R LLC Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Rollover, taken together with the other contributions to Topco contemporaneous therewith, will be treated as a transfer governed by Section 351 of the Code (as defined below) (the “Intended Tax Treatment”); and

WHEREAS, none of the Rollover Shares were acquired by Holder upon the exercise of an “incentive stock option” within the meaning of Section 422 of the Code where the exercise date of the incentive stock option was within 12 months prior to the Closing Date or the grant date was within 24 months prior to the Closing Date.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.   Definitions. The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.1         “Code” means the Internal Revenue Code of 1986, as amended.

1.2        “Beneficial Ownership” means, with respect to any Person, that such Person is deemed to, directly or indirectly beneficially own securities within the meaning assigned to such term in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficial Ownership shall also include record ownership of securities. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

1.3        “Expiration Date” means the earliest to occur of (a) the mutual written agreement of Topco and Holder, (b) the consummation of the Closing in accordance with the Merger Agreement, and (c) the valid termination of the Merger Agreement pursuant to Article VII thereof.

1.4         “Rollover Shares” means the Existing Shares.

1.5        “Transfer” means, with respect to any Rollover Share, directly or indirectly, to: (a) sell, transfer, gift, bequeath, exchange, offer, assign, pledge, encumber, subject to a Lien, hypothecate or otherwise dispose of (by merger, consolidation, share exchange, statutory division, statutory conversion, statutory domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), such Rollover Share, (b) to enter into any contract, option or other agreement, arrangement or understanding with respect to any transaction described in the immediately preceding clause (a) of this definition or (c) enter into any swap, hedge, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of Beneficial Ownership of such Rollover Share, whether settled by delivery of such Rollover Share, or other securities, in cash or otherwise; provided that, the following shall not be deemed a “Transfer”: (i) any exercise of stock options, derivatives or other similar equity securities in accordance with their terms, or (ii) sales, transfers or dispositions of Rollover Shares, or any derivatives, options or similar equity securities in accordance with their terms, in the case of the immediately preceding clause (ii), solely to cover any tax payments due or payable upon the vesting of any equity awards or grants or the exercise of any stock options, in each case, in accordance with their terms. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to “Transfer.”

Section 2.   Rollover and Certain Agreements.

2.1       Rollover. On the terms and subject to the conditions set forth herein, (a) Holder agrees, at the Rollover Closing, to contribute, transfer and assign to Topco all of the Rollover Shares in exchange for the issuance of the Exchange Units by Topco to Holder, and at Topco’s written request, Holder shall execute and deliver to Topco all documents and instruments reasonably necessary to effect the Rollover in accordance with the terms hereof (including any certificate(s) representing such Rollover Shares accompanied by duly executed transfer powers in form and substance reasonably satisfactory to Topco), and (b) Topco agrees, at such time, to issue to Holder the Exchange Units, free and clear of all Liens (other than restrictions on transfer arising under the Securities Act or other applicable securities Laws or set forth in the Topco A&R LLC Agreement), in exchange for the contribution, transfer and assignment by Holder to Topco of the Rollover Shares, and shall execute and deliver to Holder all documents and instruments reasonably necessary to effect such issuance. The number of Exchange Units that will be issued by Topco to Holder at the Rollover Closing in respect of Holder’s Existing Shares is set forth opposite Holder’s name on Schedule A. For the avoidance of doubt and pursuant to Section 2.1(b) of the Merger Agreement, the Rollover Shares will not be converted into a right to receive a portion of the cash consideration payable to the stockholders of the Company pursuant to the Merger Agreement.

2.2       Rollover Closing. The consummation of the transactions contemplated hereby shall take place on the Closing Date immediately prior to the Effective Time, subject to the subsequent occurrence of the Closing (and, for avoidance of doubt, consummation of the Merger) in accordance with the Merger Agreement and subject to the satisfaction (or waiver by Topco) of the conditions to the Rollover Closing set forth in Section 2.3. For the avoidance of doubt, neither the contribution, transfer and assignment of the Rollover Shares in exchange for the issuance of Exchange Units contemplated by this Agreement shall occur if the Closing does not occur.

2.3         Rollover Closing Conditions (Topco). Topco’s obligation to issue the Exchange Units to Holder at the Rollover Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)         Holder shall have complied in all material respects with its obligations hereunder that are to be performed by Holder on or prior to the Rollover Closing (including, for avoidance of doubt, the delivery of the Rollover Shares to Topco in accordance with Section 2.1);

(b)          the representations and warranties of Holder under Section 5 and Section 6 herein shall be true and correct in all material respects when made and on the Closing Date;

(c)          Holder shall have delivered to Topco a complete and duly executed Accredited Investor Questionnaire attached hereto as Exhibit B (the “Accredited Investor Questionnaire”);

(d)          if Holder is an individual and is married or has a domestic partner, deliver the Spousal Consent attached hereto as Exhibit C, duly executed by such Holder’s spouse or domestic partner;

(e)           Holder shall have delivered to Topco a duly executed Joinder to the Topco A&R LLC Agreement; and

(f)           Holder shall have delivered to Topco a complete and duly executed IRS Form W‑9 or IRS Form W-8BEN (or other appropriate IRS Form W-8), as applicable.

2.4        Voting. Prior to the Expiration Date and subject to the terms of this Agreement, Holder hereby agrees that at the Company Stockholder Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, or in connection with any written consent of the Company’s stockholders and in any other circumstance upon which a vote, consent or approval of all or some of the stockholders of the Company is sought, in each case, with respect to which any of the matters described in subsections (a) through (d) of this Section 2.4 is to be considered, Holder shall (solely in its capacity as a stockholder of the Company), unless the Company Board and the Special Committee has made a Change of Board Recommendation in compliance with the terms of the Merger Agreement and such Change of Board Recommendation has not been rescinded or otherwise withdrawn in accordance with the provisions of the Merger Agreement, (i) appear at each such meeting or cause its representative(s) to appear at such meeting or otherwise cause the Rollover Shares outstanding as of the record date for determining stockholders entitled to vote at such meeting to be counted as present thereat for purposes of determining whether a quorum is present and respond to each request by the Company for written consent, if any, of any shares entitled to provide consent as of the record date for determining the stockholders of the Company entitled to act by consent and (ii) vote or cause to be voted, in person or by proxy, or duly execute and deliver or cause to be duly executed and delivered a written consent covering, all of the Rollover Shares (to the extent the Rollover Shares may vote on the matter in question) outstanding as of such record date:

(a)        in favor of the adoption and approval of the Merger Agreement and the Merger;

(b)       against any action, proposal, agreement or transaction (including any Acquisition Proposal) that would reasonably be expected, or the effect of which would reasonably be expected, to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Contemplated Transactions, including the Closing and the Merger, or the performance by Holder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, debt or equity financing, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries, taken as a whole, or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; or (iv) any material change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s or any of its Subsidiaries’ Organizational Documents;

(c)       against any action, proposal, transaction or agreement that would result in (i) a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Holder contained in this Agreement; or (ii) any of the conditions to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled; and

(d)       in favor of any adjournment, recess, delay or postponement of the Company Stockholder Meeting as may be reasonably requested by the Company Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger.

Any attempt by Holder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), any of the Rollover Shares in a manner that violates or breaches the terms of this Agreement shall be null and void ab initio.

2.5          Restrictions on Transfer.

(a)      Except as expressly provided for in Section 2.1 hereof, Holder hereby covenants and agrees that, prior to the Expiration Date, Holder shall not, directly or indirectly, (i) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Rollover Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of the Rollover Shares, (ii) deposit any of the Rollover Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Rollover Shares that is inconsistent with Holder’s obligations under this Agreement, (iii) convert or exchange, or take any action which would, or would reasonably be expected to, result in the conversion or exchange, of any of the Rollover Shares, (iv) take any action that would, or would reasonably be expected to, (A) make any representation or warranty of Holder set forth in this Agreement materially untrue or materially incorrect, (B) have the effect of preventing, disabling, or materially delaying Holder from performing any of its obligations under this Agreement or (C) result in a breach of any covenant, agreement or obligation of Holder set forth in this Agreement, or (v) commit or agree to commit (in each case, in writing) to take any of the actions referred to in the immediately preceding clauses (i), (ii), (iii) or (iv). Any purported Transfer, act or omission in violation of this Section 2.5 shall be void ab initio and of no force or effect.

(b)       This Agreement and the obligations hereunder shall be binding upon any Person to which legal or Beneficial Ownership of the Rollover Shares or any interest therein or rights with respect thereto shall pass, whether by operation of Law or otherwise, including, Holder’s heirs, devisees, successors and assigns. Holder covenants and agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Rollover Shares, unless such Transfer is made in compliance with this Agreement. To the extent requested in writing by Topco, Holder shall promptly surrender the certificate or certificates, if any, representing any Rollover Shares Beneficially Owned by Holder so that the transfer agent for such Rollover Shares may affix thereto an appropriate legend referring to this Agreement and the restrictions on transfer and ownership hereunder. Holder acknowledges and agrees that, with respect to any Rollover Shares that are uncertificated, Holder has received all notices of the restrictions on transfer and ownership required by applicable Law.

2.6          Proxy.

(a)          Prior to the Expiration Date, Holder hereby (i) grants to, and appoints, Topco, and any person designated by Topco, and each of them individually, Holder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Holder, to vote all of the Rollover Shares or execute and deliver a consent or approval in respect of the Rollover Shares (or cause any vote or consent to be provided in respect to all of the Rollover Shares), in accordance with the terms of Section 2.4 hereof, solely with respect to matters set forth in Sections 2.4(a) – (e) hereof, and (ii) revokes any and all proxies heretofore given in respect of the Rollover Shares. For the avoidance of doubt, nothing herein shall restrict Holder from voting or granting consents or approvals in respect of the Rollover Shares for any matters other than those set forth in Sections 2.4(a) – (d) hereof.

(b)          The attorneys-in-fact and proxies named above are hereby authorized and empowered by Holder at any time after the date hereof and prior to the Expiration Date to act as Holder’s attorney-in-fact and proxy to vote the Rollover Shares, and to exercise all voting, consent and similar rights of Holder with respect to the Rollover Shares (including the power to execute and deliver written consents), solely with respect to matters set forth in Sections 2.4(a) – (d) hereof, at the Company Stockholder Meeting and any other annual or special meeting of stockholders and in every action by written consent in lieu of such a meeting in accordance with the terms of Section 2.4 hereof.

(c)        Holder hereby represents and warrants to Topco that any proxies heretofore given in respect of the Rollover Shares are not irrevocable and that any such proxies are hereby revoked, and Holder agrees to promptly notify Topco and the Company of such revocation. Holder hereby affirms that the proxy granted herein is given in connection with the execution of the Merger Agreement and that such proxy is given to secure the performance of the duties of Holder under this Agreement. Holder hereby further affirms that the proxy granted herein is coupled with an interest sufficient at law to support the creation of a proxy and power of attorney and may under no circumstances be revoked. Holder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Holder agrees to vote the Rollover Shares in accordance with Section 2.4 hereof, solely with respect to matters set forth in Sections 2.4(a) – (d) hereof. Notwithstanding anything to the contrary in this Agreement, the proxy and attorney-in-fact granted by Holder pursuant to this Section 2.6, and all other obligations and covenants of Holder set forth in this Section 2.6, shall be revocable by Holder upon the termination of the Merger Agreement pursuant to and in accordance with its terms.

2.7         Additional Agreements.

(a)         Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Rollover Shares or other securities or rights of the Company by Holder, (i) the type and number of Rollover Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations of Holder hereunder shall automatically attach to any additional Rollover Shares or other securities or rights of the Company issued to or acquired by Holder.

(b)        Waiver of Appraisal and Dissenters’ Rights and Actions. Holder hereby irrevocably and unconditionally waives and agrees not to exercise, and covenants to cause its controlled Affiliates and Representatives to waive and not to exercise, in each case, to the fullest extent permissible under applicable Law, any rights of appraisal or rights to dissent from the Merger or any other similar rights that Holder may have (whether under any contract, pursuant to applicable Law or otherwise), including, without limitation, any rights arising under Section 262 of the DGCL; provided that nothing in this Section 2.7(b) shall restrict or prohibit Holder from asserting (x) its right to receive the Exchange Units in accordance with this Agreement, or (y) counterclaims or defenses in any Action or claim brought or asserted against it by Topco, Parent, Merger Sub, SLR, the Company or any of their respective Subsidiaries or Affiliates and each of their respective successors and assigns relating to this Agreement, the Merger Agreement or any of the other Transaction Documents, or from enforcing its rights under this Agreement.

(c)        Communications. Holder (i) hereby consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub, SLR, the Company and any of their respective Affiliates in any press release, Form 8-K, the Proxy Statement or the Schedule 13E-3 (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the other Transaction Documents or the Contemplated Transactions, its identity and ownership of any Rollover Shares, the nature of its covenants, agreements, obligations, commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), (ii) hereby agrees to cooperate with Topco, Parent, Merger Sub, SLR, the Company and their respective Affiliates and Representatives in connection with such filings, including providing Stockholder Information reasonably requested by Topco, Parent, Merger Sub, SLR, the Company or any of their respective Affiliates and Representatives and necessary in connection with such filings, and (iii) hereby agrees as promptly as practicable to notify Topco of any required corrections with respect to any written information supplied by Holder upon becoming aware that any such Stockholder Information is or shall have become false or misleading. Topco shall provide Holder with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to Holder and its Affiliates) and consider all reasonable comments of Holder proposed in good faith regarding disclosure solely related to Holder and its Affiliates (it being understood that Topco, Parent, Merger Sub, SLR, the Company and their respective Affiliates shall not be deemed to be Affiliates of Holder).

(d)        Bringdown Certificate. Holder hereby agrees to, on the Closing Date, upon the request of Topco, deliver to Topco a written certificate duly executed by Holder (or a duly authorized executive officer of Holder, if applicable) confirming and certifying that each of the representations and warranties of Holder set forth in Sections 5 and 6 hereof are true and correct in all respects; provided that Topco shall not make such request on more than one occasion.

(e)         Joinder. Contemporaneously with the Rollover Closing, Holder will deliver to Topco a duly executed Joinder. For the avoidance of doubt, Topco will not be obligated to issue the Exchange Units hereunder until Holder delivers a duly executed Joinder to Topco.

(f)        Confidentiality. Unless Holder is party to a comparable confidentiality or similar agreement with the Company, Holder agrees to, and agrees to cause its controlled Affiliates to, keep confidential all nonpublic information in their possession regarding the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives or regarding this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents and the transactions contemplated hereby and thereby (“Confidential Information”); provided, however, that such Persons shall not be required to maintain as confidential any Confidential Information that (a) becomes generally available to the public other than as a result of disclosure in violation of this Section 2.7(g) (i) by such Person or any of its Representatives or (ii) to the knowledge of such Person and its controlled Affiliates, by any other Person in violation of an obligation or duty of confidentiality, (b) is received by Holder or its controlled Affiliates after the date hereof from a third party who, to the knowledge of Holder or its applicable Affiliates, is not under an obligation of confidentiality or is not otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation with the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives, (c) was or is independently developed by or on behalf of Holder or its controlled Affiliates without use of or reference to any Confidential Information, (d) such Person discloses in the ordinary course of Holder’s performance of its duties with the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives, or (e) such Person is required pursuant to the terms of a valid order issued, promulgated or entered by or with any Governmental Body of competent jurisdiction or pursuant to any other requirement of applicable Law (provided, that, with respect to this clause (e), such Person shall (A) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Topco with prompt notice of such order and provide reasonable assistance and cooperation (at Topco’s sole expense) with all reasonable efforts of Topco and/or its subsidiaries in obtaining a protective order or other remedy, (B) disclose such Confidential Information only to the extent required by such order and request confidential treatment thereof and (C) inform any such Governmental Body of the confidential nature of such Confidential Information). Notwithstanding the foregoing, (x) Holder and its controlled Affiliates and their respective Representatives may disclose any Confidential Information (1) to any regulatory agency, self-regulatory organization, governmental agency or examiner thereof in the course of any routine examinations, investigations, sweeps or inquiries, in each case, which does not specifically target the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives or the Confidential Information, or (2) if Holder is not a natural person, to its Affiliates, partners, investors, and its and their respective Representatives in connection with its normal informational or reporting activities, or (3) to comply with any obligations under any Organizational Documents or any other contract or arrangement with any limited partner, member or other equityholder of any fund managed, advised or controlled by Holder or any of its Affiliates or any of its or its Affiliates’ affiliated entities; provided, that, with respect to clauses (2) and (3) hereof, the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations, and (y) Holder and its controlled Affiliates may disclose Confidential Information as reasonably deemed necessary to enforce its rights and perform its obligations under this Agreement and/or any ancillary documents thereto.

(g)       Topco A&R LLC Agreement. Prior to the Expiration Date, Holder shall negotiate in good faith, and use reasonably best efforts and cooperate with Topco and SLR with respect to the finalization of the Topco A&R LLC Agreement in form and substance consistent with the terms set forth in the Equity Term Sheet.

2.8       Contributions; Transfer of Rollover Shares. Immediately following the Rollover Closing, Topco shall contribute, assign, transfer, convey and deliver to Parent all of Topco’s interest in the Rollover Shares, and Parent shall (and Topco shall cause Parent to) accept and assume such contribution, assignment, transfer, conveyance and delivery.

Section 3.   Representations and Warranties of Topco. Topco hereby represents and warrants to Holder as follows:

3.1       Organization. Topco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Topco has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.2       Authority; Execution and Delivery. Topco has the requisite limited liability company or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Topco has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Topco, enforceable in accordance with their respective terms against Topco, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the preceding clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.3       Common Units Duly Authorized; Capitalization. All of the Exchange Units to be issued to Holder pursuant to this Agreement, if and when issued and delivered in accordance with the provisions of this Agreement, will be duly authorized and validly issued Common Units of Topco, free and clear of any Liens (other than restrictions on transfer under the Securities Act or other applicable securities Laws or any Liens set forth in the Topco A&R LLC Agreement).

3.4      No Conflicts; No Consents. The execution and delivery of this Agreement by Topco does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Topco or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Topco or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Topco or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.5         Certain Tax Matters. Neither Topco nor any of its subsidiaries has taken any action that would reasonably be expected to preclude application of the Intended Tax Treatment.

Section 4.   Representations and Warranties of the Company. The Company hereby represents and warrants to Topco and Holder as follows:

4.1        Organization. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated herein.

4.2        Authority; Execution and Delivery. The Company has the requisite corporate power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of the Company, enforceable in accordance with their respective terms against the Company, except as such enforceability may be limited by the Enforceability Exceptions.

4.3         No Conflicts; No Consents. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of the Company or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to the Company or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by the Company or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated herein.

Section 5.   Representations and Warranties of Holder. Holder hereby represents and warrants to Topco and the Company as of the date of this Agreement and as of the Rollover Closing as follows:

5.1       Residence; Organization; Good Standing. If Holder is a natural person, Holder’s signature page to this Agreement sets forth the country for which Holder is a citizen and the principal residence of Holder. In the event that Holder is not a natural person, Holder is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Holder has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holder’s ability to consummate the transactions contemplated herein.

5.2        Ownership of the Rollover Shares. Holder is the sole record and beneficial owner of the Rollover Shares. Holder (or its nominee or custodian for the benefit of Holder) has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 2.6 and 2.7 herein and all other matters set forth in this Agreement, in each case with respect to all of the Rollover Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Rollover Shares and the certificates representing such Rollover Shares, if any, are now, and at all times prior to the Expiration Date will be, held by Holder, or by a nominee or custodian for the benefit of Holder, free and clear of any and all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

5.3       Authority; Execution and Delivery. In the event that Holder is a natural person, Holder has full legal capacity to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. In the event that Holder is not a natural person, Holder has the requisite power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Holder has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Holder, enforceable in accordance with their respective terms against Holder, except as such enforceability may be limited by the Enforceability Exceptions.

5.4       Holder Intent. Holder is acquiring the Exchange Units for Holder’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale, distribution subdivision or fractionalization thereof in violation of the Securities Act or any other applicable securities laws, and Holder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, subdivision or fractionalization. Holder is not acquiring the Exchange Units from Topco in a fiduciary capacity.

5.5        Financial Status. Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act and, immediately prior to the Rollover Closing, Holder will complete and deliver to Topco the Accredited Investor Questionnaire. Holder is able to bear the economic risk of an investment in the Exchange Units for an indefinite period of time, has adequate means of providing for its current financial needs and personal contingencies, understands that Holder may not be able to liquidate its investment in Topco in an emergency, if at all, and can afford a complete loss of the investment. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Any amounts invested in Topco by Holder, are not and will not be directly or indirectly derived from activities that contravene federal, state or international anti-money laundering laws.

5.6       No Conflicts; No Consents. The execution and delivery of this Agreement by Holder does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) in the event that Holder is not a natural person, violate or conflict with or result in any default under any provision of the organizational documents of Holder or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Holder or, if Holder is not a natural person, any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Holder or, if Holder is not a natural person, any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holder’s ability to consummate the transactions contemplated herein.

5.7       No Litigation. There is no Action pending or, to the knowledge of Holder, threatened against Holder at law or in equity before or by any Governmental Body that questions the Beneficial Ownership or record ownership of Holder’s Rollover Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement or that would reasonably be expected to impair in any material respect the ability of Holder to perform its obligations hereunder or to consummate the transactions contemplated hereby. Holder is not subject to any injunction, writ, judgment, decree, determination, ruling or other order of any kind or nature by any Governmental Body that would reasonably be expected to impair in any material respect the ability of Holder to perform its obligations hereunder or consummate the transactions contemplated hereby.

5.8        No Other Representation. Holder acknowledges and agrees that Holder (a) has made its own independent review and investigation into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Topco and its subsidiaries, (b) has adequate access to such information, documents and other materials relating to Topco and its subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of Topco with respect to such information, documents and other materials and has received satisfactory answers to such questions. Holder has received no other representations or warranties from Topco, the Company or any other person acting on behalf of Topco, the Company or any of their respective Affiliates, other than those contained in this Agreement and the Topco A&R LLC Agreement, and Holder disclaims reliance on any such other representations and warranties. Holder may have previously received presentations which include certain statements, estimates, targets and projections that reflect management’s assumptions concerning anticipated future performance of Topco, the Company or any of their respective subsidiaries. Holder understands and agrees that (i) such statements, estimates, targets and projections are based on significant assumptions and subjective judgments concerning anticipated results, which are inherently subject to risks, variability and contingencies, many of which are beyond the control of any such parties, and these assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are attainable or will be realized, (ii) such statements, estimates, targets, projections or other forward-looking statements have been provided to assist in an evaluation of an investment in the Exchange Units, but are not to be viewed as factual and should not be relied upon as an accurate representation of future results, and (iii) actual results may differ materially from those in such statements, estimates, targets, projections or other forward-looking statements.

5.9         Certain Tax Matters. Holder has not taken any action and agrees not to take any action that would reasonably be expected to preclude application of the Intended Tax Treatment. The Holder is not and has not been a party to any binding agreement to, and does not have a current plan or intention to, sell, exchange or otherwise dispose of the Exchange Units.

Section 6.   Agreements and Acknowledgements of Holder. Holder hereby agrees and acknowledges to Topco as of the date of this Agreement and as of the Rollover Closing as follows:

6.1         No Registration. Holder understands and agrees that the Exchange Units are being acquired by Holder in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, and that Topco is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understanding set forth in this Agreement to determine the applicability of such exemptions and the suitability of Holder to acquire the Exchange Units. Holder understands that the Exchange Units have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Holder by Topco or the Company. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Units or an investment in Topco.

6.2        Limitations on Disposition and Resale. Holder understands and acknowledges that the Exchange Units (and any other equity interests in Topco) have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Units (or any such other equity interests in Topco) are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Holder recognizes that there will not be any public trading market for the Exchange Units, and as a result, Holder may be unable to sell or dispose of its, his or her interest in Topco or liquidate its investment in Topco. Holder represents and warrants further that it has no contract, understanding, agreement or arrangement with any Person to offer, sell, transfer or otherwise dispose of any of the Exchange Units (in whole or in part) and Holder represents and warrants that it has no present plans to enter into any such contract, undertaking, agreement or arrangement. Holder understands that any certificate representing the Exchange Units will bear legends restricting the transfer thereof. Holder agrees not to engage in any hedging transactions with regard to the Exchange Units unless in compliance with the Securities Act.

6.3          Sole Consideration. Holder acknowledges and agrees that the Exchange Units shall constitute the sole consideration that Holder is entitled to receive in exchange for the contribution of the Rollover Shares to Topco pursuant to this Agreement.

6.4         No Fiduciary Duties. Holder understands and acknowledges that applicable Delaware law permits the members of a Delaware limited liability company to modify and even eliminate fiduciary duties of members and managers (i.e., directors or officers) of Topco and that the Topco A&R LLC Agreement will modify or, in certain cases, eliminate fiduciary duties of the members and managers (i.e., directors or officers) of Topco. Holder hereby releases, discharges and acquits the members and managers (i.e., directors or officers) of Topco from any claims based on fiduciary duties imposed by applicable law or equity unless and to the extent set forth in the Topco A&R LLC Agreement. In particular, and without limiting the foregoing, Holder, for itself and on behalf of its predecessors-in-interest and successors-in-interest, if applicable, acknowledges that the foregoing released claims include claims which it does not know or suspect exist, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.5        Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Transaction Documents, the Merger or any of the other Contemplated Transactions based upon arrangements made or entered into by or on behalf of Holder.

6.6           Receipt; Reliance. Holder has received and reviewed a copy of the Merger Agreement. Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Holder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants, obligations and other agreements of Holder contained herein.

6.7       Independent Investigation. Holder recognizes that the investment in Topco is speculative and involves a high degree of risk. Holder acknowledges and agrees that none of Topco, the Company or any of their respective Affiliates or Representatives is advising Holder as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, none of Topco, the Company or any of their respective Affiliates or Representatives shall have any responsibility or liability to Holder with respect thereto and none of Topco, the Company or any of their respective Affiliates or Representatives is making any representation or warranty as to the tax treatment of the Rollover Shares contemplated hereby. Holder acknowledges and agrees that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and none of Topco, the Company or any of their respective Affiliates or Representatives shall have responsibility or liability to Holder with respect thereto. Holder has had an opportunity (a) to question, and to receive information from Topco concerning Topco and its Subsidiaries and Holder’s direct or indirect, as applicable, investment in Topco and (b) to obtain any and all additional information necessary to verify the accuracy of any information which Holder deems relevant to make an informed investment decision as to the acquisition of the Exchange Units. Holder and its advisers have also been provided an opportunity to review and ask questions about the Topco A&R LLC Agreement.

Section 7.   Marital Status. Holder hereby represents and warrants to Topco that he or she is not married and does not have a common law spouse or domestic partner as of the date hereof or at the Rollover Closing unless otherwise indicated on the Spousal Consent.

Section 8.   Governing Law.

8.1         This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.2         Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

8.3        Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method

Section 9.  WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

Section 10.  Specific Performance. Holder agrees that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Topco and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Holder hereto and to seek to enforce specifically the terms and provisions hereof against Holder in any court of competent jurisdiction without proof of damages or otherwise, and (b) the right of Topco and the Company to seek specific performance and other equitable relief is an integral part of the transaction and without that right, none of Topco or the Company would have entered into this Agreement. Holder hereby (i) waives any defense that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at Law.

Section 11.  Notices. All notices and other communications hereunder shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via email (provided that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the other parties hereto, as the case may be, in writing by the applicable party hereto from time to time in accordance with the provisions of this Section 11:

(a)         All notices to Topco shall be addressed as follows until Holder and the Company receive notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors, LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention:         James Mannix, COO
Email:               james@perceptivelife.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3736
Attention:         Eric Blanchard; Amelia Runyan Davis
Email:               eblanchard@cooley.com; arunyandavis@cooley.com

(b)         All notices to the Company shall be addressed as follows until Topco and Holder receive notice of a change of address in connection with a transfer or otherwise:

c/o Vapotherm, Inc.
100 Domain Drive
Exeter, New Hampshire 03833
Attention:         Joseph Army, CEO
Email:                JArmy@vtherm.com

with copies (which shall not constitute notice) to:

Vapotherm, Inc.
100 Domain Drive
Exeter, New Hampshire 03833
Attention:         James Lightman; John Landry
Email:                JLightman@vtherm.com; Jlandry@vtherm.com

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:         Paul Kinsella; Sarah Young
Email:               paul.kinsella@ropesgray.com; sarah.young@ropesgray.com

(c)         Notice to Holder shall be addressed to the address set forth on Holder’s signature page hereto until Topco and the Company receive notice of a change in address.

Section 12. Waiver. This Agreement and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party hereto against which enforcement of such change, waiver, discharge or termination is sought.

Section 13. Amendment. This Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by Topco; provided, however, any material amendment, modification, waiver or termination to the economic terms of the transactions contemplated under this Agreement relative to the other holders of Rollover Shares shall require the prior written consent of Holder.

Section 14. Assignment. No party hereto shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the other parties hereto. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

Section 15. Binding Effect; No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

Section 16. Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as DocuSign, by electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 17. Headings; Interpretive Matters. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 18. Expenses. Except as otherwise provided herein, Holder agrees to pay any and all costs and expenses (including legal fees, costs and disbursements) incurred by Holder or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

Section 19. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Topco or any of its Subsidiaries or Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Rollover Shares, in each case, prior to the Rollover Closing. Prior to the Rollover Closing, all ownership and economic benefits of and relating to the Rollover Shares shall remain vested in and belong to Holder.

Section 20. Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 21. Entire Agreement. This Agreement and the other Transaction Documents and the schedules and exhibits and other documents delivered by the parties hereto and thereto in connection herewith and therewith, contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect hereto.

Section 22. Non-Recourse. Notwithstanding anything herein to the contrary, solely with respect to Topco, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against Topco and its successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling Person, Affiliate, agent, attorney, advisor or representative of Topco, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of Holder under this Agreement (whether in tort, contract or otherwise). The parties hereto acknowledge and agree that the Non-Recourse Parties are express third party beneficiaries of this Section 22, each of whom may enforce the provisions of this Section 22.

Section 23. Termination of Agreement. Holder’s obligation to acquire the Exchange Units, and Topco’s obligation to issue the Exchange Units to Holder, are subject to the subsequent consummation of the Merger. This Agreement and all rights and obligations of the parties hereto hereunder, including the proxy, shall commence on the date hereof and shall terminate upon the earliest to occur of (a) the mutual written agreement of Topco and Holder, and (b) the valid termination of the Merger Agreement pursuant to Article VII thereof; provided that, (i) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement prior to such termination of this Agreement, and (ii) Section 8 through Section 22 hereof, which provisions and any claims or Actions in respect of the matters described in clause (i) of this proviso shall survive any termination of this Agreement.

Section 24. Intended Tax Treatment. Topco agrees to, and to cause its Affiliates to, use commercially reasonable efforts to take such actions (or not to take such actions) as may be necessary, in Topco’s good faith judgment, to achieve and to preserve the Intended U.S. Tax Treatment.

Section 25.     Tax Reporting. Topco, the Company and Holder will not, and Topco and the Company will cause their respective Affiliates not to, take any position on any federal income Tax Return, or take any other reporting position (including on or with respect to any financial statements), that is inconsistent with the Intended U.S. Tax Treatment, unless otherwise required by a “final determination” (as defined in Section 1313(a)(1) of the Code or any similar provision of foreign, state or local law, as appropriate).

Section 26.      Further Assurances. Holder will take such further actions as may be reasonably necessary to implement the transactions contemplated by this Agreement as requested by Topco. In furtherance of the foregoing, Holder agrees to execute any further instruments and take further action as Topco requests to effect the purposes of this Agreement.

Section 27.     Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 28.      No Limitation. Nothing in this Agreement shall be construed to prohibit Holder from taking any action (or failing to take any action) solely in Holder’s capacity as an officer or member of the Company Board or the Special Committee (including with respect to any Acquisition Proposal in accordance with the Merger Agreement). Holder is signing this Agreement solely in Holder’s capacity as the Beneficial Owner of (and/or authorized power of attorney in respect of) the Existing Shares listed in Schedule A hereto, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of Holder or any director, employee or designee of Holder or any of its Affiliates, in each case solely in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

TOPCO:

VERONICA HOLDINGS, LLC

By:
Name:
Title:

COMPANY:

VAPOTHERM, INC.

By:
Name:
Title:

HOLDER:

By:

Name:

Rollover Shares:

Address of Holder:

Email Address of Holder:

Holder’s Country of Citizenship:

Schedule A

Holder; Rollover Shares

Holder	Rollover Shares	Exchange Common Units

Existing Shares:

Existing Shares:

Existing Shares:

Existing Shares:

Existing Shares:

Annex D

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of June 17, 2024, is entered into by and among (i) Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), (ii) Vapotherm, Inc., a Delaware corporation (the “Company”), and (iii) the person identified on the signature page hereto as Holder (“Holder”).

RECITALS

WHEREAS, as of the date hereof, Holder owns the number of shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) set forth on Holder’s signature page hereto (the “Existing Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Topco, Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), and Veronica Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”) and, other than any Shares described in Section 2.1(b) of the Merger Agreement (including the Existing Shares and any other Rollover Shares) and any Dissenting Shares, all of the shares of Common Stock issued and outstanding and held by the stockholders of the Company as of immediately prior to the effectiveness of the Merger (the “Effective Time”) shall be converted into the right to receive $2.18 in cash (less applicable withholding) for each such share of Common Stock;

WHEREAS, on the terms and subject to the provisions hereof, Holder desires to, on the Closing Date but immediately prior to the Effective Time, contribute, transfer and assign to Topco all of the Rollover Shares in exchange for an aggregate number of Common Units in Topco (such Common Units, the “Exchange Units”) having the rights and privileges described on Exhibit A (the “Equity Term Sheet”) at a price per Exchange Unit equal to $2.18 (the “Rollover”);

WHEREAS, contemporaneously with the closing of the contribution and exchange of the Rollover Shares and the issuance of the Exchange Units to Holder pursuant to Section 2.1 (the “Rollover Closing”), Topco, Perceptive Advisors, LLC or its applicable Affiliates (collectively, “Perceptive”), SLR and certain other stockholders of the Company that are parties to Rollover Agreements shall enter into an amended and restated limited liability company agreement of Topco that is mutually agreeable to Topco, Perceptive and SLR (the “Topco A&R LLC Agreement”);

WHEREAS, contemporaneously with the Rollover Closing, Holder will deliver to Topco a duly executed joinder to the Topco A&R LLC Agreement, on the form that is provided to Holder by Topco prior to the Rollover Closing (the “Joinder”), and Holder agrees to be bound by the Topco A&R LLC Agreement and agrees that the Exchange Units issued to Holder will be bound by and subject to the terms of the Topco A&R LLC Agreement;

WHEREAS, for United States federal income tax purposes, it is intended that the Rollover, taken together with the other contributions to Topco contemporaneous therewith, will be treated as a transfer governed by Section 351 of the Code (as defined below) (the “Intended Tax Treatment”); and

WHEREAS, none of the Rollover Shares were acquired by Holder upon the exercise of an “incentive stock option” within the meaning of Section 422 of the Code where the exercise date of the incentive stock option was within 12 months prior to the Closing Date or the grant date was within 24 months prior to the Closing Date.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.   Definitions. The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.1         “Code” means the Internal Revenue Code of 1986, as amended.

1.2        “Beneficial Ownership” means, with respect to any Person, that such Person is deemed to, directly or indirectly beneficially own securities within the meaning assigned to such term in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficial Ownership shall also include record ownership of securities. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

1.3        “Expiration Date” means the earliest to occur of (a) the mutual written agreement of Topco and Holder, (b) the consummation of the Closing in accordance with the Merger Agreement, and (c) the valid termination of the Merger Agreement pursuant to Article VII thereof.

1.4          “Rollover Shares” means the Existing Shares.

1.5        “Transfer” means, with respect to any Rollover Share, directly or indirectly, to: (a) sell, transfer, gift, bequeath, exchange, offer, assign, pledge, encumber, subject to a Lien, hypothecate or otherwise dispose of (by merger, consolidation, share exchange, statutory division, statutory conversion, statutory domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), such Rollover Share, (b) to enter into any contract, option or other agreement, arrangement or understanding with respect to any transaction described in the immediately preceding clause (a) of this definition or (c) enter into any swap, hedge, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of Beneficial Ownership of such Rollover Share, whether settled by delivery of such Rollover Share, or other securities, in cash or otherwise; provided that, the following shall not be deemed a “Transfer”: (i) any exercise of stock options, derivatives or other similar equity securities in accordance with their terms, or (ii) sales, transfers or dispositions of Rollover Shares, or any derivatives, options or similar equity securities in accordance with their terms, in the case of the immediately preceding clause (ii), solely to cover any tax payments due or payable upon the vesting of any equity awards or grants or the exercise of any stock options, in each case, in accordance with their terms. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to “Transfer.”

Section 2.   Rollover and Certain Agreements.

2.1         Rollover. On the terms and subject to the conditions set forth herein, (a) Holder agrees, at the Rollover Closing, to contribute, transfer and assign to Topco all of the Rollover Shares in exchange for the issuance of the Exchange Units by Topco to Holder, and at Topco’s written request, Holder shall execute and deliver to Topco all documents and instruments reasonably necessary to effect the Rollover in accordance with the terms hereof (including any certificate(s) representing such Rollover Shares accompanied by duly executed transfer powers in form and substance reasonably satisfactory to Topco), and (b) Topco agrees, at such time, to issue to Holder the Exchange Units, free and clear of all Liens (other than restrictions on transfer arising under the Securities Act or other applicable securities Laws or set forth in the Topco A&R LLC Agreement), in exchange for the contribution, transfer and assignment by Holder to Topco of the Rollover Shares, and shall execute and deliver to Holder all documents and instruments reasonably necessary to effect such issuance. The number of Exchange Units that will be issued by Topco to Holder at the Rollover Closing in respect of Holder’s Existing Shares is set forth opposite Holder’s name on Schedule A. For the avoidance of doubt and pursuant to Section 2.1(b) of the Merger Agreement, the Rollover Shares will not be converted into a right to receive a portion of the cash consideration payable to the stockholders of the Company pursuant to the Merger Agreement.

2.2        Rollover Closing. The consummation of the transactions contemplated hereby shall take place on the Closing Date immediately prior to the Effective Time, subject to the subsequent occurrence of the Closing (and, for avoidance of doubt, consummation of the Merger) in accordance with the Merger Agreement and subject to the satisfaction (or waiver by Topco) of the conditions to the Rollover Closing set forth in Section 2.3. For the avoidance of doubt, neither the contribution, transfer and assignment of the Rollover Shares in exchange for the issuance of Exchange Units contemplated by this Agreement shall occur if the Closing does not occur.

2.3          Rollover Closing Conditions (Topco). Topco’s obligation to issue the Exchange Units to Holder at the Rollover Closing pursuant to Section 2.1 is subject to the following conditions precedent:

(a)         Holder shall have complied in all material respects with its obligations hereunder that are to be performed by Holder on or prior to the Rollover Closing (including, for avoidance of doubt, the delivery of the Rollover Shares to Topco in accordance with Section 2.1);

(b)          the representations and warranties of Holder under Section 5 and Section 6 herein shall be true and correct in all material respects when made and on the Closing Date;

(c)          Holder shall have delivered to Topco a complete and duly executed Accredited Investor Questionnaire attached hereto as Exhibit B (the “Accredited Investor Questionnaire”);

(d)          if Holder is an individual and is married or has a domestic partner, deliver the Spousal Consent attached hereto as Exhibit C, duly executed by such Holder’s spouse or domestic partner;

(e)          Holder shall have delivered to Topco a duly executed Joinder to the Topco A&R LLC Agreement; and

(f)           Holder shall have delivered to Topco a complete and duly executed IRS Form W‑9 or IRS Form W-8BEN (or other appropriate IRS Form W-8), as applicable.

2.4       Voting. Prior to the Expiration Date and subject to the terms of this Agreement, Holder hereby agrees that at the Company Stockholder Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, or in connection with any written consent of the Company’s stockholders and in any other circumstance upon which a vote, consent or approval of all or some of the stockholders of the Company is sought, in each case, with respect to which any of the matters described in subsections (a) through (d) of this Section 2.4 is to be considered, Holder shall (solely in its capacity as a stockholder of the Company), unless the Company Board and the Special Committee has made a Change of Board Recommendation in compliance with the terms of the Merger Agreement and such Change of Board Recommendation has not been rescinded or otherwise withdrawn in accordance with the provisions of the Merger Agreement, (i) appear at each such meeting or cause its representative(s) to appear at such meeting or otherwise cause the Rollover Shares outstanding as of the record date for determining stockholders entitled to vote at such meeting to be counted as present thereat for purposes of determining whether a quorum is present and respond to each request by the Company for written consent, if any, of any shares entitled to provide consent as of the record date for determining the stockholders of the Company entitled to act by consent and (ii) vote or cause to be voted, in person or by proxy, or duly execute and deliver or cause to be duly executed and delivered a written consent covering, all of the Rollover Shares (to the extent the Rollover Shares may vote on the matter in question) outstanding as of such record date:

(a)        in favor of the adoption and approval of the Merger Agreement and the Merger;

(b)        against any action, proposal, agreement or transaction (including any Acquisition Proposal) that would reasonably be expected, or the effect of which would reasonably be expected, to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Contemplated Transactions, including the Closing and the Merger, or the performance by Holder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, debt or equity financing, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries, taken as a whole, or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; or (iv) any material change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s or any of its Subsidiaries’ Organizational Documents;

(c)        against any action, proposal, transaction or agreement that would result in (i) a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Holder contained in this Agreement; or (ii) any of the conditions to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled; and

(d)       in favor of any adjournment, recess, delay or postponement of the Company Stockholder Meeting as may be reasonably requested by the Company Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger.

Any attempt by Holder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), any of the Rollover Shares in a manner that violates or breaches the terms of this Agreement shall be null and void ab initio.

2.5          Restrictions on Transfer.

(a)        Except as expressly provided for in Section 2.1 hereof, Holder hereby covenants and agrees that, prior to the Expiration Date, Holder shall not, directly or indirectly, (i) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Rollover Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of the Rollover Shares, (ii) deposit any of the Rollover Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Rollover Shares that is inconsistent with Holder’s obligations under this Agreement, (iii) convert or exchange, or take any action which would, or would reasonably be expected to, result in the conversion or exchange, of any of the Rollover Shares, (iv) take any action that would, or would reasonably be expected to, (A) make any representation or warranty of Holder set forth in this Agreement materially untrue or materially incorrect, (B) have the effect of preventing, disabling, or materially delaying Holder from performing any of its obligations under this Agreement or (C) result in a breach of any covenant, agreement or obligation of Holder set forth in this Agreement, or (v) commit or agree to commit (in each case, in writing) to take any of the actions referred to in the immediately preceding clauses (i), (ii), (iii) or (iv). Any purported Transfer, act or omission in violation of this Section 2.5 shall be void ab initio and of no force or effect.

(b)       This Agreement and the obligations hereunder shall be binding upon any Person to which legal or Beneficial Ownership of the Rollover Shares or any interest therein or rights with respect thereto shall pass, whether by operation of Law or otherwise, including, Holder’s heirs, devisees, successors and assigns. Holder covenants and agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Rollover Shares, unless such Transfer is made in compliance with this Agreement. To the extent requested in writing by Topco, Holder shall promptly surrender the certificate or certificates, if any, representing any Rollover Shares Beneficially Owned by Holder so that the transfer agent for such Rollover Shares may affix thereto an appropriate legend referring to this Agreement and the restrictions on transfer and ownership hereunder. Holder acknowledges and agrees that, with respect to any Rollover Shares that are uncertificated, Holder has received all notices of the restrictions on transfer and ownership required by applicable Law.

2.6          Proxy.

(a)         Prior to the Expiration Date, Holder hereby (i) grants to, and appoints, Topco, and any person designated by Topco, and each of them individually, Holder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Holder, to vote all of the Rollover Shares or execute and deliver a consent or approval in respect of the Rollover Shares (or cause any vote or consent to be provided in respect to all of the Rollover Shares), in accordance with the terms of Section 2.4 hereof, solely with respect to matters set forth in Sections 2.4(a) – (e) hereof, and (ii) revokes any and all proxies heretofore given in respect of the Rollover Shares. For the avoidance of doubt, nothing herein shall restrict Holder from voting or granting consents or approvals in respect of the Rollover Shares for any matters other than those set forth in Sections 2.4(a) – (d) hereof.

(b)          The attorneys-in-fact and proxies named above are hereby authorized and empowered by Holder at any time after the date hereof and prior to the Expiration Date to act as Holder’s attorney-in-fact and proxy to vote the Rollover Shares, and to exercise all voting, consent and similar rights of Holder with respect to the Rollover Shares (including the power to execute and deliver written consents), solely with respect to matters set forth in Sections 2.4(a) – (d) hereof, at the Company Stockholder Meeting and any other annual or special meeting of stockholders and in every action by written consent in lieu of such a meeting in accordance with the terms of Section 2.4 hereof.

(c)         Holder hereby represents and warrants to Topco that any proxies heretofore given in respect of the Rollover Shares are not irrevocable and that any such proxies are hereby revoked, and Holder agrees to promptly notify Topco and the Company of such revocation. Holder hereby affirms that the proxy granted herein is given in connection with the execution of the Merger Agreement and that such proxy is given to secure the performance of the duties of Holder under this Agreement. Holder hereby further affirms that the proxy granted herein is coupled with an interest sufficient at law to support the creation of a proxy and power of attorney and may under no circumstances be revoked. Holder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Holder agrees to vote the Rollover Shares in accordance with Section 2.4 hereof, solely with respect to matters set forth in Sections 2.4(a) – (d) hereof. Notwithstanding anything to the contrary in this Agreement, the proxy and attorney-in-fact granted by Holder pursuant to this Section 2.6, and all other obligations and covenants of Holder set forth in this Section 2.6, shall be revocable by Holder upon the termination of the Merger Agreement pursuant to and in accordance with its terms.

2.7           Additional Agreements.

(a)          Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Rollover Shares or other securities or rights of the Company by Holder, (i) the type and number of Rollover Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations of Holder hereunder shall automatically attach to any additional Rollover Shares or other securities or rights of the Company issued to or acquired by Holder.

(b)         Waiver of Appraisal and Dissenters’ Rights and Actions. Holder hereby irrevocably and unconditionally (i) waives and agrees not to exercise, and covenants to cause its controlled Affiliates and Representatives to waive and not to exercise, in each case, to the fullest extent permissible under applicable Law, any rights of appraisal or rights to dissent from the Merger or any other similar rights that Holder may have (whether under any contract, pursuant to applicable Law or otherwise), including, without limitation, any rights arising under Section 262 of the DGCL, and (ii) waives and agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of (and covenants to cause its controlled Affiliates and Representatives not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of), in each case, to the fullest extent permissible under applicable Law, any class in any class Action with respect to, any Action or claim, derivative or otherwise, against Topco, Parent, Merger Sub, SLR, the Company or any of their respective Subsidiaries or Affiliates and each of their respective successors and assigns, in each case, relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Contemplated Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or any other Transaction Document (including any claim seeking to enjoin or delay the closing of the Merger or any of the other Contemplated Transactions), or (B) alleging (1) a breach of any fiduciary duty of the Company Board, the Special Committee or any individual member thereof or any other Representative of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby or (2) aiding and abetting any such breach of fiduciary duty against Topco, Parent, Merger Sub, SLR or any of their respective Subsidiaries and Affiliates or any of their respective Representatives; provided that nothing in this Section 2.7(b) shall restrict or prohibit Holder from asserting (x) its right to receive the Exchange Units in accordance with this Agreement, or (y) counterclaims or defenses in any Action or claim brought or asserted against it by Topco, Parent, Merger Sub, SLR, the Company or any of their respective Subsidiaries or Affiliates and each of their respective successors and assigns relating to this Agreement, the Merger Agreement or any of the other Transaction Documents, or from enforcing its rights under this Agreement.

(c)           Communications. Holder (i) hereby consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub, SLR, the Company and any of their respective Affiliates in any press release, Form 8-K, the Proxy Statement or the Schedule 13E-3 (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the other Transaction Documents or the Contemplated Transactions, its identity and ownership of any Rollover Shares, the nature of its covenants, agreements, obligations, commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), (ii) hereby agrees to cooperate with Topco, Parent, Merger Sub, SLR, the Company and their respective Affiliates and Representatives in connection with such filings, including providing Stockholder Information reasonably requested by Topco, Parent, Merger Sub, SLR, the Company or any of their respective Affiliates and Representatives and necessary in connection with such filings, and (iii) hereby agrees as promptly as practicable to notify Topco of any required corrections with respect to any written information supplied by Holder upon becoming aware that any such Stockholder Information is or shall have become false or misleading. Topco shall provide Holder with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to Holder and its Affiliates) and consider all reasonable comments of Holder proposed in good faith regarding disclosure solely related to Holder and its Affiliates (it being understood that Topco, Parent, Merger Sub, SLR, the Company and their respective Affiliates shall not be deemed to be Affiliates of Holder).

(d)        Bringdown Certificate. Holder hereby agrees to, on the Closing Date, upon the request of Topco, deliver to Topco a written certificate duly executed by Holder (or a duly authorized executive officer of Holder, if applicable) confirming and certifying that each of the representations and warranties of Holder set forth in Sections 5 and 6 hereof are true and correct in all respects; provided that Topco shall not make such request on more than one occasion.

(e)          Joinder. Contemporaneously with the Rollover Closing, Holder will deliver to Topco a duly executed Joinder. For the avoidance of doubt, Topco will not be obligated to issue the Exchange Units hereunder until Holder delivers a duly executed Joinder to Topco.

(f)        Confidentiality. Unless Holder is party to a comparable confidentiality or similar agreement with the Company, Holder agrees to, and agrees to cause its controlled Affiliates to, keep confidential all nonpublic information in their possession regarding the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives or regarding this Agreement, the Merger Agreement, the other Rollover Agreements and the other Transaction Documents and the transactions contemplated hereby and thereby (“Confidential Information”); provided, however, that such Persons shall not be required to maintain as confidential any Confidential Information that (a) becomes generally available to the public other than as a result of disclosure in violation of this Section 2.7(g) (i) by such Person or any of its Representatives or (ii) to the knowledge of such Person and its controlled Affiliates, by any other Person in violation of an obligation or duty of confidentiality, (b) is received by Holder or its controlled Affiliates after the date hereof from a third party who, to the knowledge of Holder or its applicable Affiliates, is not under an obligation of confidentiality or is not otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation with the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives, (c) was or is independently developed by or on behalf of Holder or its controlled Affiliates without use of or reference to any Confidential Information, (d) such Person discloses in the ordinary course of Holder’s performance of its duties with the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives, or (e) such Person is required pursuant to the terms of a valid order issued, promulgated or entered by or with any Governmental Body of competent jurisdiction or pursuant to any other requirement of applicable Law (provided, that, with respect to this clause (e), such Person shall (A) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Topco with prompt notice of such order and provide reasonable assistance and cooperation (at Topco’s sole expense) with all reasonable efforts of Topco and/or its subsidiaries in obtaining a protective order or other remedy, (B) disclose such Confidential Information only to the extent required by such order and request confidential treatment thereof and (C) inform any such Governmental Body of the confidential nature of such Confidential Information). Notwithstanding the foregoing, (x) Holder and its controlled Affiliates and their respective Representatives may disclose any Confidential Information (1) to any regulatory agency, self-regulatory organization, governmental agency or examiner thereof in the course of any routine examinations, investigations, sweeps or inquiries, in each case, which does not specifically target the Company, Perceptive, SLR, Topco, Parent, Merger Sub or any of their respective Affiliates and representatives or the Confidential Information, or (2) if Holder is not a natural person, to its Affiliates, partners, investors, and its and their respective Representatives in connection with its normal informational or reporting activities, or (3) to comply with any obligations under any Organizational Documents or any other contract or arrangement with any limited partner, member or other equityholder of any fund managed, advised or controlled by Holder or any of its Affiliates or any of its or its Affiliates’ affiliated entities; provided, that, with respect to clauses (2) and (3) hereof, the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations, and (y) Holder and its controlled Affiliates may disclose Confidential Information as reasonably deemed necessary to enforce its rights and perform its obligations under this Agreement and/or any ancillary documents thereto.

(g)         Topco A&R LLC Agreement. Prior to the Expiration Date, Holder shall negotiate in good faith, and use reasonably best efforts and cooperate with Topco and SLR with respect to the finalization of the Topco A&R LLC Agreement in form and substance consistent with the terms set forth in the Equity Term Sheet.

2.8       Contributions; Transfer of Rollover Shares. Immediately following the Rollover Closing, Topco shall contribute, assign, transfer, convey and deliver to Parent all of Topco’s interest in the Rollover Shares, and Parent shall (and Topco shall cause Parent to) accept and assume such contribution, assignment, transfer, conveyance and delivery.

Section 3.   Representations and Warranties of Topco. Topco hereby represents and warrants to Holder as follows:

3.1       Organization. Topco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Topco has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.2      Authority; Execution and Delivery. Topco has the requisite limited liability company or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Topco has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Topco, enforceable in accordance with their respective terms against Topco, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the preceding clauses (a) and (b), collectively, the “Enforceability Exceptions”).

3.3         Common Units Duly Authorized; Capitalization. All of the Exchange Units to be issued to Holder pursuant to this Agreement, if and when issued and delivered in accordance with the provisions of this Agreement, will be duly authorized and validly issued Common Units of Topco, free and clear of any Liens (other than restrictions on transfer under the Securities Act or other applicable securities Laws or any Liens set forth in the Topco A&R LLC Agreement).

3.4       No Conflicts; No Consents. The execution and delivery of this Agreement by Topco does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Topco or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Topco or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Topco or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Topco’s ability to consummate the transactions contemplated herein.

3.5         Certain Tax Matters. Neither Topco nor any of its subsidiaries has taken any action that would reasonably be expected to preclude application of the Intended Tax Treatment.

Section 4.   Representations and Warranties of the Company. The Company hereby represents and warrants to Topco and Holder as follows:

4.1        Organization. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated herein.

4.2        Authority; Execution and Delivery. The Company has the requisite corporate power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of the Company, enforceable in accordance with their respective terms against the Company, except as such enforceability may be limited by the Enforceability Exceptions.

4.3         No Conflicts; No Consents. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of the Company or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to the Company or any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by the Company or any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated herein.

Section 5.   Representations and Warranties of Holder. Holder hereby represents and warrants to Topco and the Company as of the date of this Agreement and as of the Rollover Closing as follows:

5.1        Residence; Organization; Good Standing. If Holder is a natural person, Holder’s signature page to this Agreement sets forth the country for which Holder is a citizen and the principal residence of Holder. In the event that Holder is not a natural person, Holder is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Holder has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holder’s ability to consummate the transactions contemplated herein.

5.2         Ownership of the Rollover Shares. Holder is the sole record and beneficial owner of the Rollover Shares. Holder (or its nominee or custodian for the benefit of Holder) has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 2.6 and 2.7 herein and all other matters set forth in this Agreement, in each case with respect to all of the Rollover Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Rollover Shares and the certificates representing such Rollover Shares, if any, are now, and at all times prior to the Expiration Date will be, held by Holder, or by a nominee or custodian for the benefit of Holder, free and clear of any and all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.

5.3       Authority; Execution and Delivery. In the event that Holder is a natural person, Holder has full legal capacity to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. In the event that Holder is not a natural person, Holder has the requisite power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. Holder has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto and thereto, this Agreement and such other executed agreements or instruments are valid, legal and binding obligations of Holder, enforceable in accordance with their respective terms against Holder, except as such enforceability may be limited by the Enforceability Exceptions.

5.4        Holder Intent. Holder is acquiring the Exchange Units for Holder’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale, distribution subdivision or fractionalization thereof in violation of the Securities Act or any other applicable securities laws, and Holder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, subdivision or fractionalization. Holder is not acquiring the Exchange Units from Topco in a fiduciary capacity.

5.5       Financial Status. Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act and, immediately prior to the Rollover Closing, Holder will complete and deliver to Topco the Accredited Investor Questionnaire. Holder is able to bear the economic risk of an investment in the Exchange Units for an indefinite period of time, has adequate means of providing for its current financial needs and personal contingencies, understands that Holder may not be able to liquidate its investment in Topco in an emergency, if at all, and can afford a complete loss of the investment. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Any amounts invested in Topco by Holder, are not and will not be directly or indirectly derived from activities that contravene federal, state or international anti-money laundering laws.

5.6        No Conflicts; No Consents. The execution and delivery of this Agreement by Holder does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) in the event that Holder is not a natural person, violate or conflict with or result in any default under any provision of the organizational documents of Holder or any of its subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Holder or, if Holder is not a natural person, any of its subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Holder or, if Holder is not a natural person, any of its subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holder’s ability to consummate the transactions contemplated herein.

5.7        No Litigation. There is no Action pending or, to the knowledge of Holder, threatened against Holder at law or in equity before or by any Governmental Body that questions the Beneficial Ownership or record ownership of Holder’s Rollover Shares, the validity of this Agreement or the performance by Holder of its obligations under this Agreement or that would reasonably be expected to impair in any material respect the ability of Holder to perform its obligations hereunder or to consummate the transactions contemplated hereby. Holder is not subject to any injunction, writ, judgment, decree, determination, ruling or other order of any kind or nature by any Governmental Body that would reasonably be expected to impair in any material respect the ability of Holder to perform its obligations hereunder or consummate the transactions contemplated hereby.

5.8        No Other Representation. Holder acknowledges and agrees that Holder (a) has made its own independent review and investigation into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Topco and its subsidiaries, (b) has adequate access to such information, documents and other materials relating to Topco and its subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of Topco with respect to such information, documents and other materials and has received satisfactory answers to such questions. Holder has received no other representations or warranties from Topco, the Company or any other person acting on behalf of Topco, the Company or any of their respective Affiliates, other than those contained in this Agreement and the Topco A&R LLC Agreement, and Holder disclaims reliance on any such other representations and warranties. Holder may have previously received presentations which include certain statements, estimates, targets and projections that reflect management’s assumptions concerning anticipated future performance of Topco, the Company or any of their respective subsidiaries. Holder understands and agrees that (i) such statements, estimates, targets and projections are based on significant assumptions and subjective judgments concerning anticipated results, which are inherently subject to risks, variability and contingencies, many of which are beyond the control of any such parties, and these assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected results are attainable or will be realized, (ii) such statements, estimates, targets, projections or other forward-looking statements have been provided to assist in an evaluation of an investment in the Exchange Units, but are not to be viewed as factual and should not be relied upon as an accurate representation of future results, and (iii) actual results may differ materially from those in such statements, estimates, targets, projections or other forward-looking statements.

5.9      Certain Tax Matters. Holder has not taken any action and agrees not to take any action that would reasonably be expected to preclude application of the Intended Tax Treatment. The Holder is not and has not been a party to any binding agreement to, and does not have a current plan or intention to, sell, exchange or otherwise dispose of the Exchange Units.

Section 6.   Agreements and Acknowledgements of Holder. Holder hereby agrees and acknowledges to Topco as of the date of this Agreement and as of the Rollover Closing as follows:

6.1       No Registration. Holder understands and agrees that the Exchange Units are being acquired by Holder in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom, and that Topco is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understanding set forth in this Agreement to determine the applicability of such exemptions and the suitability of Holder to acquire the Exchange Units. Holder understands that the Exchange Units have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Holder by Topco or the Company. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Units or an investment in Topco.

6.2         Limitations on Disposition and Resale. Holder understands and acknowledges that the Exchange Units (and any other equity interests in Topco) have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Units (or any such other equity interests in Topco) are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Holder recognizes that there will not be any public trading market for the Exchange Units, and as a result, Holder may be unable to sell or dispose of its, his or her interest in Topco or liquidate its investment in Topco. Holder represents and warrants further that it has no contract, understanding, agreement or arrangement with any Person to offer, sell, transfer or otherwise dispose of any of the Exchange Units (in whole or in part) and Holder represents and warrants that it has no present plans to enter into any such contract, undertaking, agreement or arrangement. Holder understands that any certificate representing the Exchange Units will bear legends restricting the transfer thereof. Holder agrees not to engage in any hedging transactions with regard to the Exchange Units unless in compliance with the Securities Act.

6.3        Sole Consideration. Holder acknowledges and agrees that the Exchange Units shall constitute the sole consideration that Holder is entitled to receive in exchange for the contribution of the Rollover Shares to Topco pursuant to this Agreement.

6.4        No Fiduciary Duties. Holder understands and acknowledges that applicable Delaware law permits the members of a Delaware limited liability company to modify and even eliminate fiduciary duties of members and managers (i.e., directors or officers) of Topco and that the Topco A&R LLC Agreement will modify or, in certain cases, eliminate fiduciary duties of the members and managers (i.e., directors or officers) of Topco. Holder hereby releases, discharges and acquits the members and managers (i.e., directors or officers) of Topco from any claims based on fiduciary duties imposed by applicable law or equity unless and to the extent set forth in the Topco A&R LLC Agreement. In particular, and without limiting the foregoing, Holder, for itself and on behalf of its predecessors-in-interest and successors-in-interest, if applicable, acknowledges that the foregoing released claims include claims which it does not know or suspect exist, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.5         Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Transaction Documents, the Merger or any of the other Contemplated Transactions based upon arrangements made or entered into by or on behalf of Holder.

6.6       Receipt; Reliance. Holder has received and reviewed a copy of the Merger Agreement. Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Holder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants, obligations and other agreements of Holder contained herein.

6.7      Independent Investigation. Holder recognizes that the investment in Topco is speculative and involves a high degree of risk. Holder acknowledges and agrees that none of Topco, the Company or any of their respective Affiliates or Representatives is advising Holder as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, none of Topco, the Company or any of their respective Affiliates or Representatives shall have any responsibility or liability to Holder with respect thereto and none of Topco, the Company or any of their respective Affiliates or Representatives is making any representation or warranty as to the tax treatment of the Rollover Shares contemplated hereby. Holder acknowledges and agrees that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and none of Topco, the Company or any of their respective Affiliates or Representatives shall have responsibility or liability to Holder with respect thereto. Holder has had an opportunity (a) to question, and to receive information from Topco concerning Topco and its Subsidiaries and Holder’s direct or indirect, as applicable, investment in Topco and (b) to obtain any and all additional information necessary to verify the accuracy of any information which Holder deems relevant to make an informed investment decision as to the acquisition of the Exchange Units. Holder and its advisers have also been provided an opportunity to review and ask questions about the Topco A&R LLC Agreement.

Section 7.  Marital Status. Holder hereby represents and warrants to Topco that he or she is not married and does not have a common law spouse or domestic partner as of the date hereof or at the Rollover Closing unless otherwise indicated on the Spousal Consent.

Section 8.   Governing Law.

8.1         This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.2       Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

8.3         Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11. However, the foregoing will not limit the right of a party hereto to effect service of process on the other party by any other legally available method

Section 9.  WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.

Section 10.  Specific Performance. Holder agrees that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Topco and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by Holder hereto and to seek to enforce specifically the terms and provisions hereof against Holder in any court of competent jurisdiction without proof of damages or otherwise, and (b) the right of Topco and the Company to seek specific performance and other equitable relief is an integral part of the transaction and without that right, none of Topco or the Company would have entered into this Agreement. Holder hereby (i) waives any defense that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at Law.

Section 11.  Notices. All notices and other communications hereunder shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via email (provided that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the other parties hereto, as the case may be, in writing by the applicable party hereto from time to time in accordance with the provisions of this Section 11:

(a)        All notices to Topco shall be addressed as follows until Holder and the Company receive notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors, LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention:         James Mannix, COO
Email:               james@perceptivelife.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3736
Attention:         Eric Blanchard; Amelia Runyan Davis
Email:               eblanchard@cooley.com; arunyandavis@cooley.com

(b)        All notices to the Company shall be addressed as follows until Topco and Holder receive notice of a change of address in connection with a transfer or otherwise:

c/o Vapotherm, Inc.
100 Domain Drive
Exeter, New Hampshire 03833
Attention:         Joseph Army, CEO
Email:               JArmy@vtherm.com

with copies (which shall not constitute notice) to:

Vapotherm, Inc.
100 Domain Drive
Exeter, New Hampshire 03833
Attention:         James Lightman; John Landry
Email:               JLightman@vtherm.com; Jlandry@vtherm.com

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:         Paul Kinsella; Sarah Young
Email:               paul.kinsella@ropesgray.com; sarah.young@ropesgray.com

(c)        Notice to Holder shall be addressed to the address set forth on Holder’s signature page hereto until Topco and the Company receive notice of a change in address.

Section 12.  Waiver. This Agreement and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party hereto against which enforcement of such change, waiver, discharge or termination is sought.

Section 13. Amendment. This Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by Topco; provided, however, any material amendment, modification, waiver or termination to the economic terms of the transactions contemplated under this Agreement relative to the other holders of Rollover Shares shall require the prior written consent of Holder.

Section 14. Assignment. No party hereto shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the other parties hereto. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

Section 15.  Binding Effect; No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, except as otherwise set forth herein.

Section 16. Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as DocuSign, by electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 17. Headings; Interpretive Matters. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 18. Expenses. Except as otherwise provided herein, Holder agrees to pay any and all costs and expenses (including legal fees, costs and disbursements) incurred by Holder or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

Section 19. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Topco or any of its Subsidiaries or Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Rollover Shares, in each case, prior to the Rollover Closing. Prior to the Rollover Closing, all ownership and economic benefits of and relating to the Rollover Shares shall remain vested in and belong to Holder.

Section 20. Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 21.  Entire Agreement. This Agreement and the other Transaction Documents and the schedules and exhibits and other documents delivered by the parties hereto and thereto in connection herewith and therewith, contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect hereto.

Section 22.  Non-Recourse. Notwithstanding anything herein to the contrary, solely with respect to Topco, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or to the extent related to this Agreement may only be brought against Topco and its successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling Person, Affiliate, agent, attorney, advisor or representative of Topco, and no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, advisor or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of Holder under this Agreement (whether in tort, contract or otherwise). The parties hereto acknowledge and agree that the Non-Recourse Parties are express third party beneficiaries of this Section 22, each of whom may enforce the provisions of this Section 22.

Section 23.  Termination of Agreement. Holder’s obligation to acquire the Exchange Units, and Topco’s obligation to issue the Exchange Units to Holder, are subject to the subsequent consummation of the Merger. This Agreement and all rights and obligations of the parties hereto hereunder, including the proxy, shall commence on the date hereof and shall terminate upon the earliest to occur of (a) the mutual written agreement of Topco and Holder, and (b) the valid termination of the Merger Agreement pursuant to Article VII thereof; provided that, (i) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement prior to such termination of this Agreement, and (ii) Section 8 through Section 22 hereof, which provisions and any claims or Actions in respect of the matters described in clause (i) of this proviso shall survive any termination of this Agreement.

Section 24.  Intended Tax Treatment. Topco agrees to, and to cause its Affiliates to, use commercially reasonable efforts to take such actions (or not to take such actions) as may be necessary, in Topco’s good faith judgment, to achieve and to preserve the Intended U.S. Tax Treatment.

Section 25.    Tax Reporting. Topco, the Company and Holder will not, and Topco and the Company will cause their respective Affiliates not to, take any position on any federal income Tax Return, or take any other reporting position (including on or with respect to any financial statements), that is inconsistent with the Intended U.S. Tax Treatment, unless otherwise required by a “final determination” (as defined in Section 1313(a)(1) of the Code or any similar provision of foreign, state or local law, as appropriate).

Section 26.    Further Assurances. Holder will take such further actions as may be reasonably necessary to implement the transactions contemplated by this Agreement as requested by Topco. In furtherance of the foregoing, Holder agrees to execute any further instruments and take further action as Topco requests to effect the purposes of this Agreement.

Section 27.    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 28.    No Limitation. Nothing in this Agreement shall be construed to prohibit Holder from taking any action (or failing to take any action) solely in Holder’s capacity as an officer or member of the Company Board or the Special Committee (including with respect to any Acquisition Proposal in accordance with the Merger Agreement). Holder is signing this Agreement solely in Holder’s capacity as the Beneficial Owner of (and/or authorized power of attorney in respect of) the Existing Shares listed in Schedule A hereto, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of Holder or any director, employee or designee of Holder or any of its Affiliates, in each case solely in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

TOPCO:

VERONICA HOLDINGS, LLC

By:
Name:
Title:

COMPANY:

VAPOTHERM, INC.

By:
Name:
Title:

HOLDER:

By:

Name:

Rollover Shares:

Address of Holder:

Email Address of Holder:

Holder’s Country of Citizenship:

Schedule A

Holder; Rollover Shares

Holder	Rollover Shares	Exchange Common Units

Existing Shares:

Existing Shares:

Existing Shares:

Existing Shares:

Existing Shares:

Annex E

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2024, by and between (i) Veronica Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), and (ii) the person identified on the signature page hereto as Stockholder (“Stockholder”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Veronica Holdings, LLC, a Delaware limited liability company (“Topco”), Veronica Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Vapotherm, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented, from time to time, the “Merger Agreement”), pursuant to which, on the terms thereof and subject to the conditions therein, among other matters, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”), and other than any Shares described in Section 2.1(b) of the Merger Agreement and any Dissenting Shares, all of the shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) issued and outstanding shall, immediately prior to the Effective Time, be converted into the right to receive the Per Share Merger Consideration payable with respect to such Shares in accordance with Section 2.8 of the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder owns the number of Shares set forth on Schedule I hereto (together with any other class or series of capital stock or other equity securities of the Company which are Beneficially Owned by Stockholder as of the date hereof, the “Owned Shares”); and

WHEREAS, as a condition of, and inducement to, Parent’s willingness to enter into the Merger Agreement and consummate the Contemplated Transactions, Parent and Merger Sub have required that Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and other good and valuable consideration, in each case the sufficiency and receipt of which is hereby acknowledged and agreed, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Certain Definitions. For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement, and other capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.

“Beneficial Ownership” means, with respect to any Person, that such Person is deemed to, directly or indirectly beneficially own securities within the meaning assigned to such term in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficial Ownership shall also include record ownership of securities. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

“Covered Shares” means the Owned Shares.

“Enforceability Exceptions” has the meaning set forth in Section 6(c).

“Expiration Date” has the meaning set forth in Section 8.

“Stockholder Information” has the meaning set forth in Section 5(c).

“Transfer” means, with respect to any Covered Share, directly or indirectly, to: (a) sell, transfer, gift, bequeath, exchange, offer, assign, pledge, encumber, subject to a Lien, hypothecate or otherwise dispose of (by merger, consolidation, share exchange, statutory division, statutory conversion, statutory domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), such Covered Share, (b) to enter into any contract, option or other agreement, arrangement or understanding with respect to any transaction described in the immediately preceding clause (a) of this definition or (c) enter into any swap, hedge, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of Beneficial Ownership of such Covered Share, whether settled by delivery of such Covered Share, or other securities, in cash or otherwise; provided that, the following shall not be deemed a “Transfer”: (i) any exercise of stock options, derivatives or other similar equity securities in accordance with their terms, or (ii) sales, transfers or dispositions of Covered Shares, or any derivatives, options or similar equity securities in accordance with their terms, in the case of the immediately preceding clause (ii), solely to cover any tax payments due or payable upon the vesting of any equity awards or grants or the exercise of any stock options, in each case, in accordance with their terms. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to Transfer.”

2.    Agreement to Vote. Prior to the Expiration Date and subject to the terms of this Agreement, Stockholder hereby agrees that at the Company Stockholder Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, or in connection with any written consent of the Company’s stockholders and in any other circumstance upon which a vote, consent or approval of all or some of the stockholders of the Company is sought, in each case, with respect to which any of the matters described in subsections (a) through (d) of this Section 2 is to be considered, Stockholder shall (solely in its capacity as a stockholder of the Company), unless the Company Board and the Special Committee has made a Change of Board Recommendation in compliance with the terms of the Merger Agreement and such Change of Board Recommendation has not been rescinded or otherwise withdrawn in accordance with the provisions of the Merger Agreement, (i) appear at each such meeting or cause its representative(s) to appear at such meeting or otherwise cause the Covered Shares outstanding as of the record date for determining stockholders entitled to vote at such meeting to be counted as present thereat for purposes of determining whether a quorum is present and respond to each request by the Company for written consent, if any, of any shares entitled to provide consent as of the record date for determining the stockholders of the Company entitled to act by consent and (ii) vote or cause to be voted, in person or by proxy, or duly execute and deliver or cause to be duly executed and delivered a written consent covering, all of the Covered Shares (to the extent the Covered Shares may vote on the matter in question) outstanding as of such record date:

(a)    in favor of the adoption and approval of the Merger Agreement and the Merger;

(b)    against any action, proposal, agreement or transaction (including any Acquisition Proposal) that would reasonably be expected, or the effect of which would reasonably be expected, to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Contemplated Transactions, including the Closing and the Merger, or the performance by Stockholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, debt or equity financing, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company and its Subsidiaries, taken as a whole, or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the Company Board, other than nominees to the Company Board who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; or (iv) any material change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s or any of its Subsidiaries’ Organizational Documents;

(c)    against any action, proposal, transaction or agreement that would result in (i) a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement; or (ii) any of the conditions to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled; and

(d)    in favor of any adjournment, recess, delay or postponement of the Company Stockholder Meeting as may be reasonably requested by the Company Board or the Special Committee in order to seek or obtain approval of the adoption of the Merger Agreement or any action, proposal, transaction or agreement necessary to consummate the Merger.

Any attempt by Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), any of Stockholder’s Covered Shares in a manner that violates or breaches the terms of this Agreement shall be null and void ab initio.

3.    No Disposition or Solicitation.

(a)    Except as expressly provided for in this Agreement, Stockholder hereby covenants and agrees that prior to the Expiration Date, Stockholder shall not, directly or indirectly, (i) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of the Covered Shares, (ii) deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Covered Shares that is inconsistent with Stockholder’s obligations under this Agreement, (iii) convert or exchange, or take any action which would, or would reasonably be expected to, result in the conversion or exchange, of any of the Covered Shares, (iv) take any action that would, or would reasonably be expected to, (A) make any representation or warranty of Stockholder set forth in this Agreement materially untrue or materially incorrect, (B) have the effect of preventing, disabling, or materially delaying Stockholder from performing any of its obligations under this Agreement or (C) result in a breach of any covenant, agreement or obligation of Stockholder set forth in this Agreement, or (v) commit or agree or commit (in each case, in writing) to take any of the actions referred to in the immediately preceding clauses (i), (ii), (iii) or (iv). Any purported Transfer, act or omission in violation of this Section 3(a) shall be void ab initio and of no force or effect.

(b)    This Agreement and the obligations hereunder shall be binding upon any Person to which legal or Beneficial Ownership of the Covered Shares or any interest therein or rights with respect thereto shall pass, whether by operation of Law or otherwise, including, Stockholder’s heirs, devisees, successors and assigns. Stockholder covenants and agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Covered Shares, unless such Transfer is made in compliance with this Agreement. To the extent requested by Parent, Stockholder shall promptly surrender the certificate or certificates, if any, representing any Covered Shares Beneficially Owned by Stockholder so that the transfer agent for such Covered Shares may affix thereto an appropriate legend referring to this Agreement and the restrictions on transfer and ownership hereunder. Stockholder acknowledges and agrees, with respect to any Covered Shares that are uncertificated, that Stockholder has received all notices of the restrictions on transfer and ownership required by applicable Law.

4.    Proxy.

(a)    Prior to the Expiration Date, Stockholder hereby (i) grants to, and appoints, Parent, and any person designated by Parent, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote all of the Covered Shares or execute and deliver a consent or approval in respect of the Covered Shares (or cause any vote or consent to be provided in respect to all of the Covered Shares), in accordance with the terms of Section 2 hereof, solely with respect to matters set forth in Sections 2(a) – (d) hereof, and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares. For the avoidance of doubt, nothing herein shall restrict Stockholder from voting or granting consents or approvals in respect of the Covered Shares for any matters other than those set forth in Sections 2(a) – (d) hereof.

(b)    The attorneys-in-fact and proxies named above are hereby authorized and empowered by Stockholder at any time after the date hereof and prior to the Expiration Date to act as Stockholder’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Covered Shares (including the power to execute and deliver written consents), solely with respect to matters set forth in Sections 2(a) – (d) hereof, at the Company Stockholder Meeting and any other annual or special meeting of stockholders and in every action by written consent in lieu of such a meeting in accordance with the terms of Section 2 hereof.

(c)    Stockholder hereby represents and warrants to Parent that any proxies heretofore given in respect of the Covered Shares are not irrevocable and that any such proxies are hereby revoked, and Stockholder agrees to promptly notify the Company of such revocation. Stockholder hereby affirms that the proxy granted herein is given in connection with the execution of the Merger Agreement and that such proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the proxy granted herein is coupled with an interest sufficient at law to support the creation of a proxy and power of attorney and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Stockholder agrees to vote the Covered Shares in accordance with Section 2 hereof, solely with respect to matters set forth in Sections 2(a) – (d) hereof. Notwithstanding anything to the contrary in this Agreement, the proxy and attorney-in-fact granted by Stockholder pursuant to this Section 4, and all other obligations and covenants of Stockholder set forth in this Section 4, shall be revocable by Stockholder upon the termination of the Merger Agreement pursuant to and in accordance with its terms.

5.    Additional Agreements.

(a)    Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or other securities or rights of the Company by Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations of Stockholder hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder.

(b)    Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby irrevocably and unconditionally (i) waives and agrees not to exercise, and covenants to cause its controlled Affiliates and Representatives to waive and not to exercise, in each case, to the fullest extent permissible under applicable Law, any rights of appraisal or rights to dissent from the Merger or any other similar rights that Stockholder may have (whether under any contract, pursuant to applicable Law or otherwise), including, without limitation, any rights arising under Section 262 of the DGCL, and (ii) waives and agrees not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of (and covenants to cause its controlled Affiliates and Representatives not to commence or participate in, assist or knowingly encourage, and to take all actions necessary to opt out of), in each case, to the fullest extent permissible under applicable Law, any class in any class Action with respect to, any Action or claim, derivative or otherwise, against Parent, Merger Sub, SLR, the Company or any of their respective Subsidiaries or Affiliates and each of their respective successors and assigns, in each case, relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Contemplated Transactions, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or any other Transaction Document (including any claim seeking to enjoin or delay the closing of the Merger or any of the other Contemplated Transactions), or (B) alleging (1) a breach of any fiduciary duty of the Company Board, the Special Committee or any individual member thereof or any other Representative of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby or (2) aiding and abetting any such breach of fiduciary duty against Parent, Merger Sub, SLR or any of their respective Subsidiaries and Affiliates or any of their respective Representatives; provided that nothing in this Section 5(b) shall restrict or prohibit Stockholder from asserting (x) its right to receive its allocable portion of the Total Merger Consideration in accordance with the Merger Agreement and the DGCL, or (y) counterclaims or defenses in any Action or claim brought or asserted against it by Parent, Merger Sub, SLR, the Company or any of their respective Subsidiaries or Affiliates and each of their respective successors and assigns relating to this Agreement, the Merger Agreement or any of the other Transaction Documents, or from enforcing its rights under this Agreement.

(c)    Communications. Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent, SLR, the Company and any of their respective Affiliates in any press release, Form 8-K, the Proxy Statement or the Schedule 13E-3 (including all documents and schedules filed with the SEC) or other disclosure document required under applicable Law in connection with the Merger Agreement or the other Transaction Documents or the Contemplated Transactions, its identity and ownership of any Covered Shares, the nature of its covenants, agreements, obligations, commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under applicable Law in connection with such publication or disclosure (“Stockholder Information”), (ii) hereby agrees to cooperate with Parent, Merger Sub, SLR, the Company and their respective Affiliates and Representatives in connection with such filings, including providing Stockholder Information reasonably requested by Parent, Merger Sub, SLR, the Company or any of their respective Affiliates and Representatives and necessary in connection with such filings, and (iii) hereby agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by Stockholder upon becoming aware that any such Stockholder Information is or shall have become false or misleading. Parent shall provide Stockholder with reasonable advance notice of and opportunity to review and comment on such draft documentation (or excerpts thereof to the extent related to Stockholder and its Affiliates) and consider all reasonable comments of Stockholder proposed in good faith regarding disclosure solely related to Stockholder and its Affiliates (it being understood that Parent, Merger Sub, SLR, the Company and their respective Affiliates shall not be deemed to be Affiliates of Stockholder).

(d)    Bringdown Certificate. Stockholder hereby agrees to, on the Closing Date, upon the request of Parent, deliver to Parent a written certificate duly executed by Stockholder (or a duly authorized executive officer of Stockholder, if applicable) confirming and certifying that each of the representations and warranties of Stockholder set forth in Section 6 hereof are true and correct in all respects; provided that Parent shall not make such request on more than one occasion.

6.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a)    Title. Stockholder is the sole record and beneficial owner of the Covered Shares. Stockholder (or its nominee or custodian for the benefit of Stockholder) has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 2 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such Owned Shares, if any, are now, and at all times prior to the Expiration Date will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all Liens.

(b)    Organization and Qualification. If Stockholder is a natural person, Stockholder’s signature page to this Agreement sets forth the country for which Stockholder is a citizen and the principal residence of Stockholder. In the event that Stockholder is not a natural person, Stockholder is a corporation, limited liability company or limited partnership duly incorporated, formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Stockholder has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Stockholder’s ability to consummate the transactions contemplated herein.

(c)    Authority; Execution and Delivery. In the event that Stockholder is not a natural person, Stockholder has the requisite power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein or therein, and consummate the transactions contemplated hereby or thereby. Stockholder has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto, this Agreement and such other executed agreements or instruments are a valid, legal and binding obligation of Stockholder, enforceable in accordance with its terms against Stockholder, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time may be in effect, and (b) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(d)    No Conflicts; No Consents. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) in the event that Stockholder is not a natural person, violate or conflict with or result in any default under any provision of the organizational documents of Stockholder or any of its Subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Stockholder or, if Stockholder is not a natural person, any of its Subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held by Stockholder or, if Stockholder is not a natural person, any of its Subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Stockholder’s ability to consummate the transactions contemplated herein.

(e)    No Litigation; Orders. There is no Action pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Body that questions the Beneficial Ownership or record ownership of Stockholder’s Covered Shares, the validity of this Agreement or the performance by Stockholder of its obligations under this Agreement, in each case, that would reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. Stockholder is not subject to any injunction, writ, judgment, decree, determination, ruling or other order of any kind or nature by any Governmental Body that would reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f)    No Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the other Transaction Documents, the Merger or any of the other Contemplated Transactions based upon arrangements made or entered into by or on behalf of Stockholder.

(g)    Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants, obligations and other agreements of Stockholder contained herein.

7.    Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as of the date hereof as follows:

(a)    Organization and Qualification. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except to the extent that a failure of such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated herein.

(b)    Authority; Execution and Delivery. Parent has the requisite limited liability company or similar power and authority to execute and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein or therein, and consummate the transactions contemplated hereby or thereby. Parent has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by the other parties hereto, this Agreement and such other executed agreements or instruments are a valid, legal and binding obligation of Parent, enforceable in accordance with its terms against Parent, except as such enforceability may be limited by the Enforceability Exceptions.

(c)    No Conflicts; No Consents. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), (a) violate or conflict with or result in any default under any provision of the organizational documents of Parent or any of its Subsidiaries, (b) violate any provision of any law, or any order, judgment or decree of any court or other governmental authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (c) violate or result in the cancellation, modification, revocation or suspension of any material license, franchise or permit held Parent or any of its Subsidiaries, unless, with respect to the foregoing clauses (b) and (c), such violation, cancellation, modification, revocation or suspension would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated herein.

(d)    No Litigation; Orders. There is no Action pending or, to the knowledge of Parent, threatened against Parent at law or in equity before or by any Governmental Body that questions the validity of this Agreement or the performance by Parent of its obligations under this Agreement, in each case, that would reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby. Parent is not subject to any injunction, writ, judgment, decree, determination, ruling or other order of any kind or nature by any Governmental Body that would reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

8.    Termination. This Agreement and all rights and obligations of the parties hereto hereunder, including the proxy, shall commence on the date hereof and shall terminate upon the earliest to occur of (such time, the “Expiration Date”) (a) the mutual written agreement of Parent and Stockholder, (b) the Effective Time, (c) the valid termination of the Merger Agreement pursuant to Article VII thereof and (d) the time (if any) that the Company Board (or any committee thereof, including the Special Committee) shall have made a Change of Board Recommendation; provided that, (i) nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to such termination of this Agreement, and (ii) Section 8 and Section 10 hereof, which provisions and any Actions in respect of the matters described in clause (i) of this proviso shall survive any termination of this Agreement.

9.    No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder from taking any action (or failing to take any action) solely in Stockholder’s capacity as an officer or member of the Company Board or the Special Committee (including with respect to any Acquisition Proposal in accordance with the Merger Agreement). Stockholder is signing this Agreement solely in Stockholder’s capacity as the Beneficial Owner of (and/or authorized power of attorney in respect of) the Covered Shares listed in Schedule I hereto, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (or failure to take any actions) of Stockholder or any director, employee or designee of Stockholder or any of its Affiliates, in each case solely in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

10.    Miscellaneous.

(a)    Entire Agreement. This Agreement and the schedules and exhibits and other documents delivered by the parties hereto and thereto in connection herewith and therewith, contain the complete agreement among the parties hereto and thereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto and thereto with respect hereto and thereto.

(b)    Further Assurances. In furtherance of and without limiting the other provisions hereof, Stockholder hereby agrees to execute and deliver any and all agreements, documents, certificates and instruments, and take any and all actions, as may be reasonably necessary, appropriate or advisable to implement, consummate, perfect or further the transactions contemplated by this Agreement and the provisions hereof.

(c)    No Assignment. No party hereto shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of the other parties hereto; provided, that Parent may assign any or all of its rights or obligations hereunder to an Affiliate of Parent (except that such assignment shall not relieve Parent of its obligations hereunder). Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, permitted assigns, executors and administrators.

(d)    Binding Successors. Without limiting any other rights Parent may have hereunder, Stockholder agrees that this Agreement and its covenants, agreements and obligations hereunder shall attach to the Covered Shares Beneficially Owned by Stockholder and its Affiliates and shall be binding upon any Person to which Beneficial Ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, Representatives, successors or permitted assigns.

(e)    Amendments. This Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed on behalf of each of the parties hereto.

(f)    Notices. All notices and other communications hereunder between any of the parties hereto shall be deemed delivered and effective (a) when given personally, (b) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (c) when sent via electronic mail or other electronic transmission (provided, that no “bounce back” or other notice of non-delivery is generated), or (d) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to Parent or Stockholder, as the case may be, in writing by Parent or Stockholder from time to time in accordance with the provisions of this Section 10(f):

All notices to Parent shall be addressed as follows until Stockholder receives notice of a change of address in connection with a transfer or otherwise:

c/o Perceptive Advisors, LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention:         James Mannix, COO
Email:               james@perceptivelife.com

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attention:         Eric Blanchard; Amelia Runyan Davis

Email:               eblanchard@cooley.com; arunyandavis@cooley.com

Notice to Stockholder shall be addressed to the address set forth on Stockholder’s signature page hereto until Parent receive notice of a change in address.

(g)    Severability. If any provision of this Agreement, or the application thereof to any party hereto or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other parties hereto or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

(h)    Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)    No Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(j)    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(k)    Applicable Law; Jurisdiction.

(i)    This Agreement will be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated herein shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii)    Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated herein, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated herein, in any court other than the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by the aforementioned courts in any other court or jurisdiction.

(iii)    Each of the parties to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10(k) in the manner provided for notices in Section 10(f). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(iv)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

(l)    Specific Performance. Stockholder agrees that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Parent shall be entitled to seek an injunction or injunctions to prevent any breach of this Agreement by Stockholder and to seek to enforce specifically the terms and provisions hereof against Stockholder in any court of competent jurisdiction without proof of damages or otherwise, and (b) the right of Parent to seek specific performance and other equitable relief is an integral part of the transaction and without that right, Parent would have entered into this Agreement. Stockholder hereby (i) waives any defense that a remedy at law would be adequate, (ii) waives any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief, and (iii) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that Parent otherwise has an adequate remedy at law.

(m)    Interpretation. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provision of this Agreement. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement. Any reference to the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the neuter, feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the neuter, masculine or feminine reference, as the case may be. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(n)    Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as DocuSign, by electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

(o)    Expenses. Except as otherwise provided herein, Stockholder agrees to pay any and all costs and expenses (including legal fees, costs and disbursements) incurred by Stockholder or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

(p)    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Subsidiaries or Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder.

(q)    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the date first above written.

VERONICA INTERMEDIATE HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Voting and Support Agreement

STOCKHOLDER

By:
Name:
Title:

If an individual:

Name
Citizen of:
Resident of:

Signature Page to Voting and Support Agreement

SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares of Common Stock Beneficially Owned

Annex F

June 16, 2024

The Special Committee of the Board of Directors

Board of Directors

Vapotherm, Inc.

100 Domain Drive

Exeter, NH, 03833

To the Special Committee of the Board of Directors:

As per our engagement letter dated May 17, 2024 (the “Engagement Letter”), the Special Committee of the Board of Directors (the “Special Committee”) of Vapotherm, Inc. (the “Company”) retained Scalar, LLC (“Scalar”, “we”, “our”, or “us”) as an independent, qualified financial advisor to provide an opinion (“Opinion”) as to the fairness, from a financial point of view, to the holders of the Company’s Common Stock, par value $0.001 per share (such shares, at all times prior to the Effective Time, the “Company Common Stock”), other than the Company, Veronica Intermediate Holdings, LLC (the “Parent”), SLR Investor Corp. (“SLR”), Perceptive Advisors, LLC (the “Parent Sponsor”), the Rollover Holders and their respective affiliates (collectively, the “Excluded Parties”), of the $2.18 per share in cash to be received by the holders of Company Common Stock (other than the Excluded Parties) in the proposed merger of the Company with a subsidiary of the Parent pursuant to the Agreement (the “Merger”) (without giving effect to any impact of the Merger on any particular holder of Company Common Stock other than in its capacity as a common stockholder).

Overview of the Transaction:

The Agreement and Plan of Merger dated as of June 17, 2024 (the “Agreement”), among Veronica Holdings, LLC (“Topco”), the Company, Parent and Veronica Merger Sub, Inc. (“Merger Sub”), sets forth the terms of the Merger. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement. The Agreement provides, among other things, that:

(a)

Each Share of Company Common Stock held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, and each Share owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than the Rollover Shares contributed by Topco pursuant to the Stockholder Rollover Agreements), will be cancelled and retired without any conversion thereof and will cease to exist and no payment or distribution will be made with respect thereto;

(b)

Each Rollover Holder will contribute all or some of its shares of Company Common Stock to Topco in exchange for Topco Common Units immediately prior to the Effective Time and such Company Common Stock will thereafter be contributed from Topco to Parent; and each Rollover Share will remain outstanding and represent one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and no payment or distribution will be made with respect thereto pursuant to Section 2.1(a) of the Agreement; and

(c)

Each share of Company Common Stock, other than shares of Company Common Stock held by the Excluded Parties, will be converted into the right to receive $2.18 in cash (the “Per Share Merger Consideration”).

Valuation | Transaction Advisory

Scalar’s Procedures and Processes:

In arriving at our Opinion, among other things, we have:

(i)           reviewed the execution version of the Agreement;

(ii)          reviewed certain publicly available business and financial information relating to the Company;

(iii)         reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available;

(iv)         reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company, approved for our use by the Company, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2024 through December 31, 2026, prepared by the management of the Company;

(v)          reviewed certain information provided by management of the Company relating to the capitalization of the Company;

(vi)         conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results, and financial prospects of the Company and the Transaction;

(vii)         reviewed and compared data regarding the premiums paid in certain other transactions;

(viii)        reviewed certain financial and stock market data of the Company and compared that data with similar publicly available data for certain other companies; and

(ix)          conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

Limiting Conditions and Assumptions:

In performing our analysis and rendering this Opinion, with your consent, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided to us by the Company has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us inaccurate, incomplete or misleading. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed and relied upon, without independent verification, that the Company is not aware of any information that might be material to our Opinion that has not been provided to us.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed with respect to financial forecasts, estimates, and other forward-looking information provided by the Company and reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company and we have assumed, without independent verification, that such forecasted results will be realized in the amounts and on the time schedule contemplated. We assume no responsibility for and express no opinion as to any such financial forecasts, estimates, or forward-looking information or the assumptions on which they were based. We have not considered any strategic, operating or cost benefits and/or synergies that might result from the Transaction in our analysis. We have also assumed, with your consent and without independent verification, that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company. This Opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company with respect to such matters.

Valuation | Transaction Advisory

In arriving at our Opinion, with your consent and without independent verification, we have relied upon and assumed that except as would not be in any way meaningful to our analysis: (i) the representations and warranties of all parties to the Agreement, and any related Transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and any related Transaction documents, (ii) the Transaction will be consummated in accordance with the terms of the Agreement and Transaction Documents, without any waiver or amendment of any term or condition thereof, and (iii) there has been no change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all governmental, regulatory, or other third-party approvals and consents necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on the Company, or on the expected benefits of the Transaction, in any way meaningful to our analysis.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, and at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This Opinion is necessarily based upon economic, monetary, market, and other conditions as in effect on, the information available to us as of, and the facts and circumstances as they exist on, the date hereof and our Opinion speaks only as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken any obligation to update, reaffirm, or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise, or reaffirm this Opinion.

We have been engaged by the Special Committee of the Company to provide a fairness opinion and we will receive a fee from the Company for providing our services and rendering this Opinion. No portion of these fees is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the past two years, we and our affiliates have not provided any other advisory services to the Company or SLR, but have provided advisory services to Parent Sponsor and certain of its affiliates and portfolio companies for which we and our affiliates received compensation. Specifically, we provided a fairness opinion to the board of directors of Arya Sciences Acquisition Corp. IV (“ARYA”), a special purpose acquisition company that is sponsored by an affiliate of Parent Sponsor, in connection with ARYA entering into a definitive agreement for a business combination with Adagio Medical, Inc. as well as another confidential engagement for Parent Sponsor, for which Scalar received in aggregate less than $500,000. We and our affiliates may also seek to provide such services to the Company, the Parent, Topco, the Parent Sponsor, SLR, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

The issuance of this Opinion was approved by an authorized fairness committee of Scalar.

Valuation | Transaction Advisory

This Opinion is provided solely for the benefit of the Special Committee (in its capacity as such) and the Board of Directors in connection with, and for the sole purpose of, its evaluation of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any other matter. This Opinion shall not be disclosed, referred to, published, or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made, without our prior written approval, except the Company may reproduce this Opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, the Company shall give Scalar the opportunity to review and comment on any such filing or distribution containing this Opinion.

Our Opinion does not address the Company’s underlying business decision to engage in the Merger, the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, or whether the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than the Excluded Parties) pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This Opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Company Common Stock (other than the Excluded Parties) of the Per Share Merger Consideration to be received by such holders pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Per Share Merger Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Merger or any related transaction including any agreement or transaction between any Excluded Party and the Company, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company, or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, or any of its respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any agreement related to the Merger or under applicable law, any allocation of the Per Share Merger Consideration (or any portion thereof), or the fair market value of the Company or the Company Common Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Merger, any Excluded Parties, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise. We express no opinion as to the price at which the Company Common Stock will trade at any time. This letter should not be constructed as creating any fiduciary duty of Scalar (or any of its affiliates) to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Company Common Stock (other than the Excluded Parties) pursuant to the Agreement is fair, from a financial point of view, to such stockholders.

Sincerely,

Scalar, LLC

Valuation | Transaction Advisory

Annex G

Annex G:  DGCL Appraisal Provisions

Section 262 of the General Corporation Law of the State of Delaware

262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission File Number: 001-38740

Vapotherm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2259298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Domain Drive Exeter, NH	03833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 658-0011

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. YES ☐ NO ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). YES ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). YES ☐ NO ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the closing price of the shares of common stock on The New York Stock Exchange on June 30, 2023, was $19.6 million.

The number of shares of registrant’s common stock outstanding as of February 15, 2024, was 6,193,851.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive proxy statement relating to its 2024 Annual Meeting of Stockholders, scheduled to occur on June 18, 2024, are incorporated by reference into Part III of this report.

We use “Vapotherm,” “High Velocity Therapy,” “HVT,” “HVT 2.0,” “Precision Flow,” “Hi-VNI,” “OAM,” “Vapotherm UK,” “Vapotherm Access,” and other marks as trademarks in the United States and/or in other countries. This Annual Report on Form 10-K contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Annual Report on Form 10-K, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Unless otherwise indicated, information contained in this Annual Report on Form 10-K concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. We believe that the information from these third-party publications, research, surveys and studies included in this Annual Report on Form 10-K is reliable. Management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in Part I, “Item 1A. Risk Factors.”

Unless the context requires otherwise, references to “Vapotherm,” the “Company,” “we,” “us,” and “our,” refer to Vapotherm, Inc. and our consolidated subsidiaries.

On August 18, 2023, we effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts in this report have been retroactively restated to reflect the stock split.

H-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this Annual Report on Form 10-K are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” and the negative of these terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words and the use of future dates. Forward-looking statements include, but are not limited to, statements concerning:

●

estimates regarding the annual total addressable market for our High Velocity Therapy systems and other products and services, future results of operations, including restructuring charges, financial position, capital requirements and our needs for additional financing;

●	commercial success and market acceptance of our High Velocity Therapy systems, our Oxygen Assist Module, our digital solutions, and any future products we may seek to commercialize;

●

our ability to enhance our High Velocity Therapy technology, our Oxygen Assist Module, and our digital solutions to expand our indications and to develop and commercialize additional products and services, which next-generation products typically have higher average selling prices;

●	our business model and strategic plans for our products, technologies and business, including our implementation thereof;

●

the anticipated favorable effect of our transition of substantially all manufacturing operations to Mexico on our gross margins and costs and risks in connection therewith and risks associated with operations in Mexico;

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the success of our current “path to profitability” goals, our strategy to grow existing customer accounts through education of our customers on the full capabilities of our technology, and our ability to return to historical disposable utilization or turn rates, increase our inventory turnover and reduce our inventory levels;

●	the continuing impact of COVID-19 and labor and hospital staffing shortages on our business and operating results;

●

our ability to accurately forecast customer demand for our products, adjust our production capacity if necessary and manage our inventory, particularly in light of COVID-19, global supply chain disruptions, the effect of inflation, rising interest rates and other recessionary indicators;

●

our ability to manage and maintain our direct sales and marketing organizations in the United States, the United Kingdom, Germany, Belgium and Spain and any other jurisdictions in which we elect to pursue a direct sales model, and to market and sell our High Velocity Therapy systems globally and to market and sell our Oxygen Assist Module in the United States and throughout the world;

●	our ability to hire and retain our senior management and other highly qualified personnel;

●	our ability to comply with the terms and covenants of our amended credit facility;

●	our need for and ability to obtain additional financing and our ability to continue as a going concern;

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the volatility of the trading price of our common stock and our ability to maintain an active trading market in our common stock, especially in light of the trading of our common stock on the OTCQX tier of the OTC Markets;

●

our ability to commercialize or obtain regulatory approvals for our products, the timing or likelihood of regulatory filings and approvals, or the effect of delays in commercializing or obtaining regulatory approvals;

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U.S. Food and Drug Administration (“FDA”) or other United States or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the United States and international markets;

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our ability to establish, maintain, and use our intellectual property to protect our High Velocity Therapy technology, Oxygen Assist Module, and digital solutions, and to prevent infringement of our intellectual property and avoid third party infringement claims; and

H-ii

●	our expectations about market trends and their anticipated effect on our business and operating results.

The forward-looking statements in this Annual Report on Form 10-K are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Annual Report on Form 10-K and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in this Annual Report on Form 10-K in Part I, “Item 1A. Risk Factors” and Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our other filings with the Securities and Exchange Commission, or SEC. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Any forward-looking statements made herein speak only as of the date of this Annual Report on Form 10-K, and you should not rely on forward-looking statements as predictions of future events. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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PART I

Item 1. Business.

Overview

We are a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease (“COPD”), congestive heart failure (“CHF”), pneumonia, asthma and COVID-19 or other systemic conditions. Our mission is to improve the lives of patients suffering from complex lung disease and other forms of respiratory distress while reducing the cost of their care through integrated device and digital solutions. Our device solutions are focused on High Velocity Nasal Insufflation (“HVNI”, or “High Velocity Therapy”), which delivers non-invasive ventilatory support to patients by providing heated, humidified, oxygenated air at high velocities through a small-bore nasal interface, and on closed loop control systems such as our Oxygen Assist Module (“OAM”), designed to automatically maintain a patient’s pulse oxygen saturation (“SpO2”) levels within a specified range for a defined period of time. Our digital solutions are focused on remote patient monitoring, using proprietary algorithms to predict impending respiratory episodes before they occur and coordinate timely intervention, obviating the need for costly hospital admissions and minimizing patient distress. Although we exited the Vapotherm Access call center business, the underlying technology is being incorporated in our home based device we have been actively developing at our Technology Center in Singapore. While these device and digital solutions function independently, we believe leveraging the two together can create a unique healthcare ecosystem, focused on delivering high quality, efficient respiratory care in a variety of settings.

High Velocity Therapy is an advanced form of high flow therapy that is differentiated due to its ability to deliver breathing gases, including oxygen, at a high velocity, for the treatment of spontaneously breathing patients suffering from respiratory distress, including Type 1 hypoxic respiratory distress, like that experienced by patients with pneumonia or COVID-19, or Type 2 hypercapnic respiratory distress, like that experienced by patients with COPD. Our HVT 2.0 and Precision Flow systems (together, “High Velocity Therapy systems”), which use High Velocity Therapy technology, are clinically validated alternatives to, and address many limitations of, the current standard of care for the treatment of respiratory distress in a hospital setting. Our next generation High Velocity Therapy system, known as HVT 2.0, received initial 510k clearance from the Food and Drug Administration (“FDA”) in 2021, transitioned to full market release in August 2022, and received clearance for expanded respiratory distress indications in December 2022. The HVT 2.0 platform is cleared for therapy in multiple settings of care, although it is presently being marketed primarily for hospital use. As of December 31, 2023, more than 4.2 million patients have been treated with our High Velocity Therapy systems, and we have a global installed base of over 37,500 units, an increase of 2.0% compared to December 31, 2022.

The COVID-19 pandemic transformed our business significantly and contributed in at least two primary ways: first, it resulted in increased awareness of the unique efficacy of our High Velocity Therapy for the treatment of COVID-19 patients, and generally, resulting in high global demand for our technology and the concomitant rapid growth of our installed base. Today, our brand is a recognized and respected name in an ever-increasing number of hospitals around the world. Second, many respiratory distress patients who require ventilatory support are initially treated in a hospital’s emergency department (“ED”) with the goal of stabilizing these patients with a non-invasive ventilation therapy so their underlying condition can be treated. Our focus on hospital emergency departments as an effective entry point for our products resulted in our systems being in the right place at the right time when the COVID-19 pandemic hit. This exposed a significant number of new physicians to the efficacy of our High Velocity Therapy technology, especially as they were able to see patients moved out of the emergency room and into lower acuity settings in the hospital after receiving our High Velocity Therapy. We expect that increased awareness among physicians of the efficacy of our High Velocity Therapy to treat respiratory distress will result in expanded use of our products to treat all forms of respiratory distress, including Type 1 and Type 2 respiratory distress, in a variety of settings.

Patients with both Type 1 and Type 2 respiratory distress can have severe difficulty breathing and inability to sustain sufficient oxygen levels or remove retained carbon dioxide in their lungs and airways. These patients often require immediate respiratory support ranging from supplemental oxygen therapy for mild cases to invasive mechanical ventilators for severe cases. Many of these patients are initially treated in the emergency department. Patients who cannot be adequately stabilized are often transferred to the intensive care unit, or ICU, a high cost and capacity-constrained setting in the hospital. An independent third-party study published in the August 2020 issue of the Journal of the American Medical Association Network determined that the average cost for a stay in the ICU in the United States was $21,547 per week. To the extent our products are able to reduce the number of patients requiring transfer to the ICU, these treatment costs can be reduced.

Our High Velocity Therapy technology is also useful in the treatment of patients with Type 4 respiratory failure, or shock. Early symptoms of shock include increased respiratory rate and increased work of breathing. High Velocity Therapy technology reduces the work of breathing by both increasing oxygen delivery and reducing oxygen consumption and can be applied at the first signs of increased work of breathing. This represents an expanded application for our High Velocity Therapy technology and unlike COVID-19, influenza, respiratory syncytial virus, is not sensitive to seasonality and has an approximate 2.7 million annual patient population in the United States.

The market for the treatment of respiratory distress is large and growing. Based on industry sources, we estimate that in the acute hospital setting, there are over 12 million patients who suffer from respiratory distress each year in the United States and select international markets that could benefit from our High Velocity Therapy technology. In connection with our initial public offering in 2018, we estimated our worldwide annual total addressable market for our High Velocity Therapy technology at $1.5 billion. In 2021, we updated our total addressable market opportunity to reflect growth in the number of patients suffering from respiratory distress, the introductions of our new HVT 2.0 platform and OAM, and expanded use of our products in the home, including digital solutions, and during EMS transport. As a result, we believe the annual total addressable global market for our High Velocity Therapy technology now exceeds $8.3 billion. We believe that growing prevalence of COPD and the increasing neonatal and pediatric disease severity will lead to an increase in the size of our total addressable market opportunity in the future.

Our High Velocity Therapy technology competes with non-invasive positive pressure ventilation, or NiPPV, the traditional standard of care for respiratory distress. NiPPV uses pressure to drive gas in and out of a patient’s lungs. It is typically administered through the fitting of an air-tight mask over the patient’s nose and mouth and tightening a strap around the patient’s head to secure the mask in place. NiPPV delivered through a mask is associated with increased patient discomfort and anxiety and can cause facial skin ulceration and trauma to the lungs. The mask complicates the care required to support a patient because they cannot talk, eat, drink or take oral medications while wearing the tight-fitting mask, and must time their breaths to be in sync with the bursts of air being forced into their lungs. NiPPV can also be delivered through a tight-fitting mask that only covers the nose or tight-fitting prongs that seal the external opening of each nostril. These alternatives, which usually require a chin strap to limit air leaks by keeping the patient’s mouth closed, can also cause skin ulceration around the nose and nostrils. Third-party clinical evidence published in the June 2000, January 2009 and February 2013 issues of Critical Care Medicine suggests that delivering NiPPV through a mask that covers both the nose and mouth is generally preferred from an effectiveness perspective over a mask that only covers the nose or nasal prongs, particularly in the acute setting.

NiPPV is typically an escalation therapy, which means that practitioners often start at low pressures and increase as tolerated until the patient stabilizes. Patients treated with NiPPV are often transferred to the ICU due to the high level of patient monitoring required. Clinical evidence published in the November 2007 issue of Respiratory Care shows that approximately 30% of patients are intolerant of NiPPV masks, which can cause them to become non-compliant with treatment. Patients who cannot tolerate NiPPV are often sedated and potentially intubated in preparation for mechanical ventilation. Intubation involves the insertion of a plastic tube into the trachea to maintain an open airway. Mechanical ventilation is a complex, invasive procedure that is associated with increased costs of care, lengths of stay, incidence of infections, ventilator dependence and mortality.

In contrast to NiPPV, our High Velocity Therapy technology delivers heated, humidified and oxygenated air at a high velocity to patients through a comfortable small-bore nasal interface to help reduce the work of breathing. Our Precision Flow systems, are clinically validated alternatives to NiPPV for spontaneously breathing patients, and we believe they also provide the following primary benefits for the patient, the clinician and the hospital:

●	meaningful improvement in patient comfort and compliance;

●	facilitation of patient admissions to lower intensity, lower cost and less capacity-constrained care settings;

●	reduced risk of pressure ventilation related side effects; and

●	clinician workflow benefits, including easier administration and reduced patient monitoring.

A compelling body of clinical data supports the efficacy and benefits of High Velocity Therapy technology for respiratory distress. In 2018, the FDA, granted our de novo request for an expanded indication for the Precision Flow Hi-VNI system, which incorporates our High Velocity Therapy technology. The expanded indication was based on compelling clinical evidence and currently identifies this system as a high velocity nasal insufflation device that augments the breathing of spontaneously breathing patients suffering from respiratory distress in a hospital setting. The FDA also created a new classification, known as QAV, under which Vapotherm Precision Flow was the first product listed. We believe this expanded QAV indication, which encompasses actual ventilatory support in the indicated circumstances, clinically differentiates our system from most common “high flow” systems, validates High Velocity Therapy as an attractive alternative to NiPPV for spontaneous breathing patients. The QAV designation for our next generation HVT 2.0 platform was FDA cleared in December 2022. Our goal is for our High Velocity Therapy products to become the standard of care for the treatment of respiratory distress in the hospital, in the home, and during EMS transport.

We sell our High Velocity Therapy systems to hospitals through a direct sales organization in the United States and in select international markets and through distributors in other select international markets. In late 2020, we launched our OAM in select international markets, which can be used with most versions of our Precision Flow system and OAM capability has been built into the HVT 2.0 for future use. The OAM helps clinicians maintain a patient’s SpO2 within a target SpO2 range over a greater period of time while requiring significantly fewer manual adjustments to the equipment. Maintenance of the prescribed oxygen saturation range may reduce the health risks associated with dosing too much, or too little, oxygen, particularly in neonates where these risks include visual or developmental impairment or death. Our OAM is sold through a direct sales organization in select international markets and through distributors in other select international markets. We are no longer seeking FDA approval to market the Precision Flow version of the OAM in the United States but will instead focus future efforts on the HVT 2.0 version of the OAM for the United States market. We are actively developing our home based device at our Technology Center in Singapore which uses our High Velocity Therapy technology. In addition, we employ field-based clinical managers who focus on medical education and training in the effective use of our products and help facilitate increased adoption and utilization. We focus on physicians, respiratory therapists and nurses who work in acute hospital settings, including the emergency departments and adult, pediatric and neonatal intensive care units. Our relationship with these clinicians is particularly important, as it enables our products to follow patients through the care continuum. As of December 31, 2023, we have sold our High Velocity Therapy systems to over 2,500 hospitals across the United States, and in over 50 countries outside of the United States. Although presently our revenues are derived principally from sales of High Velocity Therapy systems and sales of the single-use disposable vapor transfer cartridges these systems require, we also derive revenues from ancillary products and services related to our High Velocity Therapy systems.

In early 2022, there was a significant slowdown in demand for our products that was driven primarily by a decrease in patient acuity from COVID-19 infections as COVID-19 variants transitioned from a lower respiratory disease to an upper respiratory disease. Due to inherent uncertainty in predicting future revenues and certain variable costs, we announced in connection with the release of our first quarter 2022 financial results, our long-term “path to profitability” initiatives. As part of this strategy, we moved substantially all of our manufacturing operations from New Hampshire to Mexico. In the last half of 2022, we also established a Technology Center in Singapore to bring most research and development projects in-house, including development of our home based device, to help reduce the cost of external design firms, and access local government grant funding and took meaningful steps towards right sizing our commercial organization, including exiting our Vapotherm Access call center business and making reductions to our field teams in the United States and internationally. As a result of this strategy, our net cash used in operating activities decreased to $24.3 million for the year ended December 31, 2023, down from $80.2 million for the year ended December 31, 2022. Concurrently, our revenues increased to $68.7 million for the year ended December 31, 2023 from $66.8 million for the year ended December 31, 2022. This revenue increase was primarily a result of an 8.0% increase in disposables revenue and a 15.8% increase in capital equipment revenue from recovery in customer demand post-COVID and the launch of our next generation HVT 2.0 platform, partially offset by our exit from the Vapotherm Access call center business in October 2022 and the Omicron surge that drove significant demand in the first quarter of 2022 and did not repeat itself in the current year period. For the years ended December 31, 2023 and 2022, we incurred a net loss of $58.2 million and $113.3 million, respectively.

Despite our near-term challenges, we believe our anticipated long-term growth will be driven by the following strengths:

●	Disruptive High Velocity Therapy technology supported by a compelling body of clinical and economic evidence;
●	Expanded FDA indications we received for our next generation HVT 2.0 platform, enabling use in multiple settings of care, and anticipated higher average selling prices as a result;
●	Deep expertise in the area of closed loop control, the first example of which is our OAM;
●	New FDA clearances and/or approvals for our product pipeline, including the HVT 2.0 version of the OAM;
●	A recurring revenue model with historically high visibility on our disposables utilization across a robust global installed base;
●	Dedicated respiratory sales forces in the United States and in select international markets, which we expect to extend to other growing international markets;
●	Experienced international distributors;

●	A comprehensive approach to market development with established clinical and digital marketing teams;
●	A robust and growing intellectual property portfolio; and
●	An experienced senior management team and board members with deep industry practice.

Overview of High Velocity Therapy Technology

High Velocity Therapy technology delivers heated, humidified and oxygenated air at a high velocity through a small-bore nasal interface to treat patients of all ages suffering from respiratory distress. Our High Velocity Therapy systems, which use High Velocity Therapy technology, can treat nearly all patients in respiratory distress who would not otherwise require mechanical ventilation, regardless of whether they are in need of an oxygen-based therapy or NiPPV. There is a subset of patients who will require NiPPV that we might otherwise have been able to treat, but for their absence of a respiratory drive, need for Continuous Positive Airway Pressure (CPAP), or the inability to breathe on their own.

Patient groups that can be treated with High Velocity Therapy. These include patients suffering from a wide range of respiratory distress acuity levels, including most of those traditionally treated by NiPPV.

High Velocity Therapy is typically a de-escalation therapy, which means it is appropriate to start at higher flows of gas. Breathing while on High Velocity Therapy technology helps patients to breathe more comfortably. In comparison to NiPPV, we believe that our technology improves patient comfort and compliance due to the delivery of breathing gases through a small-bore nasal interface that does not completely cover the patient’s nose and mouth. While using our High Velocity Therapy products, patients can eat and drink, talk with their caregivers and loved ones, and in some cases where important to the patient’s rehabilitation, remain ambulatory. For parents with infants in the neonatal intensive care unit, or NICU, our products allow more direct skin-to-skin contact between parents and their babies which has been shown to improve cardiorespiratory and temperature stability, sleep organization and duration of quiet sleep, neurodevelopmental outcomes, breastfeeding and modulation of pain responses in published clinical literature.

NiPPV	High Velocity Therapy

High Velocity Therapy Mechanism of Action

The key to High Velocity Therapy technology is the ability to deliver conditioned breathing gases to patients in respiratory distress at a sufficient velocity to flush out the anatomical dead space (the volume of gas contained in the nasal cavity and back of the throat) between breaths when the patient’s respiratory rate is elevated. As patients inhale this properly humidified, oxygen rich and carbon dioxide depleted medical gas, the work of breathing is reduced. Similar to the effect seen with water flowing from a garden hose, narrowing of the opening leads to dramatic increases in water velocity and turbulent kinetic energy exiting the hose or, in the case of High Velocity Therapy technology, gas exiting the cannula. The High Velocity Therapy systems’ high-velocity delivery of breathing gases through a small-bore adult cannula results in an approximately four-fold increase in velocity as compared to the same flow from the large-bore adult cannula of conventional heated humidified high flow oxygen devices. This increased velocity promotes turbulent flush of the airway, even for patients breathing very rapidly.

The high velocity breathing gases delivered by High Velocity Therapy systems both actively clear the air out of the anatomical dead space through the mouth and nose and also replace air containing carbon dioxide from the lungs with freshly oxygenated air.

Diagram depicting the ability of high velocity air to displace dead air in the nasal cavities and the back of the throat.

Increasing the flow rate of unhumidified air would typically present challenges to the upper airway structures which are responsible for both heating and humidifying the inhaled gas prior to reaching the lungs. The increased air flow has the potential to cause drying and damage to the mucosa, which in turn could lead to complications such as increased infection rates. Breathing gases provided by our High Velocity Therapy products are temperature controlled and humidified both for patient comfort as well as to protect the integrity of the airway. This is accomplished by a proprietary vapor transfer cartridge, or VTC, containing water-vapor-permeable hollow fibers that provide a high surface area allowing air to become saturated with water vapor at body temperature. The result is a very fine, molecular water vapor that is energetically stable.

An important factor in providing temperature-controlled humidified gas to patients is ensuring that the intended temperature and humidity are maintained as the air travels from the device to the patient. Our High Velocity Therapy products accomplish this by using a proprietary multi-lumen water-jacketed delivery tube which maintains the gas at a constant temperature throughout the length of the delivery tube. This design, coupled with the very fine, molecular water vapor generated by our proprietary VTC, is designed to prevent water from condensing in the delivery tube and to reduce the risk of having liquid water introduced into the patient’s airway. Other conventional humidified high flow oxygen delivery device manufacturers create humidified breathing gases by heating a bulk volume of water to create steam, which is then transferred to patients through electrically heated concentric wires. This results in the breathing gases passing through areas of uneven heating, including areas of excess heat which could be dangerous to the patient as well as cooler areas where condensation, or rainout, occurs. Delivery of liquid water rainout into the nose of the patient is both uncomfortable and potentially harmful. The High Velocity Therapy systems’ triple-lumen delivery tube has been shown in a study we sponsored to provide excellent control of rainout of condensation as compared to the humidified breathing gas systems with the heated wire.

The oxygen content of the gas and its flow rate can be precisely regulated by the High Velocity Therapy systems using a simple, intuitive single-dial interface. Connections to air and oxygen are through standard wall connectors or via standard oxygen and air tanks typically available in hospitals. The High Velocity Therapy systems make use of industry-standard, user-replaceable oxygen sensors to measure oxygen concentrations. Our HVT 2.0 system has a permanent oxygen sensor.

Benefits of High Velocity Therapy

We believe our High Velocity Therapy technology addresses the key limitations of existing respiratory distress treatment options and provides the following principal benefits to hospitals, patients and providers:

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Meaningful improvement in patient comfort and compliance. Our proprietary High Velocity Therapy technology is an innovative solution that provides non-invasive ventilatory support and enhances patient comfort and compliance when compared to NiPPV, for spontaneously breathing patients. According to a third-party clinical study published in the November 2007 issue of Respiratory Care, approximately 30% of patients are intolerant of NiPPV masks. The tight-fitting and difficult to seal masks can cause patient discomfort, anxiety and complicate the care required to support patients. In a Company-sponsored, randomized clinical trial, physicians reported a higher median score for High Velocity Therapy technology than NiPPV for patient comfort, ease of use, clinical response and need for monitoring, which we believe is due to properly conditioned medical gases being delivered through a small-bore nasal interface that does not completely cover the patient’s nose and mouth. While using our products, patients can eat and drink, talk with their caregivers and loved ones, take oral medications and may remain ambulatory. For parents with infants in the NICU, our product allows more direct skin-to-skin contact between the parents and their babies.

●

Reduced risk of pressure ventilation related side effects. In addition to improving overall patient comfort and ability to communicate, we believe our High Velocity Therapy systems address other negative side effects caused by pressure ventilation and tight-fitting masks. These potential side effects include facial skin pressure ulcers, lung injury, claustrophobia, patient anxiety and risk of vomiting and aspiration.

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Facilitation of patient admissions to lower intensity, lower cost and less capacity-constrained care settings. As we believe our High Velocity Therapy systems are more easily tolerated by patients, the monitoring requirements may be lower, which may increase the likelihood that a patient can be admitted to a general care floor, step-down unit or discharged home from the ED. Patients who are placed on NiPPV in an ED are often admitted to an ICU. In comparison, in a multicenter utilization study we sponsored that included 128 patients with respiratory distress treated in emergency rooms with High Velocity Therapy technology, the physicians’ perception was that 54% of the patients could be transferred to general care floors as opposed to being admitted to the ICU. An independent third-party study published in the August 2020 issue of the Journal of the American Medical Association Network determined that the average cost for a stay in the ICU in the United States was $21,547 per week. To the extent our products are able to reduce the number of patients requiring transfer to the ICU, these treatment costs can be reduced.

●

Clinician workflow benefits, including easier administration and reduced patient monitoring. As the patient monitoring requirements may be lower than NiPPV, our High Velocity Therapy systems may improve clinician and hospital workflow. Additionally, unlike conventional humidified high flow oxygen delivery devices, our High Velocity Therapy systems can be connected directly to standard nurse call systems found in most hospitals. Connecting to the nurse call systems allows the nursing staff to be immediately alerted to alarms indicating that the patient may not be obtaining optimal therapy. Our High Velocity Therapy systems can also be connected to an electronic medical record, or EMR, system to record the delivered flow rate, temperature, and percent oxygen. These accessories help reduce the time clinicians need to spend with a single patient and enable them to have more time to see other patients.

We believe we can be equivalent to NiPPV as the standard of care for treating respiratory distress patients who require non-invasive ventilatory support and who are capable of spontaneously breathing. The table below highlights the key advantages of High Velocity Therapy technology over NiPPV.

Advantages of High Velocity Therapy over NiPPV

Patients	●	Potential opportunity for reduced patient monitoring
	●	Mask-free
	●	Facilitates ability to eat, drink, talk, participate in care and take oral medications
	●	Enhanced patient comfort
	●	Facilitates skin-to-skin care (“kangaroo care” for infants)

Clinicians	●	Fewer adverse side effects
	●	Improved workflow
	●	Potential opportunity for reduced patient monitoring

Hospitals	●	Potential to reduce ICU admission rate
	●	Improved workflow
	●	Lower capital investment

Overview and Benefits of our Oxygen Assist Module (available Internationally)

Our Oxygen Assist Module is a module designed for use with most versions of our Precision Flow systems, and is designed to help clinicians maintain oxygen levels within a tight SpO2 range. The Oxygen Assist Module adjusts delivered FiO2 in response to SpO2 readings captured by a standard pulse oximetry probe. In late 2020, we launched our Precision Flow Oxygen Assist Module in select international markets and in the future we plan to seek FDA approval for the HVT 2.0 version of this technology in the United States.

We believe our Oxygen Assist Module has the potential to address the key limitations of utilizing manual control to maintain oxygen levels, particularly in neonates or infectious diseases such as COVID-19, within a tight SpO2 range, and provides the following principal benefits to hospitals, patients and providers:

●	Allows reliable realization of SpO2 target;

●	Assists staff in maintaining targeted SpO2 range, including during stress, movement and, with neonates, feeding;

●	May allow clinicians to spend more time with patients and parents and less time changing settings;

●	Allows for further evaluation of consequences of selected SpO2 targeted range, including clinical indications, outcomes, and workflow improvement; and

●	Allows for the use of the Precision Flow system to provide respiratory support and its attendant benefits, including facilitation of cuddling and kangaroo care with neonates.

The Oxygen Assist Module is not an SpO2 monitor and does not eliminate the need for separate and independent patient monitoring.

Our Product Portfolio

High Velocity Therapy Family

We currently offer four versions of our High Velocity Therapy systems: HVT 2.0, Precision Flow Hi-VNI, Precision Flow Plus, and Precision Flow Classic. Our High Velocity Therapy systems include a capital unit, a single-use disposable and a nasal interface. The capital unit contains all the electronic components and the input gas controls that enable the delivery of breathing gas at a precise level of oxygenation at flow rates, controlled by the operator, ranging from 1 to 45 liters per minute. All of our High Velocity Therapy systems are integrated systems that provide precise user control of temperature, air flow and percentage oxygen through a simple one-button interface. Setup time, including warm-up time, for all of our High Velocity Therapy systems is less than five minutes and alarms are incorporated into the system to alert the operator to disruption of respiratory support. All four versions are also mounted on a roll stand pole for easy transfer, use and visualization of the displayed settings. All four versions are easy to set up and require little support to operate beyond changing sterile inhalation water bags as needed. We are actively developing our home based device at our Technology Center in Singapore which uses our High Velocity Therapy technology.

The Precision Flow Hi-VNI system was fully launched in February 2019. When compared to the Precision Flow Plus, which was launched in April 2017, the Precision Flow Hi-VNI system includes incremental hardware and software updates to improve the reliability and ease of manufacture and to comply with the Electromagnetic Compatibility or EMC 4th Edition requirements for medical devices. The primary change was to limit the maximum temperature to 39 degrees Celsius. As with the Precision Flow Plus, the Precision Flow Hi-VNI system offers connectivity to a hospital’s nurse call system to alert the staff to disruption of the patient’s respiratory support and/or to most hospitals’ EMR systems to record the user selected and current delivered flow rate, temperature, percent oxygen, and the status of the supply gas connections and water supply as well as any fault codes.

We received 510k clearance of our next generation HVT 2.0 High Velocity Therapy system from the FDA in 2021, transitioned to full market release in August 2022, and received clearance for expanded respiratory distress indications in December 2022. The HVT 2.0 represents the next generation of High Velocity Therapy. The system retains the core competencies of the current Precision Flow platform and, with an internal blower, is designed to eliminate the need for compressed wall air. With a variable oxygen connection (tank, wall or concentrator) the HVT 2.0 system is designed to support patients wherever they need respiratory support in the hospital setting. A large intuitive display with touchscreen operation, on screen troubleshooting guidance, and a fully assembled disposable are intended to minimize clinician time spent on operating the equipment so they can focus on their patient.

The single-use, disposable component of our High Velocity Therapy systems has two parts: (1) the disposable patient circuit, or DPC, which includes all of the components that generate the temperature-controlled humidified breathing gas, including the VTC and (2) the multi-lumen delivery tube which ensures the heated, humidified gas is delivered from the DPC to the patient at constant temperature and humidification level. We also sell a series of small-bore nasal interfaces and adapters. The interfaces we offer come in a variety of sizes, ranging from premature infants to adults, allowing clinicians to select an interface that blocks less than half of the external opening of each nostril, thereby maximizing the technology’s ability to flush the anatomical dead space.

Companion Products and Enhancements

We sell companion products that facilitate clinical use and enable rapidly growing market acceptance and expansion. These products include (i) the Vapotherm Transfer Unit 2.0, which allows patients to be transferred between care areas within the hospital or ambulate while on therapy, (ii) the Q50 compressor, which provides a compact, relatively low noise, low cost source of compressed air necessary to run the Precision Flow systems in areas of the hospital without access to a wall gas source, (iii) the aerosol adaptor, which is designed to facilitate delivery of aerosolized solutions, (iv) an aerosol disposable patient circuit that is designed to streamline both continuous and intermittent delivery of aerosol solutions for patients on High Velocity Therapy, and (v) a tracheostomy adaptor that simplifies the connection of the High Velocity Therapy systems to a tracheostomy collar used to wean patients off mechanical ventilation. Specialized disposable products also enable the delivery of specialized nitric oxide. We also sell a new lightweight ProSoft cannula that is designed to provide gentle contact with the skin.

In addition, we have product enhancement projects ongoing at any point in time. These enhancements incorporate customer feedback with the goal of improving the patient and caregiver experience.

Clinical Results and Studies and Economic Data

We have a compelling body of clinical studies and economic data that supports the use of High Velocity Therapy technology for treating respiratory distress and providing non-invasive ventilatory support. Maintaining an ongoing cadence of clinical study and economic data publications is an important component of our strategy, including both Vapotherm-sponsored research and providing grants for investigator-initiated research.

High Velocity Therapy Compared to NiPPV

A significant body of clinical studies across multiple spontaneously-breathing patient populations has validated High Velocity Therapy technology as a safe and effective alternative to NiPPV, for spontaneously breathing patients. High Velocity Therapy is a specialized form of high flow oxygen therapy and uses a specialized small bore nasal cannula which creates higher velocity gas and supports ventilation. In the adult population, we sponsored a 204 patient (100 NiPPV patients and 104 High Velocity Therapy technology patients), multisite randomized controlled trial in the ED, which was published in the July 2018 issue of Annals of Emergency Medicine. Patients in respiratory distress were recruited with the need for non-invasive ventilatory support in the ED. The primary outcome measure was therapy failure requiring intubation, the insertion of a plastic tube into the trachea to maintain an open airway for mechanical ventilation, within 72 hours of initiation or a clinical decision to cross-over to the alternative therapy. This study concluded that high velocity nasal insufflation delivered with High Velocity Therapy technology is non-inferior to NiPPV in preventing patients from being intubated and receiving mechanical ventilation.

The following chart conveys the rates of failure resulting in intubation for those randomized to High Velocity Therapy technology and NiPPV. There was no statistically significant difference between the two.

Rate of intubation in a 204-patient, multicenter randomized clinical trial of ED patients with respiratory distress.

Rate of Intubation

*High Velocity Therapy does not provide the total ventilatory requirements of patients. For spontaneously breathing patients only.

The clinicians involved in the trial were asked for their perception of the various therapies. The clinicians reported a higher median score for High Velocity Therapy technology than NiPPV for patient comfort, ease of use, clinical response and need for monitoring. The clinicians reported the same median score for High Velocity Therapy technology and NiPPV for technical/clinical complexity. The authors also concluded that patients treated with High Velocity Therapy technology can more easily communicate, receive oral medications, and eat without interruption of therapy, which are limitations of NiPPV.

Median clinicians’ perception of High Velocity Therapy to NiPPV; scale of 1 to 5 where 5 represents the best score

In February 2018, the NEJM Journal Watch, which reviews and summarizes medical research studies across 12 specialties, concluded after reviewing our Company-sponsored ED study described above that High Velocity Therapy technology is easier to set up than NiPPV. Further, the NEJM Journal Watch noted that High Velocity Therapy technology has the potential to replace NiPPV in EDs, ICUs and ambulances.

A subgroup analysis of these data was published in Heart and Lung in April 2020 looking at the effectiveness of High Velocity Therapy technology specifically in the 65 patients among the 204 in this study that were diagnosed with significant hypercapnia. The ability of High Velocity Therapy technology to adequately provide ventilatory support is particularly important in this population. This subgroup analysis showed that 6% of the High Velocity Therapy technology patients and 16% of the NiPPV patients required intubation within the first 72 hours of care after admission, with comparable ability to reduce carbon dioxide levels over time. The subgroup analysis concluded that High Velocity Therapy technology provided ventilatory support similar to NiPPV in patients presenting with hypercapnic respiratory distress. Another sub-group analysis of these data was published in the American Journal of Emergency Medicine in April 2020 looking at the effectiveness of High Velocity Therapy technology specifically in the 42 patients from the primary ED study who presented with decompensated heart failure. This subgroup analysis demonstrated comparable results between High Velocity Therapy technology and NiPPV. The results from these subgroup analyses may be valued by ED physicians who need to make treatment decisions before knowing the patient diagnosis.

More recently, Plotnikow, et.al., published important data in Critical Care Explorations describing the management of acute hypercapnic respiratory failure. (This was independent work, not funded by Vapotherm.) This is the type of respiratory failure experienced by COPD and asthma patients in which there is a build-up of dangerous levels of carbon dioxide. Their stated objective was to “evaluate the effect of high-flow oxygen implementation on the respiratory rate as a first-line ventilation support in chronic obstructive pulmonary disease patients with acute hypercapnic respiratory failure.” This study evaluated 40 patients in 5 different intensive care units. They found statistically significant improvement in respiratory rate within 1-hour, and a significant reduction in blood carbon dioxide levels. The blood pH also improved from 7.32 to 7.36 (p<0.001) within this first hour. This led them to conclude “high-velocity nasal insufflation was an effective tool for reducing respiratory rate in these chronic obstructive pulmonary disease patients with acute hypercapnic respiratory failure.”

Significantly, the authors also evaluated the effect of High Velocity Therapy on clinical signs of increased work of breathing associated with ventilatory failure. Within the first hour of institution of High Velocity Therapy, breathing rates improved (29 v 21 Breaths/min, p<0.001), and the proportion of patients who showed clinical signs of respiratory distress improved by multiple measurement (accessory muscle use declined; 9% v 3%, p<0.001, thoracoabdominal asynchrony declined; 35% to 7%, p<0.001), and such changes persisted at 24 hours. These data further demonstrate the ability of High Velocity Therapy to meaningfully support ventilation in patients needing such support.

The largest study to date - including the most critically ill patients - demonstrated High Velocity Therapy performed similarly (statistically non-inferior) to NiPPV for relieving dyspnea and improving blood gas parameters in patients with moderate to severe exacerbations of COPD. While both therapies were effective, patients again reported statistically superior comfort on High Velocity Therapy. This study focused on patients with moderate to severe acute exacerbations of COPD in the Emergency Department and was completed in 2023. The data was presented at the Critical Care Congress of the Society for Critical Care Medicine in Jan 2024. The full manuscript has been submitted for publication. This study evaluated 68 patients who were critically ill with blood carbon dioxide levels over 60 mmHg and blood pH levels of 7.30-7.35. Patients were treated with either NiPPV or High Velocity Therapy and all other care as normal for the facility. As measured over the next 4 hours, patients treated with High Velocity Therapy experienced similar improvement in blood carbon dioxide levels, blood pH levels, respiration rate and heart rate. The major difference was that patients rated their improvement in total discomfort superior at time points after initiation. The authors conclude that high velocity therapy is a “reasonable alternative for clinicians” to NiPPV for these critically ill patients and may lead to reduced rates of intubation for patients unable to tolerate NIPPV.

High Velocity Therapy works by washing out the upper airways of carbon dioxide rich air and exchanging it with oxygen rich air in between each breath. This results in reduced work of breathing, meaning that the body does not have to dedicate as much energy simply to breathing. This has potential application for assisting in rehabilitation and recovery when exercise may push the limits of an individual’s metabolic capacity. Vapotherm sponsored a study with results expected to be published in 2024, evaluating the impact of recovering athletes after maximal capacity exercise using High Velocity Therapy compared to without. Recovering with High Velocity Therapy led to lower total blood lactate levels and faster normalization of respiratory rate. These data may inform clinicians about the value of reducing work of breathing in patients involved in rehabilitation. There may also be an application for elite athletic training.

Pediatric Data

High Velocity Therapy technology was observed in a third-party study published in the May 2013 issue of the Journal of Pediatrics to have similar efficacy when compared to nCPAP in a randomized controlled trial of premature infants who were receiving non-invasive ventilatory support after being removed from intubation, or extubation. nCPAP is the standard non-invasive therapy for management of respiratory distress in neonates in the NICU. nCPAP is administered using a tight-fitting nasal plugging cannula and delivers pressure to the lungs. It is efficacious, but it is also associated with trauma to the face of the baby, pressure and volume-related complications to the chest, and limitation of access to both parents and caregivers to maintain close contact with the newborns. High Velocity Therapy technology produced similar rates of extubation failure as the standard of care nCPAP, and significantly reduced nasal trauma.

Additionally, High Velocity Therapy technology was observed in a third-party study published in the May 2016 issue of JAMA Pediatrics to be non-inferior to NiPPV as a primary respiratory support therapy in a randomized controlled clinical trial of premature newborn infants with respiratory distress syndrome. In this trial, 316 infants were randomized to High Velocity Therapy technology or NiPPV. The primary outcome of the trial was the number of patients who required intubation and mechanical ventilation within 72 hours, and there was no significant difference seen between High Velocity Therapy technology and NiPPV. No significant differences in other measures such as the length of time on respiratory therapy, infection rates or other prematurity-associated complications such as bronchopulmonary dysplasia, a disease in newborns caused by destruction of lung tissue, were reported.

The results from an independent clinical trial of High Velocity Therapy technology versus NiPPV in 76 preterm infants published in the May 2015 issue of Pediatric Pulmonology similarly suggest that High Velocity Therapy technology is non-inferior to NiPPV. These trials support the use of High Velocity Therapy technology as an alternative to nCPAP and NiPPV for primary and post-extubation support of neonates in respiratory distress.

The SHINE study, published in the New England Journal of Medicine, compared High Velocity Therapy to standard care for preoxygenation of neonates undergoing endotracheal intubation. Here, 50% of first-attempt intubations were successful with high velocity therapy compared to 31.5% with standard care. Desaturation in high velocity therapy treated neonates occurred at a lower percentage with a longer mean time to desaturation (44.3 and 35.5 s, respectively). These results suggest High Velocity Therapy improves intubation success with lowered risk of adverse events and these data suggest that neonates, infants, and children likely benefit from preoxygenation with High Velocity Therapy before intubation.

In addition to the value seen in the neonatal ICU, High Velocity Therapy was evaluated in a study by Hector Rojas-Anaya and colleagues where they presented data at the annual meeting of the European Respiratory Society in 2023 studying children with acute asthma exacerbations. The children treated using High Velocity Therapy were clinically ready for discharge faster than those treated with standard oxygen therapy.

Oxygen Assist Module Prototype Study

Our Oxygen Assist Module (OAM) helps clinicians maintain oxygen levels within a target range by simplifying and automating adjustments to most versions of our High Velocity Therapy systems’ delivery of oxygenated breathing gases. It is critical that the oxygen level for neonates be tightly controlled because too little oxygen can cause multi-organ failure and too much oxygen can damage their lungs and retinas, leading to permanent injury. The adjustments made by the OAM are based on the module’s continuous readings of a patient’s oxygen from a standard pulse oximetry probe. In November 2018, the Archives of Disease in Childhood: Fetal & Neonatal edition published the results of our sponsored prospective, two-center, order-randomized cross-over study performed at two NICUs in the United Kingdom, designed to evaluate the performance of a prototype of our Oxygen Assist Module technology as a module to our Precision Flow Plus system. The Oxygen Assist Module is referred to in the study as the IntellO2.

The target SpO2 range set in this study was 90-95% in preterm babies being supported by High Velocity Therapy technology. Babies were randomized to receive 24 hours of either manual control or automatic control using the Oxygen Assist Module. After the first 24 hours, the babies were crossed over to the alternative therapy for another 24 hours. The primary outcome measure was percent of time spent within the target SpO2 range. Secondary outcomes included the overall proportion and durations of SpO2 within specified hyperoxemic and hypoxemic ranges, and the characteristics of the times within and outside SpO2 target range. Data were analyzed from 30 preterm infants with median gestation at birth of 26 (24–27) weeks, age during the study of 29 (18–53) days and study weight 1080 (959–1443) g.

When using the Oxygen Assist Module, babies were kept within the target oxygenation levels significantly greater proportion of the time than during manual control alone and required significantly fewer manual adjustments to the equipment. The median target SpO2 range was achieved 80% of the time on automated (Oxygen Assist Module) control compared with 49% under manual control. In addition to the greater proportion of time in the target range, there were also fewer episodes of transient severe hypoxemia (defined as SpO2 below 80% lasting at least 60 seconds) under automated control compared with manual control.

The chart below depicts a composite SpO2 histogram of all patient data (n=30) with paired bars as automated control (white) and manual control (black). The frequency of SpO2 values denotes the proportion of total time (%) spent at each SpO2, with aggregated SpO2 values <80%. The target SpO2 range for babies receiving oxygen (90%–95%) is illustrated in the blue outlines. The chart is based on graphic found in the aforementioned publication.

This data was validated and expanded in 2023 in a similar study by Nair and colleagues also in the Archives of Disease in Childhood: Fetal & Neonatal edition, where they showed similar benefit of the OAM for premature neonates when the device was used throughout their time in the NICU. The first pilot study of the OAM in the USA was concluded in October 2023 with no adverse events, and results will be published in 2024 (summary available on clinicaltrials.gov).

Economic Cost Savings Data

An independent third-party study published in the August 2020 issue of the Journal of the American Medical Association Network estimated that the average cost for time in the ICU in the United States was $21,547 per week. To the extent our products are able to reduce the number of patients requiring transfer to the ICU, these treatment costs can be reduced. Treatment of patients with High Velocity Therapy technology can impact admission and placement of patients in two ways. First, High Velocity Therapy is initiated quickly, and at maximal settings allowing for early intervention and treatment. By contrast, patients treated with NiPPV often have to be started on low settings to acclimate, and then have pressures raised until a therapeutic level is found. The patient’s disease process can progress during this time. Second, High Velocity Therapy is less complex and therefore less staff resource intensive, which may allow for patients to be safely treated in a wider range of care areas. In a multicenter utilization study we sponsored, published in the Winter 2015 issue of Respiratory Therapy, of the 128 patients with respiratory distress treated in emergency rooms with High Velocity Therapy technology, treating physicians perceived that 54% of patients could be admitted to the general care floor, as opposed to the ICU which is typically more capacity constrained and costly than general care wards.

There is cost benefit to avoiding mechanical ventilation even when the patient still requires care in the ICU. A study from 2019 showed that in industrialized countries, mechanical ventilation increased ICU cost by an average of 26% (range 5-52%). In the Doshi, et. el., study of ED patients with respiratory distress, fewer patients treated with High Velocity Therapy required intubation and mechanical ventilation compared to those treated with NiPPV (difference not statistically significant). Studies have shown that reducing the duration of mechanical ventilation days is an important element in reducing the potential for ventilator-associated consequences, including pneumonia, a life-threatening complication associated with mechanical ventilation. One role LTACHs play is to help wean patients from their dependence on mechanical ventilation. Gaylord Hospital, a LTACH, presented at the 2017 National Association of Long Term Hospital conference that their adoption of High Velocity Therapy technology helped them achieve an average reduction of four days of mechanical ventilation per patient, yielding an annual average cost savings for that facility of $394,000 between 2012 and 2015.

The portability of our HVT 2.0 platform may provide a hospital with additional cost reduction opportunities. It is well documented that ambulation plays an important role in liberation from mechanical ventilation, and ambulation is a key goal for rehabilitation of almost all patients. In 2015 Bognar and colleagues published a financial model of early mobility programs and annual cost-of-care savings for a hospital with 1,000 yearly ICU admissions, with an early mobility program is approximately $927,000 due to a reduction of ICU days and length of stay. They also note that hospital readmissions rates are reduced through an early mobility program, which creates an additional $93,000 savings a year. The newer design features of our HVT 2.0 platform and the data described in this report highlighting the role of High Velocity Therapy in improving recovery after exercise may further contribute to decreased mechanical ventilation and ICU time for a variety of patients.

Sales and Marketing

As of December 31, 2023, our sales organization consisted of 46 full time employees serving our U.S. market across 30 sales territories and 26 full time employees serving international markets, 13 of whom serve our direct international markets. In 2023, 74.3% of our revenue was derived in the United States and 25.7% was derived outside the United States. No single customer accounted for more than 10% of our revenue.

Commercial Activities Within the United States

We work to grow the sales of our disposable products by increasing the utilization and installed base of our High Velocity Therapy systems. We utilize a direct sales organization in the United States that leverages numerous call points within the hospital, including physicians, respiratory therapists and nurses. Our sales team is focused on building relationships with clinicians across care settings, including EDs and adult, pediatric and neonatal ICUs, enabling our products to follow patients through the care continuum. We offer different options to our hospital customers for acquiring capital units, including direct purchase with payment in full at the time of purchase, rentals, and placements for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products.

We have structured our sales and clinical team with specialized roles to sell our High Velocity Therapy systems and single-use disposables, while delivering customer support and medical education on an ongoing basis. Our field representatives are responsible for identifying key customer prospects, educating them on the value of our High Velocity Therapy technology, gaining their commitment for acquiring and utilizing our capital units.

Our clinical managers enhance the experience for customers and help facilitate adoption and utilization. We established a medical education department that develops and delivers physician-to-physician, Company-sponsored education events, and sponsors continuing medical education programs focused on addressing respiratory distress.

Our customer service and technical support team is responsible for addressing maintenance, repairs and general product and technical questions to help ensure uninterrupted patient treatments. We also use an inbound digital marketing campaign to drive leads and accelerate sales. We leverage the internet, social media, and email channels to increase brand awareness and educate customers. For example, we use our online Vapotherm Academy to train caregivers on High Velocity Therapy technology, which proved critical during the COVID-19 pandemic when we were not able to directly access many hospitals in the United States, United Kingdom, and around the world. Data and analytics drive our decision making and help us hone our messaging and strategies. Educated and interested potential customers convert to sales prospects on our website and all leads integrate with our CRM system.

Commercial Activities Outside of the United States

We conduct our international business in select international markets through direct sales organizations. We conduct our remaining international business through a distributor model, presently partnering with 39 distributors in 45 countries around the world as of December 31, 2023. We focus our efforts on our most established markets and ones we believe have the most potential to grow. We have directly employed or retained through professional employment organizations 7 individuals to support our direct sales markets and distributors in several of our key markets. As in the United States, our direct sales teams in the United Kingdom, Germany, Belgium and Spain, and our distributors around the world work to grow the sales of our disposable products by increasing the utilization and installed base of our High Velocity Therapy Systems. Our international sales and marketing efforts also encompass marketing of our Oxygen Assist Module in select countries. Our direct sales teams and our distributors work to offer different options to our hospital customers for acquiring capital units, including direct purchase with payment in full at the time of purchase, rentals, and placements for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. We offer the Oxygen Assist Module in select international markets on both sales and time-based subscription models. We leverage our digital marketing platform abroad to educate our international clinicians, focusing primarily in the United Kingdom. We continue to evaluate market opportunities outside of the United States for business expansion.

Reimbursement

Payment for patient care in the United States is generally made by third-party payors, including private insurers and government healthcare programs. The reimbursement from third-party payors for patients that require High Velocity Therapy technology is typically intended to cover the overall cost of treatment, including the cost of our devices used during the procedure as well as the overhead cost associated with the facility where the procedure is performed. We do not directly bill any third-party payors and receive payment from the hospital or providers for our devices or services.

Reimbursement for hospital services, including the cost of our devices, during an inpatient stay generally is made by the payor directly to the healthcare provider under a prospective payment system that is determined by a classification system known as Diagnosis Related Groups, or DRGs. A DRG is a statistical system of classifying any inpatient stay into groups for the purposes of payment using a number of factors including, among other things, the principal diagnosis, major procedures, discharge status, patient age and complicating secondary diagnoses. DRGs are used in both acute and chronic care settings and employed by both private insurers and government payors. Rather than paying the hospital or provider for what it spent caring for a patient, payors pay a fixed amount based on the patient’s DRG. Similar reimbursement methodologies that bundle the cost of our devices into a provider’s payment also exist for services provided to patients in the ED and out-patient settings.

Research and Development

Maintaining a strong cadence of new product introductions is an integral part of our strategy. In late 2020, we launched our Precision Flow Oxygen Assist Module in select international markets and in the future we plan to seek FDA approval for the HVT 2.0 version of this technology in the United States. We previously entered into an agreement with a third party for a perpetual, exclusive, world-wide license to certain intellectual property related to the Oxygen Assist Module for the delivery of non-invasive ventilatory support. Pursuant to the agreement, we began paying a royalty starting on the date of the first commercial sale of the Oxygen Assist Module, and will continue to pay royalties for a ten year term. We also license the pulse oximetry technology utilized with the Oxygen Assist Module from other manufacturers. During 2022, we established a Technology Center in Singapore to bring most of our research and development projects in-house, including development of our home based device, to help reduce the cost of external design firms and access Singaporean government grant funding.

Competition

The medical device industry is subject to rapid change from the introduction of new products and technologies and other activities of industry participants. We compete as a clinically validated alternative to NiPPV for treatment of patients who are suffering from respiratory distress.

As our products are capable of treating respiratory distress, including those suffering from low oxygen levels, as well as those who have historically required NiPPV because they were unable to flush retained carbon dioxide from their respiratory system, we consider our primary competition to be NiPPV manufacturers, including Philips Respironics. We also compete on a secondary basis with manufacturers of conventional heated humidified high flow oxygen delivery products, such as Fisher & Paykel Healthcare.

We believe that the primary competitive factors in the respiratory distress market are:

●	product efficacy and ability to prevent intubation;

●	product safety, reliability and durability;

●	product ease of use and patient comfort;

●	quality and volume of clinical evidence;

●	product support and service;

●	pricing and revenue strategies;

●	technological innovation;

●	effective marketing to and education of clinicians;

●	sales force experience and access; and

●	Company, product and brand recognition.

Other companies that offer treatments for respiratory distress against which we compete are larger businesses that have greater resources than we do. NiPPV is an established proven therapy and is currently better known to physicians, nurses and respiratory therapists, and it is currently considered the standard of care for treating patients with respiratory distress. However, we believe clinician awareness of High Velocity Therapy technology is increasing, particularly as a result of the COVID-19 pandemic.

Intellectual Property Portfolio

As of December 31, 2023, we held more than 136 issued patents and more than 43 patent applications, totaling an active patent portfolio of over 179 filings granted or pending, with expiration dates ranging from February 2021 through May 2042. These filings can be organized into four main categories representing our patent portfolio: Precision Flow, next generation system filings, Flow Rest, and various accessory technologies. In the United States, we hold 14 issued patents for the Precision Flow family, 11 for the Flow Rest family (a legacy device), 19 for the accessories (including the Oxygen Assist Module), and eight for our next generation technology. The Precision Flow patents are expected to expire between April 2023 and October 2041, the Flow Rest patents are expected to expire between November 2026 and December 2038, and the accessories patents are expected to expire between December 2031 and January 2042, with the next generation patents expected to expire between November 2033 and May 2040. Additionally, we have five pending U.S. patent applications directed to our next generation technologies, two pending U.S. patent applications directed to our Precision Flow systems technology, one pending U.S. patent application directed to our Flow Rest technology and 12 pending U.S. patent applications directed to accessories for the aforementioned technologies (including the Oxygen Assist Module). In addition, we have filed a provisional patent in the United States for our home based device and expect to file a non-provisional patent and international patent in the near future. We maintain a strategic international patent portfolio primarily in the European Union, Australia, Japan and China, with other counties pursued in select circumstances. Since 2016, we have maintained and executed on deliberate innovation areas designed to sustain the continued growth of our patent portfolio to protect our proprietary technology from competitor use.

As of December 31, 2023, we have at least 16 trademark registrations with the U.S. Patent and Trademark Office, at least 3 trademarks applications pending with the U.S. Patent and Trademark Office, at least 13 trademarks with common law rights, and a wide range of international protection of its trademarks with a focus of increasing brand awareness and market penetration globally.

Manufacturing and Supply

We manage all aspects of product supply through our operations teams based in Tijuana, Mexico and Exeter, New Hampshire. In the second half of 2022, we relocated substantially all of our manufacturing operations from our previously leased manufacturing facility in New Hampshire to a leased manufacturing facility in Tijuana, Mexico pursuant to our Manufacturing Service Agreement with TACNA Services, Inc. (“TACNA”), under which TACNA has provided a shared Mexican corporation through which the assembly and manufacture of our products take place in Mexico. This relocation was made in connection with our “path to profitability” plan to reduce the cost of labor and overhead incurred with the production of our products. We manufacture certain components of our High Velocity Therapy systems in-house, but primarily rely on third-party suppliers to source the majority of our High Velocity Therapy systems components. We outsource the assembly of a significant portion of our disposables products to a sole third-party contract manufacturer at its facility in Tijuana, Mexico and outsource all of the manufacturing of our Oxygen Assist Module to a sole manufacturer located in the United States. Outsourcing manufacturing of both components or finished goods, as applicable, reduces our need for capital investment and provides expertise and the capacity necessary to meet demand for our High Velocity Therapy systems and Oxygen Assist Module. We assess, qualify and select our suppliers with a view towards ensuring that our High Velocity Therapy systems and Oxygen Assist Module, and their components are safe and effective, adhere to all applicable regulations, are of the highest quality, and meet our supply needs. Our quality assurance process monitors and maintains supplier performance through qualification and periodic supplier reviews and audits against the requirements of the FDA, the International Organization for Standardization and our own policies and procedures.

Certain components used in our High Velocity Therapy systems, and in the case of our Oxygen Assist Module, the finished good itself, are supplied by single source suppliers. Our suppliers manufacture the components they produce for us and test our components and devices to our specifications. We intend to maintain sufficient levels of inventory to enable us to continue our operations while we obtain another supplier if one or more of our single source suppliers were to encounter a delay in supply or end supply.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in the EEA (which is comprised of the 28 Member States of the European Union plus Norway, Liechtenstein and Iceland) and other countries in which we conduct business. Our products are subject to regulation in the United States as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires FDA clearance of a 510(k) premarket notification, granting of a de novo request, or approval of an application for premarket approval, or PMA. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of regulatory controls needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance.

The 510(k) Process

Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, and for which a PMA is not required, a device that has been reclassified from Class III to Class II or Class I, or another commercially available device that was cleared through the 510(k) process. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.

After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) notification. If it is accepted for filing, the FDA begins a substantive review. By statute, the FDA is required to complete its review of a 510(k) notification within 90 days of receiving the 510(k) notification. As a practical matter, clearance often takes longer, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated under the FDCA as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the de novo process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo grant or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) (or a PMA) in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications today are accomplished by a manufacturer documenting the change in an internal letter-to-file. The FDA can review these letters to file during an inspection. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) clearance, de novo grant or PMA approval is obtained. In these circumstances, we may be subject to significant regulatory fines or penalties.

De Novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified under the FDCA into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012, or FDASIA, a medical device could be eligible for de novo classification only if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent to a legally marketed predicate device. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) notification, determines that the device is not low to moderate risk, or that general controls would be inadequate to control the risks and special controls cannot be developed. After a device receives de novo classification, any modification that could significantly affect its safety or efficacy, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, another de novo petition or even PMA approval.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB. The IRB is responsible for the initial and continuing review of the study and may pose additional requirements for the conduct of the study. If an IDE application is allowed to go into effect by the FDA and the study approved by the reviewing IRB(s), human clinical trials may begin at a specific number of investigational sites with a specific number of subjects as set forth in the study protocol. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate review from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and allowed to go into effect by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and extensive regulatory requirements may continue to apply. These include but are not limited to:

●	annual and updated establishment registration and device listing with the FDA;

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QSR requirements, which require manufacturers to follow stringent design, testing, control, documentation, complaint handling and other quality assurance procedures during all aspects of the design and manufacturing process;

●	advertising and promotion requirements;

●	restrictions on sale, distribution or use of a device;

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labeling and marketing regulations, which require that promotion is truthful, not misleading, and provides adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

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the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

●	clearance or approval of product modifications to legally marketed devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use;

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medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

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correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

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complying with the federal law and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

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the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations if there is a reasonable probability that the use of the device would cause a serious, adverse health consequence or death; and

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post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals, or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export or import approvals for our products; or

●	criminal prosecution.

Regulation of Medical Devices in the EEA

There is currently no premarket government review of medical devices in the EEA. However, all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC concerning medical devices, or the Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment, and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a Notified Body. Notified bodies are often separate entities and are authorized or licensed to perform such assessments by government authorities. The notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.

In order to demonstrate safety and efficacy for their medical devices, manufacturers must conduct clinical investigations in accordance with the requirements of Annex X to the Medical Devices Directive, and applicable European and International Organization for Standardization standards, as implemented or adopted in the EEA member states. Clinical trials for medical devices usually require the approval of an ethics review board and approval by or notification to the national regulatory authorities. Both regulators and ethics committees also require the submission of serious adverse event reports during a study and may request a copy of the final study report.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member State laws implementing them, in all EEA member States and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The Medical Devices Regulation took effect on May 26, 2021. The new regulations among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and

●	strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

We are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of:

●	design, development, manufacturing and testing;

●	product standards;

●	product safety;

●	product safety reporting;

●	marketing, sales and distribution;

●	packaging and storage requirements;

●	labeling requirements;

●	content and language of instructions for use;

●	clinical trials;

●	record keeping procedures;

●	advertising and promotion;

●	recalls and field corrective actions;

●	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

●	import and export restrictions;

●	tariff regulations, duties and tax requirements;

●	registration for reimbursement; and

●	necessity of testing performed in country by distributors for licensees.

The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

Pricing, Contracting and Reimbursement

We believe our products are priced consistent with their value. In order to obtain or maintain business in the competitive respiratory therapy market, however, we have historically had to offer various discounts directly to purchasers or indirectly to purchasers through group purchasing organizations (“GPOs”) or integrated delivery networks (“IDNs”), in accordance with applicable law. We have recently expanded the use of product discount offerings related to placed capital arrangements for our High Velocity Therapy systems. Such bundled discount offerings involve the placement of capital equipment for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. In addition, consistent with an increasing emphasis in the medical device and broader healthcare industry on payment based on value (so-called value-based pricing), we may enter into contracts with customers that guarantee performance of our High Velocity Therapy systems by refunding costs of disposables (or providing replacement disposables) used on patients if treatment does not achieve specific patient outcomes. In response to pressure from competition or customers, we may have to offer enhanced discounts or enter into additional value-based contracting arrangements, which may adversely affect our revenue.

Health insurance coverage and adequate reimbursement of our products (or services provided using our products) is critical to the success of our business. Sales of our products will depend, in part, on the extent to which our products (or services provided using our products) will be covered and adequately reimbursed by third-party payors, such as government-sponsored health programs and private health plans.

Our products are used in providing services and are often reimbursed by third-party payors as part of a global payment that covers all costs associated with providing that service. Healthcare providers that use our products may therefore be responsible for costs incurred in providing the service that exceed reimbursement. If our products are priced higher than competitor products, including products used to provide alternative treatments, and we are unable to demonstrate that our products are nonetheless cost-effective, we may encounter obstacles in obtaining or maintaining business.

Third-party payors are increasingly reducing reimbursements for clinical products and services. Within the United States and abroad, the containment of healthcare costs has become a priority of federal and state governments. Limits on reimbursement available from governmental or private third-party payors may reduce the demand for, or negatively affect the price of those products, and could significantly harm our business, results of operations, financial condition and cash flows.

Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, U.S. and foreign laws intended to prohibit or otherwise regulate activities that might result in fraud and abuse.

U.S. federal healthcare fraud and abuse laws generally apply to our activities because our products are covered under federal healthcare programs such as Medicare and Medicaid or, in some instances, private insurance. The principal U.S. federal healthcare fraud and abuse laws applicable to us and our activities include: (1) the Anti-Kickback Statute, which prohibits the knowing and willful offer, solicitation, payment or receipt of anything of value for patient referrals or the generation of business reimbursable by a federal health care program; (2) the False Claims Act, which prohibits the submission of false or otherwise improper claims for payment to a federally-funded healthcare program, including claims resulting from a violation of the Anti-Kickback Statute; and (3) healthcare fraud statutes that prohibit false statements and improper claims to any third-party payor. There are also similar state anti-kickback and false claims laws that apply to activities involving state-funded Medicaid and other healthcare programs as well as private third-party payors.

The Anti-Kickback Statute is particularly relevant because of its broad applicability. Specifically, the Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing anything of value, directly or indirectly, in exchange for, or to induce, either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Courts have interpreted the law to provide that a financial arrangement may violate this law if any one of the purposes of an arrangement is to encourage patient referrals or other federal healthcare program business, regardless of whether there are other legitimate purposes for the arrangement. Statutory exceptions and regulatory safe harbors protect certain interactions if specific requirements are met. Failure to satisfy an exception or safe harbor does not necessarily mean that the Anti-Kickback Statute is violated; rather, the government will consider relevant facts and circumstances to determine whether the requisite intent for a violation is present and whether there is a low risk of fraud, waste, or abuse. Many interactions in which we commonly engage, such as the provision of business meals to healthcare practitioners, could implicate the Anti-Kickback Statute and are not protected by an exception or safe harbor. If the government determines that these activities are abusive, we could be subject to enforcement action. Penalties for Anti-Kickback Statute violations may include both criminal penalties such as imprisonment and civil sanctions such as fines and possible exclusion from Medicare, Medicaid, and other federal health care programs. Exclusion would mean that our products were no longer eligible for reimbursement under federal healthcare programs.

Laws and regulations have also been enacted by the federal government and various states to regulate the sales and marketing practices of medical device and pharmaceutical manufacturers. The laws and regulations generally limit and monitor financial interactions between manufacturers and healthcare providers; require pharmaceutical and medical device companies to comply with voluntary compliance standards issued by industry associations and the relevant compliance guidance promulgated by the U.S. federal government; and/or require disclosure to the government and/or public of financial interactions (so-called “sunshine laws”).

The healthcare laws and regulations applicable to us, including those described above, contain ambiguous requirements and are subject to evolving interpretations and enforcement discretion. Manufacturers must adopt reasonable interpretations of requirements if there is ambiguity and those interpretations could be challenged. If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil financial penalties, including, for example, exclusion from participation as a supplier of product to beneficiaries covered by government payors. Any failure to comply with laws and regulations relating to reimbursement and healthcare goods and services could adversely affect our reputation, business, financial condition and cash flows.

To help ensure compliance with healthcare laws and regulations applicable to us, we have implemented a comprehensive compliance program based on the HHS Office of Inspector General’s Seven Fundamental Elements of an Effective Compliance Program. We adhere to, and the compliance program incorporates, standards consistent with voluntary compliance code standards adopted by the medical device industry to promote compliance with the federal Anti-Kickback Statute. Despite our compliance program, we cannot be certain that we have always operated in full compliance with all applicable healthcare laws.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU Directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals.

Data Privacy and Security Laws

We are, or in the future may, become subject to various U.S. federal and state as well as foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers.

Within the United States, our operations may be affected by the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, collectively, HIPAA, which impose obligations on certain “covered entities” (healthcare providers, health plans and healthcare clearinghouses) and certain of their “business associate” contractors with respect to safeguarding the privacy, security and transmission of individually identifiable health information (referred to as “Protected Health Information” or “PHI”). We are a business associate of HIPAA covered entities under some of our lines of business. In our business associate relationships, we must comply with applicable HIPAA requirements and the contractual terms of our business associate agreements with HIPAA covered entities. In addition, HIPAA may affect our interactions with customers who are covered entities or their business associates because HIPAA affects the ability of these entities to disclose PHI to us. Various states also have laws that regulate the privacy and security of personal information and so may affect our business operations. Most notably, in 2018, California passed into law the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020 and imposed many requirements on businesses that process the personal information of California residents. Many of the CCPA’s requirements are similar to those found in the European Union’s General Data Protection Regulation (2016/679), or GDPR, including requiring businesses to provide notice to data subjects regarding the information collected about them and how such information is used and shared, and providing data subjects the right to request access to such personal information and, in certain cases, request the erasure of such personal information. The CCPA also affords California residents the right to opt-out of “sales” of their personal information. The CCPA contains significant penalties for companies that violate its requirements. It also provides California residents a private right of action, including the ability to seek statutory damages, in the event of a data breach involving their data. In addition to California, many states have laws that impose fines on entities that experience a data breach involving certain types of personal data or that permit consumers to bring private actions against parties that experience a breach involving their data.

European Data Privacy and Data Security

In the European Union, we may be subject to laws relating to our collection, control, processing and other use of personal data (i.e., data relating to an identified or identifiable individual) because we process personal data of our employees, customers, vendors and other third parties based in the European Union in relation to the operation of our business.

In the European Union, the data privacy regime applicable to us includes the GDPR and the E-Privacy Directive 2002/58/EC (“EPD”). We depend on a number of third parties to provide our services, a number of which process personal data on our behalf and are therefore considered our processors under the GDPR. With each such provider we enter into contractual arrangements to ensure that they only process personal data according to our instructions, and that they have sufficient technical and organizational measures in place to safeguard the data. Where we transfer personal data outside the EEA, we do so in compliance with the relevant data export requirements. We take our data protection obligations seriously as any improper disclosure, particularly with regard to our customers’ sensitive personal data, could negatively impact our business and/or our reputation.

GDPR

The GDPR is directly applicable in each EU Member State, resulting in a more uniform application of data privacy laws across the European Union. However, the GDPR does allow each Member State to implement laws which supplement the GDPR, causing some variation between EU Member States (for example, in connection with processing employee personal data and processing personal data for scientific purposes). The GDPR also provides that EU Member States may separately introduce further conditions, including limitations, to the processing of genetic, biometric or health data, which could limit our ability to collect, use and share personal data, or could cause our compliance costs to increase, ultimately having an adverse impact on our business. We need to ensure compliance with the supplemental laws in each jurisdiction where we operate, either through having an establishment or through offering goods or services to, or monitoring the behavior of, data subjects located in such jurisdiction.

The GDPR imposes accountability obligations requiring controllers and processors to maintain a record of their data processing and policies. It requires us, as a controller of personal data, to be transparent and to disclose to data subjects (being the individuals to whom the personal data relates), in a concise, intelligible and easily accessible form, how their personal information is used by us. It also imposes limitations on our retention of information, introduces requirements to pseudonymize (i.e., key-code) data, introduces mandatory data breach notification requirements and sets certain standards for controllers to demonstrate that they have obtained valid consent for certain data processing activities.

The requirements also state that personal data may only be collected for specified, explicit and legitimate purposes which have a legal basis set out in the GDPR and may only be processed in a manner consistent with those purposes. Personal data must also be adequate, relevant, and not excessive in relation to the purposes for which it is collected and protected using appropriate technical and organizational measures. In addition, personal data must not be transferred outside of the EEA unless certain steps are taken to ensure an adequate level of protection. The GDPR also requires that the data not be kept for longer than necessary to achieve the purposes for which it was collected. To the extent that we process, control or otherwise use sensitive data relating to individuals (for example, individuals’ health or medical information, race or ethnicity), more stringent rules apply, limiting the circumstances and the manner in which we are legally permitted to process that data and transfer that data outside of the EEA. In particular, in order to process such data, an additional legal permission is required, such as explicit consent of the data subject to the processing.

Fines for non-compliance with the GDPR have the potential to be significant—the greater of EUR 20 million or 4% of our global annual revenue in the previous financial year.

EPD

The requirements laid down by the EPD are particularly relevant when we send electronic direct marketing to individuals in the EEA or when we use cookies or similar technologies on our websites with respect to individuals located in the EEA and will usually require us to obtain consent from such recipients to carry out these activities. Although all EEA Member State national laws stem from the EPD, the laws differ by jurisdiction, sometimes significantly. We need to ensure compliance with the laws in each jurisdiction where we operate.

The European Union is in the process of replacing the EPD with an E-Privacy Regulation which, unlike the EPD which needed to be transposed into the national law of EEA Member States, will be directly applicable in each EEA Member State. The text of the new Regulation has not yet been finalized nor has an implementation date been set. We will continue to monitor the progress of the new Regulation and make necessary modifications to our practices as and when required.

Healthcare Reform

The United States and some foreign jurisdictions are considering, or have enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

Laws Relating to Foreign Trade

We are subject to various federal and foreign laws that govern our international business practices. These laws include the U.S. Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies and their representatives from paying, offering to pay, promising, or authorizing the payment of anything of value to any foreign government official, government staff member, political party, or political candidate for the purposes of obtaining or retaining business, or to otherwise obtain favorable treatment or influence a person working in an official capacity. In many countries, the healthcare professionals we regularly interact with may meet the FCPA’s definition of a foreign government official. Additionally, interactions with or on the part of our vendors or other agents may also implicate the FCPA. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect their transactions and to devise and maintain an adequate system of internal accounting controls. Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents unique challenges in the medical device industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials.

Our international operations could also be subject to compliance with national laws of other countries, such as the United Kingdom Bribery Act of 2010, or the U.K. Bribery Act. The U.K. Bribery Act applies to any company “carrying on business” in the United Kingdom, irrespective of where the offending conduct occurs. The U.K. Bribery Act applies to bribery activities both in the public and private sector and prohibits the provision of an “advantage” intended to induce or reward “improper performance” of the recipient’s function. The failure by a company to prevent third parties from providing a bribe on its behalf could also constitute an offense. Penalties under the U.K. Bribery Act include potentially unlimited fines for companies and criminal sanctions for corporate officers under certain circumstances.

There are also trade laws within the United States and in other regions that regulate the sale, purchase, import, export, re-export, transfer and shipment of goods, currency, products, materials, services and technology. Violations of these laws can lead to serious consequences, including substantial fines.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Seasonality

We typically experience seasonality in our first and fourth quarters, although this seasonality was disrupted during the COVID-19 pandemic. We typically experience higher sales in the first quarter in direct correlation with the number of patients presenting with respiratory distress due to the severity of the flu season, especially in the Northern Hemisphere, and higher sales in the fourth quarter as a result of increased sales from hospitals nearing their fiscal year-end that have not fully utilized the funds allocated to purchases of our High Velocity Therapy systems. We believe that COVID-19 has become a permanent part of the respiratory landscape similar to the flu or respiratory syncytial virus. While there may be future COVID-19 surges, it is difficult to predict the timing and severity of a surge.

Information about our Executive Officers

The following table sets forth the name, age, and position of each of our executive officers as of February 22, 2024.

Name	Age	Title
Joseph Army	60	President, Chief Executive Officer, and Director
John Landry	51	Senior Vice President, Chief Financial Officer, and Treasurer
Brian Lawrence	54	Senior Vice President and Chief Technology Officer

Joseph Army has served as President, Chief Executive Officer and as a member of our board of directors since June 2012. Prior to joining Vapotherm, Mr. Army served as President and Chief Executive Officer of Salient Surgical Technologies, Inc. (formerly TissueLink Medical, Inc.), or Salient, since 2007. He first joined Salient in 1999 as Chief Financial Officer and Vice President of Finance. Prior to his time at Salient, he held various positions including Vice President of Finance and Supply Chain Operations for Westaim Biomedical from 1998 to 1999 and strategy consultant for Coopers & Lybrand LLP from 1991 to 1997. Mr. Army holds an MBA in finance from The Wharton School and a BA in history from the University of Rhode Island. He is certified in production and inventory management and is a certified public accountant (inactive status).

John Landry has served as Senior Vice President, Chief Financial Officer, and Treasurer since July 2020 and served previously as Vice President, Chief Financial Officer, Secretary and Treasurer since August 2012. Prior to joining Vapotherm, he held a number of leadership roles at Salient from 2004 to 2011, including VP Accounting & Controller and VP Global Business Development. Mr. Landry also served as Director of International Marketing at Medtronic Advanced Energy from 2011 to 2012, which acquired Salient in August 2011. Prior to his time at Salient, he served in various financial leadership roles at Bottomline Technologies from 2000 to 2004, Hussey Seating Company from 1997 to 2000 and Coopers & Lybrand LLP from 1994 to 1997. Mr. Landry currently serves on the board of directors of Liberate Medical, Inc. Mr. Landry graduated summa cum laude from Bentley College with a BS in Accountancy and is a certified public accountant (inactive status).

Brian Lawrence has served as our Senior Vice President and Chief Technology Officer since December 6, 2021. Prior to joining Vapotherm, Mr. Lawrence served as Chief Technology Officer & General Manager of Gravity Diagnostics, LLC, a diagnostics company, where he was responsible for technology and innovation programs across the company. Prior to joining Gravity Diagnostics, Mr. Lawrence served as Senior Vice President & Chief Technology Officer of Hillrom Holdings, Inc., a medical device company, from 2010 to 2021. While at Hillrom, Mr. Lawrence was responsible for global technology and innovation teams of over 800 employees in seven countries and an annual budget of $150 million. He led a digital transformation for the company and created a new SaaS business valued at over $100 million. Prior to that position, he served as Chief Technology Officer of Life Support Solutions, a division of GE Healthcare, where he was responsible for global engineering teams of over 400 employees across the US, Europe, and Asia with a budget of over $70 million annually. Mr. Lawrence holds a Doctor of Philosophy, Electrical Engineering, from the Center for Research and Education in Optics and Lasers, University of Central Florida, and a Master of Science, Electrical Engineering and a Bachelor of Science, Electrical Engineering from Massachusetts Institute of Technology.

Human Capital

Below are our core Guiding Principles which govern how we and our employees conduct business, prioritize, make decisions, and work with one another:

●	We Are A Team

●	We Hire, Develop & Retain The Very Best People In the Medical Technology Industry

●	Customers and their Patients Are Our Total Focus

●	We Have Clear, Direct and Respectful Communication With Everyone

●	We Make & Keep Commitments

●	We Deliver Consistently Superior Results Through Disciplined Planning & Execution

Recognizing the importance of our human capital, our Board of Directors, through the Compensation Committee, retains direct oversight of our human capital and oversees and reviews our culture and policies and strategies related to human capital management.

Employees

As of December 31, 2023, we had 207 employees and contractors, consisting of 182 full-time employees and contractors and 25 part-time employees and contractors. Of these 207 employees and contractors, 159 of them are located in the United States, 18 in the United Kingdom, 10 in Singapore, five in Germany, four in Mexico and four in Brazil. In addition, the Mexican corporation set up by TACNA employs 119 employees and contractors in Mexico. None of our domestic employees are subject to a collective bargaining agreement or represented by a trade or labor union. As of December 31, 2023, eight of our international team members are subject to a collective bargaining agreement, two of which are retained through professional employment organizations. We believe our relationship with our employees is good.

Our Culture

As part of our corporate culture, we encourage our employees to make decisions, think outside the box and operate with flexibility and speed. Through challenging assignments, our team members grow professionally. We seek to recognize and reward our teammates for their efforts by hosting social activities to help strengthen teams and allow for different departments to get together in a casual setting. We host all company monthly Town Hall Meetings where we share updates on our key initiatives, financial results and patient stories, and recognize employees for embodying our Guiding Principles. Our learning and development initiatives are targeted for leaders as they are the most important lever in engaging with and strengthening our teams. We’ve earned Business New Hampshire Magazine’s “Best Company to Work For” recognition every year through 2021 since the start of our involvement in the competition in 2016. Year after year, the top reasons stated by our people for why they enjoy working at Vapotherm is because of the people they work with, the patients that we serve and the autonomy they have in their roles.

Code of Business Conduct and Professional Culture Principles

As part of our Mission, we are committed to conducting all of our business in a law-abiding and principled fashion and maintaining a professional culture. Each employee agrees to follow our Code of Business Conduct. We also understand that guidance is most impactful when teams have ownership in its creation, and to that end, our employees have established Professional Culture Principles, which are three bedrock principles that are universally applicable and help set expectations across the team. Our Professional Culture Principles are:

To achieve our shared Mission, we …

Actively seek and provide feedback,

Count on one another to act with integrity,

Treat everyone with respect.

Recognizing that our Professional Culture Principles and Code of Business Conduct may not address every situation our employees may encounter, other resources exist to assist our employees, including our management team and Professional Conduct hotline.

Employee Engagement

We provide all employees with the opportunity to share their opinions and feedback through a culture survey that is typically performed twice per year. Results of the survey are measured and analyzed to enhance the employee experience, promote retention, drive change, and leverage the overall success of our organization. Programs we have implemented in response to these surveys include monthly “Listening Lunches” hosted by our Chief Executive Officer, our Bright Idea Program where we solicit new ideas from employees to streamline processes, improve workflow and/or reduce costs and a number of PTO benefit related enhancements. We also support two employee-led resource groups for women leaders and veterans. Another important way in which our teams engage is not just with each other but with our patients. We help to connect our team to our overall strategy and mission by sharing patient stories on a routine basis.

Employee Development and Training

We recognize that successful execution of our strategy is dependent on attracting, developing and retaining top talent in all areas of the business. In furtherance of our Guiding Principle to Hire, Develop & Retain The Very Best People In the Medical Technology Industry, we have an employee referral program to encourage our employees to help us to hire other talented individuals into the organization. We strive to hire the best fit for the role and for the team, and develop our existing employees in their current roles as well as preparing them for future roles within our company. On an annual basis, our Leadership Team participates in a talent review and succession planning exercise to identify organizational needs, development opportunities, and potential future leaders. This enables us to identify the resources and skill sets needed to meet our growth objectives. We perform quarterly employee evaluations and annual manager effectiveness evaluations where all team members provide input on how their leader is doing. We promote a continuous learning environment encouraging employees to attend relevant seminars and informational sessions and often refer tools for further development. We also offer monthly and yearly professional development opportunities to team members of all levels, including: Lounge & Learn series, Leadership Development series, Women’s Leadership Group, Communication Workshops, Mentorship Programs and New Leader Bootcamp.

Employee Safety, Health and Wellness

We are committed to maintaining a safe workplace and promoting the health and wellness of our employees. We have implemented multiple safety programs and regularly perform safety hazard evaluations within our manufacturing facility. With respect to health and wellness, we want our employees to be their best self and therefore provide them access to a variety of innovative, flexible and convenient health and wellness programs designed to support their physical and mental health. These include, among others, health savings and flexible spending accounts, flexible work schedules, work-from-home opportunities, family leave and care resources, an on-site gym, stress management sessions, and employee assistance programs, such as our Breathe Easy Fund, which supports employees and their families through times of hardship by the utilization of employee-raised funds.

Compensation and Benefits

We provide competitive compensation and benefits to attract and retain superior talent. In addition to salaries, our compensation and benefits, which vary by country/region, are in place as part of our “Pay for Performance” culture and can include annual bonuses, commission programs, stock-based compensation awards, employee stock purchase plan, a 401(k) plan with employee matching opportunities, tuition assistance, among many others. We believe in perpetuating an ownership culture throughout our organization. To that end, today approximately 67% of our team has equity in our Company that they either were granted upon hire or earned through performance.

Diversity, Equity and Inclusion

In furtherance of our Professional Culture Principle to treat everyone with respect, we strive to create a diverse workplace in which all employees feel respected, valued and empowered to reach their full potential. We define diversity as the range of human differences, including but not limited to race, ethnicity, gender, gender identity, sexual orientation, age, social class, physical ability or attributes, religious or ethical values system, national origin, and political beliefs. To ensure diversity, equity and inclusion remains at the forefront of the minds of our leaders, we include training on the topic in our new leader bootcamps and in annual leader refresher trainings. To continue to strengthen diversity of the team, we implement recruitment strategies to encourage diverse candidates to apply to positions for which they qualify.

Community Engagement

Throughout the year, we engage in community programs, such as our Care in the Air Day where our team is deployed to volunteer at local charitable organizations to give back to the local community. We also host our Annual Patient of the Year Celebration where Patient families are brought in from across the country and tell their story about how Vapotherm was able to help them during challenging and medically vulnerable times. This event allows us to celebrate our Patients, as well as our great People who make, sell and develop our products, and demonstrates to our employees that their work with Vapotherm matters and impacts Patients and the greater community.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Our SEC filings are also available under the Investor Relations section of our website at www.vapotherm.com. Our website and the information contained on or connected to that site are not incorporated into this Annual Report on Form 10-K.

Item 1A. Risk Factors.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this Annual Report on Form 10-K, including our financial statements and related notes herein, before deciding to invest in our common stock. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Summary Risk Factors

The following is a summary of the material risks that could adversely affect our business, operations, and financial results.

Risks Related to Our Indebtedness and Need for Additional Capital

●

We need to restructure our existing indebtedness and/or raise additional capital, and may be unsuccessful in doing so. Even if successful, this could be on onerous terms and could result in significant dilution to our shareholders. If we are unsuccessful, we may be required to curtail our business significantly, up to and including cessation of operations.

●	Our substantial indebtedness involves risk and we may be unable to service, repay or refinance our debt when due.
●	Our failure to comply with loan agreement terms and covenants could cause a default under our loan agreement.
●	Our loan agreement could restrict our operations and ability to respond to changes or to take certain actions.

Risks Related to Our Business

●	We have incurred losses in the past and may not generate sufficient revenue to achieve or sustain profitability.
●	Our future disposable product revenue is dependent on growth and utilization of our installed base.
●	If clinicians are not willing to adopt our products, our business will be adversely affected.
●	Our long-term growth depends on our ability to compete effectively and develop new products.
●	We face intense competition and may be unable to compete successfully.
●	We have limited experience in marketing and selling our next generation products and services.
●	We depend upon successful clinical results to drive adoption of our products.
●	Manufacturing a portion of the components of our products in-house involves risk.
●	COVID-19 has made our business difficult to predict and may in the future adversely affect our business.
●	We may be subject to product liability damages that could exceed our insurance coverage.
●	Our sales volumes, operating results and business are subject to seasonal and quarterly fluctuations.
●	We bear the risk of warranty claims on our products.
●	Our effective tax rate may fluctuate and we may incur tax obligations in certain jurisdictions.
●	Our ability to use our net operating loss carryforwards may be limited.
●	If the quality of our products is unacceptable, our brand and reputation could suffer.
●	Growth through acquisitions or investments in new businesses, products or technologies is risky.
●	We may be unable to manage our anticipated growth effectively.
●	Our strategy may not be successful, presents unique business and regulatory risks, and requires competencies in areas where we have little or no experience.

Risks Related to Our Dependence on Others

●	We rely on third-party distributors to market and distribute our products in certain jurisdictions.
●	We rely on single source suppliers in certain cases and do not have long-term supply contracts, which is risky.
●

We maintained high inventory levels during the COVID-19 pandemic in order to meet fluctuating and unpredictable customer demand and until reduced these higher inventory levels can consume resources, reduce cash flows and, in some instances, result in impairment charges.

●	We rely on shipping carriers to deliver our products on a timely and cost efficient basis.
●	We rely on our senior management team and other key employees and our ability to attract and retain highly skilled employees.

Risks Related to Government Regulation

●	We are subject to extensive government regulation, with which the failure to comply could harm our business.
●	We may not receive the necessary authorizations to market our future products.
●	If product modifications require 510(k) clearance or other authorizations, we may need to recall those products.
●	The misuse or off-label use of our products could harm our reputation, business and operating results and subject us to penalties.
●	Disruptions at the FDA and other government agencies could harm our business.
●	The failure of our products to be manufactured per governmental regulations would harm our business.
●	The failure of our products to work as intended would harm our reputation, business and operating results.
●	The sale of our products depends on adequate governmental or third-party payor reimbursement.
●	We face significant uncertainty in the industry due to government healthcare reform and other legislative action.
●	Industry or customer consolidation could harm our business.
●	U.S. or international legislative or regulatory reforms could harm our business.
●	Our failure to comply with fraud and abuse, transparency, licensure and other laws could subject us to penalties.

Risks Related to Our International Operations

●	Our international operations, including our manufacturing facility in Mexico, subject us to certain risks, which could harm our business.
●	Our use of foreign contract manufacturers involves risks.
●	Our results may be impacted by changes in foreign currency exchange rates.
●	We could be adversely affected by violations of the Foreign Corrupt Practices Act and similar anti-bribery laws.

Risks Related to Our Intellectual Property

●	Intellectual property protection for our products is important to our competitive position.
●	Our business and competitive position are dependent on maintaining the confidentiality of our trade secrets.
●	Our brand name recognition is dependent on trademark and trade name protection.
●	Intellectual property disputes, which are common in our industry, could harm our business.
●	Our failure to comply with personal information laws could result in penalties and reputational damage.
●	Patent law changes could diminish the value of our patents.
●	Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.
●	We may not be able to adequately protect our intellectual property rights throughout the world.
●	We may be subject to damages from trade secret or breach of non-competition/non-solicitation agreements.

Risks Related to Our Common Stock

●	An active, liquid trading market for our common stock may not be sustained.
●	The price of our common stock may be volatile and fluctuate substantially.
●	Our public company status is expensive and time-consuming.
●	We may be subject to securities litigation, which is expensive and could divert our management’s attention.
●	Our key stockholders and management could exercise influence over matters subject to stockholder approval.
●	A significant portion of our outstanding shares may be freely sold into the public market.
●	We do not anticipate paying any cash dividends on our common stock.
●	We no longer have any analysts publishing research on our common stock.
●

Anti-takeover provisions in our charter and bylaws and under Delaware law may discourage an acquisition of us or make more difficult certain changes in our capitalization structure and effecting certain business transactions.

●	Our charter has an exclusive forum provision, which could limit stockholder litigation.

General Risk Factors

●	Our operations, and those of our suppliers and customers, are vulnerable to interruption or loss due to uncontrolled events.
●	Disruptions in our information technology systems could harm our business.
●	We have in the past and may in the future be subject to various litigation claims and legal proceedings.
●	Employment litigation and unfavorable publicity could negatively affect our future business.
●	Our insurance policies are expensive and protect us only from certain risks.

Risks Related to Our Indebtedness and Need for Additional Capital

We need to restructure our indebtedness and/or raise additional capital to fund our existing operations and meet our loan covenants which if not obtained may require us to curtail or even cease operations.

The consolidated financial statements for the year ended December 31, 2023 included in this Annual Report on Form 10-K include disclosures stating that there is substantial doubt about our ability to continue as a going concern for a period of one year after the date these consolidated financial statements were issued.

Based on our recurring losses and current financial forecasts, we believe our existing cash resources and borrowing capacity under our loan agreement, anticipated cash receipts from sales of our products and monetization of our existing inventory balances will not be sufficient to meet our anticipated cash requirements during the next 12 months. To ensure adequate liquidity, we are in discussions with our lender about restructuring our indebtedness and are evaluating various external financing options, although no assurance can be provided that we will be successful in restructuring our indebtedness or in securing additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. This is particularly true if economic and market conditions deteriorate or if our business deteriorates. There is inherent uncertainty associated with fundraising activity and it is not in our complete control. If we are unable to obtain additional financing to satisfy our liquidity requirements, we would be required to curtail operations significantly, including reducing our operating expenses which, in turn, would negatively impact our sales, or even cease operations. Any debt restructuring or additional financing that we raise may contain terms that are not favorable to us or our stockholders and result in significant dilution to our stockholders.

Additionally, we may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

●	increase our sales and marketing efforts to increase market adoption of our products and address competitive developments;

●	provide for supply and inventory costs associated with plans to accommodate potential increases in demand for our products;

●	fund development and marketing efforts of any future products or additional features to then-current products;

●	acquire, license or invest in new technologies;

●	acquire or invest in complementary businesses or assets; and

●	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

●	our ability to achieve and sustain revenue growth and improve gross margins;

●	our introduction of new products and the commercial success of such new products;

●	the cost of expanding our operations and offerings, including our sales and marketing efforts;

●	our rate of progress in, and cost of the sales and marketing activities associated with, establishing adoption of our products;

●	the cost of research and development activities;

●	the effect of competing technological and market developments;

●	costs related to international expansion; and

●	the potential cost of and delays in product development as a result of, among other reasons, any regulatory oversight applicable to our products.

Additional capital may not be available at such times or in amounts as needed by us. Even if capital is available, it might be available only on unfavorable terms. Any additional equity or convertible debt financing into which we enter could be dilutive to our existing stockholders. Any future debt financing into which we enter may impose covenants upon us that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to our stockholders or us. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products or grant licenses on terms that are not favorable to us. If access to sufficient capital is not available as and when needed, our business will be materially impaired and we may be required to curtail operations significantly, including reducing our operating expenses which could negatively impact sales, or even cease operations. This is particularly true if economic and market conditions deteriorate or if our business deteriorates.

Our substantial indebtedness may have a material adverse effect on our business, results of operations and financial condition.

We have a significant amount of indebtedness. As of December 31, 2023, we had $109.3 million of aggregate principal amount of our Loan and Security Agreement with SLR Investment Corp. (the “Loan Agreement”). Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to our debt holders and significant effects on our business. For example, it could:

●	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

●

require us to dedicate a substantial portion of our cash flow from operations to making payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

●

expose us to the risk of increased interest rates as certain of our borrowings are at variable rates, and we may not be able to enter into interest rate swaps and any swaps we enter into may not fully mitigate our interest rate risk;

●	restrict us from capitalizing on business opportunities;

●	make it more difficult to satisfy our financial obligations, including payments on our indebtedness;

●	place us at a competitive disadvantage compared to our competitors that have less debt; and

●	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, our indebtedness under the Loan Agreement is secured by substantially all of our assets, including our intellectual property, and the Loan Agreement contains restrictive covenants that could limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness.

We will require a significant amount of cash to service our debt, and our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could materially adversely affect our business, results of operations and financial condition.

Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the Loan Agreement, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, results of operations and financial condition, as well as on our ability to satisfy our obligations in respect of the Loan Agreement and our other indebtedness.

Our failure to comply with our Loan Agreement relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially adversely affect our business, results of operations and financial condition.

If there were an event of default under our Loan Agreement relating to our outstanding indebtedness, the holders of the defaulted debt could elect to cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot guarantee that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default.

Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default under one debt instrument could also result in an event of default under one or more of our other debt instruments.

As a result, any default by us on our indebtedness could have a material adverse effect on our business, results of operations and financial condition.

The Loan Agreement restricts our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Loan Agreement provides that all indebtedness thereunder is secured by substantially all of our assets, including our intellectual property, and imposes significant operating and financial restrictions and limits our ability and our other subsidiaries’ ability to, among other things:

●	incur additional indebtedness and guarantee indebtedness;

●	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

●	enter into any new line of business not reasonably related to our existing business;

●	pay, prepay, redeem or repurchase certain debt;

●	make loans and investments;

●	sell or otherwise dispose of assets or enter into sale and lease-back transactions;

●	incur liens;

●	enter into transactions with affiliates;

●	make capital expenditures;

●	make any significant changes in accounting treatment or reporting practices;

●	amend, modify or terminate material agreements and organizational documents;

●	enter into certain inbound and outbound licenses; and

●	consolidate, merge or sell all or substantially all of our assets.

As a result of these covenants and restrictions, we are and will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. In addition, our Loan Agreement requires us to comply with a minimum revenue covenant measured at the end of each month. The operating and financial restrictions and covenants in the Loan Agreement, as well as any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, and we may not be able to meet those covenants. We cannot guarantee that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants as well as others contained in our future debt instruments from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our business, results of operations and financial condition could be adversely affected.

Adverse developments with respect to the stability of financial institutions we do business with, or unstable banking, credit and/or capital market conditions generally, or the perception thereof, could adversely affect our ability to access cash, obtain additional financing, restructure or refinance our indebtedness, or meet our liquidity and debt service requirements.

The potential future disruptions in access to bank deposits or lending commitments due to bank failure, could materially and adversely affect our liquidity, business, financial condition and stock price. The closures of certain regional banks in 2023 and their placement into receivership with the Federal Deposit Insurance Corporation (“FDIC”) created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly released a statement that depositors at certain specified banks would have access to their funds, even those in excess of the standard FDIC insurance limits, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages. Although we did not have deposits at the affected banks, the failure of any bank in which we deposit our funds or otherwise do business could reduce the amount of cash we have available to fund our operations or delay our ability to access such funds. Any such failure may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. In the event we have a commercial relationship with a bank or lender that has failed or is otherwise distressed or if other banks and financial institutions enter receivership or become insolvent in the future, we may experience delays or other issues in accessing our cash and meeting our financial obligations. In addition, any future unstable banking, credit and/or capital market conditions could also adversely affect our ability to obtain additional financing, restructure or refinance our indebtedness, or meet our liquidity and debt service requirements.

Risks Related to Our Business

We have incurred losses in the past and may be unable to achieve or sustain profitability in the future.

We have incurred net losses since our inception. We incurred net losses of $58.2 million and $113.3 million for the years ended December 31, 2023 and 2022, respectively. As a result of ongoing losses, as of December 31, 2023, we had an accumulated deficit of $548.2 million. We expect to continue to incur significant product development, regulatory, sales and marketing and other expenses. The net losses we incur may fluctuate significantly from quarter to quarter.

Since 2008, our revenue has been derived primarily from sales of our High Velocity Therapy systems and associated disposable products. Going forward, we anticipate that our revenue will be primarily derived from a combination of our Precision Flow and next-generation High Velocity Therapy products and their associated disposable products, and our Oxygen Assist Module. In late 2020, we launched our Oxygen Assist Module select international markets, and we plan to seek FDA approval to market the HVT 2.0 version of this product in the United States. However, demand for these products and services may decline or may not increase as quickly as we expect, or, in the case of new or next-generation products and services, may never materialize. Our ability to generate revenue from sales of our existing products and services, or from any products and services we may develop in the future, may not be sufficient to enable us to transition to profitability and generate positive cash flows. Additionally, in the first quarter of 2022, we announced our long-term “path to profitability” goals, which include: drive 20% revenue growth; improve our gross margins to 60%+; normalize our cost structure; and improve our financial flexibility. While we believe our path to profitability will allow us to achieve and sustain profitability in the future, no assurance can be provided that our path to profitability initiative will be successful or that we will be able to achieve or sustain profitability.

We expect that our operating expenses will remain significant as we continue to focus on our sales and marketing organization, develop, enhance and commercialize new products, and incur additional operational costs associated with being a public company. As a result, we expect to continue to incur operating losses for the foreseeable future and may never achieve profitability. Furthermore, even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition and results of operations and cause the market price of our common stock to decline. In addition, failure of our High Velocity Therapy technology or our Oxygen Assist Module, to significantly penetrate existing or new markets would negatively affect our business, financial condition and results of operations.

Historically, our revenue is primarily generated from sales of the disposable products utilized with our High Velocity Therapy systems, and we are therefore highly dependent on growth and utilization of the installed base of those systems, and next generation versions of such systems, for our success.

We began selling our High Velocity Therapy technology and our Precision Flow Plus systems in the United States and in select international markets in 2018 and 2017, respectively. Sales of our High Velocity Therapy systems and associated disposable products accounted for substantially all of our revenue for the years ended December 31, 2022 and 2023. We expect that sales of our High Velocity Therapy systems, our Oxygen Assist Module, and their associated disposable products will continue to account for the majority of our revenue going forward. Our ability to execute our growth strategy and become profitable will therefore depend upon the adoption by clinicians and customers, among others, of our High Velocity Therapy systems to treat both type I (hypoxic) respiratory distress, where patients do not receive sufficient oxygen, such as is experienced by COVID-19 patients, and type II (hypercapnic) respiratory distress, where patients are unable to clear sufficient carbon dioxide, such as is experienced by patients suffering from COPD, and of our Oxygen Assist Module to help maintain the pulse oxygen saturation, or SpO2, within the target SpO2 range over a significantly greater proportion of time while requiring significantly fewer manual adjustments to the equipment. Some clinicians may not adopt High Velocity Therapy because they have prior experience with, or a preference for, other treatment options that are more established, such as NiPPV, or may be reluctant to alter their practice patterns and undergo the training required to enable them to treat patients with High Velocity Therapy. Some customers may decide to not purchase our High Velocity Therapy systems if, among other potential reasons, they believe our pricing is too high or that alternative devices to manage respiratory therapy are either more clinically efficacious or more cost effective than our product. For example, our High Velocity Therapy systems are significantly more expensive than conventional heated humidified oxygen delivery devices.

If clinicians are not willing to adopt our High Velocity Therapy systems to treat respiratory distress or our Oxygen Assist Module to help maintain oxygen levels within a targeted range, these products may fail to gain increased market acceptance, and our business will be adversely affected.

We expect to grow our revenue by driving increased adoption of our High Velocity Therapy systems to treat spontaneously breathing patients of all ages suffering from respiratory distress and of our Oxygen Assist Module to help clinicians maintain oxygen levels within a targeted range. While the number of clinicians adopting High Velocity Therapy has increased in recent years, there is a significant subset of clinicians who have not adopted High Velocity Therapy, and may never do so, for a number of reasons, including:

●	our inability to obtain key opinion leader support for High Velocity Therapy as a sound therapeutic option for treatment of both type I and type II respiratory distress;

●	our inability to persuade hospitals and clinicians that High Velocity Therapy is a sound therapeutic option for treatment of both type I and type II respiratory distress;

●	our inability to convince current customers to acquire additional equipment;

●	perceived inadequacy or unavailability of clinical evidence supporting the benefits or cost-effectiveness of High Velocity Therapy over existing alternatives;

●	liability risks generally associated with the use of new products and procedures;

●	the training required to use new products;

●	inadequate product quality; and

●	perceived high cost.

Few clinicians have adopted our Oxygen Assist Module for use with our High Velocity Therapy systems, in part because we only launched our Precision Flow Oxygen Assist Module in select international markets in late 2020 and in the future we plan to seek FDA approval for the HVT 2.0 version of this technology in the United States. Clinicians may choose not to adopt our Oxygen Assist Module for similar reasons that clinicians may not adopt High Velocity Therapy systems.

Clinicians, including physicians and other medical professionals such as nurses and respiratory therapists, historically utilize NiPPV to treat patients in respiratory distress, and manual control to maintain oxygen levels within a targeted range. We believe that educating clinicians about the clinical and economic merits and patient benefits of our High Velocity Therapy technology as a viable alternative treatment for both type I and type II respiratory distress and our Oxygen Assist Module to help clinicians maintain oxygen levels within a targeted range are key elements for increasing the adoption of our High Velocity Therapy systems and Oxygen Assist Module. If additional clinicians do not adopt, or existing customers cease using our High Velocity Therapy systems or Oxygen Assist Module for any reason, including those listed above, or if we are unable to expand the use of our systems to treat both type I and type II respiratory distress, our ability to grow our revenue will be impaired, and our business may be adversely affected.

We are presently not profitable, and we may be unable to generate sufficient revenue to achieve and sustain profitability.

We will need to generate significant additional revenue to achieve and sustain profitability, and even if we achieve profitability, we cannot be sure that we will remain profitable for any period of time. Our failure to achieve or maintain profitability could negatively impact the value of our common stock. In order to successfully commercialize and derive revenue from our products and services, we will need to continue to expand our marketing efforts to develop new relationships and expand existing relationships with customers, to obtain authorization to market our products in additional countries, to achieve and maintain compliance with all applicable regulatory requirements, to develop and commercialize our products with new features or for additional indications, and develop or acquire new products. If we fail to successfully commercialize our products, we may never receive a return on the substantial investments we have made in product development, sales and marketing, regulatory compliance, manufacturing and quality assurance, as well as further investments we intend to make, which may cause us to fail to generate revenue and gain economies of scale from such investments.

In addition, potential customers may decide not to purchase our products, or our customers may decide to cancel orders due to changes in available care offerings, adverse clinical outcomes, inadequate reimbursement or productivity credits for procedures using our products, complications with manufacturing or the utilization of technology developed by other parties, all of which are circumstances outside of our control.

Further, demand for our products may not increase as quickly as we predict, and we may be unable to increase our revenue to the level that we currently expect. Even if we succeed in increasing adoption of our products by physicians, hospitals and other healthcare providers, maintaining and creating relationships with our existing and new customers and developing and commercializing new features or indications for these systems, we may be unable to generate sufficient revenue to achieve or sustain profitability.

Our long-term growth depends on our ability to compete effectively in the respiratory market by commercializing our products and services currently in development as well as developing and commercializing new products and services through our research and development efforts.

Given the competitiveness of our industry, our future business prospects depend in part on our ability to develop and commercialize new products and services, such as digital solutions and new applications for products that offer improved performance and cost-effectiveness. New technologies, techniques, products or services could emerge from competitors that might offer better combinations of price and performance than our products and services. It is important that we anticipate changes in technology and market demand, as well as physician, hospital and healthcare provider preferences and practices, in order to successfully commercialize new technologies to meet our prospective customers’ needs on a timely and cost-effective basis.

We might be unable to successfully commercialize our products and services or obtain the necessary authorizations to do so. The success of any new product or service offering, or enhancement to an existing product or service, will depend on numerous factors, including our ability to:

●	properly identify and anticipate clinician and patient needs;

●	identify, retain, and manage third-party design and development firms where appropriate to accelerate development;

●	develop and introduce new products and services, or enhancements to such, in a timely manner;

●	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

●	obtain and retain third-party licenses required for the development, commercialization, and/or utilization of new products;

●	demonstrate the safety and efficacy of new products and services;

●	obtain the necessary regulatory authorizations to market new products and services or enhancements to such; and

●	deliver products at a price point that is both profitable and acceptable to the market.

If we do not develop and obtain regulatory authorization to market new products and services, or enhancements to such, in time to meet market demand, or if there is insufficient demand for these products, services or enhancements, our results of operations will suffer. Our internal research and development efforts and our outsourced third-party design and development initiatives may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, service, technology, material or other innovation. In addition, even if we are able to develop enhancements or new generations of our products and services successfully, these enhancements or new generations of products or services may not produce revenues in excess of the costs of development or may quickly be rendered obsolete by changing customer preferences or the introduction of competitive products or services embodying new technologies or features.

Additionally, we must carefully manage our introduction of new products and services. If potential customers believe our new products or services will offer enhanced features or be sold for a more attractive price, they may delay purchases until such products or services are available. We may also have excess or obsolete inventory as we transition to new products, and we have limited experience in managing product transitions.

We face intense competition and, if we are unable to compete successfully with such competition, our revenue, market share and financial results could be adversely affected.

The medical device industry generally and the respiratory market specifically, are characterized by intense competition and evolving industry standards. We compete with a number of manufacturers of non-invasive ventilation products for the treatment of respiratory distress, and on a secondary basis, with conventional heated humidified high flow oxygen devices that facilitate high flow oxygen delivery for hypoxemic patients. To a lesser extent, we compete with providers of other respiratory support solutions to enhance oxygen delivery such as non-rebreather masks and oxygen cannulas.

Our most significant NiPPV manufacturing competitor is Philips Respironics. Conventional heated humidified high flow oxygen device manufacturers, such as Fisher & Paykel Healthcare and Masimo Corporation, are also potential competitors. In addition, some NiPPV and ventilator companies, including Philips Respironics, offer high flow oxygen delivery options on their NiPPV and mechanical ventilator systems. We expect that the market will become increasingly competitive in the future. Manufacturing companies compete for sales to providers primarily on the basis of product features, service and price.

Many of our competitors are large, well-capitalized companies with greater resources, more products and a longer history in the respiratory care market than we have. Other competitors are smaller companies who have or in the future may benefit from a strategic investment or acquisition by one of our larger competitors. Our larger competitors are able to spend more aggressively on product development, marketing, sales and other product initiatives than we can. Some of these competitors have:

●	significantly greater name recognition;

●	established relationships with healthcare professionals and customers including group purchasing organizations and integrated delivery networks;

●	established distribution networks;

●	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or other incentives to gain a competitive advantage;

●	greater history in conducting research and development, manufacturing, marketing and obtaining regulatory approval for respiratory support products; and

●	greater financial and human resources for product development, sales and marketing, patent litigation and customer financing.

Many of our competitors have significant development and clinical resources and can rapidly follow any innovations we bring to the marketplace. For example, our competitors could seek to obtain 510(k) clearance for expanded labeling of their products using our current or future High Velocity Therapy technology products as predicate devices, which Fisher & Paykel Healthcare has already done for Product Code QAV. Even if our technology and business strategy is more effective than the technology and business strategy of our competitors, current or potential customers might accept competitor products and services in lieu of purchasing our products. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved products and business strategies and as new companies enter the market with new technologies and business strategies. We may not be able to compete effectively against these organizations. Increased competition in the future could adversely affect our revenue, market share and financial results.

We have limited experience in directly marketing and selling our products in international markets, and if we are unable to successfully expand our international direct sales infrastructure and adequately address our customers’ needs, it could negatively impact sales and market acceptance of our products in international markets and we may never generate sufficient revenue to achieve or sustain profitability.

We have limited experience directly marketing and selling our products in international markets. In the United Kingdom, we acquired our former distributor, Vapotherm UK, in February 2019, and we have converted this market to a direct sales model. Additionally, we established direct sales models in Germany, Belgium and Spain. We have limited experience directly marketing and selling our products in other international countries. As in the United States, our operating results in international markets are dependent upon our sales and marketing efforts in those countries, and if we fail to adequately promote and market our products, our sales in those countries could significantly decrease.

In addition, our future sales will largely depend on our ability to increase our sales and marketing efforts to adequately address our customers’ needs. We believe it is necessary to utilize a sales force that incorporates a specialized group consisting of former respiratory therapists who have experience with our High Velocity Therapy products to support our customers’ needs. Competition for sales representatives and marketing employees is intense and we may be unable to attract and retain sufficient personnel to maintain an effective sales and marketing force. If we are unable to adequately address our customers’ needs, it could negatively impact sales and market acceptance of our products, and we may not generate sufficient revenue to achieve or sustain profitability.

As we launch new products and increase our marketing efforts with respect to our High Velocity Therapy systems and Oxygen Assist Module, we have expanded and potentially will need to continue to expand or restructure our marketing and sales networks, as well as modify and improve our sales program offerings, such as, for example, our provision of bundled discounts involving the placement of Precision Flow capital units at no upfront charge in connection with the customer’s ongoing purchases of disposable products. If the percentage of customers who acquire our technology in this manner increases relative to the percentage of customers who purchase our High Velocity Therapy systems through an upfront or financed payment, the percentage of our revenue derived from High Velocity Therapy systems may decrease. Our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled field representatives, and on ensuring our sales programs satisfy the needs of our customers. New sales hires require training and take time to achieve full productivity. If we fail to train new sales hires adequately, if we experience high turnover in our sales force in the future, or if our sales program offerings do not satisfy the needs of our customers, new hires may not become as productive as may be necessary to maintain or increase our sales. As a result, we may be required to restructure our sales organization, which would be costly, divert management attention, and lead to both planned and unplanned turnover. We restructured our sales organization, to some extent, in November 2023 after our then Chief Commercial Officer left our organization. Since we did not backfill that position our U.S. and international sales vice presidents, who previously reported to the Chief Commercial Officer, now report directly to our Chief Executive Officer. If we are unable to retain and appropriately expand our sales and marketing capabilities and educational initiatives domestically and internationally, we may be unable to effectively commercialize our products.

Supporting our products with clinical evidence is a key element of our strategy. We conduct and plan to conduct a range of nonclinical, as well as clinical trials, comparative effectiveness, economic and other studies to support our products with clinical evidence. Our inability to complete these studies in a timely fashion, or unfavorable results from these studies or from similar studies conducted by others may negatively affect the use or adoption of our products by physicians and hospitals, which could have a negative impact on the market acceptance of these products and their profitability.

We expect to continue to expand our marketing programs in the United States and internationally, and to fund research and development activities, including additional investment in sponsored and investigator initiated clinical and nonclinical trials and studies. The purpose of these nonclinical and clinical trials and studies is to obtain clinical efficacy, economic, and comparative effectiveness information about our products in an effort to generate comprehensive clinical and real-world outcome and cost effectiveness data in order to obtain product approval and drive further penetration in the markets we serve. In the event that these trials and studies, or similar trials and studies conducted by others, are slowed due to COVID-19 or for other reasons, or yield unfavorable results, particularly those in which we target severely hypercapnic patients, those results or delays could negatively affect the use or adoption of our products by hospitals and clinicians, or the reimbursement for our products by payors, thereby compromising market acceptance and profitability.

We have moved substantially all of our manufacturing operations from New Hampshire to Mexico, which involved significant risks that could have a material adverse effect on our business and operations.

We have relocated substantially all of our manufacturing operations from our previously leased manufacturing facility in New Hampshire to a leased manufacturing facility in Tijuana, Mexico pursuant to our Manufacturing Service Agreement with TACNA Services, Inc. (“TACNA”), under which TACNA has provided a shared Mexican corporation through which the assembly and manufacture of our products take place in Mexico. The relocation of our manufacturing operations to Mexico involves significant risks, including:

●

We may be unable to recruit and retain sufficient manufacturing and other personnel to effectively operate a Mexican factory or the personnel we do recruit may lack the necessary skills do perform the work to the required standards;

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We may be unable to maintain necessary regulatory approvals to enable us to manufacture product at our Mexican facility or ship product from our Mexican facility to customers in other countries, or such approvals may be rescinded;

●	We may encounter unforeseen issues or delays in our operations in Mexico due to our lack of experience conducting manufacturing operations there; and

●	Our company culture may be adversely affected by the move, with a concomitant adverse effect on overall employee morale and attrition.

Although we have developed (and continue to develop) plans and strategies to mitigate these risks, there can be no assurance we will be successful in this regard. Consequently, the occurrence of one or more of the foregoing risks could have a material adverse effect on our business and operations.

We currently manufacture our products, and some components of our products, in-house, and expect to continue to do so in the future, and the inability to produce the products or components we manufacture in-house could cause significant production delays, an inability to meet customer demand and a concomitant loss in revenue.

We currently manufacture our products and some components of our products, in-house. As a result, we are dependent upon the uninterrupted and efficient operation of our manufacturing facility in Tijuana, Mexico, and until the transition of all manufacturing to Mexico is complete, our facility in Exeter, New Hampshire. The operations at these facilities may be disrupted by a number of factors, including:

●	delivery problems;

●	inability to hire and retain manufacturing personnel;

●	financial condition or results of operations;

●	internal inefficiencies;

●	manufacturing equipment failure;

●	severe weather;

●	fire;

●	natural or man-made disasters;

●	work stoppages;

●	labor shortages;

●	component shortages; and

●	FDA compliance or other quality-related issues.

There can be no assurance that the occurrence of these or any other operational problems at our facilities would not cause significant production delays, an inability to meet customer demand and a concomitant loss in revenue. In addition, if any of these events occur at our Tijuana, Mexico or Exeter, New Hampshire facilities, we may need to engage contract manufacturers to assist us in manufacturing our products or product components. To this end, we have engaged a third-party contract manufacturer to manufacture and assemble certain of our products at its facility which is also in Tijuana, Mexico.

We currently use a third-party contract manufacturer in Tijuana, Mexico to manufacture and assemble our disposables products and thus are completely dependent upon this manufacturer for the supply of these products.

Our disposables products are currently being manufactured in Tijuana, Mexico by a sole source third-party contract manufacturer. We do not have control over the operations of this third-party manufacturer or its facility, which lack of control could ultimately affect the quality and timing of delivery of our products. In addition, any adverse change in our relationship with this manufacturer also could result in this manufacturer being unwilling to produce sufficient quantities of our products or even terminating our relationship. Any significant disruption to this sole manufacturer’s operations or its facility or any dispute we may have with this sole manufacturer over pricing, production or otherwise could result in an interruption in or cessation of supply of our disposable products, which would likely have a material adverse effect on our business, financial condition and results of operations. A decision to change manufacturers would result in longer times for design and production as we secure any necessary licenses or clearances, develop quality control measures, and implement manufacturing processes.

We source some of the components used in our products from sole source suppliers and are thus dependent upon these suppliers for these components.

Several of the components used in our products are supplied by single source suppliers, including in China. These sole source components have no immediate alternate supply channels. If we were to encounter a disruption in supply, we may not be able to find an alternate supplier for these components. A failure to find an alternate supplier for these components could result in an inability to manufacture our products and cause substantial loss in revenue.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, has and may in the future adversely affect our business.

If a pandemic, epidemic or outbreak of an infectious disease occurs, our business may be adversely affected. Such events may result in a period of business, manufacturing, and other disruption or, as in the case of the COVID-19 pandemic, the need to rapidly scale our production to meet increased demand in a cost-effective manner, or the inability to do so, any of which could materially affect our business, financial condition and results of operations. For example, COVID-19 resulted in certain disruptions to our business during 2020 and 2021 and may in the future cause additional disruptions. Examples of such disruptions may continue and include without limitation the following:

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The health and wellbeing of our employees, including our operations and production teams, our sales representatives and our clinical managers who may be diagnosed with COVID-19 and unable to work, or who may be placed in quarantine due to potential exposure to COVID-19, or who may need to care for family members diagnosed with COVID-19, and in each case such developments may result in significant business disruption.

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Limited access to hospitals, clinicians and other customers, and to key component vendors, due to COVID-19 related access restrictions, resulting in reduced sales and clinical education opportunities and a limited ability to collaborate on technical matters.

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The need to place additional demands on our employees during periods of high demand for our products, potentially resulting in burn-out, fatigue, mistakes, re-work and excess turnover. The need to make rapid changes to processes while maintaining compliance with our quality systems and other regulatory requirements.

●	Fluctuations in demand potentially leading to volatility in our operations and supply chain and difficulty in planning and predicting our business and our inventory levels.

●	Supply chain disruptions, freight delays and shipping and component price increases as our vendors and carriers experience many of the same issues we experience.

●	Restrictions imposed in international markets which could restrict or delay our ability to ship product into those markets and service our customers there.

●	Difficulty in retaining and recruiting employees due to pandemic related restrictions and government payments.

●	Inability to raise capital or comply with debt covenants due to COVID-19 related volatility caused by the items listed above.

In addition, demand for our products and services may continue to decrease as COVID-19 infections subside and hospitals deploy less of their budgets to acquiring additional respiratory equipment due to significant inventories already on hand because of increased purchases during the pandemic.

The full extent to which COVID-19 or another pandemic may impact our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken to treat or contain COVID-19 or to otherwise limit its impact, and the continuing effectiveness of vaccines, among others. Additionally, strategies relating to limiting the impact of COVID-19 have become highly politicized around the world. To the extent COVID-19, whether on its own or in connection with any political, economic, and civil instability adversely affects our business and financial results, our distributors’ and suppliers’ business and financial results, or our customers’ business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including without limitation those relating to our ability to generate revenue and improve on or hold our current gross margin, the price of our common stock, our susceptibility to securities or other types of litigation, our significant amount of indebtedness, our need to generate sufficient cash flows to service our substantial indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

If product liability lawsuits are brought against us, our business may be harmed, and we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, manufacture and sale of medical devices for respiratory support. Furthermore, if our customers are not sufficiently trained in the use of our products, they may misuse or ineffectively use our products, which may result in unsatisfactory patient outcomes or patient injury. We could become the subject of product liability lawsuits alleging that component failures, malfunctions, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition or injury to patients.

Regardless of the merit or eventual outcome, product liability claims may result in:

●	decreased demand for our products;

●	injury to our reputation;

●	significant litigation costs;

●	substantial monetary awards to or costly settlements with patients;

●	product recalls;

●	material defense costs;

●	loss of revenue;

●	the inability to commercialize new products; and

●	diversion of management attention from pursuing our business strategy.

Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, our business could suffer. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, a recall of some of our products, whether or not the result of a product liability claim, could result in significant costs and loss of customers.

In addition, we may be unable to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources and adversely affect or eliminate the prospects for commercialization or sales of a product that is the subject of any such claim.

Our sales volumes and our results of operations may fluctuate from quarter to quarter and within each quarter and over the course of the year.

We have experienced and continue to experience meaningful variability in our revenue and gross profit among quarters, as well as within each quarter, as a result of a number of factors, which may include, among other things:

●	the number of products sold in the quarter;

●	the unpredictability of sales of capital equipment to our domestic hospital customers and our international distributors;

●	timing of our customers’ capital budgeting cycle; and

●	fluctuation and foreign currency exchange rates.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our results of operations. In addition, a significant amount of our operating expenses are relatively fixed due to our manufacturing, research and development, and sales and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations. Our results of operations may not meet the expectations of research analysts or investors, in which case the price of our common stock could decrease significantly, which occurred during the first quarter of 2022.

Historically, our business has been, and likely again in the future will be, subject to seasonal fluctuations.

Historically, our business has been, and we expect in the future will be, subject to seasonal fluctuations in that our revenue is typically higher in our first and fourth quarters, driven primarily by an increase in patients with flu-like symptoms and COPD exacerbations. Sales volume can be affected by the severity of the flu season and variations in the rates of respiratory disease in any given time period. In the event we had product shortages or had to institute a recall of our products during the flu season, our financial results would have an even more detrimental effect. As a result, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We bear the risk of warranty claims on our products.

We provide customers with a one-year warranty on our High Velocity Therapy systems’ capital purchases, with limited exceptions. For the years ended December 31, 2023 and 2022, we incurred warranty expense of $0.2 million and $0.3 million, respectively. We bear the risk of warranty claims on the products we supply. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or any recovery from such vendor or supplier may not be sufficient to cover our losses. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in our inability to recover any costs incurred by us.

Our effective tax rate may fluctuate, and we may incur obligations in tax jurisdictions.

We are subject to taxation in numerous U.S. states, Singapore, the United Kingdom, Germany, Mexico, and Brazil and certain other territories. As a result, our effective tax rate is derived from a combination of applicable tax rates in the various places that we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of such places. Nevertheless, our effective tax rate may be different than experienced in the past due to numerous factors, including changes in tax laws, changes in the mix of our profitability from state to state or jurisdiction to jurisdiction, the results of examinations and audits of our tax filings, our inability to secure or sustain acceptable agreements with tax authorities, and changes in accounting for income taxes. Any of these factors could cause us to experience an effective tax rate significantly different from previous periods or our current expectations and may result in tax obligations in excess of amounts accrued in our financial statements.

If we become profitable, our ability to use our net operating loss carryforwards to offset future taxable income may be subject to limitations.

We have incurred net losses since our inception, and expect to continue to incur significant product development, clinical and regulatory, sales and marketing and other expenses as well as increased administrative expenses. If we become profitable in the future, our ability to use our net operating loss carryforwards, or NOLs, tax credit carryforwards and other tax attributes to offset future taxable income or reduce taxes may be subject to limitations. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or Code, a corporation that undergoes an “ownership change” is subject to an annual limitation on its ability to use its pre-change NOLs and other tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes within the meaning of Section 382 of the Code. In addition, future changes in our stock ownership, some of which are outside of our control, could result in one or more ownership changes under Section 382 of the Code. If an ownership change has occurred in the past or occurs in the future, our ability to use our pre-change NOLs and other tax attributes may be subject to limitation under Section 382 of the Code. If we determine that we have not undergone an ownership change, the Internal Revenue Service could challenge our analysis, and determine that our ability to use our NOLs, tax credit carryforwards or other tax attributes to offset taxable income are limited by Section 382 of the Code. For these and other reasons, we may not be able to use a material portion of the NOLs, even if we attain profitability. A full valuation allowance has been provided for the entire amount of our NOLs.

If the quality of our products does not meet the expectations of our customers or their patients, then our brand and reputation could suffer, and our business could be adversely impacted.

In the course of conducting our business, we must adequately address quality issues that may arise with our products, as well as defects in third-party components included in our products. Although we have established internal procedures to minimize risks that may arise from quality issues, we may be unable to eliminate or mitigate occurrences of these issues and associated liabilities.

Additionally, if our products are involved in an instance of patient harm, even if it is through misuse of our products, it could result in an interruption of business and damage to our reputation.

We may seek to grow our business through acquisitions or investments in new or complementary businesses, products or technologies, through the licensing of products or technologies from third parties or other strategic alliances. The failure to effectively manage acquisitions, investments, licenses or other strategic alliances, or the failure to integrate them with our existing business, could have a material adverse effect on our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures, technologies and market pressures. Accordingly, from time to time, we may consider opportunities to acquire, make investments in or license other technologies, products and businesses that may enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. Potential and completed acquisitions, strategic investments, licenses and other alliances involve numerous risks, including:

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failure to realize some or all of the anticipated benefits, financial or otherwise, of the transaction resulting from issues with acquired products or technology, introduction of competitive products or technology with attributes superior to the acquired products or technology, the failure to achieve market acceptance of the products or technology, or a delay or failure to drive sales of the acquired products or technology to anticipated levels;

●	delays or other difficulty assimilating or integrating acquired or licensed technologies, products or business operations;

●	failure of the target entity to satisfy post-closing obligations;

●	issues maintaining uniform standards, procedures, controls and policies;

●	failure of pre-acquisition due diligence such that issues that negatively affect the value or cost structure of the acquired enterprise are not uncovered;

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unanticipated costs, including the assumption of unknown or contingent liabilities and the incurrence of debt or future write-offs of significant amounts of intangible assets, goodwill, and/or long-lived assets;

●	impacts related to contingent consideration payments;

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impacts as a result of purchase accounting adjustments, incorrect estimates made in the accounting for acquisitions, incurrence of non-recurring charges, or other potential financial accounting or reporting impacts;

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inaccurate assessment of additional post-acquisition or business venture investments, undisclosed contingent or other liabilities or problems, or unanticipated costs associated with the acquired entity;

●	inability to successfully integrate or develop a distribution channel for acquired product lines;

●	diversion of management’s attention from our core business and disruption of ongoing operations;

●	inability to effectively manage our expanded operations;

●	disruption to our existing operations and plans;

●	adverse effects on existing business relationships with suppliers and customers;

●	risks associated with entering new markets or businesses in which we have limited or no experience;

●	potential losses related to investments in other companies;

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loss of existing third-party license agreements or the ability to enter into new third-party license agreements for any reason, including without limitation a difference or change in one party’s strategic direction;

●	lack of or inadequate formal intellectual property protection mechanisms in place at an acquired business;

●	infringement by acquired business or other business ventures on valid intellectual property rights of others;

●	potential loss of key employees of acquired businesses; and

●	increased legal and accounting compliance costs.

We do not know if we will be able to identify acquisitions or strategic relationships we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms, or at all, or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers or distributors. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies or products, to deploy adequate resources and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations.

Additionally, we have and may seek to make additional foreign acquisitions, investments or strategic alliances which involve other unique risks, including those related to integration of operations across different cultures, languages and legal and regulatory environments, currency risks and the particular economic, political and regulatory risks associated with specific countries.

To finance any acquisitions, investments or strategic alliances, we may choose to issue shares of our common stock as consideration, which could dilute the ownership of our stockholders. Additional funds may not be available on terms that are favorable to us, or at all. If the price of our common stock is low or volatile, we may be unable to consummate any acquisitions, investments or strategic alliances using our stock as consideration.

We may be unable to manage our growth effectively, which could make it difficult to execute our business strategy.

Our revenue grew from $48.1 million for the year ended December 31, 2019 to $113.3 million for the year ended December 31, 2021. During the year ended December 31, 2022, our revenue decreased to $66.8 million and was $68.7 million during the most recently completed year ended December 31, 2023. We intend to continue to grow our business operations and may experience periods of rapid growth and expansion. This growth could create a strain on our organizational, administrative and operational infrastructure, including our supply chain operations, quality control, technical support and customer service, sales force management and general and financial administration. We may be unable to maintain the quality, or delivery timelines, of our products or customer service or satisfy customer demand if our business grows too rapidly, including into markets or countries in which we have limited or no prior operating and commercial experience. Our ability to manage our growth properly will require us to continue to improve our operational, financial and management controls, and our reporting systems and procedures. We may implement new systems in a number of areas affecting a broad range of business processes and functional areas. The time and resources required to implement these new systems is uncertain and failure to complete this in a timely and efficient manner could harm our business.

As our world-wide commercial operations and sales volume grow, we will need to continue to increase our workflow capacity for our supply chain, customer service, training and education personnel, invoicing, reporting and expand our internal quality assurance program, among other things. Because our products require us to devote significant resources to training our customers on the use and educating our customers on the benefits of our products, we will be required to expand these personnel as we increase our sales efforts. We may not successfully implement these increases in scale or the expansion of our personnel, which could harm our business.

We may encounter unplanned claims or expenses associated with our exit from the Vapotherm Access standalone remote patient monitoring reporting unit which, individually or in the aggregate, could be material. A material amount of unplanned claims or expenses could have a material adverse effect on our business.

We completed our exit from the Vapotherm Access standalone remote patient monitoring business on October 31, 2022, although we continue to use the Vapotherm Access technology in our home product under development. Despite our belief we identified and properly accounted for the costs of this exit in all material respects, it is possible unplanned claims and expenses could arise. If unplanned costs and expenses arise which, individually or in the aggregate, are material, this could have a material adverse effect on our business.

Risks Related to Our Dependence on Others

Except for in the United Kingdom, Germany, Belgium and Spain, we rely on a network of third-party distributors to market and distribute our products internationally, and if we are unable to maintain and expand this network, we may be unable to generate anticipated sales.

Except for in the United Kingdom, Germany, Belgium and Spain where we now have direct sales organizations, we rely on our network of third-party distributors to market and distribute our products internationally. Internationally, we sell our products through a network of 39 independent distributors. Through these distributors, we sell our products in over 45 countries outside of the United States, and we expect a significant amount of our revenue to come from international sales for the foreseeable future. In the past, we have experienced issues collecting payments from certain of our independent distributors and we may again experience such issues in the future.

We face significant challenges and risks in managing our geographically dispersed distribution network and retaining the companies who make up that network. Broadly, if we fail to comply with export control laws or successfully develop our relationships with international distributors, our sales could fail to grow or could decline, and our ability to grow our business could be adversely affected. We also cannot control the efforts and resources our third-party distributors will devote to marketing our products. Our distributors may be unable or unwilling to successfully market and sell our products and may not devote sufficient time and resources to support the marketing and selling efforts that enable the products to develop, achieve or sustain market acceptance in their respective jurisdictions. Additionally, in some international jurisdictions, we rely on our distributors to manage the regulatory process, while complying with all applicable rules and regulations, and we are dependent on their ability to do so effectively. If we are unable to attract or retain additional international distributors, our international revenue may not grow.

If any of our international distributors were to cease to do business with us, our sales could be adversely affected. Some of our distributors have historically accounted for a material portion of our sales volume. If any such agency or distributor were to have its business operations impacted as a result of a third-party acquisition or cease to sell and market our products altogether, our sales could be adversely affected. In addition, if a dispute arises with a distributor or a distributor is terminated by us or goes out of business, it may take time to locate an alternative distributor or to begin selling directly into that market, to seek appropriate regulatory approvals or to train new personnel to market our products, and our ability to sell those systems in the region formerly serviced by such terminated distributor could be harmed. Any of our distributors could become insolvent or otherwise become unable to pay amounts owed to us when due. Any of these factors could reduce our revenue from affected markets, increase our costs in those markets or damage our reputation. If a distributor were to depart or be retained by one of our competitors and begin selling a competitive product, we may be unable to prevent them from helping competitors or themselves solicit business from our existing customers, which could further adversely affect our sales.

In any situation in which we lose the services of a distributor, we may need to seek alternative sales agencies or distributors, or to begin selling directly ourselves, and our sales may be adversely affected. Because of the intense competition for their services, we may be unable to recruit or retain additional qualified distributors to work with us. We may be unable to enter into agreements with them on a timely basis or on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified distributors would prevent us from expanding our business and generating sales.

As a result of our reliance on third-party sales distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party error and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ product demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose current or potential customers.

We obtain some of the components and subassemblies included in our High Velocity Therapy High Velocity Therapy systems from single source suppliers and the partial or complete loss of one or more of these suppliers could cause significant production delays, an inability to meet customer demand and a substantial loss in revenue.

We utilize single source suppliers for some of the critical components and subassemblies we use in our High Velocity Therapy systems. Disputes (including litigation) could arise with suppliers over a wide range of business and legal issues in our supply agreements, and there may be delays in switching to alternative suppliers if the current supply source expires or terminates. Our dependence on single source suppliers of components may expose us to several risks, including, among other things:

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our suppliers may encounter financial hardships as a result of unfavorable economic and market conditions unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements;

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our suppliers may fail to comply with regulatory requirements, be subject to lengthy compliance, validation or qualification periods or make errors in manufacturing components that could negatively affect the efficacy or safety of our products or cause delays in supplying of our products to our customers;

●	newly identified suppliers may not qualify under the stringent regulatory standards to which our business is subject;

●	heightened risk of commercial disputes (including litigation) if we or our suppliers seek to negotiate changes to the terms of our supply agreements;

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we or our suppliers may not be able to respond to unanticipated changes in customer orders, and if orders do not match forecasts, we or our suppliers may have excess or inadequate inventory of materials and components;

●	we may experience delays in delivery by our suppliers due to changes in demand from us or their other customers;

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we or our suppliers may lose access to critical manufacturing equipment, services, and components, resulting in an interruption in the manufacture, assembly and shipment of our systems and in higher cost to us;

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our suppliers may be subject to allegations by other parties of misappropriation of proprietary information in connection with their supply of products to us, which could inhibit their ability to fulfill our orders and meet our requirements;

●	fluctuations in demand for products that our suppliers manufacture for others may affect their ability or willingness to deliver components to us in a timely manner;

●	we may fail to effectively manage our relationships with our suppliers;

●	our suppliers may increase the price of the components we purchase above the then-current market prices;

●	our suppliers may wish to discontinue supplying components or services to us; and

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we may not be able to find new or alternative components or reconfigure our system and manufacturing processes in a timely manner if the necessary components become unavailable for any reason, including manufacturing equipment failure.

In addition, we may be deemed to manufacture or contract to manufacture products that contain certain minerals that have been designated as “conflict minerals” under the Dodd-Frank Wall Street Reform and Consumer Protection Act. As a result, we are required to diligence the origin of such minerals and disclose and report whether or not such minerals originated in the Democratic Republic of the Congo or adjoining countries. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of minerals used in the manufacture of our products. In addition, we may incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products.

If any of these risks materialize, costs could significantly increase and our ability to meet demand for our products could be impacted.

If we are unable to satisfy commercial demand for our products in a timely manner, our ability to generate revenue would be impaired, market acceptance of our products could be adversely affected and customers may instead purchase or use alternative products. In addition, we could be forced to secure new or alternative components and subassemblies through a replacement supplier. Finding alternative sources for these components and subassemblies could be difficult in certain cases and may entail a significant amount of time, disruption and increased cost. In some cases, we would need to change the components or subassemblies if we sourced them from an alternative supplier. This, in turn, could require product redesigns which could potentially require additional FDA or international clearance or approval before we could use any redesigned product with new components or subassemblies, thereby causing further costs and delays that could adversely affect our business, financial condition and operating results.

We do not have long-term supply contracts with all our third-party suppliers.

We purchase components and subassemblies from third-party suppliers, including some of our single source suppliers, through purchase orders and do not have long-term supply contracts with some of these third-party suppliers. These third-party suppliers, therefore, are not obligated to perform services or supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. For certain of these suppliers, we do not maintain large volumes of inventory. If we inaccurately forecast demand for components or subassemblies, our ability to manufacture and commercialize our High Velocity Therapy systems could be delayed and our competitive position and reputation could be harmed.

We often maintain high levels of inventory from our single source suppliers, which could consume a significant amount of our resources, reduce our cash flows and lead to inventory impairment charges.

Our High Velocity Therapy systems consist of a substantial number of components. In order to market or sell them effectively, we often must maintain high levels of inventory of the product and its components from our single source suppliers. The manufacturing process requires lengthy lead time during which components may become obsolete, and we may over- or under-estimate the amount needed of a given component, in which case we may expend extra resources or be constrained in the amount of end product that we produce.

Similarly, in order to market or sell our Oxygen Assist Module effectively, we often must maintain high levels of finished goods inventory from a single source supplier. The manufacturing process requires lengthy lead times during which components of our Oxygen Assist module may become obsolete, and we may over- or under-estimate the number of finished goods required, in which case we may expend extra resources or be constrained in the amount of Oxygen Assist Modules that we procure.

Performance issues, service interruptions or price increases by our shipping carriers could adversely affect our business and harm our reputation and ability to provide our products on a timely basis.

Expedited, reliable shipping is essential to our operations. We rely heavily on providers of transport services for reliable and secure point-to-point transport of our products to our customers and for tracking of these shipments. Should a carrier encounter delivery performance issues such as loss, damage or destruction of High Velocity Therapy systems, or Oxygen Assist Modules, it would be costly to replace such systems in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our products and increased cost and expense to our business. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters or other service interruptions affecting delivery services we use would adversely affect our ability to process orders for our products on a timely basis.

The loss of our senior management or our inability to attract and retain highly skilled employees could negatively impact our business.

Our success depends on the skills, experience and performance of the members of our executive management team, particularly Joseph Army, our Chief Executive Officer. The loss of the services of any of these persons for any reason whatsoever, could impede the achievement of our research, development and commercialization objectives. Also, each of these persons may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees.

Additionally, our business and operations depend on our ability to attract and retain highly skilled employees. We may be unable to attract or retain qualified employees in the future for many reasons, including low regional, domestic, and international unemployment rates, the competition for qualified personnel among medical device businesses, or the cost of hiring qualified employees may exceed industry standards. Recruiting and retention difficulties could limit our ability to support our commercial, supply chain and research and development programs. Any of our employees may terminate his or her employment at any time and for any reason. The loss of key employees, the failure of any key employee to perform, our inability to attract and retain skilled employees, as needed, or an inability to effectively plan for and implement a succession plan for key employees could harm our business.

Risks Related to Government Regulation

Our products and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

We and our products are subject to extensive regulation in the United States and elsewhere, including by the Food and Drug Administration, or the FDA, and its foreign counterparts. The FDA regulates the design, development, manufacturing, labeling, storage, non-clinical and clinical research, safety, efficacy, packaging, installation, servicing, marketing and distribution, premarket clearance or approval, recordkeeping, advertising, promotion, recalls and field safety corrective actions, adverse event reporting, post-market approval studies, and product import and export to ensure that medical devices distributed domestically are safe and effective for their intended uses and meet other applicable requirements of the Federal Food, Drug, and Cosmetic Act, or the FDCA.

The regulations to which we are subject are complex. Additional regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA enforces these regulatory requirements through, among other methods of oversight, periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of current clearances or approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

Additionally and as noted above, our strategy subjects us to a variety of additional state and federal laws and regulations.

We may not receive the necessary authorizations to market our future products, and failure to timely obtain such authorizations for our future products would adversely affect our ability to grow our business.

An element of our business strategy is to continue to develop new products and add new features and expand clearance or approval of our current products to new indications. In the United States, in general, before we can market a new medical device, or a new use of, new claim for or significant modification to a legally marketed device, we must first receive either clearance under Section 510(k) of the FDCA or the grant of a de novo request under section 513(f)(2) of the FDCA or a premarket approval application, or PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics, not raise different questions of safety or effectiveness than the predicate device and be as safe and as effective as the predicate device. Clinical data are sometimes required to support a substantial equivalence determination. In the de novo process, a manufacturer whose novel device under the FDCA would otherwise be automatically classified as Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo petition, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for 510(k) submissions. In the PMA process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

The PMA approval, the 510(k) clearance and the de novo processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance and de novo processes can take from three to 12 months but may last significantly longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is filed with the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Clinical data may also be required in connection with an application for 510(k) clearance or a de novo request. Despite the time, effort and cost, a device may not be approved, reclassified or cleared by the FDA. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indications for use or intended uses of the device, which may limit the market for the device.

In the United States, we obtained 510(k) premarket clearances from the FDA to market each of our products requiring such clearance. We also obtained a de novo grant for an expanded indication for our Precision Flow Hi-VNI system. Any modifications to these existing products may require new 510(k) clearance; however, future modifications may be subject to the substantially more costly, time-consuming and uncertain de novo process or PMA process. If the FDA requires us to go through a lengthier, more rigorous premarket review process for future products or modifications to existing products than we had expected, such as with our Oxygen Assist Module, product introductions or modifications could be delayed or canceled, which could cause our sales to decline.

The FDA can delay, limit or deny 510(k) clearance, request for de novo classification, or pre-market approval of a device for many reasons, including:

●	we may be unable to demonstrate to the FDA’s satisfaction that the products or modifications are substantially equivalent to a proposed predicate device or safe and effective for their intended uses;

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FDA or the applicable foreign regulatory body may disagree with the design, conduct or implementation of our clinical trials or the analyses or interpretation of data from pre-clinical studies or clinical trials;

●	participants in our clinical trials may experience serious adverse effects;

●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance, de novo classification, or approval, where required;

●	we may be unable to demonstrate that the clinical and other benefits of the device outweigh the risks;

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an advisory committee, if convened by the applicable regulatory authority, may recommend against authorization for marketing or may recommend that the applicable regulatory authority require, as a condition of marketing authorization, additional preclinical studies or clinical trials, limitations on labeling or distribution and use restrictions, or even if an advisory committee, if convened, makes a favorable recommendation, the respective regulatory authority may still not authorize the product for marketing;

●	the applicable regulatory authority may identify deficiencies in our submissions or in the facilities or processes of our third-party contract manufacturers;

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the policies or regulations of the FDA or applicable foreign regulatory bodies may change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance, de novo classification, or approval; and

●	the FDA or foreign regulatory authorities may audit our clinical trial data and conclude that the data is not sufficiently reliable to support a submission for marketing authorization.

In addition, the FDA may change its policies, adopt additional regulations or revise existing regulations, or take other actions, or Congress may enact different or additional statutory requirements, which may prevent or delay approval, de novo classification, or clearance of our future products under development or impact our ability to modify our currently marketed products on a timely basis. Such policy, statutory or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new 510(k) clearances, de novo classifications, or PMA approvals, increase the costs of compliance or restrict our ability to maintain our current marketing authorizations.

In order to sell our products in member countries of the European Economic Area (the 27 member states of the European Union plus Iceland, Liechtenstein and Norway), or the EEA, our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC), or the MDD. Compliance with these requirements is a prerequisite to be able to affix the CE Mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the MDD, a conformity assessment procedure requires the intervention of an organization accredited by a Member State of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE Mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE Mark to our devices, which would prevent us from selling them within the EEA.

In May 2021, the EU Medical Devices Regulation (Regulation (EU) 2017/745 of the European Parliament and of the Council), or the MDR, replaced the EU MDD in the European Economic Area. In regard to the UK, because the MDR was codified into UK law at the time of Brexit, the same MDR requirements apply to our commercial activity in the UK, at least during the post-Brexit transition period.

The MDR imposes stricter requirements on medical device manufacturers and the Notified Bodies whom they must involve in the conformity assessment procedure (other than self-declaration Class I non-sterile, non-measuring devices and (new) non-reusable surgical instruments). The MDR adds new requirements, such as a reclassification of certain devices, a Unique Device Identification (UDI) system, a wider scope of the Quality Management System including clinical evaluation and post-marketing clinical follow-up, a clinical evaluation procedure for some Class IIb and Class III devices by an independent expert panel, among others. New medical devices must now comply with the MDR rules. That means we must undergo the applicable conformity assessment procedure according to MDR, through representation by a Notified Body, for all new devices we introduce. The new devices have to be CE marked pursuant to MDR.

We or our distributors will also need to obtain regulatory approval in other foreign jurisdictions in which we plan to market and sell our products. The time required to obtain registrations or approvals, if required by other countries, may be longer than that required for FDA clearance, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we or our distributors may need to apply for additional regulatory approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we or our distributors have received. If we or our distributors are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Marketing authorization by the FDA does not ensure clearance or approval by regulatory authorities in other countries, and clearance or approval by one or more foreign regulatory authorities does not ensure marketing authorization by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory clearance or approval or other marketing authorization in one country may have a negative effect on the regulatory process in others.

Certain modifications to our products may require new 510(k) clearance or other marketing authorizations and may require us to recall or cease marketing our products.

Once a medical device is permitted to be legally marketed in the United States pursuant to a 510(k) clearance, de novo classification, or a PMA, a manufacturer may be required to notify the FDA of certain modifications to the device. Manufacturers determine in the first instance whether a change to a product requires a new premarket submission, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. We have made modifications to our products in the past and have determined based on our review of the applicable FDA regulations and guidance that in certain instances new 510(k) clearances or other premarket submissions were not required. We may make similar modifications or add additional features in the future that we believe do not require a new 510(k) clearance, de novo classification, or approval of a PMA or PMA amendments or supplements. If the FDA disagrees with our determinations and requires us to submit new 510(k) notifications, requests for de novo classification, or PMAs (or PMA supplements or amendments) for modifications to our previously cleared or reclassified products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Our products have been cleared by the FDA for specific indications. The FDA and European regulatory authorities strictly regulate the indications for use and associated promotional safety and effectiveness claims, including comparative and superiority claims vis a vis competitors’ products, that may be made about legally marketed products. In particular, a medical device may not be promoted in a way that constitutes adulteration or misbranding under the FDCA. We train our marketing personnel and sales representatives and distributors to promote our products consistent with applicable laws and published clinical data. However, a physician, in his or her medical judgment, can prescribe a course of treatment that is outside the product’s labeling. There may be increased risk of injury to patients if physicians attempt to use our products in this manner. Furthermore, the use of our products for indications other than those authorized by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

If the FDA or any foreign regulatory body determines that our promotional materials, sales practices or training constitute improper promotion of an off-label use, including as a result of their disagreement with our interpretation of published clinical data or the FDA’s recent grant of our de novo request and corresponding expanded indications for use, they could request that we modify our training, sales practices or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. Additionally, the FDA might fail to take action against competitors whose promotional materials, sales practices or training mirror our own but who have not yet achieved the expanded indications for use we received in connection with the FDA’s recent grant of our de novo request. These types of enforcement actions, or enforcement omissions, could have a material adverse impact on our business, product sales and financial results.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, expeditiously and effectively evaluate product complaints and promotional matters, or otherwise prevent new or modified products and indications from being developed, cleared or approved, or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to hire, retain, or deploy key leadership and other personnel, expeditiously and effectively evaluate product complaints and promotional matters, or otherwise review and clear or approve new or modified products and indications can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, a dramatic increase in Emergency Use Authorizations or other regulatory submissions, a dramatic increase in the issuance of guidance documents, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may impede the FDA’s ability to expeditiously evaluate product complaints and promotional matters, and may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices or indications to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. In addition, if a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our marketing applications, clinical trial authorizations, emergency use applications, or other regulatory submissions, which could have a material adverse effect on our business.

For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. As another example, following the FDA’s issuance of certain Emergency Use Authorization communications in March 2020 that identified the product code that includes our Precision Flow Hi-VNI system, QAV, on a list of ventilators and/or ventilatory support devices, we prepared a letter-to-file to modify the indications for use of the Precision Flow Hi-VNI system. We believe these modifications are consistent with the FDA’s recent communication and our clinical data. However, to the extent we market the Precision Flow Hi-VNI system using the modified labeling, the possibility exists that the FDA may not agree with the decision that a new clearance or approval was unnecessary for this label revision for any number of reasons, including, without limitation, that we used an inappropriate intended use statement, and as a result may require us to submit a new 510(k) notification, request for de novo classification, premarket approval (“PMA”) (or PMA supplements or amendments) or subject us to other consequences. In addition, on April 29, 2020 the FDA reached out with an informal inquiry regarding our marketing of the Precision Flow Hi-VNI system. We responded to that inquiry in a timely manner, but the FDA may ultimately determine that our website or other promotional materials, sales practices, or training constitute the improper promotion of a medical device.

Our products must be manufactured in accordance with federal, state and international regulations, and we could be forced to recall our installed devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedure and documentation of, among other requirements, the design, testing, validation, verification, complaint handling, production, process controls, quality assurance, labeling, supplier evaluation, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through, among other oversight methods, periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors, suppliers, or contract manufacturing organizations. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing. For example, certain of our electrical components in our products are audited pursuant to International Electrotechnical Transmission standard 60601, a widely accepted benchmark for medical electrical equipment compliance that has become a requirement for the commercialization of electrical medical equipment in many countries. We are routinely audited under this standard and negative findings from an audit could prevent us from marketing our products in certain countries.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations or our specifications, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; customer notifications or repair, replacement, refunds, recall, detention or seizure of our products; fines, injunctions or civil penalties; suspension or withdrawal of approvals or clearances; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us or our employees.

Any of these actions could significantly and negatively impact supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and suffer reduced revenue and increased costs.

Our products may cause or contribute to adverse medical events that we are required to report to the FDA and other governmental authorities, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

Our products are subject to extensive regulation by the FDA in the United States and by regulatory agencies in other countries where we do business. We will be required to timely file various reports with the FDA, including reports required by the medical device reporting regulations, or MDRs, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur to the device or a similar device that we market, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other governmental authorities could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance, seizure of our products or delay in clearance of future products.

The FDA and certain foreign regulatory bodies have the authority to require the recall of commercialized products under certain circumstances. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death.

A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. We have in the past conducted voluntary recalls of devices with lot-specific quality issues. For example, in September 2014, we initiated a voluntary recall of various lots of the disposable patient circuit due to the device allowing water to leak into the center gas lumen. This recall was terminated in October 2015. Additionally, we received a small number of complaints involving a defect in the disposable patient circuit that allowed water to leak where the delivery tube is connected to the disposable water path. In response, we initiated a voluntary recall of the four affected lots that began on May 4, 2016 and terminated on August 17, 2016. Also, in coordination with MHRA, in January of 2023 Vapotherm initiated a limited recall of four lots of Disposable Patient Circuits in the UK, a quantity that is not material. Product defects or other errors resulting in recalls may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA or other governmental bodies may require, or we may decide, that we will need to obtain new marketing authorizations for the device before we may market or distribute the corrected device. Seeking such marketing authorizations may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal proceedings.

Companies are required to maintain certain records of recalls, removals and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals, removals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, including product recall, will require the dedication of our time and capital and could harm our reputation and financial results.

In addition, the FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. For example, in December 2016, the 21st Century Cures Act, or Cures Act, was signed into law. The Cures Act, among other things, is intended to modernize the regulation of medical devices and spur innovation. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. The Biden Administration may enact certain policies that may impact our business and industry. It is difficult to predict how potential executive actions affect the FDA’s ability to exercise its regulatory authority. If potential executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

Certain of our customers are highly dependent on payments from third-party payors, including government sponsored programs, in the U.S. and other countries in which we operate, and reductions in third-party coverage and reimbursement rates for our products (or services provided with our products) could adversely affect our business and results of operations.

A substantial portion of our revenue depends, in part, on the extent to which the costs of our products purchased by our customers are reimbursed by third-party payors, including Medicare, Medicaid, other U.S. government sponsored programs, non-U.S. governmental payors and private payors. Our customers’ ability to obtain appropriate coverage and reimbursement for products and services from these third-party payors affects the selection of products they purchase and the prices they are willing to pay. Many of our products are used in services that are often reimbursed by third-party payors as part of a global payment that covers all costs associated with providing that service. This means that healthcare providers incur costs purchasing these products but do not receive separate or additional reimbursement in connection with their use. As a result, certain healthcare providers may be reluctant to adopt our products. Similarly, our customers may not adopt our products if they are more costly than competitor products, including products used to provide alternative treatments. If we lower the prices for our products to obtain or maintain customers’ business, we may be adversely affected financially. Similarly, our customers’ ability to obtain appropriate productivity credit from their applicable internal administrations affects the selection of products they purchase and the prices they are willing to pay.

For some of our products, such as our remote physiologic monitoring (“RPM”) products, our customers may receive additional reimbursement associated with those products. To the extent that third-party payors modify or eliminate coverage for the RPM products or reduce their reimbursement to our customers for their use of those products, our business may be adversely affected.

We face significant uncertainty in the industry due to government healthcare reform and other legislative action.

There have been and continue to be laws enacted by the federal government, state governments, regulators and third-party payors to control healthcare costs, and generally, to reform the healthcare system in the United States. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Healthcare Reform Act, substantially changed the way healthcare is delivered and financed by both governmental and private insurers. These changes included the creation of demonstration programs and other value-based purchasing initiatives that provide financial incentives for physicians and hospitals to reduce costs. We expect healthcare reform efforts to continue and we cannot predict whether additional reform proposals will be adopted, when they will be adopted, or what impact they may have on us, but any such proposals could have a negative impact on our business and provide incentives for hospitals and physicians to not use our products and services. General legislative action also may affect our business.

Consolidation in the healthcare industry, group purchasing organizations or integrated distributor networks could lead to demands for price concessions, which may affect our ability to sell our products at prices necessary to support our current business strategies.

Healthcare costs have risen significantly over the past decade, which has resulted in or led to numerous cost reform initiatives by legislators, regulators and third-party payors. Cost reform has triggered a consolidation trend in the healthcare industry to aggregate purchasing power, which may create more requests for pricing concessions in the future. Failure to meet these concessions may result in our exclusion from these contracts. Additionally, group purchasing organizations, independent delivery networks and large single accounts may continue to use their market power to consolidate purchasing decisions for hospitals by limiting the number of products available under various purchasing categories. We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the healthcare industry world-wide, resulting in further business consolidations and alliances among our customers, which may exert further downward pressure on the prices of our products.

As the healthcare system consolidates the number of health systems and group purchasing organizations controlling the buying process has also constricted. In order to sell to hospitals that belong to these organizations we must be on contract. Not being on contract with these organizations, or choices of these organizations to standardize on a competitive product option or otherwise decline to renew our contract, or the failure of these organizations to differentiate our new Precision Flow Hi-VNI system, which we fully launched in 2019 and is our first product to have the de novo expanded indication for use statement, from conventional heated humidified high flow oxygen devices could substantially reduce our revenue opportunity.

Legislative or regulatory reforms in the United States or other jurisdictions in which we market our products may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, FDA and other regulatory authorities’ regulations and guidance may be revised or reinterpreted in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The Medical Devices Regulation, which became effective in May 2021, among other things:

●	strengthens the rules on placing devices on the market and reinforce surveillance once they are available;

●	establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

●	improves the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	sets up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and

●	strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

These modifications have had and may continue to have an effect on the way we conduct our business in the EEA.

We are subject to certain federal, state and foreign fraud and abuse laws, transparency laws and state licensure or permit laws which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

There are numerous U.S. federal and state, as well as foreign, laws pertaining to healthcare fraud and abuse, including anti-kickback, false claims and transparency laws. Our business practices and interactions with physicians, hospitals and other healthcare providers are subject to scrutiny under these laws. The significant U.S. healthcare laws and regulations that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual or furnishing or arranging for a good or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Violations of the federal Anti-Kickback Statute may result in substantial civil or criminal penalties and exclusion from participation in government healthcare programs, including Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal healthcare programs that are false or fraudulent. Private individuals can bring False Claims Act “qui tam” actions, on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the federal civil False Claims Act, the government may impose substantial penalties plus three times the amount of damages which the government sustains because of the submission of a false claim, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the Federal Physician Payments Sunshine Act or Open Payments which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under certain federal healthcare programs such as Medicare and Medicaid to report annually to the DHHS Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value to teaching hospitals and physicians, which term is defined broadly to include practitioners such as podiatrists and dentists, (and, beginning with transfers of value in 2021, to additional non-physician practitioners) as well as to report annually ownership and investment interests held by physicians and their immediate family members. Manufacturers are required to submit annual reports to CMS and failure to submit required information may result in substantial civil monetary penalties, and may result in liability under other federal laws or regulations;

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the HIPPA fraud and abuse provisions, which may impose criminal penalties for defrauding any healthcare benefit program, including public and private payors, or making any false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or that otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device companies to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and

●	state laws that require medical device companies to obtain wholesale distribution or pharmacy permits and other state licensing laws.

More generally, these laws and regulations constrain our promotional and other business activities by limiting the kinds of financial interactions, including discount and other commercial transactions, we may have with individuals or entities that use, order, purchase or recommend our products such as patients and healthcare providers. We have a variety of arrangements with our customers that could implicate these laws and regulations. For example, like many medical device companies that have related capital and consumable products, we periodically permit customers that purchase the disposable component of our High Velocity Therapy systems to use the capital component at no upfront cost as part of a bundled discount sale. A small percentage of our company is owned by healthcare professionals, and we also have also entered into consulting agreements with physicians, including some who influence the ordering of or use our products in procedures they perform. To facilitate product discussions, we also provide meals to healthcare practitioners who might use or order services using our products. We arrange for continuing education programs for healthcare practitioners to provide education about our products and the conditions our products are approved to treat. As another example, with federal RPM coverage requirements evolving, our customers may submit claims to federal payors for services furnished in connection with our RPM support services, which could result in some services not eligible for reimbursement being nonetheless billed to Medicare or Medicaid and therefore triggering False Claims Act liability. We could be adversely affected if regulatory agencies determine our financial interactions to be in violation of applicable laws. Due to the breadth of these laws, the narrowness of exceptions and/or safe harbors available, and the range of interpretations to which the laws are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.

To enforce compliance with the healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these investigations, healthcare companies or healthcare providers may have to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity and be costly to respond to.

If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other healthcare regulations that apply to us, we may be subject to penalties, including administrative, civil and criminal penalties, damages, fines, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, contractual damages, reputational harm, disgorgement and the curtailment or restructuring of our operations.

Risks Related to Our International Operations

Our international operations subject us to certain operating risks, which could adversely impact our results of operations and financial condition.

We focus our international commercial efforts in our most established markets and ones we believe have the most potential to grow. In addition, we have manufacturing facility in Mexico and research and development operations in Singapore. Economic or political instability in any of these markets could have a significant impact on our operations. Additionally, the sale and shipment of our products across international borders, as well as the purchase of components from international sources, subjects us to U.S. and foreign governmental trade, import and export, and customs regulations and laws.

Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the United Kingdom Bribery Act of 2010 and the U.S. Foreign Corrupt Practices Act, as well as sanctions and export controls laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

Our international operations expose us and our distributors to risks inherent in operating in foreign jurisdictions. These risks include:

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difficulties in enforcing our intellectual property rights and in defending against third-party threats and intellectual property enforcement actions against us, our distributors or any of our third-party suppliers;

●	reduced or varied protection for intellectual property rights in some countries;

●	pricing pressure that we may experience internationally;

●	a shortage of high-quality salespeople, clinical managers and distributors;

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third-party reimbursement policies that may require some of the patients who receive our products to directly absorb medical costs or that may necessitate the reduction of the selling prices of our products;

●	competitive disadvantage to competition with established business and customer relationships;

●	the imposition of additional U.S. and foreign governmental controls or regulations;

●	political or economic instability;

●	violence and civil unrest;

●	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

●	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

●	scrutiny by foreign tax authorities, which could result in significant fines, penalties and additional taxes being imposed on us;

●	laws and business practices favoring local companies;

●	longer payment cycles;

●	difficulties in maintaining consistency with our internal guidelines;

●	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

●	the imposition of costly and lengthy new export licensing requirements;

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the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity; and

●	the imposition of new trade restrictions.

If we experience any of these risks, our sales in non-U.S. jurisdictions may be harmed and our results of operations would suffer.

If we continue manufacturing our products in Mexico or using foreign contract manufacturers, our operating results could be harmed by economic, political, regulatory and other factors in foreign countries.

We currently manufacture substantially all of our products in Mexico. We also use foreign contract manufacturers and may continue to use foreign contract manufacturers to manufacture current and future products, where appropriate. These international operations are subject to inherent risks, which may adversely affect us, including, but not limited to:

●	political and economic instability;

●	high levels of inflation, historically the case in a number of countries in Asia;

●	burdens and costs of compliance with a variety of foreign laws, regulations and sanctions;

●	foreign taxes and duties;

●	changes in tariff rates or other trade, tax or monetary policies; and

●	changes or volatility in current exchange rates and interest rates.

With respect to Mexico specifically, our business, financial condition, results of operations and prospects may be affected by currency fluctuations, price instability, inflation, interest rates, regulation, taxation, social instability and other political, social and economic developments in or affecting Mexico, over which we have no control. Mexico has experienced periods of violence and crime due to the activities of drug cartels. In response, the Mexican government has implemented various security measures and has strengthened its police and military forces. Despite these efforts, drug-related crime continues to exist in Mexico. These activities, their possible escalation and the violence associated with them may have a negative impact on the Mexican economy or on our operations in the future. The social and political situation in Mexico could adversely affect the Mexican economy, which in turn could have a material adverse effect on our business, results of operations and financial condition.

If significant tariffs or other restrictions are placed on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially harmed.

We contract with several Chinese suppliers for certain components of our High Velocity Therapy systems, which are single-sourced in China. If significant tariffs or other restrictions are placed on Chinese imports or any related counter-measures are taken by China, our revenue and results of operations may be materially harmed. Recently, political discourse in the United States has increasingly focused on ways to discourage U.S. competitors from outsourcing manufacturing and production activities to foreign corporations and curb what are considered unfair trade practices. In January 2020, the United States and China entered into Phase One of the Economic and Trade Agreement between the United States of America and the People's Republic of China (the “Phase One Trade Agreement”). The Phase One Trade Agreement takes steps to ease certain trade tensions between the United States and China. Although the Phase One Trade Agreement is an encouraging sign of progress in the trade negotiations between the United States and China. However, according to the Peterson Institute for International Economics, China has purchased significantly less than its purchase commitment under the Phase One Trade Agreement. No further agreements have been reached and the impact of the Phase One Trade Agreement and any forthcoming trade deal cannot be determined at this time. If tariffs are imposed on the components used in our High Velocity Therapy systems, we may be required to raise our prices, which may result in the loss of customers and harm our operating performance. Alternatively, we may seek to shift production outside of China, resulting in significant costs and disruption to our operations.

Efforts to withdraw from or materially modify the USMCA or other international trade agreements, to change tax provisions related to global manufacturing and sales or to impose new tariffs, economic sanctions or related legislation, any of which could adversely affect our financial condition and results of operations.

Our business benefits from free trade agreements, such as the United States-Mexico-Canada Agreement, or USMCA, and we also rely on various U.S. corporate tax provisions related to international commerce, as we develop, market and sell our products and services globally.

Any modification in these areas, any shift in the enforcement or scope of existing regulations or any change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers with international operations and could result in increased costs. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and results of operations.

Our results may be impacted by changes in foreign currency exchange rates.

We have international operations, including a direct sales organization in the United Kingdom, a manufacturing facility in Mexico and research and development operations in Singapore, and, as a result, an increase in the value of the U.S. dollar relative to foreign currencies could require us to reduce our selling price or risk making our products less competitive in international markets, or our costs could increase. Also, if our international sales increase, we may enter into a greater number of transactions denominated in non-U.S. dollars, which could expose us to increased foreign currency risks, including currency fluctuations and exchange rate risks. We do not currently engage in any hedging transactions. If we are unable to address these risks and challenges effectively, our international operations may not be successful, and our business could be harmed.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar world-wide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act, or the FCPA, the U.K. Bribery Act of 2010 and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws, including the requirements to maintain accurate information and internal controls. We operate in many parts of the world that have experienced governmental corruption to some degree and in certain circumstances; strict compliance with anti-bribery laws may conflict with local customs and practices. There is no assurance that our internal control policies and procedures will protect us from acts committed by our employees or agents. If we are found to be liable for FCPA or other violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others), we could suffer from civil and criminal penalties or other sanctions, including contract cancellations or debarment, and loss of reputation, any of which could have a material adverse impact on our business, financial condition, and results of operations.

Risks Related to Our Intellectual Property

We recently received notice from a “Vapotherm Access” technology licensor claiming our exclusive license had terminated due to our failure to use reasonable efforts to commercialize the licensed technology. We met with the licensor, provided evidence of the error of its contention, and the licensor withdrew its termination notice in writing. Despite this amicable resolution, we believe based on earlier statements that the licensor desires to amend the license agreement to, among other things, reduce our exclusive field of use, and may look for other opportunities to claim a breach and a termination to gain negotiating leverage. Termination of the license could delay the commercial launch of our home product and, if the purported termination results in litigation, could result in additional expense and management distraction, regardless of outcome.

We are successor in interest to the 2012 exclusive license agreement between Temple University (“Temple”) and HGE Health Care Solutions LLC (“HGE”), which we acquired in 2020. Briefly summarized, the agreement exclusively licensed to HGE (and now to us) certain intellectual property designed to predict COPD exacerbations using remote patient monitoring. This licensed technology was used in the Vapotherm Access call center business which we exited in 2022 and is also incorporated in the home based device we have been actively developing at our Technology Center in Singapore. We recently completed proof of concept testing of the digital solution that supports the home device with Vapotherm Access at Temple University Medical Center (“Temple Medical Center”). Despite our active development of a home device incorporating the technology licensed from Temple, and our ongoing collaboration with Temple Medical Center in the development of this product, in October 2023 we received a notice from Temple declaring the license terminated, allegedly due to our failure to use reasonable efforts to commercialize the licensed technology. Prior to sending the notice, and despite being party to a valid and existing exclusive license agreement, Temple had sought to enter into a new license agreement with us which would have, among other things, narrowed our exclusive field of use. Termination of the Temple license agreement could delay the launch of our home based device and, should litigation ensue, litigation costs could have a material adverse effect on our business and financial results, regardless of outcome.

If we are unable to secure and maintain patent or other intellectual property protection for our products, we may lose a significant competitive advantage.

Our commercial success depends, in part, on obtaining, maintaining and defending patent and other intellectual property protection for the technologies used in our products. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may choose not to seek patent protection for certain innovations or products and may choose not to pursue patent protection for certain products in certain jurisdictions or at all, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope and, in any event, any patent protection we obtain may be limited. As a result, some of our products are not, and in the future may not be, protected by patents. This may mean we may be unable to:

●	prevent our competitors from duplicating our products;

●	prevent our competitors from gaining access to our proprietary information and technology; or

●	gain or maintain a competitive advantage.

We intend to seek additional patents, but our pending and future patent applications may not result in issued patents or be granted on a timely basis. In addition, issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage, including exclusivity in a particular product area. The scope of our patent claims also may vary between countries, as individual countries have distinctive patent laws. We may be subject to challenges by third parties regarding our intellectual property, including, among others, claims regarding validity, enforceability, scope and effective term. Patent prosecution, related proceedings, and litigation in the U.S. and in other countries may be expensive, time consuming and ultimately unsuccessful. In addition, patents issued by foreign countries may afford less protection than is available under U.S. patent law and may not adequately protect our proprietary information. Our competitors may independently develop proprietary technologies and processes that are the same as or substantially equivalent to ours or design around our patents. The technologies we have patented, licensed or developed. Moreover, the expiration of patents on which we rely for protection of key products could diminish our competitive advantage and adversely affect our business and our prospects. Consequently, competitors could develop, manufacture and sell products that directly compete with our products, which could decrease our sales and diminish our ability to compete.

Even if our patents are determined by the U.S. Patent and Trademark Office, USPTO, foreign patent office, or a court to be valid and enforceable, they may not be drafted or interpreted sufficiently broadly enough in scope to prevent others from marketing products and services similar to ours or designing around our patents. For example, third parties may be able to develop therapies, or make systems or devices, that are similar to ours but that are not covered by the claims of our patents. Third parties may assert that we or our licensors were not the first to make the inventions covered by our issued patents or pending patent applications. The claims of our issued patents or patent applications when issued may not cover our commercial technology or the future products and services that we develop. We may not have freedom to operate unimpeded by the patent rights of others. Third parties may have dominating, blocking or other patents relevant to our technology of which we are not aware. Because an originally filed patent application can be refiled to obtain continuation patents with new claims based on the priority date of the original application, we cannot be certain that our competitors will not file and obtain new continuation patents in an attempt to cover our commercial technology notwithstanding it having been available in the market for over 10 years. In addition, because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after the filing of certain priority documents (or, in some cases, are not published until they issue as patents) and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for our technology or our next generation contemplated technology. Any such patent applications may have priority over our patent applications or issued patents, which could further require us to obtain rights from third parties to issued patents or pending patent applications covering such technologies to allow us to commercialize our technology. If another party has filed a U.S. patent application on inventions similar to ours, depending on when the timing of the filing date falls under certain patent laws, we may have to participate in a priority contest (such as an interference proceeding) declared by the USPTO to determine priority of invention in the United States. There may be prior public disclosures of which we are not aware that could invalidate our patents or one or more claims of our patents. Further, we may not develop additional proprietary technologies and, even if we do, they may not be patentable.

Moreover, in the United States and in foreign jurisdictions, proceedings to enforce our patent rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. Additionally, such proceedings could provoke third parties to assert claims against us, or they may assert such claims on their own. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful, or we may be required to pay damages and legal fees of our adversaries. Thus, we may not be able to stop a competitor from marketing and selling products that are the same as or similar to our products, and our competitive position would be harmed.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.

In addition to patent and trademark protection, we also rely on trade secrets, including unpatented manufacturing know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our consultants and vendors, or our former or current employees. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, however, any of these parties may breach the agreements and disclose our trade secrets and other unpatented or unregistered proprietary information, and once disclosed, we are likely to lose trade secret protection. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to enforce trade secret protection.

Further, our competitors may independently acquire or develop know-how or other technology that is similar, equivalent, or superior to our proprietary technology. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology, or develop their own competitive technologies that fall outside of our intellectual property rights. In addition, our key employees, consultants, suppliers or other individuals with access to our proprietary technology may incorporate that technology into projects and inventions developed independently or with third parties. As a result, disputes may arise regarding the ownership of the proprietary rights to such technology, and any such dispute may not be resolved in our favor. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology to compete with us and our competitive position could be adversely affected. If our intellectual property is not adequately protected so as to protect our market against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential partners or customers in our markets of interest. In addition, third parties have registered trademarks similar and identical to our trademarks in both the United States and in foreign jurisdictions and may in the future file for registration of such trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we were not successful in challenging such third-party rights, we may not be able to use these trademarks to market our products in those countries. In any case, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

We may in the future become involved in lawsuits to defend ourselves against intellectual property disputes, which could be expensive and time consuming, and ultimately unsuccessful, and could result in the diversion of significant resources, and hinder our ability to commercialize our existing or future products.

Our success depends in part on not infringing the patents or violating other proprietary rights of others. Intellectual property disputes can be very costly to defend or affirmatively pursue, distract leadership, require financing, and may cause our business, operating results and financial condition to suffer. Significant litigation regarding patent rights occurs frequently in the medical device industry, and we intend to engage as necessary to defend our rights. Whether merited or not, it is possible that U.S. and foreign patents and pending patent applications controlled by third parties may be alleged to cover our products. We may also face allegations that our employees have misappropriated the intellectual property rights of their former employers or other third parties. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit, or otherwise interfere with our ability to commercialize our products. These competitors may have one or more patents for which they can threaten and/or initiate patent infringement actions against us, and we may have one or more patents for which we can threaten and/or initiate patent infringement actions against them. Our ability to defend ourselves or to affirmatively pursue such actions may be limited by our financial and human resources, the availability of reasonable defenses and claims, and the ultimate acceptance of our defenses and claims by the courts or juries. Further, if such patents are successfully asserted against us, this may result in an adverse impact on our business, including injunctions, damages, and/or attorneys’ fees. From time to time and in the ordinary course of business, we may develop noninfringement and/or invalidity positions with respect to third-party patents, which may or may not be ultimately adjudicated as successful by a judge or jury if such patents were asserted against us.

We have and may receive in the future, particularly as a public company, communications from patent holders, including non-practicing entities, alleging infringement of patents, infringement of other intellectual property rights including misappropriation of trade secrets, offering licenses to such intellectual property, or challenging our intellectual property. For example in 2018, Stamford Devices Limited opposed our European patent—EP2806926 before the parties reached a settlement in 2019. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights. At any given time, we may be involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

The large number of patents, the rapid rate of new patent applications and issuances, the complexities of the technologies involved and the uncertainty of litigation significantly increase the risks and the costs related to any patent litigation. Any potential intellectual property litigation also could force us to do one or more of the following:

●	stop selling, making, using, or exporting products that use the disputed intellectual property;

●

obtain a license from the intellectual property owner to continue selling, making, exporting, or using products, which license may require substantial payments and may not be available on reasonable terms, or at all;

●	incur significant legal expenses;

●

pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing, potentially including treble damages if the court finds that the infringement was willful;

●	if a license is available from a third-party, we may have to pay substantial royalties, upfront fees or grant cross-licenses to intellectual property rights for our products and services;

●	pay the attorney fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing;

●	find non-infringing substitute products, which could be costly and create significant delay due to the need for FDA regulatory clearance;

●	pay substantial damages to our customers or end users to discontinue use or replace infringing technology with non-infringing technology;

●	lose the opportunity to opportunity to successfully protect our intellectual property and assert it against others;

●	find alternative supplies for infringing products or processes, which could be costly and create significant delay due to the need for FDA regulatory clearance; or

●	redesign those products or processes that infringe any third-party intellectual property, which could be costly, disruptive, and/or infeasible.

From time to time, we may affirmatively engage in or be subjected to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Finally, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

If any of the foregoing occurs, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products, all of which could have a material adverse effect on our business, results of operations and financial condition.

In addition, we may indemnify our customers, suppliers and international distributors against claims relating to the infringement of the intellectual property rights of third parties relating to our products, methods, and/or manufacturing processes. Third parties may assert infringement claims against our customers, suppliers, or distributors. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, suppliers or distributors, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers, suppliers, or distributors or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products, or our suppliers may be forced to stop providing us with products.

Similarly, interference or derivation proceedings provoked by third parties or brought by the USPTO or any foreign patent authority may be necessary to determine the priority of inventions or other matters of inventorship with respect to our patents or patent applications. We may also become involved in other contested proceedings, such as re-examination, inter parties review, or opposition proceedings, before the USPTO or its foreign counterparts relating to our intellectual property or the intellectual property rights of others. An unfavorable outcome in any such proceedings could require us to cease using the related technology or to attempt to license rights to it from the prevailing party or could cause us to lose valuable intellectual property rights. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees.

We are subject to various laws protecting the confidentiality and security of certain personal information, and our failure to comply could result in penalties and reputational damage.

We are subject to various laws and regulations protecting the confidentiality and security of certain patient health information, and our failure to comply with such laws and regulations could result in penalties and reputational damage.

Within the United States, numerous federal and state laws, including, without limitation, HIPAA, state data privacy laws (for example, the CPPA), state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, disclosure and storage of personal information.

Outside the United States, numerous countries in which we operate, manufacture and sell our products have, or are developing, laws protecting data privacy and the confidentiality of certain personal data. For example, the European Union (“EU”) General Data Protection Regulation (“GDPR”) imposes new data protection requirements in the EEA, and substantial fines for violations of the data protection rules. The GDPR expanded significantly the jurisdictional reach of EEA data protection law by extending the law’s application to not only entities that are established in the EEA, but also to entities that process personal data in connection with the offering of goods or services to data subjects located in the EEA or process personal data in connection with monitoring the behavior of data subjects located in the EEA. The GDPR imposes strict obligations and restrictions on controllers and processors of personal data including, for example, expanded disclosures about how personal data is to be used, increased requirements pertaining to health data and pseudonymised (e.g., key-coded) data, mandatory data breach notification requirements, appointment of a data protection officer when sensitive personal data (e.g., health data) are processed on a large scale, requirement to enter into certain types of contracts with service providers processing personal data, implementation of appropriate privacy governance measures, and expanded rights for individuals over their personal data. This could affect our ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting, or could cause our costs to increase, potentially leading to harm to our business and financial condition.

While the GDPR, as a directly effective regulation, was designed to harmonize data protection laws across the EEA, it does permit member states to legislate in many areas (particularly with regard to the processing of genetic, biometric or health data), meaning that inconsistencies between different member states will still arise. EEA member states have their own regimes on medical confidentiality and national and EEA-level guidance on implementation and compliance practices is often updated or otherwise revised, which adds to the complexity of processing personal data in the EEA.

Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA Member States, which may deviate from the GDPR, may result in substantial fines, and in addition to such fines, we may be the subject of litigation initiated by data subjects and/or adverse publicity, which could have a material adverse effect on our reputation and business. As a result of the implementation of the GDPR, we are required to put in place additional mechanisms to ensure compliance with the new data protection rules. For example, the GDPR requires us to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which we can process personal data, may make it harder for us to obtain valid consent for processing, will require the appointment of a data protection officer where sensitive personal data (e.g., health data or data concerning race or ethnicity) is processed on a large scale, introduces mandatory data breach notification requirements throughout the EEA, imposes additional obligations on us when we are contracting with service providers and requires us to adopt appropriate privacy governance including policies, procedures, and training.

European data protection law generally prohibits the transfer of personal data to countries outside of the EEA that are not considered by the European Commission to provide an adequate level of data protection, unless there are specific frameworks or mechanisms in place to safeguard the data, such as the EU-U.S. Privacy Shield or the European Commission-approved standard contractual clauses, or very narrow legal exceptions (such as explicit consent of the data subject) apply. There is currently litigation challenging the EU-U.S. Privacy Shield and the standard contractual clauses, and it is uncertain whether these data transfer mechanisms will be invalidated by the European courts. We could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in the European courts.

Outside of the EEA, the legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues that may affect our business. There is a degree of uncertainty associated with the legal and regulatory environment around privacy and data protection laws, which continue to develop in ways we cannot predict, including with respect to evolving technologies, such as cloud computing. Privacy and data protection laws may be interpreted and applied inconsistently from country to country and impose inconsistent or conflicting requirements. Varying jurisdictional requirements could increase the costs and complexity of compliance or require us to change our business practices in a manner adverse to our business. A determination that we have violated privacy or data protection laws could result in significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm our business and reputation.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our existing and future products.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include, among other things, provisions that affect the way patent applications are prosecuted, redefine prior art, establish specific venues and procedures for litigating patent validity, and switched the United States patent system from a “first-to-invent” system to a “first-to-file” system. The Leahy-Smith Act and its interpretation and implementation are still evolving and could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications. Furthermore, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit have made, and may continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign courts have made, and may continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our own, which would have a material adverse effect on our business.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan, and the protection any patent affords is limited. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. For any patents we have that cover our products (or new patents we obtain), once the patent life has expired we may be open to competition from competitive devices and services. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing devices or services that compete with ours.

We may not be able to adequately protect our intellectual property rights throughout the world.

Currently, our intellectual property portfolio includes numerous issued patents and pending patent applications that relate to our platform technology. Filing, prosecuting and defending patents on our products in all countries throughout the world would be prohibitively expensive. The requirements for patentability differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories in which we have no have patent protection or our protection is insufficient to terminate infringing activities.

We may not have patent rights in certain foreign countries in which a market may exist. Moreover, in jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. Additionally, such proceedings could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling products that are the same as or similar to our products, and our competitive position in the international market would be harmed.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers or competitors. Although we have procedures in place that seek to prevent our employees and consultants from using the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to our products would have a material adverse effect on our business and may prevent us from selling our products or from practicing our processes. In addition, we may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could have an adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

An active, liquid trading market for our common stock may not be sustained.

On December 15, 2023, our common stock began trading in the over-the-counter markets on the OTCQX tier of the OTC Markets, under the symbol VAPO. The over-the-counter markets, including the OTCQX, are not stock exchanges and trading of securities on the OTCQX is more limited than the NYSE. Quotation on the over-the-counter markets may result in a less liquid market available for existing and potential securityholders to trade our common stock and has depressed and could further depress the trading price of our common stock. We cannot assure you that an active public market for our common stock will be sustained in the future. If an active market for our common stock is not sustained, the price may decline. These factors may result in investors having difficulty reselling any shares of our common stock.

Further, an inactive trading market may also impair our ability to raise capital by selling our securities, to attract and motivate employees through equity incentive awards, or to acquire other companies, products, or technologies by using our securities as consideration.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. During 2023, the sales price of our common stock ranged from $0.78 to $23.52. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

●	actual or anticipated fluctuations in our financial condition and operating results;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	commercial success and market acceptance of our products;

●	success of our competitors in developing or commercializing products;

●	ability to commercialize or obtain regulatory approvals for our products, or delays in commercializing or obtaining regulatory approvals;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	product liability claims;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry;

●	healthcare reform measures in the United States;

●	sales of our common stock by our officers, directors or significant stockholders;

●	future sales or issuances of equity or debt securities by us;

●	international trade disputes;

●	international political and economic instability, including wars with foreign countries;

●	domestic political and economic instability;

●	business disruptions caused by earthquakes, fires or other natural disasters; and

●	issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock market in general, and the market for companies like ours in particular, have from time to time experienced extreme volatility that has been often unrelated to the operating performance of particular companies. A certain degree of stock price volatility can be attributed to being a newly public company and could result in time consuming and costly regulatory inquiries. These broad market and industry fluctuations may negatively impact the price or liquidity of our common stock, regardless of our operating performance. For these reasons, we believe comparisons of our financial results from various reporting periods are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We have incurred and expect to continue to incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

To comply with the requirements imposed on us as a public company, we have incurred and expect to continue to incur significant legal, insurance, accounting and other expenses. We have invested and intend to continue to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. These laws, regulations and standards are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters, enforcement proceedings and higher costs necessitated by ongoing revisions to disclosure and governing practices. The costs associated with maintaining directors’ and officers’ insurance has risen and may continue to rise in the future, which may require us to accept reduced coverage, increased deductibles or incur substantially higher costs to obtain coverage. We also expect the rules and regulations associated with being a public company to make it more expensive for us to maintain directors’ and officers’ insurance. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of our periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, our common stock may not be able to remain quoted on the OTCQX tier of the OTC Markets.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

Our management and their respective affiliates own a significant percentage of our common stock and are able to exercise significant influence over matters subject to stockholder approval.

As of December 31, 2023, our executive officers and directors, together with their respective affiliates, beneficially owned approximately 18.5% of our common stock, including shares subject to outstanding options, restricted stock units and warrants that are exercisable within 60 days after such date. Accordingly, our management is able to exert a significant degree of influence over our affairs and over matters requiring stockholder approval, including the election of our board of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of entrenching our management or board of directors, delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

A significant portion of our total outstanding shares may be sold into the public market at any time, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We have also registered all shares of common stock that we may issue under our equity compensation plans. These shares can be freely sold in the public market subject to volume limitations applicable to affiliates. If any of these shares are sold, or if it is perceived that they will be sold, the market price of our common stock could decline.

Moreover, certain holders of our common stock have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold into the public market, these sales could have an adverse effect on the market price for our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future; therefore, capital appreciation, if any, of our common stock will be the sole source of gain for our stockholders for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We currently intend to retain all available funds and any future earnings to finance the growth and development of our business. In addition, our Loan Agreement contains and the terms of any future credit agreements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our stockholders for the foreseeable future.

We no longer have any analysts publishing research on our common stock, which may limit the trading market in and liquidity of our common stock.

The trading market in and the liquidity of a stock often depends, in part, on the research and reports that securities or industry analysts publish about the stock. As a public company with securities no longer listed on a national exchange, we no longer have any analysts publishing research on our common stock or our Company. This may limit the attractiveness of holding our stock and the trading market in, and liquidity, of our stock. In the event analysts initiate coverage on our common stock and then downgrade our common stock or publish inaccurate or unfavorable research about our business, our stock price could decline. In addition, if analysts initiate coverage on our common stock and our operating results then fail to meet the forecast of analysts, our stock price could decline. If one or more of these analysts cease coverage of our stock or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may have the effect of discouraging, delaying or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Our amended and restated certificate of incorporation and amended and restated bylaws, include provisions that:

●

authorize “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

●	create a classified board of directors whose members serve staggered three-year terms;

●	specify that special meetings of our stockholders can be called only by our board of directors;

●	prohibit stockholder action by written consent;

●

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

●	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

●	provide that our directors may be removed only for cause;

●	specify that no stockholder is permitted to cumulate votes at any election of directors;

●	expressly authorized our board of directors to modify, alter or repeal our amended and restated bylaws; and

●	require supermajority votes of the holders of our common stock to amend specified provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management, as well as delay or prevent certain changes in our capitalization structure and other business transactions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock.

In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation designates exclusive forums for various actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, subject to limited exceptions, the state or federal courts within the State of Delaware will be exclusive forums for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws, or (5) any other action asserting a claim against us that is governed by the internal affairs doctrine. Further, our amended and restated certificate of incorporation provides that, subject to limited exceptions, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. For example, courts are currently split over the enforceability of an exclusive forum provision in resolving complaints asserting a cause of action under the Securities Act of 1934, as amended. It is uncertain whether this issue will be reviewed by the Supreme Court.

General Risk Factors

Our operations, and those of our suppliers and customers, are vulnerable to interruption or loss due to natural or other disasters, power loss, strikes and other events beyond our control.

Our principal executive office is located in a leased facility in Exeter, New Hampshire, our U.S. distribution center is located in a leased facility located in Mesquite, Texas, our manufacturing operations are located in a leased facility in Tijuana, Mexico, and our development operations are located in a leased facility in Singapore. We also have access to facilities for Vapotherm UK personnel as well as facilities for inventory and a distribution site in Tilburg, Netherlands. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial lead-time to repair or replace in the event of a natural or man-made disaster. A disaster (such as an earthquake, fire, flood, hurricane, a volcanic eruption other severe weather, or a pandemic or other outbreak) affecting our facilities, or those of our suppliers, could significantly disrupt our operations, and delay or prevent product shipment or installation during the time required to repair, rebuild or replace the damaged facilities.

Even if we are able to quickly respond to a disaster, the ongoing effects of the disaster could create some uncertainty in the operations of our business. Our customers’ facilities could also be negatively impacted by a disaster, which could delay shipments of our products. Additionally, customers may delay purchases of our products until their operations return to normal.

In addition, our facilities may be subject to a shortage of available electrical power and other energy supplies. Any shortages may increase our costs for power and energy supplies or could result in blackouts, which could disrupt the operations of our affected facilities and harm our business. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil or an outbreak of epidemic diseases could have a negative effect on our operations, those of our suppliers and customers.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including customer management, accounting, data storage, compliance, purchasing and inventory management. We do not have redundant systems at this time. While we will attempt to mitigate interruptions, we may experience difficulties in implementing system upgrades, or experience difficulties in operating our business during the upgrade, either of which could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers. In the event we experience significant disruptions as a result of the current implementation of our information technology systems, we may be unable to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows. Currently we carry business interruption coverage to mitigate any potential losses, but we cannot be certain that such potential losses will not exceed our policy limits.

We are increasingly dependent on sophisticated information technology for our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems. While we implemented security measures relating to our operations, consistent with the Health Insurance Portability and Accountability Act (“HIPAA”) as amended by Health Information Technology for Economic and Clinical Health “HITECH”) Act and their implementing regulations (collectively “HIPAA”), those measures may not always prevent security breaches that could harm our business. Advances in computer capabilities, inadequate technology or facility security measures or other factors may result in a compromise or breach of our systems and the data we store and process. Our security measures may be breached as a result of actions by third parties or employee error or malfeasance. A party who is able to circumvent our security measures or exploit inadequacies in our security measures, could, among other things, misappropriate proprietary information, including information about third parties, cause the loss or disclosure of some or all of this information, cause interruptions in our operations or expose third parties to computer viruses or other disruptions or vulnerabilities. Any compromise of our systems or the data we store or process could result in a loss of confidence in the security of our software, damage our reputation, disrupt our business, lead to legal liability and adversely affect our results of operations. Moreover, a compromise of our systems could remain undetected for an extended period of time, exacerbating the impact of that compromise. Actual or perceived vulnerabilities may lead to claims against us by our customers, or other third parties, including the federal and state governments. While our business agreements typically contain provisions that seek to limit our liability, there is no assurance these provisions will be enforceable and effective under applicable law. In addition, the cost and operational consequences of implementing further data protection measures could be significant.

As a result of a new SEC rule on cybersecurity disclosure, we will be required to disclose, on a current basis pursuant to new Item 1.05 of SEC Form 8-K, any cybersecurity incident that we determine to be material and describe the material aspects of the nature, scope, and timing of the incident, as well as the material impact or reasonably likely material impact of the incident on us, including our financial condition and results of operations. We also are required to describe, on a periodic basis, our processes, if any, for the assessment, identification, and management of material risks from cybersecurity threats, and describe whether any risks from cybersecurity threats have materially affected or are reasonably likely to materially affect our business strategy, results of operations, or financial condition, our board’s oversight of risks from cybersecurity threats and management’s role in assessing and managing material risks from cybersecurity threats. We have incurred significant costs in an effort to detect and prevent security breaches and incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security breach or incident and to comply with this new SEC cybersecurity rule.

We may incorporate traditional and generative artificial intelligence (AI) solutions into our information systems, products, offerings, services and features, and these solutions may become important in our operations over time. The ever increasing use and evolution of technology, including cloud-based computing and AI, creates opportunities for the potential loss or misuse of personal data that forms part of any data set and was collected, used, stored, or transferred to run our business, and unintentional dissemination or intentional destruction of confidential information stored in our or our third party providers' systems, portable media or storage devices, which may result in significantly increased business and security costs, a damaged reputation, administrative penalties, or costs related to defending legal claims. If the content, analyses, or recommendations that AI programs assist in producing are or are alleged to be deficient, inaccurate, or biased, our business, financial condition, and results of operations and our reputation may be adversely affected. AI programs may be costly and require significant expertise to develop, may be difficult to set up and manage, and require periodic upgrades. There is also a risk that we may not have access to the technology and qualified AI personnel resources to adequately incorporate ongoing advancements into our AI initiatives, including access to the licensing of key intellectual property from third parties. Our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations. Our competition may have access to greater financial and technological resources, giving them a competitive advantage in recruiting, motivating, and retaining sought-after AI professionals. AI also presents emerging ethical issues and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including potential government regulation of AI, will require significant resources to develop, test and maintain our platform, offerings, services, and features to help us implement AI ethically in order to minimize unintended, harmful impact.

In addition, our information technology systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems. This enables us to keep pace with continuing changes in information processing technology, evolving legal and regulatory standards, the increasing need to protect employee and customer information, changes in the techniques used to obtain unauthorized access to data and information systems, and the information technology needs associated with our evolving products. There can be no assurance that our efforts (including, but not limited to, consolidating, protecting, upgrading, and expanding our systems and capabilities, continuing to build security into the design of our products, and developing new systems to keep pace with continuing changes in information processing technology, including, but not limited to, generative AI platforms) will be successful or that additional systems issues will not arise in the future.

We have in the past and may in the future be subject to various litigation claims and legal proceedings.

We have in the past and we, as well as certain of our officers and distributors, may in the future be subject to various litigation or other claims or lawsuits. The outcomes of legal actions are not within our complete control and may not be known for prolonged periods of time. In some actions, claimants may seek damages. Future claimants including suppliers, customers, distributors, competitors, officers or shareholders, among others, may also seek other civil or criminal remedies (including royalties or injunctions barring the sale of products that are subject of the proceeding) in the future. Regardless of the outcome, these lawsuits may result in significant legal fees and expenses, could divert management’s time and other resources and could cause us reputational harm. If the claims contained in these lawsuits are successfully asserted against us, we could be liable for damages and be required to alter or cease certain of our business practices or product lines.

Employment litigation and unfavorable publicity could negatively affect our future business.

Employees may, from time to time, bring lawsuits against us regarding injury, creating a hostile workplace, discrimination, wage and hour, sexual harassment and other employment issues. In recent years there has been an increase in the number of discrimination and harassment claims generally. Coupled with the expansion of social media platforms and similar devices that allow individuals access to a broad audience, these claims have had a significant negative impact on some businesses. Companies that have faced employment or harassment related lawsuits have had to terminate management or other key personnel and have suffered reputational harm that has negatively impacted their sales. If we were to face any employment related claims, our business could be negatively affected.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, foreign liability, employee benefits liability, property, umbrella, workers’ compensation, products liability and directors’ and officers’ insurance. We do not know, however, if these policies will provide us with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Scrutiny and evolving expectations from regulators, investors, and other stakeholders with respect to our environmental, social and governance practices may impose additional costs on us or expose us to new or additional risks.

Companies are facing scrutiny from regulators, investors, and other stakeholders related to their environmental, social and governance (ESG) practices and disclosure. For example, during 2022, the SEC proposed new climate disclosure rules, which, if adopted, would require new climate-related disclosure in SEC filings, including certain climate-related metrics and greenhouse gas emissions data, information about climate-related targets and goals, transition plans, if any, and extensive attestation requirements. In addition to requiring companies to quantify and disclose direct emissions data, the new rules also would require disclosure of climate impact arising from the operations and uses by the company’s business partners and contractors and end-users of the company’s products and/or services. We are currently assessing the impact of the new rules, if adopted as proposed, but at this time, we cannot predict the costs of implementation or any potential adverse impacts resulting from the new rules if adopted. However, we may incur increased costs relating to the assessment and disclosure of climate-related risks and increased litigation risks related to disclosures made pursuant to the new rules, either of which could materially and adversely affect our future results of operations and financial condition.

Further, investor advocacy groups, investment funds and influential investors are also increasingly focused on these practices, especially as they relate to the environment, climate change, health and safety, supply chain management, diversity, labor conditions and human rights, both in our own operations and in our supply chain. Increased ESG-related compliance costs could result in material increases to our overall operational costs. Our ESG practices may not meet the standards of all of our stakeholders and advocacy groups may campaign for further changes. A failure, or perceived failure, to adapt to or comply with regulatory requirements or to respond to investor or stakeholder expectations and standards could negatively impact our business and reputation and have a negative impact on the trading price of our common stock.

Our business or the value of our common stock could be negatively affected as a result of actions by activist stockholders.

We value constructive input from our stockholders, and our Board of Directors and management team are committed to acting in the best interests of our stockholders. However, stockholders may from time to time engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes or acquire control over the Company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, disrupting our operations and diverting the attention of our Board of Directors and senior management from the pursuit of business strategies. In addition, perceived uncertainties as to our future direction, strategy or leadership created as a consequence of activist stockholder initiatives may result in the loss of potential business opportunities, harm our ability to attract new investors, customers, employees, and joint venture partners, and cause our stock price to experience periods of volatility or stagnation.

Item 1B. Unresolved Staff Comments.

None.

Item 1C. Cybersecurity.

We understand the importance of preventing, assessing, identifying, and managing material risks associated with cybersecurity threats. Cybersecurity processes to assess, identify and manage risks from cybersecurity threats have been incorporated as a part of our overall risk assessment process and have been embedded in our operating procedures, internal controls and information systems. On a regular basis, we implement into our operations these cybersecurity processes, technologies, and controls to assess, identify and manage material risks.

Specifically, we engage a third-party cybersecurity firm to assist with network and endpoint monitoring, cloud system monitoring and assessment of our incident response procedures. Further, we employ periodic penetration testing and tabletop exercises to inform our risk identification and assessment of material cybersecurity threats.

To manage our material risks from cybersecurity threats and to protect against, detect, and prepare to respond to cybersecurity incidents, we:

●	Monitor emerging data protection laws and implement changes to our processes to comply;

●	Conduct periodic customer data handling and use requirement training for our employees;

●	Conduct periodic vulnerability assessments and mitigate vulnerabilities for our systems and processes that include sensitive data;

●	Conduct regular security awareness trainings and phishing simulation attacks;

●	Carry cybersecurity risk insurance that provides protection against the potential losses arising from a cybersecurity incident; and

●	Perform periodic gap analyses to review our cybersecurity controls for gaps and implement the closure actions

Our incident response plan coordinates the activities that we and our third-party cybersecurity provider take to prepare to respond and recover from cybersecurity incidents, which include processes to triage, assess severity, investigate, escalate, contain, and remediate an incident, as well as to comply with potentially applicable legal obligations and mitigate brand and reputational damage.

As part of the above processes, we engage with consultants to review our cybersecurity program to help identify areas for continued focus, improvement, and compliance.

Our processes also include assessing cybersecurity threat risks associated with our use of third-party services providers in normal course of business use, including those in our supply chain or who have access to our customer and employee data or our systems. Third-party risks are included within our risk management process discussed above. In addition, we assess cybersecurity considerations in the selection and oversight of our third-party services providers, including due diligence on the third parties that have access to our systems and facilities that house systems and data.

Management has implemented risk management structures, policies and procedures, and manages our risk exposure on a day-to-day basis. We have a cybersecurity organization within our information technology department that focuses on current and emerging cybersecurity matters and leverages cybersecurity consultants and third-party cybersecurity firms. Our cybersecurity function is led by our Chief Financial Officer, who reports to our Chief Executive Officer. Our Chief Financial Officer and cybersecurity organization are actively involved in assessing and managing cybersecurity risks. They are responsible for implementing cybersecurity policies, programs, procedures, and strategies.

Our Audit Committee of the Board of Directors is responsible for oversight of our risk assessment, risk management, disaster recovery procedures and cybersecurity risks. Periodically during each year, the Audit Committee receives an overview from our Chief Financial Officer of our cybersecurity threat risk management and strategy processes, including potential impact on the Company, the efforts of management to manage the risks that are identified and our disaster recovery preparations. Members of the Board of Directors regularly engage in discussions with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

As of the date of this filing, we do not believe that our business strategy, results of operations or financial conditions have been materially affected by any cybersecurity incidents for the reporting period covered by this report. However, companies like us, as well as our employees, service providers and other third parties, have experienced information security and cybersecurity attacks in the past and will likely continue to be the target of cyber actors.

We describe whether and how risks from identified cybersecurity threats have or that are reasonably likely to affect our financial position, results of operations and cash flows, under the heading “Risks Related to Our Business” included as part of our “Item 1A. Risk Factors” of this Annual Report on Form 10-K, which disclosures are incorporated by reference herein.

Item 2. Properties.

Our corporate headquarters are located in Exeter, New Hampshire, where we conduct our principal executive, research and development, sales and marketing, and administrative activities. Our U.S. distribution center is located in Mesquite, Texas; our principal manufacturing operations are primarily conducted in Tijuana, Mexico; and our research and development operations are primarily conducted in Singapore.

Below is a summary of our material facilities that we operate through multiple lease agreements for office, manufacturing, research and development, and warehouse space.

Location	Owned or Leased	Lease Terms	Occupancy
Exeter, NH	Leased	Expires January 28, 2025, with renewal option for two additional five-year term	Office, manufacturing and warehouse

Tijuana, Mexico	Leased	Expires August 14, 2029	Office, manufacturing and warehouse

Mesquite, TX	Leased	Expires March 31, 2027, with renewal option for additional five-year term	Manufacturing and warehouse

Singapore	Leased	Expires January 1, 2026, with renewal option for two additional three-year term	Office

Loanhead, UK	Leased	Expires February 15, 2027	Office and warehouse

Item 3. Legal Proceedings.

From time to time we may become involved in various legal proceedings, including those that may arise in the ordinary course of business. There is no current litigation pending that could have, individually, or in the aggregate, a material adverse effect on our results of operations or financial condition.

Item 4. Mine Safety Disclosures.

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market Information

Our common stock trades on the OTCQX tier of the OTC Markets under the symbol “VAPO.” Over-the-counter market quotations of our common stock reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Prior to December 15, 2023, our common stock was listed on The New York Stock Exchange.

Holders

As of February 15, 2024, there were 168 holders of record of our common stock. The actual number of holders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees.

Dividends

We have never declared or paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We currently intend to retain all available funds and any future earnings to finance the growth and development of our business. In addition, our Loan Agreement contains and the terms of any future credit agreements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock.

Issuer Purchases of Equity Securities

Not applicable.

Recent Sales of Unregistered Securities

During the quarter ended December 31, 2023, we granted SLR Investment Corp. (“SLR”) warrants to purchase an aggregate of 85,084 shares of common stock in connection with the PIK Interest option under our Loan and Security Agreement, as amended, with SLR (collectively, the “PIK Warrants”). The PIK Warrants had a weighted average exercise price of $2.59 per share on the date of grant, were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and have expiration dates ranging from October 2, 2033 through December 1, 2033. The offer and sale of the PIK Warrants was made by us in reliance on an exemption from the registration requirements provided under Section 4(a)(2) of the Securities Act of 1933, as amended, and in connection therewith, relied upon representations made by SLR.

Use of Proceeds

Not applicable.

Item 6. Reserved.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this Annual Report on Form 10-K. The discussion includes our financial results for the year ended December 31, 2023 compared to the year ended December 31, 2022. Some of the numbers included herein have been rounded for the convenience of presentation.

In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under Part I., “Item 1A. Risk Factors” and elsewhere in this Annual Report on Form 10-K.

Overview

Vapotherm is a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease (“COPD”), congestive heart failure (“CHF”), pneumonia, asthma and COVID-19 or other systemic conditions. Our mission is to improve the lives of patients suffering from complex lung disease and other forms of respiratory distress while reducing the cost of their care through integrated device and digital solutions. Our device solutions are focused on High Velocity Nasal Insufflation (“HVNI”, or “High Velocity Therapy”), which delivers non-invasive ventilatory support to patients by providing heated, humidified, oxygenated air at high velocities through a small-bore nasal interface, and on closed loop control systems such as our Oxygen Assist Module (“OAM”), designed to automatically maintain a patient’s pulse oxygen saturation (“SpO2”) levels within a specified range for a defined period of time. Our digital solutions are focused on remote patient monitoring, using proprietary algorithms to predict impending respiratory episodes before they occur and coordinate timely intervention, obviating the need for costly hospital admissions and minimizing patient distress. Although we exited our Vapotherm Access call center business, the underlying technology is being incorporated in our home based device we have been actively developing at our Technology Center in Singapore. While these device and digital solutions function independently, we believe leveraging the two together can create a unique healthcare ecosystem, focused on delivering high quality, efficient respiratory care in a variety of settings.

High Velocity Therapy is an advanced form of high flow therapy that is differentiated due to its ability to deliver breathing gases, including oxygen, at a high velocity, for the treatment of spontaneously breathing patients suffering from respiratory distress, including Type 1 hypoxic respiratory distress, like that experienced by patients with pneumonia or COVID-19, or Type 2 hypercapnic respiratory distress, like that experienced by patients with COPD. Our HVT 2.0 and Precision Flow systems (together, “High Velocity Therapy systems”), which use High Velocity Therapy technology, are clinically validated alternatives to, and address many limitations of, the current standard of care for the treatment of respiratory distress in a hospital setting. Our next generation High Velocity Therapy system, known as HVT 2.0, received initial 510k clearance from the Food and Drug Administration (“FDA”) in 2021, transitioned to full market release in August 2022, and received clearance for expanded respiratory distress indications in December 2022. The HVT 2.0 platform is cleared for therapy in multiple settings of care, although it is presently being marketed primarily for hospital use. As of December 31, 2023, more than 4.2 million patients have been treated with our High Velocity Therapy systems, and we have a global installed base of over 37,500 units, an increase of 2.0% compared to December 31, 2022.

The COVID-19 pandemic transformed our business significantly and contributed in at least two primary ways: first, it resulted in increased awareness of the unique efficacy of our High Velocity Therapy for the treatment of COVID-19 patients, and generally, resulting in high global demand at that time for our technology and the concomitant rapid growth of our installed base. Today, our brand is a recognized and respected name in an ever-increasing number of hospitals around the world. Second, many respiratory distress patients who require ventilatory support are initially treated in a hospital’s emergency department with the goal of stabilizing these patients with a non-invasive ventilation therapy so their underlying condition can be treated. Our focus on hospital emergency departments as an effective entry point for our products resulted in our systems being in the right place at the right time when the COVID-19 pandemic hit. This exposed a significant number of new physicians to the efficacy of our High Velocity Therapy technology, especially as they were able to see patients moved out of the emergency room and into lower acuity settings in the hospital after receiving our High Velocity Therapy. We expect that increased awareness among physicians of the efficacy of our High Velocity Therapy to treat respiratory distress will result in the long-term in expanded use of our products to treat all forms of respiratory distress in a variety of settings.

We sell our High Velocity Therapy systems to hospitals through a direct sales organization in the United States and select international markets and through distributors in other select international markets. In late 2020, we launched our OAM in select international markets, which can be used with most versions of our Precision Flow system and OAM capability has been built into the HVT 2.0 for future use. The OAM helps clinicians maintain a patient’s SpO2 within a target SpO2 range over a greater period of time while requiring significantly fewer manual adjustments to the equipment. Maintenance of the prescribed oxygen saturation range may reduce the health risks associated with dosing too much, or too little, oxygen, particularly in neonates where these risks include visual or developmental impairment or death. Our OAM is sold through a direct sales organization in select international markets and through distributors in other select international markets. We are no longer seeking FDA approval to market the Precision Flow version of the OAM in the United States, but will instead focus future efforts on the HVT 2.0 version of the OAM for the United States market. We are actively developing our home based device at our Technology Center in Singapore which uses our High Velocity Therapy technology. In addition, we employ field-based clinical managers who focus on medical education and training in the effective use of our products and help facilitate increased adoption and utilization. We focus on physicians, respiratory therapists and nurses who work in acute hospital settings, including the emergency departments and adult, pediatric and neonatal intensive care units. Our relationship with these clinicians is particularly important, as it enables our products to follow patients through the care continuum. As of December 31, 2023, we have sold our High Velocity Therapy systems to over 2,500 hospitals across the United States, and in over 50 countries outside of the United States. Although presently our revenues are derived principally from sales of High Velocity Therapy systems and sales of the single-use disposable vapor transfer cartridges these systems require, we also derive revenues from ancillary products and services related to our High Velocity Therapy systems.

In early 2022, there was a significant slowdown in demand for our products that was driven primarily by a decrease in patient acuity from COVID-19 infections as COVID-19 variants transitioned from a lower respiratory disease to an upper respiratory disease. Due to inherent uncertainty in predicting future revenues and certain variable costs, we announced in connection with the release of our first quarter 2022 financial results, our long-term “path to profitability” initiatives. As part of this strategy, we moved substantially all of our manufacturing operations from New Hampshire to Mexico. In the last half of 2022, we established a Technology Center in Singapore to bring most research and development projects in-house, including development of our home based device, to help reduce the cost of external design firms and access local government grant funding and took meaningful steps towards right sizing our commercial organization, including exiting our Vapotherm Access call center business and making reductions to our field teams in the United States and internationally. As a result of this strategy, our net cash used in operating activities decreased to $24.3 million for the year ended December 31, 2023, down from $80.2 million for the year ended December 31, 2022. Concurrently, our revenues increased to $68.7 million for the year ended December 31, 2023 from $66.8 million for the year ended December 31, 2022. This increase was primarily as a result of an 8.0% increase in disposables revenue and a 15.8% increase in capital equipment revenue from recovery in customer demand post-COVID and the launch of our next generation HVT 2.0 platform, partially offset by our exit from our Vapotherm Access call center business in October 2022 and the Omicron surge that drove significant demand in the first quarter of 2022 and did not repeat itself in 2023. For the years ended December 31, 2023 and 2022, we incurred a net loss of $58.2 million and $113.3 million, respectively. Actions completed during the year ended December 31, 2023 under our restructuring plans and their impacts on our consolidated financial statements are further described below and in Note 11 “Restructuring” to our consolidated financial statements included in this Annual Report on Form 10-K.

In January 2023, in coordination with the Medicines and Healthcare products Regulatory Agency in the United Kingdom, we initiated a limited recall of four lots of disposable patient circuits in the United Kingdom, a quantity that is not material. Related to this issue, we proactively notified FDA of this action. Subsequent to this communication, the FDA classified related customer communications as a recall; however, this did not involve the removal of any product. Product defects or other errors resulting in recalls may occur in the future.

Despite our near-term challenges, we believe our anticipated long-term growth will be driven by the following strengths:

●	Disruptive High Velocity Therapy technology supported by a compelling body of clinical and economic evidence;
●	Expanded FDA indications we received for our next generation HVT 2.0 platform, enabling use in multiple settings of care, and anticipated higher average selling prices as a result;
●	Deep expertise in the area of closed loop control, the first example of which is our OAM;
●	New FDA clearances and/or approvals for our product pipeline, including the HVT 2.0 version of the OAM;
●	A recurring revenue model with historically high visibility on our disposables utilization across a robust global installed base;
●	Dedicated respiratory sales forces in the United States, and in select international markets, which we expect to extend to other growing international markets;
●	Experienced international distributors;

●	A comprehensive approach to market development with established clinical and digital marketing teams;
●	A robust and growing intellectual property portfolio; and
●	An experienced senior management team and board members with deep industry practice.

During the year ended December 31, 2023, we continued to execute on our strategy to grow existing customer accounts through education of our customers on the full capabilities of our technology to help patients through all four care areas of the hospital that we serve today, regardless of whether patients are hypoxic, hypercapnic, or otherwise suffering respiratory distress. Net revenue increased $1.9 million, or 2.8%, to $68.7 million for the year ended December 31, 2023 compared to $66.8 million for the year ended December 31, 2022. After excluding net revenue from our Vapotherm Access call center business, on an adjusted non-GAAP basis, net revenue increased $4.6 million, or 7.2%, for the year ended December 31, 2023 compared to 2022. Revenue from single-use disposables represented approximately 73.0% of our net revenue for the year ended December 31, 2023 and increased 8.0% on a year over year basis. We believe our strategy will allow us to return our disposables utilization, or turn, rates to their pre-COVID-19 historical levels over time as we go deeper and wider in our largest accounts. The turn rate is the average number of disposables purchased per month per capital unit from a customer account. We continue to focus on our long-term product roadmap, under which we plan to introduce additional high growth products to our respiratory care offerings, which we expect to drive higher average selling prices as we introduce new higher-value products and services. Presently, we are pursuing several initiatives to further reduce our inventory balance and return our inventory turnover to pre-COVID-19 historical levels. We converted $9.4 million of inventory to cash during the year ended December 31, 2023.

Despite our current cost savings initiatives, we expect to continue to make investments in research and development, regulatory affairs, and clinical studies to develop future generations of our High Velocity Therapy products which historically have driven higher average selling prices of our products, support regulatory submissions, and demonstrate the clinical efficacy of our new products. While these and other actions put pressure on our margins and adversely affected our financial results during the first half of 2023, we anticipate long-term benefits of these past and anticipated future actions, including lower cost products being built in our Mexico facility to drive gross margin improvements. Because of these and other factors, we expect to continue to incur net losses for the next several years and may require additional funding, which could include equity and/or debt financings.

Based on our recurring losses and current financial forecasts, we believe our existing cash resources and borrowing capacity under our loan agreement, anticipated cash receipts from sales of our products and monetization of our existing inventory balances will not be sufficient to meet our anticipated cash requirements during the next 12 months, which raises substantial doubt about our ability to continue as a going concern. To ensure adequate liquidity, we are in discussions with our lender about restructuring our debt and evaluating various external financing options, although no assurance can be provided that we will be successful in restructuring our debt or securing additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. Any such transaction or restructuring could be dilutive to existing stockholders. This is particularly true if economic and market conditions deteriorate or if our business deteriorates. In addition, on February 21, 2024, we entered into an amendment to our loan agreement while we evaluate our debt restructuring and financing options. This amendment extends our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024. We have paid 9% of our interest in-kind that was due on February 1, 2024 and expect to pay 9% of our interest in-kind that is payable on March 1, 2024. We believe our relationship with our lender is good. If we are unable to obtain additional financing, we would be required to curtail operations significantly, including reducing our operating expenses which, in turn, would negatively impact our sales, or even cease operations. Any debt restructuring or additional financing that we raise may contain terms that are not favorable to us and be dilutive to our stockholders. As a result, substantial doubt exists about our ability to continue as a going concern.

Components of Our Results of Operations

Net Revenue

Our net revenue consists primarily of the sale of products, leases and services.

Product Revenue

We derive our revenue primarily from the sale of our products to hospitals in the United States and select international markets and through distributors in other select international markets. Product sales consist of the following:

●

Capital Revenue - Our capital revenue is derived from the sale of our capital equipment, which consists of the Precision Flow High Velocity technology, Precision Flow Plus, Precision Flow Classic, Q50 compressor, HVT 2.0 and the Oxygen Assist Module. We offer different options to our hospital customers for acquiring capital units, including direct purchase with payment in full at the time of purchase, rentals, and placements for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. Capital revenue is presented net of capital related rebates and fees payable to GPOs, IDNs and distributor partners.

●

Disposables Revenue - Our disposables revenue is derived from the sale of single-use disposables, nasal interfaces, or cannulas, and adaptors used in conjunction with the High Velocity Therapy capital units. Disposables revenue is presented net of disposables related rebates and fees payable to GPOs, IDNs and distributor partners.

Lease Revenue

We enter into agreements to lease our capital equipment. We assess and classify these transactions as sales-type or operating leases based on whether the lease transfers ownership of the equipment to the lessee. Equipment included in arrangements which provide for the transfer of title at, or shortly after, the end of the lease term is accounted for as a sales-type lease. We record the present value of future lease payments as a component of prepaid expenses and other current assets in our consolidated balance sheets and recognize the present value of the lease payments due over the lease term as lease revenue at the inception of the lease. Equipment included in arrangements that do not transfer title are accounted for as operating leases and we recognize lease revenue on a straight-line basis over the lease term.

Service and Other Revenue

Our service and other revenue includes service, component part and freight revenue, offset by service related rebates and fees payable to GPOs, IDNs and distributor partners, as well as fees associated with routine service of capital units and the sale of extended service contracts and preventative maintenance plans. In addition, we sell small quantities of component parts in the United States, United Kingdom, and to third-party international service centers who service Precision Flow capital units outside of the United States and United Kingdom. Freight revenue is based upon actual freight costs plus a percentage markup of these costs associated with the shipment of products domestically, and to a lesser extent, internationally.

Our revenue has fluctuated, and we expect it to continue to fluctuate, from year to year and quarter to quarter due to a variety of factors. Prior to COVID-19, we historically experienced seasonality in our first quarter, due to the impact of the influenza (“flu”) and respiratory syncytial virus (“RSV”) season in the Northern Hemisphere, and in our fourth quarter, which coincides with our customers’ fiscal year-end and often drives higher purchases of capital equipment as previously approved but unspent capital budgets typically expire at year-end. We expect COVID-19 to be a permanent part of the respiratory landscape similar to the flu or RSV. While COVID-19 surges are unpredictable, we believe that these surges will be aligned to changes in seasons when individuals spend more time inside. Thus, we believe that COVID-19 will most likely impact our revenue in the first and fourth quarters of the year. Our capital revenue typically fluctuates based on hospital capital equipment budgets, which have been adversely affected following the end of the COVID-19 pandemic, and may be adversely affected by the introduction of competitor products. We also expect our future revenue to be dependent upon other factors, such as continued market awareness and acceptance of our High Velocity Therapy technology, our OAM, and our digital product offerings; clinical data and outcomes using our products and services; introduction of new products; and continued international expansion. In addition, we are focusing on our sales and marketing capabilities and educational infrastructure to help us drive and support revenue growth.

Cost of Revenue and Gross Margin

Cost of revenue consists primarily of costs incurred in the production process, including costs of component materials, assembly labor and overhead, warranty, provisions for slow-moving and obsolete inventory, facilities-related expenses, depreciation and freight costs for items sold. Within the overhead costs, we include personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation for our procurement, quality control and operations personnel. We provide a one-year warranty on capital equipment, and we establish a reserve for warranty repairs based on historical warranty repair costs incurred. Provisions for warranty obligations, which are included in cost of revenue, are provided for at the time of shipment. Cost of revenue in absolute dollars will increase as our sales volume increases.

We calculate gross margin as gross profit divided by revenue. Our gross margin has been, and we expect it will continue to be, affected by a variety of factors, including manufacturing costs, the average selling prices of our products, the implementation of disposable cost-reduction initiatives, sales volume, inventory obsolescence costs, and seasonality. Sales mix also impacts our gross margins as our average selling prices in the United States are typically higher than for our international sales given our distribution model. In addition, sales of our single-use disposables carry a higher margin than that of our capital equipment sales. Because of the lack of capital equipment dollars in hospitals following the COVID-19 pandemic, we have offered increased discounts and buy-backs, which adversely affect our gross margins. Our gross margin may increase over the long-term to the extent our production volumes increase and as we launch new products and continue to experience cost savings derived from supply chain and manufacturing efficiencies.

Operating Expenses

Research and Development

Research and development expenses consist primarily of product development, engineering, regulatory expenses, testing, laboratory supplies, consulting services, facility costs for our Technology Center in Singapore and other costs associated with future generations of products using our High Velocity Therapy technology and companion products. These expenses include personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation, for employees in our research and development, regulatory, quality assurance and innovation functions, and facilities-related expenses. These expenses are partially offset by grant reimbursements we have received, or expect to receive, in connection with a grant agreement with the Singaporean government. We expect research and development expenses to increase in the future as we develop future generations of products using our High Velocity Therapy technology and companion products. We expect research and development expenses as a percentage of revenue to vary over time depending on the level and timing of new product development initiatives.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related expenses, including salaries, commissions and bonuses, travel expenses, benefits and stock-based compensation, for employees in our sales and marketing, customer service and medical education functions. Other sales and marketing expenses include consulting services, education, training, tradeshows, digital marketing, medical education, clinical studies and distribution facility costs. In the near term, we expect sales and marketing expenses to fluctuate with revenues in absolute dollars as we adapt our sales and marketing organization to both drive and support our future growth initiatives. Over time, we expect sales and marketing expenses to continue to decrease as a percentage of revenue primarily as, and to the extent, our revenue grows.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits, and stock-based compensation, for employees in our finance, administration, human resources, information technology, and legal functions. Other general and administrative expenses include professional services fees, audit fees, travel expenses, insurance costs, change in estimated fair value of contingent consideration, and general corporate expenses including facilities-related expenses. We expect our general and administrative expenses will increase in absolute dollars as we expand globally to support our planned future growth. Over time, we expect general and administrative expenses to decrease as a percentage of revenue primarily as, and to the extent, our revenue grows.

Other Expense, Net

Other expense, net consists primarily of interest expense related to our credit facilities, partially offset by interest income driven by the interest accruing on cash and cash equivalents. Other expense, net also includes the loss on the extinguishment of debt and foreign currency losses arising from transactions denominated in foreign currencies.

Provision for Income Taxes

The provision for income taxes represents current foreign taxes, partially offset by deferred tax assets for differences in the book and tax basis of property and equipment. We have not recorded any federal or state income tax benefits related to domestic operating losses due to uncertainty about future taxable income.

Results of Operations

	Year Ended December 31,
	2023	2022
Net revenue	$68,669	$66,801
Cost of revenue	40,386	49,558
Gross profit	28,283	17,243
Operating expenses
Research and development	14,213	20,802
Sales and marketing	32,552	46,091
General and administrative	19,260	27,796
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	1,187	7,676
Loss on disposal of property and equipment	151	568
Total operating expenses	67,363	117,634
Loss from operations	(39,080)	(100,391)
Other expense, net	(18,987)	(12,857)
Net loss before income taxes	(58,067)	(113,248)
Provision for income taxes	126	11
Net loss	$(58,193)	$(113,259)

Years Ended December 31, 2023 and 2022

Net Revenue

	Year Ended December 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Product revenue:
Capital equipment	$10,404	15.1%	$8,984	13.4%	$1,420	15.8%
Disposables	50,100	73.0	46,368	69.4	3,732	8.0
Subtotal product revenue	60,504	88.1	55,352	82.8	5,152	9.3
Lease revenue
Capital equipment	586	0.9	882	1.3	(296)	(33.6)
Other	1,776	2.6	1,784	2.7	(8)	(0.4)
Service and other revenue	5,803	8.4	8,783	13.2	(2,980)	(33.9)
Total net revenue	$68,669	100.0%	$66,801	100.0%	$1,868	2.8%

Net revenue increased $1.9 million, or 2.8%, to $68.7 million for the year ended December 31, 2023 compared to $66.8 million for the year ended December 31, 2022. This increase was primarily attributable to an increase of $3.7 million and $1.4 million in disposables and capital equipment revenues, respectively, partially offset by a decrease of $3.0 million and $0.3 million in service and other revenues and capital equipment lease revenues, respectively. Disposables revenue increased 8.0% in 2023 primarily due to an increase in the number of disposables sold in our International markets. Capital equipment revenue increased 15.8% in 2023 primarily due to higher average selling prices of our High Velocity Therapy units realized from our next generation HVT 2.0 platform, and to a lesser extent, an increase in volume of sales of capital equipment in the United States. The increases in capital equipment revenue and disposables revenue were partially offset by the effect of the Omicron surge that drove significant demand in the first quarter of 2022 and did not repeat itself in 2023. The decrease in service and other revenue during year ended December 31, 2023 was primarily the result of our exit from our Vapotherm Access call center business in October 2022. Capital equipment lease revenue decreased 33.6% in 2023 due to a decrease in rental arrangements.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$51,023	74.3%	$52,591	78.7%	$(1,568)	(3.0)%
International	17,646	25.7	14,210	21.3	3,436	24.2
Total net revenue	$68,669	100.0%	$66,801	100.0%	$1,868	2.8%

Net revenue generated in the United States decreased $1.6 million, or 3.0%, to $51.0 million for the year ended December 31, 2023, compared to $52.6 million for the year ended December 31, 2022. Net revenue generated in our International markets increased $3.4 million, or 24.2%, to $17.6 million for the year ended December 31, 2023, compared to $14.2 million for the year ended December 31, 2022. The decrease in net revenue in the United States was primarily the result of our exit from our Vapotherm Access call center business in October 2022 and a decrease in the number of disposables sold due to the Omicron surge that drove significant demand in the first quarter of 2022 and did not repeat itself in 2023. These decreases were partially offset by an increase in volume of sales of capital equipment in the United States and higher average selling prices of our High Velocity Therapy units realized from our next generation HVT 2.0 platform. The increase in net revenue in our International markets was primarily due to increases in the number of disposables sold resulting from higher demand, partially offset by a decrease in volume of sales of capital equipment.

Cost of Revenue and Gross Margin

Cost of revenue decreased $9.2 million, or 18.5%, to $40.4 million for the year ended December 31, 2023 compared to $49.6 million for the year ended December 31, 2022. This decrease was primarily due to lower production costs from our facility in Mexico, lower provisions for excess and obsolete inventory, our exit from our Vapotherm Access call center business in October 2022, a decrease in stock-based compensation, and certain non-recurring charges in 2022 related to the transfer of certain activities to our contract manufacturer that did not repeat in 2023. These decreases were partially offset by increases in shipping expense of inventory to and from our facility in Mexico and depreciation expense in 2023. In addition, in the third quarter of 2023, we increased production capacity at our facility in Mexico in advance of the RSV and flu seasons in the Northern Hemisphere, which resulted in inefficiencies, such as higher scrap rates, lower first pass yields and higher freight costs which we did not experience in 2022.

Gross profit as a percent of revenue increased to 41.2% for the year ended December 31, 2023 compared to 25.8% for the year ended December 31, 2022. Gross profit as a percent of revenue was positively impacted by an increase in net revenue, lower provisions for excess and obsolete inventory, lower production costs from our facility in Mexico, and our exit from our Vapotherm Access call center business in October 2022. These increases were partially offset by inefficiencies at our facility in Mexico discussed above.

Research and Development Expenses

Research and development expenses decreased $6.6 million, or 31.7%, to $14.2 million for the year ended December 31, 2023 compared to $20.8 million for the year ended December 31, 2022. As a percentage of revenue, research and development expenses decreased to 20.7% in 2023 compared to 31.1% in 2022. The decrease in research and development expenses was primarily due to cost reductions from our path-to-profitability initiatives implemented during the second half of 2022 consisting of decreased product consulting expenses, development costs and employee-related expenses, and a grant reimbursement in 2023 not included in 2022, partially offset by increases in stock-based compensation and facility costs. The decrease in research and development expenses as a percentage of revenue was primarily due to lower expenses and an increase in net revenue during 2023 compared to 2022.

Sales and Marketing Expenses

Sales and marketing expenses decreased $13.5 million, or 29.4%, to $32.6 million for the year ended December 31, 2023 compared to $46.1 million for the year ended December 31, 2022. As a percentage of revenue, sales and marketing expenses decreased to 47.4% in 2023 compared to 69.0% in 2022. The decrease in sales and marketing expenses was primarily due to cost reductions from our path-to-profitability initiatives implemented during the second half of 2022 consisting of decreased employee-related expenses, sales commission expenses, travel expenses, severance costs, and consulting and third party expenses. The decrease in sales and marketing expenses as a percentage of revenue was primarily due to lower expenses and an increase in net revenue during 2023 compared to 2022.

General and Administrative Expenses

General and administrative expenses decreased $8.5 million, or 30.7%, to $19.3 million for the year ended December 31, 2023 compared to $27.8 million for the year ended December 31, 2022. As a percentage of revenue, general and administrative expenses decreased to 28.0% in 2023 compared to 41.6% in 2022. The decrease in general and administrative expenses was primarily due to cost reductions from our path-to-profitability initiatives implemented during the second half of 2022 consisting of decreased employee-related expenses, consulting and legal expenses, non-cash lease expense, and stock-based compensation, and a gain on lease modification. These decreases were partially offset by favorable changes in value of contingent consideration in 2022 that did not recur in 2023. The decrease in general and administrative expenses as a percentage of revenue was primarily due to lower expenses and an increase in net revenue during 2023 compared to 2022.

Impairment of Goodwill

We recorded a goodwill impairment charge of $14.7 million related to the write down of goodwill of the Vapotherm Access reporting unit to its estimated fair value during the year ended December 31, 2022. There were no goodwill impairment charges recorded during the year ended December 31, 2023.

Impairment of Long-Lived and Intangible Assets

Impairment of long-lived and intangible assets totaled $1.2 million for the year ended December 31, 2023. The impairment charges related to the write down of operating lease right-of-use assets no longer deemed to be recoverable to their estimated fair value during the year ended December 31, 2023.

Impairment of long-lived and intangible assets totaled $7.7 million for the year ended December 31, 2022. The impairment charges related to the write down of Vapotherm Access intangible assets, operating lease right-of-use assets and property and equipment no longer deemed to be recoverable, and the write down of the Domain sublease operating lease right-of-use assets and leasehold improvements no longer deemed to be recoverable, in each case to their estimated fair value during the year ended December 31, 2022.

Loss on Disposal of Property and Equipment

We recorded a loss on disposal of certain property and equipment totaling $0.2 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively.

Other Expense, Net

Other expense, net increased $6.1 million, or 47.7%, to $19.0 million for the year ended December 31, 2023 compared to $12.9 million for the year ended December 31, 2022. The increase in other expense, net was primarily due to an increase in interest expense due to higher average interest rates on higher average outstanding borrowings during 2023 compared to 2022, partially offset by a loss on extinguishment of debt in 2022 that did not repeat in 2023.

Provision for Income Taxes

The provision for income taxes for the year ended December 31, 2023 totaled $0.1 million and related to current foreign taxes, partially offset by deferred tax assets for differences in the book and tax basis of property and equipment. The provision for income taxes for the year ended December 31, 2022 totaled less than $0.1 million and related to deferred tax liabilities for differences in the book and tax basis of indefinite-lived assets and current foreign taxes, partially offset by a benefit for net deferred income tax assets deemed more likely than not to be realized by our foreign subsidiaries. We have not recorded any federal or state income tax benefits related to domestic operating losses due to uncertainty about future taxable income.

Seasonality

We typically experience seasonality in our first and fourth quarters, although this seasonality was disrupted during the COVID-19 pandemic. We typically experience higher sales in the first quarter in direct correlation with the number of patients presenting with respiratory distress due to the severity of the flu season, especially in the Northern Hemisphere, and higher sales in the fourth quarter as a result of increased sales from hospitals nearing their fiscal year-end that have not fully utilized the funds allocated to purchases of our High Velocity Therapy systems. We believe that COVID-19 has become a permanent part of the respiratory landscape similar to the flu or RSV. While there may be future COVID-19 surges, it is difficult to predict the timing and severity of a surge.

Liquidity and Capital Resources

As of December 31, 2023, we had cash, cash equivalents and restricted cash of $10.8 million, working capital of $27.3 million and an accumulated deficit of $548.2 million. Our primary sources of capital to date have been from sales of our equity securities, sales of our High Velocity Therapy systems and their associated disposables and amounts borrowed under credit facilities. Since inception, we have raised a total of $393.9 million in net proceeds from sales of our equity securities.

On February 10, 2023, we issued in a private placement an aggregate of 2,187,781 shares of common stock, and in the case of certain investors, in lieu of shares of common stock, pre-funded warrants to purchase an aggregate of 550,313 shares of common stock, and, in each case, accompanying warrants to purchase an aggregate of up to 2,738,094 shares of common stock at a purchase price of $8.40 per unit for aggregate gross proceeds to us of approximately $23.0 million, before deducting fees to the placement agent and other offering expenses of $2.1 million. The warrants and pre-funded warrants have exercise prices of $9.36 and $0.008 per share and expire in five years and 30 years, respectively. The net proceeds from the offering are being used primarily for sales and marketing, working capital, and other general corporate purposes.

Based on our recurring losses and current financial forecasts, we believe our existing cash resources and borrowing capacity under our loan agreement, anticipated cash receipts from sales of our products and monetization of our existing inventory balances will not be sufficient to meet our anticipated cash requirements during the next 12 months, which raises substantial doubt about our ability to continue as a going concern. To ensure adequate liquidity, we are in discussions with SLR about restructuring our debt and evaluating various external financing options, although no assurance can be provided that we will be successful in restructuring our debt or securing additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. Any such transaction or restructuring could be dilutive to existing stockholders. In addition, on February 21, 2024, we entered into an amendment to our loan agreement while we evaluate our debt restructuring and financing options. This amendment extends our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024, see Note 20 “Subsequent Events” to our consolidated financial statements in this Annual Report on Form 10-K. We have paid 9% of our interest in-kind that was due on February 1, 2024 and expect to pay 9% of our interest in-kind that is payable on March 1, 2024. We believe our relationship with SLR is good. Since these restructuring and financing options are not considered probable under current accounting standards, they are not considered in the evaluation of available resources. There is inherent uncertainty associated with fundraising activity and it is not in our complete control. If we are unable to restructure our debt and/or obtain additional financing we would be required to curtail operations significantly, including reducing our operating expenses which, in turn, would negatively impact our sales, or even cease operations. Any debt restructuring or additional financing that we raise may contain terms that are not favorable to us or our stockholders and could result in additional dilution. As a result, substantial doubt exists about our ability to continue as a going concern within one year after the date that this Annual Report on Form 10-K is filed. See Note 1 “Description of Business” to our consolidated financial statements in this Annual Report on Form 10-K.

Cash Flows

The following table presents a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2023	2022
	(in thousands)
Net cash provided by (used in):
Operating activities	$(24,272)	$(80,157)
Investing activities	(2,994)	(11,610)
Financing activities	21,038	51,324
Effect of exchange rate on cash, cash equivalents and restricted cash	215	(34)
Net decrease in cash, cash equivalents and restricted cash	$(6,013)	$(40,477)

Operating Activities

The net cash used in operating activities was $24.3 million in 2023 and consisted primarily of a net loss of $58.2 million, partially offset by $28.6 million in non-cash charges and a decrease of $5.3 million in net operating assets. Non-cash charges consisted primarily of stock-based compensation expense, interest paid in-kind, depreciation and amortization expense, non-cash lease expense, and impairment of long-lived assets.

The net cash used in operating activities was $80.2 million in 2022 and consisted primarily of a net loss of $113.3 million and an increase of $10.0 million in net operating assets, partially offset by $43.1 million in non-cash charges. Non-cash charges consisted primarily of impairment of goodwill, stock-based compensation expense, impairment of long-lived and intangible assets, depreciation and amortization expense, a provision for inventory valuation, and non-cash lease expense, partially offset by a favorable change in fair value of contingent consideration.

Investing Activities

Net cash used in investing activities for 2023 and 2022 consisted of purchases of property and equipment of $3.0 million and $11.6 million, respectively.

Financing Activities

Net cash provided by financing activities was $21.0 million in 2023 and consisted primarily of net proceeds from the issuance of securities in the February 2023 private placement of $20.9 million and purchases under our employee stock purchase plan of $0.1 million.

Net cash provided by financing activities was $51.3 million in 2022 and consisted primarily of net proceeds under our credit facilities of $52.5 million, net proceeds under our former at-the-market offering program of $1.1 million, purchases under our employee stock purchase plan of $0.2 million and proceeds received from the exercise of stock options of $0.1 million, partially offset by payments of debt issuance costs of $1.6 million, debt extinguishment costs of $0.8 million, and contingent consideration payments of $0.1 million.

Credit Facilities

On February 18, 2022 (the “Effective Date”), we entered into the SLR Loan Agreement with SLR Investment Corp. (“SLR”) which provided for a term A loan facility of $100.0 million (the “SLR Term A Loan Facility”) and a term B loan facility of $25.0 million (the “SLR Term B Loan Facility”). The SLR Term A Loan Facility was funded to us on the Effective Date. In connection with this funding, we granted SLR warrants to purchase 13,421 shares of our common stock at an exercise price of $111.76 per share, which were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire in February 2032. The SLR Term B Loan Facility was available to us upon achievement of a certain minimum revenue level as more fully described in the SLR Loan Agreement. The proceeds of the SLR Term A Loan Facility were used to repay all indebtedness under our prior loan agreement with Canadian Imperial Bank of Commerce Innovation Banking (“CIBC”), as described below.

On August 1, 2022, we entered into an Amendment No. 1 to the SLR Loan Agreement (the “First Amendment,” together with the SLR Loan Agreement, as amended, the “Amended SLR Loan Agreement”) with SLR. Pursuant to the First Amendment, we were provided with a one-month extension of our covenant-free period through August 31, 2022.

On September 30, 2022, we entered into an Amendment No. 2 to the SLR Loan Agreement (the “Second Amendment,” together with the Amended SLR Loan Agreement, as amended, the “Second Amended SLR Loan Agreement”), with SLR. Pursuant to the Second Amendment:

●	our minimum net product revenue covenant was modified for the remainder of 2022;

●	a minimum liquidity covenant of $20.0 million was added;

●	the London Interbank Offered Rate was replaced with the Secured Overnight Financing Rate (the “SOFR”);

●	the exit fee was increased from 6.95% to 7.45% of the aggregate principal amount of the Second Amended SLR Loan Agreement; and

●	the SLR Term B Loan Facility and related facility fee were eliminated.

Concurrently with the closing of the Second Amendment, we amended and restated SLR’s warrants to purchase 13,421 shares of our common stock to reset the exercise price to $13.04 per share.

On November 22, 2022 (the “Third Amendment Effective Date”), we entered into an Amendment No. 3 to the SLR Loan Agreement (the “Third Amendment,” together with the Second Amended SLR Loan Agreement, as amended, the “Third Amended SLR Loan Agreement”) with SLR. Pursuant to the Third Amendment:

●	our minimum net product revenue covenant was modified for 2023;

●	the minimum liquidity covenant was reduced to $5 million from $20 million (the “Amended Liquidity Covenant”); and

●

an option was added, at our sole discretion, to pay up to 8% of the interest under the Third Amended SLR Loan Agreement in-kind (rather than solely in cash as provided for prior to the Third Amendment Effective Date) during 2023 (the “PIK Interest”), subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 5% of the PIK Interest.

In addition, the Third Amendment provided that if we raised $15 million of net cash equity proceeds (the “Equity Raise”) prior to July 1, 2023, the 2023 minimum revenue covenant would be waived and we need only demonstrate net product revenue of at least $25 million (tested on trailing six-month basis for the period ending September 30, 2023) for the fiscal year ending December 31, 2023. Upon satisfaction of the Equity Raise, our PIK Interest option would be reduced to up to 4% of the interest rate under the Third Amended SLR Loan Agreement. Concurrently with the closing of the Third Amendment, we amended and restated SLR’s warrants to purchase 13,421 shares of our common stock to reset the exercise price to $3.84 per share.

On February 10, 2023 (the “Fourth Amendment Effective Date”), we entered into an Amendment No. 4 to the SLR Loan Agreement (the “Fourth Amendment,” together with the Third Amended SLR Loan Agreement, the “Fourth Amended SLR Loan Agreement”) with SLR. The Fourth Amendment includes the option for us to pay up to 9% of the interest in-kind (rather than up to 8% as provided for prior to the Fourth Amendment Effective Date) during 2023. Under the Fourth Amendment, the PIK Interest option is reduced to 4% of the interest if we raise $25 million of net cash equity proceeds prior to July 1, 2023 and is further reduced to 0% of the interest if we raise $30 million of net cash equity proceeds prior to January 1, 2024.

Additionally, if we elect PIK Interest of 9%, the amount of warrants to be granted to SLR increases to be 5% times the amount of PIK Interest for the first 4% of the PIK Interest selected and 12.20% times on the next 5% of the amount of PIK Interest selected to provide for a weighted average of 9%, and our monthly interest expense increases by 1% for the month in which such PIK Interest is selected. The Fourth Amendment also provides for a reset of the exercise price of the warrants to be issued in connection with our election of PIK Interest, including existing PIK Warrants, equal to the lower of our closing stock price for (a) the 10-day trailing average closing price ending on the day before the interest payment date, (b) the day before the interest payment date, or (c) $9.36 per share.

On April 17, 2023, we entered into an Amendment No. 5 to the SLR Loan Agreement (the “Fifth Amendment,” together with the Fourth Amended SLR Loan Agreement, the “Fifth Amended SLR Loan Agreement”) with SLR to exclude our Singapore subsidiary operating account from the requirement of a control agreement in favor of SLR, provided the account balance is the lower of (i) $250,000 or (ii) the amount required to fund expenditures therefrom within the next ten business days. The Fifth Amendment also contains other customary provisions, such as expense reimbursement.

Pursuant to the Fifth Amended SLR Loan Agreement, advances under the Fifth Amended SLR Loan Agreement bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the one-month SOFR, plus (b) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. At December 31, 2023, the interest rate was 14.75%. We paid interest in-kind totaling $9.3 million during the year ended December 31, 2023. The outstanding balance of the Fifth Amended SLR Loan Agreement was $109.3 million at December 31, 2023. The Fifth Amended SLR Loan Agreement provides for interest-only payments for the first 48 months following the Effective Date. Thereafter, principal payments on the Fifth Amended SLR Loan Agreement are due monthly in 12 equal installments; provided that we have the option to extend the interest-only period for an additional 12 months upon achievement of a certain minimum revenue level as more fully described in the Fifth Amended SLR Loan Agreement. The Fifth Amended SLR Loan Agreement will mature on February 1, 2027 (the “Maturity Date”). The Fifth Amended SLR Loan Agreement may be prepaid in full, subject to a prepayment charge of (i) 2.0%, if such prepayment occurs after February 18, 2023 but on or prior to February 17, 2024, and (ii) 1.0%, if such prepayment occurs after February 18, 2024 but on or prior to the Maturity Date (the “Prepayment Penalty”). In addition to the payment of principal and accrued interest, we will be required to make a payment of 7.45% of the aggregate principal amount of the Fifth Amended SLR Loan Agreement funded (the “Facility Exit Fee”), which is payable on the earliest to occur of (i) the Maturity Date, (ii) the acceleration of the Fifth Amended SLR Loan Agreement prior to the Maturity Date, and (iii) the prepayment date of the Fifth Amended SLR Loan Agreement prior to the Maturity Date. The Facility Exit Fee of $7.5 million is considered fully earned by SLR as of the Effective Date and is being accrued to interest expense over the term of the Fifth Amended SLR Loan Agreement. In connection with the Fifth Amended SLR Loan Agreement, we have incurred direct financing costs related to fees and non-cash consideration paid to SLR, and fees paid to third parties of $2.1 million and $1.6 million, respectively, as of December 31, 2023. The Fifth Amended SLR Loan Agreement is secured by a lien on substantially all of our assets, including intellectual property.

The Fifth Amended SLR Loan Agreement contains customary covenants and representations, including, without limitation, a minimum revenue covenant equal to a percentage of each month’s forecasted net product revenue as defined in the Fifth Amended SLR Loan Agreement (tested on a trailing six month basis at the end of each fiscal month, commencing with the six month period ending on August 31, 2022), the Amended Liquidity Covenant, and other financial covenants, reporting obligations, and limitations on dispositions, changes in business or ownership, mergers or acquisitions, indebtedness, encumbrances, distributions and investments, transactions with affiliates and capital expenditures. As of December 31, 2023, we were in compliance with all financial covenants under the Fifth Amended SLR Loan Agreement.

The events of default under the Fifth Amended SLR Loan Agreement include, without limitation, and subject to customary grace periods, (1) our failure to make any payments of principal or interest under the Fifth Amended SLR Loan Agreement or any other loan documents, (2) our breach or default in the performance of any covenant under the Fifth Amended SLR Loan Agreement, (3) the occurrence of a material adverse effect or an event that is reasonably likely to result in a material adverse effect, (4) the existence of an attachment or levy on a material portion of our funds or of our subsidiaries, (5) our insolvency or bankruptcy, or (6) the occurrence of certain material defaults with respect to any other of our indebtedness in excess of $500,000. If an event of default occurs, SLR is entitled to take enforcement action, including an incremental 5% interest rate increase or acceleration of amounts due under the Fifth Amended SLR Loan Agreement (the “Mandatory Prepayment Option”). We determined the Mandatory Prepayment Option to be an embedded derivative that is required to be bifurcated from the Fifth Amended SLR Loan Agreement. We determined the combined probability of an event of default and SLR exercising the Mandatory Prepayment Option to be remote and deemed its fair value to be immaterial as of December 31, 2023. We re-evaluate the fair value of the Mandatory Prepayment Option at the end of each reporting period.

The Fifth Amended SLR Loan Agreement also contains other customary provisions, such as expense reimbursement and confidentiality. SLR has indemnification rights and the right to assign the Fifth Amended SLR Loan Agreement, subject to customary restrictions.

On February 18, 2022, we used $47.4 million of the SLR Term A Loan Facility to pay off all obligations owing under, and to terminate, our prior Loan and Security Agreement (the “CIBC Loan Agreement”) with CIBC which provided for a revolving loan facility of $12.0 million and a term loan facility of $40.0. million. As a result of the termination of the CIBC Loan Agreement, we recorded a loss on extinguishment of debt of $1.1 million, which included the prepayment penalty, write-off of the remaining unamortized deferred financing costs, and legal fees during the first quarter of 2022.

Contractual Obligations

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. Information regarding our obligations debt, lease and purchase arrangements are provided in the Notes 9 and 10 to our consolidated financial statements included in this Annual Report on Form 10-K.

Critical Accounting Policies and Practices

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this Annual Report on Form 10-K. Management believes that such estimates have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the consolidated financial statements. Actual results could differ from these estimates.

Critical accounting policies are defined as those that are reflective of significant judgements and uncertainties, the most important and pervasive accounting policies used and areas most sensitive to material changes from external factors. The critical accounting policies that we believe affect our more significant judgements and estimates used in the preparation of our consolidated financial statements presented in this Annual Report on Form 10-K are described in the Notes to our consolidated financial statements. We determined there were no critical accounting estimates included in our consolidated financial statements that involve a significant level of uncertainty as of December 31, 2023.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 2 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Non-GAAP Financial Measures

In this Annual Report on Form 10-K, we use certain non-GAAP financial measures, including non-GAAP net revenue excluding Vapotherm Access and the growth of non-GAAP net revenue excluding Vapotherm Access. These non-GAAP financial measures are presented to provide investors additional information to facilitate the comparison of our past and present operations. We believe these non-GAAP financial measures provide useful information to investors because they are used to evaluate our performance on a comparable year-over-year basis. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP measures and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. These measures should only be used to evaluate our financial results in conjunction with the corresponding GAAP measures. Accordingly, we qualify our use of non-GAAP financial information in a statement when non-GAAP financial information is presented.

The following table contains a reconciliation of net revenue to non-GAAP net revenue excluding Vapotherm Access for the years ended December 31, 2023 and 2022, and the growth of such net revenue and non-GAAP net revenue excluding Vapotherm Access over the prior year period. Non-GAAP net revenue excluding Vapotherm Access and the growth of non-GAAP net revenue excluding Vapotherm Access are non-GAAP financial measures we use as supplemental measures in evaluating revenue performance. We completed our exit from our Vapotherm Access call center business in October 2022 and we believe the measures are relevant and useful to investors in understanding the change in our revenues on a comparable basis over the prior year period. We define non-GAAP net revenue excluding Vapotherm Access as net revenue less net revenue of the Vapotherm Access call center business.

	Year Ended December 31,		Change
	2023	2022	$	%
(Unaudited)	(in thousands, except percentages)
GAAP net revenue	$68,669	$66,801	$1,868	2.8%
Vapotherm Access net revenue	-	(2,758)	2,758	(100.0)%
Non-GAAP net revenue excluding Vapotherm Access	$68,669	$64,043	$4,626	7.2%

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Risk

Our exposure to interest rate risk arises primarily from variable interest rates applicable to borrowings under our Fifth Amended SLR Loan Agreement and interest rates associated with our invested cash balances. Borrowings under our Fifth Amended SLR Loan Agreement bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the one month Secured Overnight Financing Rate (the “SOFR Rate”), plus (b) (i) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. At December 31, 2023, the interest rate was 14.75%. As of December 31, 2023, borrowings under our Fifth Amended SLR Loan Agreement totaled $109.3 million. Based on our outstanding borrowings and the SOFR Rate, a 100 basis point increase in the annual interest rate on our outstanding borrowings would have a $1.1 million impact on our interest expense on an annual basis.

On December 31, 2023, we had cash invested in money market deposits of $0.1 million. We believe that a 10 basis point change in interest rates is reasonably possible in the near term. Certain of our cash and cash equivalents balances are exposed to credit loss for the amounts that exceed FDIC insured limits. We place our cash and cash equivalents in what we believe to be credit-worthy financial institutions. Based on our current level of cash investments, an increase or decrease of 10 basis points in interest rates would have less than a $0.1 million impact to our interest income on an annual basis.

Foreign Currency Risk

For our non-U.S. subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange as of the balance sheet date. In addition, we engage in other foreign operations that transact in currencies other than the U.S. dollar. Our principal exchange rate risk is between the U.S. dollar, the British pound sterling and the Mexican peso, and to a lesser extent, the euro and the Singapore dollar. Adjustments resulting from the translation of the financial statements of our non-U.S. subsidiaries’ foreign operations into U.S. dollars are excluded from the determination of net loss and are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit. Income and expense items are translated at the average foreign currency exchange rates for the period. Transaction gains and losses resulting from currency fluctuations related to our other foreign operations are included in the determination of our net loss. As a result, our financial condition and operating results are affected by fluctuations in the value of the U.S. dollar as compared to the British pound sterling and the Mexican peso and to a lesser extent, the euro and the Singapore dollar. Revenue denominated in currencies other than the U.S. dollar represented approximately 8.4% and 7.3% of consolidated net revenue for the years ended December 31, 2023 and 2022, respectively. Total assets denominated in currencies other than the U.S. dollar represented approximately 8.3% and 5.5% of our total assets at December 31, 2023 and 2022, respectively. There were no material assets denominated in the Mexican peso at December 31, 2023 or 2022. Given the immateriality of net revenues and assets denominated in currencies other than the U.S. dollar, a 10% fluctuation in exchange rates would have an immaterial impact to our consolidated net revenues and consolidated total assets. We do not use foreign exchange contracts or derivatives to hedge any foreign currency exposures.

Inflation Risk

Many of the commodities used in the production and transportation of our products are purchased in the open market. The prices we pay for such items are subject to fluctuation, and we manage this risk through the use of purchase orders and pricing agreements. During the year ended December 31, 2023, we continued to experience inflationary pressures on transportation and commodities costs, which we expect to continue into 2024. A number of external factors, including adverse weather conditions, supply chain disruptions (including raw material shortages) and labor shortages, have impacted and may continue to impact transportation and commodities costs. When prices increase, we may or may not pass on such increases to our customers without suffering reduced volume, revenue, margins and operating results.

Concentration of Credit Risk

Financial instruments that potentially expose us to concentration of credit risk consist primarily of cash, cash equivalents and restricted cash. We maintain our cash balances primarily with Canadian Imperial Bank of Commerce Innovation Banking and Bank of America, N.A. These balances generally exceed FDIC limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk in cash, cash equivalents and restricted cash.

Item 8. Financial Statements and Supplementary Data.

The financial statements required to be filed pursuant to this Item 8 are appended to this report. An index of those financial statements is found in Item 15 of Part IV of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2023. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of December 31, 2023, our Chief Executive Officer and Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, our principal executive and principal financial officers, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

●

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

●

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. We continue to review our internal control over financial reporting and may from time to time make changes aimed at enhancing their effectiveness and to ensure that our systems evolve with our business.

Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Based on this assessment, our senior management has concluded that our internal control over financial reporting was effective as of December 31, 2023.

As a non-accelerated filer and a “smaller reporting company”, as defined in Rule 12b-2 under the Exchange Act, our independent registered public accounting firm, Grant Thornton LLP, is not required to and did not issue an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2023.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the quarter ended December 31, 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

Execution of Amendment No. 6 to Loan and Security Agreement

On February 21, 2024, Vapotherm, Inc. entered into an Amendment No. 6 to Loan and Security Agreement with SLR Investment Corp., as Collateral Agent, and the lenders party thereto (the “Sixth Amendment”) while the Company evaluates its debt restructuring and financing options. The Sixth Amendment extends the Company’s option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024, subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 9% of the PIK Interest. The Sixth Amendment also contains other customary provisions, such as expense reimbursement. The foregoing summary of the Sixth Amendment, which includes other customary terms, conditions and restrictions, does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Sixth Amendment, which is filed as Exhibit 10.13 to this report and incorporated herein by reference.

Rule 10b5-1 Plan and Non-Rule 10b5-1 Trading Arrangement Adoptions, Terminations, and Modifications

During the three months ended December 31, 2023, none of our directors or “officers” (as defined in Rule 16a-1(f) under the Exchange Act) adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of SEC Regulation S-K.

Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections.

Not applicable.

PART III

Item 10. Directors, Executive Officers and Corporate Governance.

Other than the information regarding our executive officers provided in Part I of this report under the heading “Business – Information about our Executive Officers,” the information required by this Item is incorporated by reference to our definitive proxy statement for our 2024 annual meeting of stockholders to be filed with the SEC within 120 days of the fiscal year ended December 31, 2023.

During the fourth quarter of 2023, we did not make any material changes to the procedures by which stockholders may recommend nominees to the Board of Directors, as described in our definitive proxy statement for our 2023 Annual Meeting of Stockholders.

Item 11. Executive Compensation.

The information required by this Item is incorporated by reference to our definitive proxy statement for our 2024 annual meeting of stockholders to be filed with the SEC within 120 days of the fiscal year ended December 31, 2023.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information required by this Item is incorporated by reference to our definitive proxy statement for our 2024 annual meeting of stockholders to be filed with the SEC within 120 days of the fiscal year ended December 31, 2023.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The information required by this Item is incorporated by reference to our definitive proxy statement for our 2024 annual meeting of stockholders to be filed with the SEC within 120 days of the fiscal year ended December 31, 2023.

Item 14. Principal Accountant Fees and Services.

The information required by this Item is incorporated by reference to our definitive proxy statement for our 2024 annual meeting of stockholders to be filed with the SEC within 120 days of the fiscal year ended December 31, 2023.

PART IV

Item 15. Exhibit and Financial Statement Schedules.

(1)	Financial Statements:

The following documents are included on pages F-1 through F-34 attached hereto and are filed as part of this Annual Report on Form 10-K.

(2)	Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable, not required or the information required is shown in the financial statements or the notes thereto.

(3)	Exhibits.

Exhibit Number	Description

3.1

Tenth Amended and Restated Certificate of Incorporation of Vapotherm, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on November 20, 2018 (File No. 001-38740) and incorporated herein by reference)

3.2

Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of Vapotherm, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on June 24, 2020 (File No. 001-38740) and incorporated herein by reference)

3.3

Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of Vapotherm, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on August 17, 2023 (File No. 001-38740) and incorporated herein by reference)

3.4

Second Amended and Restated Bylaws of Vapotherm, Inc. (Effective February 8, 2023) (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on February 14, 2023 (File No. 001-38740) and incorporated herein by reference)

4.1

Form of Certificate of Common Stock of Vapotherm, Inc. (previously filed as Exhibit 4.1 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

4.2

Tenth Amended and Restated Registration Rights Agreement, dated September 27, 2018, among Vapotherm, Inc. and the Investors party thereto (previously filed as Exhibit 4.2 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

4.3

Form of Warrant to Purchase Series B Preferred Stock, issued by Vapotherm, Inc. to Comerica Bank (previously filed as Exhibit 4.8 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

4.4

Warrant to Purchase Series C Preferred Stock, dated July 28, 2015, issued by Vapotherm, Inc. to Comerica Bank (previously filed as Exhibit 4.9 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

4.5

Form of Amended and Restated Warrant to Purchase Common Stock, dated February 18, 2022, issued by Vapotherm, Inc. in Connection with Credit Facility (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 22, 2022 (File No. 001-38740) and incorporated herein by reference)

4.6

Form of Pre-Funded Warrant to Purchase Common Stock, dated February 10, 2023, issued by Vapotherm, Inc. in Connection with February 2023 Private Placement (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on February 8, 2023 (File No. 001-38740) and incorporated herein by reference)

4.7

Form of Warrant to Purchase Common Stock, dated February 10, 2023, issued by Vapotherm, Inc. in Connection with February 2023 Private Placement (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on February 8, 2023 (File No. 001-38740) and incorporated herein by reference)

4.8

Form of Warrant to Purchase Common Stock of Vapotherm, Inc. issued by Vapotherm, Inc. to SLR Investment Corp. as Payment in Kind Interest under Loan and Security Agreement (previously filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (File No. 001-38740) and incorporated herein by reference)

4.9*	Description of Securities of Vapotherm, Inc.

10.1

Lease, dated September 30, 2016, between Vapotherm, Inc. and Albany Road – 100 Domain LLC (previously filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.2

First Amendment to Lease, dated September 11, 2017, between Vapotherm, Inc. and Albany Road – 100 Domain LLC (previously filed as Exhibit 10.2 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.3

Second Amendment to Lease, dated June 6, 2018, between Vapotherm, Inc. and 100 Domain Drive EI, LLC (previously filed as Exhibit 10.3 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.4

Third Amendment to Lease, dated July 26, 2018, between 100 Domain Drive EI, LLC and Vapotherm, Inc. (previously filed as Exhibit 10.12 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.5

Fourth Amendment to Lease Agreement, dated August 23, 2020, between 100 Domain Drive EI, LLC, as administrator of the tenancy in common with 100 Domain Drive DD and Vapotherm, Inc. (previously filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.6

Lease Agreement, dated June 17, 2022, by and among Fraccionadora Residencial Hacienda Agua Caliente, S. de R.L. de C.V. and Baja Fur, S.A. de C.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 11, 2022 (File No. 001-38740) and incorporated herein by reference)

10.7

Loan and Security Agreement, dated as of February 18, 2022, among SLR Investment Corp., as Collateral Agent, and the Lenders Thereto, Vapotherm, Inc., as Borrower, and HGE Health Care Solutions, LLC, Vapotherm Access Care Management Network, LLC, and Vapotherm Access Management Services, LLC, as Guarantor (previously filed as Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.8

Amendment No. 1 to Loan and Security Agreement dated as of August 1, 2022 among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 (File No. 001-38740) and incorporated herein by reference)

10.9

Amendment No. 2 to Loan and Security Agreement, dated as of September 30, 2022, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 3, 2022 (File No. 001-38740) and incorporated herein by reference)

10.10

Amendment No. 3 to Loan and Security Agreement, dated as of November 22, 2022, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 22, 2022 (File No. 001-38740) and incorporated herein by reference)

10.11

Amendment No. 4 to Loan and Security Agreement, dated as of February 10, 2023, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 16, 2023 (File No. 001-38740) and incorporated herein by reference)

10.12

Amendment No. 5 to Loan and Security Agreement, dated as of April 17, 2023, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (File No. 001-38740) and incorporated herein by reference)

10.13*	Amendment No. 6 to Loan and Security Agreement, dated as of February 21, 2024, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto

10.14***

Manufacturing Services Agreement, effective as of May 25, 2022, by and between TACNA Services, Inc. and Vapotherm, Inc. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 3, 2022 (File No. 001-38740) and incorporated herein by reference)

10.15

Absolute Unconditional Corporate Guaranty Agreement, dated June 24, 2022, by Vapotherm, Inc. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on July 11, 2022 (File No. 001-38740) and incorporated herein by reference)

10.16 †

Vapotherm, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended (previously filed as Exhibit 10.6 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.17 †

Form of Incentive Stock Option Agreement pursuant to the Vapotherm, Inc. 2005 Stock Incentive Plan (previously filed as Exhibit 10.7 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.18 †

Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended (previously filed as Exhibit 10.8 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.19 †

Vapotherm, Inc. 2015 Stock Incentive Plan French Qualifying Subplan (previously filed as Exhibit 10.26 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.20 †

Form of Incentive Stock Option Agreement pursuant to the Vapotherm, Inc. 2015 Stock Incentive Plan (previously filed as Exhibit 10.9 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.21 †

Vapotherm, Inc. 2018 Employee Stock Purchase Plan (previously filed as Exhibit 10.17 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.22 †

Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.23 †

Vapotherm, Inc. 2018 Equity Incentive Plan French Qualifying Subplan (previously filed as Exhibit 10.27 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-38740) and incorporated herein by reference)

10.24 †

Amended and Restated Vapotherm, Inc. 2018 Equity Incentive Plan French Qualifying Subplan, dated August 31, 2020 (previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.25 †

Form of Non-Statutory Employee Stock Option Agreement pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.20 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.26†

Form of Non-Statutory Non-Employee Director Stock Option Agreement pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.21 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.27 †

Form of Incentive Stock Option Agreement pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.22 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.28 †

Form of Restricted Stock Unit Agreement for Employees who are Executive Officers pursuant to the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.29 †

Form of Restricted Stock Unit Agreement for Employees who are Executive Officers pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.30 †

Form of Restricted Stock Unit Agreement for Non-Employee Directors pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.31 †

Form of Performance Stock Unit Agreement for Executive Officers pursuant to the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Current Report on Form 8-K as filed on January 4, 2022 (File No. 001-38740) and incorporated herein by reference)

10.32 †

Vapotherm, Inc. 2018 Cash Incentive Plan (previously filed as Exhibit 10.19 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.33 †

Form of Indemnification Agreement between Vapotherm, Inc. and each Director and Officer (previously filed as Exhibit 10.11 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.34 †

Amended and Restated Employment Agreement, dated October 17, 2018, between Vapotherm, Inc. and Joseph Army (previously filed as Exhibit 10.10 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.35 †

Form of Confidentiality, Non-Compete and Assignment of Inventions Agreement between Vapotherm, Inc. and each Officer (previously filed as Exhibit 10.28 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.36 †

Letter Agreement, dated October 17, 2018, between Vapotherm, Inc. and John Landry (previously filed as Exhibit 10.16 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.37 †

Indefinite Term Employment Contract, dated March 14, 2016, by and between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 (File No. 001-38740) and incorporated herein by reference)

10.38 †

First Amendment, dated September 15, 2020, to Indefinite Term Employment Contract by and between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.39 †

Transactional Memorandum of Understanding dated September 26, 2023 between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (File No. 001-38740) and incorporated herein by reference)

10.40 †

Separation Pay Agreement, dated March 24, 2022, between Vapotherm, Inc. and Joseph Army (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-38740) and incorporated herein by reference)

10.41 †

Separation Pay Agreement, dated March 24, 2022, between Vapotherm, Inc. and John Landry (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-38740) and incorporated herein by reference)

10.42 †

Separation Pay Agreement, dated March 24, 2022, between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-38740) and incorporated herein by reference)

10.43 †

Separation Pay Agreement, dated as of March 24, 2022 between Vapotherm, Inc. and Brian Lawrence (previously filed as Exhibit 10.40 to the Annual Report on Form 10-K for the fiscal year ended December 31,

2022 (File No. 001-38740) and incorporated herein by reference)

10.44 †

Offer Letter Agreement, dated November 15, 2021, between Vapotherm, Inc. and Brian Lawrence (previously filed as Exhibit 10.41 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-38740) and incorporated herein by reference)

10.45

Open Market Sale Agreement, dated December 20, 2019, between Vapotherm, Inc. and Jefferies LLC (previously filed as Exhibit 1.2 to the Registration Statement on Form S-3 filed on December 20, 2019 (File No. 333-235657 and incorporated herein by reference)

10.46

Securities Purchase Agreement, dated as of February 7, 2023, among Vapotherm, Inc. and each Purchaser party thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 8, 2023 (File No. 001-38740) and incorporated herein by reference)

21.1*	Subsidiaries of Vapotherm, Inc.

23.1*	Consent of Grant Thornton LLP

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

97.1* †	Vapotherm, Inc. Clawback Policy

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema with Embedded Linkbases Document

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

** Furnished herewith

*** Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K

† Indicates management contract or compensatory plan

Item 16. Form 10-K Summary

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VAPOTHERM, INC.

Date: February 22, 2024	By:	/s/ Joseph Army
	Name:	Joseph Army
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joseph Army	President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2024
Joseph Army

/s/ John Landry	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2024
John Landry

/s/ Dorota McKay	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 22, 2024
Dorota McKay

/s/ Anthony Arnerich	Director	February 22, 2024
Anthony Arnerich

/s/ Lance Berry	Director	February 22, 2024
Lance Berry

/s/ Lori Knowles	Director	February 22, 2024
Lori Knowles

/s/ James Liken	Director	February 22, 2024
James Liken

/s/ Mary Beth Moynihan	Director	February 22, 2024
Mary Beth Moynihan

/s/ Donald Spence	Director	February 22, 2024
Donald Spence

/s/ Elizabeth Weatherman	Director	February 22, 2024
Elizabeth Weatherman

VAPOTHERM, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Vapotherm, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Vapotherm, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of comprehensive loss, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $58.2 million and generated a cash flow deficit from operations of $24.3 million during the year ended December 31, 2023, and as of that date, the Company had stockholders’ deficit of $55.3 million. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2016.

New York, New York

February 22, 2024

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$9,725	$15,738
Accounts receivable, net of expected credit losses of $160 and $227, respectively	10,672	9,102
Inventories	22,968	32,980
Prepaid expenses and other current assets	3,058	2,081
Total current assets	46,423	59,901
Property and equipment, net	23,703	26,636
Operating lease right-of-use assets	3,372	5,805
Restricted cash	1,109	1,109
Goodwill	565	536
Deferred income tax assets	57	96
Other long-term assets	2,388	2,112
Total assets	$77,617	$96,195
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$5,053	$2,739
Contract liabilities	1,237	1,216
Accrued expenses and other current liabilities	12,805	15,609
Total current liabilities	19,095	19,564
Long-term loans payable, net	107,059	96,994
Other long-term liabilities	6,797	7,827
Total liabilities	132,951	124,385
Commitments and contingencies (Note 10)
Stockholders’ deficit
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock ($0.001 par value) 21,875,000 shares authorized as of December 31, 2023 and 2022, 6,165,806 and 3,564,505 shares issued and outstanding as of December 31, 2023 and 2022, respectively (1)	6	4
Additional paid-in capital	492,764	461,965
Accumulated other comprehensive income (loss)	91	(157)
Accumulated deficit	(548,195)	(490,002)
Total stockholders’ deficit	(55,334)	(28,190)
Total liabilities and stockholders’ deficit	$77,617	$96,195

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Net revenue	$68,669	$66,801
Cost of revenue	40,386	49,558
Gross profit	28,283	17,243
Operating expenses
Research and development	14,213	20,802
Sales and marketing	32,552	46,091
General and administrative	19,260	27,796
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	1,187	7,676
Loss on disposal of property and equipment	151	568
Total operating expenses	67,363	117,634
Loss from operations	(39,080)	(100,391)
Other (expense) income
Interest expense	(18,733)	(11,643)
Interest income	78	139
Foreign currency loss	(332)	(239)
Loss on extinguishment of debt	-	(1,114)
Net loss before income taxes	$(58,067)	$(113,248)
Provision for income taxes	126	11
Net loss	$(58,193)	$(113,259)
Other comprehensive income (loss):
Foreign currency translation adjustments	248	(183)
Total other comprehensive income (loss)	$248	$(183)
Total comprehensive loss	$(57,945)	$(113,442)
Net loss per share - basic and diluted	$(9.64)	$(33.89)
Weighted-average number of shares used in calculating net loss per share, basic and diluted (1)	6,037,468	3,341,617

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands, except share amounts)

			Additional	Accumulated Other		Stockholders'
	Common Stock		Paid-in	Comprehensive	Accumulated	Equity
	Shares (1)	Amount	Capital	Income (Loss)	Deficit	(Deficit)
Balance at December 31, 2021	3,265,782	$3	$443,381	$26	$(376,743)	$66,667
Issuance of common stock in connection with at-the-market offering, net	217,689	1	1,063	-	-	1,064
Issuance of common stock upon exercise of options	2,949	-	65	-	-	65
Issuance of common stock for restricted stock units and awards	16,417	-	12	-	-	12
Issuance of common stock under the Employee Stock Purchase Plan	13,414	-	228	-	-	228
Issuance of common stock for services	2,233	-	360	-	-	360
Issuance of common stock to satisfy contingent consideration	46,021	-	5,630	-	-	5,630
Issuance and modification of common stock warrants	-	-	1,201	-	-	1,201
Stock-based compensation expense	-	-	10,025	-	-	10,025
Foreign currency translation adjustments	-	-	-	(183)	-	(183)
Net loss	-	-	-	-	(113,259)	(113,259)
Balance at December 31, 2022	3,564,505	$4	$461,965	$(157)	$(490,002)	$(28,190)
Issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net	2,187,781	2	20,941	-	-	20,943
Issuance of common stock upon exercise of warrants	324,015	-	2	-	-	2
Issuance of common stock upon exercise of options	28	-	-	-	-	-
Issuance of common stock under the Employee Stock Purchase Plan	42,809	-	93	-	-	93
Issuance of common stock upon settlement of restricted stock units	34,599	-	-	-	-	-
Issuance of common stock for services	12,190	-	232	-	-	232
Issuance of common stock warrants	-	-	152	-	-	152
Retirement of common shares upon reverse stock split	(121)	-	-	-	-
Stock-based compensation expense	-	-	9,379	-	-	9,379
Foreign currency translation adjustments	-	-	-	248	-	248
Net loss	-	-	-	-	(58,193)	(58,193)
Balance at December 31, 2023	6,165,806	$6	$492,764	$91	$(548,195)	$(55,334)

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(58,193)	$(113,259)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	9,611	10,385
Depreciation and amortization	4,977	5,180
Provision for credit losses	(18)	224
Provision for inventory valuation	744	3,083
Non-cash lease expense	937	2,127
Change in fair value of contingent consideration	-	(3,351)
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	1,187	7,676
Loss on disposal of property and equipment	151	568
Placed unit reserve	758	646
Interest paid in-kind	9,488	-
Amortization of discount on debt	736	686
Loss from deconsolidation	-	35
Deferred income taxes	38	11
Loss on extinguishment of debt	-	1,114
Changes in operating assets and liabilities:
Accounts receivable	(1,511)	1,162
Inventories	9,361	449
Prepaid expenses and other assets	(913)	(1,771)
Accounts payable	2,454	(3,347)
Contract liabilities	21	(844)
Accrued expenses and other liabilities	(1,850)	(3,285)
Operating lease liabilities, current and long-term	(2,250)	(2,347)
Net cash used in operating activities	(24,272)	(80,157)
Cash flows from investing activities
Purchases of property and equipment	(2,994)	(11,610)
Net cash used in investing activities	(2,994)	(11,610)
Cash flows from financing activities
Proceeds from issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net of issuance costs	20,943	-
Proceeds from loans, net of discount	-	99,094
Repayment of loans	-	(40,000)
Payments of debt extinguishment costs	-	(817)
Payment of debt issuance costs	-	(1,567)
Repayments on revolving loan facility	-	(6,608)
Payment of contingent consideration	-	(135)
Proceeds from issuance of common stock in connection with at-the-market offerings, net	-	1,064
Proceeds from exercise of warrants	2	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	93	228
Proceeds from exercise of stock options	-	65
Net cash provided by financing activities	21,038	51,324
Effect of exchange rate changes on cash, cash equivalents and restricted cash	215	(34)
Net decrease in cash, cash equivalents and restricted cash	(6,013)	(40,477)
Cash, cash equivalents and restricted cash
Beginning of period	16,847	57,324
End of period	$10,834	$16,847
Supplemental disclosures of cash flow information
Interest paid during the period	$5,857	$8,834
Property and equipment purchases in accounts payable and accrued expenses	$809	$702
Issuance of common stock to satisfy contingent consideration	$-	$5,630
Issuance of common stock warrants in conjunction with long term debt	$152	$1,201
Issuance of common stock for services	$232	$360
Issuance of common stock upon vesting of restricted stock units	$-	$12

The accompanying notes are an integral part of these consolidated financial statements.

VAPOTHERM, INC.

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts)

1.	Description of Business

Vapotherm, Inc. (the “Company”) is a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease (“COPD”), congestive heart failure, pneumonia, asthma and COVID-19 or other systemic conditions. The Company’s mission is to improve the lives of patients suffering from complex lung disease and other forms of respiratory distress while reducing the cost of their care through integrated device and digital solutions. The Company’s device solutions are focused on High Velocity Nasal Insufflation (“HVNI”, or “High Velocity Therapy”), which delivers non-invasive ventilatory support to patients by providing heated, humidified, oxygenated air at high velocities through a small-bore nasal interface, and on closed loop control systems such as the Oxygen Assist Module (“OAM”), designed to automatically maintain a patient’s pulse oxygen saturation (“SpO2”) levels within a specified range for a defined period of time. The Company’s digital solutions are focused on remote patient monitoring, using proprietary algorithms to predict impending respiratory episodes before they occur and coordinate timely intervention, obviating the need for costly hospital admissions and minimizing patient distress. Although the Company exited the Vapotherm Access call center business, the underlying technology is being incorporated in the Company’s home based device it has been actively developing at its Technology Center in Singapore. While these device and digital solutions function independently, the Company believes leveraging the two together can create a unique healthcare ecosystem, focused on delivering high quality, efficient respiratory care in a variety of settings.

High Velocity Therapy is an advanced form of high flow therapy that is differentiated due to its ability to deliver breathing gases, including oxygen, at a high velocity, for the treatment of spontaneously breathing patients suffering from respiratory distress, including Type 1 hypoxic respiratory distress, like that experienced by patients with pneumonia or COVID-19, or Type 2 hypercapnic respiratory distress, like that experienced by patients with COPD. The Company’s HVT 2.0 and Precision Flow systems (together, “High Velocity Therapy systems”), which use High Velocity Therapy technology, are clinically validated alternatives to, and address many limitations of, the current standard of care for the treatment of respiratory distress in a hospital setting. The Company’s next generation High Velocity Therapy system, known as HVT 2.0, received initial 510k clearance from the FDA in 2021, transitioned to full market release in August 2022, and received clearance for expanded respiratory distress indications in December 2022.

The Company sells its High Velocity Therapy systems to hospitals through a direct sales organization in the United States and select international markets and through distributors in other select international markets. In late 2020, the Company launched its OAM in select international markets, which can be used with most versions of the Company’s Precision Flow system and OAM capability has been built into the HVT 2.0 for future use. The OAM helps clinicians maintain a patient’s SpO2 within a target SpO2 range over a greater period of time while requiring significantly fewer manual adjustments to the equipment. Maintenance of the prescribed oxygen saturation range may reduce the health risks associated with dosing too much, or too little, oxygen, particularly in neonates. In neonates, these risks include visual or developmental impairment or death. The OAM is sold through a direct sales organization in select international markets and through distributors in select international markets. The Company is no longer seeking FDA approval to market the Precision Flow version of the OAM in the United States, but will instead focus future efforts on the HVT 2.0 version of the OAM for the United States market. In addition, the Company employs field-based clinical managers who focus on medical education and training in the effective use of its products and help facilitate increased adoption and utilization. The Company focuses on physicians, respiratory therapists and nurses who work in acute hospital settings, including emergency departments and adult, pediatric and neonatal intensive care units. The Company’s relationship with these clinicians is particularly important, as it enables the Company’s products to follow patients through the care continuum.

In the fourth quarter of 2022, in conjunction with the Company’s path to profitability and annual operating planning efforts, the Company completed its exit of the Vapotherm Access call center business, which included Vapotherm Access, formerly “HGE Healthcare Solutions, LLC” or “HGE,” and Pulmonary Care Innovations, PLLC d/b/a RespirCare (“RespirCare”). Effective October 31, 2022, the Company terminated its master service agreement with RespirCare, which resulted in the deconsolidation of RespirCare from the Company’s consolidated financial statements (see Note 11).

Going Concern

The Company has evaluated whether or not its cash, cash equivalents and restricted cash on hand and working capital would be sufficient to sustain forecasted operating activities through February 22, 2025 (“evaluation period”), as required by Accounting Standards Codification (“ASC”) 205-40, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. As of December 31, 2023, the Company had cash, cash equivalents and restricted cash of $10.8 million, working capital of $27.3 million and outstanding debt under the Company’s Loan and Security Agreement (the “SLR Loan Agreement”) with the lenders party thereto (each a “lender” and collectively, “SLR” or the “Lenders”) of $109.3 million. The Company had an accumulated deficit of $548.2 million as of December 31, 2023 and incurred a net loss of $58.2 million and generated a cash flow deficit from operations of $24.3 million, both for the year ended December 31, 2023.

Based on its recurring losses and current financial forecasts, the Company believes its existing cash resources and borrowing capacity under its loan agreement, anticipated cash receipts from sales of its products and monetization of its existing inventory balances will not be sufficient to meet its anticipated cash requirements during the evaluation period, which raises substantial doubt about the Company’s ability to continue as a going concern. To ensure adequate liquidity, the Company is in discussions with SLR about restructuring its debt and evaluating various external financing options, although no assurance can be provided that the Company will be successful in restructuring its debt or securing additional sources of funds to support its operations, or if such funds are available to the Company, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to the Company. This is particularly true if economic and market conditions deteriorate or if the Company’s business deteriorates. Any such transaction or restructuring could be dilutive to existing stockholders. In addition, on February 21, 2024, the Company entered into an Amendment No. 6 (the “Sixth Amendment”) to the SLR Loan Agreement while the Company evaluates its debt restructuring and financing options. This amendment extends the Company’s option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024 (see Note 20). The Company has paid 9% of its interest in-kind that was due on February 1, 2024 and expects to pay 9% of its interest in-kind that is payable on March 1, 2024. The Company believes its relationship with SLR is good. Since these restructuring and financing options are not considered probable under current accounting standards, they are not considered in the evaluation of available resources. There is inherent uncertainty associated with fundraising activity and it is not in the Company’s complete control. If the Company is unable to restructure its debt and/or obtain additional financing, it would be required to curtail operations significantly, including reducing its operating expenses which, in turn would, negatively impact the Company’s sales, or even cease operations. Any debt restructuring or additional financing that the Company raises may contain terms that are not favorable to the Company or its stockholders and could result in additional dilution. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within the evaluation period.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties described above. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

These consolidated financial statements include the accounts of the Company, which includes its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. As of October 31, 2022, RespirCare was deconsolidated from these consolidated financial statements (see Note 11).

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. As of December 31, 2023 and 2022, the Company globally manages the business within one reporting segment, Vapotherm, Inc., and two reporting units, Vapotherm, and Vapotherm UK Ltd. (“Vapotherm UK”). During the third quarter of 2022, the Company made a strategic decision to cease future commercial investment in the Vapotherm Access call center reporting unit. As a result, the Vapotherm Access segment was merged into the Vapotherm reporting unit as of December 31, 2022. Segment information is consistent with how the chief operating decision maker reviews the business, makes investing and resource allocation decisions and assesses operating performance.

As of December 31, 2023, the majority of the Company’s long-term assets are located in the United States. Long-term assets located outside the United States totaled $14.5 million, including $8.9 million located in Mexico, at December 31, 2023. Long-term assets located outside the United States totaled $14.9 million, including $9.9 million located in Mexico, at December 31, 2022.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an ongoing basis. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates relied upon in preparing these consolidated financial statements include calculation of stock-based compensation, valuation of warrants, realizability of inventories, allowance for credit losses, accrued expenses, the valuation allowances against deferred income tax assets, and assessments of impairment with respect to long-lived and intangible assets, including goodwill. Actual results may differ from these estimates.

Financial Instruments and Concentrations of Credit Risk

As of December 31, 2023 and 2022, the Company’s financial instruments included cash and cash equivalents, restricted cash, accounts receivable, accounts payable and debt, the carrying amounts of which approximated fair value due to their short-term nature or market interest rates. All of the Company’s cash and cash equivalents are maintained at creditworthy financial institutions. At December 31, 2023 and 2022, deposits exceed the amount of any insurance provided and are exposed to credit loss.

The Company extends credit to customers in the normal course of business but typically does not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of its customers. The Company recognizes an allowance for credit losses equal to its current estimate of all contractual cash flows that the Company does not expect to collect. The Company’s estimate considers relevant information about past events, current conditions, and reasonable and supportable forecasts. Provisions for the allowance for credit losses are recorded in general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

Supplier Risk

The Company obtains some of the components and subassemblies included in its High Velocity Therapy systems and its OAM from single source suppliers. The partial or complete loss of one or more of these suppliers could cause significant production delays, an inability to meet customer demand and a substantial loss in revenue.

Foreign Currency and Foreign Operations

The functional currency of the Company is the currency of the primary economic environment in which the entity operates, which is the U.S. dollar. For the Company’s non-U.S. subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange at the balance sheet date. Income and expense items are translated at the average foreign currency exchange rates for the period. Adjustments resulting from the translation of the financial statements of its foreign operations into U.S. dollars are excluded from the determination of net loss and are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit.

Realized foreign currency gains or losses arising from transactions denominated in foreign currencies are recorded in other (expense) income in the consolidated statements of comprehensive loss. Unrealized foreign currency gains or losses arising from transactions denominated in foreign currencies are recorded in accumulated other comprehensive income (loss).

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid temporary investments purchased with original maturities of 90 days or less to be cash equivalents. The Company holds restricted cash related to certificates of deposits and collateral in relation to lease agreements. As of December 31, 2023, $1.9 million of the Company’s $10.8 million of cash, cash equivalents and restricted cash balance was located outside the United States. As of December 31, 2022, $1.0 million of the Company’s $16.8 million of cash, cash equivalents and restricted cash balance was located outside of the United States. The Company’s cash, cash equivalents and restricted cash balances are primarily held by Canadian Imperial Bank of Commerce Innovation Banking (“CIBC”) and Bank of America, N.A.

The following table presents the components of total cash, cash equivalents, and restricted cash as set forth in the Company’s consolidated statements of cash flows:

	December 31,
	2023	2022
Cash and cash equivalents	$9,725	$15,738
Restricted cash	1,109	1,109
Total cash, cash equivalents, and restricted cash	$10,834	$16,847

Inventories

Inventories consist of finished goods and component parts and are valued at the lower of cost or net realizable value, determined by the first-in, first-out (“FIFO”) method. On a quarterly basis, the Company evaluates the carrying costs of raw materials, finished goods and component part items. To the extent that such costs exceed future demand estimates, exhibit historical turnover at rates less than current inventory levels, or exceed estimated selling prices less costs to sell, the Company reduces the carrying value of inventories to its net realizable value. The Company only capitalizes pre-launch inventories when purchased for commercial sale and it deems regulatory approval to be probable.

Offering Costs

The Company incurs offering costs consisting of legal, accounting, placement agent fees and other costs directly attributable to the Company’s offerings of equity securities and defers such costs until the closing of the offerings. Upon closing of the offerings, such costs are netted against the proceeds received. Offering costs totaled $2.1 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recognized over the estimated useful lives of the related assets on a straight-line basis, except for tooling for which depreciation is recognized utilizing the units-of-production method. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the remaining lease term or the estimated useful lives of the improvements and is included in depreciation expense. Demonstration equipment represents internally manufactured capital equipment that is used at trade shows and at customer locations to demonstrate the Precision Flow system. Depreciation expense on demonstration equipment is recorded in sales and marketing expenses in the consolidated statements of comprehensive loss. Placement and evaluation systems represent capital equipment placed at customer locations under placement or evaluation agreements for which depreciation expense is included in cost of revenue in the accompanying consolidated statements of comprehensive loss.

When impairment indicators are present, the Company evaluates the recoverability of its long-lived assets. If the assessment indicates an impairment, the affected assets are written down to fair value (see Note 11).

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operating expenses.

The lives used in computing straight-line depreciation are as follows:

	Number of Years
Equipment	3	-	7
Furniture	5	-	7
Manufacturing equipment	3	-	10
Software	2	-	4
Demonstration, placements and evaluation units	3	-	7
Leasehold improvements	Lesser of life of lease or 10 years

Intangible Assets

Intangible assets are related to customer relationships, developed technology, customer agreements, trademarks and trade names and are amortized on a straight-line basis over their useful lives. Amortization is recorded within sales and marketing expenses in the consolidated statements of comprehensive loss for customer-related intangible assets while amortization of other intangible assets is included within general and administrative expenses in the consolidated statements of comprehensive loss. Intangible assets are evaluated for impairment whenever events or circumstances indicate an asset may be impaired (see Note 7). The Company’s intangible assets had no remaining book value as of December 31, 2023 or 2022.

Goodwill

Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets when accounted for using the purchase method of accounting in a business combination. Goodwill is not amortized but reviewed for impairment. Goodwill is reviewed annually, as of October 1, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable.

The Company compares the fair value of its reporting units to their carrying values. If the carrying value of the net assets assigned to a reporting unit exceeds the fair value of the reporting unit, the Company would record an impairment loss equal to the difference (see Note 7).

Leases

The Company’s operating leases primarily consist of real estate leases for office, manufacturing, research and development, and warehouse space, as well as certain vehicle and equipment leases. Accounting Standards Codification (“ASC”), Leases (“ASC 842”) requires lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset, subject to certain permitted accounting policy elections. Under ASC 842, the Company determines whether a contract is or contains a lease at the inception of the contract. This determination is based on whether the contract provides the Company the right to control the use of a physically distinct asset and substantially all of the capacity of an asset. Leases with an initial noncancelable term of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise are classified as short-term leases. The Company has elected as an accounting policy to exclude from the consolidated balance sheets the right-of-use assets and lease liabilities related to short-term leases. The Company recognizes rent expense for its operating leases on a straight-line basis over the term of the lease.

Certain of the Company’s leases include options to extend or terminate the lease at its sole discretion. The Company does not consider in the measurement of right-of-use assets and lease liabilities an option to extend or terminate a lease if the Company is not reasonably certain to exercise the option. Certain of the Company’s leases include covenants that oblige the Company, at its sole expense, to repair and maintain the leased asset periodically during the lease term. The Company is not a party to any leases that contain residual value guarantees.

Many of the Company’s leases include fixed and variable payments. Among other charges, variable payments related to real estate leases include real estate taxes, insurance, operating expenses, and common area maintenance, which are usually billed at actual amounts incurred proportionate to the Company’s rented square feet of the building. Variable payments related to vehicle and equipment leases relate to usage of the underlying asset, sales and use tax, and value-added tax. Variable payments that do not depend on an index or rate are expensed as incurred and are not included in the measurement of the lease liability.

In accordance with the guidance in ASC 842, components of a lease should be split into three categories: lease components (e.g. buildings, vehicles, etc.), non-lease components (e.g. common area maintenance, consumables, etc.), and non-components (e.g. property taxes, insurance, etc.). The fixed and in-substance fixed contract consideration (including any related to non-components) must be allocated to the lease components and non-lease components based on their relative fair values. The Company elected the accounting policy to not separate lease and non-lease components for its real estate, vehicle, and equipment leases. Therefore, each lease component and the related non-lease components and non-components are accounted for together as a single component.

The Company measures its lease liability for each leased asset as the present value of lease payments, as defined in ASC 842, discounted using a discount rate specific to the terms of the underlying lease. The Company’s right-of-use assets are equal to the related lease liabilities, adjusted for lease incentives received including tenant improvement allowances, initial direct costs incurred related to the lease, and payments made to the lessor prior to the lease commencement date. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company estimates its incremental borrowing rate for each leased asset based on the interest rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment.

When impairment indicators are present, the Company evaluates the recoverability of its right-of-use assets. If the assessment indicates an impairment, the affected assets are written down to fair value (see Note 11).

Product Warranty

The Company provides its customers with a standard one-year warranty on its capital equipment sales. Warranty costs are accrued based on actual historical trends and estimated at the time of sale. The warranty liability is included within accrued expenses and other current liabilities in the consolidated balance sheets. A roll-forward of the Company’s warranty liability is as follows:

Balance at December 31, 2021	$330
Provisions for warranty obligations	234
Settlements	(283)
Balance at December 31, 2022	281
Provisions for warranty obligations	192
Settlements	(170)
Balance at December 31, 2023	$303

Deferred Financing Costs

Direct financing costs are deferred and amortized as a component of interest expense, over the term of the related debt. The balance of unamortized deferred financing costs related to Company’s term loan is presented as a reduction of the related borrowing arrangement liability and totaled $2.3 million and $3.0 million at December 31, 2023 and 2022, respectively. Amortization of deferred financing costs was $0.7 million for each of the years ended December 31, 2023 and 2022.

Insurance

The Company is self-insured for certain obligations related to health insurance. The Company also purchases stop-loss insurance to protect itself from material losses. Judgments and estimates are used in determining the potential value associated with reported claims and for events that have occurred but have not been reported. The Company’s estimates consider expected claim experience and other factors. Receivables for insurance recoveries are recorded as assets, on an undiscounted basis. The Company’s liabilities are based on estimates, and, while the Company believes that its accruals are adequate, the ultimate liability may be significantly different from the amounts recorded. Changes in claims experience, the Company’s ability to settle claims or other estimates and judgments used by management could have a material impact on the amount and timing of expense for any period.

Revenue Recognition

The Company’s revenue is primarily derived from the sale of products, leases and services. Product revenue consists of capital equipment and single-use disposables that are shipped and billed to customers both domestically and internationally. The Company’s main capital equipment products are the High Velocity Therapy systems. The Company’s main disposable products are single-use disposables and nasal interfaces, or cannulas, and adaptors. Lease revenue consists of two components which include capital equipment that the Company leases to its customers and, in certain situations, an allocation from disposable revenue to other lease revenue upon the sale of disposable products in bundled arrangements involving the placement of the High Velocity Therapy capital units for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. Service revenue consists of fees associated with routine service of capital units and the sale of extended service contracts and preventative maintenance plans, which are purchased by a small portion of the Company’s customer base. In addition, the Company sells small quantities of component parts in the United States, United Kingdom, and to third-party international service centers who provide service on the High Velocity Therapy capital units outside of the United States and United Kingdom. Freight revenue is based upon actual freight costs plus a percentage markup of such costs associated with the shipment of products domestically, and to a lesser extent, internationally, and is included in service revenue. Rebates and fees consist of contractually obligated administrative fees and percentage-of-sales rebates paid to Group Purchasing Organizations (“GPOs”), Integrated Delivery Networks (“IDNs”) and distributor partners and are accounted for as a reduction to the corresponding revenue category. During the year ended December 31, 2022, service revenue also included $2.8 million of fees from the standalone remote patient monitoring services sold through Vapotherm Access.

Under the Financial Accounting Standard Board’s (“FASB”) ASC 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and assesses whether each promised good or service is distinct and determines those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value-added, and other taxes collected on behalf of third parties are excluded from revenue. The Company’s standard payment terms are generally 30 days from the date of sale.

Contracts with customers may contain multiple performance obligations. For such arrangements, the transaction price is allocated to each performance obligation based on the estimated relative stand-alone selling prices of the promised products or services underlying each performance obligation. The Company determines stand-alone selling prices based on the price at which the performance obligation is sold separately. If the stand-alone selling price is not observable through past transactions, the Company estimates the stand-alone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations. Revenue is generally recognized when the customer obtains control of the Company’s product, which generally occurs at a point in time upon shipment based on the contractual shipping terms of a contract.

Product and service revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value amount method to which the Company expects to be entitled. As such, revenue on sales is recorded net of prompt pay discounts and payments made to GPOs, IDNs and distributors. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Determination of whether to include estimated amounts in the transaction price is based largely on an assessment of the Company’s anticipated performance and all information (historical, current and forecasted) that is reasonably available. The Company believes that the estimates it has established are reasonable based upon current facts and circumstances. Applying different judgments to the same facts and circumstances could result in different estimates.

When determining the transaction price of a contract, an adjustment is made if payment from a customer occurs either significantly before or significantly after performance, resulting in a significant financing component. Applying a practical expedient under ASC 606, the Company does not assess whether a significant financing component exists if the period between when the Company performs its obligations under the contract and when the customer pays is one year or less. None of the Company’s contracts contained a significant financing component during the year ended December 31, 2023 or 2022.

The Company’s contracts with its customers generally have a duration of less than one year. Therefore, the Company has elected to apply a practical expedient and recognizes the incremental costs of obtaining contracts as an expense. These costs are included in sales and marketing expenses in the accompanying consolidated statements of comprehensive loss.

Lease Revenue

The Company also enters into agreements to lease its capital equipment. For such sales, the Company accounts for revenue under ASC 842 and assesses and classifies these transactions as sales-type or operating leases based on whether the lease transfers ownership of the equipment to the lessee by the end of the lease term. This criterion is met in situations in which the lease agreement provides for the transfer of title at or shortly after the end of the lease term. Equipment included in arrangements including transfer of title are accounted for as sales-type leases and the Company recognizes the present value of the lease payments due over the lease term as revenue at the inception of the lease. The Company records the present value of future lease payments in prepaid expenses and other current assets in the accompanying consolidated balance sheets; these amounts totaled $0.1 million and less than $0.1 million at December 31, 2023 and 2022, respectively. Equipment included in arrangements that do not include the transfer of title, nor any of the sales-type or direct financing lease criteria, are accounted for as operating leases and revenue is recognized on a straight-line basis over the term of the lease.

The Company also enters into agreements involving the placement of its High Velocity Therapy capital units for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. In these bundled arrangements, revenue recognized for the sale of the disposables is allocated between disposable revenue and other lease revenue based on the estimated relative stand-alone selling prices of the individual performance obligations.

Shipping and Handling Costs

Amounts billed to customers for shipping and handling are included in service revenue. Shipping and handling costs are included in cost of revenue. Shipping and handling activities are accounted for as activities to fulfill a contract and are accrued when the customer obtains control of the Company’s product. The total costs of shipping and handling was $1.1 million and $1.2 million for the years ended December 31, 2023 and 2022, respectively.

Sales and Value-Added Taxes

When required by local jurisdictions, the Company bills its customers for sales tax and value-added tax calculated on each sales invoice and records a liability for the sales and value-added tax payable, which is included in accrued expenses and other current liabilities in the consolidated balance sheets. Sales tax and value-added tax billed to a customer are not included in the Company’s revenue.

Research and Development Costs

Research and development costs are expensed when incurred and are related primarily to product design, prototype development and testing, the investigation of possible follow-on product enhancements and new product releases, and investigation of complementary technologies potentially available to enhance the Company’s offerings in the marketplace. The Company has a grant agreement with the Singaporean government and receives reimbursements for qualified expenses. The grant reimbursements are recognized as a reduction in research and development expenses in the period in which the expenses are incurred. There was no receivable balance related to the grant agreement as of December 31, 2023 or 2022

Stock-Based Compensation

The Company maintains an equity incentive plan to provide long-term incentives for employees, consultants, and members of the board of directors. The plan allows for the issuance of non-statutory and incentive stock options, restricted stock, unrestricted stock, stock units, including restricted stock units and performance stock units, and stock appreciation rights to employees, consultants and non-employee directors. The Company recognizes stock-based compensation expense for awards of equity instruments to employees and non-employees based on the grant date fair value of those awards in accordance with ASC Topic 718, Stock Compensation (“ASC 718”). ASC 718 requires all equity-based compensation awards, including grants of restricted stock, restricted stock units, performance stock units and stock options, to be recognized as expense in the consolidated statements of comprehensive loss based on their grant date fair values.

The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The fair value of restricted stock and restricted stock units is measured at the market value of the related shares of the Company’s common stock on the grant date. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period and is generally three to four years. For performance-based awards, the related compensation cost is amortized over the performance period on an accelerated attribution basis. Compensation cost associated with performance awards is based on fair value on the date of grant and the number of units expected to be earned after assessing the probability that certain performance criteria will be met and the associated targeted payout level that is forecasted will be achieved. Cumulative adjustments are recorded each quarter to reflect estimated outcomes of the performance-related conditions until the results are determined and settled. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including the expected life (weighted average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock and an assumed risk-free interest rate. Expected volatility is based on the historical volatility of the Company’s common stock. The expected life is estimated using the historical life of options issued under the Company’s equity plan. The risk-free interest rate is based on U.S. Treasury rates with a remaining term that approximates the expected life assumed at the date of grant. No dividend yield is assumed as the Company does not pay, and does not expect to pay, dividends on its common stock. The Company estimates forfeitures based on historical experience with pre-vested forfeitures. To the extent actual forfeitures differ from the estimate, the difference is recorded to compensation expense in the period of the forfeiture.

The Company recognizes stock-based compensation expense for shares of its common stock issued pursuant to the Vapotherm, Inc. 2018 Employee Stock Purchase Plan (“ESPP”) on a straight-line basis over the related offering period. The Company estimates the fair value of shares to be issued under the ESPP based on a combination of options valued using the Black-Scholes option pricing model. The expected life is determined based on the contractual term. Dividend yield, risk-free interest rate, forfeiture rates, and expected volatility are estimated in a manner similar to option grants described above.

Net Loss per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the period, including potential dilutive shares of common stock. For purpose of this calculation, outstanding options, unvested restricted stock units, unvested performance stock units, unissued employee stock purchase plan shares, and warrants are considered potential dilutive shares of common stock.

Income Tax

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

In recent years, the Organization for Economic Co-operation and Development (“OECD”) and member countries have been focused on taxation issues relating to multi-national companies. In October 2021, more than 130 countries agreed to implement Pillar 2, a plan introduced by the OECD providing for a global minimum tax rate of 15% (calculated on a country-by-country basis) for those companies having consolidated revenue of at least €750 million; with any shortfall of the 15% minimum tax resulting in a related tax assessment (“Top-Up Tax”). The implementation of the Pillar 2 global minimum tax rules is intended to apply for tax years beginning in 2024. The main purpose of such rules is to minimize tax base erosion and profit shifting from higher tax jurisdictions to lower tax jurisdictions by multi-national companies. On February 2, 2023, the OECD issued various administrative guidance including transitional safe harbor rules available in conjunction with the implementation of the Pillar 2 global minimum tax. Based upon the current OECD rules and administrative guidance, the Company does not anticipate being subject to material Top-Up Taxes as various tax jurisdictions begin enacting such legislation. The Company is continuing to monitor the potential impact of the Pillar 2 proposals and developments on its consolidated financial statements and related disclosures, including eligibility for any transitional safe harbor rules.

Recently Adopted Accounting Pronouncements

Credit Losses (Topic 326):

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). Subsequent to the issuance of ASU 2016-13, the FASB clarified the guidance through several accounting standards updates (“ASUs”). The collective new guidance (ASC 326) generally requires that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used and establishes additional disclosures related to credit risks. The Company adopted this guidance using the modified retrospective method in the first quarter of fiscal year 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

Improvements to Reportable Segment disclosures (Topic 280):

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses and segment-related data. For public companies, the amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Improvements to Income Tax Disclosure (Topic 740):

In December 2023, the FASB issued ASU No. 2023-09, Income Tax (Topic 740) - Improvements to Income Tax Disclosures which requires companies to break out their income tax expense, income tax rate reconciliation and income tax payments made in more detail. For public companies, the requirements will become effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

3. Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements and Disclosures, the Company generally defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses a three-tier fair value hierarchy, which classifies the inputs used in measuring fair values. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

●	Level 1 – inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

●	Level 3 – inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

As of December 31, 2023 and 2022, the Company had two items, cash equivalents and an embedded derivative, measured at fair value on a recurring basis. The Company’s cash equivalents primarily consist of money market deposits which totaled approximately $0.1 million and $3.7 million at December 31, 2023 and 2022, respectively, and are valued based on Level 1 of the fair value hierarchy. The Company’s embedded derivative relates to the Company’s financing arrangement (see Note 9). Its fair value is deemed to be immaterial at December 31, 2023 and 2022 and it is valued based on Level 3 of the fair value hierarchy. There were no transfers in or out of Level 1, 2 or 3 during the year ended December 31, 2023 or 2022.

The Company’s contingent consideration, which had no remaining value at December 31, 2023 or 2022, relates to the 2020 acquisition of HGE and is valued based on Level 3 of the fair value hierarchy.

The following table summarizes changes to the contingent consideration payable, a recurring Level 3 measurement:

Balance at December 31, 2021	$9,116
Change in fair value of contingent consideration	(3,351)
Payments	(5,765)
Balance at December 31, 2022	$-

The change in fair value of contingent consideration was a reduction of $3.4 million for the year ended December 31, 2022, and is included in general and administrative expenses in the accompanying consolidated statement of comprehensive loss. The reduction in fair value of contingent consideration during the year ended December 31, 2022 was a result of a decrease in forecasted future revenues of Vapotherm Access and the Company’s decision to cease future commercial investments and to wind down current commercial operations of Vapotherm Access.

Payments of contingent consideration included $0.1 million paid in cash and $5.6 million paid through the issuance of 46,021 shares of the Company’s common stock during the year ended December 31, 2022. There were no payments of contingent consideration during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company granted SLR warrants to purchase 213,791 shares of common stock (the “PIK Warrants”) with an estimated aggregate grant date fair value of $0.2 million. The issuance of the PIK Warrants were made pursuant to amendments to the Company’s financing arrangement (see Note 9). These equity-classified PIK Warrants were valued using the Black-Scholes pricing model, which falls within Level 3 of the fair value hierarchy.

During the first quarter of 2022, the Company granted its lender warrants to purchase 13,421 shares of common stock with an estimated grant date fair value of $1.2 million. These warrants were modified during the third quarter of 2022 to amend the exercise price from $111.76 per share to $13.04 per share and during the fourth quarter of 2022 to amend the exercise price from $13.04 per share to $3.84 per share. The modifications of these warrants resulted in incremental increases in the fair value of these warrants in each case of less than $0.1 million, which the Company recorded as an addition to the debt discount for non-cash consideration paid to the lender. The issuance and modifications of these warrants were made in connection with the Company’s financing arrangement (see Note 9). These equity-classified warrants were valued using the Black-Scholes pricing model, which falls within Level 3 of the fair value hierarchy.

The fair value of the warrants are estimated on the date of grant and modification dates using the Black-Scholes pricing model with the following range of assumptions:

	2023			2022
Expected dividend yield		0.0%			0.0%
Risk free interest rate	3.9%	-	4.9%	1.9%	-	3.9%
Expected stock price volatility	20.4%	-	20.9%	79.3%	-	98.0%
Expected term (years)		2.5		9.4	-	10.0

4. Accounts Receivable

Accounts receivable consists of the following:

	December 31,
	2023	2022
United States	$6,837	$6,611
International	3,995	2,718
Total accounts receivable	10,832	9,329
Less: Allowance for expected credit losses	(160)	(227)
Accounts receivable, net of expected credit losses	$10,672	$9,102

A roll-forward of the Company’s allowance for credit losses from 2022 to 2023 is as follows:

Balance at December 31, 2022	$227
Change in provision for credit losses	(18)
Write-offs of uncollectible balances	(49)
Balance at December 31, 2023	$160

No individual customer accounted for 10% or more of net revenue during the year ended December 31, 2023 or 2022. One customer accounted for 10% of total accounts receivable as of December 31, 2023. No individual customer accounted for 10% or more of total accounts receivable as of December 31, 2022.

5. Inventories

Inventory balances, net of reserves, consist of the following:

	December 31,
	2023	2022
Raw materials	$11,982	$15,897
Finished goods	9,954	16,215
Component parts	1,032	868
Total inventories	$22,968	$32,980

The Company recorded a provision for excess and obsolete inventory of $0.7 million and $3.1 million for the years ended December 31, 2023 and 2022, respectively.

6. Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. A summary of the components of property and equipment is as follows:

	December 31,
	2023	2022
Equipment	$1,103	$1,143
Furniture	1,331	1,279
Manufacturing equipment	17,852	15,406
Software	1,224	1,125
Demonstration, placement and evaluation units	18,027	18,397
Leasehold improvements	4,826	4,674
Construction in process	2,410	4,021
Total property and equipment	46,773	46,045
Less: Accumulated depreciation and amortization	(23,070)	(19,409)
Total property and equipment, net	$23,703	$26,636

Depreciation of property and equipment was $5.0 million and $4.8 million during the years ended December 31, 2023 and 2022, respectively.

7. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill and intangible assets during 2023 and 2022 are as follows:

	Goodwill	Intangible Assets
Balance at December 31, 2021	$15,300	$4,398
Impairment charges	(14,701)	(4,036)
Amortization	-	(351)
Foreign currency exchange rate changes	(63)	(11)
Balance at December 31, 2022	536	-
Foreign currency exchange rate changes	29	-
Balance at December 31, 2023	$565	$-

The following table presents a summary of acquired intangible assets:

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment Charges	Total
Customer relationships	$2,420	$(394)	$(2,026)	$-
Developed technology	2,400	(390)	(2,010)	-
Trade name/marks	360	(37)	(323)	-
Customer agreements	456	(456)	-	-
	$5,636	$(1,277)	$(4,359)	$-

The following table presents a summary of goodwill by reporting unit:

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Impairment Charges	Accumulated Foreign Currency Exchange Rate Changes	Total
Vapotherm	$14,701	$(14,701)	$-	$-
Vapotherm UK	584	-	(19)	565
	$15,285	$(14,701)	$(19)	$565

During the second quarter of 2022, a substantial decline in the Company’s stock price and other factors, including leadership changes in the Vapotherm Access reporting unit, represented indicators of long-lived asset impairment for the Vapotherm Access asset group, which triggered an interim impairment assessment. The Company determined that the carrying value of Vapotherm Access intangible assets was not recoverable based on the excess of the carrying value of the asset group over the undiscounted future cash flows. The decrease in the undiscounted future cash flows from the asset group was primarily attributable to a significant decrease in future forecasted revenues, which reflected the notification of non-renewal of certain HGE customer relationships during the second quarter of 2022, as well as uncertainty related to the Company’s ability to scale the Vapotherm Access call center business given slower than expected patient enrollment. As a result, the Company recognized an impairment charge of $4.0 million to write down HGE customer relationships and developed technology to their estimated fair value during the second quarter of 2022. The fair value of the intangible assets was estimated using discounted cash flows under the income approach, which the Company considers to be a Level 3 measurement. During the third quarter of 2022, the Company recorded an impairment charge related to the long-lived assets, other than intangible assets, of Vapotherm Access and RespirCare of $2.1 million (see Note 11). The Company’s intangible assets had no remaining book value as of December 31, 2023 or 2022.

The factors listed above, along with the long-lived asset impairment, also represented indicators of goodwill impairment which triggered an interim impairment assessment during the second quarter of 2022. Based on the results of the optional qualitative assessment, the Company determined that there were no indicators of impairment for the Vapotherm UK reporting unit, but the fair value of the Vapotherm Access reporting unit was more likely than not less than its carrying value. There is no goodwill allocated to the Vapotherm reporting unit.

To perform the quantitative assessment for the Vapotherm Access reporting unit, the Company determined the fair value using the income approach. The Company utilized a discounted cash flow analysis, which involves estimating the expected after-tax cash flows that will be generated by the reporting unit and then discounting those cash flows to present value, reflecting the relevant risks associated with the reporting unit and the time value of money. This approach requires the use of significant estimates and assumptions, including forecasted revenue growth rates, forecasted earnings before interest, taxes, depreciation and amortization margins, and discount rates. The Company’s forecasts are based on historical experience, expected market demand, and other industry information. The Company determined that the carrying value of the Vapotherm Access reporting unit exceeded the fair value, with the decrease in the fair value being primarily attributable to a significant decrease in future forecasted revenues, as discussed above. As a result, during the second quarter of 2022, the Company recognized an impairment charge of $14.7 million to write down the goodwill of the Vapotherm Access reporting unit to its estimated fair value. The Company reviewed its reporting units for indicators of impairment as of October 1, 2023 and 2022, and based on its assessment, there were no additional impairments of goodwill during 2023 or 2022.

The Company recognized $0.3 million of amortization expense within sales and marketing expenses related to the intangible assets during the year ended December 31, 2022. The Company also recognized $0.1 million of amortization expense within general and administrative expenses related to intangible assets during the year ended December 31, 2022.

8. Accrued Expenses and Other Current Liabilities and Other Long-Term Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2023	2022
Operating lease liabilities, current portion	$2,414	$2,313
Accrued bonuses	1,927	2,981
Accrued taxes	997	1,322
Accrued interest	847	689
Accrued payroll and employee-related costs	781	938
Accrued professional fees	617	621
Accrued inventories	596	310
Accrued commissions	548	727
Accrued vacation liability	494	601
Accrued rent and restoration costs	489	-
Accrued supplier costs	450	-
Product warranty reserve	303	281
Accrued freight	243	422
Accrued termination benefits	-	2,474
Other	2,099	1,930
Total accrued expenses and other current liabilities	$12,805	$15,609

Other long-term liabilities consist of the following:

	December 31,
	2023	2022
Accrued term loan fees	$3,874	$1,885
Operating lease liabilities	2,919	5,883
Other	4	59
Total other long-term liabilities	$6,797	$7,827

9. Debt

Current Credit Facilities

On February 18, 2022 (the “Effective Date”), the Company entered into the SLR Loan Agreement with SLR Investment Corp. (“SLR”) which provided for a term A loan facility of $100.0 million (the “SLR Term A Loan Facility”) and a term B loan facility of $25.0 million (the “SLR Term B Loan Facility”). The SLR Term A Loan Facility was funded to the Company on the Effective Date. In connection with this funding, the Company granted SLR warrants to purchase 13,421 shares of the Company’s common stock at an exercise price of $111.76 per share, which were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire in February 2032. The SLR Term B Loan Facility was available to the Company upon achievement of a certain minimum revenue level as more fully described in the SLR Loan Agreement. The proceeds of the SLR Term A Loan Facility were used to repay all indebtedness under the Company’s prior loan agreement with CIBC, as described below.

On August 1, 2022, the Company entered into an Amendment No. 1 to the SLR Loan Agreement (the “First Amendment,” together with the SLR Loan Agreement, as amended, the “Amended SLR Loan Agreement”) with SLR. Pursuant to the First Amendment, the Company was provided with a one-month extension of its covenant-free period through August 31, 2022.

On September 30, 2022, the Company entered into an Amendment No. 2 to the SLR Loan Agreement (the “Second Amendment,” together with the Amended SLR Loan Agreement, as amended, the “Second Amended SLR Loan Agreement”), with SLR. Pursuant to the Second Amendment:

●	the Company’s minimum net product revenue covenant was modified for the remainder of 2022;

●	a minimum liquidity covenant of $20.0 million was added;

●	the London Interbank Offered Rate was replaced with the Secured Overnight Financing Rate (the “SOFR”);

●	the exit fee was increased from 6.95% to 7.45% of the aggregate principal amount of the Second Amended SLR Loan Agreement; and

●	the SLR Term B Loan Facility and related facility fee were eliminated.

Concurrently with the closing of the Second Amendment, the Company amended and restated SLR’s warrants to purchase 13,421 shares of the Company’s common stock to reset the exercise price to $13.04 per share.

On November 22, 2022 (the “Third Amendment Effective Date”), the Company entered into an Amendment No. 3 to the SLR Loan Agreement (the “Third Amendment,” together with the Second Amended SLR Loan Agreement, as amended, the “Third Amended SLR Loan Agreement”) with SLR. Pursuant to the Third Amendment:

●	the Company’s minimum net product revenue covenant was modified for 2023;

●	the minimum liquidity covenant was reduced to $5 million from $20 million (the “Amended Liquidity Covenant”); and

●

an option was added, at the Company’s sole discretion, to pay up to 8% of the interest under the Third Amended SLR Loan Agreement in-kind (rather than solely in cash as provided for prior to the Third Amendment Effective Date) during 2023 (the “PIK Interest”), subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 5% of the PIK Interest.

In addition, the Third Amendment provided that if the Company raised $15 million of net cash equity proceeds (the “Equity Raise”) prior to July 1, 2023, the 2023 minimum revenue covenant would be waived and the Company need only demonstrate net product revenue of at least $25 million (tested on trailing six-month basis for the period ending September 30, 2023) for the fiscal year ending December 31, 2023. Upon satisfaction of the Equity Raise, the Company’s PIK Interest option would be reduced to up to 4% of the interest rate under the Third Amended SLR Loan Agreement. Concurrently with the closing of the Third Amendment, the Company amended and restated SLR’s warrants to purchase 13,421 shares of the Company’s common stock to reset the exercise price to $3.84 per share.

On February 10, 2023 (the “Fourth Amendment Effective Date”), the Company entered into an Amendment No. 4 to the SLR Loan Agreement (the “Fourth Amendment,” together with the Third Amended SLR Loan Agreement, the “Fourth Amended SLR Loan Agreement”) with SLR. The Fourth Amendment includes the option for the Company to pay up to 9% of the interest in-kind (rather than up to 8% as provided for prior to the Fourth Amendment Effective Date) during 2023. Under the Fourth Amendment, the PIK Interest option is reduced to 4% of the interest if the Company raises $25 million of net cash equity proceeds prior to July 1, 2023 and is further reduced to 0% of the interest if the Company raises $30 million of net cash equity proceeds prior to January 1, 2024.

Additionally, if the Company elects PIK Interest of 9%, the amount of warrants to be granted to SLR increases to be 5% times the amount of PIK Interest for the first 4% of the PIK Interest selected and 12.20% times on the next 5% of the amount of PIK Interest selected to provide for a weighted average of 9%, and the Company’s monthly interest expense increases by 1% for the month in which such PIK Interest is selected. The Fourth Amendment also provides for a reset of the exercise price of the warrants to be issued in connection with the Company’s election of PIK Interest, including existing PIK Warrants, equal to the lower of the Company’s closing stock price for (a) the 10-day trailing average closing price ending on the day before the interest payment date, (b) the day before the interest payment date, or (c) $9.36 per share.

On April 17, 2023, the Company entered into an Amendment No. 5 to the SLR Loan Agreement (the “Fifth Amendment,” together with the Fourth Amended SLR Loan Agreement, the “Fifth Amended SLR Loan Agreement”) with SLR to exclude the Company’s Singapore subsidiary operating account from the requirement of a control agreement in favor of SLR, provided the account balance is the lower of (i) $250,000 or (ii) the amount required to fund expenditures therefrom within the next ten business days. The Fifth Amendment also contains other customary provisions, such as expense reimbursement.

Pursuant to the Fifth Amended SLR Loan Agreement, advances under the Fifth Amended SLR Loan Agreement bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the one-month SOFR, plus (b) (i) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. At December 31, 2023, the interest rate was 14.75%. The Company paid interest in-kind totaling $9.3 million during the year ended December 31, 2023. The outstanding balance of the Fifth Amended SLR Loan Agreement was $109.3 million at December 31, 2023. The Fifth Amended SLR Loan Agreement provides for interest-only payments for the first 48 months following the Effective Date. Thereafter, principal payments on the Fifth Amended SLR Loan Agreement are due monthly in 12 equal installments; provided that the Company has the option to extend the interest-only period for an additional 12 months upon achievement of a certain minimum revenue level as more fully described in the Fifth Amended SLR Loan Agreement. The Fifth Amended SLR Loan Agreement will mature on February 1, 2027 (the “Maturity Date”). The Fifth Amended SLR Loan Agreement may be prepaid in full, subject to a prepayment charge of (i) 2.0%, if such prepayment occurs after February 18, 2023 but on or prior to February 17, 2024, and (ii) 1.0%, if such prepayment occurs after February 18, 2024 but on or prior to the Maturity Date (the “Prepayment Penalty”). In addition to the payment of principal and accrued interest, the Company will be required to make a payment of 7.45% of the aggregate principal amount of the Fifth Amended SLR Loan Agreement funded (the “Facility Exit Fee”), which is payable on the earliest to occur of (i) the Maturity Date, (ii) the acceleration of the Fifth Amended SLR Loan Agreement prior to the Maturity Date, and (iii) the prepayment date of the Fifth Amended SLR Loan Agreement prior to the Maturity Date. The Facility Exit Fee of $7.5 million is considered fully earned by SLR as of the Effective Date and is being accrued to interest expense over the term of the Fifth Amended SLR Loan Agreement. In connection with the Fifth Amended SLR Loan Agreement, the Company has incurred direct financing costs related to fees and non-cash consideration paid to SLR and fees paid to third parties of $2.1 million and $1.6 million, respectively, as of December 31, 2023. The Fifth Amended SLR Loan Agreement is secured by a lien on substantially all of the assets, including intellectual property, of the Company.

The Fifth Amended SLR Loan Agreement contains customary covenants and representations, including, without limitation, a minimum revenue covenant equal to a percentage of each month’s forecasted net product revenue as defined in the Fifth Amended SLR Loan Agreement (tested on a trailing six month basis at the end of each fiscal month, commencing with the six month period ending on August 31, 2022), the Amended Liquidity Covenant, and other financial covenants, reporting obligations, and limitations on dispositions, changes in business or ownership, mergers or acquisitions, indebtedness, encumbrances, distributions and investments, transactions with affiliates and capital expenditures. As of December 31, 2023, the Company was in compliance with all financial covenants under the Fifth Amended SLR Loan Agreement.

The events of default under the Fifth Amended SLR Loan Agreement include, without limitation, and subject to customary grace periods, (1) the Company’s failure to make any payments of principal or interest under the Fifth Amended SLR Loan Agreement or any other loan documents, (2) the Company’s breach or default in the performance of any covenant under the Fifth Amended SLR Loan Agreement, (3) the occurrence of a material adverse effect or an event that is reasonably likely to result in a material adverse effect, (4) the existence of an attachment or levy on a material portion of the Company’s funds or of the Company’s subsidiaries, (5) the Company’s insolvency or bankruptcy, or (6) the occurrence of certain material defaults with respect to any other of the Company’s indebtedness in excess of $500,000. If an event of default occurs, SLR is entitled to take enforcement action, including an incremental 5% interest rate increase or acceleration of amounts due under the Fifth Amended SLR Loan Agreement (the “Mandatory Prepayment Option”). The Company determined the Mandatory Prepayment Option to be an embedded derivative that is required to be bifurcated from the Fifth Amended SLR Loan Agreement. The Company determined the combined probability of an event of default and SLR exercising the Mandatory Prepayment Option to be remote and deemed its fair value to be immaterial as of December 31, 2023. The Company re-evaluates the fair value of the Mandatory Prepayment Option at the end of each reporting period.

The Fifth Amended SLR Loan Agreement also contains other customary provisions, such as expense reimbursement and confidentiality. SLR has indemnification rights and the right to assign the Fifth Amended SLR Loan Agreement, subject to customary restrictions.

The annual principal maturities of the Company’s Fifth Amended SLR Loan Agreement as of December 31, 2023 are as follows:

Total Due
Years Ended December 31,
2024	$-
2025	-
2026	91,108
2027	18,222
Less: Unamortized deferred financing costs	(2,271)
Long-term loans payable	$107,059

Prior Credit Facilities

On February 18, 2022, the Company used $47.4 million of the SLR Term A Loan Facility to pay off all obligations owing under, and to terminate, its prior Loan and Security Agreement (the “CIBC Loan Agreement”) with CIBC which provided for a revolving loan facility of $12.0 million and a term loan facility of $40.0 million. As a result of the termination of the CIBC Loan Agreement, the Company recorded a loss on extinguishment of debt of $1.1 million, which included the prepayment penalty, write-off of the remaining unamortized deferred financing costs, and legal fees during the first quarter of 2022.

10. Commitments and Contingencies

Lease Commitments

The Company’s lease commitments consist primarily of real estate property for manufacturing, office, warehousing, and development spaces under various non-cancellable operating leases that expire between 2025 and 2029. The majority of the leases contain renewal options and provisions for increases in rental rates based on a predetermined schedule or an agreed upon index. If, at lease inception or upon reevaluation, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the right-of-use asset and lease liability.

In December 2023, HGE and its landlord entered into an agreement to reduce its rent to be equal to 65% of base rent under the original lease agreement. The Company accounted for as a lease modification, which resulted in a gain of $0.4 million that was recorded as a component of general and administrative expenses during the year ended December 31, 2023.

The following table presents operating lease cost and information related to operating right-of-use assets and operating lease liabilities:

	Year Ended December 31,
	2023	2022
Operating lease cost	$1,923	$2,797
Variable lease cost	381	431
Total	$2,304	$3,228
Operating cash flow impacts:
Cash paid for amounts included in measurement of lease liabilities	$2,839	$3,011
Operating right of use assets obtained in exchange for new operating lease liabilities	$-	$3,541
Weighted average remaining lease term - operating leases (in years)	3.6	3.9
Weighted average discount rate - operating leases	10.3%	9.1%

As of December 31, 2023, future maturities of lease liabilities under the Company’s noncancelable operating leases are as follows:

Total Due
Years Ended December 31,
2024	$2,811
2025	1,181
2026	815
2027	528
2028	484
Thereafter	665
Total payments	6,484
Less interest	(1,151)
Total present value of lease payments	$5,333

Legal Matters

From time to time, the Company may become involved in various legal proceedings, including those that may arise in the ordinary course of business. The Company believes there is no litigation pending that could have, individually, or in the aggregate, a material adverse effect on the results of its operations or financial condition.

Guarantees

During the second quarter of 2022, in connection with the Company’s plan to move substantially all of its manufacturing operations from New Hampshire to Mexico, the Company entered into an agreement with TACNA Services, Inc. (“TACNA”) under which TACNA manages the Company’s manufacturing operations in Mexico. In furtherance thereof, Baja Fur, S.A. de C.V. (the “Lessee”), a subsidiary of TACNA, entered into a lease agreement (the “Lease”) with Fraccionadora Residencial Hacienda Agua Caliente, S. de R.L. de C.V. (the “Lessor”), whereby the Lessee agreed to lease property in Tijuana, México to be used as the Company’s manufacturing facility in Mexico. Under Mexican law, the Lease became a legally binding agreement on July 8, 2022. As an inducement to the Lessee and Lessor to enter into the Lease, the Company entered into an absolute unconditional corporate guaranty agreement (the “Guaranty Agreement”) pursuant to which the Company agreed to guaranty the prompt and complete payment and performance when due, whether by acceleration or otherwise, of all obligations, liabilities and covenants of the Lessee to the Lessor pursuant to the Lease, including all amounts due under the Lease. The Guaranty Agreement will terminate once all obligations of the Lessee arising under the Lease have been satisfied in full and the Lease has been terminated or fully performed. The total obligation outstanding under the Guaranty Agreement was $1.4 million as of December 31, 2023 and was recorded as an operating lease liability in these consolidated financial statements.

Other Commitments

As of December 31, 2023, the Company has non-cancellable purchase commitments for inventories, capital equipment and services as follows:

Total Due
2024	$9,591
2025	1,510
2026	38
$11,139

11. Restructuring

On April 27, 2022, the Company committed to a plan (the “April 2022 Restructuring”) to relocate substantially all of its manufacturing operations from Exeter, New Hampshire to a company operated manufacturing facility in Tijuana, Mexico and announced a reduction in force at the Exeter, New Hampshire facility that eliminated positions related to production, quality and operations services. As part of the April 2022 Restructuring, the Company also incurred severance related expenses due to senior level personnel retirements and transitions. As a result, during the years ended December 31, 2023 and 2022, the Company incurred restructuring expenses of approximately $1.0 million and $4.2 million, respectively, which comprise of impairments of right-of-use assets, as further discussed below, and termination benefits including severance, benefits and other payroll-related charges. The termination benefits are classified in the Company’s consolidated statements of comprehensive loss in the manner in which the employees’ salaries and related costs were classified. The Company does not expect to incur additional costs associated with the April 2022 Restructuring.

In connection with the April 2022 Restructuring and the relocation of manufacturing operations to Mexico, in December 2022, the Company vacated most of its leased space in its Exeter, New Hampshire facility and is in the process of marketing the designated space (“Domain Sublease”) for a sublease or subleases through the remaining term of the operating lease. The Company has not yet secured a sublease tenant or tenants, which triggered interim impairment assessments during the years ended December 31, 2023 and 2022. The Company re-evaluated its sublease assumptions and timeline based on current market conditions and determined the carrying value of the asset group, in each case, was not recoverable based on the excess of the carrying value of the asset group over the undiscounted future cash flows. The decrease in the undiscounted future cash flows from the asset group was due to the Company vacating the Domain Sublease space and loss of prospective tenants that are no longer interested in subleasing the Company’s leased space. As a result, the Company recognized impairment charges of $0.9 million and $1.5 million for the Domain Sublease asset group, to write down the operating lease right-of-use assets and leasehold improvements to their estimated fair value during the years ended December 31, 2023 and 2022, respectively. The fair value of the operating lease right-of-use assets and leasehold improvements were estimated using discounted cash flows under the income approach, which the Company considers to be a Level 3 measurement.

In late August 2022, in conjunction with the Company’s path to profitability and annual operating planning efforts, the Company committed to a plan (the “August 2022 Restructuring”) to exit the Vapotherm Access call center business, including its pulmonology practice, RespirCare, and to restructure its commercial organization in the United States. On August 29, 2022, PCI provided RespirCare with a six-month without cause contract termination notice of its Master Service Agreement (“MSA”) with the clinic. The termination notice was subsequently amended and the MSA terminated effective October 31, 2022, resulting in the deconsolidation of RespirCare from these consolidated financial statements. The difference between the fair value of the consideration received and the carrying value of the assets and liabilities that were deconsolidated resulted in an immaterial loss from deconsolidation which is included in general and administrative expenses in the accompanying consolidated statements of comprehensive loss. The pretax loss of the Vapotherm Access reporting unit was $27.5 million for the year ended December 31, 2022, which includes impairment charges of $14.7 million and $6.2 million related to the write down of goodwill, and long-lived and intangible assets, respectively, in each case to their estimated fair value.

As a result of the August 2022 Restructuring, the Company eliminated positions related to patient care, marketing and administrative services at Vapotherm Access and RespirCare and executed a reduction in force of the Company’s United States field teams. As part of the August 2022 Restructuring, the Company also incurred severance related expenses due to personnel transitions. As a result, the Company incurred total restructuring expenses of approximately $0.3 million and $3.4 million during the years ended December 31, 2023 and 2022, which comprise of impairments of long-lived assets, as further discussed below, and termination benefits including severance, benefits and other payroll-related charges. The termination benefits are classified in the Company’s consolidated statements of comprehensive loss in the manner in which the employees’ salaries and related costs were classified. The Company does not expect to incur additional costs associated with the August 2022 Restructuring.

The decision to cease future commercial investments in the Vapotherm Access call center business triggered an interim impairment assessment of the Vapotherm Access and RespirCare asset groups. The Company determined the carrying values of the asset groups were not recoverable based on the excess of the carrying value of the asset groups over the undiscounted future cash flows. The decrease in the undiscounted future cash flows from the asset groups was primarily attributable to the decision to cease future commercial investments and begin to wind down current commercial operations. As a result, the Company recognized an impairment charge of $1.5 million and $0.6 million for the Vapotherm Access and RespirCare asset groups, respectively, to write down the operating lease right-of-use assets and property and equipment to their estimated fair value during the third quarter of 2022. The fair value of the operating lease right-of-use assets and property and equipment were estimated using discounted cash flows under the income approach, which the Company considers to be a Level 3 measurement.

The following table summarizes the restructuring activity from 2022 to 2023:

	Termination Benefits	Asset Impairments	Total
Balance at December 31, 2021	$-	$-	$-
April 2022 Restructuring costs incurred	2,725	1,501	4,226
August 2022 Restructuring costs incurred	1,285	2,139	3,424
Non-cash restructuring costs	-	(3,640)	(3,640)
Restructuring costs paid	(1,536)	-	(1,536)
Balance at December 31, 2022	$2,474	$-	$2,474
April 2022 Restructuring costs incurred	24	935	959
August 2022 Restructuring costs incurred	32	252	284
Non-cash restructuring costs	-	(1,187)	(1,187)
Restructuring costs paid	(2,530)	-	(2,530)
Balance at December 31, 2023	$-	$-	$-

The following table summarizes the classification of restructuring expense, including related impairment of long-lived and intangible assets, in the consolidated statements of comprehensive loss:

	Year Ended December 31,
	2023	2022
Cost of revenue	$56	$950
Research and development	-	618
Sales and marketing	-	1,981
General and administrative	-	461
Impairment of long-lived and intangible assets	1,187	3,640
Total restructuring expense	$1,243	$7,650

12. Stockholders’ Deficit

Preferred Stock

As of December 31, 2023 and 2022, the Company has authorized 25,000,000 shares of preferred stock, at a par value of $0.001. As of December 31, 2023 and 2022, there are no shares of preferred stock outstanding.

Common Stock

As of December 31, 2023 and 2022, the Company has authorized 21,875,000 shares of common stock. The Company has 6,165,806 and 3,564,505 issued and outstanding shares of common stock as of December 31, 2023 and 2022, respectively, at a par value of $0.001. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

The Company effected a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1-for-8 effective as of 12:01 a.m., Eastern Time, on August 18, 2023 (the “Reverse Stock Split”). No fractional shares were issued. All shares and per share amounts in the consolidated financial statements and accompanying notes have been retroactively adjusted to give effect to the Reverse Stock Split.

Following the Reverse Stock Split, the Company’s issued and outstanding shares of Common Stock decreased from approximately 49,081,000 pre-split shares to 6,135,000 million post-split shares. In connection with the Reverse Stock Split effectiveness, the number of authorized shares of the Company's Common Stock decreased from 175,000,000 shares to 21,875,000 shares.

On February 10, 2023 (the “Closing Date”), the Company issued in a private placement (the “February 2023 Private Placement”) an aggregate of 2,187,781 shares of common stock, and in the case of certain investors, in lieu of shares of common stock, pre-funded warrants to purchase an aggregate of 550,313 shares of common stock (the “Pre-Funded Warrants”), and, in each case, accompanying warrants to purchase an aggregate of up to 2,738,094 shares of common stock (the “Warrants”) at a purchase price of $8.40 per unit for aggregate gross proceeds to the Company of approximately $23.0 million, before deducting fees to the placement agent and other offering expenses of $2.1 million.

The Warrants expire five years following the Closing Date, have an exercise price of $9.36 per share, and were immediately exercisable upon issuance. The Pre-Funded Warrants expire 30 years following the Closing Date or when exercised in full, have an exercise price of $0.001 per share, and were immediately exercisable upon issuance. The exercise price and number of shares of common stock issuable upon the exercise of the Warrants and the Pre-Funded Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants and the Pre-Funded Warrants agreements. The Warrants and Pre-Funded Warrants are classified as a component of permanent equity because they are freestanding financial instruments that are legally detachable and separately exercisable from the shares of common stock with which they were issued, are immediately exercisable, do not embody an obligation for the Company to repurchase its shares, and permit the holders to receive a fixed number of shares of common stock upon exercise. In addition, the Warrants and Pre-Funded Warrants do not provide any guarantee of value or return.

On November 13, 2020, the Company acquired HGE. The consideration payable to HGE equity holders included certain amounts contingent on the future performance of certain HGE service offerings (the “Contingent Consideration”), which could be paid in cash or common stock, at the sole discretion of the Company. To satisfy a portion of the Contingent Consideration, the Company issued an aggregate of 46,021 shares of its common stock with an aggregate fair value of $5.6 million to certain of the former equity holders of HGE during the first quarter of 2022.

13. Warrants

The table below sets forth the Company’s warrant activity for the years ended December 31, 2023 and 2022:

	Common Stock Warrants
	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2021	4,243	$112.00
Warrants granted	13,421	111.76
Warrants expired	(2,100)	112.00
Outstanding at December 31, 2022	15,564	$18.72
Warrants granted	3,502,198	7.54
Warrants exercised	(324,015)	0.008
Warrants cancelled	(37)	-
Outstanding at December 31, 2023	3,193,710	$8.36

The Company’s warrants outstanding at December 31, 2023 have exercise prices ranging from $0.008 per share to $112 per share and expire at periods ranging from June 10, 2024 through February 10, 2053.

In connection with its PIK Interest option, the Company has granted SLR the PIK Warrants to purchase an aggregate of 213,791 shares of common stock during the year ended December 31, 2023. The PIK Warrants had a weighted average exercise price of $3.49 per share on the date of grant, were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and have expiration dates ranging from January 3, 2033 through December 1, 2033.

In connection with its February 2023 Private Placement, the Company issued the Pre-Funded Warrants to purchase an aggregate of 550,313 shares of common stock and accompanying Warrants to purchase an aggregate of 2,738,094 shares of common stock. The Pre-Funded Warrants and Warrants were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire on February 10, 2053 and February 10, 2028, respectively (see Note 12).

In June 2023, Pre-Funded Warrants to purchase 324,015 shares of common stock were exercised. Upon exercise, the exercise price of $0.008 per share was satisfied through payment of cash to the Company.

On February 18, 2022, in connection with the Company’s financing arrangement, the Company granted Warrants to purchase 13,421 shares of common stock to SLR. In connection with the Second Amendment, the Warrants were modified to amend the exercise price from $111.76 per share to $13.04 per share and with the Third Amendment, the Warrants were modified to amend the exercise price from $13.04 per share to $3.84 per share. The Warrants were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire in February 2032 (see Note 9).

14. Disaggregated Revenue

The following table shows the Company’s net revenue disaggregated into categories the Company considers meaningful:

	For the Year Ended December 31, 2023
	US	International	Total
Net revenue by:
Product revenue
Capital equipment	$7,909	$2,495	$10,404
Disposable	37,251	12,849	50,100
Subtotal product revenue	45,160	15,344	60,504
Lease revenue
Capital equipment	256	330	586
Other	1,335	441	1,776
Service and other revenue	4,272	1,531	5,803
Total net revenue	$51,023	$17,646	$68,669

	For the Year Ended December 31, 2022
	US	International	Total
Net revenue by:
Product revenue
Capital equipment	$6,498	$2,486	$8,984
Disposable	36,637	9,731	46,368
Subtotal product revenue	43,135	12,217	55,352
Lease revenue
Capital equipment	473	409	882
Other	1,426	358	1,784
Service and other revenue	7,557	1,226	8,783
Total net revenue	$52,591	$14,210	$66,801

United States and International net revenue is based on the customer location to which the product is shipped. No individual foreign country represents more than 10% of the Company’s aggregated revenue during the year ended December 31, 2023 or 2022.

Contract Balances from Contracts with Customers

Contract liabilities consist of deferred revenue and other contract liabilities associated with rebates and fees payable to GPOs, IDNs and distributor partners. Deferred revenues are included in contract liabilities in the accompanying consolidated balance sheets. The following table presents changes in contract liabilities during 2023 and 2022:

	Deferred Revenue	Other Contract Liabilities
Balance at December 31, 2021	$1,712	$369
Additions	2,867	194
Subtractions	(3,558)	(368)
Balance at December 31, 2022	$1,021	$195
Additions	1,148	195
Subtractions	(1,128)	(194)
Balance at December 31, 2023	$1,041	$196

15. Stock Plans and Stock-Based Compensation

On October 30, 2018, the Company’s Board of Directors adopted, and stockholders approved, the Vapotherm, Inc. 2018 Equity Incentive Plan (as amended, the “2018 Equity Plan”) which provides for the grant of stock options, stock appreciation rights, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on the Company’s common stock. In April 2021, the Company’s Board of Directors amended the 2018 Equity Plan to provide for double-trigger vesting in the event of a change in control (as defined in the 2018 Equity Plan).

On January 23, 2019, the Company established a French Qualifying Subplan, which allows for the granting of stock options to purchase shares of common stock for employees and officers who are residents of France, and on August 31, 2020, the Company established a French Qualifying Subplan, which allows for the granting of not only stock options to purchase shares of common stock but also restricted stock units for employees and officers who are residents of France, and superseded and replaced the prior subplan. The options and restricted stock unit awards under the French Qualifying Subplan reside under the umbrella of the 2018 Equity Plan.

Subject to customary anti-dilution adjustments, the number of shares of common stock that may be issued in satisfaction of awards under the 2018 Equity Plan was initially 998,900 shares, plus the number of shares (which will not exceed 769,419 shares) underlying awards under the Vapotherm, Inc. 2015 Stock Incentive Plan (the “2015 Equity Plan”), which plan was replaced by the 2018 Equity Plan, that, on or after the effectiveness of the 2018 Equity Plan, expire or are terminated, surrendered or cancelled without the delivery of shares, are forfeited to or repurchased by the Company, or otherwise become available again for grant under the 2015 Equity Plan. In addition, the number of shares of common stock available for issuance under the 2018 Equity Plan is increased on the first day of each calendar year beginning January 1, 2019 and each year thereafter until 2028 by the lesser of (i) four percent of the number of outstanding shares of common stock as of the close of business on the immediately preceding December 31 or (ii) the number of shares determined by the Board of Directors on or prior to such date. As of December 31, 2023, there were no shares of common stock available for issuance under the 2018 Equity Plan. To date, stock options, performance awards, restricted stock awards and restricted stock units have been issued under the 2018 Equity Plan.

Stock-based compensation expense is allocated based on the employees’ and non-employees’ functions as follows:

	Year Ended December 31,
	2023	2022
Cost of revenue	$176	$717
Research and development	2,206	1,780
Sales and marketing	3,364	3,449
General and administrative	3,865	4,439
Total	$9,611	$10,385

During the years ended December 31, 2023 and 2022, the Company granted 12,190 and 2,233 shares of its common stock, respectively, to members of its Board of Directors and consultants under the 2018 Equity Plan that were valued at the closing price of the Company’s common stock at the date of grant and vested as services were performed during each fiscal year.

The Company elected to modify certain outstanding option awards which resulted in the recognition of additional compensation expense of less than $0.1 million during each of the years ended December 31, 2023 and 2022.

Stock Options

Under the terms of the 2018 Equity Plan, the exercise price of the options is determined by the Board of Directors at the time of grant. Options granted under the 2018 Equity Plan and prior plans, including the 2015 Equity Plan, vest ratably over a period of one to four years from the date of grant and are exercisable over a period of not more than ten years from the date of grant.

Stock option activity for the year ended December 31, 2023 is as follows:

			Weighted
	Number of	Weighted	Average
	Underlying	Average	Remaining	Aggregate
	Common	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at December 31, 2022	387,263	$86.32	7.96	$352
Options granted	109,258	20.68
Options exercised	(28)	12.32
Options canceled	(67,155)	67.07
Options expired	(417)	12.32
Outstanding at December 31, 2023	428,921	$72.75	7.32	$-
Exercisable at December 31, 2023	206,900	$108.53	5.99	$-
Vested and unvested expected to vest at December 31, 2023	393,430	$70.08	7.43	$-

The weighted average grant date fair value of options granted during the years ended December 31, 2023 and 2022 was $17.01 and $32.96 per share, respectively. The aggregate intrinsic value of options exercised during each of the years ended December 31, 2023 and 2022 was less than $0.1 million. As of December 31, 2023, the Company had unrecognized stock-based compensation expense related to its unvested stock options awards of $5.2 million, which is expected to be recognized over the remaining weighted average vesting period of 2.2 years.

The weighted average assumptions used in the Black-Scholes options pricing model are as follows:

	Year Ended December 31,
	2023	2022
Expected dividend yield	0.0%	0.0%
Risk free interest rate	3.9%	2.8%
Expected stock price volatility	103.8%	84.1%
Expected term (years)	6.1	6.3

The Company assumed an average forfeiture rate of 6.40% and 3.92% for the years ended December 31, 2023 and 2022, respectively, based on historical experience with pre-vested forfeitures.

Restricted Stock Units

A summary of restricted stock unit activity for the year ended December 31, 2023 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2022	165,038	$86.15
Granted	595,509	2.98
Vested	(46,789)	132.45
Canceled	(30,926)	42.27
Unvested at December 31, 2023	682,832	$12.43

As of December 31, 2023, the Company had unrecognized stock-based compensation expense related to its unvested restricted stock units of $4.2 million, which is expected to be recognized over the remaining weighted average vesting period of 1.9 years.

Performance Stock Units

The Company has granted performance stock units. The quantity of shares that will ultimately vest and be issued upon settlement of the performance stock units range from 0% to 200% of a targeted number of shares and will be determined based on, and subject to, individual grant milestones.

A summary of performance stock unit activity, assuming target level of performance, during the year ended December 31, 2023 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2022	22,212	$150.24
Granted/purchased	-	-
Vested	-	-
Canceled	(1,721)	15.84
Unvested at December 31, 2023	20,491	$161.53

As of December 31, 2023, the Company had no unrecognized stock-based compensation expense related to its unvested performance stock units based on anticipated actual performance.

Employee Stock Purchase Plan

Subject to customary anti-dilution adjustments, the number of shares of common stock that are available for issuance under the ESPP was initially 20,812 shares. The number of shares of common stock available for issuance under the ESPP is increased on the first day of each calendar year beginning January 1, 2019 and each year thereafter until 2028 by the lesser of (i) 1% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) the number of shares of common stock determined by the Board of Directors, up to a maximum of 217,662 shares of common stock. The number of shares of common stock reserved under the plan at December 31, 2023 totaled 96,171.

The ESPP provides for successive discrete offering periods of approximately six months or as determined by the plan administrator. The first offering period began on January 2, 2020 and ended on May 14, 2020. Subsequent offering periods began on each November 15th and May 15th or the first trading day thereafter. During the fourth quarter of 2021, the plan administrator revised the six-month offering periods to begin on each January 1st and July 1st or the trading day thereafter. During the year ended December 31, 2023, 42,809 shares of common stock were purchased by employees under the ESPP at an average price of $2.15 per share, resulting in cash proceeds of $0.1 million. During the year ended December 31, 2022, 13,414 shares of common stock were purchased by employees under the ESPP at an average price of $17.04 per share, resulting in cash proceeds of $0.2 million.

The ESPP permits eligible employees to elect to purchase shares of common stock through fixed whole percentage contributions from eligible compensation during each offering period, not to exceed 10% of the eligible compensation a participant receives during an offering period and not to accrue at a rate which exceeds $25,000 of the fair value of the stock (determined on the grant date(s)) for each calendar year. A participant may purchase the lower of (a) a number of shares of common stock determined by dividing such participant’s accumulated payroll deductions on the exercise date by the option price, (b) 625 shares, or (c) such other lesser maximum number of shares as shall have been established by the plan administrator.

Amounts deducted and accumulated by the participant will be used to purchase shares of common stock at the end of each offering period. The purchase price of the shares will be 85% of the lower of the fair value of common stock on the first trading day of each offering period or on the purchase date. Participants may end their participation during an offering period up to ten days in advance of the exercise date and will be paid their accumulated contributions that have not been used to purchase shares of common stock. Participation ends automatically upon termination of employment.

The fair value of the purchase right for the ESPP option is estimated on the date of grant using the Black-Scholes pricing model with the following range of assumptions:

	Year Ended December 31,
	2023			2022
Expected dividend yield		0.0%			0.0%
Risk free interest rate	4.8%	-	5.5%	0.2%	-	2.5%
Expected stock price volatility	104.3%	-	192.5%	45.0%	-	106.6%
Expected term (years)		0.5			0.5

16. Income Taxes

Net loss before income taxes is as follows:

	Year Ended December 31,
	2023	2022
United States	$(58,895)	$(113,628)
Singapore	517	252
United Kingdom	202	76
Germany	104	52
Mexico	3	-
Brazil	2	-
	$(58,067)	$(113,248)

During the year ended December 31, 2023, the Company recorded a tax provision of $0.1 million related current foreign taxes, partially offset by deferred tax assets for differences in the book and tax basis of property and equipment. During the year ended December 31, 2022, the Company recorded a tax provision of less than $0.1 million related to deferred tax liabilities for differences in the book and tax basis of indefinite-lived assets and current foreign taxes, partially offset by a benefit for net deferred income tax assets deemed more likely than not to be realized by its foreign subsidiaries. The reported amount of income tax benefit for each of 2023 and 2022 differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of changes in the valuation allowance and various permanent differences.

A reconciliation of income tax expense is computed as the statutory federal income tax rate to income taxes as reflected in the financial statement as follows:

	Year Ended December 31,
	2023	2022
Federal income tax at statutory rate	(21.0)%	(21.0)%
Permanent differences	2.8	(2.1)
Change in valuation allowance	19.2	23.8
Other	(0.8)	(0.7)
Income tax expense	0.2%	0.0%

Significant components of the Company’s net deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
Deferred Tax Assets
Net operating loss carryforwards	$95,060	$88,027
Research and development costs	10,797	11,195
Accrued expenses	9,362	5,648
Tax credit carryforwards	8,483	7,352
Stock option expense attributed to non-ISO stock	4,753	4,686
Intangible assets	2,913	3,471
Operating lease liabilities	1,368	2,167
Inventory valuation reserves	850	802
Accrued bonus and vacation	617	1,193
Deferred revenue	246	228
Accrued warranty	78	74
Accounts receivable allowance	41	60
Other temporary differences	1,059	779
Gross deferred tax assets	135,627	125,682
Less: Valuation allowance	(132,044)	(122,086)
Deferred tax assets after valuation allowance	3,583	3,596
Deferred Tax Liabilities
Depreciation	(2,829)	(1,965)
Operating lease liabilities	(691)	(1,535)
Intangible assets	(6)	-
Deferred tax liabilities	(3,526)	(3,500)
Net Deferred Tax Assets	$57	$96

The Company’s major tax jurisdictions are the states of New Hampshire and Pennsylvania, and the United States, Singapore, the United Kingdom, Germany, Mexico and Brazil. As of December 31, 2023, the Company had federal and state net operating loss carryforwards of $405.3 million and $220.3 million, respectively, which begin to expire in 2024. Federal net operating loss carryforwards generated during or after the year ended December 31, 2018 will carryforward indefinitely. As of December 31, 2023, the Company had federal research and development tax credits carryforwards of $8.3 million which begin to expire in 2024.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets generated from its UK subsidiary, which are comprised principally of net operating loss carryforwards and temporary differences between U.S. GAAP and tax depreciation. Under the applicable accounting standards management has concluded that the Company will realize the benefit of the subsidiary’s deferred tax asset.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its domestic deferred tax assets, which are comprised principally of net operating loss carryforwards, capitalized research and development expenses, and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. Accordingly, a valuation allowance of $132.0 million and $122.1 million has been established at December 31, 2023 and 2022, respectively. The valuation allowance increased $9.9 million during the year ended December 31, 2023, due primarily to net operating losses generated and capitalized research and development expenses.

Years prior to 2018 are generally closed due to statute of limitations for purposes of taxing jurisdictions assessing additional tax; however, the tax attributes, including net operating losses and research credits, from such years can still be reviewed and reduced upon audit. Years beginning in 2018 remain open to examination for both federal and state purposes.

The Company accounts for uncertain tax positions pursuant to ASC 740, Income Taxes, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes. Management is not aware of any uncertain tax positions. As of December 31, 2023 and 2022, the Company determined that there were no liabilities associated with uncertain tax positions and no related interest and penalties. The Company’s policy is to recognize interest and penalties related to income tax matters as a component of income taxes, when and if incurred.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income and reduce taxes, respectively. The Company has not currently completed an evaluation of ownership changes through December 31, 2023 to assess whether utilization of the Company’s net operating loss and tax credit carryforwards would be subject to an annual limitation under Sections 382 and 383 of the Code. To the extent an ownership change is determined to have occurred under Sections 382 and 383 of the Code, the net operating loss and tax credit carryforwards may be subject to limitation.

17. Net Loss Per Share

As of December 31, 2023, the remaining outstanding Pre-Funded Warrants to purchase 226,298 shares of common stock that were issued in connection with the February 2023 Private Placement were included in the basic and diluted net loss per share calculation (see Note 12).

The Company excluded the following potential shares of common stock, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022
Options to purchase common stock	428,921	387,263
Unvested restricted stock units and performance stock units	703,323	187,251
Warrants to purchase common stock	2,967,412	15,564
	4,099,656	590,078

18. Related Party Transactions

The Company recorded sales of $1.2 million and $0.2 million during the years ended December 31, 2023 and 2022, respectively, to an entity in which a member of the Company’s board of directors holds a management position. There was a credit of $0.3 million due to this entity at December 31, 2023. There were no outstanding balances due from this entity customer at December 31, 2022.

19. Employee Benefit Plan

The Company has a 401(k) retirement plan (the “401(k) Plan”) for the benefit of eligible employees, as defined. Each participant may elect to contribute up to 100% of his or her compensation to the 401(k) Plan each year, subject to certain Internal Revenue Service limitations. The Company matches employee contributions at a rate of 100% of the first 6% of employee contributions. In 2023 and 2022, the employer match was capped at $3,000 per year for each employee. The Company contributed $0.5 million and $0.8 million during the years ended December 31, 2023 and 2022, respectively.

20. Subsequent Events

On February 21, 2024, the Company entered into the Sixth Amendment with SLR while the Company evaluates its debt restructuring and financing options. This amendment extends the Company’s option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024, subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal to 9% of the PIK Interest. The Amendment also contains other customary provisions, such as expense reimbursement. The Sixth Amendment was made while the Company is evaluating various debt restructuring and financing options as described in Note 1 “Description of Business.” The Company has paid 9% of its interest in-kind that was due on February 1, 2024 and expects to pay 9% of its interest in-kind that is payable on March 1, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission File Number: 001-38740

Vapotherm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2259298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Domain Drive Exeter, NH	03833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 658-0011

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based on the closing price of the shares of common stock on The New York Stock Exchange on June 30, 2023, was $19.6 million.

The number of shares of registrant’s common stock outstanding as of February 15, 2024, was 6,193,851.

DOCUMENTS INCORPORATED BY REFERENCE

None.

AMENDMENT NO. 1

EXPLANATORY NOTE

This Amendment No. 1 to Form 10-K (“Amendment No. 1”) amends the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Vapotherm, Inc. (the “Company,” “we,” “us,” or “our”) with the Securities and Exchange Commission (the “SEC”) on February 22, 2024 (the “Original Filing”). This Amendment No. 1 is being filed to provide the information required by Items 10 through 14 of Part III of Form 10-K. This information was previously omitted from the Original Filing in reliance on General Instruction G(3) to Form 10-K, which permits the information in the above-referenced items to be incorporated in the Form 10-K by reference from a definitive proxy statement involving the election of directors if such statement is filed no later than 120 days after our fiscal year end. We are filing this Amendment No. 1 to include Part III information in our Form 10-K because we will not file our definitive proxy statement containing this information before that date.

In addition, pursuant to the rules and regulations promulgated by the SEC, we have also included as exhibits currently dated certifications of our principal executive officer and principal financial officer as required under Section 302 of the Sarbanes-Oxley Act of 2002.

Except as described above, no other changes have been made to the Original Filing. Except as otherwise explicitly stated herein, this Amendment No. 1 continues to speak as of the date of the Original Filing, and we have not updated the disclosures contained therein to reflect any events that occurred subsequent to the date of the Original Filing. The filing of this Amendment No. 1 is not a representation that any statements contained in items of our Original Filing other than Items 10 through 16 of Part III and Part IV are true or complete as of any date subsequent to the Original Filing. Amendment No. 1 should be read in conjunction with our other filings made with the SEC subsequent to the date filed of the Original Filing, including any amendments to those filings, as well as our Current Reports on Form 8-K subsequent to the date of the Original Filing.

Unless the context requires otherwise, references to “Vapotherm,” the “Company,” “we,” “us,” and “our,” refer to Vapotherm, Inc. and our consolidated subsidiaries.

On August 18, 2023, we effected a 1-for-8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts in this report have been retroactively restated to reflect the stock split.

On February 27, 2024, we effected a stock option repricing pursuant to which the exercise price of the repriced options was amended to reduce the exercise price to $0.915 per share, the closing price of our common stock on February 27, 2024. There is no change to the expiration dates or the vesting schedule of the repriced options.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance.

Directors and Executive Officers

The table below sets forth certain information concerning our current directors and executive officers as of April 22, 2024. No family relationships exist among our directors or executive officers. We sometimes refer to the Board of Directors of Vapotherm as the “Board.”

Name	Age	Position
James Liken(1)	74	Chairman of the Board, Independent Director
Joseph Army	60	President and Chief Executive Officer, Director
Anthony Arnerich(1)(2)	74	Independent Director
Lance Berry(3)	51	Independent Director
Lori Knowles(2)	54	Independent Director and Director Nominee
Mary Beth Moynihan(3)	57	Independent Director and Director Nominee
Donald Spence(1)(2)	70	Independent Director
Elizabeth Weatherman(3)(4)	64	Independent Director
John Landry	51	Senior Vice President and Chief Financial Officer
Brian Lawrence	54	Senior Vice President and Chief Technology Officer

(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Strategic Transactions Committee

The business experience of each director and executive officer is summarized below.

James Liken has served as a member of our Board since May 2010 and as Board Chairman since October 2012. From 2003 to 2008, Mr. Liken served as Vice Chairman of Respironics, Inc., now Philips Respironics, a medical supply company. From 1999 through 2003, Mr. Liken served as President and Chief Executive Officer of Respironics. Before joining Respironics, he was owner of Liken Home Medical, Inc., a regional provider of home respiratory services. Mr. Liken has been active in the home medical business since 1976, serving in management and ownership capacities for several predecessor companies. He previously served on the board of the National Association of Medical Equipment Services from 1980 to 2003, serving as chairman of the organization on two separate occasions. We believe Mr. Liken’s experience leading and managing medical technology companies, as well as his board experience, qualify him to serve on our Board.

Joseph Army has served as President, Chief Executive Officer and as a member of our Board since June 2012. Prior to joining Vapotherm, Mr. Army served as President and Chief Executive Officer of Salient Surgical Technologies, Inc. (formerly TissueLink Medical, Inc.), or Salient, a surgical device company, since 2007. He first joined Salient in 1999 as Chief Financial Officer and Vice President of Finance. Prior to his time at Salient, he held various positions including Vice President of Finance and Supply Chain Operations for Westaim Biomedical, a medical technology company, from 1998 to 1999 and strategy consultant for Coopers & Lybrand LLP, an accounting and consulting firm, from 1991 to 1997. Mr. Army holds an MBA in finance from The Wharton School and a BA in history from the University of Rhode Island. He is certified in production and inventory management and is a certified public accountant (inactive status). We believe Mr. Army’s knowledge of the Vapotherm business and his leadership experience at other organizations qualify him to serve on our Board.

Anthony Arnerich has served as a member of our Board since April 2013. Mr. Arnerich has served as a Managing Director of 3x5 Partners, LLC, a venture capital firm, since 2011 and has previously served as Chief Executive Officer and Chief Investment Officer of Arnerich Massena, an investment advisory firm, from 1991 to 2020. His experience in the investment industry spans more than 30 years, during which he served as an investment executive and helped found the Investment Management Consulting Group of Dain Bosworth. Mr. Arnerich earned a BA degree from Santa Clara University. We believe Mr. Arnerich’s healthcare investment knowledge, as well as his board experience, qualify him to serve on our Board.

Lance Berry has served as a member of our Board since January 2020. Mr. Berry currently serves as Chief Financial Officer and Executive Vice President, Finance of Artivion, Inc., a cardiac and vascular surgery company focused on aortic disease, a position he has held since December 2023. From December 2002 until its acquisition by Stryker Corporation in November 2022, Mr. Berry worked for Wright Medical Group, Inc., joining in 2002 as Corporate Controller and being promoted to various roles culminating in the roles of Senior Vice President and Chief Financial Officer from December 2009 to January 2019 and Executive Vice President, Chief Financial and Operations Officer from January 2019 to November 2020. Before joining Wright Medical, he was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002. He currently serves on the board of directors of Treace Medical Concepts, Inc., a publicly held Nasdaq-listed medical technology company. Mr. Berry is a Certified Public Accountant (inactive) and holds both a bachelor’s degree and a master’s degree in accounting from the University of Mississippi. We believe Mr. Berry’s extensive financial and accounting experience and expertise, as well as his experience leading and managing a medical technology company as Chief Financial and Operations Officer, qualify him to serve on our Board.

Lori Knowles has served as a member of our Board since June 2022. Ms. Knowles, a senior healthcare executive with more than 25 years of experience in human resources and healthcare operations, has served as Senior Vice President and Chief Human Resources Officer at Memorial Hermann Health System, the largest not-for-profit health system in Southeast Texas, since August 2016. From September 2011 to August 2016, Ms. Knowles served as Vice President of Human Resources at Memorial Hermann Health. Ms. Knowles has served as a facilitator for the Texas Institute for Health Policy Research, a public health institute that seeks to find preventive solutions that improve the health of Texans. In addition, Ms. Knowles serves on Human Resources Advisory boards for the University of Houston and Rice University, as well as the Higher Education Committee of the Greater Houston Partnership. She also serves as the President of the Houston Healthcare HR Association (HHHRA). Prior to joining Memorial Hermann, Lori was the Chief Operating Officer at RediClinic, a retail health company, from October 2007 to March 2011, and Vice President, Human Resources of RediClinic from October 2007 to October 2008. Throughout her career, Ms. Knowles has held several Human Resource roles at other notable health systems in Texas including: The University of Texas Medical Branch (UTMB), Shriners Hospitals for Children, and Tenet Healthcare. Ms. Knowles holds an undergraduate degree in Psychology and a Master’s Degree in Organizational Management as well as an executive leadership certification from Rice University. We believe Ms. Knowles’s extensive experience in leadership development and mergers and acquisitions and leadership experience in all functions of Human Resources, including talent acquisition, succession planning, benefits, compensation, employee relations and organizational training and development, qualify her to serve on our Board.

Mary Beth Moynihan has served as a member of our Board since June 2022. Ms. Moynihan currently serves as Senior Vice President, Market Access & Chief Marketing Officer at Boston Scientific Corporation, a medical technology company, a position she has held since May 2021 and recently joined Boston Scientific’s Executive Committee. Prior to that position, she previously served as Senior Vice President of Corporate Marketing and Market Access from August 2016 to May 2021, Senior Vice President of Enterprise Strategy and Marketing from September 2012 to July 2016, Vice President of Corporate Strategic Planning and Research from May 2010 to August 2012, Vice President of Business Development – Cardiovascular Businesses from 2007 to 2010, Director of Business Development – Cardiovascular Businesses from 2006 to 2007, and from 1997 to 2005 held various positions of increasing responsibility in Product Marketing – Peripheral Interventions, most recently as Director of Product Marketing. Ms. Moynihan additionally founded and chairs the Global Marketing Executive Board at Boston Scientific Corporation, a position she has held since 2016. Prior to her employment at Boston Scientific Corporation, Ms. Moynihan was employed by Braxton Associates, a strategy division of Deloitte & Touche, from 1994 to 1997. She is a founding board member of MedExecWomen, an organization focused on empowering female executives to accelerate the positive impact of medical devices and diagnostics globally, and has served as a director since October 2018. She has also served as a senior advisor to Boston Scientific’s Global Digital Enablement Team since November 2020. Ms. Moynihan received a BA in Economics and Mathematics from Williams College and holds an MBA from the Wharton School at the University of Pennsylvania. We believe Ms. Moynihan’s significant experience working for a global medical technology company qualifies her to serve on our Board.

Donald Spence has served as a member of our Board since October 2020. Mr. Spence served as President and Chief Executive Officer of Ebb Therapeutics, a sleep technology company, beginning in 2017 and retiring from the role in August 2019. Prior to joining Ebb, Mr. Spence was the Chairman and Chief Executive Officer at Lake Region Medical, a medical equipment and supplies manufacturer, where he worked from 2010 to 2015. Mr. Spence previously served as the Chief Executive Officer of Philips Respironics, formerly Respironics Inc., a medical supply company, from 2005 to 2010, where he was responsible for Philips Home Healthcare Solutions and integrating Respironics into Philips. Mr. Spence also has held a number of executive leadership roles within medical technology companies, including BOC Group, PLC – Datex Ohmeda Medical Systems, a medical device company. Mr. Spence currently serves on the Board of Directors of Integer Holdings Corporation, a publicly held NYSE-listed medical outsource manufacturer, Eargo, Inc., a publicly held hearing loss company, and Linguaflex, a privately held medical device company. Mr. Spence earned his B.A. in Economics from Michigan State University and his M.A. in Economics from Central Michigan University. We believe Mr. Spence’s experience leading and managing medical technology companies, as well as his experience serving on the board of directors of other companies, qualify him to serve on our Board.

Elizabeth Weatherman has served as a member of our Board since October 2017. Ms. Weatherman has served as a Special Limited Partner of Warburg Pincus, a private equity firm, since January 2016. She joined Warburg Pincus in 1988. She served as a member of the Executive Management Group from 2001 to 2016 and led the firm’s Healthcare Group from 2008 to January 2015. Ms. Weatherman currently serves on the board of directors of Nevro Corp., Silk Road Medical, Inc. and Insulet Corp., all publicly held companies, and previously served on the board of directors of Wright Medical Group, N.V. She serves as a trustee of Stanford University, and as a trustee and chair of the Investment Committee of Mount Holyoke College. Ms. Weatherman received a BA in English, summa cum laude, and Phi Beta Kappa from Mount Holyoke College and holds an MBA from the Stanford Graduate School of Business. We believe Ms. Weatherman’s healthcare investment knowledge, as well as her board experience, qualify her to serve on our Board.

John Landry has served as Senior Vice President, Chief Financial Officer, and Treasurer since July 2020 and served previously as Vice President, Chief Financial Officer, Secretary and Treasurer since August 2012. Prior to joining Vapotherm, he held a number of leadership roles at Salient from 2004 to 2011, including VP Accounting & Controller and VP Global Business Development. Mr. Landry also served as Director of International Marketing at Medtronic Advanced Energy from 2011 to 2012, which acquired Salient in August 2011. Prior to his time at Salient, he served in various financial leadership roles at Bottomline Technologies from 2000 to 2004, Hussey Seating Company from 1997 to 2000 and Coopers & Lybrand LLP from 1994 to 1997. Mr. Landry currently serves on the board of directors of Liberate Medical, Inc. Mr. Landry graduated summa cum laude from Bentley College with a BS in Accountancy and is a certified public accountant (inactive status).

Brian Lawrence has served as our Senior Vice President and Chief Technology Officer since December 6, 2021. Prior to joining Vapotherm, Mr. Lawrence served as Chief Technology Officer & General Manager of Gravity Diagnostics, LLC, a diagnostics company, where he was responsible for technology and innovation programs across the company. Prior to joining Gravity Diagnostics, Mr. Lawrence served as Senior Vice President & Chief Technology Officer of Hillrom Holdings, Inc., a medical device company, from 2010 to 2021. While at Hillrom, Mr. Lawrence was responsible for global technology and innovation teams of over 800 employees in seven countries and an annual budget of $150 million. He led a digital transformation for the company and created a new SaaS business valued at over $100 million. Prior to that position, he served as Chief Technology Officer of Life Support Solutions, a division of GE Healthcare, where he was responsible for global engineering teams of over 400 employees across the US, Europe, and Asia with a budget of over $70 million annually. Mr. Lawrence holds a Doctor of Philosophy, Electrical Engineering, from the Center for Research and Education in Optics and Lasers, University of Central Florida, and a Master of Science, Electrical Engineering and a Bachelor of Science, Electrical Engineering from Massachusetts Institute of Technology.

Board Leadership Structure

Our Board is currently led by its Chairman, James Liken. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board Committees

We currently have three standing committees of the Board: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. From time to time, we may form one or more special committees. Below are our directors, their committee memberships and their 2023 attendance rates for Board and Committee meetings.

The table below summarizes the current membership of each of our three standing board committees as of April 22, 2024.

Director	Board	Audit	Compensation	Nominating and corporate governance
Joseph Army	●
James Liken	●			Chair
Anthony Arnerich	●		●	●
Lance Berry	●	Chair
Lori Knowles	●		●
Mary Beth Moynihan	●	●
Donald Spence	●		Chair	●
Elizabeth Weatherman	●	●

Audit Committee

The purposes of the Audit Committee are to appoint, oversee and replace, if necessary, our independent registered public accounting firm, and assist our Board with its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements related to financial reporting, auditing or accounting, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is responsible for, among other things:

●

evaluating, determining the selection of and, if necessary, determining the replacement or rotation of our independent registered public accounting firm, the lead audit partner and any other active audit engagement team;

●	approving or pre-approving all auditing services and all permitted non-audit services by our independent registered public accounting firm and related fees;

●	reviewing the qualifications, independence and performance of our independent registered public accounting firm;

●	reviewing our financial statements and our critical accounting policies and estimates;

●	reviewing the adequacy and effectiveness of our internal controls;

●

reviewing and discussing with management and our independent registered public accounting firm the results of our annual audit, our annual and quarterly financial statements and our publicly filed reports;

●

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matter, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

●	assisting our Board in its oversight of risk and overseeing the integrity of our information technology systems, processes and data.

The Audit Committee charter authorizes the Audit Committee to retain independent legal, accounting, and other advisors as it deems necessary to carry out its responsibilities. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Heightened Independence Criteria and Financial Literacy and Financial Experts

Although the OTCQX Rules for U.S. Companies do not impose heightened independence, financial literacy or financial expert requirements for Audit Committee members, the Board of Directors has determined that all of our Audit Committee members meet the heightened independence criteria under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as the requirements for financial literacy under the applicable rules and regulations of the SEC and The New York Stock Exchange, or NYSE, listing standards, to which we were previously subject prior to our NYSE delisting in December 2023. Our Board also has affirmatively determined that Mr. Berry qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K and has the requisite accounting or related financial management expertise and financial sophistication under the NYSE listing standards, to which we were previously subject.

Compensation Committee

The purposes of the Compensation Committee are to assist our Board in fulfilling its responsibilities relating to the general oversight of the compensation and benefits of our executive officers, employees and directors and to administer our executive officer incentive compensation and equity-based compensation plans. The Compensation Committee is responsible for, among other things:

●	reviewing and establishing our overall executive officer compensation and benefits philosophy;

●

reviewing and approving corporate goals and objectives relevant to compensation of our CEO and other executive officers and evaluating the performance of our CEO and other executive officers in light of those goals and objectives;

●	approving compensation of our CEO and other executive officers based on its evaluations;

●	making recommendations to our Board regarding non-employee director compensation;

●

reviewing and administering our equity-based compensation plans, including grants of equity-based awards thereunder, and making recommendations to our Board regarding amendments to such plans or the adoption of any new equity-based compensation, and executive officer incentive plans;

●	reviewing and approving all executive officer employment contracts and other compensatory, severance and change-in-control arrangements for current and former executive officers;

●	reviewing our incentive compensation policies, practices and arrangements to determine whether they encourage excessive risk-taking;

●	overseeing and periodically reviewing our culture and policies and strategies related to human capital management; and

●

reviewing and making recommendations to the Board regarding all executive compensation related proposals and reviewing the results of advisory stockholder votes on executive compensation and considering whether to recommend adjustments to our executive compensation policies and practices as a result of such votes and other stockholder input on executive compensation matters.

The Compensation Committee charter authorizes the Compensation Committee to retain a compensation consultant, independent legal counsel, and other advisors as it deems necessary or appropriate to carry out its responsibilities. Although the Compensation Committee previously retained Radford, which is part of the Rewards Solution practice at Aon plc, as its compensation consultant to provide certain services related to executive and director compensation, the Compensation Committee has refrained from re-engaging Radford in order to save costs.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.

Heightened Independence Criteria

Although the OTCQX Rules for U.S. Companies do not impose heightened independence requirements for Compensation Committee members, the Board of Directors has determined that each of the Compensation Committee members satisfies the heightened independence criteria for compensation committee members under the NYSE rules, to which were previously subject In addition, each of the Compensation Committee members is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Nominating and Corporate Governance Committee

The purposes of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board and committee members; (ii) recommend to the Board director nominees; (iii) develop and recommend to the Board a set of corporate governance principles; and (iv) oversee the evaluation of the Board and its dealings with management as well as Board committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying new Board members and recommending director nominees, including the class on which such nominees should serve;

●	establishing policies under which stockholders may recommend director candidates to the Nominating and Corporate Governance Committee;

●	reviewing and recommending Board committee composition;

●	reviewing and recommending changes to the Corporate Governance Guidelines;

●	reviewing our Board practices and policies, including retirement policies, Board size, non-employee director service, meeting frequency, and other items;

●	recommending to the Board processes for annual evaluations of the performance of the chief executive officer, the Board and Board committees;

●	reviewing policies with respect to significant issues of corporate public responsibility;

●	considering and reporting to our Board any questions of possible conflicts of interest of Board members;

●

overseeing our compliance efforts with respect to our legal, regulatory, and quality systems requirements and ethical programs, including our Code of Business Conduct and Ethics, other than with respect to legal and regulatory matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the Audit Committee; and

●	overseeing and maintenance and presentation to the Board of management's plans for senior management succession.

The Nominating and Corporate Governance Committee charter authorizes the Nominating and Corporate Governance Committee to retain a search firm or other consultants to assist in the identification and evaluation of director candidates, including the sole authority to approve the search firm's or other consultants' fees and other retention terms. The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including compliance by the Nominating and Corporate Governance Committee with its charter.

Director Qualifications and Nomination Process

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee expects every nominee to have a high level of personal and professional integrity, strong ethics and values, and the ability to make mature business judgments. We also value experience on other public company boards of directors and board committees.

The biography for each of the director nominees included herein indicates such nominee’s experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and our Board to conclude such director nominee should be elected as a director of our Company. Our Nominating and Corporate Governance Committee and our Board believe that each of the director nominees has the individual attributes and characteristics required of a director, and the nominees and our continuing directors as a group possess the skill sets and specific experience desired of our Board as a whole.

Our Nominating and Corporate Governance Committee will consider director candidates recommended to it by our stockholders. Those candidates must be qualified and exhibit the experience and expertise required of our Board’s own pool of candidates, as well as have an interest in our business, and demonstrate the ability to attend and prepare for Board, committee, and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on our Board. Candidates should represent the interests of all stockholders and not those of a special interest group. Our Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders using the same criteria it uses to evaluate candidates recommended by others as described above.

Under our Certificate of Incorporation and Bylaws, our stockholders may directly nominate director candidates for election at an annual meeting of stockholders, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by submitting to the Company as to each nominee that the stockholder proposes for election or reelection as a director (i) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the nomination or the Company; (ii) such nominee’s written consent to serve as a director, if elected, for the entire term; (iii) a statement whether such person would be in compliance if elected as a director of the Company and will comply with all applicable corporate governance policies and guidelines of the Company, including the conflict of interest, code of business conduct, confidentiality and stock ownership and trading policies; and (iv) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as such term is defined in our Bylaws) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand. Any such nomination must be made by a stockholder of record of the Company at the time of making such nomination and meet such other requirements as are set forth in the Bylaws. Such nomination information should be submitted to: Vapotherm, Inc., 100 Domain Drive, Exeter, NH 03833, Attention: Senior Vice President, General Counsel and Secretary. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Pursuant to our Bylaws, the notice of a stockholder’s intention to nominate a director must include certain specified information as provided in Section 1.2 of our Bylaws, including certain information relating to the individual subject to the nomination, as described above, and certain information regarding the stockholder giving the notice and the Stockholder Associated Person, if any, on whose behalf such nomination is made. No stockholder nominating a proposed nominee shall solicit proxies in support of director nominees other than the Company’s nominees unless such stockholder has complied with Rule 14a-19 of the Exchange Act in connection with solicitation of such proxies. The foregoing summary of our Bylaws is qualified in its entirety by reference to the complete text of our Bylaws. No statement in this report is intended to replace or conflict with the requirements for stockholder nominations as set forth in our Bylaws. The Company will not consider any stockholder nomination that does not comply with the requirements of the SEC and our Bylaws. During the fourth quarter of 2023, we made no material changes to the procedures by which stockholders may recommend nominees to our Board as described in last year’s proxy statement.

Code of Business and Conduct

We have adopted a written code of business conduct and ethics entitled our Code of Business Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct is available under the “Investors—Governance—Governance Documents” page of our website, www.vapotherm.com. In addition, we will post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Audit Committee Report

The Audit Committee reviewed our audited consolidated financial statements for the year ended December 31, 2023 and discussed these statements with management and Grant Thornton LLP, our independent registered public accounting firm. Our management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, discussing their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Grant Thornton LLP is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Grant Thornton LLP all communications required under the standards of the Public Company Accounting Oversight Board, or the PCAOB, and the Securities and Exchange Commission including the matters required to be discussed by Grant Thornton LLP with the Audit Committee.

Grant Thornton LLP also provided the Audit Committee with the written disclosures and the letter required under the PCAOB, which requires that independent registered public accounting firms annually disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee reviewed this disclosure and discussed with Grant Thornton LLP their independence from Vapotherm.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Lance Berry, Chair

Mary Beth Moynihan

Elizabeth Weatherman

Item 11.	Executive Compensation.

Summary Compensation Table

For 2023, our named executive officers (NEOs) were our President and Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Technology Officer (CTO) and former Chief Commercial Officer (CCO). The table set forth below summarizes the compensation information for each of our NEOs for the years ended December 31, 2023 and 2022. These individuals were our only executive officers during the year ended December 31, 2023.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(4)	Non-equity incentive plan compensation ($)(5)	All other compen- sation ($)(6)	Total ($)
Joseph Army	2023	508,532	0	0	0	264,722	3,000	776,645
President and Chief	2022	572,000	0	3,299,994	0	0	3,000	3,874,994
Executive Officer
John Landry	2023	434,420	0	47,600	121,411	112,949	4,680	721,060
Senior Vice President and	2022	406,000	0	283,133	474,354	182,700	4,680	1,350,867
Chief Financial Officer
Brian Lawrence	2023	444,751	0	71,400	121,411	104,072	3,000	744,634
Senior Vice President and	2022	415,655	0	322,482	530,149	168,475	3,000	1,439,761
Chief Technology Officer
Gregoire Ramade	2023	315,493	0	0	121,411	94,917	191,393	723,214
Former Senior Vice President and	2022	336,436	0	287,275	481,511	167,730	31,185	1,304,137
Chief Commercial Officer(7)(8)

(1)

Base salary increases for all of our NEOs, other than our CEO, of 7% over their 2022 base salaries were paid in the form of restricted stock unit, or RSU, awards granted on January 2, 2023 in the following amounts, as adjusted for our one-for-eight reverse stock split effected on August 18, 2023: Mr. Landry (710 RSUs); Mr. Lawrence (727 RSUs) and Mr. Ramade (665 RSUs). These RSUs vested in full on December 31, 2023. The number of RSUs granted in lieu of such base salary increases was determined assuming a then $2.70 per share valuation of our common stock ($21.60 on a post-split basis), resulting in the executives receiving substantially less than the 7% base salary increase during 2023. As a result, the numbers reflected in the “Salary” column are not the actual amount of cash salary paid to or realized by such NEOs. To conserve cash, Mr. Army agreed to a 25% base salary decrease effective July 23, 2023. Mr. Ramade’s salary was prorated through his October 31, 2023 departure date.

(2)

Our annual cash bonus payouts are reported in the “Non-equity incentive plan compensation” column since they are based on performance against pre-established performance goals. We did not pay any discretionary or other bonuses to any named executive officers in any of the years reflected.

(3)

The amounts reported represent the aggregate grant date fair value of stock awards, in the form of RSU awards, for all years presented, and in the form of performance stock unit, or PSU, awards for our CEO for 2022, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of the RSU awards is determined based on the per share closing price of our common stock on the grant date as reported by the NYSE. The grant date fair value of the PSU award for our CEO for 2022 assumes target levels of performance. The grant date fair value of the CEO’s 2022 performance stock unit award assuming maximum levels of performance is $6,599,987. Whether, and to what extent, Mr. Army will realize value of the PSU award will depend on the Company’s revenue for the fiscal year ending December 31, 2024. These are not amounts paid to or realized by the NEOs. We caution that the amounts reported in the table for stock awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards.

(4)

The amounts reported represent the aggregate grant date fair value of option awards, calculated in accordance with FASB ASC, Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of option awards is determined based on our Black-Scholes option pricing model, the assumptions of which are described in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These are not amounts paid to or realized by the NEOs. We caution that the amounts reported in the table for stock awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards.

(5)

The amounts reported reflect annual bonus earned under our corporate bonus plan for all of our NEOs, except our former CCO, which amounts reflect sales commissions earned with respect to the achievement of performance criteria under his commission plan. For all of our NEOs, except our former CCO, the amounts reported were earned in the year indicated but paid in February of the following year. The 2023 amounts for our former CCO represent his first and second quarter 2024 commission payments of an aggregate of €84,578.

(6)

For 2023 the amounts reported reflect (i) 401(k) plan matching contributions of $3,000 for Messrs. Army, Landry and Lawrence, (ii) a mobile technology allowance in the amount of $1,680 for Mr. Landry; and (iii) for Mr. Ramade, a car allowance in the amount of €20,400 (USD $22,032), expenses incurred in connection with the use of a home office in the amount of €2,100 (USD $2,268), and an “inconvenience allowance” related to the use of his home office in the amount of €7,200 (USD $7,776), in each case prorated to reflect his departure date of October 31, 2023, and an amount equal to €132,911 (USD $143,544), paid in connection with his separation from Vapotherm in exchange for his waiver of certain amounts due to him, including paid time-off and third and fourth quarter 2024 commission payments.

(7)	Mr. Ramade left Vapotherm on October 31, 2023.

(8)

Mr. Ramade provided services to the Company in France and was paid in Euros. For purposes of this report, the compensation paid to Mr. Ramade has been converted to U.S. dollars using the average foreign currency exchange rate for each year (1.08 U.S. dollars for 1.00 Euro for 2023; 1.05 U.S. dollars for 1.00 Euro for 2022 and 1.18 U.S. dollars for 1.00 Euro for 2021 amounts).

Elements of Our Executive Compensation Program

During 2023, our executive compensation program consisted of several key elements, which are described in the table below along with the key characteristics of, and the purpose for, each element and key 2023 changes.

Element	Key characteristics	Purpose	Key 2023 changes
Base salary (Fixed, cash)	A fixed amount, paid in cash periodically throughout the year and reviewed annually and, if appropriate, adjusted.	Reflects the executive’s skill set, experience, role and responsibilities.

Our CEO received no base salary increase during 2023 and to conserve cash agreed to an indefinite 25% base salary decrease effective July 23, 2023.

To conserve cash, our other NEOs received RSUs in lieu of a 7% base salary increase. These RSUs vested in full on December 31, 2023 for all of our NEOs, other than our former CCO who left the Company on October 31, 2023.

Short-term incentives (Variable, cash)	A variable, short-term element of compensation based on achievement of key pre-established annual or quarterly goals.	Motivates and rewards our executives for achievement of financial goals intended to achieve our annual business plan objectives.

While there were no changes to the target bonus percentages for our NEOs, we increased the maximum annual bonus opportunity to 200% of target and added a new above-target opportunity of 150% of target.

Each of our NEOs, other than our former CCO, was subject to a corporate bonus plan based on revenue, fourth quarter 2023 gross margin and fourth quarter 2023 adjusted EBITDA.

Our former CCO was subject to a commission plan similar to last year

Long-term incentives (Variable, stock option and restricted stock unit awards)	A variable, long-term element of compensation that is typically provided in the form of time-vested RSU awards and time-vested stock option awards.

Aligns the interests of our executives with our stockholders; encourages our executives to focus on long-term company financial performance; promotes retention of our executives; and encourages significant ownership of our common stock.

For retention purposes, in May 2022, each of our NEOs, other than our CEO, received his 2023 annual equity grants in the form of 100% stock options, which vest assuming a January 1, 2023 grant date, with 25% of the underlying shares vesting on January 1, 2024, and the remainder vesting in nearly equal monthly installments thereafter over the next three years.

Similarly, for retention purposes, in January 2023, each of our NEOs, other than our CEO, received his 2024 annual equity grants in the form of 100% stock options, with 25% of the underlying shares vesting on January 2, 2024, and the remainder vesting in nearly equal monthly installments thereafter over the next three years.

In addition, for retention purposes, in October 2023, all of our NEOs, other than our CEO and former CCO, received RSUs, which vest in three nearly equal annual installments over three years.

Element	Key characteristics	Purpose	Key 2023 changes
Perquisites and personal benefits	We provide very few perquisites, comprised only of a mobile tech allowance for our CFO and car/housing allowance and home office reimbursement for our former CCO.	Supports our executives in effectively contributing to our company success.	No changes.
Retirement benefits

Includes a defined contribution retirement plan with a discretionary Company match for U.S. executives. No other pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans.

		Provides an opportunity for employees to save and prepare financially for retirement.	No changes.
Change in control and severance benefits	Customary “double-trigger” change in control and severance benefits under our equity plan and separation pay agreements.	Attracts key executive talent and encourages continuity, stability and retention when considering the potentially disruptive impact of an actual or potential corporate transaction.	No changes, other than we entered into a separation agreement with our former CCO.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in 2023.

Base Salary

Purpose: Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career.

Competitive Positioning: In setting base salaries, the Compensation Committee considers many factors, including each executive’s roles and responsibilities, unique skills, future potential with our Company, salary levels for similar positions in our market, and internal pay equity.

Our goal is to target the market 50th percentile for total cash compensation, which includes base salary and target annual bonus or commission opportunity. We review each executive’s base salary each year, as well as in connection with any promotion, to determine whether base salary should be adjusted. Along with an executive’s individual performance, we consider movement of salary in the market and our financial results from the prior year, to determine appropriate salary adjustments. In comparing Mr. Ramade’s base salary to our target positioning, the Compensation Committee includes an annual customary €7,200 “inconvenience allowance” related to a home office that Mr. Ramade receives each year as required under his French employment agreement, resulting in an adjusted base salary of €327,615. Annual adjustments to base salaries occur on January 1st of each year.

2023 Base Salaries: The Compensation Committee reviewed base salaries at the end of 2022 and to conserve cash granted RSUs in lieu of a 7% base salary increase to all of our NEOs, except our CEO who received no base salary increase or RSU grant in lieu thereof for 2023. These RSUs vested in full on December 31, 2023, other than our former CCO who left the Company on October 31, 2023. As an additional effort to conserve cash, our CEO agreed to take an indefinite 25% base salary decrease effective July 23, 2023. Despite these actions, we keep track of each executive’s “notional” base salary, which is the base salary assuming the 7% increase in the case of Messrs. Landry and Lawrence and assuming no 25% decrease in the case of Mr. Army.

The table below sets forth each NEO’s 2022 and 2023 base salary and the percentage increase.

Named executive officer	2022 base salary	2023 base salary(1)	Change (%)
Joseph Army(2)	$ 572,000	$ 429,000	(25.0)%
John Landry	$ 406,000	$ 406,000	0.0%
Brian Lawrence	$ 415,655	$ 415,655	0.0%
Gregoire Ramade(3)	€320,415(4)	€320,415(3)	0.0%

(1)	The following are each executive’s notional base salary: Mr. Army ($509,080); Mr. Landry ($434,420); Mr. Lawrence ($444,751); and Mr. Ramade (€342,844).

(2)	Mr. Army’s base salary was reduced effective July 23, 2023 at his request to conserve cash.

(3)

Mr. Ramade’s base salary was approved and paid in Euros. His base salary, converted to U.S. dollars, was $336,436 for 2022 and $346,048 for 2023, using an average foreign currency exchange rate of 1.05 for 1.00 Euro for 2022 and 1.08 U.S. dollars for 1.00 Euro for 2023.

(4)	Mr. Ramade’s adjusted base salary, including the annual €7,200 “inconvenience allowance” referred to above, was €327,615 for 2022 and €353,824 for 2023.

Short-Term Incentive – Annual Bonus/Commission Plans

Purpose: Our short-term incentive, or STI, program, consisting of an annual corporate bonus plan for our CEO, CFO and CTO and a quarterly and annual commission plan for our former CCO, is designed to reward our executives for the achievement of pre-established short-term financial goals. Our STI program is designed to provide our executives a variable level of compensation based on Vapotherm’s financial and operating performance.

Competitive Positioning: Our strategy is to target the market 50th percentile for short-term incentives for performance that meets expected levels and to target total cash compensation (base salary plus target STI) at the market 50th percentile, with potential to exceed the market 50th percentile for above target performance. We have established a range of possible payouts under our STI plans so that our competitive position could be above or below our stated strategy based on performance outcomes, although corporate annual bonus plan payouts for our CEO, CFO and CTO and annual commission payouts for our CCO are capped at 200% of target

2023 Corporate Bonus Plan: For 2023, all of our NEOs, other than our former CCO, participated in our corporate bonus plan, which is governed under the Vapotherm, Inc. 2018 Cash Incentive Plan, and were eligible to receive an annual target bonus based on a specified percentage of their annual base salary, assuming a 7% base salary increase for those officers that received RSUs in lieu of a base salary increase for 2023 (which assumed base salary we refer to as a “notional” base salary), with a maximum payout at 200% of target.

Named executive officer	Target	Maximum
Joseph Army	100% of base salary	200% of target
John Landry	50% of base salary	200% of target
Brian Lawrence	45% of base salary	200% of target

While the 2023 target bonus percentage for our NEOs did not change from last year, the maximum payout opportunity was increased from 150% of target to 200% of target in order to further incentivize above-target performance for 2023. In addition an above-target goal was established for each performance measure, the achievement of which would result in a payout of 150% of target. In addition, while our CEO’s 2023 target bonus opportunity began the year at 100% of base salary, it changed to 100% of base salary paid, taking into account his 25% base salary decrease that he agreed to take effective July 23, 2023.

The 2023 corporate bonus plan was based on performance metrics of revenue (50%), fourth quarter 2023 gross margin (40%) and fourth quarter 2023 adjusted EBITDA (10%). The threshold, target, above-target and maximum goals for each performance measure for 2023 and actual 2023 performance as compared to these goals are set forth below.

Performance measure	Weighting	Threshold goal	Target goal	Above-target goal	Maximum goal	Actual
Revenue	50%	$ 66.84 mil.	$ 80.05 mil.	$ 86.76 mil.	$ 93.47 mil.	$ 68.67 mil.
4Q 2023 gross margin	40%	45.0%	53.2%	56.7%	60.0%	46.6%
4Q 2023 adjusted EBITDA	10%	$ 0.0	$ 166,000	$ 733,000	$ 1,609,000	$ (1.974) mil.

These three performance measures were selected for the 2023 corporate bonus plan because they were determined to continue to be the three most important indicators of our performance for 2023 as evaluated by management and analysts. The weightings between the revenue and gross margin performance measures were substantially the same as last year, with a focus primarily on revenue and gross margin, and with a slight emphasis on adjusted EBITDA, as the Company works towards its profitability goals.

The percentage of the target bonus to be earned under the corporate bonus plan was based on achievement of both threshold and target goals for each performance measure. In setting the threshold and target goals, the Compensation Committee considered past financial performance, market conditions, the past and anticipated effects of COVID-19 on our business and financial results, and the financial, strategic, and operational plans presented by management. The target goals were the same as in our 2023 annual operating plan, or AOP. In setting the goals for 2023, the Compensation Committee determined that it was appropriate to set the threshold goal for revenue slightly above 2022 actual revenue. The fourth quarter 2023 gross margin and adjusted EBITDA goals were all substantially above fourth quarter 2022 and full year 2022 actual amounts.

In addition, as a minimum trigger for any 2023 corporate bonus plan payout, the threshold revenue performance goal of $66.84 million was required to be met. The revenue and fourth quarter 2023 gross margin goals were achieved between threshold and target and the threshold fourth quarter 2023 adjusted EBITDA goal was not met, resulting in an overall 2023 corporate bonus plan achievement of 52% of target.

The table set forth below summarizes the target and maximum short-term incentive opportunities and actual payouts for each of our CEO, CFO and CTO.

Named executive officer	Target	Maximum	Actual payout ($)
Joseph Army	100% of base salary	200% of target	$264,722
John Landry	50% of notional base salary	200% of target	112,949
Brian Lawrence	45% of notional base salary	200% of target	104,072

2023 Former CCO Commission Plan: Our former CCO participated in an individual commission plan each year and was not eligible to participate in our corporate bonus plan. The former CCO’s 2023 commission plan was structured to pay out quarterly commissions, and if necessary an annual catch-up commission, based on pre-established quarterly and annual financial goals was to be paid.

Our former CCO was eligible to receive 2023 commissions based on 55% of his annual adjusted base salary, with a maximum payout at 200% of target.

Named executive officer	Target	Maximum
Gregory Ramade	55% of adjusted base salary	200% of target

The 2023 CCO quarterly commissions were based on revenue and disposables average selling price (ASP). The revenue goal for our former CCO was given more weight than the disposables ASP goal recognizing the CCO’s critical role in achieving our revenue goal. The target annual goal for revenue was $80.05 million, but for purposes of determining quarterly commissions, were broken down by quarter.

Our former CCO was eligible to receive a target quarterly commission of €48,200, comprised of €38,560 for revenue performance and €9,640 for disposables average selling price performance, plus a formula for above target performance, up to an annual cap of €192,800. Since our former CEO left the Company effective October 31, 2023, he did not receive an annual payout, but rather received quarterly commissions through second quarter of 2023. He waived his third and fourth quarters of 2023 commission payouts in exchange for a lump sum payment as part of his departure from the Company.

Performance measure	Weighting	Quarterly target payout	Annual target payout	Actual payout
Revenue	80%	€38,560	€154,240
Disposables ASP	20%	€9,640	€38,560
Total	100%	€48,200	€192,800	€87,886

Long-Term Incentives – Equity Compensation

Purpose: Our long-term incentive, or LTI, program is designed to recognize the efforts of our executives over an extended period of years and provide an additional incentive and retention element to their overall compensation package. Our LTI program, which typically comprises a significant portion of each NEO’s compensation package, is also intended to align the interests of our executives with our stockholders, encourage our executives to focus on long-term company financial performance, promote retention, and encourage significant ownership of our common stock.

Competitive Positioning: We typically target the market 50th percentile for our target LTI program.

Types of Equity Grants: Our Compensation Committee generally grants long-term incentives in the form of equity awards on an annual basis and to new executive hires. We also may make promotional or discretionary grants to executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals. All equity awards are granted under the stockholder-approved Vapotherm, Inc. 2018 Equity Incentive Plan.

In determining the size of equity grants for our NEOs, the Compensation Committee historically approved a long-term incentive value, expressed as a dollar value, which was based on an equal blend of market annual LTI value and an annual grant as a percent of company stock ownership. The LTI value increased as an executive’s level of responsibility increased, with our CEO having the highest LTI value consistent with his highest level of

Equity Award Mix. Historically, once an executive’s target total LTI value was determined, a certain percentage of that value was delivered in either performance stock awards, or PSUs, restricted stock awards, or RSUs, or stock options. For example, for 2022, 100% of the LTI value for our CEO was provided in PSUs; whereas for our other NEOs, 50% of that value was provided in time-based stock options and 50% was provided in time-based RSUs, with the number of stock options and RSUs based on the Black-Scholes value of our common stock and using an average closing price of our common stock over the most recent 30-trading days. The tables below describe these award types and why we provide them to our executives and the benefits of them:

Stock options	RSU awards
Provides executives with the opportunity once vested to purchase our common stock at a price fixed on the grant date regardless of future market price.	Provides executives a commitment by us to issue shares of our common stock at the time the RSU vests.
Exercise price is equal to fair market value of a share of our common stock on the grant date.	Provides the opportunity for capital accumulation and more predictable LTI value than stock options.

Vesting is time-based, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% vesting over a three-year period thereafter in 36 nearly equal monthly installments.

Vesting is time-based, vesting over a three-year period in three nearly equal annual installments on the anniversary of the grant date, so each January 1st.

Benefits of all equity award types
Incentivizes employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our common stock.
Provides an effective retention mechanism because of vesting provisions.
Strengthens the relationship between the long-term value of our stock and the potential financial gain for executives.

2023 Equity Awards. For retention purposes, and as disclosed and discussed in last year’s proxy statement, each of our NEOs, other than our CEO, received his 2023 annual equity grant in May 2022 in the form of 100% stock options, which vest assuming a January 1, 2023 grant date, with 25% of the underlying shares vesting on January 1, 2024, and the remainder vesting in nearly equal monthly installments thereafter over the next three years.

The table below sets forth the number of stock options granted to each of our NEOs, other than our CEO, as such officer’s 2023 annual award, but adjusted to reflect our one-for-eight reverse stock split effected on August 18, 2023. Because these grants were made during 2022, the grant date fair value of these awards is reflected in 2022 compensation in the Summary Compensation Table above.

Named executive officer	Stock options (#)
Joseph Army	—
John Landry	6,625
Brian Lawrence	6,625
Gregoire Ramade	6,625

2024 Equity Awards. Similar to last year, for retention purposes, each of our NEOs, other than our CEO, received his 2024 annual equity grant on January 2, 2023 in the form of 100% stock options, with 25% of the underlying shares vesting on January 2, 2024, and the remainder vesting in nearly equal monthly installments thereafter over the next three years. The table below sets forth the number of stock options granted to each of our NEOs, other than our CEO, as such officer’s 2024 annual award, but adjusted to reflect our one-for-eight reverse stock split effected on August 18, 2023. Because these grants were made during 2023, the grant date fair value of these awards is reflected in 2023 compensation in the Summary Compensation Table above.

Named executive officer	Stock options (#)
Joseph Army	—
John Landry	6,834
Brian Lawrence	6,834
Gregoire Ramade	6,834

2023 Retention Awards. In addition, for retention purposes, in October 2023, all of our NEOs, other than our CEO and former CCO, received RSUs, which will vest in three nearly equal annual installments over three years. The table below sets forth the number of RSUs granted to each of our NEOs, other than our CEO and former CCO.

Named executive officer	RSUs (#)
Joseph Army	—
John Landry	20,000
Brian Lawrence	30,000
Gregoire Ramade	—

All Other Compensation

Our U.S. executives have the opportunity to participate in retirement plans, including a 401(k) plan, on the same basis as our other employees. We do not provide pension arrangements or post-retirement health coverage for our employees, including NEOs, or nonqualified defined contribution or other deferred compensation plans. We provide our executives with very few perquisites, comprised only of a mobile technology allowance for our CFO.

Executive Employment and Other Agreements

We are party to an amended and restated employment agreement with Mr. Army, an offer letter with each of Mr. Landry and Mr. Lawrence, and certain other agreements, which are described below.

Employment Agreement with Mr. Army

In October 2018, in connection with our initial public offering, we amended and restated Mr. Army’s employment agreement. This agreement provides for “at will” employment and has no specific term. Under the agreement, Mr. Army was entitled to receive an annual base salary, which is reviewed by the Compensation Committee at least annually, and an annual target bonus equal to 100% of his base salary as in effect at the beginning of the applicable calendar year, subject to the achievement of performance goals determined by the Compensation Committee. The amount, terms and conditions of any annual bonus will be determined by the Compensation Committee in its discretion and will be subject to, and payable in accordance with, the terms and conditions of our applicable bonus plan in effect from time to time. Mr. Army is also subject to restrictive covenants that include a prohibition on soliciting our employees during his employment with us and for 12 months thereafter and a non-competition provision during his employment with us and for 12 months thereafter.

Offer Letters with Messrs. Landry and Lawrence

In October 2018, in connection with our initial public offering, we entered into an offer letter with Mr. Landry which provides for “at will” employment and has no specific term. The offer letter set forth an initial annual base salary and target percentage for an annual discretionary performance bonus, subject to the achievement of performance goals and subject to, and payable in accordance with, the terms and conditions of the Company’s applicable bonus plan in effect from time to time.

In December 2021, we entered into an offer letter with Mr. Lawrence which provides for “at will” employment and has no specific term. The offer letter set forth an initial annual base salary and target percentage for an annual discretionary performance bonus, subject to the achievement of performance goals and subject to, and payable in accordance with, the terms and conditions of the Company’s applicable bonus plan in effect from time to time. The offer letter also included a relocation reimbursement of $100,000 if Mr. Lawrence relocated within 24 months of his start date. Mr. Lawrence also received a sign on bonus equivalent to his forfeited fourth quarter bonus.

Agreements with Mr. Ramade

In March 2016, we entered into an employment agreement with Mr. Ramade, which was amended in September 2020, which provides for “at will” employment and has no specific term. Under the agreement, Mr. Ramade was entitled to receive an annual base salary and is eligible for certain benefits, including an “inconvenience allowance” related to the use of his home office in an amount of €7,200 per year, a monthly car allowance of €1,700, and monthly payments of €175 for home office expenses, as well as variable compensation with a target equal to his annual base salary. If Mr. Ramade should exceed the commission plan targets, he would earn additional commissions in accordance with the conditions and method of calculations as detailed in the commission plan. The agreement also included restrictive covenants, including an invention assignment provision, a prohibition on disclosing our confidential information during Mr. Ramade’s employment with us and for ten years thereafter, a prohibition on soliciting our employees during Mr. Ramade’s employment with us and for one year thereafter, and a non-competition provision during Mr. Ramade’s employment with us and for 12 months thereafter.

On September 26, 2023, the Company and Mr. Ramade mutually agreed to an amicable separation of employment, effective October 31, 2023. As part of the mutually agreed separation, the Company paid Mr. Ramade a net amount that is not material in exchange for a full release of claims, including accrued vacation, commissions and other compensation and severance claims, which amount is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Other Agreements

In April 2022, we entered into separation pay agreements with each of each of our NEOs which are described below under “—Potential Post-Termination and Change in Control Payments.” In addition to the covenants contained in Mr. Army’s amended and restated employment agreement with us, each such agreement includes an invention assignment provision and a prohibition on disclosing confidential information of ours during the NEO’s employment with us and any time thereafter.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the aggregate outstanding equity awards, consisting of RSU awards, PSU awards and stock options, held by our named executive officers as of December 31, 2023. No other equity awards were held by our NEOs as of December 31, 2023.

	Option awards(1)						Stock awards(1)
Name	Grant date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(2) (#)		Option exercise price ($)(3)	Option expiration date(4)	Number of shares or units of stock that have not vested(5) (#)	Market value of shares or units of stock that have not vested(6) ($)
Joseph Army(7)
PSUs(8)	01/01/2022	—	—		—	—	0	0
RSUs	01/01/2021	—	—		—	—	1,154	1,154
Stock options	01/11/2019	8,921	—		137.20	01/11/2029	—	—
	01/01/2020	22,355	476	(9)	97.28	01/01/2030	—	—
	01/01/2020	7,377	156		97.28	01/01/2030	—	—
	01/01/2021	5,051	1,874		214.88	01/01/2031	—	—
John Landry
RSUs	01/01/2021	—	—		—	—	358	358
	01/01/2022	—	—		—	—	1,025	1,025
	11/07/2022	—	—		—	—	5,000	5,000
	10/02/2023	—	—		—	—	20,000	20,000
Stock options	01/11/2019	3,503	—		137.20	01/11/2029	—	—
	01/01/2020	9,733	210	(9)	97.28	01/01/2030	—	—
	01/01/2020	3,183	67		97.28	01/01/2030	—	—
	01/01/2021	1,570	580		214.88	01/01/2031	—	—
	01/01/2022	1,467	1,595		165.68	01/01/2032	—	—
	05/10/2022	—	6,625		25.28	05/10/2032	—	—
	01/02/2023	—	6,834		21.60	01/02/2033	—	—
Brian Lawrence
RSUs	12/06/2021	—	—		—	—	6,791	6,791
	01/01/2022	—	—		—	—	1,183	1,183
	11/07/2022	—	—		—	—	5,000	5,000
	10/02/2023	—	—		—	—	30,000	30,000
Stock options	01/01/2022	1,700	1,850		165.68	01/01/2032	—	—
	05/10/2022	—	6,625		25.28	05/10/2032	—	—
	01/02/2023	—	6,834		21.60	01/02/2033	—	—
Gregoire Ramade
Stock options	07/18/2018	4,057	—		30.24	01/31/2024	—	—
	07/18/2018	1,218	—		30.24	01/31/2024	—	—
	07/18/2018	1,899	—		30.24	01/31/2024	—	—
	01/23/2019	1,534	—		130.72	01/31/2024	—	—
	01/01/2020	3,830	—		97.28	01/31/2024	—	—
	01/01/2020	1,334	—		97.28	01/31/2024	—	—
	01/01/2021	1,288	—		214.88	01/31/2024	—	—
	01/01/2022	1,366	—		165.68	01/31/2024	—	—

(1)

All equity awards were granted under and are subject to the terms and conditions of the 2018 Equity Plan, except for awards granted prior to October 2018, which were granted under and are subject to the terms and conditions of our Vapotherm, Inc. 2015 Stock Incentive Plan (2015 Equity Plan). In addition, all equity awards granted to Mr. Ramade are granted under and are subject to the terms and conditions of a French Qualifying Subplan.

(2)

Unless otherwise indicated, all stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 nearly equal monthly installments, subject to the named executive officer’s continued employment or service through such date. With respect to equity awards granted under the 2018 Equity Plan, if a change in control of our Company occurs, outstanding options may become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, see the discussion under “—Potential Post-Termination and Change in Control Payments.”

(3)

On February 27, 2024, the Company effected a stock option repricing pursuant to which the exercise price of the repriced options was amended to reduce the exercise price to $0.915 per share, the closing price of the Company’s common stock on February 27, 2024. There is no change to the expiration dates or the vesting schedule of the repriced options.

(4)

All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our Company terminates. All vested and outstanding options held by Mr. Ramade expire on January 31, 2024, the third months after his last date of employment with Vapotherm.

(5)

Unless otherwise indicated, all restricted stock unit awards vest in three nearly equal annual installments, subject to the named executive officer’s continued employment or service through such date. If a change in control of our Company occurs, outstanding restricted stock units may become immediately vested in full. For more information, see the discussion under “—Potential Post-Termination and Change in Control Payments.”

(6)	Based on the closing price of our common stock on the last trading day of 2023, December 29, 2023 ($1.00), as quoted on the OTCQX Market.

(7)	Does not include stock options held by Mr. Army’s spouse, who is also an employee of the Company (see “Security Ownership of Certain Beneficial Owners and Management”).

(8)

The PSUs held by Mr. Army will vest, if at all, solely based on the achievement of revenue performance goals for the year ending December 31, 2024. In addition, the PSU award will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Amounts reported represent the number of PSU awards that were in progress based on anticipated actual levels of performance through 2023.

(9)

This stock option was granted with performance- and time-based vesting criteria whereby between 0% and 100% of the shares subject to the award (determined using straight line interpolation) vested based on the Company’s achievement of certain annual worldwide revenue and gross margin goals, as measured on a weighted average basis, with 65% determined based on the achievement of the worldwide revenue goal and 35% based on the achievement of the worldwide gross margin goal. To the extent vested based on performance, 25% of the shares subject to the option was scheduled to vest on the first anniversary of the grant date for the award granted in 2019 and on the determination date for the award granted in 2020 and the remainder is scheduled to vest in equal monthly installments thereafter over the three years thereafter, subject to the named executive officer’s continued employment or service through such date. With respect to the performance-based stock options granted in 2019, 35% of each award granted vested based on performance, and with respect to the performance-based stock options granted in 2020, 100% of each award granted vested based on performance; and accordingly, these awards are now subject only to the remaining time-based vesting.

Potential Post-Termination and Change in Control Payments

Change in Control Arrangements

To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our equity-based compensation plan and separation pay agreements with our executives, which are described in more detail below. These arrangements are designed to incentivize our executives to remain with our Company in the event of a change in control or potential change in control. We believe our change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the Company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our Company, might consider seeking employment alternatives to be less risky than remaining with our Company through the transaction. We believe that relative to our Company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.

The Vapotherm, Inc. 2018 Equity Incentive Plan, which we refer to as our 2018 Equity Plan, provides for double-trigger vesting in the event of a change in control of our Company. The double-trigger vesting is consistent with prevailing market practice and is intended to help attract and retain top talent. Under the “double trigger” change in control provision, our previously granted and future equity awards will not vest in connection with a change in control unless there is a termination event or the equity awards are not continued, assumed or substituted with like awards by the successor. These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements.

Under the 2018 Equity Plan, if a change in control of our Company occurs, and if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change in control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms. If the award is continued, assumed or substituted by the successor entity and within two years following the change in control the participant is either terminated by the successor entity without “cause” or, if the participant is an employee, resigns for “good reason,” each as defined in the plan, then:

●	All outstanding stock options and SARs held by such participant will become immediately vested and exercisable in full and will remain exercisable for the remainder of their respective terms;

●	All restrictions imposed on restricted stock (RSAs), RSUs or deferred units that are not performance-based held by such participant will lapse and be of no further force and effect;

●

All performance-based awards held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal; and

●

All performance-based awards held by such participant for which the performance period has not been completed as of the date of such termination or resignation will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of such termination or resignation with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of our Company occurs, and if an award participant suffers a “termination of continued employment” in connection with such change in control, or if outstanding awards are not continued, assumed or substituted with equivalent awards by the successor entity, or in the case of a dissolution or liquidation of our Company, outstanding awards will be subject to the following rules:

●

All outstanding stock options and SARs will become fully vested and exercisable and the committee will give such participant a reasonable opportunity to exercise any and all stock options and SARs before but conditioned upon the resulting change in control, and if a participant does not exercise all stock options and SARs, the committee will pay such participant the difference between the exercise price for the stock option or grant price for the SAR and the per share consideration provided to other similarly situated stockholders in the change in control, provided, however, that if the exercise price or grant price exceeds the consideration provided, then such exercised stock option or SAR will be canceled and terminated without payment;

●

All restrictions imposed on RSAs, RSUs or deferred units that are not performance-based will lapse and be of no further force and effect, and RSUs and deferred units will be settled and paid in cash or shares and at such time as provided in the award agreement, provided, however, that if any such payment is to be made in shares, the committee may provide such holders the consideration provided to other similarly situated stockholders in the change in control;

●

All performance-based awards held by such participant for which the performance period has been completed as of the date of the change in control but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal; and

●

All performance-based awards held by such participant for which the performance period has not been completed as of the date of the change in control will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the change in control.

These change in control provisions may not be terminated, amended or modified in any manner that adversely affects any then-outstanding award or award participant without the prior written consent of such participant.

In addition to the change in control provisions in our 2018 Equity Plan, we entered into separation pay agreements with our executives in April 2022 to standardize our officer severance protection, align them with prevailing market practices and help attract and retain top talent. These new protections, which replaced existing severance protections for our CEO and CFO, provide certain payments and benefits in the event of a termination of employment in connection with a change in control. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our Company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If an executive’s employment is terminated without “cause” or by the executive for “good reason” (as such terms are defined in the agreements) within two years following a change in control, the executive will be entitled to receive a severance payment and certain benefits. These arrangements and a quantification of the payment and benefits provided under these arrangements are described in more detail below.

Separation Pay Agreements

Each of our NEOs is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of the separation pay agreements. These severance arrangements are intended to induce the executives to accept or continue employment with our Company and are primarily intended to retain our executives and provide consideration to those executives for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us with valuable protection by subjecting the executives to restrictive covenants. These restrictive covenants prohibit the disclosure of confidential information during and following the executive’s employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following a termination. The receipt of any severance payments or benefits is conditioned upon the executive’s execution of a release of claims.

In order to standardize our officer severance protections and align them with prevailing market practices, in April 2022, we entered into a separation pay agreement with each of our executives replacing the existing severance protections for Messrs. Army and Landry. Under the terms of the separation pay agreement, if the executive is terminated for “cause” or the executive terminates his employment other than for “good reason,” in each case as defined in the agreement, we will have no obligations, other than payment of accrued obligations. Accrued obligations include (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; and (iv) reimbursement for any unreimbursed business expenses.

In the event we terminate the executive’s employment without “cause” or the executive resigns for “good reason,” in each case as defined in the agreement, we will be obligated to pay severance in addition to the accrued obligations and provide certain benefits to the executive. The severance will equal the sum of (i) the executive’s then current annual base salary, plus (ii) an amount equal to the executive’s then current annual target bonus, except that the CEO’s severance payment will equal 1.25 times that amount. The severance will be paid one-half after the executive’s execution of a release and the remaining in six instalments, but no later than March 15 of the following year. If such an involuntary termination of the executive’s employment occurs in connection with a “change in control” of the Company, as defined in the agreement, then the severance payment will be paid in lump sum and equal 1.5 times the amount of the severance payment as described above (2.0 times for the CEO). In addition to a severance payment, the executive also will be entitled to receive the following severance benefits: (i) a pro rata portion of the executive’s annual cash incentive compensation award for the fiscal year that includes the termination date if earned pursuant to the terms thereof, at such time and in such manner as determined pursuant to the terms thereof, less any payments thereof already made during such fiscal year; provided, however, that any portion of the executive’s award that is based on individual performance will be deemed fulfilled at a target performance level (or, in the event of an involuntary termination in connection with a change in control, a pro rata portion of the executive’s target annual cash incentive compensation award for the fiscal year that includes the termination date, less any payments thereof already made during such fiscal year; provided, however, that if the termination date occurs during the last two months of the fiscal year, in which case it will be a pro rata portion of the greater of: (a) the executive’s target annual cash incentive compensation award for the fiscal year that includes the termination date; or (b) the executive’s actual annual cash incentive compensation award for the fiscal year that includes the termination date, based on trend of actual performance through the termination date; (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months (15 months for the CEO) and up to 18 months in the event of an involuntary termination in connection with a change in control, subject to termination if the executive accepts employment with another employer and is COBRA ineligible; and (iii) outplacement assistance for a period of up to 12 months (15 months for the CEO) and up to 18 months (24 months in the CEO) in the event of an involuntary termination in connection with a change in control, subject to termination if the executive accepts employment with another employer. The executive must enter into a release of all claims within 45 days after the termination date before any severance payments or benefits will be made.

If an executive’s employment is terminated due to the executive’s death or disability, the executive will be entitled to his annual incentive target bonus for the year that includes the date of termination, prorated for the portion of the year that the executive was employed, and accelerated vesting for all equity awards, with performance-based equity awards paid out based on the higher of target performance or actual performance achieved through the termination date, in addition to accrued obligations.

Except as otherwise provided in the separation pay agreements in the event of a death or disability, treatment of the executive’s equity awards will continue to be governed by the applicable equity plan and award agreements.

If the executive breaches certain provisions of the separation pay agreement or the terms of his continuing confidentiality, non-compete and assignment of inventions obligations with the Company, then our obligations to provide severance payments and benefits will cease immediately and permanently, and the executive will be required to repay an amount equal 90% of the payments and benefits previously provided to the executive under the agreement, with interest. The agreement provides for other clawback provisions, including if we are required to restate our financial statements under certain circumstances, or are required or permitted to clawback compensation under applicable law or Company policy. All payments under the agreement will be net of applicable tax withholdings and if any payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and benefits and paid the excise tax.

Each agreement has an initial three-year term and will automatically renew for additional one-year periods unless we or the executive provides notice of termination of the agreement.

Separation Agreement with Mr. Ramade

On September 26, 2023, the Company and Mr. Ramade mutually agreed to an amicable separation of employment, effective October 31, 2023. As part of the mutually agreed separation, the Company paid Mr. Ramade a net amount that is not material in exchange for a full release of claims, including accrued vacation, commissions and other compensation and severance claims, which amount is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Potential Payments to Name Executive Officers

The table below reflects the amount of compensation and benefits payable to each named executive officer, in the event of (i) any voluntary resignation or termination or termination for cause; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within two years following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death or disability; and (v) a change in control without a related termination of employment event. The amounts reported in the table assume the applicable triggering event occurred on December 31, 2023, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Type of payment(1)	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ disability ($)	Change in control ($)
Joseph Army	Cash severance(2)	—	1,430,000	2,288,000	—	—
	Benefit continuation(3)	—	27,239	32,687	—	—
	Annual bonus(4)	—	572,000	572,000	572,000	—
	Outplacement benefits(5)	—	30,000	48,000	—	—
	Option acceleration(6)	—	—	—	—	—
	PSU acceleration(7)	—	—	19,917	19,917	—
	RSU acceleration(8)	—	—	1,154	1,154	—
John Landry	Cash severance(2)	—	651,630	977,445	—	—
	Benefit continuation(3)	—	29,086	43,629	—	—
	Annual bonus(4)	—	217,210	217,210	217,210	—
	Outplacement benefits(5)	—	24,000	36,000	—	—
	Option acceleration(6)	—	—	—	—	—
	RSU acceleration(8)	—	—	26,383	26,383	—
Brian Lawrence	Cash severance(2)	—	644,889	967,333	—	—
	Benefit continuation(3)	—	29,086	43,629	—	—
	Annual bonus(4)	—	200,138	200,138	200,138	—
	Outplacement benefits(5)	—	24,000	36,000	—	—
	Option acceleration(6)	—	—	—	—	—
	RSU acceleration(8)	—	—	42,974	42,974	—
Gregoire Ramade(9)	Cash severance(2)	143,544	573,920	860,881	—	—
	Benefit continuation(3)	—	5,302	7,953	—	—
	Annual bonus(4)	—	203,649	203,649	203,649	—
	Outplacement benefits(5)	—	24,000	36,000	—	—
	Option acceleration(6)	—	—	—	—	—
	RSU acceleration(8)	—	—	—	—	—

(1)	The benefit amounts set forth in the table do not reflect any reduction that may be necessary to prevent the payment from being subject to an excise tax under Code Section 280G, if applicable.

(2)

Represents 1x (1.25x for the CEO) the sum of the executive’s annual base salary (notional base salary, if applicable) and target annual bonus in the event of an involuntary termination without cause and 1.5x (2x for the CEO) the sum of the executive’s annual base salary (notional base salary, if applicable) and target annual bonus in the case of a qualifying change in control termination. For Mr. Ramade under the voluntary termination column, represents the cash settlement amount equal to €132,911 (USD $143,544), paid in connection with his separation from Vapotherm in exchange for his waiver of certain amounts due to him, including paid time-off and third and fourth quarter 2024 commission payments.

(3)

Represents the applicable COBRA premium payment or reimbursement for continued coverage under our medical benefits plan for up to 12 months (15 months for the CEO) in the event of an involuntary termination without cause or up to 18 months in the event of a qualifying change in control termination.

(4)	Assumes payment equal to the executive’s target bonus for 2023 for all scenarios since the target bonus was higher than the earned bonus for 2023.

(5)

Represents estimated outplacement assistance for a period of up to 12 months (15 months for the CEO) in the event of an involuntary termination without cause or up to 18 months (24 months for the CEO) in the event of a qualifying change in control termination, assuming $2,000 per month in costs.

(6)

Based on the difference between: (i) the per share market price of the shares of our common stock underlying the unvested stock options held by such executive as of December 31, 2023, based upon the closing price of our common stock on the last trading day of 2023, December 29, 2023 ($1.00), as quoted on the OTCQX market, and (ii) the per share exercise price of the options held by such executive. The per share exercise price of all unvested stock options held by our named executive officers included in the table as of December 31, 2023 ranges from $97.28 to $214.88 in the case of Mr. Army, from $21.60 to $165.68 in the case of Mr. Lawrence and from $97.28 to $137.20 in the case of Mr. Landry. The “Change in control” scenario assumes that options are continued, assumed or substituted with equivalent awards in connection with the change in control and there is no related termination of employment event. The “Qualifying change in control termination” scenario discloses the amounts realized in connection with option acceleration if there is both a change in control and related termination of employment event.

(7)

Represents the value of shares of our common stock that Mr. Army would have been entitled to receive as payout of his 2022 PSU awards. The “Change in control” scenario assumes that PSUs are continued, assumed or substituted with equivalent awards in connection with the change in control and there is no related termination of employment event. The “Qualifying change in control termination” scenario discloses the amounts realized in connection with PSU award acceleration if there is both a change in control and related termination of employment event.

(8)

Based on: (i) the number of unvested RSU awards held by such executive as of December 31, 2023, multiplied by (ii) the per share market price of our common stock as of December 31, 2023, based upon the closing price of our common stock on the last trading day of 2023, December 29, 2023 ($1.00), as quoted on the OTCQX Market. The “Change in control” scenario assumes that RSUs are continued, assumed or substituted with equivalent awards in connection with the change in control and there is no related termination of employment event. The “Qualifying change in control termination” scenario discloses the amounts realized in connection with RSU award acceleration if there is both a change in control and related termination of employment event.

(9)

Mr. Ramade provides services to the Company in France and is paid in Euros. For purposes of this proxy statement, the compensation paid and payable to Mr. Ramade has been converted to U.S. dollars using the average foreign currency exchange rate of 1.08 U.S. dollars for 1.00 Euro for 2023 amounts.

Compensation Risk Assessment

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our NEOs, to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company. As part of our assessment, we noted in particular the following:

●	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

●

performance-based, or at risk, compensation awarded to our employees, which for our higher-level employees constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation and utilizes several different performance measures and goals that are drivers of long-term success for our Company and stockholders and, in many cases, has appropriate maximums; and

●

a significant portion of performance-based compensation is in the form of long-term equity incentives, which do not encourage unnecessary or excessive risk because they generally vest over a three- to four-year period of time, thereby focusing our employees on our long-term interests.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interests of our employees, including in particular our executive officers, with those of our long-term stockholders while avoiding unnecessary or excessive risk.

Anti-hedging and Anti-pledging Policy

Since there is a heightened legal risk and the potential appearance of improper or inappropriate conduct if directors, officers and other employees engage in certain types of transactions in our securities that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, our Insider Trading Policy provides that any person covered by our Insider Trading Policy may not engage in any of the following transactions:

●

Short Sales. Short sales of our securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore might signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance. For these reasons, direct and indirect short sales of our securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below entitled “Hedging Transactions.”

●

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or other employee or person subject to our Insider Trading Policy is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in put options, call options or other derivative securities involving our securities on an exchange or in any other organized market are prohibited.

●

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or other employee or person subject to our Insider Trading Policy to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or other employee or person subject to our Insider Trading Policy may no longer have the same objectives as our other stockholders. Therefore, directors, officers and other employees and other persons subject to our Insider Trading Policy are prohibited from engaging in any such transactions.

●

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors, officers and other employees and persons subject to our Insider Trading Policy are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

●

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 plans) create heightened risks for insider trading violations, similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. We therefore discourage placing standing or limit orders on our securities other than pursuant to a Rule 10b5-1 plan. If a person subject to our Insider Trading Policy determines that they must use a standing order or limit order, that person must contact our Compliance Officer for clearance to place the order.

Director Compensation

Overview

Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In 2023, our non-employee director compensation was comprised of equity compensation, in the form of stock options, restricted stock units, or a combination thereof, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. Joseph Army, as an employee director, does not receive any additional compensation for his service as a director.

Director Compensation Process

The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant from time to time to provide analysis regarding non-employee director compensation. To save costs, we have not retained an independent external compensation consultant to review the competitiveness of our non-employee director compensation program.

Non-Employee Director Compensation Highlights

Some of the highlights of our non-employee director compensation program are:

●	No Additional Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of Board service.

●	Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with stockholders.

●	Recognition of Special Roles: Special roles (such as Board Chairman and Committee Chairs) are fairly recognized for their additional time commitments.

●	Limit on Total Non-Employee Director Compensation: Our equity incentive plan contains a limit on total non-employee director compensation.

●	Stock Ownership Guidelines: A guideline of three times the annual Board and Committee cash retainers supports alignment with stockholders’ interests and mitigates potential compensation-related risk.

●	No Perquisites: Our directors receive no perquisites, personal benefits or other compensation.

Cash Compensation

Our non-employee directors receive an annual cash retainer for service to our Board of Directors and an additional annual cash retainer for service on any Board committee or for serving as the chair of our Board of Directors or any of its committees, in each case, typically prorated for partial years of service and paid quarterly, in arrears, or upon the earlier departure of the non-employee director. As described in more detail below, to save costs, all of our non-employee directors received an RSU award in lieu of their 2023 cash retainers.

The following table sets forth our non-employee director compensation program for 2023. The Board Chairman retainer is in lieu of the Board member retainer and each of the Board committee Chair retainers is in lieu of the Board committee member retainer.

($)
Board Member Retainer	40,000
Board Chairman Retainer	80,000
Audit Committee Member Retainer	10,000
Audit Committee Chair Retainer	20,000
Compensation Committee Member Retainer	7,500
Compensation Committee Chair Retainer	15,000
Nominating and Corporate Governance Committee Member Retainer	5,000
Nominating and Corporate Governance Committee Chair Retainer	10,000
Strategic Transactions Committee Member Retainer	5,000
Strategic Transactions Committee Chair Retainer	10,000

To save costs, all of our non-employee directors received an RSU award on January 2, 2023 in lieu of their 2023 cash retainers, which vested in four quarterly installments during 2023. The number of shares underlying the RSU award was determined by dividing each director’s anticipated cash retainers for 2023 by an assumed stock price of $5.00. The shares underlying these RSUs were adjusted in connection with our one-for-eight reverse stock split effected on August 18, 2023.

Equity-Based Compensation

Our non-employee directors receive initial and annual equity awards in the form of restricted stock units or stock options (or a combination thereof), in the discretion of the Compensation Committee. The non-employee director initial equity awards typically have a grant date fair value of $187,500, and the non-employee director annual equity awards typically have a grant date fair value of $125,000. However, for 2023, the annual equity awards had a grant date fair value of $8,379 due to our depressed stock price and our desire not to grant equity awards with a full grant date fair value of $125,000 for dilution purposes and to conserve shares under our stockholder-approved equity plan.

The initial equity awards vest over three years in nearly equal annual installments, subject to the director’s continued service to the Board through the applicable vesting date. The annual equity awards vest in full on the earlier of the first anniversary of the grant date or the date of the following annual meeting of stockholders of the Company, subject, in each case, to the director’s continued service to the Board through the applicable vesting date. All equity awards granted to our non-employee directors vest in full upon the non-employee director’s death or a change in control.

Election to Receive Equity-Based Compensation In Lieuof Cash Compensation

Our non-employee director compensation policy allows our non-employee directors to elect to receive an RSU award (as opposed to a fully vested stock award) in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-employee director, chairman and chair or member of any board committee. Each non-employee director who elects to receive an RSU award in lieu of such director’s annual cash retainers for a year is automatically granted on January 1st of that year an RSU award under our 2018 Equity Plan for that number of shares of our common stock as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to be payable to such director for the year by the closing price of our common stock on December 31st of the prior year. These RSU awards vest in four nearly equal installments on the following March 31st, June 30th, September 30th and December 31st. As mentioned above, to save costs, we required all of our non-employee directors to receive RSU awards in lieu of their annual cash retainers for 2023 and we determined the number of RSUs based on an assumed stock price of $5.00 per share, rather than the closing price of our common stock on December 31, 2022, which was $21.60, and would have resulted in an unacceptable dilution rate and consumed too many shares under our equity plan.

If a non-employee director who elected to receive an RSU award in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the shares underlying RSU award have vested and become issuable, then, the RSU award will vest immediately on the termination date as to a pro rata percentage of the non-vested underlying shares that are scheduled to vest on the next scheduled vesting date; provided, however that as with the director’s other equity awards, the entire RSU award will vest in full upon the director’s death or upon a change in control of our Company.

If a non-employee director who elected to receive an RSU award in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the year, such director will receive such increased or additional annual cash retainers in cash until next year if the director elects (on or prior to December 31 of the previous year) to receive an RSU award in lieu of such director’s annual cash retainers.

If a non-employee director who elected to receive an RSU award in lieu of such director’s annual cash retainers experiences a decrease in annual cash retainers or a change in the director’s membership on one or more board committees or chair positions during the year such that the director becomes entitled to receive annual cash retainers for such year aggregating an amount less than the aggregate amount used to calculate the director’s most recent RSU award received, the director will forfeit as of the effective date of such cash retainer change or board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such RSU award reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the RSU award will be revised appropriately to reflect any such change in the number of shares underlying the RSU award and the date on which such change occurred.

Reimbursement of Expenses; Indemnification

Our non-employee directors are also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and any committee on which they serve.

We have agreed to indemnify each of our directors against certain liabilities, costs and expenses, and have purchased D&O liability insurance.

Limit on Total Non-Employee Director Compensation

Our 2018 equity incentive plan contains a limit on total non-employee director compensation. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted under the plan and cash fees or other compensation paid by us to such director outside of the plan, in each case, for services as a director during such calendar year, may not exceed $500,000 in the aggregate, calculating the value of any awards based on the grant date fair value in accordance with FASB ASC 718 and assuming maximum payout levels.

Director Compensation Table for 2023

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2023. Joseph Army is not compensated separately for his service as a director, and his compensation is discussed under “Executive Compensation.”

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4) ($)	Total ($)
Anthony Arnerich	52,500	8,379	—	60,879
Lance Berry	60,000	8,379	—	68,379
Lori Knowles	47,500	8,379	—	55,879
James Liken	90,000	8,379	—	98,379
Mary Beth Moynihan	50,000	8,379	—	58,379
Donald Spence	60,000	8,379	—	68,379
Elizabeth Weatherman	60,000	8,379	—	68,379

(1)

Cash retainers are typically paid quarterly, in arrears, or earlier upon a director’s resignation. To save costs, we required all of our non-employee directors to receive RSU awards in lieu of their 2023 annual cash retainers. We determined the number of RSUs based on an assumed stock price of $40.00 per share, rather than the closing price of our common stock on December 31, 2022, which was $21.60. We used a higher assumed stock price to reduce dilution and the use of shares under our equity plan. All of the shares underlying these RSU awards were adjusted to reflect our one-for-eight reverse stock split effected on August 18, 2023. Each of the following directors received the following RSU awards, as adjusted to reflect the reverse stock split:

Name	Number of RSUs
Anthony Arnerich	1,312
Lance Berry	1,500
James Liken	2,250
Lori Knowles	1,187
Mary Beth Moynihan	1,250
Donald Spence	1,500
Elizabeth Weatherman	1,500

Because an assumed stock price was used, which was much higher than the actual stock price on the grant date, the economic value of the RSU awards received in lieu of the 2023 annual cash retainers was significantly less than the annual cash retainers forfeited by the directors.

(2)

In addition to the RSU awards received in lieu of 2023 annual cash retainers, each of our non-employee directors as part of their annual equity compensation was granted on July 26, 2023 an RSU award covering 2,625 shares of our common stock, as adjusted to reflect our one-for-eight reverse stock split. The number of shares underlying these RSU awards was determined by dividing the $125,000 in annual equity compensation by an assumed stock price of $47.60, resulting in 21,000 RSUs, which then converted to 2,625 RSUs. We used a higher assumed stock price to reduce dilution and the use of shares under our equity plan. All of the shares underlying these RSU awards were adjusted to reflect our one-for-eight reverse stock split effected on August 18, 2023. The amounts reported represent the aggregate grant date fair value of these annual RSU awards, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures, which grant date fair value per share equaled $3.192 as opposed to the assumed per share stock price of $47.60, which was used to determine the number of RSUs granted. Accordingly, the amounts reported in this column reflect the accounting costs for the stock awards and do not reflect the actual economic value that may be received by the director upon any sale of the underlying shares of common stock.

(3)	The table below shows the aggregate number of unvested stock awards held as of December 31, 2023 by each director listed in the above table.

Name	Number of shares of common stock underlying unvested stock awards
Anthony Arnerich	2,625
Lance Berry	2,625
Lori Knowles	2,959
James Liken	2,625
Mary Beth Moynihan	2,959
Donald Spence	2,625
Elizabeth Weatherman	2,625

(4)	The table below shows the aggregate number of stock options awards (exercisable and unexercisable) held as of December 31, 2023 by each director listed in the above table.

Name	Number of shares of common stock underlying options
Anthony Arnerich	4,057
Lance Berry	2,870
Lori Knowles	1,089
James Liken	2,276
Mary Beth Moynihan	1,089
Donald Spence	1,089
Elizabeth Weatherman	2,276

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Significant Beneficial Owners

The table below sets forth information as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock, in each case as of the dates as reflected in the notes to the table below.

Class of securities	Name and address of beneficial owner	Number of shares beneficially owned	Percent of class(1)
Common Stock	Entities Associated with Guines LLC(2) 767 Third Avenue, 29th Floor New York, NY 10017	647,561	9.9%
Common Stock	Crow’s Nest Holdings LP(3) 5820 Patterson Avenue, Suite 202 Richmond, VA 23226	574,652	9.2%
Common Stock	Armistice Capital Master Fund Ltd.(4) c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor New York, NY 10022	574,653	9.2%
Common Stock	Joseph Army(5) 100 Domain Drive Exeter, NH 03833	537,536	8.5%
Common Stock	Kent Lake Capital LLC(6) 300 East 2nd Street, Suite 1510, #1033 Reno, NV 89501	499,619	8.0%
Common Stock	Integrated Core Strategies (US) LLC(7) c/o Millennium Management LLC 399 Park Avenue New York, NY 10022	490,044	7.7%
Common Stock	Entities Affiliated with Parian Global Master Fund(8) One Grand Central Place 60 East 42nd Street, Suite 805 New York, NY 10165	445,881	7.1%
Common Stock	Hudson View Capital LLC(9) 250 West 55th Street, 35th Floor New York, NY 10019	314,880	5.0%

(1)	Percent of class is based on 6,211,986 shares of our common stock outstanding as of April 22, 2024.

(2)

Based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024 and represents shares beneficially owned by Roystone Capital Management LP, Roystone Capital Holdings LLC, Guines LLC and Rich Barrera (collectively, the Roystone Shareholders). Includes 297,619 shares of common stock issuable upon exercise of warrants. Roystone Capital Management LP, Roystone Capital Holdings LLC and Rich Barrera each has shared voting and dispositive power over 647,561 shares and Guines LLC has shared voting and dispositive power over 595,238 shares.

(3)

Based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024 and includes (i) 561,001 shares of common stock held directly by Crow’s Nest Holdings Master Fund LP (Crow’s Nest Fund) and (ii) 13,651 shares of common stock issuable upon exercise of warrants. Excludes 343,491 shares of common stock issuable upon exercise of warrants. The number of shares of common stock into which warrants are convertible is limited to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of common stock. Crow’s Nest Holdings LP (Crow’s Nest) is the investment manager to Crow’s Nest Fund. Crow’s Nest GP LLC serves as a general partner of Crow’s Nest Fund and is beneficially owned by John Carrington. Mr. Carrington is the managing member of Crow’s Nest GP LLC. Crow’s Nest GP LLC and its affiliates have shared voting and dispositive power with respect to all shares beneficially owned. Each of Crow’s Nest and its affiliates disclaim beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(4)

Based solely on information contained in a registration statement on Form S-3 filed by Vapotherm with the SEC on March 7, 2023, includes (i) 568,842 shares of common stock held directly by Armistice Capital Master Fund Ltd. and (ii) 5,811 shares of common stock issuable upon exercise of the pre-funded warrants. Excludes (i) 892,857 shares of common stock issuable upon exercise of warrants and (ii) 318,203 shares of common stock issuable upon the exercise of the pre-funded warrants, which are not exercisable within 60 days of April 22, 2024 by virtue of the beneficial ownership limitations described below. The shares of common stock, warrants, and pre-funded warrants listed above are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (Armistice), as the investment manager of the Master Fund, and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. Accordingly, notwithstanding the number of shares of Common Stock listed above as being beneficially owned by the Master Fund, Armistice and Mr. Boyd, each of the Master Fund, Armistice and Mr. Boyd further disclaim beneficial ownership of the shares of common stock issuable upon exercise of all of the warrants and pre-funded warrants to the extent the number of shares of common stock beneficially owned by each of the Master Fund, Armistice and Mr. Boyd and any other person or entities with which their respective beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 9.99% of the total number of shares of common stock outstanding. The number of shares of common stock into which the pre-funded warrants are convertible is limited to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of common stock. The number of shares set forth in the above table do not reflect the application of this limitation.

(5)

Based in part on information contained in the Schedule 13D/A filed with the SEC on September 20, 2023 and includes: (a) 392,096 shares of common stock held directly by Mr. Army; (b) 45,230 shares of common stock issuable upon exercise of stock options within 60 days of April 22, 2024; (c) a warrant to purchase 59,523 shares of common stock; (d) 40,625 shares of common stock held by the Kimberly D. Army Revocable Trust; (e) 62 shares of common stock held directly by Mr. Army’s spouse; and (f) 30 shares of common stock issuable upon exercise of stock options held by Mr. Army’s spouse. Mr. Army’s spouse is also an employee of the Company.

(6)	Based on information contained in the Schedule 13G/A filed with the SEC on February 15, 2024 and includes 499,619 shares of common stock held directly by Kent Lake Capital LLC.

(7)

Based on information contained in the Schedule 13G/A filed with the SEC on February 8, 2024 and includes (i) 344,211 shares of common stock and 145,833 shares of common stock issuable upon exercise of warrants held directly by Integrated Core Strategies (US) LLC (Integrated Core Strategies). The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel Englander and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The number of shares of common stock into which the warrants are convertible is limited to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of Common Stock.

(8)

Based on information contained in the Schedule 13G/A filed with the SEC on February 14, 2024. Includes 408,939 shares held by Parian Global Special Opportunity Fund I LP (the “Fund”) which is managed by Parian Global Management LP (the “Adviser”). Zach Miller serves as the managing member of the Adviser and 36,942 shares of common stock issuable upon exercise of pre-funded warrants held by Parian Special Opportunity Fund 1. Exclude (i) 72,383 shares of common stock issuable upon exercise of the pre-funded warrants held by Parian Special Opportunity Fund; (ii) 189,356 shares of common stock issuable upon exercise of the warrants held by Parian Special Opportunity Fund; (iii) 16,972 shares of common stock issuable upon exercise of the pre-funded warrants held by Parian Master Fund; and (iv) 44,642 shares of common stock issuable upon exercise of the warrants held by Parian Master Fund, which are not exercisable within 60 days of February 15, 2024 by virtue of the beneficial ownership limitations described below. The number of shares of common stock into which the warrants are convertible is limited to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 4.99% of the total issued and outstanding shares of common stock. The number of shares of common stock into which the pre-funded warrants are convertible is limited to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of common stock. CCZG LLC is the general partner of Parian Global Management LP, and Mr. Zachary Miller is the managing member of CCZG LLC. CCZG LLC and Zachary Miller disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(9)

Based solely on information contained in a registration statement on Form S-3 filed by Vapotherm with the SEC on March 7, 2023, includes (i) 213,690 shares of common stock held directly by Hudson View Capital LLC and (ii) 101,190 shares of common stock issuable upon exercise of warrants.

Security Ownership by Management

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of April 22, 2024, by:

●	each of our directors;
●	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” beginning on page 8; and
●	all of our current directors and executive officers as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth below and subject to community property laws, where applicable. The number of shares beneficially owned represents the number of shares the person “beneficially owns,” as determined by SEC rules. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting and settlement of restricted stock units or the exercise of any option, warrant, or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account, or similar arrangement; or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

Class of securities	Name of beneficial owner	Title/position	Number of shares beneficially owned(1)	Percent of class(2)
Common Stock	Joseph Army(3)	President and Chief Executive Officer, Director	537,536	8.5%
Common Stock	Anthony Arnerich(4)	Director	260,488	4.2%
Common Stock	Lance Berry	Director	33,134	*
Common Stock	Lori Knowles	Director	4,805	*
Common Stock	James Liken	Chairman of the Board	94,970	1.5%
Common Stock	Mary Beth Moynihan	Director	5,232	*
Common Stock	Donald Spence	Director	6,660	*
Common Stock	Elizabeth Weatherman	Director	153,775	2.5%
Common Stock	John Landry	Senior Vice President and Chief Financial Officer	81,278	1.3%
Common Stock	Brian Lawrence	Senior Vice President and Chief Technology Officer	29,786	*
Common Stock	Gregoire Ramade	Senior Vice President and Chief Commercial Officer	0	*
Common Stock	All directors and executive officers as a group (10 persons)		1,207,664	18.7%

*	Indicates beneficial ownership of less than 1% of our total outstanding common stock.

(1)

Includes for the persons listed below options and/or warrants to purchase the following numbers of shares of our common stock that are exercisable within 60 days of April 22, 2024 and the following numbers of shares of our common stock issuable upon the vesting and settlement of restricted stock unit awards within 60 days of April 22, 2024:

Name	Number of shares underlying options	Number of shares underlying RSUs	Number of shares underlying warrants
Joseph Army	45,230	0	59,523
Anthony Arnerich	4,057	0	0
Lance Berry	2,870	0	11,904
Lori Knowles	1,089	0	0
James Liken	2,276	0	29,761
Mary Beth Moynihan	1,089	0	0
Donald Spence	1,089	0	0
Elizabeth Weatherman	2,276	0	59,523
John Landry	25,160	0	8,927
Brian Lawrence	6,917	0	0
Gregoire Ramade	0	0	0
All directors and executive officers as a group	92,053	0	169,638

(2)	Percent of class is based on 6,211,986 shares of our common stock outstanding as of April 22, 2024.

(3)

Based in part on information contained in the Schedule 13D/A filed with the SEC on September 20, 2023 and includes: (a) 392,096 shares of common stock held directly by Mr. Army; (b) 45,230 shares of common stock issuable upon exercise of stock options within 60 days of April 22, 2024; (c) a warrant to purchase 59,523 shares of common stock; (d) 40,625 shares of common stock held by the Kimberly D. Army Revocable Trust; (e) 62 shares of common stock held directly by Mr. Army’s spouse; and (f) 30 shares of common stock issuable upon exercise of stock options held by Mr. Army’s spouse. Mr. Army’s spouse is also an employee of the Company.

(4)

Includes: (i) 21,884 shares of common stock held directly by Mr. Arnerich; (ii) 47,921 shares of common stock held by Mr. Arnerich’s trust; (iii) 6,112 shares held by Mr. Arnerich’s wife’s trust; (iv) 985 shares held by Arnerich 3x5 Special Opportunity Managers, L.P., of which 3x5 Partners, LLC is the general manager, (v) 98,844 shares directly held by Vapotherm Investors, LLC; (vi) 49,372 shares directly held by 3x5 Special Opportunity Fund, L.P.; (vii) 26,250 shares of common stock held by the I Am Learning Foundation, (viii) 1,875 shares held by the Matthew J. Army Irrevocable Gift Trust; and (ix) 1,875 shares held by the Mikaela K. Army Irrevocable Gift Trust.

Mr. Arnerich may be deemed to share beneficial ownership in the shares held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. Mr. Arnerich is a managing member of 3x5 Partners, LLC. 3x5 Partners, LLC is the managing member of Vapotherm Investors, LLC and a member of 3x5 Special Opportunity Partners, LLC, which is the general partner of 3x5 Special Opportunity Fund, L.P., and by virtue of these relationships 3x5 Partners, LLC may be deemed to indirectly beneficially own the shares directly held by Vapotherm Investors, LLC and 3x5 Special Opportunity Fund, L.P. As a managing member of 3x5 Partners, LLC, Mr. Arnerich shares voting and dispositive power over such shares. Mr. Arnerich disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Mr. Arnerich is the sole trustee of the Matthew J. Army Irrevocable Gift Trust and the Mikaela K. Army Irrevocable Gift Trust and has sole voting and dispositive power over the shares held by the Matthew J. Army Irrevocable Gift Trust and the Mikaela K. Army Irrevocable Gift Trust. Mr. Arnerich has sole voting and dispositive power over the shares held by the I Am Learnings Foundation, a tax exempt 501(c)(3) organization.

Stock Ownership Guidelines

In December 2021, we established stock ownership guidelines that are intended to further align the interests of our directors and named executive officers with those of our stockholders. The stock ownership guidelines for our non-employee directors and named executive officers are as follows:

Position	Guideline
Non-Employee Director	3x annual Board and Committee cash retainers
Chief Executive Officer	3x annual base salary
Other Named Executive Officers	1x annual base salary

Although there is no deadline for compliance with the above stock ownership guidelines, the Compensation Committee monitors compliance annually.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2023. Our equity compensation plans as of December 31, 2023 were the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan, the Vapotherm, Inc. 2015 Stock Incentive Plan, the Vapotherm, Inc. 2005 Stock Incentive Plan (2005 Equity Plan) and the Vapotherm, Inc. 2018 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,132,244	(1)(2)	$72.75	(3)	96,171	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,132,244		$72.75		96,171

(1)

Amount includes 411,709 shares of our common stock issuable upon the exercise of stock options, 0 shares of our common stock issuable upon the vesting and settlement of performance stock units assuming anticipated actual levels of achievement, and 703,323 shares of our common stock issuable upon the vesting and settlement of restricted stock units granted under the 2018 Equity Plan, and 17,212 shares of our common stock issuable upon the exercise of stock options granted under the 2015 Equity Plan and the 2005 Equity Plan. The actual number of shares that will be issued under performance-based awards is determined by the level of achievement of the performance goals.

(2)

Excludes employee stock purchase rights accruing under the Vapotherm, Inc. 2018 Employee Stock Purchase Plan (ESPP). Under such plan, each eligible employee may purchase up to 5,000 shares of our common stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair value of our common stock on the first trading day of the offering period or (ii) the fair value of our common stock on the last trading day of the offering period.

(3)

Not included in the weighted-average exercise price calculation are 703,323 restricted stock unit awards and 20,491 performance stock unit awards, assuming anticipated actual levels of achievement. On February 27, 2024, the Company effected a stock option repricing pursuant to which the exercise price of the repriced options was amended to reduce the exercise price to $0.915 per share, the closing price of the Company’s common stock on February 27, 2024. There is no change to the expiration dates or the vesting schedule of the repriced options.

(4)

Amount includes zero shares of our common stock remaining available for future issuance under the 2018 Equity Plan and 96,171 shares available at December 31, 2023 for future issuance under the ESPP. No shares remain available for grant under the 2015 Equity Plan or the 2005 Equity Plan since such plans have been terminated with respect to future grants.

The 2018 Equity Plan contains an “evergreen” provision which provides that on each January 1st from January 1, 2019 through January 1, 2028, the number of shares of common stock available for issuance under the 2018 Equity Plan will automatically increase annually in an amount equal to the lesser of (i) 4% of outstanding shares of our common stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by our board of directors on or prior to such date.

The ESPP contains an “evergreen” provision which provides that on each January 1st from January 1, 2020 through January 1, 2028, the number of shares of common stock available for issuance under the ESPP will automatically increase annually in an amount equal to the lesser of (i) 1% of outstanding shares of our common stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by our board of directors on or prior to such date, up to a maximum of 217,662 shares in the aggregate.

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

Policies and Procedures for Review and Approval of Related Party Transactions

Our Board of Directors has adopted a written related person transactions policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of SEC Regulation S-K, any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year, the Company or any of its subsidiaries is a participant and any related person has or will have a direct or indirect interest. In reviewing and approving any such transactions, our Audit Committee is tasked with taking into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee will periodically review and assess ongoing relationships.

Transactions With Related Persons

There have been no transactions with a related party during the period beginning on January 1, 2022 through the date of this report required to be disclosed in this report, other than executive and director compensation arrangements described under “Executive Compensation” and “Director Compensation” in Part III. Item 11. Executive Compensation”.

Director Independence

Our common stock trades on the OTCQX Market, which is the highest over-the-counter market tier of the OTC Markets Group, Inc. Under the OTCQX Rules for U.S. Companies, we must maintain a board of directors that includes at least two independent directors and maintain an audit committee that is comprised of a majority of members who are independent directors.

The OTCQX Rules for U.S. Companies define an “independent director” as a person other than executive officer or employee of the Company or any other person having a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. The following persons are not considered independent:

●	a director who is, or at any time during the past three years was, employed by the Company;

●

a director who accepted or has a family member who accepted any compensation from the Company in excess of $120,000 during any fiscal year within the three years preceding the determination of independence, other than compensation for board or board committee service; compensation paid to a family member who is an employee (other than an executive officer) of the Company; or benefits under a tax-qualified retirement plan, or nondiscretionary compensation; or

●	a director who is the family member of a person who is, or at any time during the past three years was, employed by the Company as an executive officer.

The Board of Directors has undertaken a review of its composition, the composition of its Board committees, and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment, and affiliations, including family relationships with us, our senior management, our independent registered public accounting firm, our independent external compensation consultant or our external compensation legal advisers, the Board has determined that all but one of our directors, Joseph Army, are independent directors under the OTCQX Rules for U.S. Companies and also satisfy additional heightened independence standards established by the SEC. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Vapotherm and all other facts and circumstances the Board deemed relevant in determining their independence. In addition, the Board reviewed all transactions between us and the employers of our directors, each of which was determined to be made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation and in which the director had no direct or indirect personal interest, nor received any personal benefit, and did not constitute a related party transaction under SEC rules.

Item 14.	Principal Accountant Fees and Services.

Our independent registered public accounting firm is Grant Thornton LLP, New York, New York, PCAOB ID No. 248.

Audit and other fees billed to us by Grant Thornton LLP for the years ended December 31, 2023 and 2022 are as follows:

Type of fees	2023	2022
Audit Fees	$526,504	$819,955
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total Fees	$526,504	$819,955

In the above table, in accordance with the definitions of the SEC, “Audit Fees” consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, as well as fees for the audit of the effectiveness of our internal control over financial reporting. Audit fees for 2023 include fees for professional services rendered in connection with our registration statements on Form S-3 and on Form S-8, the audit of our 2023 financial statements and review of our quarterly financial statements. Audit fees for 2022 include fees for professional services rendered in connection with our registration statement on Form S‑8, the audit of our 2022 financial statements, review of our quarterly financial statements and a comfort letter for our former at-the-market arrangement.

“Audit-Related Fees” consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred during 2023 or 2022.

“Tax Fees” may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2023 or 2022.

“All Other Fees” may consist of fees related to online research software. There were no such fees incurred in 2023 or 2022.

Pre-Approval Policies and Procedures

The Audit Committee (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves all services proposed to be performed for the Company or any of our subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or our subsidiaries. The Audit Committee (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approved all of the services of Grant Thornton LLP that were covered by the fees described above.

PART IV

Item 15.	Exhibit and Financial Statement Schedules.

(3)         Exhibits.

Exhibit Number	Description

3.1

Tenth Amended and Restated Certificate of Incorporation of Vapotherm, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on November 20, 2018 (File No. 001-38740) and incorporated herein by reference)

3.2

Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of Vapotherm, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on June 24, 2020 (File No. 001-38740) and incorporated herein by reference)

3.3

Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of Vapotherm, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on August 17, 2023 (File No. 001-38740) and incorporated herein by reference)

3.4

Second Amended and Restated Bylaws of Vapotherm, Inc. (Effective February 8, 2023) (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on February 14, 2023 (File No. 001-38740) and incorporated herein by reference)

4.1

Form of Certificate of Common Stock of Vapotherm, Inc. (previously filed as Exhibit 4.1 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

4.2

Tenth Amended and Restated Registration Rights Agreement, dated September 27, 2018, among Vapotherm, Inc. and the Investors party thereto (previously filed as Exhibit 4.2 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

4.3

Form of Warrant to Purchase Series B Preferred Stock, issued by Vapotherm, Inc. to Comerica Bank (previously filed as Exhibit 4.8 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

4.4

Warrant to Purchase Series C Preferred Stock, dated July 28, 2015, issued by Vapotherm, Inc. to Comerica Bank (previously filed as Exhibit 4.9 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

4.5

Form of Amended and Restated Warrant to Purchase Common Stock, dated February 18, 2022, issued by Vapotherm, Inc. in Connection with Credit Facility (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 22, 2022 (File No. 001-38740) and incorporated herein by reference)

4.6

Form of Pre-Funded Warrant to Purchase Common Stock, dated February 10, 2023, issued by Vapotherm, Inc. in Connection with February 2023 Private Placement (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on February 8, 2023 (File No. 001-38740) and incorporated herein by reference)

4.7

Form of Warrant to Purchase Common Stock, dated February 10, 2023, issued by Vapotherm, Inc. in Connection with February 2023 Private Placement (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on February 8, 2023 (File No. 001-38740) and incorporated herein by reference)

4.8

Form of Warrant to Purchase Common Stock of Vapotherm, Inc. issued by Vapotherm, Inc. to SLR Investment Corp. as Payment in Kind Interest under Loan and Security Agreement (previously filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (File No. 001-38740) and incorporated herein by reference)

4.9**

Description of Securities of Vapotherm, Inc. (previously filed as Exhibit 4.9 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

10.1

Lease, dated September 30, 2016, between Vapotherm, Inc. and Albany Road – 100 Domain LLC (previously filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.2

First Amendment to Lease, dated September 11, 2017, between Vapotherm, Inc. and Albany Road – 100 Domain LLC (previously filed as Exhibit 10.2 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

Exhibit Number	Description
10.3

Second Amendment to Lease, dated June 6, 2018, between Vapotherm, Inc. and 100 Domain Drive EI, LLC (previously filed as Exhibit 10.3 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.4

Third Amendment to Lease, dated July 26, 2018, between 100 Domain Drive EI, LLC and Vapotherm, Inc. (previously filed as Exhibit 10.12 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.5

Fourth Amendment to Lease Agreement, dated August 23, 2020, between 100 Domain Drive EI, LLC, as administrator of the tenancy in common with 100 Domain Drive DD and Vapotherm, Inc. (previously filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.6

Lease Agreement, dated June 17, 2022, by and among Fraccionadora Residencial Hacienda Agua Caliente, S. de R.L. de C.V. and Baja Fur, S.A. de C.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 11, 2022 (File No. 001-38740) and incorporated herein by reference)

10.7

Loan and Security Agreement, dated as of February 18, 2022, among SLR Investment Corp., as Collateral Agent, and the Lenders Thereto, Vapotherm, Inc., as Borrower, and HGE Health Care Solutions, LLC, Vapotherm Access Care Management Network, LLC, and Vapotherm Access Management Services, LLC, as Guarantor (previously filed as Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.8

Amendment No. 1 to Loan and Security Agreement dated as of August 1, 2022 among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 (File No. 001-38740) and incorporated herein by reference)

10.9

Amendment No. 2 to Loan and Security Agreement, dated as of September 30, 2022, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 3, 2022 (File No. 001-38740) and incorporated herein by reference)

10.10

Amendment No. 3 to Loan and Security Agreement, dated as of November 22, 2022, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 22, 2022 (File No. 001-38740) and incorporated herein by reference)

10.11

Amendment No. 4 to Loan and Security Agreement, dated as of February 10, 2023, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 16, 2023 (File No. 001-38740) and incorporated herein by reference)

10.12

Amendment No. 5 to Loan and Security Agreement, dated as of April 17, 2023, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (File No. 001-38740) and incorporated herein by reference)

10.13**

Amendment No. 6 to Loan and Security Agreement, dated as of February 21, 2024, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

10.14***

Manufacturing Services Agreement, effective as of May 25, 2022, by and between TACNA Services, Inc. and Vapotherm, Inc. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 3, 2022 (File No. 001-38740) and incorporated herein by reference)

10.15

Absolute Unconditional Corporate Guaranty Agreement, dated June 24, 2022, by Vapotherm, Inc. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on July 11, 2022 (File No. 001-38740) and incorporated herein by reference)

10.16 †

Vapotherm, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended (previously filed as Exhibit 10.6 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.17 †

Form of Incentive Stock Option Agreement pursuant to the Vapotherm, Inc. 2005 Stock Incentive Plan (previously filed as Exhibit 10.7 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

Exhibit Number	Description
10.18 †

Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended (previously filed as Exhibit 10.8 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.19 †

Vapotherm, Inc. 2015 Stock Incentive Plan French Qualifying Subplan (previously filed as Exhibit 10.26 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.20 †

Form of Incentive Stock Option Agreement pursuant to the Vapotherm, Inc. 2015 Stock Incentive Plan (previously filed as Exhibit 10.9 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.21 †

Vapotherm, Inc. 2018 Employee Stock Purchase Plan (previously filed as Exhibit 10.17 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.22 †

Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.23 †

Vapotherm, Inc. 2018 Equity Incentive Plan French Qualifying Subplan (previously filed as Exhibit 10.27 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-38740) and incorporated herein by reference)

10.24 †

Amended and Restated Vapotherm, Inc. 2018 Equity Incentive Plan French Qualifying Subplan, dated August 31, 2020 (previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.25 †

Form of Non-Statutory Employee Stock Option Agreement pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.20 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.26†

Form of Non-Statutory Non-Employee Director Stock Option Agreement pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.21 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.27 †

Form of Incentive Stock Option Agreement pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.22 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.28 †

Form of Restricted Stock Unit Agreement for Employees who are Executive Officers pursuant to the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.29 †

Form of Restricted Stock Unit Agreement for Employees who are Executive Officers pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.30 †

Form of Restricted Stock Unit Agreement for Non-Employee Directors pursuant to the Vapotherm, Inc. 2018 Equity Incentive Plan (previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.31 †

Form of Performance Stock Unit Agreement for Executive Officers pursuant to the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Current Report on Form 8-K as filed on January 4, 2022 (File No. 001-38740) and incorporated herein by reference)

10.32 †

Vapotherm, Inc. 2018 Cash Incentive Plan (previously filed as Exhibit 10.19 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.33 †

Form of Indemnification Agreement between Vapotherm, Inc. and each Director and Officer (previously filed as Exhibit 10.11 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

10.34 †

Amended and Restated Employment Agreement, dated October 17, 2018, between Vapotherm, Inc. and Joseph Army (previously filed as Exhibit 10.10 to the Registration Statement on Form S-1 filed on October 19, 2018 (File No. 333-227897) and incorporated herein by reference)

Exhibit Number	Description
10.35 †

Form of Confidentiality, Non-Compete and Assignment of Inventions Agreement between Vapotherm, Inc. and each Officer (previously filed as Exhibit 10.28 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-38740) and incorporated herein by reference)

10.36 †

Letter Agreement, dated October 17, 2018, between Vapotherm, Inc. and John Landry (previously filed as Exhibit 10.16 to the Registration Statement on Form S-1 filed on November 5, 2018 (File No. 333-227897) and incorporated herein by reference)

10.37 †

Indefinite Term Employment Contract, dated March 14, 2016, by and between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 (File No. 001-38740) and incorporated herein by reference)

10.38 †

First Amendment, dated September 15, 2020, to Indefinite Term Employment Contract by and between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 001-38740) and incorporated herein by reference)

10.39 †

Transactional Memorandum of Understanding dated September 26, 2023 between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (File No. 001-38740) and incorporated herein by reference)

10.40 †

Separation Pay Agreement, dated March 24, 2022, between Vapotherm, Inc. and Joseph Army (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-38740) and incorporated herein by reference)

10.41 †

Separation Pay Agreement, dated March 24, 2022, between Vapotherm, Inc. and John Landry (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-38740) and incorporated herein by reference)

10.42 †

Separation Pay Agreement, dated March 24, 2022, between Vapotherm, Inc. and Gregoire Ramade (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-38740) and incorporated herein by reference)

10.43 †

Separation Pay Agreement, dated as of March 24, 2022 between Vapotherm, Inc. and Brian Lawrence (previously filed as Exhibit 10.40 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-38740) and incorporated herein by reference)

10.44 †

Offer Letter Agreement, dated November 15, 2021, between Vapotherm, Inc. and Brian Lawrence (previously filed as Exhibit 10.41 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-38740) and incorporated herein by reference)

10.45

Open Market Sale Agreement, dated December 20, 2019, between Vapotherm, Inc. and Jefferies LLC (previously filed as Exhibit 1.2 to the Registration Statement on Form S-3 filed on December 20, 2019 (File No. 333-235657 and incorporated herein by reference)

10.46

Securities Purchase Agreement, dated as of February 7, 2023, among Vapotherm, Inc. and each Purchaser party thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 8, 2023 (File No. 001-38740) and incorporated herein by reference)

21.1**

Subsidiaries of Vapotherm, Inc. (previously filed as Exhibit 21.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

23.1	Consent of Grant Thornton LLP (previously filed as Exhibit 23.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**

Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (previously furnished as Exhibit 32.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

Exhibit Number	Description
32.2**

Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (previously furnished as Exhibit 32.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

97.1** †

Vapotherm, Inc. Clawback Policy (previously filed as Exhibit 97.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38740) and incorporated herein by reference)

101.INS**	Inline XBRL Instance Document

101.SCH**	Inline XBRL Taxonomy Extension Schema with Embedded Linkbases Document

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

** Previously filed

*** Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K

† Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VAPOTHERM, INC.

Date: April 29, 2024	By:	/s/ Joseph Army
	Name:	Joseph Army
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Annex I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2024

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission File Number: 001-38740

Vapotherm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2259298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Domain Drive
Exeter, N.H. (Address of principal executive offices)	03833 (Zip Code)

(603) 658-0011

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 2, 2024, there were 6,215,192 outstanding shares of common stock of Vapotherm, Inc.

VAPOTHERM, INC.

FORM 10-Q

For the Quarterly Period Ended March 31, 2024

__________________

We use “Vapotherm,” “High Velocity Therapy,” “HVT,” “HVT 2.0,” “Precision Flow,” “Hi-VNI,” “OAM,” “Vapotherm UK,” “Vapotherm Access,” “Access365,” and other marks as trademarks in the United States and/or in other countries. This Quarterly Report on Form 10-Q contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Quarterly Report on Form 10-Q, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Unless otherwise indicated, information contained in this Quarterly Report on Form 10-Q concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. We believe that the information from these third-party publications, research, surveys and studies included in this Quarterly Report on Form 10-Q is reliable. Management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on February 22, 2024 and in our other subsequent filings with the SEC, including this Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

Unless the context requires otherwise, references to “Vapotherm,” the “Company,” “we,” “us,” and “our,” refer to Vapotherm, Inc. and our consolidated subsidiaries.

On August 18, 2023, we effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts in this report have been retroactively restated to reflect the stock split.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this Quarterly Report on Form 10-Q are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” and the negative of these terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words and the use of future dates. Forward-looking statements include, but are not limited to, statements concerning:

●

estimates regarding the annual total addressable market for our High Velocity Therapy systems and other products and services, future results of operations, including restructuring charges, financial position, capital requirements and our needs for additional financing;

●	commercial success and market acceptance of our High Velocity Therapy systems, our Oxygen Assist Module, our digital solutions, and any future products we may seek to commercialize;

●

our ability to enhance our High Velocity Therapy technology, our Oxygen Assist Module, and our digital solutions to expand our indications and to develop and commercialize additional products and services, which next-generation products typically have higher average selling prices;

●	our business model and strategic plans for our products, technologies and business, including our implementation thereof;

●

the anticipated favorable effect of our transition of substantially all manufacturing operations to Mexico on our gross margins and costs and risks in connection therewith and risks associated with operations in Mexico;

●	the anticipated launch of our Access365 home ventilation solution in 2025 and the anticipated receipt of 510(k) from the U.S. Food and Drug Administration (“FDA”) in 2025;

●

the success of our current “path to profitability” goals, our strategy to grow existing customer accounts through education of our customers on the full capabilities of our technology, and our ability to return to historical disposable utilization or turn rates, increase our inventory turnover and reduce our inventory levels;

●	the continuing impact of COVID-19 and labor and hospital staffing shortages on our business and operating results;

●

our ability to accurately forecast customer demand for our products, adjust our production capacity if necessary and manage our inventory, particularly in light of COVID-19, global supply chain disruptions, the effect of inflation, rising interest rates and other recessionary indicators;

●

our ability to manage and maintain our direct sales and marketing organizations in the United States, the United Kingdom, Germany, Belgium and Spain and any other jurisdictions in which we elect to pursue a direct sales model, and to market and sell our High Velocity Therapy systems globally and to market and sell our Oxygen Assist Module in the United States and throughout the world;

●	our ability to hire and retain our senior management and other highly qualified personnel;

●	our ability to comply with the terms and covenants of our amended credit facility;

●	our need for and ability to obtain additional financing and our ability to continue as a going concern;

●

the volatility of the trading price of our common stock and our ability to maintain an active trading market in our common stock, especially in light of the trading of our common stock on the OTCQX tier of the OTC Markets;

●

our ability to commercialize or obtain regulatory approvals for our products, the timing or likelihood of regulatory filings and approvals, or the effect of delays in commercializing or obtaining regulatory approvals;

●	FDA or other United States or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the United States and international markets;

●

our ability to establish, maintain, and use our intellectual property to protect our High Velocity Therapy technology, Oxygen Assist Module, and digital solutions, and to prevent infringement of our intellectual property and avoid third party infringement claims; and

●	our expectations about market trends and their anticipated effect on our business and operating results.

The forward-looking statements in this Quarterly Report on Form 10-Q are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Quarterly Report on Form 10-Q and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on February 22, 2024 and in our other subsequent filings with the SEC, including this Quarterly Report on Form 10-Q. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Any forward-looking statements made herein speak only as of the date of this Quarterly Report on Form 10-Q, and you should not rely on forward-looking statements as predictions of future events. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,304	$9,725
Accounts receivable, net of expected credit losses of $229 and $160, respectively	10,203	10,672
Inventories, net	24,063	22,968
Prepaid expenses and other current assets	3,844	3,058
Total current assets	41,414	46,423
Property and equipment, net	23,313	23,703
Operating lease right-of-use assets	3,136	3,372
Restricted cash	1,109	1,109
Goodwill	560	565
Deferred income tax assets	55	57
Other long-term assets	2,320	2,388
Total assets	$71,907	$77,617
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$4,301	$5,053
Contract liabilities	1,361	1,237
Accrued expenses and other current liabilities	20,531	12,805
Current portion of loans payable, net	111,670	-
Total current liabilities	137,863	19,095
Long-term loans payable, net	-	107,059
Other long-term liabilities	2,525	6,797
Total liabilities	140,388	132,951
Commitments and contingencies (Note 8)
Stockholders’ deficit
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock ($0.001 par value) 21,875,000 shares authorized as of March 31, 2024 and December 31, 2023, 6,216,349 and 6,165,806 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	6	6
Additional paid-in capital	494,615	492,764
Accumulated other comprehensive (loss) income	(71)	91
Accumulated deficit	(563,031)	(548,195)
Total stockholders’ deficit	(68,481)	(55,334)
Total liabilities and stockholders’ deficit	$71,907	$77,617

The accompanying notes are an integral part of these condensed consolidated financial statements.

VAPOTHERM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net revenue	$19,134	$17,731
Cost of revenue	9,477	11,519
Gross profit	9,657	6,212
Operating expenses
Research and development	3,632	3,987
Sales and marketing	7,142	9,592
General and administrative	4,472	5,770
Impairment of right-of-use assets	-	432
(Gain) loss on disposal of property and equipment	(8)	55
Total operating expenses	15,238	19,836
Loss from operations	(5,581)	(13,624)
Other (expense) income
Interest expense	(9,253)	(4,331)
Interest income	5	28
Foreign currency gain (loss)	4	(154)
Net loss before income taxes	$(14,825)	$(18,081)
Provision for income taxes	11	9
Net loss	$(14,836)	$(18,090)
Other comprehensive income (loss):
Foreign currency translation adjustments	(162)	135
Total other comprehensive (loss) income	$(162)	$135
Total comprehensive loss	$(14,998)	$(17,955)
Net loss per share - basic and diluted	$(2.31)	$(3.56)
Weighted-average number of shares used in calculating net loss per share, basic and diluted (1)	6,430,502	5,076,075

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of these condensed consolidated financial statements.

VAPOTHERM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

			Additional	Accumulated Other
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance at December 31, 2022	3,564,505	$4	$461,965	$(157)	$(490,002)	$(28,190)
Issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net	2,187,781	2	20,941	-	-	20,943
Issuance of common stock upon exercise of options	28	-	-	-	-	-
Issuance of common stock upon settlement of restricted stock units	21,967	-	-	-	-	-
Issuance of common stock for services	2,711	-	59	-	-	59
Issuance of common stock warrants	-	-	28	-	-	28
Stock-based compensation expense	-	-	2,761	-	-	2,761
Foreign currency translation adjustments	-	-	-	135	-	135
Net loss	-	-	-	-	(18,090)	(18,090)
Balance at March 31, 2023	5,776,992	$6	$485,754	$(22)	$(508,092)	$(22,354)

Balance at December 31, 2023	6,165,806	$6	$492,764	$91	$(548,195)	$(55,334)
Issuance of common stock upon exercise of options	1,339	-	1	-	-	1
Issuance of common stock upon settlement of restricted stock units	37,818	-	-	-	-	-
Issuance of common stock for services	11,386	-	20	-	-	20
Issuance of common stock warrants	-	-	16	-	-	16
Stock-based compensation expense	-	-	1,814	-	-	1,814
Foreign currency translation adjustments	-	-	-	(162)	-	(162)
Net loss	-	-	-	-	(14,836)	(14,836)
Balance at March 31, 2024	6,216,349	$6	$494,615	$(71)	$(563,031)	$(68,481)

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The accompanying notes are an integral part of these condensed consolidated financial statements.

VAPOTHERM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(14,836)	$(18,090)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	1,834	2,820
Depreciation and amortization	1,306	1,248
Provision for credit losses	69	49
Provision for inventory valuation	-	165
Non-cash lease expense	235	387
Impairment of right-of-use assets	-	432
(Gain) loss on disposal of property and equipment	(8)	55
Placed units reserve	76	344
Interest paid in-kind	2,527	2,194
Non-cash interest expense	4,931	620
Amortization of discount on debt	184	184
Deferred income taxes	11	9
Changes in operating assets and liabilities:
Accounts receivable	389	663
Inventories	(1,112)	4,384
Prepaid expenses and other assets	(467)	(1,234)
Accounts payable	(561)	114
Contract liabilities	124	(25)
Accrued expenses and other current liabilities	(618)	(3,768)
Operating lease liabilities, current and long-term	(641)	(585)
Net cash used in operating activities	(6,557)	(10,034)
Cash flows from investing activities
Purchases of property and equipment	(1,410)	(1,004)
Net cash used in investing activities	(1,410)	(1,004)
Cash flows from financing activities
Proceeds from issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net of issuance costs	-	20,943
Proceeds from loans, net of discount	1,920	-
Payment of deferred financing costs	(250)	-
Proceeds from exercise of stock options	1	-
Net cash provided by financing activities	1,671	20,943
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(125)	70
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,421)	9,975
Cash, cash equivalents and restricted cash
Beginning of period	10,834	16,847
End of period	$4,413	$26,822
Supplemental disclosures of cash flow information
Interest paid during the period	$1,613	$1,284
Property and equipment purchases in accounts payable and accrued expenses	$369	$354
Issuance of common stock warrants in conjunction with long term debt	$16	$28
Issuance of common stock for services	$20	$59

The accompanying notes are an integral part of these condensed consolidated financial statements.

VAPOTHERM, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share amounts)

1. Description of Business

Vapotherm, Inc. (the “Company”) is a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease (“COPD”), congestive heart failure, pneumonia, asthma and COVID-19 or other systemic conditions. The Company’s mission is to improve the lives of patients suffering from complex lung disease and other forms of respiratory distress while reducing the cost of their care through integrated device and digital solutions. The Company’s device solutions are focused on High Velocity Nasal Insufflation (“HVNI”, or “High Velocity Therapy”), which delivers non-invasive ventilatory support to patients by providing heated, humidified, oxygenated air at high velocities through a small-bore nasal interface, and on closed loop control systems such as the Oxygen Assist Module (“OAM”), designed to automatically maintain a patient’s pulse oxygen saturation (“SpO2”) levels within a specified range for a defined period of time. The Company’s digital solutions are focused on remote patient monitoring, using proprietary algorithms to predict impending respiratory episodes before they occur and coordinate timely intervention, obviating the need for costly hospital admissions and minimizing patient distress. Although the Company exited the Vapotherm Access call center business, the underlying technology is being incorporated in the Company’s home based device it has been actively developing at its Technology Center in Singapore. While these device and digital solutions function independently, the Company believes leveraging the two together can create a unique healthcare ecosystem, focused on delivering high quality, efficient respiratory care in a variety of settings.

High Velocity Therapy is an advanced form of high flow therapy that is differentiated due to its ability to deliver breathing gases, including oxygen, at a high velocity, for the treatment of spontaneously breathing patients suffering from respiratory distress, including Type 1 hypoxic respiratory distress, like that experienced by patients with pneumonia or COVID-19, or Type 2 hypercapnic respiratory distress, like that experienced by patients with COPD. The Company’s HVT 2.0 and Precision Flow systems (together, “High Velocity Therapy systems”), which use High Velocity Therapy technology, are clinically validated alternatives to, and address many limitations of, the current standard of care for the treatment of respiratory distress in a hospital setting. The Company’s next generation High Velocity Therapy system, known as HVT 2.0, received initial 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) in 2021, transitioned to full market release in August 2022, and received clearance for expanded respiratory distress indications in December 2022.

The Company sells its High Velocity Therapy systems to hospitals through a direct sales organization in the United States and in select international markets and through distributors in other select international markets. In late 2020, the Company launched its OAM in select international markets, which can be used with most versions of the Company’s Precision Flow system, and OAM capability has been built into the HVT 2.0 for future use. The OAM helps clinicians maintain a patient’s SpO2 within a target SpO2 range over a greater period of time while requiring significantly fewer manual adjustments to the equipment. Maintenance of the prescribed oxygen saturation range may reduce the health risks associated with dosing too much, or too little, oxygen, particularly in neonates. In neonates, these risks include visual or developmental impairment or death. The OAM is sold through a direct sales organization in select international markets and through distributors in select international markets. The Company is no longer seeking FDA approval to market the Precision Flow version of the OAM in the United States, but will instead focus future efforts on the HVT 2.0 version of the OAM for the United States market. In addition, the Company employs field-based clinical managers who focus on medical education and training in the effective use of its products and help facilitate increased adoption and utilization. The Company focuses on physicians, respiratory therapists and nurses who work in acute hospital settings, including emergency departments and adult, pediatric and neonatal intensive care units. The Company’s relationship with these clinicians is particularly important, as it enables the Company’s products to follow patients through the care continuum.

Going Concern

The Company has evaluated whether or not its cash, cash equivalents and restricted cash on hand and working capital would be sufficient to sustain forecasted operating activities through May 9, 2025 (“evaluation period”), as required by Accounting Standards Codification (“ASC”) 205-40, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. As of March 31, 2024, the Company had cash, cash equivalents and restricted cash of $4.4 million, negative working capital of $96.4 million and outstanding debt under the Company’s Loan and Security Agreement (the “SLR Loan Agreement”) with the lenders party thereto (each a “lender” and collectively, “SLR” or the “Lenders”) of $113.8 million. The Company is presently not in compliance with its minimum liquidity covenant of $5.0 million (the “Liquidity Covenant”) and the term loans under the SLR Loan Agreement have become puttable at the sole discretion of SLR. As of the date of these condensed consolidated financing statements are available for issuance, SLR has not declared the Company in default on the Liquidity Covenant. The Company had an accumulated deficit of $563.0 million as of March 31, 2024 and incurred a net loss of $14.8 million and generated a cash flow deficit from operations of $6.6 million, both for the three months ended March 31, 2024.

Based on its recurring losses, current financial forecasts and its continuing noncompliance with the Liquidity Covenant, the Company believes its existing cash resources and borrowing capacity under its SLR Loan Agreement, anticipated cash receipts from sales of its products and monetization of its existing inventory balances will not be sufficient to meet its anticipated cash requirements during the next 12 months, which raises substantial doubt about the Company’s ability to continue as a going concern. To ensure adequate liquidity, the Company is in discussions with SLR about restructuring its debt and evaluating various external financing options, although no assurance can be provided that the Company will be successful in restructuring its debt or securing additional sources of funds to support its operations, or if such funds are available to the Company, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to the Company. This is particularly true if economic and market conditions deteriorate or if the Company’s business deteriorates. Any such transaction or restructuring could be dilutive to existing stockholders. In addition, on March 26, 2024, the Company entered into an amendment to its SLR Loan Agreement while the Company evaluates its debt restructuring and financing options. This amendment provided for a $4.0 million term B facility and extends the Company’s option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period from March 1, 2024 through April 30, 2024 with an additional extension to include interest accruing through May 31, 2024 at the sole discretion of SLR, (see Note 7). The Company believes its relationship with SLR is good. Since these restructuring and financing options are not considered probable under current accounting standards, they are not considered in the evaluation of available resources. There is inherent uncertainty associated with fundraising activity and it is not in the Company’s complete control. If the Company is unable to restructure its debt and/or obtain additional financing, it would be required to curtail operations significantly, including reducing its operating expenses which, in turn would, negatively impact the Company’s sales, or even cease operations. Any debt restructuring or additional financing that the Company raises may contain terms that are not favorable to the Company or its stockholders and could result in additional dilution. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within the evaluation period.

The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties described above. Accordingly, the condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The information included in these condensed consolidated financial statements on this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements and the accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”). The Company’s accounting policies are described in the “Notes to Consolidated Financial Statements” in the Company’s 2023 Form 10-K and are updated, as necessary, in this report. The year-end condensed consolidated balance sheet data presented for comparative purposes was derived from the Company’s audited financial statements but does not include all disclosures required by U.S. GAAP.

Principles of Consolidation

These condensed consolidated financial statements include the accounts of the Company, which includes its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company globally manages the business within one reporting segment, Vapotherm, Inc., and two reporting units, Vapotherm and Vapotherm UK Ltd. (“Vapotherm UK”). Segment information is consistent with how the chief operating decision maker reviews the business, makes investing and resource allocation decisions and assesses operating performance.

As of March 31, 2024, the majority of the Company’s long-term assets are located in the United States. Long-term assets located outside the United States totaled $14.6 million, including $8.9 million located in Mexico, at March 31, 2024. Long-term assets located outside the United States totaled $14.9 million, including $9.9 million located in Mexico, at December 31, 2023.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an ongoing basis. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates relied upon in preparing these condensed consolidated financial statements include calculation of stock-based compensation, valuation of warrants, realizability of inventories, allowance for credit losses, accrued expenses, the valuation allowances against deferred income tax assets, and assessments of impairment with respect to long-lived and intangible assets, including goodwill. Actual results may differ from these estimates.

Reclassification

Certain amounts in 2023 have been reclassified to conform to the presentation in 2024. None of the reclassifications had any impact on the Company’s results of operations.

Unaudited Interim Financial Information

The accompanying condensed consolidated balance sheet as of March 31, 2024, and the condensed consolidated statements of comprehensive loss, stockholders’ deficit and the condensed consolidated statements of cash flows for the three months ended March 31, 2024 and 2023 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2024 and the results of its operations and cash flows for the three months ended March 31, 2024 and 2023. The financial data and other information disclosed in these notes related to the three months ended March 31, 2024 and 2023 are also unaudited. The results of operations for the three months ended March 31, 2024 and 2023 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

Financial Instruments and Concentrations of Credit Risk

As of March 31, 2024, the Company’s financial instruments included cash and cash equivalents, restricted cash, accounts receivable, accounts payable and debt, the carrying amounts of which approximated fair value due to their short-term nature or market interest rates. All of the Company’s cash and cash equivalents are maintained at creditworthy financial institutions. At March 31, 2024, deposits exceed the amount of any insurance provided and are exposed to credit loss.

The Company extends credit to customers in the normal course of business but typically does not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of its customers. The Company recognizes an allowance for credit losses equal to its current estimate of all contractual cash flows that the Company does not expect to collect. The Company’s estimate considers relevant information about past events, current conditions, and reasonable and supportable forecasts. Provisions for the allowance for credit losses are recorded in general and administrative expenses in the accompanying condensed consolidated statements of comprehensive loss.

Supplier Risk

The Company obtains some of the components and subassemblies included in its High Velocity Therapy systems and its OAM from single source suppliers. The partial or complete loss of one or more of these suppliers could cause significant production delays, an inability to meet customer demand and a substantial loss in revenue.

Foreign Currency and Foreign Operations

The functional currency of the Company is the currency of the primary economic environment in which the entity operates, which is the U.S. dollar. For the Company’s non-U.S. subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange at the balance sheet date. Income and expense items are translated at the average foreign currency exchange rates for the period. Adjustments resulting from the translation of the financial statements of its foreign operations into U.S. dollars are excluded from the determination of net loss and are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit.

Realized foreign currency gains or losses arising from transactions denominated in foreign currencies are recorded in other (expense) income in the condensed consolidated statements of comprehensive loss. Unrealized foreign currency gains or losses arising from transactions denominated in foreign currencies are recorded in accumulated other comprehensive income (loss).

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid temporary investments purchased with original maturities of 90 days or less to be cash equivalents. The Company holds restricted cash and restricted cash equivalents related to certificates of deposits and collateral in relation to lease agreements. As of March 31, 2024, $0.9 million of the Company’s $4.4 million of cash, cash equivalents and restricted cash balance was located outside the United States. As of December 31, 2023, $1.9 million of the Company’s $10.8 million of cash, cash equivalents and restricted cash balance was located outside of the United States. The Company’s cash, cash equivalents and restricted cash balances are primarily held by Canadian Imperial Bank of Commerce Innovation Banking (“CIBC”) and Bank of America, N.A.

The following table presents the components of total cash, cash equivalents, and restricted cash as set forth in the Company’s condensed consolidated statements of cash flows:

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$3,304	$9,725
Restricted cash	1,109	1,109
Total cash, cash equivalents, and restricted cash	$4,413	$10,834

Leases

The Company’s operating leases primarily consist of real estate leases for office, manufacturing, research and development, and warehouse space, as well as certain vehicle and equipment leases. Accounting Standards Codification (“ASC”), Leases (“ASC 842”) requires lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset, subject to certain permitted accounting policy elections. Under ASC 842, the Company determines whether a contract is or contains a lease at the inception of the contract. This determination is based on whether the contract provides the Company the right to control the use of a physically distinct asset and substantially all of the capacity of an asset. Leases with an initial noncancelable term of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise are classified as short-term leases. The Company has elected as an accounting policy to exclude from the consolidated balance sheets the right-of-use assets and lease liabilities related to short-term leases. The Company recognizes rent expense for its operating leases on a straight-line basis over the term of the lease.

Certain of the Company’s leases include options to extend or terminate the lease at its sole discretion. The Company does not consider in the measurement of right-of-use assets and lease liabilities an option to extend or terminate a lease if the Company is not reasonably certain to exercise the option. Certain of the Company’s leases include covenants that oblige the Company, at its sole expense, to repair and maintain the leased asset periodically during the lease term. The Company is not a party to any leases that contain residual value guarantees.

Many of the Company’s leases include fixed and variable payments. Among other charges, variable payments related to real estate leases include real estate taxes, insurance, operating expenses, and common area maintenance, which are usually billed at actual amounts incurred proportionate to the Company’s rented square feet of the building. Variable payments related to vehicle and equipment leases relate to usage of the underlying asset, sales and use tax, and value-added tax. Variable payments that do not depend on an index or rate are expensed as incurred and are not included in the measurement of the lease liability.

In accordance with the guidance in ASC 842, components of a lease should be split into three categories: lease components (e.g. buildings, vehicles, etc.), non-lease components (e.g. common area maintenance, consumables, etc.), and non-components (e.g. property taxes, insurance, etc.). The fixed and in-substance fixed contract consideration (including any related to non-components) must be allocated to the lease components and non-lease components based on their relative fair values. The Company elected the accounting policy to not separate lease and non-lease components for its real estate, vehicle, and equipment leases. Therefore, each lease component and the related non-lease components and non-components are accounted for together as a single component.

The Company measures its lease liability for each leased asset as the present value of lease payments, as defined in ASC 842, discounted using a discount rate specific to the terms of the underlying lease. The Company’s right-of-use assets are equal to the related lease liabilities, adjusted for lease incentives received including tenant improvement allowances, initial direct costs incurred related to the lease, and payments made to the lessor prior to the lease commencement date. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company estimates its incremental borrowing rate for each leased asset based on the interest rate the Company would incur to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment.

When impairment indicators are present, the Company evaluates the recoverability of its right-of-use assets. If the assessment indicates an impairment, the affected assets are written down to fair value (see Note 9).

Product Warranty

The Company provides its customers with a standard one-year warranty on its capital equipment sales. Warranty costs are accrued based on actual historical trends and estimated at the time of sale. The warranty liability is included within accrued expenses and other current liabilities in the condensed consolidated balance sheets. A roll-forward of the Company’s warranty liability from December 31, 2023 to March 31, 2024 is as follows:

Balance at December 31, 2023	$303
Provisions for warranty obligations	(5)
Settlements	(57)
Balance at March 31, 2024	$241

Revenue Recognition

The Company’s revenue is primarily derived from the sale of products, leases and services. Product revenue consists of capital equipment and single-use disposables that are shipped and billed to customers both domestically and internationally. The Company’s main capital equipment products are the High Velocity Therapy systems. The Company’s main disposable products are single-use disposables and nasal interfaces, or cannulas, and adaptors. Lease revenue consists of two components which include capital equipment that the Company leases to its customers and, in certain situations, an allocation from disposable revenue to other lease revenue upon the sale of disposable products in bundled arrangements involving the placement of the High Velocity Therapy capital units for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. Service revenue consists of fees associated with routine service of capital units and the sale of extended service contracts and preventative maintenance plans, which are purchased by a small portion of the Company’s customer base. In addition, the Company sells small quantities of component parts in the United States, United Kingdom, and to third-party international service centers who provide service on the High Velocity Therapy capital units outside of the United States and United Kingdom. Freight revenue is based upon actual freight costs plus a percentage markup of such costs associated with the shipment of products domestically, and to a lesser extent, internationally, and is included in service revenue. Rebates and fees consist of contractually obligated administrative fees and percentage-of-sales rebates paid to Group Purchasing Organizations (“GPOs”), Integrated Delivery Networks (“IDNs”) and distributor partners and are accounted for as a reduction to the corresponding revenue category.

Under the Financial Accounting Standard Board’s (“FASB”) ASC 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and assesses whether each promised good or service is distinct and determines those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value-added, and other taxes collected on behalf of third parties are excluded from revenue. The Company’s standard payment terms are generally 30 days from the date of sale.

Contracts with customers may contain multiple performance obligations. For such arrangements, the transaction price is allocated to each performance obligation based on the estimated relative stand-alone selling prices of the promised products or services underlying each performance obligation. The Company determines stand-alone selling prices based on the price at which the performance obligation is sold separately. If the stand-alone selling price is not observable through past transactions, the Company estimates the stand-alone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations. Revenue is generally recognized when the customer obtains control of the Company’s product, which generally occurs at a point in time upon shipment based on the contractual shipping terms of a contract.

Product and service revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing the expected value amount method to which the Company expects to be entitled. As such, revenue on sales is recorded net of prompt pay discounts and payments made to GPOs, IDNs and distributors. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Determination of whether to include estimated amounts in the transaction price is based largely on an assessment of the Company’s anticipated performance and all information (historical, current and forecasted) that is reasonably available. The Company believes that the estimates it has established are reasonable based upon current facts and circumstances. Applying different judgments to the same facts and circumstances could result in different estimates.

When determining the transaction price of a contract, an adjustment is made if payment from a customer occurs either significantly before or significantly after performance, resulting in a significant financing component. Applying a practical expedient under ASC 606, the Company does not assess whether a significant financing component exists if the period between when the Company performs its obligations under the contract and when the customer pays is one year or less. None of the Company’s contracts contained a significant financing component during the three months ended March 31, 2024 or 2023.

The Company’s contracts with its customers generally have a duration of less than one year. Therefore, the Company has elected to apply a practical expedient and recognizes the incremental costs of obtaining contracts as an expense. These costs are included in sales and marketing expenses in the accompanying condensed consolidated statements of comprehensive loss.

Lease Revenue

The Company also enters into agreements to lease its capital equipment. For such sales, the Company accounts for revenue under ASC 842, and assesses and classifies these transactions as sales-type or operating leases based on whether the lease transfers ownership of the equipment to the lessee by the end of the lease term. This criterion is met in situations in which the lease agreement provides for the transfer of title at or shortly after the end of the lease term. Equipment included in arrangements including transfer of title are accounted for as sales-type leases and the Company recognizes the present value of the lease payments due over the lease term as revenue at the inception of the lease. The Company records the present value of future lease payments in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets; these amounts each totaled $0.1 million at March 31, 2024 and December 31, 2023. Equipment included in arrangements that do not include the transfer of title, nor any of the sales-type or direct financing lease criteria, are accounted for as operating leases and revenue is recognized on a straight-line basis over the term of the lease.

The Company also enters into agreements involving the placement of its High Velocity Therapy capital units for use by the customer at no upfront charge in connection with the customer’s ongoing purchase of disposable products. In these bundled arrangements, revenue recognized for the sale of the disposables is allocated between disposable revenue and other lease revenue based on the estimated relative stand-alone selling prices of the individual performance obligations.

Shipping and Handling Costs

Amounts billed to customers for shipping and handling are included in service revenue. Shipping and handling costs are included in cost of revenue. Shipping and handling activities are accounted for as activities to fulfill a contract and are accrued when the customer obtains control of the Company’s product. The total costs of shipping and handling for the three months ended March 31, 2024 and 2023 were $0.2 million and $0.3 million, respectively.

Sales and Value-Added Taxes

When required by local jurisdictions, the Company bills its customers for sales tax and value-added tax calculated on each sales invoice and records a liability for the sales and value-added tax payable, which is included in accrued expenses and other current liabilities in the condensed consolidated balance sheets. Sales tax and value-added tax billed to a customer are not included in the Company’s revenue.

Stock-Based Compensation

The Company maintains an equity incentive plan to provide long-term incentives for employees, consultants, and members of the board of directors. The plan allows for the issuance of non-statutory and incentive stock options, restricted stock, unrestricted stock, stock units, including restricted stock units and performance stock units, and stock appreciation rights to employees, consultants and non-employee directors. The Company recognizes stock-based compensation expense for awards of equity instruments to employees and non-employees based on the grant date fair value of those awards in accordance with ASC Topic 718, Stock Compensation (“ASC 718”). ASC 718 requires all equity-based compensation awards, including grants of restricted stock, restricted stock units, performance stock units and stock options, to be recognized as expense in the condensed consolidated statements of comprehensive loss based on their grant date fair values.

The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The fair value of restricted stock and restricted stock units is measured at the market value of the related shares of the Company’s common stock on the grant date. The fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period and is generally three to four years. For performance-based awards, the related compensation cost is amortized over the performance period on an accelerated attribution basis. Compensation cost associated with performance awards is based on fair value on the date of grant and the number of units expected to be earned after assessing the probability that certain performance criteria will be met and the associated targeted payout level that is forecasted will be achieved. Cumulative adjustments are recorded each quarter to reflect estimated outcomes of the performance-related conditions until the results are determined and settled. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including the expected life (weighted average period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock and an assumed risk-free interest rate. Expected volatility is based on the historical volatility of the Company’s common stock. The expected life is estimated using the historical life of options issued under the Company’s equity plan. The risk-free interest rate is based on U.S. Treasury rates with a remaining term that approximates the expected life assumed at the date of grant. No dividend yield is assumed as the Company does not pay, and does not expect to pay, dividends on its common stock. The Company estimates forfeitures based on historical experience with pre-vested forfeitures. To the extent actual forfeitures differ from the estimate, the difference is recorded to compensation expense in the period of the forfeiture.

The Company recognizes stock-based compensation expense for shares of its common stock issued pursuant to the Vapotherm, Inc. 2018 Employee Stock Purchase Plan (“ESPP”) on a straight-line basis over the related offering period. The Company estimates the fair value of shares to be issued under the ESPP based on a combination of options valued using the Black-Scholes option pricing model. The expected life is determined based on the contractual term. Dividend yield, risk-free interest rate, forfeiture rates, and expected volatility are estimated in a manner similar to option grants described above.

Income Tax

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the condensed consolidated financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

The Company’s major tax jurisdictions are the state of New Hampshire, the United States, United Kingdom, Germany, Mexico, Singapore, and Brazil. The provision for income taxes for each of the three months ended March 31, 2024 and 2023 totaled less than $0.1 million, and related to income earned by the Company’s foreign subsidiaries after accounting for transfer pricing adjustments.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income and reduce taxes, respectively. The Company has not currently completed an evaluation of ownership changes through December 31, 2023 to assess whether utilization of the Company’s net operating loss and tax credit carryforwards would be subject to an annual limitation under Sections 382 and 383 of the Code. To the extent an ownership change is determined to have occurred under Sections 382 and 383 of the Code, the net operating loss and tax credit carryforwards may be subject to limitation.

Recently Issued Accounting Pronouncements

Improvements to Reportable Segment Disclosures (Topic 280):

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses and segment-related data. For public companies, the amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Improvements to Income Tax Disclosure (Topic 740):

In December 2023, the FASB issued ASU No. 2023-09, Income Tax (Topic 740) - Improvements to Income Tax Disclosures which requires companies to break out their income tax expense, income tax rate reconciliation and income tax payments made in more detail. For public companies, the requirements will become effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

3. Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements and Disclosures, the Company generally defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company uses a three-tier fair value hierarchy, which classifies the inputs used in measuring fair values. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 – inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

As of March 31, 2024, the Company had two items, cash equivalents and an embedded derivative, measured at fair value on a recurring basis. The Company’s cash equivalents primarily consist of money market deposits which totaled approximately less than $0.1 million at March 31, 2024 and are valued based on Level 1 of the fair value hierarchy. The Company’s embedded derivative relates to the Company’s financing arrangement (see Note 7). Its fair value is deemed to be immaterial at March 31, 2024 and is valued based on Level 3 of the fair value hierarchy. There were no transfers in or out of Level 1, 2 or 3 during the three months ended March 31, 2024.

During the first quarter of 2024 and 2023, the Company issued SLR warrants to purchase 79,146 shares and 13,547 shares of common stock (the “SLR PIK Warrants”), respectively. The issuance of the warrants were made pursuant to amendments to the Company’s financing arrangement (see Note 7). These equity-classified PIK Warrants were valued using the Black-Scholes pricing model, which falls within Level 3 of the fair value hierarchy.

The fair value of the warrants are estimated on the date of grant using the Black-Scholes pricing model with the following range of assumptions:

	2024	2023
Expected dividend yield	0.0%	0.0%
Risk free interest rate	4.1%-4.5%	4.0%-4.6%
Expected stock price volatility	20.8%-21.0%	20.8%-20.9%
Expected term (years)	2.5	2.5

4. Accounts Receivable

Accounts receivable consists of the following:

	March 31, 2024	December 31, 2023
United States	$6,854	$6,837
International	3,578	3,995
Total accounts receivable	10,432	10,832
Less: Allowance for expected credit losses	(229)	(160)
Accounts receivable, net of expected credit losses	$10,203	$10,672

A roll-forward of the Company’s allowance for credit losses from December 31, 2023 to March 31, 2024 is as follows:

Balance at December 31, 2023	$160
Change in provision for credit losses	69
Write-offs of uncollectible balances	-
Balance at March 31, 2024	$229

No individual customer accounted for 10% or more of net revenue for the three months ended March 31, 2024 or 2023. No individual customer accounted for 10% or more of total accounts receivable at March 31, 2024. One customer accounted for 10% of total accounts receivable as of December 31, 2023.

5. Inventories

Inventory balances, net of reserves, consist of the following:

	March 31, 2024	December 31, 2023
Raw materials	$12,050	$11,982
Finished goods	11,509	9,954
Component parts	504	1,032
Total inventories	$24,063	$22,968

The Company recorded a provision for excess and obsolete inventory of $0.2 million for the three months ended March 31, 2023. There was no provision for excess and obsolete inventory recorded during the three months ended March 31, 2024.

6. Accrued Expenses and Other Current Liabilities and Other Long-Term Liabilities

Accrued expenses and other current liabilities consist of the following:

	March 31, 2024	December 31, 2023
Accrued term loan fees	$8,760	$-
Operating lease liabilities, current portion	2,377	2,414
Accrued inventories	1,193	596
Accrued income, sales and other taxes	1,100	997
Accrued bonuses	1,056	1,927
Accrued payroll and employee-related costs	1,023	781
Accrued interest	867	847
Accrued commissions	640	548
Accrued professional fees	550	617
Accrued supplier costs	450	450
Accrued vacation liability	408	494
Product warranty reserve	241	303
Accrued freight	222	243
Accrued rent and restoration costs	-	489
Other	1,644	2,099
Total accrued expenses and other current liabilities	$20,531	$12,805

Other long-term liabilities consist of the following:

	March 31, 2024	December 31, 2023
Operating lease liabilities	$2,521	$2,919
Accrued term loan fees	-	3,874
Other	4	4
Total other long-term liabilities	$2,525	$6,797

7. Debt

Credit Facilities

On February 18, 2022 (the “Effective Date”), the Company entered into the SLR Loan Agreement with SLR which provided for a term A loan facility of $100.0 million (the “Term A Loan Facility”). The Term A Loan Facility was funded to the Company on the Effective Date. In connection with this funding, the Company issued SLR warrants to purchase 13,421 shares of the Company’s common stock at an exercise price of $111.76 per share, which were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire in February 2032. The proceeds of the Term A Loan Facility were used to repay all indebtedness under the Company’s prior loan agreement with CIBC.

On November 22, 2022 (the “Third Amendment Effective Date”), the Company entered into an Amendment No. 3 to the SLR Loan Agreement (the “Third Amendment,” together with SLR Loan Agreement, as amended prior to the Third Amendment Effective Date, the “Third Amended SLR Loan Agreement”) with SLR. Pursuant to the Third Amendment:

●	the Company’s minimum net product revenue covenant was modified for 2023;

●	the minimum liquidity covenant was reduced to $5 million from $20 million; and

●

an option was added, at the Company’s sole discretion, to pay up to 8% of the interest under the Third Amended SLR Loan Agreement in-kind (rather than solely in cash as provided for prior to the Third Amendment Effective Date) during 2023 (the “PIK Interest”), subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 5% of the PIK Interest.

On February 10, 2023 (the “Fourth Amendment Effective Date”), the Company entered into an Amendment No. 4 to the SLR Loan Agreement (the “Fourth Amendment,” together with the Third Amended SLR Loan Agreement, the “Fourth Amended SLR Loan Agreement”) with SLR. The Fourth Amendment includes the option for the Company to pay up to 9% of the interest in-kind (rather than up to 8% as provided for prior to the Fourth Amendment Effective Date) during 2023.

Additionally, if the Company elects PIK Interest of 9%, the amount of warrants to be issued to SLR increases to be 5% times the amount of PIK Interest for the first 4% of the PIK Interest selected and 12.20% times on the next 5% of the amount of PIK Interest selected to provide for a weighted average of 9%, and the Company’s monthly interest expense increases by 1% for the month in which such PIK Interest is selected. The Fourth Amendment also provided for a reset of the exercise price of the warrants to be issued in connection with the Company’s election of PIK Interest, including existing PIK Warrants, equal to the lower of the Company’s closing stock price for (a) the 10-day trailing average closing price ending on the day before the interest payment date, (b) the day before the interest payment date, or (c) $9.36 per share.

On April 17, 2023, the Company entered into an Amendment No. 5 to the SLR Loan Agreement (the “Fifth Amendment,” together with the Fourth Amended SLR Loan Agreement, the “Fifth Amended SLR Loan Agreement”) with SLR to exclude the Company’s Singapore subsidiary operating account from the requirement of a control agreement in favor of SLR, provided the account balance is the lower of (i) $250,000 or (ii) the amount required to fund expenditures therefrom within the next ten business days. The Fifth Amendment also contains other customary provisions, such as expense reimbursement.

On February 21, 2024, the Company entered into an Amendment No. 6 to the SLR Loan Agreement (the “Sixth Amendment,” together with the Fifth Amended SLR Loan Agreement, the “Sixth Amended SLR Loan Agreement”) with SLR to extend the Company’s option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024, subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal 9% of the PIK Interest.

On March 26, 2024 (the “Seventh Amendment Effective Date”), the Company entered into an Amendment No. 7 to the SLR Loan Agreement (the “Seventh Amendment,” together with the Sixth Amended SLR Loan Agreement, the “Seventh Amended SLR Loan Agreement”) with SLR. The Seventh Amendment established a term B loan facility of $4.0 million (the “Term B Loan Facility”). Borrowings under the Term B Loan Facility are available from the Seventh Amendment Effective Date until July 26, 2024 (the “Term B Maturity Date”) and shall be conditioned on approval by the lenders’ investment committee in its sole discretion. On the Seventh Amendment Effective Date, $2.0 million was funded to the Company. On April 26, 2024, an additional $1.0 million was funded to the Company under the Term B Loan Facility. The Term B Loan Facility provides for interest-only payments and aggregate principal outstanding shall be due and payable on the Term B Maturity Date. The Company will be required to make a payment of 0.2% of the aggregate principal amount of the Term B Loan Facility funded (the “Term B Facility Exit Fee”), which is payable on the earliest to occur of (i) the Term B Maturity Date, (ii) the acceleration of the Seventh Amended SLR Loan Agreement prior to the Term B Maturity Date, and (iii) the prepayment date of the Seventh Amended SLR Loan Agreement prior to the Term B Maturity Date. The Term B Facility Exit Fee of less than $0.1 million is considered fully earned by SLR as of the Seventh Amendment Effective Date and has been fully accrued as of March 31, 2024 due to the Company’s continuing noncompliance with the Liquidity Covenant. In addition, the Seventh Amendment extended the Company’s option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period from March 1, 2024 through April 30, 2024 with an additional extension to include interest accruing through May 31, 2024 at the sole discretion of SLR. The PIK Interest extension is subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal to 9% of the PIK Interest.

Pursuant to the Seventh Amended SLR Loan Agreement, advances under the Term A Loan Facility bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the 1-month Chicago Mercantile Exchange (“CME”) Term Secured Overnight Financing Rate (“SOFR”) plus 0.10%, plus (b) (i) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. Advances under the Term B Loan Facility bear interest at a floating rate per annum equal to the sum of (a) 0.10%, plus (b) 8.30% plus (c) the 1-month CME Term SOFR plus 0.10%. At March 31, 2024, the interest rate under the Term A Loan Facility and Term B Loan Facility was 14.72% and 13.82%, respectively. The Company paid interest in-kind on the Term A Loan Facility totaling $2.5 million and $2.1 million during the three months ended March 31, 2024 and 2023, respectively. The outstanding balance under the Term A Loan Facility and Term B Loan Facility was $111.8 million and $2.0 million, respectively, at March 31, 2024. The Term A Loan Facility provides for interest-only payments for the first 48 months following the Effective Date. Thereafter, principal payments on the Term A Loan Facility are due monthly in 12 equal installments; provided that the Company has the option to extend the interest-only period for an additional 12 months upon achievement of a certain minimum revenue level as more fully described in the Seventh Amended SLR Loan Agreement. The Term A Facility will mature on February 1, 2027 (the “Term A Maturity Date”). The Seventh Amended SLR Loan Agreement may be prepaid in full, subject to a prepayment charge of 1.0%, if such prepayment occurs after February 18, 2024 but on or prior to the Term A Maturity Date (the “Prepayment Penalty”). In addition to the payment of principal and accrued interest, the Company will be required to make a payment of 7.45% of the aggregate principal amount of the Term A Loan Facility funded (the “Term A Facility Exit Fee”), which is payable on the earliest to occur of (i) the Term A Maturity Date, (ii) the acceleration of the Seventh Amended SLR Loan Agreement prior to the Term A Maturity Date, and (iii) the prepayment date of the Seventh Amended SLR Loan Agreement prior to the Term A Maturity Date. The Term A Facility Exit Fee of $7.5 million is considered fully earned by SLR as of the Effective Date and has been fully accrued as of March 31, 2024 due to the Company’s continuing noncompliance with the Liquidity Covenant. In connection with the Seventh Amended SLR Loan Agreement, the Company has incurred direct financing costs related to fees and non-cash consideration paid to SLR and fees paid to third parties of $2.2 million and $1.6 million, respectively, as of March 31, 2024. The Seventh Amended SLR Loan Agreement is secured by a lien on substantially all of the assets, including intellectual property, of the Company.

The Seventh Amended SLR Loan Agreement contains customary covenants and representations, including, without limitation, a minimum revenue covenant equal to a percentage of each month’s forecasted net product revenue as defined in the Seventh Amended SLR Loan Agreement (tested on a trailing six month basis at the end of each fiscal month, commencing with the six month period ending on August 31, 2022), the Liquidity Covenant, and other financial covenants, reporting obligations, and limitations on dispositions, changes in business or ownership, mergers or acquisitions, indebtedness, encumbrances, distributions and investments, transactions with affiliates and capital expenditures. As of March 31, 2024, the Company was not in compliance with the Liquidity Covenant as its unrestricted cash balance was less than $5.0 million. As the Seventh Amended SLR Loan Agreement is considered callable at the sole discretion of SLR, the outstanding principal is presented as a current liability on the condensed consolidated balance sheet at March 31, 2024. The Term A Facility Exit Fee and Term B Facility Exit Fee have been fully accrued as of March 31, 2024 as a component of accrued expenses and other current liabilities. The Company was in compliance with all other financial covenants under the Seventh Amended SLR Loan Agreement at March 31, 2024.

The events of default under the Seventh Amended SLR Loan Agreement include, without limitation, and subject to customary grace periods, (1) the Company’s failure to make any payments of principal or interest under the Seventh Amended SLR Loan Agreement or any other loan documents, (2) the Company’s breach or default in the performance of any covenant under the Seventh Amended SLR Loan Agreement, (3) the occurrence of a material adverse effect or an event that is reasonably likely to result in a material adverse effect, (4) the existence of an attachment or levy on a material portion of the Company’s funds or of the Company’s subsidiaries, (5) the Company’s insolvency or bankruptcy, or (6) the occurrence of certain material defaults with respect to any other of the Company’s indebtedness in excess of $500,000. If an event of default occurs, SLR is entitled to take enforcement action, including an incremental 5% interest rate increase or acceleration of amounts due under the Seventh Amended SLR Loan Agreement (the “Mandatory Prepayment Option”). The Company determined the Mandatory Prepayment Option to be an embedded derivative that is required to be bifurcated from the Seventh Amended SLR Loan Agreement. The Company determined the probability of SLR exercising the Mandatory Prepayment Option due to the Company’s continuing noncompliance with the Liquidity Covenant to be remote and deemed its fair value to be immaterial as of March 31, 2024. The Company re-evaluates the fair value of the Mandatory Prepayment Option at the end of each reporting period.

The Seventh Amended SLR Loan Agreement also contains other customary provisions, such as expense reimbursement and confidentiality. SLR has indemnification rights and the right to assign the Seventh Amended SLR Loan Agreement, subject to customary restrictions.

The annual principal maturities of the Company’s Seventh Amended SLR Loan Agreement as of March 31, 2024 are as follows:

2024 (remaining 9 months)	$113,836
Less: Unamortized deferred financing costs	(2,166)
Loans payable, net	$111,670

8. Commitments and Contingencies

Lease Commitments

The Company’s operating lease commitments as of December 31, 2023 are described in Note 10 of the notes to the financial statements included in the 2023 Form 10-K.

The following table presents operating lease cost and information related to operating right-of-use and operating lease liabilities for the periods indicated:

	Three Months Ended March 31,
	2024	2023
Operating lease cost	$348	$568
Variable lease cost	115	103
Total	$463	$671
Operating cash flow impacts:
Cash paid for amounts included in measurement of lease liabilities	$753	$766
Weighted average remaining lease term - operating leases (in years)	3.4	3.7
Weighted average discount rate - operating leases	10.4%	9.2%

As of March 31, 2024, future maturities of lease liabilities under the Company’s noncancelable operating leases are as follows:

Total Due
2024 (remaining 9 months)	$2,259
2025	1,177
2026	811
2027	525
2028	481
Thereafter	655
Total payments	5,908
Less interest	(1,010)
Total present value of lease payments	$4,898

Legal Matters

From time to time, the Company may become involved in various legal proceedings, including those that may arise in the ordinary course of business. The Company believes there is no litigation pending that could have, individually, or in the aggregate, a material adverse effect on the results of its operations or financial condition.

Guarantees

During the second quarter of 2022, in connection with the Company’s plan to move substantially all of its manufacturing operations from New Hampshire to Mexico, the Company entered into an agreement with TACNA Services, Inc. (“TACNA”) under which TACNA manages the Company’s manufacturing operations in Mexico. In furtherance thereof, Baja Fur, S.A. de C.V. (the “Lessee”), a subsidiary of TACNA, entered into a lease agreement (the “Lease”) with Fraccionadora Residencial Hacienda Agua Caliente, S. de R.L. de C.V. (the “Lessor”), whereby the Lessee agreed to lease property in Tijuana, México to be used as the Company’s manufacturing facility in Mexico. Under Mexican law, the Lease became a legally binding agreement on July 8, 2022. As an inducement to the Lessee and Lessor to enter into the Lease, the Company entered into an absolute unconditional corporate guaranty agreement (the “Guaranty Agreement”) pursuant to which the Company agreed to guaranty the prompt and complete payment and performance when due, whether by acceleration or otherwise, of all obligations, liabilities and covenants of the Lessee to the Lessor pursuant to the Lease, including all amounts due under the Lease. The Guaranty Agreement will terminate once all obligations of the Lessee arising under the Lease have been satisfied in full and the Lease has been terminated or fully performed. The total obligation outstanding under the Guaranty Agreement was $1.3 million as of March 31, 2024 and was recorded as an operating lease liability in these condensed consolidated financial statements.

Other Commitments

As of March 31, 2024, the Company has non-cancellable purchase commitments for inventories, capital equipment and services as follows:

Total Due
2024 (remaining 9 months)	$7,656
2025	1,593
2026	38
$9,287

9. Restructuring

On April 27, 2022, the Company committed to a plan (the “April 2022 Restructuring”) to relocate substantially all of its manufacturing operations from Exeter, New Hampshire to a company operated manufacturing facility in Tijuana, Mexico and announced a reduction in force at the Exeter, New Hampshire facility that eliminated positions related to production, quality and operations services. As part of the April 2022 Restructuring, the Company also incurred severance related expenses due to senior level personnel retirements and transitions. The termination benefits are classified in the Company’s condensed consolidated statements of comprehensive loss in the manner in which the employees’ salaries and related costs were classified. The Company does not expect to incur additional costs associated with the April 2022 Restructuring.

In late August 2022, in conjunction with the Company’s path to profitability and annual operating planning efforts, the Company committed to a plan (the “August 2022 Restructuring”) to exit the Vapotherm Access call center business and its pulmonology practice, RespirCare, and to restructure its commercial organization in the United States. As a result of the August 2022 Restructuring, the Company eliminated positions related to patient care, marketing and administrative services at Vapotherm Access and RespirCare and executed a reduction in force of the Company’s United States field teams. As part of the August 2022 Restructuring, the Company also incurred severance related expenses due to personnel transitions. The termination benefits are classified in the Company’s condensed consolidated statements of comprehensive loss in the manner in which the employees’ salaries and related costs were classified. The Company does not expect to incur additional costs associated with the August 2022 Restructuring.

There were no restructuring expenses recorded during the three months ended March 31, 2024. All amounts related to the April 2022 and the August 2022 Restructuring were fully paid in 2023.

The following table summarizes the classification of restructuring expense, including related impairment of right-of-use assets, in the condensed consolidated statements of comprehensive loss during the three months ended March 31, 2023:

Cost of revenue	$56
Impairment of long-lived and intangible assets	432
Total restructuring expense	$488

10. Warrants

The table below sets forth the Company’s warrant activity for the three months ended March 31, 2024:

	Common Stock Warrants
	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2023	3,193,710	$8.36
Warrants issued	79,146	0.96
Outstanding at March 31, 2024	3,272,856	$8.18

The Company’s outstanding warrants at March 31, 2024 have exercise prices ranging from $0.008 per share to $112.00 per share and expire at periods ranging from June 10, 2024 through January 2, 2034.

In connection with its PIK Interest option, during the three months ended March 31, 2024, the Company has issued SLR the PIK Warrants to purchase an aggregate of 79,146 shares of common stock. The PIK Warrants have an exercise price of $0.96 per share, were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and have an expiration date of January 2, 2034.

11. Revenue

Disaggregated Revenue

The following table shows the Company’s net revenue disaggregated into categories the Company considers meaningful:

	Three Months Ended March 31,
	2024
	US	International	Total
Net revenue by:
Product revenue
Capital equipment	$2,236	$617	$2,853
Disposable	11,221	2,875	14,096
Subtotal product revenue	13,457	3,492	16,949
Lease revenue
Capital equipment	128	83	211
Other	387	96	483
Service and other revenue	1,112	379	1,491
Total net revenue	$15,084	$4,050	$19,134

	Three Months Ended March 31,
	2023
	US	International	Total
Net revenue by:
Product revenue
Capital equipment	$2,498	$810	$3,308
Disposable	9,348	3,069	12,417
Subtotal product revenue	11,846	3,879	15,725
Lease revenue
Capital equipment	38	92	130
Other	355	108	463
Service and other revenue	775	638	1,413
Total net revenue	$13,014	$4,717	$17,731

United States and International net revenue is based on the customer location to which the product is shipped. No individual foreign country represents more than 10% of the Company’s aggregated revenue during the three months ended March 31, 2024 or 2023.

Contract Balances from Contracts with Customers

Contract liabilities consist of deferred revenue and other contract liabilities associated with rebates and fees payable to GPOs, IDNs and distributor partners. Deferred revenues are included in contract liabilities in the accompanying condensed consolidated balance sheets. The following table presents changes in contract liabilities during the three months ended March 31, 2024:

	Deferred Revenue	Other Contract Liabilities
Balance at December 31, 2023	$1,041	$196
Additions	464	209
Subtractions	(353)	(196)
Balance at March 31, 2024	$1,152	$209

12. Stock-Based Compensation

On February 27, 2024, the exercise price of all outstanding options to purchase shares of the Company’s common stock, other than options held by non-employee Board members, was reduced to $0.915 per share (the “Option Repricing”). No other terms of the options were modified. The Option Repricing includes vested and unvested options granted under the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (as amended and restated, the “2018 Equity Plan”) and the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan and the Vapotherm, Inc. Amended and Restated 2005 Stock Incentive Plan. The 2018 Plan also was amended to increase the number of shares of common stock that may be issued in satisfaction of awards under the 2018 Plan by an additional 410,000 shares and was revised to reflect the effect of the Company’s 1-for-8 reverse stock split effected on August 18, 2023 (such plan as amended, the “Amended 2018 Equity Plan”). The Option Repricing resulted in the recognition of additional compensation expense of $0.1 million during the three months ended March 31, 2024.

As of March 31, 2024, 154,352 shares of common stock were available for issuance under the Amended 2018 Equity Plan, assuming actual performance under outstanding performance stock units. To date, stock options, performance awards, restricted stock awards, restricted stock units and performance stock units have been granted under the Amended 2018 Equity Plan.

Stock-based compensation expense was allocated based on the employees’ and non-employees’ functions as follows:

	Three Months Ended March 31,
	2024	2023
Cost of revenue	$45	$47
Research and development	508	596
Sales and marketing	762	1,114
General and administrative	519	1,063
Total	$1,834	$2,820

Stock Options

There were no options granted under the Amended 2018 Equity Plan during the three months ended March 31, 2024. The Company granted options to purchase an aggregate of 106,071 shares of common stock at exercise prices ranging from $9.68 to $21.60 per share, with a weighted average exercise price of $21.20 per share, during the three months ended March 31, 2023. The weighted average fair value of stock options granted during the three months ended March 31, 2023 was $17.44 per share.

The weighted average assumptions used in the Black-Scholes options pricing model for the three months ended March 31, 2023 are as follows:

Expected dividend yield	0.0%
Risk free interest rate	3.9%
Expected stock price volatility	103.8%
Expected term (years)	6.1

Restricted Stock Units

A summary of restricted stock unit activity for the three months ended March 31, 2024 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2023	682,832	$12.43
Granted	54,337	0.99
Vested	(48,631)	68.67
Canceled	(219)	2.38
Unvested at March 31, 2024	688,319	$7.56

Performance Stock Units

The Company has granted performance stock units. The quantity of shares that will ultimately vest and be issued upon settlement of the performance stock units range from 0% to 200% of a targeted number of shares and will be determined based on, and subject to, individual grant milestones.

A summary of performance stock units activity for the three months ended March 31, 2024 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2023	20,491	$161.53
Vested	(573)	15.84
Unvested at March 31, 2024	19,918	$165.68

Employee Stock Purchase Plan

As of March 31, 2024, 157,829 shares of common stock remained available for issuance under the ESPP.

The ESPP provides for successive discrete offering periods of approximately six months or as determined by the plan administrator. The offering periods begin on each January 1st and July 1st or the first trading day thereafter.

The ESPP permits eligible employees to elect to purchase shares of common stock through fixed whole percentage contributions from eligible compensation during each offering period, not to exceed 10% of the eligible compensation a participant receives during an offering period and not to accrue at a rate which exceeds $25,000 of the fair value of the stock (determined on the grant date(s)) for each calendar year. A participant may purchase the lower of (a) a number of shares of common stock determined by dividing such participant’s accumulated payroll deductions on the exercise date by the option price, (b) 625 shares, or (c) such other lesser maximum number of shares as shall have been established by the plan administrator.

Amounts deducted and accumulated by the participant will be used to purchase shares of common stock at the end of each offering period. The purchase price of the shares will be 85% of the lower of the fair value of common stock on the first trading day of each offering period or on the purchase date. Participants may end their participation during an offering period up to ten days in advance of the exercise date and will be paid their accumulated contributions that have not been used to purchase shares of common stock. Participation ends automatically upon termination of employment.

The fair value of the purchase right for the ESPP option is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions during 2024:

Expected dividend yield	0.0%
Risk free interest rate	5.2%
Expected stock price volatility	117.6%
Expected term (years)	0.5

13. Net Loss Per Share

As of March 31, 2024 and 2023, the remaining outstanding pre-funded warrants to purchase 226,298 shares of common stock that were issued in connection with the February 2023 Private Placement were included in the basic and diluted net loss per share calculation.

The Company excluded the following potential shares of common stock, based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	As of March 31,
	2024	2023
Warrants to purchase common stock	3,046,558	2,767,205
Options to purchase common stock	410,548	485,379
Unvested restricted stock units and performance stock units	708,237	181,038
Employee stock purchase plan shares	15,625	26,971
	4,180,968	3,460,593

14. Related Party Transactions

The Company recorded sales of $0.2 million and $1.1 million during of the three months ended March 31, 2024 and 2023, respectively, to an entity in which a member of the Company’s board of directors holds a management position. There was a credit of $0.2 million and $0.3 million due to this entity at March 31, 2024 and December 31, 2023, respectively.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2024, included elsewhere in this Quarterly Report on Form 10-Q. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Some of the numbers included herein have been rounded for the convenience of presentation. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the “Risk Factors” section of our 2023 Form 10-K filed with the SEC on February 22, 2024 and in this Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024. We use certain non-GAAP financial measures that we believe are important for purposes of comparison to prior periods. This information is also used by our management to measure the profitability of our ongoing operations and analyze our business performance and trends.

Vapotherm is a global medical technology company primarily focused on the care of patients of all ages suffering from respiratory distress, whether associated with complex lung diseases such as chronic obstructive pulmonary disease (“COPD”), congestive heart failure (“CHF”), pneumonia, asthma and COVID-19 or other systemic conditions. Our mission is to improve the lives of patients suffering from complex lung disease and other forms of respiratory distress while reducing the cost of their care through integrated device and digital solutions. Our device solutions are focused on High Velocity Nasal Insufflation (“HVNI”, or “High Velocity Therapy”), which delivers non-invasive ventilatory support to patients by providing heated, humidified, oxygenated air at high velocities through a small-bore nasal interface, and on closed loop control systems such as our Oxygen Assist Module (“OAM”), designed to automatically maintain a patient’s pulse oxygen saturation (“SpO2”) levels within a specified range for a defined period of time. Our digital solutions are focused on remote patient monitoring, using proprietary algorithms to predict impending respiratory episodes before they occur and coordinate timely intervention, obviating the need for costly hospital admissions and minimizing patient distress. Although we exited our Vapotherm Access call center business, the underlying technology is being incorporated in our home based device we have been actively developing at our Technology Center in Singapore. While these device and digital solutions function independently, we believe leveraging the two together can create a unique healthcare ecosystem, focused on delivering high quality, efficient respiratory care in a variety of settings.

High Velocity Therapy is an advanced form of high flow therapy that is differentiated due to its ability to deliver breathing gases, including oxygen, at a high velocity, for the treatment of spontaneously breathing patients suffering from respiratory distress, including Type 1 hypoxic respiratory distress, like that experienced by patients with pneumonia or COVID-19, or Type 2 hypercapnic respiratory distress, like that experienced by patients with COPD. Our HVT 2.0 and Precision Flow systems (together, “High Velocity Therapy systems”), which use High Velocity Therapy technology, are clinically validated alternatives to, and address many limitations of, the current standard of care for the treatment of respiratory distress in a hospital setting. Our next generation High Velocity Therapy system, known as HVT 2.0, received initial 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) in 2021, transitioned to full market release in August 2022, and received clearance for expanded respiratory distress indications in December 2022. The HVT 2.0 platform is cleared for therapy in multiple settings of care, although it is presently being marketed primarily for hospital use. As of March 31, 2024, more than 4.4 million patients have been treated with our High Velocity Therapy systems, and we have a global installed base of over 37,900 units, an increase of 2.3% compared to March 31, 2023.

We sell our High Velocity Therapy systems to hospitals through a direct sales organization in the United States and select international markets and through distributors in other select international markets. In late 2020, we launched our OAM in select international markets, which can be used with most versions of our Precision Flow system and OAM capability has been built into the HVT 2.0 for future use. The OAM helps clinicians maintain a patient’s SpO2 within a target SpO2 range over a greater period of time while requiring significantly fewer manual adjustments to the equipment. Maintenance of the prescribed oxygen saturation range may reduce the health risks associated with dosing too much, or too little, oxygen, particularly in neonates where these risks include visual or developmental impairment or death. Our OAM is sold through a direct sales organization in select international markets and through distributors in other select international markets. We are no longer seeking FDA approval to market the Precision Flow version of the OAM in the United States, but will instead focus future efforts on the HVT 2.0 version of the OAM for the United States market. We are actively developing our home based device at our Technology Center in Singapore which uses our High Velocity Therapy technology. In addition, we employ field-based clinical managers who focus on medical education and training in the effective use of our products and help facilitate increased adoption and utilization. We focus on physicians, respiratory therapists and nurses who work in acute hospital settings, including the emergency departments and adult, pediatric and neonatal intensive care units. Our relationship with these clinicians is particularly important, as it enables our products to follow patients through the care continuum. As of March 31, 2024, we have sold our High Velocity Therapy systems to over 2,500 hospitals across the United States, and in over 50 countries outside of the United States. Although presently our revenues are derived principally from sales of High Velocity Therapy systems and sales of the single-use disposable vapor transfer cartridges these systems require, we also derive revenues from ancillary products and services related to our High Velocity Therapy systems.

In early 2022, there was a significant slowdown in demand for our products that was driven primarily by a decrease in patient acuity from COVID-19 infections as COVID-19 variants transitioned from a lower respiratory disease to an upper respiratory disease. Due to inherent uncertainty in predicting future revenues and certain variable costs, we announced in connection with the release of our first quarter 2022 financial results, our long-term “path to profitability” initiatives. As part of this strategy, we moved substantially all of our manufacturing operations from New Hampshire to Mexico. In the last half of 2022, we established a Technology Center in Singapore to bring most research and development projects in-house, including development of our home based device, to help reduce the cost of external design firms and access local government grant funding and took meaningful steps towards right sizing our commercial organization, including exiting our Vapotherm Access call center business and making reductions to our field teams in the United States and internationally. As a result of this strategy, our net cash used in operating activities decreased to $6.6 million for the first quarter of 2024, down from $10.0 million for the first three months of 2023. Concurrently, our revenues increased to $19.1 million for the first quarter of 2024 from $17.7 million for the first quarter of 2023. This increase was primarily as a result of a 13.5% increase in disposables revenue, partially offset by a 13.8% decrease in capital equipment revenue. For the three months ended March 31, 2024 and 2023, we incurred a net loss of $14.8 million and $18.1 million, respectively.

Despite our near-term challenges, we believe our anticipated long-term growth will be driven by the following strengths:

●	Disruptive High Velocity Therapy technology supported by a compelling body of clinical and economic evidence;
●	Expanded FDA indications we received for our next generation HVT 2.0 platform, enabling use in multiple settings of care, and anticipated higher average selling prices as a result;
●	Deep expertise in the area of closed loop control, the first example of which is our OAM;
●	New FDA clearances and/or approvals for our product pipeline, including the HVT 2.0 version of the OAM;
●	A recurring revenue model with historically high visibility on our disposables utilization across a robust global installed base;
●	Dedicated respiratory sales forces in the United States, and in select international markets, which we expect to extend to other growing international markets;
●	Experienced international distributors;
●	A comprehensive approach to market development with established clinical and digital marketing teams;
●	A robust and growing intellectual property portfolio; and
●	An experienced senior management team and board members with deep industry practice.

We continued to execute on our strategy to grow existing customer accounts through education of our customers on the full capabilities of our technology to help patients through all four care areas of the hospital that we serve today, regardless of whether patients are hypoxic, hypercapnic, or otherwise suffering respiratory distress. Net revenue increased $1.4 million, or 7.9%, to $19.1 million for the three months ended March 31, 2024 compared to $17.7 million for the three months ended March 31, 2023. Revenue from single-use disposables represented approximately 73.7% of our net revenue for the three months ended March 31, 2024 and increased 13.5% over the three months ended March 31, 2023. We believe our strategy will allow us to return our disposables utilization, or turn, rates to their pre-COVID-19 historical levels over time as we go deeper and wider in our largest accounts. The turn rate is the average number of disposables purchased per month per capital unit from a customer account. We continue to focus on our long-term product roadmap, under which we plan to introduce additional high growth products to our respiratory care offerings, which we expect to drive higher average selling prices as we introduce new higher-value products and services. In March 2024, we unveiled our Access365 home ventilation solution at the annual MEDTRADE conference in Dallas, Texas. Access365 is designed to provide optimal treatment at home, especially for COPD patients, by combining the known benefits of nocturnal NIV with the comfort of high velocity therapy for daytime use. The device is designed to reduce hospital readmissions, improve patient quality of life, and reduce healthcare equipment costs for late-stage hypercapnic COPD patients. In addition to ventilation-assured pressure support and volume control/assist ventilation modes and Vapotherm's proven high velocity therapy, the ventilator incorporates a built-in medical grade humidifier and integrated Bluetooth pulse oximetry and spirometry. The Access365 home ventilation solution also includes cloud connectivity to enable remote data retrieval and system upgrades and a patient engagement platform designed to break the cycle of symptom exacerbation and readmission through early identification of worsening symptoms allowing more rapid clinical intervention. This proprietary algorithm resulted in up to a 41% reduction in late-stage COPD hospital readmissions. We anticipate receiving FDA clearance for Access365 in 2025.

Despite our current cost savings initiatives, we expect to continue to make investments in research and development, regulatory affairs, and clinical studies to develop future generations of our High Velocity Therapy products which historically have driven higher average selling prices of our products, support regulatory submissions, and demonstrate the clinical efficacy of our new products. While these and other actions have historically put pressure on our margins and adversely affected our financial performance, we anticipate long-term benefits of these past and anticipated future actions, including lower cost products being built in our Mexico facility to drive gross margin improvements. Because of these and other factors, we expect to continue to incur net losses for the next several years and will require additional funding, which could include equity and/or debt financings.

Based on our recurring losses, current financial forecasts and our continuing noncompliance with the minimum liquidity covenant of $5.0 million (the “Liquidity Covenant”), we believe our existing cash resources and borrowing capacity under our loan agreement, anticipated cash receipts from sales of our products and monetization of our existing inventory balances will not be sufficient to meet our anticipated cash requirements during the next 12 months, which raises substantial doubt about our ability to continue as a going concern. Given our continuing noncompliance with the Liquidity Covenant, our term loans under our loan agreement have become puttable at the sole discretion of our lender. As of the date this Quarterly Report on Form 10-Q is filed, our lender has not declared us in default on the Liquidity Covenant. To ensure adequate liquidity, we are in discussions with our lender about restructuring our debt and evaluating various external financing options, although no assurance can be provided that we will be successful in restructuring our debt or securing additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. This is particularly true if economic and market conditions deteriorate or if our business deteriorates. We believe our relationship with our lender is good. If we are unable to obtain additional financing, we would be required to curtail operations significantly, including reducing our operating expenses which, in turn, would negatively impact our sales, or even cease operations. Any debt restructuring or additional financing that we raise may contain terms that are not favorable to us and be dilutive to our stockholders. As a result, substantial doubt exists about our ability to continue as a going concern.

To retain and incentive our key contributors and employees while preserving cash resources and without incurring stock dilution from significant additional equity issuances, our Board of Directors on February 26, 2024 approved a stock option repricing, effective February 27, 2024, resulting in the exercise price of all outstanding options to purchase shares of our common stock, other than options held by non-employee Board members, being reduced to $0.915 per share, the closing price of our common stock on February 27, 2024, which resulted in the recognition of additional compensation expense of $0.1 million during the three months ended March 31, 2024.

Results of Operations

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net revenue	$19,134	$17,731
Cost of revenue	9,477	11,519
Gross profit	9,657	6,212
Operating expenses
Research and development	3,632	3,987
Sales and marketing	7,142	9,592
General and administrative	4,472	5,770
Impairment of right-of-use assets	-	432
Loss on disposal of property and equipment	(8)	55
Total operating expenses	15,238	19,836
Loss from operations	(5,581)	(13,624)
Other expense, net	(9,244)	(4,457)
Net loss before income taxes	(14,825)	(18,081)
Provision for income taxes	11	9
Net loss	$(14,836)	$(18,090)

Revenue

	Three Months Ended March 31,
	2024		2023		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Product revenue:
Capital equipment	$2,853	14.9%	$3,308	18.7%	$(455)	(13.8)%
Disposables	14,096	73.7%	12,417	70.0%	1,679	13.5%
Subtotal product revenue	16,949	88.6%	15,725	88.7%	1,224	7.8%
Lease revenue
Capital equipment	$211	1.1%	$130	0.7%	$81	62.3%
Other	483	2.5%	463	2.6%	20	4.3%
Service and other revenue	1,491	7.8%	1,413	8.0%	78	5.5%
Total net revenue	$19,134	100.0%	$17,731	100.0%	$1,403	7.9%

Net revenue increased $1.4 million, or 7.9%, to $19.1 million for the first quarter of 2024 compared to $17.7 million for the first quarter of 2023. The increase in net revenue was primarily attributable to an increase of $1.7 million in disposables revenue, partially offset by a decrease of $0.5 million in capital equipment revenue. Disposables revenue increased 13.5% in the first quarter of 2024 primarily due to an increase in the number of disposables sold in the United States and higher average selling prices. Capital equipment revenue decreased 13.8% in the first quarter of 2024 due to a decrease in the volume of sales of capital equipment in the United States.

Net revenue information by geography is summarized as follows:

	Three Months Ended March 31,
	2024		2023		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$15,084	78.8%	$13,014	73.4%	$2,070	15.9%
International	4,050	21.2%	4,717	26.6%	(667)	(14.1)%
Total net revenue	$19,134	100.0%	$17,731	100.0%	$1,403	7.9%

Net revenue generated in the United States increased $2.1 million, or 15.9%, to $15.1 million for the first quarter of 2024, compared to $13.0 million for the first quarter of 2023. Net revenue generated in our International markets decreased $0.7 million, or 14.1%, to $4.1 million for the first quarter of 2024, compared to $4.7 million for the first quarter of 2023. The increase in net revenue in the United States was primarily the result of an increase in the number of disposables sold over the prior year period. The decrease in net revenue in our International markets was primarily due a decrease in the number of disposables sold over the prior year period and a higher mix of Precision Flow systems sold in our International markets, which carry lower average selling prices than the HVT 2.0 system.

Cost of Revenue and Gross Profit

Cost of revenue decreased $2.0 million, or 17.7%, to $9.5 million in the first quarter of 2024 compared to $11.5 million in the first quarter of 2023. Gross profit as a percent of revenue increased to 50.5% in the first quarter of 2024 compared to 35.0% in the first quarter of 2023. The decrease in cost of revenue and increase in gross profit were primarily due to an increase in net revenue and improved efficiency of our facility in Mexico resulting in lower production costs.

Research and Development Expenses

Research and development expenses decreased $0.4 million, or 8.9%, to $3.6 million in the first quarter of 2024 compared to $4.0 million in the first quarter of 2023. As a percentage of revenue, research and development expenses decreased to 19.0% in the first quarter of 2024 compared to 22.5% in the first quarter of 2023.

The decrease in research and development expenses and as a percentage of net revenue was primarily due to cost reductions from our path-to-profitability initiatives consisting of decreased employee-related expenses and stock-based compensation, partially offset by increased development costs related to our Access365 home ventilation solution. The decrease was also due to the capitalization of certain software development costs that did not qualify for capitalization in the prior year period. The decrease in research and development expenses as a percentage of revenue for the first quarter of 2024 was also due to an increase in net revenue during the same period.

Sales and Marketing Expenses

Sales and marketing expenses decreased $2.5 million, or 25.5%, to $7.1 million in the first quarter of 2024 compared to $9.6 million in the first quarter of 2023. As a percentage of revenue, sales and marketing expenses decreased to 37.3% in the first quarter of 2024 compared to 54.1% in the first quarter of 2023.

The decrease in sales and marketing expenses and as a percentage of net revenue was primarily due to cost reductions from our path-to-profitability initiatives consisting of decreased employee-related expenses, stock-based compensation, national sales meeting expenses, third-party consulting costs, and travel expenses. The decrease in sales and marketing expenses as a percentage of revenue for the first quarter of 2024 was also due to an increase in net revenue during the same period.

General and Administrative Expenses

General and administrative expenses decreased $1.3 million, or 22.5%, to $4.5 million in the first quarter of 2024 compared to $5.8 million in the first quarter of 2023. As a percentage of revenue, general and administrative expenses decreased to 23.4% in the first quarter of 2024 compared to 32.5% in the first quarter of 2023.

The decrease in general and administrative expenses and as a percentage of net revenue was primarily due to cost reductions from our path-to-profitability initiatives consisting of decreased stock-based compensation, employee-related expenses, non-cash lease expense, and consulting and legal expenses. The decrease in general and administrative expenses as a percentage of revenue for the first quarter of 2024 was also due to an increase in net revenue during the same period.

Impairment of Right-of-Use Assets

There were no impairments of right-of-use assets during the first quarter of 2024. Impairment of right-of-use assets totaled $0.4 million during the first quarter 2023 and related to the write down of operating lease right-of-use assets no longer deemed to be recoverable.

Gain (Loss) on Disposal of Property and Equipment

We recorded a gain on disposal of certain property and equipment of less than $0.1 million during the first quarter of 2024. We recorded a loss on disposal of certain property and equipment of $0.1 million during the first quarter of 2023.

Other Expense, Net

Other expense, net increased $4.8 million, or 107.4%, to $9.2 million in the first quarter of 2024 compared to $4.5 million in the first quarter of 2023. The increase in other expense, net was primarily due to an increase in non-cash interest expense from an accrual of the exit fee related to our loan agreement. The increase is also attributable to higher average interest rates on higher average outstanding borrowings in the current year period compared to the prior year period.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2024 and 2023 each totaled less than $0.1 million and, in each case, related to income earned by our foreign subsidiaries after accounting for transfer pricing adjustments.

Liquidity and Capital Resources

As of March 31, 2024, we had cash, cash equivalents and restricted cash of $4.4 million, negative working capital of $96.4 million and an accumulated deficit of $563.0 million. Our primary sources of capital to date have been from sales of our equity securities, sales of our High Velocity Therapy systems and their associated disposables and amounts borrowed under credit facilities. Since inception, we have raised a total of $393.9 million in net proceeds from sales of our equity securities.

On February 10, 2023, we issued in a private placement an aggregate of 2,187,781 shares of common stock, and in the case of certain investors, in lieu of shares of common stock, pre-funded warrants to purchase an aggregate of 550,313 shares of common stock, and, in each case, accompanying warrants to purchase an aggregate of up to 2,738,094 shares of common stock at a purchase price of $8.40 per unit for aggregate gross proceeds to us of approximately $23.0 million, before deducting fees to the placement agent and other offering expenses of $2.1 million. The warrants and pre-funded warrants have exercise prices of $9.36 and $0.008 per share and expire in five years and 30 years, respectively. The net proceeds from the offering are being used primarily for sales and marketing, working capital, and other general corporate purposes.

Based on our recurring losses, current financial forecasts and our continuing noncompliance with the Liquidity Covenant, we believe our existing cash resources and borrowing capacity under our loan agreement, anticipated cash receipts from sales of our products and monetization of our existing inventory balances will not be sufficient to meet our anticipated cash requirements during the next 12 months, which raises substantial doubt about our ability to continue as a going concern. Given our continuing noncompliance with the Liquidity Covenant, our term loans under our loan agreement have become puttable at the sole discretion of our lender. As of the date this Quarterly Report on Form 10-Q is filed, our lender has not declared us in default on the Liquidity Covenant. To ensure adequate liquidity, we are in discussions with our lender about restructuring our debt and evaluating various external financing options, although no assurance can be provided that we will be successful in restructuring our debt or securing additional sources of funds to support our operations, or if such funds are available to us, that such additional financing will be sufficient to meet our needs or on terms acceptable to us. Any such transaction or restructuring could be dilutive to existing stockholders. In addition, on March 26, 2024 (the “Seventh Amendment Effective Date”), we entered into an amendment to our loan agreement while we evaluate our debt restructuring and financing options. This amendment provided for a $4.0 million term B facility and extends our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period from March 1, 2024 through April 30, 2024 with an additional extension to include interest accruing through May 31, 2024 at the sole discretion of our lender, see Note 7 “Debt” to our consolidated financial statements in this Quarterly Report on Form 10-Q. On the Seventh Amendment Effective Date, $2.0 million was funded to us. On April 26, 2024, an additional $1.0 million was funded to us under the Term B Loan Facility. We believe our relationship with our lender is good. Since these restructuring and financing options are not considered probable under current accounting standards, they are not considered in the evaluation of available resources. There is inherent uncertainty associated with fundraising activity and it is not in our complete control. If we are unable to restructure our debt and/or obtain additional financing we would be required to curtail operations significantly, including reducing our operating expenses which, in turn, would negatively impact our sales, or even cease operations. Any debt restructuring or additional financing that we raise may contain terms that are not favorable to us or our stockholders and could result in additional dilution. As a result, substantial doubt exists about our ability to continue as a going concern within one year after the date that this Quarterly Report on Form 10-Q is filed. See Note 1 “Description of Business” to our unaudited condensed consolidated financial statements in this Quarterly Report on Form 10-Q.

Cash Flows

The following table presents a summary of our cash flows for the periods indicated:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net cash provided by (used in):
Operating activities	$(6,557)	$(10,034)
Investing activities	(1,410)	(1,004)
Financing activities	1,671	20,943
Effect of exchange rate on cash, cash equivalents and restricted cash	(125)	70
Net (decrease) increase in cash, cash equivalents and restricted cash	$(6,421)	$9,975

Operating Activities

The net cash used in operating activities was $6.6 million in the first quarter of 2024 and consisted primarily of a net loss of $14.8 million and an increase in net operating assets of $2.9 million, partially offset by non-cash charges of $11.1 million. Non-cash charges for the first quarter of 2024 consisted primarily of non-cash interest expense, stock-based compensation expense, interest paid in-kind, depreciation and amortization expense.

The net cash used in operating activities was $10.0 million in the first quarter of 2023 and consisted primarily of a net loss of $18.1 million and an increase in net operating assets of $0.4 million, partially offset by non-cash charges of $8.5 million. Non-cash charges for the first quarter of 2023 consisted primarily of stock-based compensation expense, interest paid in-kind, depreciation and amortization expense, and impairment of right-of-use assets.

Investing Activities

Net cash used in investing activities for the first quarter of 2024 and 2023 consisted of purchases of property and equipment of $1.4 million and $1.0 million, respectively.

Financing Activities

Net cash provided by financing activities was $1.7 million in the first quarter of 2024 and consisted of net proceeds under our credit facility of $1.9 million, partially offset by payment of debt issuance costs of $0.2 million.

Net cash used in financing activities was $20.9 million in the first quarter of 2023 and consisted of net proceeds from the issuance of securities in the February 2023 private placement.

Credit Facilities

On February 18, 2022 (the “Effective Date”), we entered into the SLR Loan Agreement with SLR Investment Corp. (“SLR”) which provided for a term A loan facility of $100.0 million (the “Term A Loan Facility”). The Term A Loan Facility was funded to us on the Effective Date. In connection with this funding, we issued SLR warrants to purchase 13,421 shares of our common stock at an exercise price of $111.76 per share, which were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and expire in February 2032. The proceeds of the Term A Loan Facility were used to repay all indebtedness under our prior loan agreement with CIBC.

On November 22, 2022 (the “Third Amendment Effective Date”), we entered into an Amendment No. 3 to the SLR Loan Agreement (the “Third Amendment,” together with SLR Loan Agreement, as amended prior to the Third Amendment Effective Date, the “Third Amended SLR Loan Agreement”) with SLR. Pursuant to the Third Amendment:

●	our minimum net product revenue covenant was modified for 2023;

●	the minimum liquidity covenant was reduced to $5 million from $20 million; and

●

an option was added, at our sole discretion, to pay up to 8% of the interest under the Third Amended SLR Loan Agreement in-kind (rather than solely in cash as provided for prior to the Third Amendment Effective Date) during 2023 (the “PIK Interest”), subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to the lenders equal to 5% of the PIK Interest.

On February 10, 2023 (the “Fourth Amendment Effective Date”), we entered into an Amendment No. 4 to the SLR Loan Agreement (the “Fourth Amendment,” together with the Third Amended SLR Loan Agreement, the “Fourth Amended SLR Loan Agreement”) with SLR. The Fourth Amendment includes the option for us to pay up to 9% of the interest in-kind (rather than up to 8% as provided for prior to the Fourth Amendment Effective Date) during 2023.

Additionally, if we elect PIK Interest of 9%, the amount of warrants to be issued to SLR increases to be 5% times the amount of PIK Interest for the first 4% of the PIK Interest selected and 12.20% times on the next 5% of the amount of PIK Interest selected to provide for a weighted average of 9%, and our monthly interest expense increases by 1% for the month in which such PIK Interest is selected. The Fourth Amendment also provided for a reset of the exercise price of the warrants to be issued in connection with our election of PIK Interest, including existing PIK Warrants, equal to the lower of our closing stock price for (a) the 10-day trailing average closing price ending on the day before the interest payment date, (b) the day before the interest payment date, or (c) $9.36 per share.

On April 17, 2023, we entered into an Amendment No. 5 to the SLR Loan Agreement (the “Fifth Amendment,” together with the Fourth Amended SLR Loan Agreement, the “Fifth Amended SLR Loan Agreement”) with SLR to exclude our Singapore subsidiary operating account from the requirement of a control agreement in favor of SLR, provided the account balance is the lower of (i) $250,000 or (ii) the amount required to fund expenditures therefrom within the next ten business days. The Fifth Amendment also contains other customary provisions, such as expense reimbursement.

On February 21, 2024, we entered into an Amendment No. 6 to the SLR Loan Agreement (the “Sixth Amendment,” together with the Fifth Amended SLR Loan Agreement, the “Sixth Amended SLR Loan Agreement”) with SLR to extend our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period January 1, 2024 through February 29, 2024, subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal 9% of the PIK Interest.

On March 26, 2024 (the “Seventh Amendment Effective Date”), we entered into an Amendment No. 7 to the SLR Loan Agreement (the “Seventh Amendment,” together with the Sixth Amended SLR Loan Agreement, the “Seventh Amended SLR Loan Agreement”) with SLR. The Seventh Amendment established a term B loan facility of $4.0 million (the “Term B Loan Facility”). Borrowings under the Term B Loan Facility are available from the Seventh Amendment Effective Date until July 26, 2024 (the “Term B Maturity Date”) and shall be conditioned on approval by the lenders’ investment committee in its sole discretion. On the Seventh Amendment Effective Date, $2.0 million was funded to us. On April 26, 2024, an additional $1.0 million was funded to us under the Term B Loan Facility. The Term B Loan Facility provides for interest-only payments and aggregate principal outstanding shall be due and payable on the Term B Maturity Date. We will be required to make a payment of 0.2% of the aggregate principal amount of the Term B Loan Facility funded (the “Term B Facility Exit Fee”), which is payable on the earliest to occur of (i) the Term B Maturity Date, (ii) the acceleration of the Seventh Amended SLR Loan Agreement prior to the Term B Maturity Date, and (iii) the prepayment date of the Seventh Amended SLR Loan Agreement prior to the Term B Maturity Date. The Term B Facility Exit Fee of less than $0.1 million is considered fully earned by SLR as of the Seventh Amendment Effective Date and has been fully accrued as of March 31, 2024 due to the Company’s continuing noncompliance with the Liquidity Covenant. In addition, the Seventh Amendment extended our option to pay up to 9% of interest in-kind (rather than solely in cash) for interest accruing for the period from March 1, 2024 through April 30, 2024 with an additional extension to include interest accruing through May 31, 2024 at the sole discretion of SLR. The PIK Interest extension is subject to payment of a fee equal to 10% of the PIK Interest, and the issuance of additional warrants to equal to 9% of the PIK Interest.

Pursuant to the Seventh Amended SLR Loan Agreement, advances under the Term A Loan Facility bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the 1-month Chicago Mercantile Exchange (“CME”) Term Secured Overnight Financing Rate (“SOFR”) plus 0.10%, plus (b) (i) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. Advances under the Term B Loan Facility bear interest at a floating rate per annum equal to the sum of (a) 0.10%, plus (b) 8.30% plus (c) the 1-month CME Term SOFR plus 0.10%. At March 31, 2024, the interest rate under the Term A Loan Facility and Term B Loan Facility was 14.72% and 13.82%, respectively. We paid interest in-kind on the Term A Loan Facility totaling $2.5 million and $2.1 million during the three months ended March 31, 2024 and 2023, respectively. The outstanding balance under the Term A Loan Facility and Term B Loan Facility was $111.8 million and $2.0 million, respectively, at March 31, 2024. The Term A Loan Facility provides for interest-only payments for the first 48 months following the Effective Date. Thereafter, principal payments on the Term A Loan Facility are due monthly in 12 equal installments; provided that we have the option to extend the interest-only period for an additional 12 months upon achievement of a certain minimum revenue level as more fully described in the Seventh Amended SLR Loan Agreement. The Term A Facility will mature on February 1, 2027 (the “Term A Maturity Date”). The Seventh Amended SLR Loan Agreement may be prepaid in full, subject to a prepayment charge of 1.0%, if such prepayment occurs after February 18, 2024 but on or prior to the Term A Maturity Date (the “Prepayment Penalty”). In addition to the payment of principal and accrued interest, we will be required to make a payment of 7.45% of the aggregate principal amount of the Term A Loan Facility funded (the “Term A Facility Exit Fee”), which is payable on the earliest to occur of (i) the Term A Maturity Date, (ii) the acceleration of the Seventh Amended SLR Loan Agreement prior to the Term A Maturity Date, and (iii) the prepayment date of the Seventh Amended SLR Loan Agreement prior to the Term A Maturity Date. The Term A Facility Exit Fee of $7.5 million is considered fully earned by SLR as of the Effective Date and has been fully accrued as of March 31, 2024 due to our continuing noncompliance with the Liquidity Covenant. In connection with the Seventh Amended SLR Loan Agreement, we have incurred direct financing costs related to fees and non-cash consideration paid to SLR and fees paid to third parties of $2.2 million and $1.6 million, respectively, as of March 31, 2024. The Seventh Amended SLR Loan Agreement is secured by a lien on substantially all of the assets, including our intellectual property.

The Seventh Amended SLR Loan Agreement contains customary covenants and representations, including, without limitation, a minimum revenue covenant equal to a percentage of each month’s forecasted net product revenue as defined in the Seventh Amended SLR Loan Agreement (tested on a trailing six month basis at the end of each fiscal month, commencing with the six month period ending on August 31, 2022), the Liquidity Covenant, and other financial covenants, reporting obligations, and limitations on dispositions, changes in business or ownership, mergers or acquisitions, indebtedness, encumbrances, distributions and investments, transactions with affiliates and capital expenditures. As of March 31, 2024, we were not in compliance with the Liquidity Covenant as our unrestricted cash balance was less than $5.0 million. As the Seventh Amended SLR Loan Agreement is considered callable at the sole discretion of SLR, the outstanding principal is presented as a current liability on the condensed consolidated balance sheet at March 31, 2024 on this Quarterly Report on Form 10-Q. In addition, the Term A Facility Exit Fee and Term B Facility Exit Fee have been fully accrued as of March 31, 2024 as a component of accrued expenses and other current liabilities. We were in compliance with all other financial covenants under the Seventh Amended SLR Loan Agreement at March 31, 2024.

The events of default under the Seventh Amended SLR Loan Agreement include, without limitation, and subject to customary grace periods, (1) our failure to make any payments of principal or interest under the Seventh Amended SLR Loan Agreement or any other loan documents, (2) our breach or default in the performance of any covenant under the Seventh Amended SLR Loan Agreement, (3) the occurrence of a material adverse effect or an event that is reasonably likely to result in a material adverse effect, (4) the existence of an attachment or levy on a material portion of our funds or of our subsidiaries, (5) our insolvency or bankruptcy, or (6) the occurrence of certain material defaults with respect to any other of our indebtedness in excess of $500,000. If an event of default occurs, SLR is entitled to take enforcement action, including an incremental 5% interest rate increase or acceleration of amounts due under the Seventh Amended SLR Loan Agreement (the “Mandatory Prepayment Option”). We determined the Mandatory Prepayment Option to be an embedded derivative that is required to be bifurcated from the Seventh Amended SLR Loan Agreement. We determined the probability of SLR exercising the Mandatory Prepayment Option due to our continuing noncompliance with the Liquidity Covenant to be remote and deemed its fair value to be immaterial as of March 31, 2024. We re-evaluate the fair value of the Mandatory Prepayment Option at the end of each reporting period.

The Seventh Amended SLR Loan Agreement also contains other customary provisions, such as expense reimbursement and confidentiality. SLR has indemnification rights and the right to assign the Seventh Amended SLR Loan Agreement, subject to customary restrictions.

Critical Accounting Policies and Practices

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes included elsewhere in this Quarterly Report on Form 10-Q. Management believes that such estimates have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the condensed consolidated financial statements. Actual results could differ from these estimates.

Critical accounting policies are defined as those that are reflective of significant judgements and uncertainties, the most important and pervasive accounting policies used and areas most sensitive to material changes from external factors. We determined there were no critical accounting estimates included in our consolidated financial statements that involve a significant level of uncertainty as of December 31, 2023 or March 31, 2024.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 2 to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Our exposure to interest rate risk arises primarily from variable interest rates applicable to borrowings under our Seventh Amended SLR Loan Agreement and interest rates associated with our invested cash balances. Borrowings under our Seventh Amended SLR Loan Agreement bear interest at a floating rate per annum equal to (a) the greater of (i) 1.00% or (ii) the one month Secured Overnight Financing Rate (the “SOFR Rate”), plus (b) (i) 8.30% under a PIK Interest option of 4% or 0%, or (ii) 9.30% under a PIK Interest option of 9%. At March 31, 2024, the interest rate was 14.72%. As of March 31, 2024, borrowings under our Fifth Amended SLR Loan Agreement totaled $113.8 million. Based on our outstanding borrowings and the SOFR Rate, a 100 basis point increase in the annual interest rate on our outstanding borrowings would have a $1.1 million impact on our interest expense on an annual basis.

On March 31, 2024, we had cash invested in money market deposits of less than a $0.1 million. We believe that a 10 basis point change in interest rates is reasonably possible in the near term. Certain of our cash and cash equivalents balances are exposed to credit loss for the amounts that exceed FDIC insured limits. We place our cash and cash equivalents in what we believe to be credit-worthy financial institutions. Based on our current level of cash investments, an increase or decrease of 10 basis points in interest rates would have less than a $0.1 million impact to our interest income on an annual basis.

Foreign Currency Risk

For our non-U.S. subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange as of the balance sheet date. In addition, we engage in other foreign operations that transact in currencies other than the U.S. dollar. Our principal exchange rate risk is between the U.S. dollar, the British pound sterling and the Mexican peso, and to a lesser extent, the euro, and the Singapore dollar. Adjustments resulting from the translation of the financial statements of our non-U.S. subsidiaries’ foreign operations into U.S. dollars are excluded from the determination of net loss and are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit. Income and expense items are translated at the average foreign currency exchange rates for the period. Transaction gains and losses resulting from currency fluctuations related to our other foreign operations are included in the determination of our net loss. As a result, our financial condition and operating results are affected by fluctuations in the value of the U.S. dollar as compared to the British pound sterling and the Mexican peso, and to a lesser extent, the euro, and the Singapore dollar. Revenue denominated in currencies other than the U.S. dollar represented approximately 7.3% and 7.8% of consolidated net revenue for the quarters ended March 31, 2024 and 2023, respectively. Total assets denominated in currencies other than the U.S. dollar represented approximately 7.5% and 8.3% of our total assets at March 31, 2024 and December 31, 2023, respectively. There were no material assets denominated in the Mexican peso at March 31, 2024 or December 31, 2023. Given the immateriality of net revenues and assets denominated in currencies other than the U.S. dollar, a 10% fluctuation in exchange rates would have an immaterial impact to our consolidated net revenues and consolidated total assets. We do not use foreign exchange contracts or derivatives to hedge any foreign currency exposures.

Inflation Risk

Many of the commodities used in the production and transportation of our products are purchased in the open market. The prices we pay for such items are subject to fluctuation, and we manage this risk through the use of purchase orders and pricing agreements. During the quarter ended March 31, 2024, we continued to experience inflationary pressures on transportation and commodities costs, which we expect to continue during 2024. A number of external factors, including adverse weather conditions, supply chain disruptions (including raw material shortages) and labor shortages, have impacted and may continue to impact transportation and commodities costs. When prices increase, we may or may not pass on such increases to our customers without suffering reduced volume, revenue, margins and operating results.

Concentration of Credit Risk

Financial instruments that potentially expose us to concentration of credit risk consist primarily of cash, cash equivalents and restricted cash. We maintain our cash balances primarily with Canadian Imperial Bank of Commerce Innovation Banking and Bank of America, N.A. These balances generally exceed FDIC limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk in cash, cash equivalents and restricted cash.

ITEM 4. CONTROLS AND PROCEDURES

(a)	Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2024. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of March 31, 2024, our Chief Executive Officer and Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

(b)	Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the period covered by this Quarterly Report on Form 10-Q that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, the Company may become involved in various legal proceedings, including those that may arise in the ordinary course of business. The Company believes there is currently no litigation pending that could have, individually, or in the aggregate, a material adverse effect on the results of its operations or financial condition.

ITEM 1A. RISK FACTORS

In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the factors discussed in “Risk Factors” in our 2023 Form 10-K which could materially affect our business, financial condition or future results. There have been no material changes from the risk factors previously disclosed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 22, 2024.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

During the first quarter of 2024, the Company issued SLR Investment Corp. (“SLR”) warrants to purchase an aggregate of 79,146 shares of common stock in connection with the PIK Interest option under the Company’s Loan and Security Agreement, as amended, with SLR (collectively, the “PIK Warrants”). The PIK Warrants have an exercise price of $0.96 per share, were fully vested upon issuance, are exercisable at the option of the holder, in whole or in part, and have an expiration date of January 2, 2034. The offer and sale of the PIK Warrants was made by the Company in reliance on an exemption from the registration requirements provided under Section 4(a)(2) of the Securities Act of 1933, as amended, and in connection therewith, relied upon representations made by SLR.

ITEM 5. OTHER INFORMATION

Rule 10b5-1 Plan and Non-Rule 10b5-1 Trading Arrangement Adoptions, Terminations, and Modifications

During the three months ended March 31, 2024, none of our directors or “officers” (as defined in Rule 16a-1(f) under the Exchange Act) adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408 of SEC Regulation S-K.

ITEM 6. EXHIBITS

The following exhibits are either being filed or furnished with this Quarterly Report on Form 8-K or incorporated herein by reference:

Exhibit Number	Description

4.1	Form of Warrant to Purchase Common Stock of Vapotherm, Inc. Issued to SLR Investment Corp. as Payment in Kind Interest under Loan and Security Agreement (filed herewith)

10.1

Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 27, 2024 (File No. 001-38740) and incorporated herein by reference

10.2

Amendment No. 7 to Loan and Security Agreement, dated as of March 26, 2024, among Vapotherm, Inc., SLR Investment Corp., as Collateral Agent, and the Lenders Party Thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 1, 2024 (File No. 001-38740) and incorporated herein by reference

31.1	Certification of Chief Executive Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)

31.2	Certification of Chief Financial Officer pursuant to Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith)

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith)

101.INS	Inline XBRL Instance Document (the instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema Document with Embedded Linkbase Documents (filed herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VAPOTHERM, INC.

May 9, 2024	By:	/s/ Joseph Army
Joseph Army
President and Chief Executive Officer

May 9, 2024	By:	/s/ John Landry
John Landry
Senior Vice President and Chief Financial Officer

Preliminary Copy – Subject to Completion – July 30, 2024

VAPOTHERM®

P.O. BOX 8016, CARY, NC 27512-9903

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Vapotherm, Inc.

Special Meeting of Stockholders

For Stockholders as of ________

____________, _____PM, Eastern Time

Internet:

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This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Joseph Army, John Landry, and James Lightman, or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them (collectively, the "Named Proxies"), to vote all the shares of common stock of Vapotherm, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters, if any, as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters, if any, as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSAL IN ITEM 1, 2, AND 3. THE PROXY WILL VOTE IN HIS DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

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VAPOTHERM® Vapotherm, Inc. Special Meeting of Stockholders

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